Form 10KSB40, Exhibit 13
period 1995-12-31
1ST COMMUNITY BANCORP INC
filed 1996-03-29
CIK 803164

EXHIBIT 13


                        1st Community Bancorp, Inc.
                            1995 Annual Report



                             Table of Contents

               Shareholders Letter                                 1-2
               Financial Highlights                                  3
               Financial Statements                                4-7
               Notes                                              8-15
               Auditors' Report                                     16
               Management's Discussion
               and Analysis                                      17-24
               Corporate and Shareholder
               Information                                          25
               Directors and Officers                               26

































                          Letter to Shareholders
                        1st Community Bancorp, Inc.



DEAR SHAREHOLDERS, CLIENTS AND STAFF:

The year of 1995 proved to be a milestone for your company in many respects. Let's review the numbers together:

-    NET INCOME REACHED AN ALL TIME HIGH OF $1,464,000, AN 18% INCREASE OVER
     1994.

-    EARNINGS PER SHARE WAS $3.10 FOR 1995, WHICH WAS $.55 OR 22% GREATER
     THAN 1994.

- RETURN ON AVERAGE SHAREHOLDERS' EQUITY IMPROVED IN 1995 TO 11.09% FROM 9.62% IN 1994.

- REGULAR CASH DIVIDENDS PLUS A SPECIAL CASH DIVIDEND TOTALING $1.18 PER SHARE WERE PAID IN 1995 COMPARED TO $.96 PER SHARE IN 1994.

-    A STOCK DIVIDEND OF 20% WAS PAID IN DECEMBER 1995.




























          1995 was a great year fueled by a healthy economy providing strong loan growth and low loan losses. The loan portfolio is the mainstay of the Bank's revenue stream and like any stream attention is needed to ensure a continuous flow and good quality. 1995 saw a 14% growth in the loan portfolio with 1996 showing signs of being just as promising. The Bank's primary strategy has been to generate more loans than deposits. Our goals for 1996 call for a continuation of this strategy. As a result, the challenge for your Bank will be to generate enough funding sources to satisfy the loan needs of our market area.

          The formula for continued improvement in shareholder value appears to be relatively simple and attainable. Anticipated continued growth of the Bank by serving more clients and offering existing clients a broader array of services will create more income for the Bank. As long as we keep our expense growth in check, our net income and thus the return to our shareholders will continue to meet your expectations.

          During 1995 we concentrated on improving short-term earnings and positioning ourselves for future expansion. Our mission statement was simplified to emphasize our objective towards meeting client expectations. Rather than to define service by looking into a mirror which portrays or reflects our own bias, it is our mission to define service according to the client's actual situation. The process is now in place to continuously challenge the status quo of everything we do, striving to improve quality servicing of our clients. We will not tolerate mediocrity.

          Our goal for 1996 and forward is to be the very best provider of financial services to our market based on our entire relationship with each client individually. To accomplish that desire, it is imperative that we be the solution to as many financial needs as possible for our clients. As part of that total financial package, insurance products are now offered thanks to the professional services available through the Bradford Insurance Centre, which is now a subsidiary of the Bank. We are pleased to be associated with such a fine organization.

          Our organization is changing and evolving to become better positioned for the future. We provide a comprehensive package of products that are competitively priced and service that provides solutions to the many financial needs of our clients. We recognize the need to be driven by the client, not us. We believe the future of this business will be won by those organizations that truly understand this concept.









THANK YOU FOR YOUR CONTINUED SUPPORT AND ALLOWING US TO BE YOUR FIRST CHOICE IN FINANCIAL SERVICES.

Sincerely,

                                        [MAXFIELD PICTURE]
/s/ Jae M. Maxfield
Jae M. Maxfield
PRESIDENT AND CHIEF EXECUTIVE OFFICER




/s/ L. Edmond Eary, Jr., M.D.
L. Edmond Eary, Jr., M.D.               [EARY PICTURE]
CHAIRMAN



































                       -4-
[Front Cover -- PICTURE OF SQUARE PEG AND ROUND HOLE]






RATHER THAN COMPELLING CLIENTS TO FIT OUR REQUIREMENTS . . .












































[Inside two pages -- PICTURE OF SQUARE PEG, ROUND HOLE HAS BEEN
CHANGED TO A SQUARE HOLE]



WE DO WHATEVER IT TAKES TO ENSURE WE FIT THEIRS.



AT OUR FINANCIAL COMPANY, WE GO BEYOND THE TRADITIONAL BANKING
NORMS.  TO EARN YOUR BUSINESS, WE HAVE RESOLVED OURSELVES TO:

-   BE DRIVEN BY YOUR NEEDS, NOT OURS.

-   DEVELOP FINANCIAL SOLUTIONS THAT ANSWER YOUR SPECIFIC NEEDS.

-   CHALLENGE OUR OWN ESTABLISHED PROCEDURES.

-   CONTINUOUSLY ADD NEW FINANCIAL SERVICES.


OUR JOB IS TO TAKE CARE OF EACH CLIENT'S COMPREHENSIVE FINANCIAL
RELATIONSHIP.


WE MEET YOUR EXPECTATIONS!


























[Back cover -- SPARTA STATE BANK LOGO]

MEMBER F.D.I.C.

SPARTA STATE BANK
MAIN OFFICE 616-887-7366
APPLETREE OFFICE 616-887-8807













































                                                    Financial Highlights
                                                 1st Community Bancorp, Inc.

                                                          1995           1994            1993            1992          1991
FOR THE YEAR (IN THOUSANDS)
       Net interest income . . . . . . . . . .          $   4,931      $   4,468      $   4,264      $    4,495      $    4,091
       Provision for loan losses . . . . . . .                164            126            121             420             413
       Other income. . . . . . . . . . . . . .                656            597            710             708             509
       Other expenses. . . . . . . . . . . . .              3,448          3,340          3,225           3,099           2,914
       Income before income taxes and
          cumulative effect of changes in
          accounting principles. . . . . . . .              1,975          1,599          1,628           1,684           1,273
       Income tax expense. . . . . . . . . . .                511            356            372             389             243
       Income before cumulative effect of
          changes in accounting principles . .              1,464          1,243          1,256           1,295           1,030
       Cumulative effect of changes in
          accounting principles. . . . . . . .                 --             --             --              28              --
       Net income. . . . . . . . . . . . . . .              1,464          1,243          1,256           1,267           1,030
       Cash dividends declared . . . . . . . .                551            469            429             409             357

PER SHARE <F1>
       Income before cumulative effect of
          changes in accounting principles . .          $    3.10      $    2.55      $    2.58      $     2.66      $     2.12
       Cumulative effect of changes in
          accounting principles. . . . . . . .                 --             --             --             .06              --
       Earnings/Net income . . . . . . . . . .               3.10           2.55           2.58            2.60            2.12
       Cash dividends. . . . . . . . . . . . .               1.18            .96            .88             .84             .73
       Shareholders' equity. . . . . . . . . .              29.66          26.44          26.60           24.30           22.54

AVERAGE FOR THE YEAR (IN THOUSANDS)
       Securities. . . . . . . . . . . . . . .          $  27,609      $  31,122      $  31,079      $   32,406      $   30,125
       Gross loans . . . . . . . . . . . . . .             74,223         68,077         64,705          60,396          55,633
       Deposits. . . . . . . . . . . . . . . .             91,446         90,772         89,448          86,045          81,117
       Shareholders' equity. . . . . . . . . .             13,200         12,922         12,325          11,506          10,681
       Assets. . . . . . . . . . . . . . . . .            107,552        105,445        103,155          99,492          93,666

AT YEAR END (IN THOUSANDS)
       Securities. . . . . . . . . . . . . . .          $  23,187      $  30,410      $  32,315      $   30,058      $   32,084
       Gross loans . . . . . . . . . . . . . .             79,082         69,410         66,844          64,784          57,557
       Deposits. . . . . . . . . . . . . . . .             92,902         91,236         88,630          87,107          83,952
       Shareholders' equity. . . . . . . . . .             13,784         12,876         12,954          11,834          10,976
       Assets. . . . . . . . . . . . . . . . .            109,916        106,137        104,542         101,372          96,787







RATIOS
       Return on average assets. . . . . . . .               1.36%          1.18%          1.22%           1.27%           1.10%
       Return on average shareholders' equity.              11.09           9.62          10.19           11.01            9.64
       Dividend payout
          Cash (based on net income) . . . . .              37.64          37.73          34.16           32.28           34.66
          Stock (based on shares outstanding).              20.00          25.00           None           20.00            None
       Shareholders' equity to assets (at
          year end). . . . . . . . . . . . . .              12.54          12.13          12.39           11.67           11.34

<F1>    Per share amounts are retroactively adjusted for the effect of stock splits, stock dividends and stock repurchases.

[BOOK VALUE PER SHARE AT YEAR END CHART]
[RETURN ON AVERAGE SHAREHOLDERS' EQUITY CHART]
[RETURN ON AVERAGE ASSETS CHART]
[NET INCOME CHART]
































                                                   Consolidated Balance Sheets
                                                   1st Community Bancorp, Inc.

                                                                                                           December 31,
                                                                                           1995             1994
ASSETS
       Cash and due from banks (Note 4). . . . . . . . . . . . . . . . . . . . . .     $  4,806,000       $  2,948,000

       Securities available for sale (Note 5). . . . . . . . . . . . . . . . . . .       22,602,000         21,657,000
       Securities held to maturity (fair value of $7,949,000 in 1994)(Note 5). . .               --          8,168,000
       Other securities (Note 5) . . . . . . . . . . . . . . . . . . . . . . . . .          585,000            585,000

       Loans (Note 6). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       79,082,000         69,410,000
       Allowance for loan losses (Note 7). . . . . . . . . . . . . . . . . . . . .       (1,121,000)        (1,039,000)
            Net loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       77,961,000         68,371,000

       Premises and equipment - net (Note 8) . . . . . . . . . . . . . . . . . . .        2,513,000          2,510,000
       Accrued interest receivable . . . . . . . . . . . . . . . . . . . . . . . .          773,000            851,000
       Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          676,000          1,047,000
            Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $109,916,000       $106,137,000

LIABILITIES
       Deposits
          Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 10,483,000       $ 10,966,000
          Interest-bearing transaction accounts. . . . . . . . . . . . . . . . . .       25,167,000         28,287,000
          Savings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9,369,000         10,838,000
          Time (Note 9). . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       47,883,000         41,145,000
            Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .       92,902,000         91,236,000

       Federal funds purchased (Note 10) . . . . . . . . . . . . . . . . . . . . .        1,000,000          1,000,000
       Accrued interest payable. . . . . . . . . . . . . . . . . . . . . . . . . .          339,000            291,000
       Federal Home Loan Bank advance (Note 11). . . . . . . . . . . . . . . . . .        1,000,000                 --
       Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          891,000            734,000
            Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .       96,132,000         93,261,000

COMMITMENTS AND CONTINGENCIES (NOTE 13)

SHAREHOLDERS' EQUITY
       Common stock, $10 par value; shares authorized: 500,000;
          shares outstanding: 464,803 in 1995
          and 405,760 in 1994. . . . . . . . . . . . . . . . . . . . . . . . . . .        4,648,000          4,058,000
       Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,481,000          4,111,000
       Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5,404,000          5,266,000






       Net unrealized appreciation/(depreciation) on securities available for sale, net of $130,000 of deferred tax liability in 1995 and $288,000 of
             deferred tax benefit in 1994. . . . . . . . . . . . . . . . . . . . .          251,000           (559,000)
            Total shareholders' equity . . . . . . . . . . . . . . . . . . . . . .       13,784,000         12,876,000
            Total liabilities and shareholders' equity . . . . . . . . . . . . . .     $109,916,000       $106,137,000

See accompanying notes to the consolidated financial statements.











































                                      Consolidated Statements of Income
                                         1st Community Bancorp, Inc.

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                          1995            1994              1993
INTEREST INCOME
       Loans, including fees . . . . . . . . .       $  7,099,000     $  5,759,000     $  5,641,000
       Securities
          Taxable. . . . . . . . . . . . . . .          1,181,000        1,300,000        1,466,000
          Nontaxable . . . . . . . . . . . . .            511,000          567,000          555,000
       Other . . . . . . . . . . . . . . . . .              8,000           29,000           50,000
            Total interest income. . . . . . .          8,799,000        7,655,000        7,712,000

INTEREST EXPENSE
       Deposits. . . . . . . . . . . . . . . .          3,760,000        3,154,000        3,430,000
       Other . . . . . . . . . . . . . . . . .            108,000           33,000           18,000
            Total interest expense . . . . . .          3,868,000        3,187,000        3,448,000

NET INTEREST INCOME. . . . . . . . . . . . . .          4,931,000        4,468,000        4,264,000
PROVISION FOR LOAN LOSSES (NOTE 7) . . . . . .            164,000          126,000          121,000
NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES . . . . . . . . . . . .          4,767,000        4,342,000        4,143,000

OTHER INCOME
       Service charges on deposit accounts . .            314,000          266,000          263,000
       Other service charges and fees. . . . .            106,000          106,000           78,000
       Net security gains. . . . . . . . . . .                 --            3,000           56,000
       Mortgage loan sales and servicing . . .             93,000          100,000          204,000
       Other income. . . . . . . . . . . . . .            143,000          122,000          109,000
            Total other income . . . . . . . .            656,000          597,000          710,000

OTHER EXPENSES
       Salaries and wages (Note 12). . . . . .          1,462,000        1,327,000        1,310,000
       Pension and other employee
            benefits (Note 12) . . . . . . . .            278,000          265,000          249,000
       Occupancy expense . . . . . . . . . . .            200,000          193,000          215,000
       Furniture and equipment expense . . . .            275,000          267,000          256,000
       Other expenses (Note 14). . . . . . . .          1,233,000        1,288,000        1,195,000
            Total other expenses . . . . . . .          3,448,000        3,340,000        3,225,000

INCOME BEFORE INCOME TAX . . . . . . . . . . .          1,975,000        1,599,000        1,628,000
INCOME TAX EXPENSE (NOTE 15) . . . . . . . . .            511,000          356,000          372,000

NET INCOME . . . . . . . . . . . . . . . . . .       $  1,464,000     $  1,243,000     $  1,256,000

EARNINGS PER SHARE (NOTE 2). . . . . . . . . .       $       3.10     $       2.55     $       2.58

See accompanying notes to the consolidated financial statements.

                       -9-
                                 Consolidated Statement of Shareholders' Equity
                                          1st Community Bancorp, Inc.

                                                                             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                                                                                       NET UNREALIZED
                                                                                                        APPRECIATION/
                                                                                                     (DEPRECIATION) ON
                                                     COMMON                           RETAINED     SECURITIES AVAILABLE
                                                     STOCK           SURPLUS          EARNINGS           FOR SALE          TOTAL
Balances at January 1, 1993 . . . . . . . . .    $  3,246,000     $  4,111,000     $   4,477,000     $         --   $  11,834,000

    Net income for the year . . . . . . . . .              --               --         1,256,000               --       1,256,000
    Net unrealized appreciation on securities
      available for sale, net of tax of
      $150,000  . . . . . . . . . . . . . . .              --               --                --          293,000         293,000
    Cash dividends ($.88 per share) . . . . .              --               --          (429,000)              --        (429,000)

Balances at December 31, 1993 . . . . . . . .       3,246,000        4,111,000         5,304,000          293,000      12,954,000

    Net income for the year . . . . . . . . .              --               --         1,243,000               --       1,243,000

    Change in net unrealized appreciation/
      (depreciation) on securities available
      for sale, net of tax of $438,000. . . .              --               --                --         (852,000)       (852,000)

    5 for 4 stock split . . . . . . . . . . .         812,000               --          (812,000)              --              --

    Cash dividends ($.96 per share) . . . . .              --               --          (469,000)              --        (469,000)

Balances at December 31, 1994 . . . . . . . .       4,058,000        4,111,000         5,266,000         (559,000)     12,876,000

    Net income for the year . . . . . . . . .              --               --         1,464,000               --       1,464,000

    Repurchase of 18,324 shares of stock  . .        (183,000)        (627,000)               --               --        (810,000)

    Change in net unrealized appreciation/
      (depreciation) on securities available
      for sale, net of tax of $418,000. . . .              --               --                --          810,000         810,000

    6 for 5 stock split . . . . . . . . . . .         773,000           (3,000)         (775,000)              --          (5,000)

    Cash dividends ($1.18 per share). . . . .              --               --          (551,000)              --        (551,000)

BALANCES AT DECEMBER 31, 1995 . . . . . . . .    $  4,648,000     $  3,481,000     $   5,404,000     $    251,000    $ 13,784,000

See accompanying notes to the consolidated financial statements.


                                       Consolidated Statements of Cash Flows
                                              1st Community Bancorp, Inc.

                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                    1995            1994           1993
Cash flows from operating activities
       Net income. . . . . . . . . . . . . . . . .             $  1,464,000    $  1,243,000    $  1,256,000
       Adjustments to reconcile net income
          to net cash from operating
          activities
          Net gain on sale of securities . . . . .                       --          (3,000)        (56,000)
          Net amortization on securities . . . . .                  144,000         175,000         171,000
          Net gain on sale of loans. . . . . . . .                  (31,000)        (25,000)       (126,000)
          Loans originated for sale. . . . . . . .               (2,416,000)     (1,878,000)    (11,329,000)
          Proceeds from loan sales . . . . . . . .                2,195,000       2,265,000      10,724,000
          Provision for loan losses. . . . . . . .                  164,000         126,000         121,000
          Depreciation . . . . . . . . . . . . . .                  233,000         230,000         228,000
          Loss on abandonment of premises
             and equipment . . . . . . . . . . . .                       --          13,000              --
          Deferred income tax benefit. . . . . . .                  (42,000)        (20,000)        (49,000)
          Changes in:
            Interest receivable. . . . . . . . . .                   78,000           8,000         207,000
            Other assets . . . . . . . . . . . . .                   (5,000)        148,000        (141,000)
            Interest payable . . . . . . . . . . .                   48,000           6,000         (35,000)
            Other liabilities. . . . . . . . . . .                  157,000          61,000        (138,000)
            Net cash from operating activities . .                1,989,000       2,349,000         833,000

Cash flows from investing activities
       Securities available for sale:
          Proceeds from sales of securities. . . .                2,179,000       2,745,000       2,251,000
          Proceeds from maturities of securities .                4,894,000       6,182,000              --
          Purchase of securities . . . . . . . . .                 (595,000)     (7,674,000)             --
       Securities held to maturity:
          Proceeds from maturities of securities .                2,179,000       1,380,000      11,046,000
          Purchase of securities . . . . . . . . .                 (350,000)     (2,191,000)    (15,226,000)
       Net customer loan activity. . . . . . . . .              (10,892,000)     (3,811,000)     (1,380,000)
       Loans sold. . . . . . . . . . . . . . . . .                1,500,000         858,000              --
       Loans purchased . . . . . . . . . . . . . .                 (110,000)        (62,000)             --
       Net expenditures for premises and equipment                 (236,000)        (36,000)       (222,000)
            Net cash from investing activities . .               (1,431,000)     (2,609,000)     (3,531,000)

Cash flows from financing activities
       Net increase in deposits. . . . . . . . . .                1,666,000       2,606,000       1,523,000
       (Decrease)/increase in federal
            funds purchased. . . . . . . . . . . .                       --      (1,000,000)        700,000
       Increase in Federal Home Loan Bank advances                1,000,000              --              --
       Repurchase of 1st Community Bancorp, Inc.
          common stock . . . . . . . . . . . . . .                 (815,000)             --              --

                                      -11-
       Cash dividends paid . . . . . . . . . . . .                 (551,000)       (469,000)       (429,000)
            Net cash from financing activities . .                1,300,000       1,137,000       1,794,000

Net change in cash and cash equivalents. . . . . .                1,858,000         877,000        (904,000)
Cash and cash equivalents at beginning of year . .                2,948,000       2,071,000       2,975,000

Cash and cash equivalents at end of year . . . . .             $  4,806,000    $  2,948,000    $  2,071,000

Supplemental disclosure of cash flow information
       Cash paid during the year for:
          Interest . . . . . . . . . . . . . . . .             $  3,820,000    $  3,181,000    $  3,483,000
          Income taxes . . . . . . . . . . . . . .             $    515,000    $    380,000    $    580,000

       Reclassification of securities from held to maturity to available for sale upon implementation of SFAS No. 115 amounted to $24,921,000 as of December 31, 1993. During 1995, $1,795,000 of securities were transferred from available for sale to held to maturity and, subsequently, securities with a carrying value of $8,124,000 and a fair value of $8,354,000 (Note
       5) were transferred from held to maturity to available for sale.

See accompanying notes to the consolidated financial statements.





























                      -12-
              Notes to Consolidated Financial Statements
                     1st Community Bancorp, Inc.



NOTE 1 - NATURE OF OPERATIONS
1st Community Bancorp, Inc. is a one bank holding company located in Sparta, Michigan. Sparta State Bank (the "Bank") is its wholly-owned subsidiary. The Bank is a full service community bank that offers commercial and consumer loans as well as both traditional deposit and alternative investment products to both commercial and consumer clients in portions of Kent, Muskegon, Newaygo and Ottawa Counties of Michigan. Effective January 1, 1996, Bradford Insurance Centre, Ltd. ("Bradford Insurance") became a wholly-owned subsidiary of the Bank. This affiliation will enable the Bank to offer insurance products in addition to its loan and deposit offerings.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of 1st Community Bancorp, Inc. and its wholly-owned subsidiary, Sparta State Bank (together referred to as "1st Community"). The Bank operates primarily in the banking industry, which accounts for substantially all of 1st Community's assets, revenues and operating income.

The accounting and reporting policies of 1st Community Bancorp, Inc. and Sparta State Bank conform with generally accepted accounting principles and prevailing practices within the banking industry. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires 1st Community's management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, fair values of financial instruments, the accumulated postretirement benefit obligation, the projected benefit obligation associated with the defined benefit plan, the carrying value of impaired loans, deferred tax assets, and securities, and the carrying value of other real estate. Estimates associated with the allowance for loan losses, fair values of certain financial instruments, the postretirement health care plan and the projected benefit obligation associated with the pension plan are particularly susceptible to change in the near term.

                      -13-
SECURITIES
At December 31, 1993, 1st Community implemented Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires classification of securities into three categories: trading, available for sale and held to maturity. 1st Community does not operate a trading portfolio and therefore does not use this classification. Securities available for sale are those securities which 1st Community may decide to sell prior to their maturity if needed for liquidity, asset-liability management, or other reasons. Securities available for sale are reported at fair value. The net unrealized gain or loss on securities available for sale, after the related tax effect, is reported as a separate component of shareholders' equity until realized. Securities held to maturity are those securities which 1st Community has the positive intent and ability to hold to maturity. Held to maturity securities are reported at amortized cost. 1st Community's investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are not considered to be either available for sale or held to maturity, and therefore are classified as other securities.

Realized gains or losses on securities sales are determined based on the amortized cost of the specific security sold. Interest and dividend income, adjusted by amortization of purchase premium or discount determined on the level yield method, is included in earnings. Securities with declines in fair value below amortized cost that are considered to be other than temporary are written down to fair value by a charge to earnings.

INTEREST AND FEES ON LOANS
Interest on loans is accrued based upon the principal balance outstanding. The accrual of interest is discontinued at the point in time at which the collectibility of principal or interest is considered doubtful. Each loan is evaluated on its own merits; therefore, loans are not automatically classified as non-accrual based upon standardized criteria. Loan fees, net of direct loan origination costs, are deferred and recognized into interest income over the term of the loan using the level yield method.

LOANS HELD FOR SALE
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established in recognition of the fact that some loans may not be repaid in full. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily

                      -14-
              Notes to Consolidated Financial Statements
                     1st Community Bancorp, Inc.


subjective. Accordingly, the allowance is maintained at a level considered by management to be adequate to absorb possible loan charge-offs. In determining the appropriate level of the allowance, management takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management may periodically allocate portions of the allowance to specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off by management as a loss when deemed uncollectible, although collection efforts may continue and future recoveries may occur.

Effective January 1, 1995, 1st Community implemented Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan." SFAS 114, as later amended by Statement of Financial Accounting Standards No. 118, addresses the accounting by creditors for impairment of a loan by specifying how allowances for credit losses related to certain loans should be determined. A loan is classified as impaired when, based on 1st Community's judgment of certain information regarding the loan, it is probable that 1st Community will be unable to collect all amounts due according to the contractual terms of the loan agreement. An allowance is allocated to an impaired loan when the present value of future expected cash flows discounted at the loan's effective interest rate is less than the recorded loan value. Interest income on impaired loans is recognized to the extent of cash receipts. The increase in the present value of the future expected cash flows that is attributable to the passage of time is recognized as a charge or credit to bad debt expense. The implementation of SFAS 114 did not have a material effect on 1st Community's consolidated financial position or results of operations.

Smaller balance homogenous loans are collectively evaluated for impairment. Construction real estate mortgages, residential real estate mortgages and consumer loans have been classified in this category. Commercial and agricultural loans are evaluated individually for impairment. Commercial and agricultural loans are risk-rated on a seven point scale. Loans rated doubtful or loss are considered impaired. Loans rated as a loss will have the entire loan balance charged-off or the portion deemed uncollectible. Some, but not all, loans rated as substandard will be considered impaired. Certain loans rated as acceptable will also be considered impaired if circumstances warrant.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for on the straight-line method
                      -15-
over the estimated useful lives of the related assets. Expenditures for normal repairs and maintenance are charged to operations as incurred.

OTHER REAL ESTATE
Other real estate represents properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. When other real estate property is acquired, it is carried at the lower of cost or fair value less estimated costs to sell. Any writedowns necessary at acquisition are charged to the allowance for loan losses. Subsequent reductions in fair value are recorded as a charge to other expense.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Bank provides certain health and life insurance benefits to retired employees. Postretirement benefits are accounted for under Statement of Financial Accounting Standards No. 106, "Employer's
Accounting for Postretirement Benefits Other Than Pensions." Statement No. 106 requires accrual of the expected cost of providing postretirement benefits during the years in which the employee provides services.

INCOME TAXES
1st Community records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

EARNINGS PER SHARE
Earnings per share are based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding in 1995 has been adjusted for the repurchase of 18,324 shares of stock. The weighted average number of shares has also been retroactively adjusted for a 20% stock split in 1995 and a 25% stock split in 1994. The weighted average number of shares was 471,970 for 1995 and 486,912 for 1994 and 1993. The stock splits in 1995 and 1994 were recorded at the par value of the shares issued.

STATEMENT OF CASH FLOWS
For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents is defined to include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds sold are sold for one day periods. 1st Community reports customer loan transactions, deposit transactions and deposits made with other financial institutions on a net cash flow basis.

RECLASSIFICATIONS
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform with the 1995 presentation.

                      -16-

              Notes to Consolidated Financial Statements
                     1st Community Bancorp, Inc.


ACCOUNTING STATEMENTS ISSUED, BUT NOT YET IMPLEMENTED
The Financial Accounting Standards Board has recently issued the following statements which are applicable to 1st Community but have not been implemented as of December 31, 1995.

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," will require 1st Community to periodically consider whether an impairment loss should be recognized on long-lived assets and other certain intangible assets based on an estimate of future cash flows.

Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," will require 1st Community to recognize mortgage servicing rights on loans it purchases or originates with the intent to sell as an asset. It will also require that these capitalized mortgage servicing rights be evaluated for impairment based on the fair value of the rights.

The Statements discussed above are required to be implemented for years beginning after December 15, 1995. Although management has not fully analyzed these Statements, it is believed that the impact of their implementation will not be material to 1st Community's consolidated financial position or results of operations.

NOTE 3 - ACQUISITION OF INSURANCE SUBSIDIARY

On January 1, 1996, Sparta State Bank acquired Bradford Insurance Centre, Ltd.("Bradford Insurance") in a tax-free exchange of stock. Under the terms of the merger agreement, 20,610 shares of 1st Community Bancorp, Inc. common stock were exchanged for all of the outstanding shares of Bradford Insurance. The transaction was accounted for as a pooling of interests. The effect of Bradford Insurance's operations will not be material to 1st Community's consolidated financial position or results of operations.

NOTE 4 - CASH AND DUE FROM BANKS

The Bank is required to maintain average cash or non interest-bearing balances with the Federal Reserve to satisfy its legal reserve requirements. During 1995, these balances averaged $683,000.

NOTE 5 - SECURITIES

Securities have been classified in the Consolidated Balance Sheets according to management's intent. The amortized cost and approximate fair value of securities were as follows:
                      -17-

                                                              GROSS           GROSS        APPROXIMATE
                                            AMORTIZED       UNREALIZED      UNREALIZED         FAIR
                                               COST           GAINS           LOSSES          VALUE
SECURITIES AVAILABLE FOR SALE
DECEMBER 31, 1995
U.S. Treasuries and U.S. Government
      agencies . . . . . . . . . . .       $  4,523,000    $    97,000    $    (2,000)    $  4,618,000
Obligations of states and
      political subdivisions . . . .         11,481,000        278,000        (29,000)      11,730,000
U.S. Government agencies securities
      backed by mortgages. . . . . .          5,912,000         70,000        (35,000)       5,947,000
Other. . . . . . . . . . . . . . . .            305,000          2,000             --          307,000
      Total. . . . . . . . . . . . .       $ 22,221,000    $   447,000    $   (66,000)    $ 22,602,000

December 31, 1994
U.S. Treasuries and U.S. Government
      agencies . . . . . . . . . . .       $  6,831,000    $     4,000    $  (213,000)    $  6,622,000
Obligations of states and political
      subdivisions . . . . . . . . .          7,613,000         18,000       (244,000)       7,387,000
U.S. Government agencies
      securities backed by mortgages          7,757,000          8,000       (397,000)       7,368,000
Other. . . . . . . . . . . . . . . .            303,000             --        (23,000)         280,000
      Total. . . . . . . . . . . . .       $ 22,504,000    $    30,000    $  (877,000)    $ 21,657,000

SECURITIES HELD TO MATURITY
December 31, 1994
Obligations of states and political
      subdivisions . . . . . . . . .       $  8,168,000    $    87,000    $  (306,000)    $  7,949,000

There were no securities classified
   as held to maturity as of
   December 31, 1995.

OTHER SECURITIES
DECEMBER 31, 1995
Federal Reserve Bank stock . . . . .       $    210,000    $        --    $        --     $    210,000
Federal Home Loan Bank stock . . . .            375,000             --             --          375,000
      Total. . . . . . . . . . . . .       $    585,000    $        --    $        --     $    585,000

December 31, 1994
Federal Reserve Bank stock . . . . .       $    210,000    $        --    $        --     $    210,000
Federal Home Loan Bank stock . . . .            375,000             --             --          375,000
      Total. . . . . . . . . . . . .       $    585,000    $        --    $        --     $    585,000




                                      -18-
              Notes to Consolidated Financial Statements
                     1st Community Bancorp, Inc.


Maturities of securities available for sale at December 31, 1995, were as follows:

                                                        AMORTIZED        FAIR
                                                          COST           VALUE
Due in one year or less. . . . . . . . . . . . .     $  2,749,000   $  2,757,000
Due after one year through five years. . . . . .        8,678,000      8,902,000
Due after five years through ten years . . . . .        4,344,000      4,433,000
Due after ten years. . . . . . . . . . . . . . .          506,000        531,000
      Total. . . . . . . . . . . . . . . . . . .       16,277,000     16,623,000
U.S. Government agencies backed by mortgages . .        5,912,000      5,947,000
Other. . . . . . . . . . . . . . . . . . . . . .           32,000         32,000
      Total  . . . . . . . . . . . . . . . . . .     $ 22,221,000   $ 22,602,000

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Because of their variable payments, securities backed by mortgages are not reported in a specific maturity grouping.

Information regarding sales of securities available for sale for the years ended December 31 follows:

                                                    1995          1994          1993
Proceeds from sales of securities. . . . . .    $ 2,179,000   $ 2,745,000   $ 2,251,000
Gross realized gains . . . . . . . . . . . .         11,000        11,000        57,000
Gross realized losses. . . . . . . . . . . .         11,000         8,000         1,000

There were no sales of securities held to maturity in 1995, 1994 or 1993. $1,170,000 of U.S. Government agencies securities backed by mortgages were sold in 1995 for a gain of $11,000.

Securities with a book value of approximately $260,000 and $258,000 were pledged as collateral for public deposits at December 31, 1995 and 1994, respectively.

In February 1995, 1st Community transferred $1,795,000 of securities from available for sale to held to maturity. In late 1995, the Financial Accounting Standards Board issued a special report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain

Investments in Debt and Equity Securities." Pursuant to this report, the entire portfolio of securities which was classified as held to maturity, with a carrying value of $8,124,000, fair value of $8,354,000 and unrealized gain of $230,000, was transferred to the available for sale classification in December 1995. Management believes the reclassification of these securities will provide 1st Community with greater flexibility in managing its assets and liabilities.

NOTE 6 - LOANS

Loans at December 31 were classified as follows:

                                                        1995           1994
Commercial . . . . . . . . . . . . . . . . . . .    $ 23,174,000   $ 17,936,000
Agricultural . . . . . . . . . . . . . . . . . .       9,513,000      8,994,000
Real estate mortgage - construction. . . . . . .         805,000        237,000
Real estate mortgage - residential . . . . . . .      28,843,000     27,489,000
Consumer . . . . . . . . . . . . . . . . . . . .      16,747,000     14,754,000
      Total. . . . . . . . . . . . . . . . . . .    $ 79,082,000   $ 69,410,000

Residential real estate mortgages originated by the Bank and sold on the secondary market in which the Bank retained servicing rights amounted to $19,589,000 and $19,377,000 as of December 31, 1995, and
1994, respectively. Loans held for sale, which are included in the above amounts, were comprised of $455,000 of residential real estate mortgages and $122,000 of consumer loans as of December 31, 1995 and $307,000 of residential real estate mortgages as of December 31, 1994.

NOTE 7 - ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:

                                                    1995             1994             1993
Beginning of year balance. . . . . . . . . .    $  1,039,000     $  1,000,000     $    930,000
Provision charged to expense . . . . . . . .         164,000          126,000          121,000
Recoveries credited to the allowance . . . .          43,000           32,000           58,000
Loans charged-off. . . . . . . . . . . . . .        (125,000)        (119,000)        (109,000)
End of year balance. . . . . . . . . . . . .    $  1,121,000     $  1,039,000     $  1,000,000


Information regarding impaired loans as of December 31, 1995 was as follows:

Loans classified as impaired . . . . . . . . . . . . . . . . .         $   409,000
Less impaired loans for which no allowance for
      credit losses has been established . . . . . . . . . . .              57,000
Impaired loans for which an allowance for
      credit losses has been established . . . . . . . . . . .         $   352,000

Allowance determined for above impaired loans. . . . . . . . .         $     5,000

Information regarding impaired loans for the year ended
   December 31, 1995, was as follows:

Average balance of impaired loans. . . . . . . . . . . . . . .         $   432,000
Interest income recognized on impaired loans . . . . . . . . .              41,000
Interest income recognized on a cash-basis on impaired loans .              40,000

              Notes to Consolidated Financial Statements
                     1st Community Bancorp, Inc.


NOTE 8 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 consisted of the following:

                                                        1995            1994
Land and land improvements . . . . . . . . . . .     $   277,000    $   277,000
Buildings and improvements . . . . . . . . . . .       2,573,000      2,510,000
Equipment. . . . . . . . . . . . . . . . . . . .       1,538,000      1,384,000
      Total  . . . . . . . . . . . . . . . . . .       4,388,000      4,171,000
Accumulated depreciation . . . . . . . . . . . .      (1,875,000)    (1,661,000)
      Premises and equipment, net. . . . . . . .     $ 2,513,000    $ 2,510,000

NOTE 9 - DEPOSITS

Time deposits include approximately $7,940,000 and $6,164,000 of certificates of deposit issued in denominations of $100,000 or more at December 31, 1995, and 1994, respectively. Interest expense on certificates of deposit issued in denominations of $100,000 or more was approximately $333,000, $229,000 and $165,000 in 1995, 1994 and
1993, respectively.

The schedule of maturities of 1st Community's time deposits as of December 31, 1995, follows:

1996 . . . . . . . . . . . . . . . . . . . . . . . . .    $ 25,200,000
1997 . . . . . . . . . . . . . . . . . . . . . . . . .      10,411,000
1998 . . . . . . . . . . . . . . . . . . . . . . . . .       3,819,000
1999 . . . . . . . . . . . . . . . . . . . . . . . . .       5,159,000
2000 . . . . . . . . . . . . . . . . . . . . . . . . .       3,022,000
2001 and after . . . . . . . . . . . . . . . . . . . .         272,000
      Total. . . . . . . . . . . . . . . . . . . . . .    $ 47,883,000

NOTE 10 - SHORT-TERM BORROWINGS

Following is information regarding short-term borrowings for the years ended December 31. Short-term borrowings consisted of federal funds purchased and securities sold under agreements to repurchase in 1995 and only federal funds purchased in 1994 and 1993.

                                                       1995            1994              1993
Amount outstanding at end of year. . . . . . .    $  1,000,000     $  1,000,000     $  2,000,000
Weighted average interest rate at end of year.            6.88%            6.00%            3.75%
Maximum outstanding at any month end . . . . .    $  4,850,000     $  2,550,000     $  2,900,000
Daily average amount outstanding . . . . . . .    $  1,723,000     $    807,000     $    474,000
Weighted average interest rate for the year. .            6.01%            4.05%            3.34%

NOTE 11 - LONG-TERM DEBT

At December 31, 1995, long-term debt consisted of a $1,000,000 advance from the Federal Home Loan Bank of Indianapolis. The interest rate on the advance is fixed at 5.62%. Monthly interest payments are due on the advance with the entire principal balance due in November 1998. 1st Community had no long-term debt as of December 31, 1994. Unencumbered qualifying residential real estate mortgage loans and government and agency securities have been pledged to collateralize the advance.

NOTE 12 - EMPLOYEE BENEFIT PLANS

PENSION PLAN
The Bank has a defined benefit, noncontributory pension plan which provides retirement benefits for substantially all employees. The plan assets are invested primarily in common stocks, intermediate term bonds, and money market funds and short term bonds. The Bank's policy is to fund the plan based on annual actuarial computations and within Internal Revenue Service guidelines.

The following sets forth the plan's funded status and amounts recognized in the balance sheets at December 31:

                                                                   1995            1994
Actuarial present value of benefit obligations:
   Accumulated benefit obligation
      Vested benefits. . . . . . . . . . . . .                $ (1,447,000)    $ (1,446,000)
      Nonvested benefits . . . . . . . . . . .                     (10,000)         (12,000)
        Total. . . . . . . . . . . . . . . . . .              $ (1,457,000)    $ (1,458,000)
Projected benefit obligation for service
   rendered to date. . . . . . . . . . . . . . .              $ (1,761,000)    $ (1,784,000)
Plan assets at fair value. . . . . . . . . . . .                 2,306,000        2,022,000
Excess of plan assets over projected
   benefit obligation. . . . . . . . . . . . . .                   545,000          238,000
Unrecognized net (gain)/loss . . . . . . . . . .                   (88,000)         246,000
Unrecognized transition asset. . . . . . . . . .                  (215,000)        (240,000)
Unrecognized prior service cost. . . . . . . . .                    35,000           39,000
Net pension asset. . . . . . . . . . . . . . . .              $    277,000     $    283,000

Net pension cost included the following for the years ended December
31:

                                                       1995           1994            1993
Service cost/benefits earned during the year .     $  70,000       $  75,000       $  73,000
Interest cost on projected benefit obligation.       122,000         115,000         109,000
Actual return on plan assets . . . . . . . . .      (368,000)         (4,000)       (182,000)
Net amortization and deferral  . . . . . . . .       199,000        (170,000)         (4,000)
Net pension cost/(credit)  . . . . . . . . . .     $  23,000       $  16,000       $  (4,000)

A weighted average discount rate of 7.50% in 1995, 7.00% in 1994 and 1993 and a rate of increase in future compensation of 4.50% in 1995 and 5.00% in 1994 and 1993 were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 7.50% for 1995 and 1994 and was 8.50% for 1993.

              Notes to Consolidated Financial Statements
                     1st Community Bancorp, Inc.


POSTRETIREMENT BENEFITS PLAN
The Bank has a postretirement benefits plan for health and life insurance which covers all retired employees who have met the plan's service requirements. The plan has not been funded by the Bank. The health insurance benefit is contributory with retiree contributions adjusted based on increases in the health insurance cost. The life insurance benefit is noncontributory.

The following sets forth the plan's distribution of the accumulated postretirement benefit obligation for the persons earning and receiving benefits as of December 31:

                                                         1995          1994
Employees eligible to receive benefits . . . . . .    $  105,000   $   97,000
Retirees . . . . . . . . . . . . . . . . . . . . .        70,000       74,000
Employees not yet eligible to receive benefits . .        58,000       48,000
      Total accumulated benefit obligation . . . .       233,000      219,000
Unrecognized net gain. . . . . . . . . . . . . . .        45,000       50,000
      Accrued postretirement benefit cost. . . . .    $  278,000   $  269,000

Net postretirement benefit cost included the following for the years ended December 31:

                                                     1995          1994            1993
Service cost/benefits attributed to service
      during the year. . . . . . . . . . . . .    $   7,000      $   7,000      $   8,000
Interest cost on accumulated post-retirement
      benefit obligation . . . . . . . . . . .       18,000         18,000         16,000
Recognized gain. . . . . . . . . . . . . . . .       (5,000)            --             --
      Postretirement benefit cost  . . . . . .    $  20,000      $  25,000      $  24,000

The assumed trend for annual increases in health care costs was assumed to be 13% for 6 years beginning January 1, 1995, dropping down to 7% after 6 years and remaining at that level thereafter. The effect of a 1% increase in the assumed health care cost trend rate would increase the combined service and interest cost components of net periodic postretirement health care benefits cost by $1,000 or 4% and would increase the accumulated postretirement benefit obligation for health care benefits by $5,000 or 2%. A weighted average discount rate of 7% was used in determining the actuarial present value of the accumulated postretirement benefit obligation for 1995, 1994 and 1993.

INCENTIVE BONUS AND 401(K) PLANS
The Bank also maintains an incentive bonus plan and a 401(k) savings and retirement plan for substantially all employees. The incentive bonus plan provides for the payment of bonuses to employees based on return on average equity goals set annually by 1st Community's Board of Directors. Incentive bonus plan expense, which is included in salaries and wages, was $194,000, $133,000 and $145,000 for 1995, 1994 and 1993, respectively. Under the Bank's 401(k) plan, employees may make contributions up to 15% of individual compensation. Contributions to the plan by the bank are discretionary. The Bank's contribution, which is included in pension and other employee benefits, was $13,000, $13,000 and $12,000 for 1995, 1994 and 1993, respectively.

NOTE 13 - COMMITMENTS, CONTINGENCIES AND
          CONCENTRATIONS OF CREDIT RISK

The Bank grants commercial, agricultural, consumer and real estate loans to customers primarily in the northern Kent County area of Michigan. Approximately 97% of these loans are secured by real estate, automobiles, trucks and various other items of collateral while the remaining 3% are unsecured.

Noninterest-bearing and interest-bearing deposits totaling $3,803,000 at December 31, 1995, and $1,933,000 at December 31, 1994, were held at NBD Bank.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans, commitments to purchase investment securities, letters of credit and unused lines of credit. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans and investment securities recorded in the consolidated financial statements.

The Bank had outstanding commitments to make loans totaling $9,961,000 and $5,072,000 at December 31, 1995 and 1994, respectively. Approximately 90% of these commitments were at variable interest rates. The Bank had approximately $1,946,000 and $1,994,000 of unused lines of credit and $165,000 and $40,000 in letters of credit at December 31, 1995 and 1994, respectively.

NOTE 14 - OTHER EXPENSES

Other expenses for the years ended December 31 follows:

                                                    1995          1994          1993
Legal and professional . . . . . . . . . . .    $   205,000   $   186,000   $   150,000
Computer processing. . . . . . . . . . . . .        156,000       160,000       149,000
Supplies and postage . . . . . . . . . . . .        153,000       128,000       135,000
FDIC insurance . . . . . . . . . . . . . . .        106,000       202,000       198,000
Other  . . . . . . . . . . . . . . . . . . .        613,000       612,000       563,000
      Total  . . . . . . . . . . . . . . . .    $ 1,233,000   $ 1,288,000   $ 1,195,000





































                                      -27-
              Notes to Consolidated Financial Statements
                     1st Community Bancorp, Inc.


NOTE 15 - INCOME TAX EXPENSE

The components of income tax expense for the years ended December 31 were as follows:

                                                    1995              1994             1993
Current income tax expense . . . . . . . . .    $   553,000      $   376,000      $   421,000
Deferred income tax benefit. . . . . . . . .        (42,000)         (20,000)         (49,000)
      Income tax expense . . . . . . . . . .    $   511,000      $   356,000      $   372,000

The difference between the financial statement tax provision and amounts computed by applying the federal income tax rate to pre-tax income is reconciled as follows:

                                                     1995            1994             1993
Income tax computed at statutory
      federal rate of 34%. . . . . . . . . .    $   672,000      $   544,000      $   553,000
Tax exempt interest income . . . . . . . . .       (197,000)        (206,000)        (199,000)
Non-deductible interest expense. . . . . . .         25,000           20,000           19,000
Other items. . . . . . . . . . . . . . . . .         11,000           (2,000)          (1,000)
      Income tax expense . . . . . . . . . .    $   511,000      $   356,000      $   372,000

The components of deferred tax assets and liabilities at December 31 were as follows:

                                                                     1995          1994
Deferred tax assets:
      Allowance for loan losses. . . . . . . . . .                $  276,000    $  249,000
      Postretirement benefits obligation . . . . .                    95,000        91,000
      Deferred loan fees . . . . . . . . . . . . .                    68,000        83,000
      Deferred compensation. . . . . . . . . . . .                    60,000        47,000
      Unrealized depreciation on securities
        available for sale . . . . . . . . . . . .                        --       288,000
      Other. . . . . . . . . . . . . . . . . . . .                    59,000        45,000
        Total deferred tax assets. . . . . . . . .                   558,000       803,000

                                      -28-

Deferred tax liabilities:
      Depreciation . . . . . . . . . . . . . . . .                   177,000       175,000
      Unrealized appreciation on securities
        available for sale . . . . . . . . . . . .                   130,000            --
      Pension fund asset . . . . . . . . . . . . .                    93,000        96,000
      Other  . . . . . . . . . . . . . . . . . . .                    11,000         9,000
        Total deferred tax liabilities . . . . . .                   411,000       280,000
        Net deferred tax asset . . . . . . . . . .                $  147,000    $  523,000

A valuation allowance related to a deferred tax asset is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 1995 and 1994.

NOTE 16 - TRANSACTIONS WITH RELATED PARTIES

Included in the loan portfolio were loans made to officers, directors, principal shareholders and their associates. Activity related to these loans during 1995 was as follows:

Balance at January 1, 1995 . . . . . . . . . . . . . . . . . .      $ 2,349,000
      New loans. . . . . . . . . . . . . . . . . . . . . . . .          252,000
      Payments . . . . . . . . . . . . . . . . . . . . . . . .         (639,000)
BALANCE AT DECEMBER 31, 1995 . . . . . . . . . . . . . . . . .      $ 1,962,000

Included in the deposit balances were deposits of officers, directors, principal shareholders and their associates. At December 31, 1995, the total balance in these deposit accounts was $2,154,000.

NOTE 17 - UNDISTRIBUTED INCOME AND DIVIDEND
          LIMITATIONS OF SUBSIDIARY

Guidelines with respect to maintenance of capital adopted by Federal and State regulatory authorities and restrictions imposed by law limit the amount of cash dividends the Bank can pay to 1st Community. However, at December 31, 1995, using the most restrictive of these conditions for the Bank, the cash dividends that the Bank could pay 1st Community, without prior approval of the regulatory authorities, was approximately $3,112,000.

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Effective December 31, 1995, 1st Community implemented Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." Statement No. 107 requires disclosure of the estimated fair value of financial instruments. Many of 1st Community's financial instruments lack an available trading market. Therefore, significant estimates and assumptions were necessary to determine estimated fair values.

Estimated fair values have been determined using available data and an estimation methodology that 1st Community considered appropriate for each financial instrument category. For financial instruments with variable interest rates, it was presumed that the recorded book values were reasonable estimates of fair value.

The following methods and assumptions were used to estimate fair values for 1st Community's financial instruments:

CASH AND CASH EQUIVALENTS
The recorded value of cash and due from banks is a reasonable estimate of fair value.

SECURITIES
Quoted market prices for the specific securities or for similar securities were used to determine estimated fair value.

LOANS
The fair value of loans was determined by using the present value of estimated future cash flows. The discount rates used to compute the present value were the current rates at which loans with similar terms would be made to borrowers with similar credit ratings.

              Notes to Consolidated Financial Statements
                     1st Community Bancorp, Inc.


DEPOSITS WITHOUT STATED MATURITIES
The recorded book value of demand deposits, interest-bearing transaction accounts and savings deposits, which represented the amount payable on demand at the reporting date, was a reasonable estimate of fair value.

DEPOSITS WITH STATED MATURITIES
The present value of future cash flows was used to determine the estimated fair value of time deposits with fixed maturities. The discount rates used to compute the present value were the current rates offered for time deposits with similar maturities.

SHORT-TERM BORROWINGS
The recorded book value of federal funds purchased was used as a reasonable estimate of fair value due to the relatively short time period between origination and expected repayments.

LONG-TERM DEBT
The present value of future cash flows was used to determine the estimated fair value of the Federal Home Loan Bank advance.

OFF-BALANCE-SHEET ASSETS AND LIABILITIES
The estimated fair value of 1st Community's off-balance-sheet assets and liabilities was immaterial as of December 31, 1995.

The estimated fair values of 1st Community's financial instruments at December 31, 1995, were as follows:

                                                       CARRYING         FAIR
                                                        AMOUNT          VALUE
FINANCIAL ASSETS
      Cash and cash equivalents. . . . . . . . .     $  4,806,000    $  4,806,000
      Securities . . . . . . . . . . . . . . . .       23,187,000      23,187,000
      Loans, net of allowance. . . . . . . . . .       77,961,000      80,369,000
      Total financial assets . . . . . . . . . .     $105,954,000    $108,362,000

FINANCIAL LIABILITIES
      Deposits without stated maturities . . . .     $ 45,019,000    $ 45,019,000
      Deposits with stated maturities. . . . . .       47,883,000      48,713,000
      Short-term borrowings. . . . . . . . . . .        1,000,000       1,000,000
      Long-term debt . . . . . . . . . . . . . .        1,000,000       1,000,000
      Total financial liabilities. . . . . . . .     $ 94,902,000    $ 95,732,000

NOTE 19 - 1ST COMMUNITY BANCORP, INC.
          (PARENT COMPANY ONLY) FINANCIAL
          INFORMATION

Presented as follows are condensed financial statements for the parent company.

                       CONDENSED BALANCE SHEETS
                                                                              December 31,
                                                             1995                1994
Assets
      Cash on hand with subsidiary bank. . . . . .       $     10,000        $     17,000
      Investment in subsidiary . . . . . . . . . .         13,767,000          12,858,000
      Other assets . . . . . . . . . . . . . . . .              9,000               4,000
        Total assets . . . . . . . . . . . . . . .       $ 13,786,000        $ 12,879,000

Liabilities
      Other liabilities. . . . . . . . . . . . . .       $      2,000        $      3,000

Shareholders' Equity . . . . . . . . . . . . . . .         13,784,000          12,876,000
        Total liabilities and shareholders' equity       $ 13,786,000        $ 12,879,000


                    CONDENSED STATEMENTS OF INCOME
                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                   1995            1994             1993
Dividend income from subsidiary. . . . . . . . . .            $  1,409,000     $    514,000     $    465,000
Other expenses . . . . . . . . . . . . . . . . . .                  66,000           67,000           60,000
Income before income tax and equity in
      undistributed net income of subsidiary . . .               1,343,000          447,000          405,000
Income tax benefit . . . . . . . . . . . . . . . .                  22,000           23,000           21,000
Income before equity in undistributed
      net income of subsidiary . . . . . . . . . .               1,365,000          470,000          426,000
Equity in undistributed net income of subsidiary .                  99,000          773,000          830,000
Net income . . . . . . . . . . . . . . . . . . . .            $  1,464,000     $  1,243,000     $  1,256,000

CONDENSED STATEMENTS OF CASH FLOWS
                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                   1995            1994             1993
Cash flows from operating activities
      Net income . . . . . . . . . . . . . . . . .            $  1,464,000     $  1,243,000     $  1,256,000
      Adjustments to reconcile net income
        to net cash from operating activities
        Income from subsidiary . . . . . . . . . .              (1,508,000)      (1,287,000)      (1,295,000)
        Changes in:
          Other assets . . . . . . . . . . . . . .                  (5,000)          (2,000)          (1,000)
          Other liabilities. . . . . . . . . . . .                  (1,000)           2,000            1,000
      Net cash from operating activities . . . . .                 (50,000)         (44,000)         (39,000)
Cash flows from investing activities
      Dividends received from subsidiary . . . . .               1,409,000          514,000          465,000
Cash flows from financing activities
      Repurchase of stock. . . . . . . . . . . . .                (815,000)              --               --
      Dividends paid . . . . . . . . . . . . . . .                (551,000)        (469,000)        (429,000)
      Net cash from financing activities . . . . .              (1,366,000)        (469,000)        (429,000)
Net change in cash and cash equivalents. . . . . .                  (7,000)           1,000           (3,000)
Cash and cash equivalents at beginning of year . .                  17,000           16,000           19,000
Cash and cash equivalents at end of year . . . . .            $     10,000     $     17,000     $     16,000

                       Independent Auditors' Report
                        1st Community Bancorp, Inc.


[Crowe Chizek logo]

To the Shareholders and Board of Directors of 1st Community Bancorp, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of 1st Community Bancorp, Inc. as of December 31, 1995 and 1994 and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st Community Bancorp, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Corporation changed its methods of accounting for impaired loans and securities in 1995 and 1993, respectively.


/s/ Crowe, Chizek and Company LLP
Crowe, Chizek and Company LLP
Grand Rapids, Michigan
February 2, 1996








                      -34-
                  Management's Discussion and Analysis of
               Financial Condition and Results of Operations
                        1st Community Bancorp, Inc.


The following discussion is designed to provide a review of the consolidated financial condition and results of operations of 1st Community Bancorp, Inc., ("1st Community") and its wholly-owned subsidiary, Sparta State Bank (the "Bank"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes.

SUMMARY OF OPERATING RESULTS

Net income for 1995 was $1,464,000, which represented a $221,000 or 18% increase over 1994. The increase in 1st Community's net income in 1995 was attributable to higher net interest income and other income. These were partially offset by increases in the provision for loan losses and other expenses. The growth in net interest income was primarily due to a higher net interest margin. The increase in other income was caused primarily by growth in service charges on deposit accounts. The rise in the provision for loan losses occurred because of higher loan growth in 1995 than in 1994. Increased salaries and wages were the main cause of higher other expense; an increase in the Bank's incentive bonus comprised the largest part of the salaries and wages change.

A combination of lower other income and higher other expenses caused the slight decrease in earnings in 1994. Net income for 1994 was $1,243,000, which represented a $13,000 or 1% decline from the prior year's earnings. The other income and expense effect was largely offset by increased net interest income. The drop in other income was caused by lower gains on sales of securities and mortgages in 1994. The growth in other expenses resulted primarily from nonrecurring expenses. The increase in net interest income was due to growth in 1st Community's interest earning assets. Interest income and expense will be discussed later in this Management's Discussion.

                                                                   Year ended December 31,
                                                       1995                1994               1993
Net interest income. . . . . . . . . . . . .     $    4,931,000     $     4,468,000     $     4,264,000
Provision for loan losses. . . . . . . . . .           (164,000)           (126,000)           (121,000)
Other income . . . . . . . . . . . . . . . .            656,000             597,000             710,000
Other expenses . . . . . . . . . . . . . . .         (3,448,000)         (3,340,000)         (3,225,000)
Income tax expense . . . . . . . . . . . . .           (511,000)           (356,000)           (372,000)
Net income . . . . . . . . . . . . . . . . .     $    1,464,000     $     1,243,000     $     1,256,000



                      -35-
RETURN ON AVERAGE ASSETS AND AVERAGE SHAREHOLDERS' EQUITY

The return on average assets and return on average shareholders' equity are key performance indexes that measure how effectively 1st Community is using its assets and its shareholders' invested capital. 1st Community's return on average assets for 1995 was 1.36%, compared to 1.18% for 1994 and 1.22% for 1993. The return on average shareholders' equity was 11.09%, 9.62% and 10.19% for 1995, 1994 and 1993, respectively.

DIVIDENDS

Cash dividends declared by 1st Community in 1995 of $551,000 or $1.18 per share represent the fourteenth consecutive year that 1st Community or the Bank has increased cash dividends paid to their shareholders. The total cash dividends paid in 1995 represented an $82,000 or 17% increase over 1994. The cash dividend payout percentage (total cash dividends divided by net income) of 37.64% in 1995 was virtually equal to the 1994 payout of 37.73%. In addition to the cash dividends declared, 1st Community declared a 20% stock split in 1995 and a 25% stock split in 1994.

Cash dividends paid in 1993 through 1995 were consistent with management's objectives regarding the capital structure of 1st Community. The first objective is to continue the per share and total dollar increase in cash dividend payments to shareholders, which 1st Community achieved in all three years. However, management will not raise dividends above a level which it considers to be reasonable and prudent. The second objective is to retain sufficient earnings in order to maintain the strong capital position currently held by 1st Community.

1st Community's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. Based on projected earnings for the Bank, management expects 1st Community to pay regular quarterly cash dividends to its shareholders in 1996.














                                      -36-

             Management's Discussion and Analysis of Financial
                    Condition and Results of Operations
                        1st Community Bancorp, Inc.


RESULTS OF OPERATIONS

Table 1 documents average balances and interest income and expense, as well as the average rates earned or paid on assets and liabilities. Table 2 documents the effect on interest income and expense of changes in volume (average balance) and interest rates. Management will refer to these tables in its discussion of interest income, interest expense and net interest income.

TABLE 1 - AVERAGE BALANCES AND TAX-EQUIVALENT INTEREST RATES
                                                                        YEAR ENDED DECEMBER 31,
                                                    1995                        1994                            1993
                                        AVERAGE            AVERAGE   AVERAGE              AVERAGE    AVERAGE              AVERAGE
                                        BALANCE   INTEREST   RATE    BALANCE   INTEREST     RATE     BALANCE   INTEREST     RATE
                                                                            (Dollars in thousands)
ASSETS
   Loans <F1> <F2>. . . . . . . . . .  $  73,742   $7,135    9.68%   $ 67,773    $5,779     8.53%   $ 64,528    $5,656      8.77%
   Taxable securities <F3>. . . . . .     18,403    1,181    6.42      21,614     1,300     5.95      23,136     1,466      6.33
   Nontaxable securities <F1> <F3>. .      9,181      774    8.43       9,488       859     9.09       7,929       841     10.61
   Other. . . . . . . . . . . . . . .        160        8    5.00         619        29     4.65       1,720        50      2.92
     Interest earning assets . . . .     101,486    9,098    8.96      99,494     7,967     7.99      97,313     8,013      8.23
   Noninterest-earning assets <F4>. .      6,066                        5,951                          5,842
     Total assets. . . . . . . . . .   $ 107,552                     $105,445                       $103,155

LIABILITIES AND SHAREHOLDERS' EQUITY
   Interest-bearing
      transaction accounts . . . .    $  25,522      912    3.57    $ 30,027       938     3.12     $ 29,546     1,013      3.43
   Savings deposits. . . . . . . .        9,845      229    2.33      11,700       282     2.41       11,699       339      2.90
   Time deposits . . . . . . . . .       45,930    2,619    5.70      39,557     1,934     4.89       39,461     2,078      5.27
   Other . . . . . . . . . . . . .        1,799      108    6.00         807        33     4.05          473        18      3.83
      Interest-bearing liabilities       83,096    3,868    4.65      82,091     3,187     3.88       81,179     3,448      4.24
   Noninterest-bearing liabilities       11,256                       10,432                           9,651
   Shareholders' equity. . . . . .       13,200                       12,922                          12,325
      Total liabilities and
      shareholders' equity . . . .    $ 107,552                     $105,445                        $103,155
Net interest income
   (tax-equivalent basis)-
   interest spread . . . . . . . .                 5,230    4.31%                4,780     4.11%                 4,565      3.99%
Tax-equivalent adjustment <F1> . .                  (299)                         (312)                           (301)
Net interest income. . . . . . . .               $ 4,931                       $ 4,468                          $4,264
Net interest income as a
   percentage of earning assets
   (tax-equivalent basis). . . . .                          5.15%                          4.80%                            4.69%
                                      -37-

<F1>    Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.
<F2>    Interest on loans included net origination fees charged on loans of approximately $253,000, $238,000 and $374,000 in 1995, 1994 and
        1993, respectively.
<F3>    The average balance includes the effect of unrealized
        appreciation/depreciation on securities, while the average rate was computed on the average amortized cost of the securities.
<F4>    Noninterest-earning assets includes loans on a nonaccrual status which averaged approximately $482,000, $277,000 and $176,000 in 1995, 1994 and 1993, respectively.

             Management's Discussion and Analysis of Financial
                    Condition and Results of Operations
                        1st Community Bancorp, Inc.


TABLE 2 - CHANGES IN TAX-EQUIVALENT NET INTEREST INCOME
                                                                            YEAR ENDED DECEMBER 31,
                                                             1995 OVER 1994                         1994 OVER 1993
                                                     TOTAL      VOLUME         RATE         TOTAL       VOLUME         RATE
                                                                            (Dollars in thousands)
INCREASE (DECREASE) IN INTEREST INCOME <F1>
   Loans <F2>. . . . . . . . . . . . . .           $ 1,356      $   537      $   819      $   123      $   280      $   (157)
   Taxable Securities. . . . . . . . . .              (119)        (210)          91         (166)         (80)          (86)
   Nontaxable securities <F2>. . . . . .               (85)         (26)         (59)          18          149          (131)
   Other . . . . . . . . . . . . . . . .               (21)         (23)           2          (21)         (42)           21
      Net change in tax-equivalent income            1,131          278          853          (46)         307          (353)

INCREASE (DECREASE) IN INTEREST EXPENSE <F1>
   Interest-bearing transaction accounts               (26)        (152)         126          (75)          17           (92)
   Savings deposits. . . . . . . . . . .               (53)         (43)         (10)         (57)          --           (57)
   Time deposits . . . . . . . . . . . .               685          337          348         (144)           5          (149)
   Other . . . . . . . . . . . . . . . .                75           54           21           15           14             1
      Net change in interest expense . .               681          196          485         (261)          36          (297)
      Net change in tax-equivalent
         net interest income . . . . . .           $   450      $    82      $   368      $   215     $    271      $    (56)

<F1>      The volume variance is computed as the change in volume
          (average balance) multiplied by the previous year's interest rate. The rate variance is computed as the change in interest rate multiplied by the previous year's volume (average balance). The change in interest due to both volume and rate has been allocated to the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
<F2>      Interest on nontaxable securities and loans has been
          adjusted to a fully tax-equivalent basis using an incremental tax rate of 34% for the years presented.

INTEREST INCOME

Tax-equivalent interest income increased significantly in 1995, after experiencing a slight decrease in 1994. Approximately 75% of the improvement in 1995 was due to a 97 basis point increase in rates earned on interest earning assets. Part of the rise in earnings rates was caused by the increase in general market interest rates which occurred from the first quarter of 1994 through the first quarter of 1995. Interest rates had previously fallen from the middle of 1989 to the end of 1993. The rise also resulted from more of 1st Community's interest earning assets invested in loans in 1995 than the prior year. Loans were the highest yielding asset in 1995. An increase in the average balance of interest earning assets contributed approximately 25% of the growth in tax-equivalent interest income in 1995. This was due to growth in the loan portfolio, which was offset by declines in the other asset categories. The slight decrease in tax-equivalent interest income in 1994 was caused by a 24 basis point decrease in the average rate earned on interest earning assets. The decline in the average rate in 1994 occurred because the effect of declining general market interest rates in 1993 and early 1994 more than offset the effect of rising interest rates in the last three quarters of 1994.

Interest income on loans increased 23% in 1995, compared to 2% in 1994. The significant improvement in 1995 was caused by both growth in the average loans balance and a higher average rate earned. Management placed a high priority on quality loan growth in 1995, which caused average total loans as a percentage of average earning assets to rise to 73%, compared to 68% in 1994 and 66% in 1993. The increase in the average rate on loans was primarily due to an increase in the average prime lending rate from 7.14% in 1994 to 8.83% in 1995. This affected most of the commercial and agricultural loan portfolios and part of the consumer portfolio. The small increase in interest income on loans in 1994 was caused by growth in the average loans balance, which was partially offset by a decline in the average rate earned on loans. Moderate growth in commercial, agricultural and residential real estate mortgage loans was offset by a reduction in the average consumer loans balance. Loan activity will be discussed further in the Loans section of Management's Discussion and Analysis. Most of the decrease in 1994 in the average rate earned on loans resulted from a decline of

             Management's Discussion and Analysis of Financial
                    Condition and Results of Operations
                        1st Community Bancorp, Inc.


$136,000 in fees earned on loans in 1994. The lower fees were due to less residential mortgage refinancing activity in 1994 than the than the prior year.

Interest income on taxable securities declined in both 1995 and 1994. The average balance has dropped both years as proceeds from maturities have been used for loan growth. The average rate earned on taxable securities increased in 1995 in contrast to the reduction in 1994. The rate on taxable securities benefitted from the rise in general market interest rates in 1994. Interest income on nontaxable securities decreased in 1995 after increasing slightly in 1994. The average rate earned has declined in both years as higher yielding securities in the portfolio have been maturing.

INTEREST EXPENSE

Interest expense on interest-bearing liabilities increased significantly in 1995, in contrast to a sizable reduction in 1994. As shown in Table 2, changes in the average interest rate paid was the primary reason for the fluctuations. Although interest rates on liabilities have been stable in 1995 and have actually decreased somewhat in the second half of the year, the increase in general market interest rates in 1994 caused 1995's overall rates to be higher than the prior year. Interest rates rose 100 basis points or more on time deposits and some interest-bearing transaction accounts from the second quarter of 1994 through early 1995. A contributing factor to 1995's higher rates was also the shifting of deposit balances from interest-bearing transaction accounts and savings deposits to time deposits. The average balance of time deposits, which was the highest rate-bearing deposit category, increased over $6,000,000 in 1995 while the other two deposit categories declined approximately the same amount. The drop in the average rate paid on interest-bearing liabilities in 1994 resulted from the decline in general market interest rates that occurred in 1993 and early 1994.

NET INTEREST INCOME

Table 2 documents that tax-equivalent net interest income increased
$450,000 in 1995, compared to an increase of $215,000 in 1994. This change resulted from the favorable rate variance of $368,000 in 1995, in contrast to the negative rate variance of $56,000 in the prior year. Rates earned on interest earning assets rose more than the rates paid on interest-bearing liabilities in 1995, in contrast to 1994 when both the average rate earned and the average rate paid decreased.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

The Bank performs a detailed written analysis of the loan portfolio to determine the adequacy of the allowance for loan losses on a periodic basis. This analysis allocates specific allowance amounts to loans considered to be "problem" loans, with an unallocated portion of the allowance left to absorb possible losses on loans for which no specific allowance has been established.

Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 7 to the Consolidated Financial Statements. As can be noted from Table 3, the provision for loan losses increased in 1995 as did the allowance for loan losses from December 31, 1994 to December 31, 1995. Although net charge-offs were unchanged from 1994 to 1995, management believed it was prudent to increase the provision due to the much higher level of loan growth experienced in 1995 than in 1994. The provision for loan losses in 1994 changed little from the prior year as net charge-offs were up slightly and the loan growth in 1994 was similar to that in 1993. As a result of a decrease in nonperforming loans from December 31, 1994 to December 31, 1995, the allowance for loan losses percentage coverage of nonperforming loans increased from 126% at the end of 1994 to 148% at the end of 1995. The relatively low level of charge-offs in all three years presented in Table 3 resulted from a continued effort in the Bank's loan departments to quickly recognize and resolve problem loan situations. $4,000 of net recoveries were received on commercial and agricultural loans in 1995, compared to $14,000 of net charge-offs in 1994 and $16,000 of net recoveries in 1993. Net charge-offs of $83,000 were recorded on consumer loans in 1995, compared to net charge-offs of $62,000 and $67,000 in 1994 and 1993, respectively. Net charge-offs of $3,000 and $11,000 were recognized on residential real estate mortgage loans in 1995 and 1994, respectively.

As was noted in the Allowance for Loan Losses section of Note 2 to the Consolidated Financial Statements, 1st Community implemented Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan" on January 1, 1995. SFAS 114, as amended by Statement of Financial Accounting Standards

             Management's Discussion and Analysis of Financial
                    Condition and Results of Operations
                        1st Community Bancorp, Inc.


No. 118 ("SFAS 118"), requires that impaired loans be measured on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The implementation of SFAS 114 and 118 did not have a material effect on 1st Community's consolidated financial statements.

TABLE 3 - PROVISION AND ALLOWANCE FOR LOAN LOSSES
                                                                            AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                                              1995             1994            1993
Provision for loan losses. . . . . . . . . . . . . . . . . . .           $    164,000     $    126,000     $    121,000
Net charge-offs. . . . . . . . . . . . . . . . . . . . . . . .                 82,000           87,000           51,000
Allowance for loan losses at year end. . . . . . . . . . . . .              1,121,000        1,039,000        1,000,000
Allowance for loan losses as a percentage of:
      Total loans as of year end . . . . . . . . . . . . . . .                   1.42%            1.50%            1.50%
      Nonaccrual loans, accrual loans past due 90 days or
        more and troubled debt restructurings. . . . . . . . .                 148.23           125.72           260.54
Ratio of net charge-offs to average total loans outstanding
      during the year. . . . . . . . . . . . . . . . . . . . .                    .11              .13              .08
Loan recoveries as a percentage of prior year's
      charge-offs. . . . . . . . . . . . . . . . . . . . . . .                  36.13            29.55            21.27

Based on the current state of the economy and management's reviews of the loan portfolio, management believes that the allowance for loan losses balance as of December 31, 1995, is adequate to absorb possible charge-offs. As loan growth and charge-offs occur in 1996, the allowance and provision for loan losses will be reviewed and changes will be made to maintain the allowance at an adequate level.

OTHER INCOME

Total other income increased $59,000 in 1995, after decreasing $113,000 in 1994. Most of the increase in 1995 was due to increased service charges on deposit accounts. The higher charges resulted from changes made in per item charges. The reduction in 1994 was caused by lower gains on sales of securities and gains on sales of residential real estate mortgages.

OTHER EXPENSES

Total other expenses grew 3% in 1995 and 4% in 1994. The change in 1995 was caused by a $135,000 increase in salaries and wages expense. Almost half of the change in salaries and wages resulted from a $61,000 increase in the incentive bonus in 1995. The incentive bonus program is partly based on 1st Community's net income. Higher net income in 1995 caused the incentive bonus expense to also rise. The increase in salaries and wages expense in 1995 was partially offset by lower other expenses. Other expenses declined due to a $96,000 reduction in deposit insurance cost from the Federal Deposit Insurance Corporation (the "FDIC"). The increase in 1994 resulted primarily from nonrecurring expenses.

1st Community paid $.23 per $100 of deposits for FDIC insurance coverage from January 1993 through May 1995. As of June 1, 1995, the FDIC determined that its reserves had reached $1.25 per $100 in deposits in mid-1995. As of that date, the FDIC lowered its assessment to $.04 per $100 of deposits. This assessment reduction caused the drop in deposit insurance cost noted in the prior paragraph. Based on current levels of reserves, the FDIC has determined that no insurance assessment will be levied in the first half of 1996. If no assessment is levied in the second half of 1996 or if the assessment is small, the decrease in FDIC insurance cost in 1996 will approximate the reduction experienced in 1995.

INSURANCE SUBSIDIARY

1st Community's wholly-owned subsidiary, Sparta State Bank, acquired Bradford Insurance Centre, Ltd. ("Bradford Insurance") effective January 1, 1996. Bradford Insurance's commissions on sales of insurance will be included in 1st Community's other income in 1996. Its operating expenses will be included in 1st Community's other expenses.

             Management's Discussion and Analysis of Financial
                    Condition and Results of Operations
                        1st Community Bancorp, Inc.


CASH FLOWS

As can be seen from the Consolidated Statements of Cash Flows, cash and cash equivalents increased from both December 31, 1994 to December 31, 1995, and from December 31, 1993 to December 31, 1994. The purpose of the Cash Flows statement is to document how cash and cash equivalents were generated and used in 1st Community's operations. Cash was generated by income from operations, sales and maturities of investment securities, repayments of borrowers' loans, sales of loans, growth in deposits and an advance from the Federal Home Loan Bank. This cash was used for the purchase of securities, funding of loan demand and loan purchases, purchase of property and equipment, repurchase of 1st Community's stock and cash dividends paid to 1st Community's shareholders.

SECURITIES

Total securities available for sale increased $945,000 in 1995, while securities held to maturity decreased from a balance of $8,168,000 at December 31, 1994, to $0 at December 31, 1995. The decrease in securities held to maturity was caused by an $8,124,000 transfer of securities in December 1995 from the held to maturity classification to the available for sale classification. The Financial Accounting Standards Board ("FASB") issued guidelines in late 1995 on the implementation of Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 was the accounting pronouncement which required classification of securities into the two categories above. As part of these guidelines, FASB allowed a one-time transfer between investment categories to properly classify securities. Management believed it was prudent to make a transfer of the remaining securities in the held to maturity classification to the available for sale classification.

The total of all securities categories decreased $7,223,000 from December 31, 1994, to December 31, 1995. This reduction occurred in spite of a $1,228,000 positive change in net unrealized appreciation/depreciation on available for sale securities. The large securities decrease was caused by the significant loan growth in 1995 which utilized the funds from maturing securities. The positive change in total net unrealized appreciation/depreciation on available for sale securities was due to lower medium to long-term interest rates at the end of 1995 than at the end of 1994. Total securities decreased $1,905,000 in 1994. The majority of this change resulted from a negative change in total net unrealized gains or losses on available for sale securities.

LOANS

Note 6 to the Consolidated Financial Statements documents significant loan growth of $9,672,000 in 1995, which was much higher than the growth of $2,566,000 in 1994. A strong emphasis on loan growth coupled with a healthy economy in 1st Community's market area were major factors in 1995's success. Business development activities helped commercial loans to grow 29% in 1995 after 10% growth in 1994. Growth in the agricultural loan portfolio was down slightly in 1995 compared to 1994 as a higher average prime rate in 1995 caused much more rate competition. The growth in residential real estate mortgage loans was also down slightly in 1995 compared to 1994. 1st Community's consumer loan portfolio grew 14% in 1995, compared to a 9% decline in 1994. The increase in 1995 was due to more indirect automobile lending than the prior year. 1st Community began a new dealer reserve program in early 1995 which resulted in more than $3,600,000 in growth in indirect automobile loans in 1995. The direct portion of the consumer loan portfolio declined in excess of $1,400,000 in 1995, $834,000 of which was related to student loans that were sold in 1995. The lack of growth in direct consumer loans resulted from a very competitive rate environment in 1st Community's market area in both 1995 and 1994.

Management's emphasis in 1996 will be to further stimulate growth in all loan categories. Business development activities as well as a new accounts receivable financing program will be used to generate demand in the commercial and agricultural loan categories. Contacts with real estate agents and other methods will be used to capture a larger share of the residential real estate financing market. 1st Community added a mortgage originator and a mortgage closer to its loan staff in late 1995. This will allow 1st Community to be more aggressive in seeking opportunities in residential mortgage financing. Management will continue to use special promotions and target marketing to encourage demand in direct consumer loans. Indirect consumer loans for automobiles and other items will also be emphasized in 1996 as 1st Community will be maintaining very competitive interest rates and dealer reserves.

             Management's Discussion and Analysis of Financial
                    Condition and Results of Operations
                        1st Community Bancorp, Inc.


SHAREHOLDERS' EQUITY

1st Community's shareholders' equity was $13,784,000 at December 31, 1995, which represented a $908,000 increase from December 31, 1994. This growth was caused by the retention of $913,000 of earnings by 1st Community in 1995. The effect of appreciation in the fair value of securities available for sale in 1995 was offset by the repurchase of 18,324 shares of 1st Community's stock in April 1995. The 20% stock dividend paid in December 1995 had a small negative impact on equity as a total of 121 shares resulting from fractional dividend shares were repurchased from the shareholders. Shareholders' equity decreased $78,000 in 1994. This was caused by a decline of $852,000 in net unrealized appreciation/depreciation on securities available for sale, which was offset by the retention of $774,000 of earnings in 1994.

Bank regulators have adopted risk-based capital guidelines for banks and bank holding companies. The guidelines base minimum capital levels on the perceived risk in different categories of assets held by banks and bank holding companies, and certain off-balance-sheet items, such as loan commitments and standby letters of credit, require capital allocations. In addition to the risk-based capital requirements, regulators have also adopted leverage capital ratio requirements. The leverage ratio requirements are intended to insure that adequate capital is maintained against risks other than credit risk. Table 4 presents 1st Community's leverage and risk-based capital information compared to regulatory requirements. The small decrease in 1st Community's capital ratios from the end of 1994 to the end of 1995 was caused by the repurchase of 1st Community's common stock that occurred in 1995.

TABLE 4 - CAPITAL RATIOS
                                                                                                         TOTAL
                                                                                                       RISK-BASED
                                                                 TANGIBLE             TIER 1         CAPITAL (TIER 1
                                                                  EQUITY              CAPITAL          AND TIER 2)
1st Community's regulatory capital balances as of
      December 31, 1995. . . . . . . . . . . . . . . . .      $   13,533,000     $   13,533,000     $   14,654,000
Less required regulatory capital . . . . . . . . . . . .           3,290,000          3,161,000          6,322,000
Capital in excess of regulatory minimum as of
      December 31, 1995. . . . . . . . . . . . . . . . .      $   10,243,000     $   10,372,000     $    8,332,000
1st Community's capital ratios as of December 31, 1995 .               12.34%             17.13%             18.54%
1st Community's capital ratios as of December 31, 1994 .               12.59%             18.81%             20.26%
Regulatory capital ratios
      "Well capitalized" regulatory level. . . . . . . .                5.00%              6.00%             10.00%
      Minimum requirement. . . . . . . . . . . . . . . .                3.00%              4.00%              8.00%

LIQUIDITY AND RATE SENSITIVITY

Liquidity is the measurement of 1st Community's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at two of the Bank's correspondent banks. The total amount of federal funds that were available for purchase was $6,200,000 at December 31, 1995, while the Bank's actual federal funds purchased balance was $1,000,000 as of the same date. Longer term liquidity needs may be met through deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank and income retention. Securities classified as available for sale of $22,602,000 as of December 31, 1995, can also be used for liquidity needs.

Interest sensitivity is related to liquidity because each is affected by maturing assets and sources of funds. 1st Community's Asset/Liability Committee (the "Committee") attempts to stabilize the interest rate spread and avoid possible adverse effects when unusual or rapid changes in interest rates occur. One method it uses of measuring interest rate sensitivity is the ratio of rate-sensitive assets to rate-sensitive liabilities. An asset or liability is said to be rate-sensitive if it matures or otherwise reprices within a given time frame. Table 5 documents the maturity or repricing schedule for 1st Community's rate-sensitive assets and liabilities for selected time periods. The time frame that the Committee used in 1995 to measure its interest rate sensitivity was one year. 1st Community's ratio of rate-sensitive assets to rate-sensitive liabilities which matured or repriced within a one year time frame was 91% as of December 31, 1995, compared to
                                      -48-

             Management's Discussion and Analysis of Financial
                    Condition and Results of Operations
                        1st Community Bancorp, Inc.


86% as of December 31, 1994. It is the Committee's and management's goal to have the rate-sensitive assets to rate-sensitive liabilities ratio in a range of 80% to 120% at the one year maturity or repricing point. The levels at both December 31, 1995, and December 31, 1994, were within this range.

As interest rates decreased in 1995, 1st Community's management of rate-sensitive assets and liabilities was a part of the reason for 1995's increase in net interest income. As interest rates fluctuate in 1996, the relationship between rate-sensitive assets and liabilities will be reviewed and 1st Community's Asset/Liability Management Committee and management will make changes in the pricing or mix of assets or liabilities when the changes are deemed necessary.

TABLE 5 - MATURITIES AND REPRICING SCHEDULE
                                                                              DECEMBER 31, 1995
                                                         0-3           3-12          1-5          OVER
                                                        MONTHS        MONTHS        YEARS        5 YEARS        TOTAL
ASSETS
      Loans. . . . . . . . . . . . . . . . . . . .    $  28,260     $  23,462     $  20,024     $   7,336     $  79,082
      Interest-bearing deposits with banks . . . .           54            --            --            --            54
      Taxable securities . . . . . . . . . . . . .          460         2,884         9,905         1,587        14,836
      Nontaxable securities. . . . . . . . . . . .           --           433         3,869         4,049         8,351
        Rate-sensitive assets. . . . . . . . . . .       28,774        26,779        33,798        12,972       102,323

LIABILITIES
      Interest-bearing transaction accounts. . . .       25,167            --            --            --        25,167
      Savings deposits . . . . . . . . . . . . . .        9,369            --            --            --         9,369
      Time deposits. . . . . . . . . . . . . . . .        6,465        18,735        22,411           272        47,883
      Other. . . . . . . . . . . . . . . . . . . .        1,000            --         1,000            --         2,000
        Rate-sensitive liabilities . . . . . . . .       42,001        18,735        23,411           272        84,419
        Rate-sensitive assets less rate-sensitive
         liabilities -
         Asset (liability) gap for the period. . .    $ (13,227)    $   8,044     $  10,387     $  12,700     $  17,904
         Cumulative asset (liability) gap. . . . .    $ (13,227)    $  (5,183)    $   5,204     $  17,904







                      -49-

                Corporate and Shareholder Information
                     1st Community Bancorp, Inc.


CORPORATE HEADQUARTERS
1st Community Bancorp, Inc.
     109 East Division Street
     P.O. Box 186
     Sparta, Michigan 49345
     Phone: (616) 887-7366
     Fax:   (616) 887-5566

MARKET MAKERS IN 1ST COMMUNITY BANCORP, INC. STOCK
Robert W. Baird & Company, Inc.
     Grand Rapids, Michigan
     (616) 459-4491
     1-800-888-6200

D. H. Brush & Associates
     Grand Rapids, Michigan
     (616) 285-3700

McDonald & Co.
     Grand Rapids, Michigan
     (616) 732-3383
     1-800-548-6011

Paine Webber, Inc.
     Grand Rapids, Michigan
     (616) 459-4231
     1-800-333-4231

Roney & Company
     Grand Rapids, Michigan
     (616) 456-8691
     1-800-553-2249

Stifel Nicolaus & Company, Inc.
     Grand Rapids, Michigan
     (616) 942-1717
     1-800-676-0477

STOCK REGISTRAR AND TRANSFER AGENT
Chemical Mellon Shareholder Services
     85 Challenger Road
     Ridgefield Park, New Jersey 07660
     1-800-288-9541




                      -50-
ANNUAL MEETING
The annual meeting of shareholders of 1st Community Bancorp, Inc., will be held at 7:30pm EST on Tuesday, April 30, 1996, at Sparta
Ridgeview Elementary School, Sparta, Michigan.

MARKET PRICE RANGE OF COMMON STOCK
1st Community's shares are traded in the over the counter market by several brokers. There is no well established public trading market for the shares, trading activity is infrequent, and price information is not regularly published.

The range of high and low bid information for shares of common stock for each quarterly period during the past two years was as follows:

                                             1995                  1994
                                         LOW       HIGH       LOW        HIGH
First Quarter. . . . . . . .           $   32     $   33     $   27     $   28
Second Quarter . . . . . . .               34         35         28         28
Third Quarter. . . . . . . .               36         36         29         30
Fourth Quarter . . . . . . .               36         37         30         31

The above market prices have been adjusted where necessary to reflect the 20% and 25% stock splits declared in 1995 and 1994, respectively. The prices listed above are over the counter market quotations reported to 1st Community by its market makers. The over the counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 29, 1996, there were 485,413 shares of 1st Community Bancorp, Inc., common stock issued and outstanding. These shares were held of record by 568 shareholders.

CASH DIVIDENDS PER SHARE OF COMMON STOCK
The following table summarizes cash dividends paid per share of common stock during 1995 and 1994:

                                                     1995          1994
First Quarter. . . . . . . . . . . . . . . .      $     .23      $    .21
Second Quarter . . . . . . . . . . . . . . .            .27           .23
Third Quarter. . . . . . . . . . . . . . . .            .27           .25
Fourth Quarter . . . . . . . . . . . . . . .            .41           .27
       Totals. . . . . . . . . . . . . . . .      $    1.18      $    .96

                                      -51-

The above dividend per share amounts have been adjusted where necessary to reflect the 20% and 25% stock splits declared in 1995 and 1994, respectively.

1st Community's principal source of funds to pay cash dividends are the earnings and dividends paid by Sparta State Bank. Sparta State Bank is restricted in its ability to pay cash dividends under current regulations (Note 17). Based on information presently available, management expects 1st Community to declare and pay regular quarterly cash dividends in 1996.

SUBSIDIARY INFORMATION
SPARTA STATE BANK
Main Office
  109 East Division Street
  P.O. Box 186
  Sparta, Michigan 49345
  (616) 887-7366

Appletree Branch Office
  416 West Division Street
  Sparta, Michigan 49345
  (616) 887-8807

Sparta State Bank is a member of the Federal Deposit Insurance
Corporation and is an Equal Opportunity and Housing Lender.
  [EQUAL HOUSING LENDER LOGO]

BRADFORD INSURANCE CENTRE, LTD.
Bradford Insurance Centre
  440 West Division Street
  Sparta, Michigan 49345
  (616) 887-8881

Red Flannel Insurance Center
  17 North Main
  Cedar Springs, Michigan 49319
  (616) 696-9330

Afton Insurance Center
  440 West Division Street
  Sparta, Michigan 49345
  (616) 887-8881

Omega Insurance Center
  4949 Plainfield NE
  Grand Rapids, Michigan 49505
  (616) 363-7736



                      -52-
                        Directors and Officers
             1st Community Bancorp, Inc. and Subsidiaries


DIRECTORS
1ST COMMUNITY BANCORP, INC., AND SPARTA STATE BANK

FRANK G. BERRIS
     Owner, American Gas & Oil Co., Inc.

LAWRENCE D. BRADFORD
     President, Bradford Insurance Centre, Ltd.

WILLIAM F. CUTLER, JR.
     Former Vice President, H. H. Cutler Co.

L. EDMOND EARY, JR., M.D.
     Chairman
     Retired, Private Practice

LEWIS G. EMMONS
     Special Projects Manager, Great Day Foods, Inc.

STUART GOODFELLOW
     Owner, Goodfellow Vending Services & Goodfellow Blueberry Farms

WALTER HILL
     Semi-retired, Hill Brothers Orchards & Cider Mill

JAE M. MAXFIELD
     President & Chief Executive Officer, Sparta State Bank

JON E. PIKE
     C.P.A., Managing Partner, Beene Garter & Co.

LINDA R. PITSCH
     Senior Vice President - Cashier, Sparta State Bank

ANDREW W. ZAMIARA, R.PH.
     President & Manager, Momber Pharmacy & Gift Shop

OFFICERS
1ST COMMUNITY BANCORP, INC.

L. EDMOND EARY, JR., M.D.
     Chairman of the Board

JAE M. MAXFIELD
     President & Chief Executive Officer


                      -53-
DENIS CROSBY
     Vice President

LINDA R. PITSCH
     Secretary

TOM LAMPEN
     Treasurer

OFFICERS
SUBSIDIARY - SPARTA STATE BANK

L. EDMOND EARY, JR., M.D.
     Chairman

JAE M. MAXFIELD
     President & Chief Executive Officer

DENIS CROSBY
     Senior Vice President - Loans

GERALD P. DAVID
     Senior Vice President - Loans

LINDA R. PITSCH
     Senior Vice President - Cashier

DEAN ANDERSON
     Vice President - Commercial Loans

BEATRICE BELLAMY
     Vice President - Mortgage Loans

LEE BRAFORD
     Vice President - Consumer Loans

TOM LAMPEN
     Vice President - Chief Financial Officer

KELLY POTES
     Vice President - Financial Services Officer

ELLY BERGHOEF
     Assistant Vice President - Retail and Commercial Development

KAREN M. GILBERT
     Assistant Vice President - Mortgage Loans

MARY JOHNSON
     Assistant Vice President - Internal Auditor

                      -54-
PATRICIA J. L0SER
     Assistant Vice President - Commercial Loans

ANNA PARKER
     Assistant Vice President - Marketing

AUDREY STILES
     Assistant Vice President - Personnel

DIRECTORS
SUBSIDIARY - BRADFORD INSURANCE CENTRE, LTD.

LAWRENCE D. BRADFORD
     President, Bradford Insurance Centre, Ltd.

DENIS CROSBY
     Senior Vice President, Sparta State Bank

TOM LAMPEN
     Vice President, Sparta State Bank

JAE M. MAXFIELD
     President & Chief Executive Officer, Sparta State Bank

KELLY POTES
     Vice President, Sparta State Bank

OFFICERS
SUBSIDIARY - BRADFORD INSURANCE CENTRE, LTD.

LAWRENCE D. BRADFORD
     President

JEFFREY S. BRADFORD
     Vice President

TAB M. BRADFORD, CIC
     Vice President

KELLY POTES
     Vice President

TOM LAMPEN
     Secretary/Treasurer

CARLO VANIN
     Branch President, Omega Insurance Center

LINDA DEVRIES
     Assistant Vice President

                      -55-
[PICTURE OF DIRECTORS]
DIRECTORS
BACK ROW (FROM LEFT TO RIGHT), WILLIAM F. CUTLER, JR., WALTER HILL, LEWIS G. EMMONS, JON E. PIKE, LAWRENCE D. BRADFORD, STUART GOODFELLOW, LINDA R. PITSCH. FRONT ROW (FROM LEFT TO RIGHT), ANDREW W. ZAMIARA, R.PH., L. EDMOND EARY, JR., M.D., JAE M. MAXFIELD, FRANK G. BERRIS.













































                      -56-