Form 10KSB40, Exhibit 13
period 1996-12-31
1ST COMMUNITY BANCORP INC
filed 1997-03-31
CIK 803164

                                EXHIBIT 13


                        1ST COMMUNITY BANCORP, INC.
                            1996 ANNUAL REPORT

                        [PICTURE OF CALENDAR CLOCK]

                            TABLE OF CONTENTS
                        1st Community Bancorp, Inc.


================================================================================

LETTER TO SHAREHOLDERS                                                    2

--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS                                                      3

--------------------------------------------------------------------------------

1996 TIMELINE                                                           4-5

--------------------------------------------------------------------------------

FINANCIAL STATEMENTS                                                    6-9

--------------------------------------------------------------------------------

NOTES                                                                 10-22

--------------------------------------------------------------------------------

AUDITORS' REPORT                                                         23

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                                  24-31

--------------------------------------------------------------------------------

CORPORATE AND SHAREHOLDER INFORMATION                                    32

--------------------------------------------------------------------------------

DIRECTORS AND OFFICERS                                                   33

================================================================================

                          LETTER TO SHAREHOLDERS
                        1st Community Bancorp, Inc.

        [PHOTOGRAPH OF JAE M. MAXFIELD AND L. EDMOND EARY, JR., M.D.]

DEAR SHAREHOLDERS:

The year of 1996 proved to be another milestone for your company in many respects. Net income reached an all time high of $1,695,000 which was a 16% increase over 1995. Earnings per share of $3.50 for 1996 was $.40 or 13% greater than 1995. Return on shareholders' equity improved in 1996 to 12.00% from 11.09% in 1995. Cash dividends totaling $1.37 per share were paid in 1996 versus $1.18 per share in 1995.

Asset growth during 1996 of 29% was a direct result of loan expansion in all areas of the portfolio. Deposit growth was less than loan growth. The Bank was able to meet client credit needs last year by using funds made available through the Federal Home Loan Bank. The Bank's continued ability to fund client credit requests will be dependent upon developing alternative sources of funds and buyers for loans generated.

The economy and financial services industry in general was strong last year. The expanding economy translated into higher loan demand and low losses from loan charge-offs. The markets we serve have been especially exciting in terms of new home building and business growth. We believe all indicators currently point to another good year in 1997. We are, however, concerned about the rising debt levels and delinquencies being seen nationally in the consumer sector.

During 1996, we concentrated on expanding delivery of our services to existing and potential clients. To better define our company as being able to offer additional financial services such as insurance and investments, we changed the names of our Bank and Insurance Agency. We opened a branch in Cedar Springs to better serve our clients in that community. We acquired an insurance agency and opened a branch on Plainfield Avenue in Grand Rapids. We expanded the alternative investments services of our Bank to better serve clients wanting to invest in mutual funds and annuities. An accounts receivable financing department was formed to better serve rapidly expanding small businesses. Also, several new mortgage products were introduced in response to client requests.

A common saying is that "you can't be all things to all people." While that may be a true generalization, we believe we must be as many things to as many people as we can to be true to our franchise as a community bank and our mission statement of meeting customer expectations. We have been diligently working to eliminate from our vocabulary the words "can't, won't and no." The results of prudently doing so during 1996 speak for themselves.



We are continuing to change and adapt to the evolving financial services industry. We are committed to changing from an operationally driven company to one focused on marketing to and serving our clients individually. During 1997 we intend to commit significant resources for personnel training and technology to better understand and serve our markets. We see great opportunity for an organization such as ours. As the financial services industry continues to migrate toward a land of huge, product-driven companies and smaller, client-oriented organizations such as ours, we believe we should do very well if we continue to adapt.

We want to thank Walt Hill for his faithful service as one of your company's directors. Walt retired from the Board in August 1996.

Thank you for your continued support and please give us an opportunity to serve any financial needs you may have.

Sincerely,



/s/ Jae M. Maxfield

Jae M. Maxfield
President and Chief
Executive Officer



/s/ L. Edmond Eary, Jr., M.D.

L. Edmond Eary, Jr., M.D.
Chairman

                           FINANCIAL HIGHLIGHTS
                        1st Community Bancorp, Inc.

FOR THE YEAR (IN THOUSANDS)             1996        1995       1994       1993       1992
                                      -----------------------------------------------------
 Net interest income . . . . . . .    $  5,754   $  4,931   $  4,468   $  4,264    $  4,495
 Provision for loan losses . . . .         523        164        126        121         420
 Noninterest income. . . . . . . .       1,555        656        597        710         708
 Noninterest expense . . . . . . .       4,436      3,448      3,340      3,225       3,099
 Income before income taxes and
   cumulative effect of changes in
   accounting principles . . . . .       2,350      1,975      1,599      1,628       1,684
 Income tax expense. . . . . . . .         655        511        356        372         389
 Income before cumulative effect of
   changes in accounting principles      1,695      1,464      1,243      1,256       1,295
 Cumulative effect of changes in
   accounting principles . . . . .          --         --         --         --          28
 Net income. . . . . . . . . . . .       1,695      1,464      1,243      1,256       1,267
 Cash dividends declared . . . . .         663        551        469        429         409

PER SHARE<F*>
 Income before cumulative effect of
   changes in accounting principles   $   3.50   $   3.10   $   2.55   $   2.58    $   2.66
 Cumulative effect of changes in
   accounting principles . . . . .          --         --         --         --          .06
   Net income. . . . . . . . . . .        3.50       3.10       2.55       2.58         2.60
 Cash dividends. . . . . . . . . .        1.37       1.18        .96        .88          .84
 Shareholders' equity. . . . . . .       30.12      29.66      26.44      26.60        24.30

AVERAGE FOR THE YEAR (IN THOUSANDS)
 Securities. . . . . . . . . . . .    $ 22,547   $ 27,609   $ 31,122   $ 31,079    $  32,406
 Gross loans . . . . . . . . . . .      94,461     74,223     68,077     64,705       60,396
 Deposits. . . . . . . . . . . . .      95,210     91,446     90,772     89,448       86,045
 Shareholders' equity. . . . . . .      14,129     13,200     12,922     12,325       11,506
 Assets. . . . . . . . . . . . . .     123,134    107,552    105,445    103,155       99,492

AT YEAR END (IN THOUSANDS)
 Securities. . . . . . . . . . . .    $ 23,006   $ 23,187   $ 30,410   $ 32,315    $  30,058
 Gross loans . . . . . . . . . . .     110,099     79,082     69,410     66,844       64,784
 Deposits. . . . . . . . . . . . .      95,606     92,902     91,236     88,630       87,107
 Shareholders' equity. . . . . . .      14,537     13,784     12,876     12,954       11,834
 Assets  . . . . . . . . . . . . .     141,731    109,916    106,137    104,542      101,372

RATIOS
 Return on average assets. . . . .        1.38%      1.36%      1.18%      1.22%        1.27%
 Return on average shareholders'
   equity  . . . . . . . . . . . .       12.00      11.09       9.62      10.19        11.01


 Dividend payout
   Cash (based on net income). . .       39.12      37.64      37.73      34.16        32.28
   Stock (based on shares
      outstanding) . . . . . . . .        None      20.00      25.00       None        20.00
 Shareholders' equity to assets (at
   year end) . . . . . . . . . . .       10.26      12.54      12.13      12.39        11.67

<F*>  Per share amounts are retroactively adjusted for the effect of stock splits and stock dividends.

[CHART - BOOK VALUE PER SHARE AT YEAR END*]

[CHART - RETURN ON AVERAGE SHAREHOLDERS' EQUITY]

[CHART - RETURN ON AVERAGE ASSETS]

[CHART - NET INCOME]

                   [LOGO - 1ST COMMUNITY BANCORP, INC.]
                                   1996
                                 TIMELINE
                        [PICTURE OF CALENDAR CLOCK]

                        [PICTURE OF CALENDAR CLOCK]
                            [LOGO - CHOICEONE]
JANUARY:
- Business combination with Bradford Insurance Centre is finalized.
- Business Manager, an accounts receivable financing program for commercial clients, is launched.

FEBRUARY:
- The Omega Insurance Agency joins our insurance subsidiary team.
- Sparta State Bank joins the Internet as our home page is introduced.

MARCH:
- Choice24, a 24 hour telephone banking program, is introduced to the bank's customer base.
- Sparta State Bank appears as an exhibitor at the West Michigan Home & Garden Show at the Grand Center in Grand Rapids.

APRIL:
- The new names of "ChoiceOne Bank," and "ChoiceOne Insurance Agencies, Inc.," are introduced to the shareholders at the Annual Shareholders' Meeting.

MAY:
- Rachel Vanin Miller joins our staff as the retail and commercial development manager for the Grand Rapids bank office.

JUNE:
- The Grand Rapids office opens for business as a private banking center. This office is the first to offer banking, insurance, and investment services in one center.

JULY:
- The Cedar Springs office begins conducting business from a temporary facility located on the same property where a permanent facility is being planned.
- Sparta Sesquicentennial Celebration takes place. Our organization commits itself financially and by encouraging a number of staff members to participate in many of the week long festivities. Our popcorn wagon makes its debut.

AUGUST:
- The Grand Rapids office holds its Open House and introduces its newly designed drive up A.T.M. facility.

SEPTEMBER:
- Development begins on the design of the Cedar Springs office which will also provide banking, insurance, and investment services in one center.




OCTOBER:
- Introduction of the bank's new debit card program, "ChoiceCheck," takes place. The bank's regular automatic teller machine (A.T.M.) cards are replaced with, "ChoiceCash," A.T.M. cards.
- Sherry Conklin joins our staff as the retail & commercial development manager for the Cedar Springs office.
- We show support to the Cedar Springs Red Flannel Parade by submitting our own float and a crowd of enthusiastic staff members to walk along the parade route.

NOVEMBER:
- A groundbreaking ceremony takes place as construction begins in Cedar
  Springs.
- We show support to the Sparta Chamber of Commerce by supplying staff members to help with Santa's Arrival party.

DECEMBER:
- An appreciation luncheon is held for our clients at the Michigan Horticultural Society Convention in Grand Rapids.
- We show our appreciation to the communities we serve by holding our 22nd annual Christmas coffee. Neighbors, friends and clients are welcomed to shop, chat, and sample some homemade goodies supplied by our staff members.
- Support is shown towards our local school system by inviting 1st graders to decorate our huge Christmas tree. This tradition goes back to the 70's. Close to 400 students are given bank tours every year.

                        CONSOLIDATED BALANCE SHEETS
                        1st Community Bancorp, Inc.
                                                                                    DECEMBER 31,
                                                                       1996             1995
                                                                  -------------------------------
ASSETS
 Cash and due from banks (Note 4). . . . . . . . . . . . . . . .  $   4,952,000    $   4,806,000

 Securities available for sale (Note 5). . . . . . . . . . . . .     20,451,000       22,602,000
 Other securities (Note 5) . . . . . . . . . . . . . . . . . . .      2,555,000          585,000

 Loans (Note 6). . . . . . . . . . . . . . . . . . . . . . . . .    110,079,000       79,082,000
 Allowance for loan losses (Note 7). . . . . . . . . . . . . . .     (1,487,000)      (1,121,000)
                                                                  ------------------------------
     Net loans . . . . . . . . . . . . . . . . . . . . . . . . .    108,592,000       77,961,000

 Premises and equipment--net (Note 8) . . . . . . . . . . . . .      2,987,000        2,513,000
 Accrued interest receivable . . . . . . . . . . . . . . . . . .        859,000          773,000
 Other assets. . . . . . . . . . . . . . . . . . . . . . . . . .      1,335,000          676,000
                                                                  ------------------------------
     Total assets. . . . . . . . . . . . . . . . . . . . . . . .  $ 141,731,000    $ 109,916,000
                                                                  ==============================

LIABILITIES
 Deposits
   Demand. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  13,188,000    $  10,483,000
   Interest-bearing transaction accounts . . . . . . . . . . . .     22,732,000       25,167,000
   Savings . . . . . . . . . . . . . . . . . . . . . . . . . . .      9,158,000        9,369,000
   Time (Note 9) . . . . . . . . . . . . . . . . . . . . . . . .     50,528,000       47,883,000
                                                                  ------------------------------
     Total deposits. . . . . . . . . . . . . . . . . . . . . . .     95,606,000       92,902,000

 Federal funds purchased and securities sold under
   agreements to repurchase (Note 10)  . . . . . . . . . . . . .      4,731,000        1,000,000
 Accrued interest payable. . . . . . . . . . . . . . . . . . . .        435,000          339,000
 Federal Home Loan Bank advances (Note 11) . . . . . . . . . . .     25,200,000        1,000,000
 Other liabilities . . . . . . . . . . . . . . . . . . . . . . .      1,222,000          891,000
                                                                  ------------------------------
     Total liabilities . . . . . . . . . . . . . . . . . . . . .    127,194,000       96,132,000

COMMITMENTS AND CONTINGENCIES (NOTE 13)

SHAREHOLDERS' EQUITY
 Common stock, $10 par value; shares authorized: 1,000,000;
   shares outstanding: 482,710 in 1996 and 464,803 in 1995 . . .      4,827,000        4,648,000
 Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,292,000        5,612,000
 Retained earnings . . . . . . . . . . . . . . . . . . . . . . .      4,305,000        3,273,000

 Net unrealized appreciation on securities available for sale, net of $58,000 and $130,000 of deferred tax liability in 1996
   and 1995, respectively  . . . . . . . . . . . . . . . . . . .        113,000          251,000
                                                                  ------------------------------
     Total shareholders' equity. . . . . . . . . . . . . . . . .     14,537,000       13,784,000
                                                                  ------------------------------
     Total liabilities and shareholders' equity  . . . . . . . .  $ 141,731,000    $ 109,916,000
                                                                  ==============================


See accompanying notes to the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF INCOME
                        1st Community Bancorp, Inc.
                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                          1996              1995             1994
                                                     -----------------------------------------------
INTEREST INCOME
 Loans, including fees . . . . . . . . . . . .       $   9,050,000    $   7,099,000    $   5,759,000
 Securities
   Taxable . . . . . . . . . . . . . . . . . .             916,000        1,181,000        1,300,000
   Nontaxable. . . . . . . . . . . . . . . . .             450,000          511,000          567,000
 Other . . . . . . . . . . . . . . . . . . . .               3,000            8,000           29,000
                                                     -----------------------------------------------
     Total interest income . . . . . . . . . .          10,419,000        8,799,000        7,655,000

INTEREST EXPENSE
 Deposits. . . . . . . . . . . . . . . . . . .           3,919,000        3,760,000        3,154,000
 Federal Home Loan Bank advances . . . . . . .             592,000            2,000               --
 Other . . . . . . . . . . . . . . . . . . . .             154,000          106,000           33,000
                                                     -----------------------------------------------
     Total interest expense. . . . . . . . . .           4,665,000        3,868,000        3,187,000
                                                     -----------------------------------------------

NET INTEREST INCOME. . . . . . . . . . . . . .           5,754,000        4,931,000        4,468,000
PROVISION FOR LOAN LOSSES (NOTE 7) . . . . . .             523,000          164,000          126,000
                                                     -----------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      5,231,000        4,767,000        4,342,000

NONINTEREST INCOME
 Service charges on deposit accounts . . . . .             312,000          314,000          266,000
 Other service charges and fees. . . . . . . .             116,000          106,000          106,000
 Net security gains. . . . . . . . . . . . . .                  --               --            3,000
 Mortgage loan sales and servicing . . . . . .             105,000           93,000          100,000
 Insurance commission income . . . . . . . . .             811,000               --               --
 Other income. . . . . . . . . . . . . . . . .             211,000          143,000          122,000
                                                     -----------------------------------------------
     Total noninterest income. . . . . . . . .           1,555,000          656,000          597,000

NONINTEREST EXPENSE
 Salaries and wages (Note 12). . . . . . . . .           2,097,000        1,462,000        1,327,000
 Pension and other employee benefits (Note 12)             269,000          278,000          265,000
 Occupancy expense . . . . . . . . . . . . . .             272,000          200,000          193,000
 Furniture and equipment expense . . . . . . .             385,000          275,000          267,000
 Other expense (Note 14) . . . . . . . . . . .           1,413,000        1,233,000        1,288,000
                                                     -----------------------------------------------
     Total noninterest expense . . . . . . . .           4,436,000        3,448,000        3,340,000



INCOME BEFORE INCOME TAX . . . . . . . . . . .           2,350,000        1,975,000        1,599,000

INCOME TAX EXPENSE (NOTE 15) . . . . . . . . .             655,000          511,000          356,000
                                                     -----------------------------------------------

NET INCOME . . . . . . . . . . . . . . . . . .       $   1,695,000    $   1,464,000    $   1,243,000
                                                     ===============================================
EARNINGS PER SHARE (NOTE 2). . . . . . . . . .       $        3.50    $        3.10    $        2.55
                                                     ===============================================

See accompanying notes to the consolidated financial statements.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        1st Community Bancorp, Inc.
                                                                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                                                              NET UNREALIZED
                                                                                               APPRECIATION/
                                                                                             (DEPRECIATION) ON
                                                COMMON                           RETAINED   SECURITIES AVAILABLE
                                                 STOCK            SURPLUS        EARNINGS         FOR SALE           TOTAL
                                            ---------------------------------------------------------------------------------
Balances at January 1, 1994  . . . . . . .   $   3,246,000    $   4,111,000    $   5,304,000    $   293,000    $   12,954,000

 Net income for the year . . . . . . . . .              --               --        1,243,000             --         1,243,000

 Change in net unrealized appreciation/
   (depreciation) on securities available
   for sale, net of tax of $438,000  . . .              --               --               --       (852,000)         (852,000)

 5 for 4 stock split . . . . . . . . . . .         812,000               --         (812,000)            --                --

 Cash dividends ($.96 per share) . . . . .              --               --         (469,000)            --          (469,000)
                                             --------------------------------------------------------------------------------

Balances at December 31, 1994  . . . . . .       4,058,000        4,111,000        5,266,000       (559,000)       12,876,000

 Net income for the year . . . . . . . . .              --               --        1,464,000             --         1,464,000

 Repurchase of 18,324 shares of stock  . .        (183,000)        (627,000)              --             --          (810,000)

 Change in net unrealized appreciation/
   (depreciation) on securities available
   for sale, net of tax of $418,000  . . .              --               --               --        810,000           810,000

 20% stock dividend. . . . . . . . . . . .         773,000        2,128,000       (2,906,000)            --            (5,000)

 Cash dividends ($1.18 per share)  . . . .              --               --         (551,000)            --          (551,000)
                                             --------------------------------------------------------------------------------

Balances at December 31, 1995  . . . . . .       4,648,000        5,612,000        3,273,000        251,000        13,784,000

 Issuance of 20,610 shares of stock to
   affect a business combination of
   insurance subsidiary  . . . . . . . . .         206,000         (232,000)              --             --           (26,000)

 Net income for the year . . .                          --               --        1,695,000             --         1,695,000

 Repurchase of 2,703 shares of stock . . .         (27,000)         (88,000)              --             --          (115,000)


 Change in net unrealized appreciation
   (depreciation) on securities available
   for sale, net of tax of $71,000 . . . .              --               --               --       (138,000)         (138,000)

 Cash dividends ($1.37 per share)  . . . .              --               --         (663,000)            --          (663,000)
                                             --------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 1996                $   4,827,000    $   5,292,000    $   4,305,000    $   113,000    $   14,537,000
                                             ================================================================================


See accompanying notes to the consolidated financial statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                        1st Community Bancorp, Inc.
                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                            1996              1995            1994
                                                      -----------------------------------------------
Cash flows from operating activities
 Net income. . . . . . . . . . . . . . . . . . .      $   1,695,000    $   1,464,000    $   1,243,000
 Adjustments to reconcile net income to net cash
  from operating activities
   Net gain on sale of securities. . . . . . . .                 --               --           (3,000)
   Net amortization on securities. . . . . . . .             65,000          144,000          175,000
   Net gain on sale of loans . . . . . . . . . .            (70,000)         (31,000)         (25,000)
   Provision for loan losses . . . . . . . . . .            523,000          164,000          126,000
   Depreciation. . . . . . . . . . . . . . . . .            288,000          233,000          230,000
   Loss on abandonment of premises and equipment                 --               --           13,000
   Deferred income tax benefit . . . . . . . . .            (61,000)         (42,000)         (20,000)
   Changes in:
     Interest receivable . . . . . . . . . . . .            (86,000)          78,000            8,000
     Other assets. . . . . . . . . . . . . . . .           (526,000)          (5,000)         148,000
     Interest payable. . . . . . . . . . . . . .             96,000           48,000            6,000
     Other liabilities . . . . . . . . . . . . .            331,000          157,000           61,000
                                                      -----------------------------------------------
       Net cash from operating activities  . . .          2,255,000        2,210,000        1,962,000
                                                      -----------------------------------------------

Cash flows from investing activities
 Securities available for sale:
   Proceeds from sales of securities . . . . . .          1,874,000        2,179,000        2,745,000
   Proceeds from maturities of securities  . . .          3,504,000        4,894,000        6,182,000
   Purchases of securities . . . . . . . . . . .         (5,472,000)        (595,000)      (7,674,000)
 Securities held to maturity:
   Proceeds from maturities of securities. . . .                 --        2,179,000        1,380,000
   Purchases of securities . . . . . . . . . . .                 --         (350,000)      (2,191,000)
 Net customer loan activity. . . . . . . . . . .        (31,084,000)      (9,723,000)      (2,628,000)
 Net expenditures for premises and equipment . .           (762,000)        (236,000)         (36,000)
                                                      -----------------------------------------------
     Net cash used in investing activities . . .        (31,940,000)      (1,652,000)      (2,222,000)
                                                      -----------------------------------------------

Cash flows from financing activities
 Net increase in deposits. . . . . . . . . . . .          2,704,000        1,666,000        2,606,000
 (Decrease)/increase in federal funds purchased
   and securities sold under agreements to
   repurchase  . . . . . . . . . . . . . . . . .          3,731,000               --       (1,000,000)
 Increase in Federal Home Loan Bank advances . .         24,200,000        1,000,000               --
 Effect of business combination of insurance
   subsidiary  . . . . . . . . . . . . . . . . .            (26,000)              --               --

 Repurchase of 1st Community Bancorp, Inc. common
   stock . . . . . . . . . . . . . . . . . . . .           (115,000)        (815,000)              --
 Cash dividends paid . . . . . . . . . . . . . .           (663,000)        (551,000)        (469,000)
                                                      -----------------------------------------------
     Net cash from financing activities. . . . .         29,831,000        1,300,000        1,137,000
                                                      -----------------------------------------------

Net change in cash and cash equivalents. . . . .            146,000        1,858,000          877,000
Cash and cash equivalents at beginning of year .          4,806,000        2,948,000        2,071,000
                                                      -----------------------------------------------

Cash and cash equivalents at end of year . . . .      $   4,952,000    $   4,806,000    $   2,948,000
                                                      ===============================================

Supplemental disclosure of cash flow information
 Cash paid during the year for:
   Interest. . . . . . . . . . . . . . . . . . .      $   4,569,000    $   3,820,000    $   3,181,000
   Income taxes. . . . . . . . . . . . . . . . .      $     774,000    $     515,000    $     380,000


During 1995, $1,795,000 of securities were transferred from available for sale to held to maturity and, subsequently, securities with a carrying value of $8,124,000 and a fair value of $8,354,000 (Note 5) were transferred from held to maturity to available for sale.



See accompanying notes to the consolidated financial statements.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



NOTE 1--NATURE OF OPERATIONS

1st Community Bancorp, Inc. is a one bank holding company headquartered in Sparta, Michigan. ChoiceOne Bank (the "Bank") is its wholly-owned subsidiary. ChoiceOne Bank was previously named Sparta State Bank. The Bank's name change was effective in May 1996. The Bank is a full service community bank that offers commercial and consumer loans as well as both traditional deposit and alternative investment products to both commercial and consumer clients in portions of Kent, Muskegon, Newaygo and Ottawa Counties in Michigan. Effective January 1, 1996, Bradford Insurance Centre, Ltd. became a wholly-owned subsidiary of the Bank. The name of Bradford Insurance Centre, Ltd. was changed to ChoiceOne Insurance Agencies, Inc. (the "Agency") in May 1996. The Bank's affiliation with its new insurance subsidiary will enable the Bank to offer insurance products in addition to its loan and deposit offerings.


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of 1st Community Bancorp, Inc., its wholly-owned subsidiary, ChoiceOne Bank, and ChoiceOne Bank's wholly-owned subsidiary, ChoiceOne Insurance Agencies, Inc. (together referred to as "1st Community"). The Bank operates primarily in the banking industry, while the Agency sells insurance products. Together, the Bank and the Agency account for substantially all of 1st Community's assets, revenues and operating income.

The accounting and reporting policies of 1st Community Bancorp, Inc., ChoiceOne Bank, and ChoiceOne Insurance Agencies, Inc. conform with generally accepted accounting principles and prevailing practices within the banking industry. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires 1st Community's management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, fair values of financial instruments, the accumulated postretirement benefit obligation, the projected benefit obligation associated with the defined benefit pension plan, the carrying value of impaired loans, deferred tax assets, and the carrying value of other real estate. Estimates associated with the allowance for loan losses, fair values of certain financial instruments, the postretirement health care plan and the projected benefit obligation associated with the pension plan are particularly susceptible to change in the near term.

SECURITIES
1st Community accounts for its securities portfolio under Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires classification of securities into three categories: trading, available for sale and held to maturity. 1st Community does not operate a trading portfolio and therefore does not use this classification. Securities available for sale are those securities which 1st Community may decide to sell prior to their maturity if needed for liquidity, asset-liability management, or other reasons. Securities available for sale are reported at fair value. The net unrealized gain or loss on securities available for sale, after the related tax effect, is reported as a separate component of shareholders' equity until realized. Securities held to maturity are those securities which 1st Community has the positive intent and ability to hold to maturity. Held to maturity securities are reported at amortized cost. 1st Community's investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are not considered to be either available for sale or held to maturity, and therefore are classified as other securities.

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

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



LOANS HELD FOR SALE
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established in recognition of the fact that some loans may not be repaid in full. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained at a level considered by management to be adequate to absorb possible loan charge-offs. In determining the appropriate level of the allowance, management takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' abilities to pay. While management may periodically allocate portions of the allowance to specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged off by management as a loss when deemed uncollectible, although collection efforts may continue and future recoveries may occur.

Effective January 1, 1995, 1st Community implemented Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan." SFAS 114, as later amended by Statement of Financial Accounting Standards No. 118, addresses the accounting by creditors for impairment of a loan by specifying how allowances for credit losses related to certain loans should be determined. A loan is classified as impaired when, based on 1st Community's judgment of certain information regarding the loan, it is probable that 1st Community will be unable to collect all amounts due according to the contractual terms of the loan agreement. An allowance is allocated to an impaired loan when the present value of future expected cash flows discounted at the loan's effective interest rate is less than the recorded loan value. Interest income on nonaccrual loans is recognized to the extent of cash receipts, while interest income on the remaining impaired loans is recognized on the accrual basis. The increase in the present value of the future expected cash flows that is attributable to the passage of time is recognized as a charge or credit to bad debt expense. The implementation of SFAS 114 did not have a material effect on 1st Community's consolidated financial position or results of operations.

Smaller balance homogeneous loans are collectively evaluated for impairment. Construction real estate mortgages, residential real estate mortgages and consumer loans have been classified in this category. Commercial and agricultural loans are evaluated individually for impairment. Commercial and agricultural loans are risk-rated on a seven point scale. Loans rated doubtful or loss are considered impaired. Loans rated as a loss will have the entire loan balance charged-off or the portion deemed uncollectible. Some, but not all, loans rated as substandard will be considered impaired. Certain loans rated as acceptable will also be considered impaired if circumstances warrant.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for on the straight-line method over the estimated useful lives of the related assets. Expenditures for normal repairs and maintenance are charged to operations as incurred.

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

LOAN SERVICING RIGHTS
The Bank purchases and originates mortgage loans for sale in the secondary market, and sells the loans with servicing rights retained. Effective January 1, 1996, the Bank implemented Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights." SFAS 122 requires capitalization of the rights to service originated mortgage loans. Prior to SFAS 122, only purchased mortgage servicing rights were capitalized. Beginning in 1996, the total cost of mortgage loans purchased or originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing, based on their relative fair values. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net future servicing revenue. The implementation of SFAS 122 did not have a material impact on 1st Community's consolidated financial statements.

Mortgage servicing rights are periodically evaluated for impairment by stratifying them based on predominant risk characteristics of the underlying serviced loans, such as loan type, term, and note rate. Impairment represents the excess of cost of mortgage servicing rights over its fair value, and is recognized through a valuation allowance.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



Fair values for individual stratum are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of loan servicing rights, and the related valuation allowance, to change significantly in the future.

GOODWILL
Goodwill represents the amount paid for the purchases of the Afton Insurance Agency and the Omega Insurance Agency in excess of identified net assets. Goodwill is expensed using both an accelerated method as well as the straight-line method over no more than 15 years. Goodwill is assessed for impairment based on estimated undiscounted cash flows and is written down if necessary.

EMPLOYEE BENEFITS
The Bank's noncontributory defined benefit pension plan provides retirement benefits to participants. The incentive bonus plan pays an annual bonus based on average return on equity goals set by the Board of Directors. The Bank's 401(k) savings and retirement plan allows participant contributions of up to 15% of compensation. Contributions to the 401(k) savings and retirement plan by the Bank are discretionary. The Bank provides certain health insurance benefits to retired employees. These postretirement benefits are accrued during the years in which the employee provides services.

INCOME TAXES
1st Community records income tax expense based on the amount of taxes due on its tax return plus the change in deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

FAIR VALUES OF FINANCIAL INSTRUMENTS
Fair values of financial instruments are estimated using relevant market information and other assumptions, which are more fully documented in Note 18 to the Consolidated Financial Statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

EARNINGS PER SHARE
Earnings per share are based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding has been retroactively adjusted for a 20% stock dividend in 1995 and a 25% stock split in 1994. The weighted average number of shares was 484,482 for 1996, 471,970 for 1995 and 486,912 for 1994. The stock distribution in 1995 was recorded at the fair value of the shares issued while the stock distribution in 1994 was recorded at the par value of the shares issued.

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

RECLASSIFICATIONS
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform with the 1996 presentation.

ACCOUNTING STATEMENT ISSUED, BUT NOT YET IMPLEMENTED
The Financial Accounting Standards Board has recently issued the following statement which is applicable to 1st Community but has not been implemented as of December 31, 1996.

Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," will require 1st Community to recognize financial assets and servicing assets when they are controlled, to derecognize financial assets when control is surrendered, and to derecognize liabilities when they are extinguished. SFAS 125 is required to be implemented for years beginning after December 31, 1996. Although management has not fully analyzed SFAS 125, it is believed that the impact of its implementation will not be material to 1st Community's consolidated financial position or results of operations.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



NOTE 3--BUSINESS COMBINATION WITH BRADFORD INSURANCE CENTRE, LTD.

On January 1, 1996, 1st Community Bancorp, Inc., completed a business combination with Bradford Insurance Centre, Ltd.("Bradford Insurance") in a tax-free exchange of stock. Under the terms of the agreement, 20,610 shares of 1st Community Bancorp, Inc. common stock were exchanged for all of the outstanding shares of Bradford Insurance. The transaction was accounted for as a pooling of interests. Bradford Insurance's operations were not material to 1st Community's consolidated financial position or results of operations.


NOTE 4--CASH AND DUE FROM BANKS

The Bank is required to maintain average cash or non interest-bearing balances with the Federal Reserve to satisfy its legal reserve requirements. During 1996, these balances averaged $707,000.


NOTE 5--SECURITIES

Securities have been classified in the Consolidated Balance Sheets according to management's intent. The amortized cost and fair value of securities were as follows:


SECURITIES AVAILABLE FOR SALE
                                         GROSS        GROSS                                 GROSS       GROSS
                          AMORTIZED    UNREALIZED   UNREALIZED    FAIR      AMORTIZED     UNREALIZED  UNREALIZED     FAIR
                            COST         GAINS        LOSSES      VALUE        COST         GAINS       LOSSES       VALUE
                        -----------------------------------------------------------------------------------------------------
                                          DECEMBER 31, 1996                                  DECEMBER 31, 1995
U.S. Treasuries and
 U.S. Government
 agencies. . . . . . .  $  4,831,000  $  36,000  $  (14,000)  $  4,853,000  $  4,523,000  $  97,000  $  (2,000)  $  4,618,000
Obligations of states
 and political
 subdivisions. . . . .    10,276,000    191,000     (39,000)    10,428,000    11,481,000     278,000   (29,000)    11,730,000
U.S. Government
 agencies securities
 backed by
 mortgages . . . . . .     4,869,000     32,000     (35,000)     4,866,000     5,912,000     70,000    (35,000)     5,947,000

Other. . . . . . . . .       304,000         --          --        304,000       305,000      2,000         --        307,000
                        -----------------------------------------------------------------------------------------------------
 Total . . . . . . . .  $ 20,280,000  $ 259,000  $  (88,000)  $ 20,451,000  $ 22,221,000  $ 447,000  $ (66,000)  $ 22,602,000
                        =====================================================================================================



SECURITIES HELD TO MATURITY
There were no securities classified as held to maturity as of December 31, 1996, or December 31, 1995.

OTHER SECURITIES
                                         GROSS        GROSS                                 GROSS       GROSS
                          AMORTIZED    UNREALIZED   UNREALIZED    FAIR      AMORTIZED     UNREALIZED  UNREALIZED     FAIR
                            COST         GAINS        LOSSES      VALUE        COST         GAINS       LOSSES       VALUE
                        -----------------------------------------------------------------------------------------------------
                                          DECEMBER 31, 1996                                  DECEMBER 31, 1995
Federal Reserve
 Bank stock. . . .      $   241,000   $      --  $       --   $    241,000  $    210,000  $     --   $      --   $    210,000
Federal Home
 Loan Bank stock .        2,314,000          --          --      2,314,000       375,000        --          --        375,000
                        -----------------------------------------------------------------------------------------------------

 Total . . . .          $ 2,555,000   $      --  $       --   $  2,555,000  $    585,000  $     --   $      --   $    585,000
                        =====================================================================================================

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



Maturities of securities available for sale at December 31, 1996, were as follows:

                                                             AMORTIZED        FAIR
                                                               COST           VALUE
                                                           ---------------------------
Due in one year or less. . . . . . . . . . . . . . . .     $  1,766,000   $  1,783,000
Due after one year through five years. . . . . . . . .        8,413,000      8,515,000
Due after five years through ten years . . . . . . . .        2,740,000      2,781,000
Due after ten years. . . . . . . . . . . . . . . . . .        2,455,000      2,469,000
                                                           ---------------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . .       15,374,000     15,548,000
U.S. Government agencies securities backed by mortgages       4,869,000      4,866,000
Other. . . . . . . . . . . . . . . . . . . . . . . . .           37,000         37,000
                                                           ---------------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . .     $ 20,280,000   $ 20,451,000
                                                           ===========================

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Because of their variable payments, securities backed by mortgages are not reported in a specific maturity grouping.

Information regarding sales of securities available for sale for the years ended December 31 follows:

                                                   1996           1995           1994
                                                ----------------------------------------
Proceeds from sales of securities. . . . . .    $ 1,874,000   $ 2,179,000    $ 2,745,000
Gross realized gains . . . . . . . . . . . .          7,000        11,000         11,000
Gross realized losses. . . . . . . . . . . .          7,000        11,000          8,000

There were no sales of securities held to maturity in 1996, 1995 or 1994.

The book value of securities pledged as collateral at December 31 was as follows:



                                                                   1996          1995
                                                                ------------------------
Federal Home Loan Bank advances. . . . . . . . . . . .          $ 5,306,000   $       --
Securities sold under agreements to repurchase . . . .            2,007,000           --
Public deposits. . . . . . . . . . . . . . . . . . . .              251,000      260,000
                                                                ------------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . .          $ 7,564,000   $  260,000
                                                                ========================


In February 1995, 1st Community transferred $1,795,000 of securities from available for sale to held to maturity. In late 1995, the Financial Accounting Standards Board issued a special report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." Pursuant to this report, the entire portfolio of securities which was classified as held to maturity, with a carrying value of $8,124,000, a fair value of $8,354,000 and an unrealized gain of $230,000, was transferred to the available for sale classification in December 1995. Management believes the reclassification of these securities will provide 1st Community with greater flexibility in managing its assets and liabilities.


NOTE 6--LOANS

Loans at December 31 were classified as follows:

                                                               1996             1995
                                                          ------------------------------
Commercial . . . . . . . . . . . . . . . . . . . . . .    $   34,583,000   $  23,174,000
Agricultural . . . . . . . . . . . . . . . . . . . . .        10,113,000       9,513,000
Real estate mortgage--construction. . . . . . . . . .          2,215,000         805,000
Real estate mortgage--residential . . . . . . . . . .         37,168,000      28,843,000
Consumer . . . . . . . . . . . . . . . . . . . . . . .        26,000,000      16,747,000
                                                          --------------   -------------
 Total . . . . . . . . . . . . . . . . . . . . . . . .    $  110,079,000   $  79,082,000
                                                          ==============   =============

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



The unpaid principal balance of mortgage loans serviced for others, which are not included in the loan balance on the consolidated balance sheets, was $18,151,000 and $19,589,000 at December 31, 1996 and 1995,
respectively. With the Bank's implementation of Statement of Financial Accounting Standards No. 122 effective January 1, 1996, the Bank began to capitalize servicing rights related to loans sold with servicing rights retained. Activity in capitalized mortgage servicing rights is detailed below. No valuation allowance for differences between the unamortized cost and fair value was believed necessary as of December 31, 1996.

Additions during the year. . . . . . . . . . . . . . . . . .   $  20,000
Amortized to expense . . . . . . . . . . . . . . . . . . . .      (1,000)
                                                               ---------
End of year balance. . . . . . . . . . . . . . . . . . . . .   $  19,000
                                                               =========

Certain residential real estate mortgage loans included in total loans have been pledged as collateral for Federal Home Loan Bank advances. The balance pledged as of December 31, 1996, was $35,241,000.

Loans held for sale, which are included in the balance for loans in the consolidated balance sheets, were comprised of $1,386,000 of agricultural loans and $52,000 of residential real estate mortgages as of December 31, 1996 and $455,000 of residential real estate mortgages and $122,000 of consumer loans as of December 31, 1995.


NOTE 7--ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:


                                                     1996          1995           1994
                                                ------------------------------------------
Beginning of year balance. . . . . . . . . .    $  1,121,000   $  1,039,000   $  1,000,000
Provision charged to expense . . . . . . . .         523,000        164,000        126,000
Recoveries credited to the allowance . . . .          64,000         43,000         32,000
Loans charged off. . . . . . . . . . . . . .        (221,000)      (125,000)      (119,000)
                                                ------------------------------------------
End of year balance. . . . . . . . . . . . .    $  1,487,000   $  1,121,000   $  1,039,000
                                                ==========================================

Information regarding impaired loans as of December 31 follows:

                                                                     1996         1995
                                                                  ------------------------
Loans classified as impaired . . . . . . . . . . . . . . . . .    $  599,000   $   409,000
Less impaired loans for which no allowance for credit losses
   has been established. . . . . . . . . . . . . . . . . . . .       450,000        57,000
                                                                  ------------------------
Loans classified as impaired for which an allowance for loan
   losses has been established . . . . . . . . . . . . . . . .    $  149,000   $   352,000
                                                                  ========================

Allowance determined for above impaired loans. . . . . . . . .    $    6,000   $     5,000
                                                                  ========================

Information regarding impaired loans for the years ended December 31 follows:

                                                                     1996          1995
                                                                  ------------------------
Average balance of impaired loans. . . . . . . . . . . . . . .    $  477,000   $   432,000
Interest income recognized on impaired loans . . . . . . . . .        39,000        41,000
Interest income recognized on a cash basis on impaired loans .        29,000        40,000

NOTE 8--PREMISES AND EQUIPMENT

Premises and equipment at December 31 consisted of the following:

                                                                    1996          1995
                                                                --------------------------
Land and land improvements . . . . . . . . . . . . . . . .      $   500,000   $    277,000
Buildings and improvements . . . . . . . . . . . . . . . .        2,573,000      2,573,000
Construction in progress . . . . . . . . . . . . . . . . .           47,000             --
Equipment. . . . . . . . . . . . . . . . . . . . . . . . .        2,128,000      1,538,000
                                                                --------------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . . . .        5,248,000      4,388,000
Accumulated depreciation . . . . . . . . . . . . . . . . .       (2,261,000)    (1,875,000)
                                                                --------------------------

 Premises and equipment, net . . . . . . . . . . . . . . .      $ 2,987,000   $  2,513,000
                                                                ==========================

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



NOTE 9--DEPOSITS

Time deposits include approximately $9,693,000 and $7,940,000 of certificates of deposit issued in denominations of $100,000 or more at December 31, 1996, and 1995, respectively. Interest expense on certificates of deposit issued in denominations of $100,000 or more was approximately $588,000, $333,000 and $229,000 in 1996, 1995 and 1994, respectively.

The schedule of maturities of 1st Community's time deposits as of December 31, 1996, follows:

1997 . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 27,094,000
1998 . . . . . . . . . . . . . . . . . . . . . . . . . . .     12,443,000
1999 . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,714,000
2000 . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,025,000
2001 . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,128,000
2002 and after . . . . . . . . . . . . . . . . . . . . . .        124,000
                                                             ------------
 Total . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 50,528,000
                                                             ============


NOTE 10--SHORT-TERM BORROWINGS

Following is information regarding short-term borrowings for the years ended December 31. Short-term borrowings consisted of federal funds purchased and securities sold under agreements to repurchase in 1996 and 1995 and only federal funds purchased in 1994.

                                                             1996           1995           1994
                                                         ------------------------------------------
Amount outstanding at end of year. . . . . . . .         $  4,731,000    $ 1,000,000    $ 1,000,000
Weighted average interest rate at end of year  .                 7.29%          6.88%          6.00%
Maximum outstanding at any month end during the year     $  6,148,000    $ 4,850,000    $ 2,550,000
Daily average amount outstanding . . . . . . . .         $  2,785,000    $ 1,723,000    $   807,000
Weighted average interest rate for the year                      4.61%          6.01%          4.05%
                                                         ==========================================


Securities sold under agreements to repurchase were collateralized by U.S. Treasury or U.S. Government agencies securities. The securities were maintained at a safekeeping agent.


NOTE 11--LONG-TERM DEBT

At December 31, 1996 and 1995, advances from the Federal Home Loan Bank of Indianapolis were $25,200,000 and $1,000,000, respectively. Each of the advances has a fixed rate of interest and the weighted average interest rate on the amounts owed at December 31, 1996 and 1995 was 6.30% and 5.62%, respectively. Unencumbered qualifying residential real estate mortgage loans and government and agency securities have been pledged to collateralize the advances (Note 5).

Interest on the advances is paid monthly. The contractual maturities of the principal balances of the advances at December 31, 1996 follows:

1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  1,086,000
1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9,399,000
1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,851,000
2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,261,000
2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,208,000
2002 and after . . . . . . . . . . . . . . . . . . . . . . . .      4,395,000
                                                                 ------------
 Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 25,200,000
                                                                 ============


NOTE 12--EMPLOYEE BENEFIT PLANS

PENSION PLAN
The Bank has a noncontributory defined benefit pension plan which provides retirement benefits for substantially all employees. The plan assets were invested in money market funds and short-term bonds at December 31, 1996, and in common stocks, intermediate-term bonds, and money market funds and short-term bonds at December 31, 1995. The Bank's policy is to fund the plan based on annual actuarial computations and within Internal Revenue Service guidelines.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



The following sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                                                   1996                1995
                                                                               -------------------------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligation
    Vested benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  (1,660,000)    $  (1,447,000)
    Nonvested benefits . . . . . . . . . . . . . . . . . . . . . . . . . .           (13,000)          (10,000)
                                                                               -------------------------------
    Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  (1,673,000)    $  (1,457,000)
                                                                               ===============================

Projected benefit obligation for service rendered to date  . . . . . . . .     $  (2,003,000)    $  (1,761,000)
Plan assets at fair value. . . . . . . . . . . . . . . . . . . . . . . . .         2,314,000         2,306,000
                                                                               -------------------------------
Excess of plan assets over projected benefit obligation  . . . . . . . . .           311,000           545,000
Unrecognized net (gain)/loss . . . . . . . . . . . . . . . . . . . . . . .            99,000           (88,000)
Unrecognized transition asset. . . . . . . . . . . . . . . . . . . . . . .          (189,000)         (215,000)
Unrecognized prior service cost. . . . . . . . . . . . . . . . . . . . . .            30,000            35,000
                                                                               -------------------------------
Net pension asset. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     251,000     $     277,000
                                                                               ===============================


Net pension cost included the following for the years ended December 31:

                                                                          1996           1995          1994
                                                                     -----------------------------------------
Service cost/benefits earned during the year . . . . . . . . . . .   $    86,000    $    70,000    $    75,000
Interest cost on projected benefit obligation  . . . . . . . . . .       130,000        122,000        115,000
Actual return on plan assets . . . . . . . . . . . . . . . . . . .      (122,000)      (368,000)        (4,000)
Net amortization and deferral  . . . . . . . . . . . . . . . . . .       (69,000)      (199,000)      (170,000)
                                                                     -----------------------------------------
Net pension cost . . . . . . . . . . . . . . . . . . . . . . . . .   $    25,000    $    23,000    $    16,000
                                                                     =========================================



A weighted average discount rate of 7.00% in 1996, 7.50% in 1995 and 7.00% in 1994 and a rate of increase in future compensation of 4.50% in 1996, 4.50% in 1995 and 5.00% in 1994 were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 7.50% for 1996, 1995 and 1994.

1st Community's Board of Directors approved the discontinuance of the Bank's defined benefit pension plan at its January 1997 meeting. The settlement of the pension obligation is expected to occur in 1997. The effect of the plan curtailment and settlement on 1st Community's consolidated financial statements is expected to be immaterial.

POSTRETIREMENT BENEFITS PLAN
The Bank has a postretirement benefits plan for health insurance which covers all retired employees who have met the plan's service requirements. The plan has not been funded by the Bank. The health insurance benefit is contributory with retiree contributions adjusted based on increases in the health insurance cost. The Bank had a postretirement benefit plan for life insurance. The life insurance plan was discontinued in February 1996.

The following sets forth the distribution of the accumulated postretirement benefit obligation for the persons earning and receiving benefits under the health insurance plan as of December 31, 1996, and the health insurance and life insurance plans as of December 31, 1995:

                                                                                   1996                1995
                                                                               -------------------------------
Retirees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     36,000      $      70,000
Employees not yet eligible to receive benefits . . . . . . . . . . . . . .           36,000             58,000
Employees eligible to receive benefits . . . . . . . . . . . . . . . . . .           34,000            105,000
                                                                               -------------------------------
 Total accumulated benefit obligation. . . . . . . . . . . . . . . . . . .          106,000            233,000
Unrecognized net gain. . . . . . . . . . . . . . . . . . . . . . . . . . .           42,000             45,000
                                                                               -------------------------------
 Accrued postretirement benefit cost . . . . . . . . . . . . . . . . . . .     $    148,000      $     278,000
                                                                               ===============================

Net postretirement benefit cost included the following for the years ended December 31:

                                                                          1996           1995          1994
                                                                     -----------------------------------------
Service cost/benefits attributed to service during the year. . .     $    8,000     $    7,000     $     7,000
Interest cost on accumulated post-retirement benefit obligation          16,000         18,000          18,000
Recognized gain. . . . . . . . . . . . . . . . . . . . . . . . .         (3,000)        (5,000)             --
Settlement gain from discontinuance of life insurance plan . . .       (139,000)            --              --
                                                                     -----------------------------------------
  Postretirement benefit cost/(credit) . . . . . . . . . . . . .     $ (118,000)    $   20,000     $    25,000
                                                                     =========================================

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



The trend for annual increases in health care costs was assumed to be 13% for 4 years beginning January 1, 1997, dropping to 7% after 4 years and remaining at that level thereafter. The effect of a 1% increase in the assumed health care cost trend rate would have an immaterial impact on the combined service and interest cost components of net periodic postretirement health care benefits cost and the accumulated postretirement benefit obligation for health care benefits. A weighted average discount rate of 7% was used in determining the actuarial present value of the accumulated postretirement benefit obligation for 1996, 1995 and 1994.

INCENTIVE BONUS AND 401(K) PLANS
The Bank also maintains an incentive bonus plan and a 401(k) savings and retirement plan for substantially all employees. The incentive bonus plan provides for the payment of bonuses to employees based on return on average equity goals set annually by 1st Community's Board of Directors. Incentive bonus plan expense, which is included in salaries and wages, was $232,000, $194,000 and $133,000 for 1996, 1995 and 1994, respectively. Under the
Bank's 401(k) plan, employees may make contributions up to 15% of individual compensation. Contributions to the plan by the bank are discretionary. The Bank's contribution, which is included in pension and other employee benefits, was $17,000, $13,000 and $13,000 for 1996, 1995 and 1994, respectively.


NOTE 13--COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT RISK

The Bank grants commercial, agricultural, installment and real estate loans to customers primarily in the northern Kent County area of Michigan. Approximately 98% of these loans are secured by real estate, automobiles, trucks and various other items of collateral while the remaining 2% are unsecured.

Noninterest-bearing and interest-bearing deposits totaling $3,862,000 at December 31, 1996, and $3,803,000 at December 31, 1995, were held at NBD Bank.

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

The Bank had outstanding commitments to make loans totaling $12,479,000 and $9,961,000 at December 31, 1996 and 1995, respectively. Approximately 90% of these commitments were at variable interest rates. The Bank had issued approximately $2,562,000 and $1,946,000 in unused lines of credit and $165,000 in letters of credit at December 31, 1996 and 1995, respectively.

The Bank's data processing is performed by a third party processor, of which the Bank is a part owner. The Bank pays for its data processing based on the volume of its accounts. The Bank's current contract with its data processor extends through the end of 1999. Based on the current volume of accounts, the minimum payments due under the contract are approximately $126,000 per year for a total of $378,000 over the next three years.


NOTE 14--NONINTEREST EXPENSE

Noninterest expense for the years ended December 31 follows:

                                                1996        1995         1994
                                           ------------------------------------
Supplies and postage . . . . . . . . . .   $  237,000   $  153,000   $  128,000
Legal and professional . . . . . . . . .      167,000      205,000      186,000
Computer processing. . . . . . . . . . .      162,000      156,000      160,000
State single business tax  . . . . . . .       95,000       81,000       79,000
FDIC insurance . . . . . . . . . . . . .        2,000      106,000      202,000
Other  . . . . . . . . . . . . . . . . .      750,000      532,000      533,000
                                           ------------------------------------
 Total . . . . . . . . . . . . . . . . .   $1,413,000   $1,233,000   $1,288,000
                                           ====================================

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



NOTE 15--INCOME TAX EXPENSE

The components of income tax expense for the years ended December 31 were as follows:

                                                          1996          1995           1994
                                                     ----------------------------------------
Current income tax expense . . . . . . . . . . .     $   716,000    $  553,000    $   376,000
Deferred income tax benefit. . . . . . . . . . .         (61,000)      (42,000)       (20,000)
                                                     ----------------------------------------
 Income tax expense. . . . . . . . . . . . . . .     $   655,000    $  511,000    $   356,000
                                                     ========================================

The difference between the financial statement tax provision and amounts computed by applying the federal income tax rate to pre-tax income is reconciled as follows:

                                                          1996          1995           1994
                                                     ----------------------------------------
Income tax computed at statutory federal rate
   of 34%  . . . . . . . . . . . . . . . . . . .     $    799,000   $  672,000    $   544,000
Tax exempt interest income . . . . . . . . . . .         (175,000)    (197,000)      (206,000)
Non-deductible interest expense. . . . . . . . .           24,000       25,000         20,000
Other items. . . . . . . . . . . . . . . . . . .            7,000       11,000         (2,000)
                                                     ----------------------------------------
 Income tax expense. . . . . . . . . . . . . . .     $    655,000   $  511,000    $   356,000
                                                     ========================================

The components of deferred tax assets and liabilities at December 31 were as follows:

                                                                    1996              1995
                                                               ------------------------------
Deferred tax assets:
 Allowance for loan losses . . . . . . . . . . . . . . . .     $    401,000     $     276,000
 Deferred compensation . . . . . . . . . . . . . . . . . .           62,000            60,000
 Deferred loan fees. . . . . . . . . . . . . . . . . . . .           53,000            68,000
 Postretirement benefits obligation. . . . . . . . . . . .           50,000            95,000
 Other . . . . . . . . . . . . . . . . . . . . . . . . . .           68,000            59,000
                                                               ------------------------------
    Total deferred tax assets. . . . . . . . . . . . . . .          634,000           558,000

Deferred tax liabilities:
 Depreciation. . . . . . . . . . . . . . . . . . . . . . .          188,000           177,000
 Pension fund asset  . . . . . . . . . . . . . . . . . . .           96,000            93,000
 Unrealized appreciation on securities available for sale            58,000           130,000
 Other . . . . . . . . . . . . . . . . . . . . . . . . . .           12,000            11,000
                                                               ------------------------------
    Total deferred tax liabilities . . . . . . . . . . . .          354,000           411,000
                                                               ------------------------------
    Net deferred tax asset . . . . . . . . . . . . . . . .     $    280,000     $     147,000
                                                               ==============================

A valuation allowance related to a deferred tax asset is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 1996 and 1995.


NOTE 16--TRANSACTIONS WITH RELATED PARTIES

Included in the loan portfolio were loans made to officers, directors, principal shareholders and their associates. Activity related to these loans during 1996 follows:

Balance at January 1, 1996 . . . . . . . . . . . . . . . .  $  1,962,000
 New loans . . . . . . . . . . . . . . . . . . . . . . . .       439,000
 Payments. . . . . . . . . . . . . . . . . . . . . . . . .      (798,000)
                                                            ------------
Balance at December 31, 1996 . . . . . . . . . . . . . . .  $  1,603,000
                                                            ============

Included in the deposit balances were deposits of officers, directors, principal shareholders and their associates. Balances in these deposit accounts were $2,006,000 and $2,154,000 at December 31, 1996 and 1995,
respectively.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



NOTE 17--FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount was considered to estimate fair value for cash and cash equivalents, variable rate loans that reprice frequently and fully, deposits without stated maturities, and short-term borrowings. Fair values for securities were based on quoted market prices for specific securities or, if no quotes were available, on the rate and term of the security and on information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value was estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans were estimated using discounted cash flow analyses or underlying collateral, where applicable. The fair value of loans held for sale was based on market estimates. The fair value of long-term debt was based on currently available rates for similar financing. The fair value of off-balance-sheet was based on fees currently charged for similar agreements, considering the terms of the agreements and the credits standing.

The carrying amounts and estimated fair values of 1st Community's financial instruments were as follows:

                                               CARRYING            FAIR            CARRYING           FAIR
                                                AMOUNT             VALUE            AMOUNT            VALUE
                                           --------------------------------------------------------------------
                                                  DECEMBER 31, 1996                     DECEMBER 31, 1995
                                           --------------------------------------------------------------------
FINANCIAL ASSETS
 Cash and cash equivalents . . . .         $    4,952,000    $    4,952,000    $    4,806,000    $    4,806,000
 Securities. . . . . . . . . . . .             23,006,000        23,006,000        23,187,000        23,187,000
 Loans, net of allowance . . . . .            108,592,000       112,179,000        77,961,000        80,369,000
                                           --------------------------------------------------------------------
 Total financial assets. . . . . .         $  136,550,000    $  140,137,000    $  105,954,000    $  108,362,000
                                           ====================================================================

FINANCIAL LIABILITIES
 Deposits without stated maturities        $   45,078,000    $   45,078,000    $   45,019,000    $   45,019,000
 Deposits with stated maturities .             50,528,000        50,874,000        47,883,000        48,713,000
 Short-term borrowings . . . . . .              4,731,000         4,731,000         1,000,000         1,000,000
 Long-term debt. . . . . . . . . .             25,200,000        25,328,000         1,000,000         1,000,000
                                           --------------------------------------------------------------------

 Total financial liabilities . . .         $  125,537,000    $  126,011,000    $   94,902,000    $   95,732,000
                                           ====================================================================

OFF-BALANCE-SHEET ITEMS
 Loan commitments. . . . . . . . .         $          N/A    $           --    $          N/A     $          --
                                           ====================================================================


NOTE 18--REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. The minimum capital requirements are as follows:

                                           Capital to Risk-
                                           Weighted Assets
                                           ----------------     Tier 1 Capital
                                           Total    Tier 1     to Average Assets
                                           -------------------------------------
Well capitalized                            10%       6%              5%
Adequately capitalized                       8%       4%              4%
Undercapitalized                             6%       3%              3%

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



Consolidated actual capital levels and minimum required levels were as follows:

                                                                                                 MINIMUM  REQUIRED
                                                                                                    TO BE WELL
                                                                          MINIMUM REQUIRED          CAPITALIZED
                                                                             FOR CAPITAL       UNDER PROMPT CORRECTIVE
                                                      ACTUAL              ADEQUACY PURPOSES      ACTION REGULATIONS
                                              ------------------------------------------------------------------------
                                                AMOUNT       RATIO       AMOUNT       RATIO       AMOUNT      RATIO
                                              ------------------------------------------------------------------------
                                                                          (DOLLARS IN THOUSANDS)
DECEMBER 31, 1996
Total capital (to risk weighted assets)       $   15,226     14.9%     $    8,185     8.0%     $   10,231     10.0%
Tier 1 capital (to risk weighted assets)      $   13,947     13.6%     $    4,092     4.0%     $    6,139      6.0%
Tier 1 capital (to average assets)            $   13,947     10.3%     $    5,398     4.0%     $    6,747      5.0%

December 31, 1995
Total capital (to risk weighted assets)       $   14,296     19.7%     $    5,821     8.0%     $    7,276     10.0%
Tier 1 capital (to risk weighted assets)      $   13,386     18.4%     $    2,910     4.0%     $    4,365      6.0%
Tier 1 capital (to average assets)            $   13,386     12.4%     $    4,329     4.0%     $    5,411      5.0%

1st Community and the Bank were categorized as well capitalized at December 31, 1996 and December 31, 1995.

Guidelines with respect to maintenance of capital adopted by Federal and State regulatory authorities and restrictions imposed by law limit the amount of cash dividends the Bank can pay to 1st Community. However, at December 31, 1996, using the most restrictive of these conditions for the Bank, the cash dividends that the Bank could pay 1st Community, without prior approval of the regulatory authorities, was approximately $2,600,000.


NOTE 19--1ST COMMUNITY BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL
INFORMATION

Presented below are condensed financial statements for the parent company only.




                         CONDENSED BALANCE SHEETS
                                                                             DECEMBER 31,
                                                                  1996           1995
                                                              ---------------------------
Assets
 Cash on hand with subsidiary bank . . . . . . . . . . . .     $    20,000    $    10,000
 Investment in subsidiary. . . . . . . . . . . . . . . . .      14,507,000     13,767,000
 Other investments . . . . . . . . . . . . . . . . . . . .           8,000          8,000
 Other assets. . . . . . . . . . . . . . . . . . . . . . .           2,000          1,000
                                                              ---------------------------
    Total assets . . . . . . . . . . . . . . . . . . . . .     $14,537,000    $13,786,000
                                                              ===========================

Liabilities
 Other liabilities . . . . . . . . . . . . . . . . . . . .     $        --    $     2,000
                                                              ---------------------------

Shareholders' Equity . . . . . . . . . . . . . . . . . . .      14,537,000     13,784,000
                                                              ---------------------------
    Total liabilities and shareholders' equity . . . . . .     $14,537,000    $13,786,000
                                                              ===========================

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        1st Community Bancorp, Inc.



                      CONDENSED STATEMENTS OF INCOME
                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                             1996          1995            1994
                                                        -----------------------------------------
Dividend income from subsidiary. . . . . . . . . . .    $    824,000   $ 1,409,000   $    514,000
Other expenses . . . . . . . . . . . . . . . . . . .          50,000        66,000         67,000
                                                        -----------------------------------------
Income before income tax and equity in undistributed
   net income of subsidiary. . . . . . . . . . . . .         774,000     1,343,000        447,000
Income tax benefit . . . . . . . . . . . . . . . . .          17,000        22,000         23,000
                                                        -----------------------------------------
Income before equity in undistributed net income of
   subsidiary  . . . . . . . . . . . . . . . . . . .         791,000     1,365,000        470,000
Equity in undistributed net income of subsidiary . .         904,000        99,000        773,000
                                                        -----------------------------------------
Net income . . . . . . . . . . . . . . . . . . . . .    $  1,695,000   $ 1,464,000   $  1,243,000
                                                        =========================================


                    CONDENSED STATEMENTS OF CASH FLOWS
                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                             1996          1995            1994
                                                        -----------------------------------------
Cash flows from operating activities
 Net income. . . . . . . . . . . . . . . . . . . . .    $ 1,695,000    $ 1,464,000   $  1,243,000
 Adjustments to reconcile net income to net cash from
   operating activities
    Income from subsidiary . . . . . . . . . . . . .     (1,728,000)    (1,508,000)    (1,287,000)
    Changes in:
       Other assets. . . . . . . . . . . . . . . . .         (1,000)         3,000         (2,000)
       Other liabilities . . . . . . . . . . . . . .         (2,000)        (1,000)         2,000
                                                        -----------------------------------------
       Net cash used in operating activities . . . .        (36,000)       (42,000)       (44,000)
                                                        -----------------------------------------

Cash flows from investing activities
 Dividends received from subsidiary. . . . . . . . .        824,000      1,409,000        514,000
 Purchase of securities available for sale . . . . .             --         (8,000)            --
                                                        -----------------------------------------
       Net cash from investing activities. . . . .          824,000      1,401,000        514,000
                                                        -----------------------------------------
Cash flows from financing activities
 Repurchase of stock . . . . . . . . . . . . . . . .       (115,000)      (815,000)            --
 Dividends paid. . . . . . . . . . . . . . . . . . .       (663,000)      (551,000)      (469,000)
                                                        -----------------------------------------
       Net cash used in financing activities . . .         (778,000)    (1,366,000)      (469,000)
                                                        -----------------------------------------

Net change in cash and cash equivalents. . . . . . .         10,000         (7,000)         1,000
Cash and cash equivalents at beginning of year . . .         10,000         17,000         16,000
                                                        -----------------------------------------
Cash and cash equivalents at end of year . . . . . .    $    20,000    $    10,000   $     17,000
                                                        ==========================================

                       INDEPENDENT AUDITORS' REPORT
                        1st Community Bancorp, Inc.


[CROWE CHIZEK LOGO]
CROWE CHIZEK




To the Shareholders and Board of Directors of 1st Community Bancorp, Inc., Sparta, Michigan



We have audited the accompanying consolidated balance sheets of 1st Community Bancorp, Inc. as of December 31, 1996 and 1995 and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st Community Bancorp, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                        /s/ Crowe, Chizek And Company LLP


                                        Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 7, 1997

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS
                        1st Community Bancorp, Inc.


The following discussion is designed to provide a review of the consolidated financial condition and results of operations of 1st Community Bancorp, Inc., ("1st Community") and its wholly-owned subsidiaries, ChoiceOne Bank (the "Bank") and ChoiceOne Insurance Agencies, Inc. (the "Agency"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes.


SUMMARY OF OPERATING RESULTS

Net income for 1996 was $1,695,000, which represented a $231,000 or 16% increase over 1995. The increase in 1st Community's net income in 1996 was attributable to higher net interest income and noninterest income. These were partially offset by increases in the provision for loan losses and noninterest expense. The growth in net interest income was primarily due to growth in 1st Community's loan portfolio. The increase in other income was caused primarily by commission income from the Agency, which was combined with 1st Community January 1996. The rise in the provision for loan losses occurred as a result of both higher loan growth and net charge-offs in 1996 than in 1995. Approximately 80% of the increase in noninterest expense was due to the inclusion of expenses of the Agency in 1996.

Increased net income in 1995 resulted from the same factors that affected 1996: higher net interest income and noninterest income offset by a higher provision for loans losses and noninterest expense. The increase in net interest income was primarily due to a higher net interest margin. The improvement in noninterest income was caused by growth in service charges on deposit accounts. The rise in the provision for loan losses occurred because of higher loan growth in 1995 than in the prior year. Increased salaries and wages were the main cause of the increase in noninterest expense.

                                                             YEAR ENDED DECEMBER 31,
                                                         1996           1995          1994
-----------------------------------------------------------------------------------------------
Net interest income. . . . . . . . . . . . . . .     $  5,754,000   $  4,931,000   $  4,468,000

Provision for loan losses. . . . . . . . . . . .         (523,000)      (164,000)      (126,000)

Noninterest income . . . . . . . . . . . . . . .        1,555,000        656,000        597,000

Noninterest expenses . . . . . . . . . . . . . .       (4,436,000)    (3,448,000)    (3,340,000)

Income tax expense . . . . . . . . . . . . . . .         (655,000)      (511,000)      (356,000)
                                                     ------------------------------------------
Net income . . . . . . . . . . . . . . . . . . .     $  1,695,000    $ 1,464,000   $  1,243,000
===============================================================================================

RETURN ON AVERAGE ASSETS AND AVERAGE SHAREHOLDERS' EQUITY

The return on average assets and return on average shareholders' equity are key performance indices that measure how effectively 1st Community is using its assets and its shareholders' invested capital. 1st Community's return on average assets for 1996 was 1.38%, compared to 1.36% for 1995 and 1.18% for 1994. The return on average shareholders' equity was 12.00%, 11.09% and 9.62% for 1996, 1995 and 1994, respectively.

DIVIDENDS

Cash dividends declared by 1st Community in 1996 of $663,000 or $1.37 per share represent the fifteenth consecutive year that 1st Community or the Bank has increased cash dividends paid to shareholders. The total cash dividends paid in 1996 represented an $112,000 or 20% increase over 1995. The cash dividend payout percentage (total cash dividends divided by net income) was 39% in 1996, which was a slight increase from the 38% payout percentage in 1995. In addition to the cash dividends declared, 1st Community declared a 20% stock dividend in 1995 and a 25% stock split in 1994.

Cash dividends paid in 1994 through 1996 were consistent with management's objectives regarding the capital structure of 1st Community. A primary objective is to continue the per share and total dollar increase in cash dividend payments to shareholders, which 1st Community achieved in all three years. However, management will not raise dividends above a level which it considers to be reasonable and prudent.

1st Community's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. Based on projected earnings for the Bank, management currently expects 1st Community to pay regular quarterly cash dividends to its shareholders in 1997.

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

TABLE 1--AVERAGE BALANCES AND TAX-EQUIVALENT INTEREST RATES
                                                                          YEAR ENDED DECEMBER 31,
                                                     1996                        1995                          1994
                                        ----------------------------------------------------------------------------------------
                                         AVERAGE             AVERAGE   AVERAGE           AVERAGE     AVERAGE             AVERAGE
                                         BALANCE    INTEREST   RATE    BALANCE  INTEREST   RATE      BALANCE   INTEREST    RATE
                                        ----------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
ASSETS
  Loans <F1> <F2>. . . . . . . . . .    $  94,077   $  9,087   9.66%  $  73,742  $  7,135   9.68%   $  67,773   $   5,779   8.53%
  Taxable securities <F3>  . . . . .       14,147        916   6.47      18,403     1,181   6.42       21,614       1,300   5.95
  Nontaxable securities <F1> <F3>  .        8,365        681   8.14       9,181       774   8.43        9,488         859   9.09
  Other. . . . . . . . . . . . . . .           65          3   4.62         160         8   5.00          619          29   4.65
                                        ---------   --------          ---------  --------           ---------   ---------
    Interest-earning assets  . . . .      116,654     10,687   9.16     101,486     9,098   8.96       99,494       7,967   7.99
  Noninterest-earning assets <F4>  .        6,480                         6,066                         5,951
                                        ---------                     ---------                     ---------
    Total assets . . . . . . . . . .    $ 123,134                     $ 107,552                     $ 105,445
                                        =========                     =========                     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing
   transaction accounts. . . . . . .    $  24,711        798   3.23   $  25,522       912   3.57    $  30,027         938   3.12
  Savings deposits . . . . . . . . .        9,363        174   1.86       9,845       229   2.33       11,700         282   2.41
  Time deposits. . . . . . . . . . .       50,126      2,947   5.88      45,930     2,619   5.70       39,557       1,934   4.89
  FHLB advances. . . . . . . . . . .        9,385        592   6.31          77         2   3.04           --          --     --
  Other. . . . . . . . . . . . . . .        2,785        154   5.53       1,722       106   6.11          807          33   4.05
                                        ---------   --------          ---------  --------           ---------   ---------
    Interest-bearing liabilities . .       96,370      4,665   4.84      83,096     3,868   4.65       82,091       3,187   3.88
                                                    --------  ------             --------  ------               ---------  ------
  Noninterest-bearing liabilities. .       12,635                        11,256                        10,432

  Shareholders' equity . . . . . . .       14,129                        13,200                        12,922
                                        ---------                     ---------                     ---------

    Total liabilities and
      shareholders' equity . . . . .    $ 123,134                     $ 107,552                     $ 105,445
                                        =========                     =========                     =========
Net interest income (tax-equivalent
  basis) - interest spread . . . . .                   6,022   4.32%                5,230   4.31%                   4,780   4.11%
                                                              ======                       ======                          ======
Tax-equivalent adjustment <F1> . . .                    (268)                        (299)                           (312)
                                                    --------                     --------                       ---------
Net interest income  . . . . . . . .                $  5,754                     $  4,931                       $   4,468
                                                    ========                     ========                       =========
Net interest income as a
  percentage of earning assets
  (tax-equivalent basis) . . . . . .                           5.16%                        5.15%                           4.80%
                                                              ======                       ======                          ======

<F1> Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.
<F2> Interest on loans included net origination fees charged on loans of approximately $363,000, $253,000 and $238,000 in 1996, 1995 and 1994,
     respectively.
<F3> The average balance includes the effect of unrealized
     depreciation/appreciation on securities, while the average rate was computed on the average amortized cost of the securities.
<F4> Noninterest-earning assets includes loans on a nonaccrual status which averaged approximately $383,000, $482,000 and $277,000 in 1996, 1995 and 1994, respectively.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS
                        1st Community Bancorp, Inc.


TABLE 2--CHANGES IN TAX-EQUIVALENT NET INTEREST INCOME
                                                                       YEAR ENDED DECEMBER 31,
                                                        1996 OVER 1995                     1995 OVER 1994
-----------------------------------------------------------------------------------------------------------------
                                                   TOTAL    VOLUME       RATE        TOTAL      VOLUME     RATE
-----------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN INTEREST INCOME <F1>                           (Dollars in thousands)
  Loans <F2>. . . . . . . . . . . . . .          $  1,952   $  1,967   $   (15)   $   1,356   $    537   $    819
  Taxable securities  . . . . . . . . .              (265)      (275)       10         (119)      (210)        91
  Nontaxable securities <F2>. . . . . .               (93)       (67)      (26)         (85)       (26)       (59)
  Other . . . . . . . . . . . . . . . .                (5)        (4)       (1)         (21)       (23)         2
                                                 ----------------------------------------------------------------
    Net change in tax-equivalent income             1,589      1,621       (32)       1,131        278        853
                                                 ----------------------------------------------------------------

INCREASE (DECREASE) IN INTEREST EXPENSE <F1>
  Interest-bearing transaction accounts              (114)       (28)      (86)         (26)      (152)       126
  Savings deposits . . . . . . . . . .                (55)       (11)      (44)         (53)       (43)       (10)
  Time deposits. . . . . . . . . . . .                328        244        84          685        337        348
  Federal Home Loan Bank advances. . .                590        585         5            2          2         --
  Other. . . . . . . . . . . . . . . .                 48         59       (11)          73         52         21
                                                 ----------------------------------------------------------------
    Net change in interest expense . .                797        849       (52)         681        196        485
                                                 ----------------------------------------------------------------
    Net change in tax-equivalent net
      interest income. . . . . . . . .           $    792   $    772   $    20    $     450   $     82   $    368
=================================================================================================================

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


INTEREST INCOME

Tax equivalent interest income increased significantly in both 1996 and 1995. The improvement in 1996 was due to growth in average interest-earning assets. Changes in interest rates had little overall impact on net interest income in 1996, as is evidenced by the increase of only 1 basis point in the tax-equivalent net interest spread. This is in contrast to 1995, when approximately 75% of the growth in net interest income occurred as a result of a wider spread between rates on interest-earning assets and interest-bearing liabilities. 1st Community's net interest spread percentage increased 21 basis points in 1995.

Interest-earning assets grew $15,168,000 in 1996, compared to $1,992,000 in 1995. The difference was caused by a higher level of loan growth in 1996 than in 1995. Almost half of the loan increase in 1996 was funded by advances from the Federal Home Loan Bank. As was stated in the previous paragraph, changes in interest rates had little impact on 1st Community's net interest income in 1996. Decreases in short-term interest rates in late 1995 and early 1996 affected both rates earned on loans and rates paid on interest-bearing transaction accounts and savings deposits. The effect of interest rates in 1995 was much more dramatic. General market interest rates rose from early 1994 to early 1995. This caused an increase in both interest income and expense in 1995 as compared to 1994. However, the increase in the average rate earned on interest-earning assets was more than the rise in the rate paid on interest-bearing liabilities, which caused the improvement in the net interest margin.

Interest income on loans increased 27% in 1996, which was slightly more than the 23% improvement in 1995. All of the rise in loan interest income in 1996 was due to growth in the loan portfolio, in contrast to 1995 when approximately 60% of the change resulted from a higher average interest rate earned than the prior year. Management placed a high priority on quality loan growth in both 1996 and 1995, which is evidenced by the increase in average total loans as a percentage of average earning assets to 81% in 1996, compared to 73% in 1995 and 68% in 1994. Significant growth occurred in commercial, residential real estate mortgage and consumer loans. Loan activity will be discussed further in the Loans section of Management's Discussion and Analysis. The average rate earned on loans declined 2 basis points in 1996. The effect of a 56 basis point decrease in the average prime rate in 1996 was offset by an increase of $110,000 in loan fee income. The expansion of loan fee income was a result of the Bank's new accounts receivable financing program. The substantial increase in the average rate earned on loans in 1995 was primarily due to an average prime lending

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS
                        1st Community Bancorp, Inc.


rate which was 169 basis points higher in 1995 than in 1994. Changes in the prime lending rate affect most of the commercial and agricultural loan portfolios and part of the consumer loan portfolio.

Interest income on taxable securities and nontaxable securities declined in both 1996 and 1995 as a result of a reduced average securities balance. This has occurred because proceeds from maturities were used to fund loan growth. The average rate earned on taxable securities increased 47 basis points in 1995 due to the rise in general market interest rates that ended in early 1995. The average rate earned on nontaxable securities declined in 1996 and 1995 as higher yielding securities in the portfolio have matured.

INTEREST EXPENSE

Interest expense on interest-bearing liabilities increased significantly in both 1996 and 1995. The growth in 1996 was caused by a increase of more than $13,000,000 in the average balance of interest-bearing liabilities compared to 1995. In contrast, the average balance of interest-bearing liabilities grew only $1,005,000 in 1995. The average balance of Federal Home Loan Bank advances increased significantly in 1996 as this became one of the primary funding sources for 1st Community's loan growth. Time deposits was also a funding source as it continued its trend of growth from 1995 through 1996. The average balances of interest-bearing transaction accounts and savings deposits decreased in 1996, although to a lesser extent than occurred in 1995.

The average rate paid on interest-bearing liabilities did not have a significant impact on the change in interest expense between 1996 and 1995. The effect of decreases in the average rate paid on interest-bearing transaction accounts and savings deposits was partially offset by an increase in the average rate paid on time deposits. Changes in interest rates substantially affected interest expense in 1995. The average interest rate paid increased 77 basis points in 1995 compared to 1994, which caused an addition of $485,000 to interest expense. The change in the average interest rate paid in 1995 was due to rising rates on deposits through the first quarter of 1995. A contributing factor was also the shifting of deposit balances from accounts that paid lower interest rates to time deposits, which paid higher interest rates.

NET INTEREST INCOME

Table 2 documents that tax-equivalent net interest income increased $792,000 in 1996, compared to a $450,000 increase in 1995. There were opposite reasons for the growth in the two years. A favorable volume variance created by 1st Community's asset growth was the catalyst for 1996's increase, while the effect of asset growth had a small impact on 1995's net interest income. A positive rate variance in 1995 reflected the effect of an increased net interest spread, in contrast to 1996 where the effect of interest rates earned and paid was virtually unchanged from the prior year.


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

Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 7 to the Consolidated Financial Statements. As shown in Table 3, the provision for loan losses and allowance for loan losses increased significantly in 1996 and increased to a lesser degree in 1995. The increase in the provision in 1996 was primarily due to a higher level of loan growth in 1996 than the prior year. It was also affected by an increased level of net charge-offs in 1996. The small increase in the provision in 1995 resulted from more loan growth in 1995 than in 1994. As a result of an increase in nonperforming loans from December 31, 1995, to December 31, 1996, the ratio of the allowance for loan losses to nonperforming loans was virtually unchanged from the end of 1995 to the end of 1996.

The relatively low level of net charge-offs in all three years presented in Table 3 resulted from a continued effort in the Bank's loan departments to quickly recognize and resolve problem loan situations and a healthy economy in the Bank's market area. In 1996, $16,000 of net charge-offs were recorded, compared to $4,000 of net recoveries in 1995 and $14,000 of net charge-offs in 1994. Approximately $141,000 of net charge-offs were recorded on consumer loans in 1996, compared to net charge-offs of $83,000 and $62,000 in 1995 and 1994, respectively. There were no charge-offs or recoveries on residential real estate mortgage loans in 1996. Net charge-offs of $3,000 and $11,000 were recognized on residential real estate mortgage loans in 1995 and 1994, respectively.

As noted in the Allowance for Loan Losses section of Note 2 to the Consolidated Financial Statements, 1st Community implemented Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by
Creditors for Impairment of a Loan" on January 1, 1995. SFAS 114, as amended by Statement of Financial Accounting Standards No. 118 ("SFAS
118"), requires that impaired loans be measured on the present value of expected cash flows discounted at the loan's effective interest rate or, as a

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS
                        1st Community Bancorp, Inc.


TABLE 3--PROVISION AND ALLOWANCE FOR LOAN LOSSES
                                                       AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                            1996          1995           1994
-------------------------------------------------------------------------------------------------
Provision for loan losses. . . . . . . . . . . . .     $   523,000    $   164,000    $   126,000
Net charge-offs. . . . . . . . . . . . . . . . . .         157,000         82,000         87,000
Allowance for loan losses at year end. . . . . . .       1,487,000      1,121,000      1,039,000
Allowance for loan losses as a percentage of:
 Total loans as of year end. . . . . . . . . . . .            1.35%          1.42%          1.50%
 Nonaccrual loans, accrual loans past due 90 days
    or more and troubled debt restructurings . . .          148.65         148.23         125.72
Ratio of net charge-offs to average total loans
    outstanding during the year  . . . . . . . . .             .17            .11            .13
Loan recoveries as a percentage of prior year's
    charge-offs  . . . . . . . . . . . . . . . . .           51.60          36.13          29.55



practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The implementation of SFAS 114 and 118 did not have a material effect on 1st Community's consolidated financial statements.

Based on the current state of the economy and management's reviews of the loan portfolio, management believes that the allowance for loan losses as of December 31, 1996, is adequate to absorb possible charge-offs. Management is concerned that relatively high levels of consumer debt and increasing levels of personal bankruptcies may cause charge-offs to increase in the future. As loan growth and charge-offs occur in 1997, the allowance and provision for loan losses will be reviewed and changes will be made to maintain the allowance at an adequate level.

NONINTEREST INCOME

Noninterest income increased $899,000 in 1996, compared to an increase of $59,000 in 1995. The majority of the increase in 1996 was due to commission income from sales of insurance products by the Bank's insurance subsidiary. The business combination with the Agency was effective. The increase in noninterest income in 1995 was due to increased service charges on deposit accounts.


NONINTEREST EXPENSES

Noninterest expense grew $988,000 in 1996, after increasing only $108,000 in 1995. Approximately 80% of the higher expenses in 1996 resulted from the Bank's insurance subsidiary. The Agency's expenses were included for a full year in 1996, in contrast to 1995 when the Agency was not a subsidiary of the Bank. The remainder of the expense growth in 1996 was due to expenses related to the Bank's two new branches, expenses related to the name changes of the Bank and the Agency and general growth in expenses. The expense growth was offset in 1996 by the effect of the termination of the Bank's postretirement life insurance benefits plan. The gain from the discontinuance of postretirement life insurance benefits was $139,000 in 1996. FDIC insurance expense was reduced from $106,000 in 1995 to $2,000 in 1996. This resulted from the insurance fund reaching its mandated funding level in mid-1995. Based on the current assessment level, management expects that FDIC insurance expense will range from $15,000 to $20,000 in 1997. The increase in noninterest expense in 1995 was caused by a $135,000 increase in salaries and wages. Almost half of the change in salaries and wages resulted from a $61,000 increase in the incentive bonus in 1995. The incentive bonus program is partly based on 1st Community's net income. Higher net income in 1995 caused the incentive bonus expense to rise.

INSURANCE SUBSIDIARY

The business combination with the Agency was effective January 1, 1996. The business combination was accounted for as a pooling-of-interests. The Agency's balance sheets and results of operations were not material to 1st Community's prior years' consolidated financial statements. Therefore, prior years' consolidated financial statements were not restated for the Agency's prior years' financial results.

CASH FLOWS

As can be seen from the Consolidated Statements of Cash Flows, cash and cash equivalents increased from both December 31, 1995 to December 31, 1996, and from December 31, 1994 to December 31, 1995. The purpose of the Statements of Cash Flows is to document how cash and cash equivalents were generated and used in 1st Community's operations. Cash was generated by income from operations, sales and maturities of investment securities, repayments of borrowers' loans, sales of loans, growth in deposits, an

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS
                        1st Community Bancorp, Inc.


increase in federal funds purchased and securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank. This cash was used for the purchase of securities, funding of loan demand and loan purchases, purchase of property and equipment, repurchase of 1st Community's stock and cash dividends paid to 1st Community's shareholders.

SECURITIES

Total securities available for sale decreased $2,151,000 in 1996. Some of the amounts received from sales and maturities of securities were used to fund 1st Community's loan growth. Purchases of securities available for sale in 1996 was limited to U.S. Treasuries and U.S. Government agencies securities and nontaxable obligations of states and political subdivisions. The change in the net unrealized appreciation on securities available for sale had a negative impact of $209,000 on the securities balance in 1996.

The other securities balance increased $1,970,000 in 1996. Virtually all of the growth was due to an increased balance in Federal Home Loan Bank stock. The Federal Home Loan Bank required the additional stock purchases in 1996 as a result of 1st Community's increased level of advances from the Federal Home Loan Bank.

Total securities available for sale increased $945,000 in 1995, while securities held to maturity decreased from a balance of $8,168,000 at December 31, 1994, to $0 at December 31, 1995. The decrease in securities held to maturity was caused by a $8,124,000 transfer of securities in December 1995 from the held to maturity classification to the available for sale classification. This transfer was made under guidelines issued by the Financial Accounting Standards Board in late 1995. The total of all securities categories decreased $7,223,000 from December 31, 1994, to December 31, 1995. This reduction occurred in spite of a $1,228,000 positive change in net unrealized appreciation/depreciation on available for sale securities. The large securities decrease was caused by loan growth in 1995 which utilized the funds from maturing securities. The positive change in total net unrealized appreciation/depreciation on available for sale securities was due to lower medium- to long-term interest rates at the end of 1995 than at the end of 1994.

LOANS

Note 6 to the Consolidated Financial Statements documents substantial loan growth of $30,997,000 in 1996, compared to growth of $9,672,000 in 1995.
Bank management's emphasis on quality loan growth coupled with a healthy economy in 1st Community's market area were contributing factors in both years. Business development activities helped commercial loans to grow $11,409,000 in 1996 and $5,238,000 in 1995. The Bank's new accounts receivable financing program also contributed to the commercial loan growth in 1996. Agricultural loans increased $600,000 and $519,000 in 1996 and 1995, respectively. Construction real estate mortgage loans and residential real estate mortgage loans increased $1,410,000 and $8,325,000, respectively, in 1996. These increases were much higher than the $1,922,000 total growth in these two mortgage categories in 1995. The higher level of mortgage growth in 1996 was due to a more marketing-driven focus in the mortgage department along with a full year of effect of the Bank's new mortgage originator. Consumer loans increased $9,253,000 in 1996 compared to $1,993,000 of growth in 1995. The Bank's indirect automobile lending program contributed the majority of the growth in both years.

Management's emphasis in 1997 will be to continue growth in all loan categories. Management intends to use business development activities to attempt to generate demand in the commercial and agricultural loan categories. Management intends to use contacts with real estate agents and other methods to attempt to capture a larger share of the residential real estate financing market. Management also intends to continue to use special promotions and target marketing to encourage demand in direct consumer loans. Indirect consumer loans for automobiles and other items will also be emphasized in 1997.

FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank of Indianapolis (the "FHLB") were a very important source of funds for 1st Community in 1996. Advances rose from a balance of $1,000,000 at December 31, 1995, to $25,200,000 at
December 31, 1996. 1st Community borrowed from the FHLB in 1996 to this extent because loan growth significantly exceeded deposit growth during the year. Certain U.S. Treasury and U.S. Government agencies securities and residential real estate mortgage loans were pledged as blanket collateral for the FHLB advances at December 31, 1996. The maximum amount of advances available from the FHLB at December 31, 996, based on the pledged collateral was approximately $26,700,000.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS
                        1st Community Bancorp, Inc.


SHAREHOLDERS' EQUITY

1st Community's shareholders' equity was $14,537,000 at December 31, 1996, which represented a $753,000 increase from December 31, 1995. The growth was caused by the retention of $1,032,000 of earnings by 1st Community in 1996. This was offset by the effects of the business combination with the Agency, the repurchase of stock and a decrease in net unrealized appreciation on securities available for sale. The stock repurchased in 1996 is intended to be used in the Bank's 401(k) savings and retirement plan. Total shareholders' equity increased $908,000 in 1995. The 1995 increase was caused by the retention of $913,000 of earnings by 1st Community in 1995. The effect of appreciation in the fair value of securities available for sale in 1995 was offset by a stock repurchase and a small impact from the 20% stock dividend paid in December 1995. The stock repurchased in 1995 was intended for and was later distributed as part of the 20% stock dividend in December 1995.

Bank regulators have adopted risk-based capital guidelines for banks and bank holding companies. The guidelines base minimum capital levels on the perceived risk in different categories of assets held by banks and bank holding companies, and certain off-balance-sheet items, such as loan commitments and standby letters of credit, require capital allocations. The guidelines also are intended to insure that adequate capital is maintained against risks other than credit risk. Note 18 to the Consolidated Financial Statements presents 1st Community's risk-based capital information compared to regulatory requirements. The decrease in 1st Community's capital ratios from the end of 1995 to the end of 1996 resulted from a growth rate of almost 30% in 1st Community's assets in 1996, compared to a growth rate of 5% in shareholders' equity. However, 1st Community's risk-based capital was categorized as well capitalized at both December 31, 1996 and December 31, 1995. The decrease in the capital ratios was consistent with management's desire to improve the return to shareholders by leveraging 1st Community's equity.

LIQUIDITY AND RATE SENSITIVITY

Liquidity is the measurement of 1st Community's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at three of the Bank's correspondent banks. The total amount of federal funds that were available for purchase at the Bank's correspondent banks was $11,200,000 at December 31, 1996, while the Bank's actual federal funds purchased balance was $3,350,000 as of the same date. Longer-term liquidity needs may be met through deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank and income retention.

The significant loan growth that 1st Community experienced in 1996 has caused liquidity to become a very important issue for 1st Community. The Bank's Asset/Liability Management Committee will continue to monitor and work with liquidity levels in 1997 in an attempt to insure funding is available to support loan growth.

Interest sensitivity is related to liquidity because each is affected by maturing assets and sources of funds. 1st Community's Asset/Liability Management Committee (the "Committee") attempts to stabilize the interest rate spread and avoid possible adverse effects when unusual or rapid changes in interest rates occur. One method it uses of measuring interest rate sensitivity is the ratio of rate-sensitive assets to rate-sensitive liabilities. An asset or liability is said to be rate-sensitive if it matures or otherwise reprices within a given time frame. Table 4 documents the maturity or repricing schedule for 1st Community's rate-sensitive assets and liabilities for selected time periods. The time frame that the Committee used in 1996 to measure its interest rate sensitivity was one year. 1st Community's ratio of rate-sensitive assets to rate-sensitive liabilities which matured or repriced within a one year time frame was 92% as of December 31, 1996, compared to 91% as of December 31, 1995. It is the Committee's and management's goal to have the rate-sensitive assets to rate-sensitive liabilities ratio in a range of 80% to 120% at the one year maturity or repricing point. The levels at both December 31, 1996, and December 31, 1995, were within this range.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS
                        1st Community Bancorp, Inc.


TABLE 4   MATURITIES AND REPRICING SCHEDULE
                                                                DECEMBER 31, 1996
                                              0-3         3-12           1-5         OVER
                                             MONTHS      MONTHS         YEARS       5 YEARS       TOTAL
                                          ----------------------------------------------------------------
ASSETS
 Loans . . . . . . . . . . . . . . . .     $  32,944   $   22,457    $   33,432   $   21,246   $   110,079
 Interest-bearing deposits with banks             64           --            --           --            64
 Taxable securities. . . . . . . . . .         2,703          964         8,393          901        12,961
 Nontaxable securities . . . . . . . .            --          771         4,025        5,249        10,045
                                          ----------------------------------------------------------------
  Rate-sensitive assets  . . . . . . .        35,711       24,192        45,850       27,396       133,149

LIABILITIES
 Interest-bearing transaction accounts        22,732           --            --           --        22,732
 Savings deposits. . . . . . . . . . .         9,158           --            --           --         9,158
 Time deposits . . . . . . . . . . . .         8,654       18,442        23,308          124        50,528
 Federal Home Loan Bank advances                  --        1,087        19,718        4,395        25,200
 Other . . . . . . . . . . . . . . . .         4,731           --            --           --         4,731
                                          ----------------------------------------------------------------
  Rate-sensitive liabilities . . . . .        45,275       19,529        43,026        4,519       112,349
                                          ----------------------------------------------------------------
  Rate-sensitive assets less
   rate-sensitive liabilities
     Asset (liability) gap for the period  $  (9,564)  $    4,663    $    2,824   $   22,877    $   20,800
                                          ================================================================
     Cumulative asset (liability) gap .    $  (9,564)  $   (4,901)   $   (2,077)  $   20,800
                                          ================================================================


As short-term and long-term interest rates fluctuate in 1997, the relationship between rate-sensitive assets and liabilities and the rates earned and paid on them will be reviewed by the Committee. Changes will be made in the pricing or mix of assets or liabilities when the changes are deemed prudent to stabilize or improve 1st Community's net interest margin.

                   CORPORATE AND SHAREHOLDER INFORMATION
                        1st Community Bancorp, Inc.

CORPORATE HEADQUARTERS
1st Community Bancorp, Inc.
     109 East Division Street
     P.O. Box 186
     Sparta, Michigan 49345
     Phone:  (616) 887-7366
     Fax:   (616) 887-5566

MARKET MAKERS IN 1ST
COMMUNITY BANCORP, INC.
STOCK
Robert W. Baird & Company, Inc.
     Grand Rapids, Michigan
     (616) 459-4491
     (800) 888-6200

D. H. Brush & Associates
     Grand Rapids, Michigan
     (616) 285-3700

McDonald & Co.
     Grand Rapids, Michigan
     (616) 732-3383
     (800) 548-6011

Paine Webber, Inc.
     Grand Rapids, Michigan
     (616) 459-4231
     (800) 333-4231

Roney & Company
     Grand Rapids, Michigan
     (616) 456-8691
     (800) 553-2249

Stifel Nicolaus & Company, Inc.
     Grand Rapids, Michigan
     (616) 942-1717
     (800) 676-0477

STOCK REGISTRAR AND TRANSFER AGENT
ChaseMellon Shareholder Services
     85 Challenger Road
     Ridgefield Park, New Jersey
          07660
     (800) 288-9541



ANNUAL MEETING
The annual meeting of shareholders of 1st Community Bancorp, Inc., will be held at 7:30pm EST on Tuesday, April 29, 1997, at Sparta Ridgeview Elementary School, Sparta, Michigan.

MARKET PRICE RANGE OF COMMON STOCK
1st Community's shares are traded in the over the counter market by several brokers. There is no well established public trading market for the shares, trading activity is infrequent, and price information is not regularly published.

The range of high and low bid information for shares of common stock for each quarterly period during the past two years is as follows:

                                    1996        1995
                                 -----------------------
                                 LOW  HIGH    LOW   HIGH
                                 -----------------------
First Quarter . . . . . . . . .   $36   $41   $30    $34
Second Quarter  . . . . . . . .    38    43    32     37
Third Quarter . . . . . . . . .    38    43    34     37
Fourth Quarter  . . . . . . . .    39    43    34     38


The above market prices have been adjusted where necessary to reflect the 20% stock dividend declared in 1995. The prices listed above are over the counter market quotations reported to 1st Community by its market makers listed in this annual report. The over the counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 29, 1997, there were 482,710 shares of 1st Community Bancorp, Inc., common stock issued and outstanding. These shares were held of record by 572 shareholders.

CASH DIVIDENDS PER SHARE OF COMMON STOCK
The following table summarizes cash dividends paid per share of common stock during 1996 and 1995:

                                    1996         1995
                                   ------------------
First Quarter . . . . . . . . .    $ .32        $ .23
Second Quarter  . . . . . . . .      .35          .27
Third Quarter   . . . . . . . .      .35          .27

Fourth Quarter  . . . . . . . .      .35          .41
                                   ------------------
     Totals . . . . . . . . . .    $1.37        $1.18
                                   ==================

The above dividend per share amounts have been adjusted where necessary to reflect the 20% stock dividend declared in 1995.

1st Community's principal source of funds to pay cash dividends are the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current regulations (Note 17). Based on information presently available, management expects 1st Community to declare and pay regular quarterly cash dividends in 1997.

SUBSIDIARY INFORMATION
CHOICEONE BANK
Main Office
     109 East Division Street
     P.O. Box 186
     Sparta, MI 49345

Appletree Office
     416 West Division Street
     Sparta, MI 49345

Cedar Springs Office
     4170 Seventeen Mile Road
     Cedar Springs, MI 49319

Plainfield Office
     4949 Plainfield NE
     Grand Rapids, MI 49505

ChoiceOne Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Opportunity and Housing Lender.

[EQUAL HOUSING OPPORTUNITY LOGO] [EQUAL HOUSING LENDER LOGO]

CHOICEONE INSURANCE AGENCIES, INC.
Sparta Office
     440 West Division Street
     Sparta, MI 49345

Cedar Springs Office
     17 North Main
     Cedar Springs, MI 49319

Plainfield Office
     4949 Plainfield NE
     Grand Rapids, MI 49505

                          DIRECTORS AND OFFICERS
               1st Community Bancorp, Inc. and Subsidiaries


DIRECTORS
1ST COMMUNITY BANCORP, INC.

FRANK G. BERRIS
 Owner, American Gas &
 Oil Co., Inc. (Distributor of
 Petroleum Products)

LAWRENCE D. BRADFORD
 President, ChoiceONE
 Insurance Agencies, Inc.

WILLIAM F. CUTLER, JR.
 Former Vice President,
 H. H. Cutler Co.
 (Apparel Manufacturer)

L. EDMOND EARY, JR., M.D.
 Chairman
 Retired, Private Medical Practice

LEWIS G. EMMONS
 Special Projects Manager,
 Great Day Foods, Inc.
 (Grocery Retailer)

STUART GOODFELLOW
 Owner, Goodfellow Vending
 Services (Vending Company)
 & Goodfellow Blueberry Farms

JAE M. MAX FIELD
 President & Chief Executive
 Officer, 1st Community Bancorp,
 Inc., and ChoiceOne Bank

JON E. PIKE
 C.P.A., Managing Partner,
 Beene Garter LLP (Certified
 Public Accountants)

LINDA R. PITSCH
 Secretary, 1st Community
 Bancorp, Inc., and Senior Vice
 President -
 Cashier, ChoiceOne Bank

ANDREW W. ZAMIARA, R.PH.
 President & Manager,
 Momber Pharmacy & Gift
 Shop

OFFICERS
1ST COMMUNITY BANCORP, INC.

L. EDMOND EARY, JR., M.D.
 Chairman of the Board

JAE M. MAXFIELD
 President &
 Chief Executive Officer

DENIS CROSBY
 Vice President

LINDA R. PITSCH
 Secretary

TOM LAMPEN
 Treasurer



OFFICERS
SUBSIDIARY - CHOICEONE BANK

L. EDMOND EARY, JR., M.D.
 Chairman

JAE M. MAXFIELD
 President & Chief Executive
 Officer

DENIS L. CROSBY
 Senior Vice President - Loans

GERALD P. DAVID
 Senior Vice President -
 Accounts Receivable
 Financing

LINDA R. PITSCH
 Senior Vice President -
 Cashier

DEAN ANDERSON
 Vice President - Commercial
 Loans

LEE BRAFORD
 Vice President - Consumer
 Loans

TOM LAMPEN
 Vice President - Chief
 Financial Officer

KELLY POTES, CFP
 Vice President - Financial
 Services

ELLY BERGHOEF
 Assistant Vice President -
 Retail and Commercial
 Development

KAREN M. GILBERT
 Assistant Vice President -
 Mortgage Loans

MARY JOHNSON
 Assistant Vice President -
 Internal Auditor

PATRICIA J. LOSER
 Assistant Vice President -
 Commercial Loans

ANNA PARKER
 Assistant Vice President -
 Marketing

AUDREY STILES
 Assistant Vice President -
 Personnel

SHERRY CONKLIN
 Branch Sales Manager -
 Cedar Springs Office

RACHEL VANIN MILLER
 Branch Sales Manager -
 Plainfield Office



OFFICERS
SUBSIDIARY - CHOICEONE
INSURANCE AGENCIES, INC.


LAWRENCE D. BRADFORD
 President

JEFFREY S. BRADFORD, CIC
 Vice President


TAB M. BRADFORD, CIC
 Vice President

KELLY POTES, CFP
 Vice President

TOM LAMPEN
 Secretary/Treasurer

CARLO VANIN
 Plainfield Office President

LINDA DEVRIES
 Assistant Vice President


                                   [RECYCLE LOGO]  Printed on Recycled Paper

                                      33

                        [PICTURE OF CALENDAR CLOCK]

                    [1ST COMMUNITY BANCORP, INC. LOGO]

      109 East Division Street, P.O. Box 186, Sparta, Michigan 49345