Form 10-K, Exhibit 13
period 1997-12-31
1ST COMMUNITY BANCORP INC
filed 1998-03-31
CIK 803164

                                 EXHIBIT 13

[CHOICEONE LOGO]

                    CHOICEONE FINANCIAL SERVICES, INC.



                                    1997

                      ANNUAL REPORT TO SHAREHOLDERS

CHOICEONE FINANCIAL SERVICES, INC.

1997 Annual Report to Shareholders

CONTENTS                                                              PAGE

To Our Shareholders  . . . . . . . . . . . . . . . . . . . . . . . .   A-1

ChoiceOne Financial Services, Inc. . . . . . . . . . . . . . . . . .   A-1

Common Stock Information . . . . . . . . . . . . . . . . . . . . . .   A-1

Financial Highlights . . . . . . . . . . . . . . . . . . . . . . . .   A-2

Consolidated Financial Statements  . . . . . . . . . . . . . . . . .   A-3

Notes to Consolidated Financial Statements . . . . . . . . . . . . .   A-7

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . .   A-22

Management's Discussion and Analysis of Financial Condition
  and Results of Operations  . . . . . . . . . . . . . . . . . . . .   A-23

Corporate Information  . . . . . . . . . . . . . . . . . . . . . . .   A-32

Directors and Officers . . . . . . . . . . . . . . . . . . . . . . .   A-33

                         CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan) primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through four full-service offices and one off-premises automated transaction machine. The Bank provides a variety of banking and other financial services to all types of customers.


                             TO OUR SHAREHOLDERS

This 1997 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 1997 annual report to shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 1997 Annual Report to Shareholders are invited to request our Annual Report on Form 10-KSB.

OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1997,
INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WILL BE PROVIDED TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO MR. THOMAS LAMPEN, TREASURER, CHOICEONE FINANCIAL SERVICES, INC., 109 EAST DIVISION STREET, SPARTA, MICHIGAN 49345.


                         COMMON STOCK INFORMATION

ChoiceOne's shares are traded in the over-the-counter market by several brokers. There is no well established public trading market for the shares, trading activity is infrequent, and price information is not regularly published.

The range of high and low bid information for shares of common stock for each quarterly period during the past two years is as follows:

                                    1997            1996
                                ------------------------------
                                LOW      HIGH    LOW      HIGH
                                ------------------------------
First Quarter. . . . . . .      $36      $38     $32      $37
Second Quarter . . . . . .       36       42      34       39
Third Quarter. . . . . . .       37       42      34       39
Fourth Quarter . . . . . .       38       42      35       38

The above market prices have been adjusted where necessary to reflect the stock dividends declared in 1998 and 1997. The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 28, 1998, there were 513,325 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. These shares were held of record by 586 shareholders.

The following table summarizes cash dividends paid per share of common stock during 1997 and 1996:

                                   1997      1996
                                   ---------------
First Quarter. . . . . . . . .     $ .32     $ .29
Second Quarter . . . . . . . .       .38       .31
Third Quarter. . . . . . . . .       .38       .31
Fourth Quarter . . . . . . . .       .38       .32
                                   ---------------
 Totals. . . . . . . . . . . .     $1.46     $1.23
                                   ===============

The above dividend per share amounts have been adjusted where necessary to reflect the stock dividends declared in 1998 and 1997.

ChoiceOne's principal source of funds to pay cash dividends are the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current regulations (Note 14). Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 1998.

                           FINANCIAL HIGHLIGHTS
                    CHOICEONE FINANCIAL SERVICES, INC.
                                                       1997         1996         1995         1994         1993
                                                     ------------------------------------------------------------
FOR THE YEAR (IN THOUSANDS)
 Net interest income . . . . . . . . . . . . .       $  6,315     $  5,754     $  4,931     $  4,468     $  4,264
 Provision for loan losses . . . . . . . . . .            539          523          164          126          121
 Noninterest income. . . . . . . . . . . . . .          1,769        1,555          656          597          710
 Noninterest expense . . . . . . . . . . . . .          5,176        4,436        3,448        3,340        3,225
 Income before income taxes. . . . . . . . . .          2,369        2,350        1,975        1,599        1,628
 Income tax expense. . . . . . . . . . . . . .            632          655          511          356          372
 Net income. . . . . . . . . . . . . . . . . .          1,737        1,695        1,464        1,243        1,256
 Cash dividends declared . . . . . . . . . . .            783          663          551          469          429

PER SHARE<F*>
 Net income. . . . . . . . . . . . . . . . . .       $   3.23     $   3.14     $   2.79     $   2.29     $   2.32
 Cash dividends. . . . . . . . . . . . . . . .           1.46         1.23         1.06          .87          .79
 Shareholders' equity. . . . . . . . . . . . .          28.93        27.06        26.64        23.76        23.90

AVERAGE FOR THE YEAR (IN THOUSANDS)
 Securities. . . . . . . . . . . . . . . . . .       $ 22,189     $ 22,547     $ 27,609     $ 31,122     $ 31,079
 Gross loans . . . . . . . . . . . . . . . . .        118,369       94,461       74,223       68,077       64,705
 Deposits. . . . . . . . . . . . . . . . . . .        100,815       95,210       91,446       90,772       89,448
 Shareholders' equity. . . . . . . . . . . . .         14,998       14,129       13,200       12,922       12,325
 Assets. . . . . . . . . . . . . . . . . . . .        148,652      123,134      107,552      105,445      103,155

AT YEAR END (IN THOUSANDS)
 Securities. . . . . . . . . . . . . . . . . .       $ 19,942     $ 23,006     $ 23,187     $ 30,410     $ 32,315
 Gross loans . . . . . . . . . . . . . . . . .        127,776      110,079       79,082       69,410       66,844
 Deposits. . . . . . . . . . . . . . . . . . .        107,492       95,606       92,902       91,236       88,630
 Shareholders' equity. . . . . . . . . . . . .         15,537       14,537       13,784       12,876       12,954
 Assets. . . . . . . . . . . . . . . . . . . .        156,329      141,731      109,916      106,137      104,542

RATIOS
 Return on average assets. . . . . . . . . . .           1.17%        1.38%        1.36%        1.18%        1.22%
 Return on average shareholders' equity. . . .          11.58        12.00        11.09         9.62        10.19
 Dividend payout
   Cash (based on net income). . . . . . . . .          45.08        39.12        37.64        37.73        34.16
   Stock (based on shares outstanding) . . . .           6.00         None        20.00        25.00         None
 Shareholders' equity to assets (at
   year end) . . . . . . . . . . . . . . . . .           9.94        10.26        12.54        12.13        12.39

<F*> Per share amounts are retroactively adjusted for the effect of stock dividends and stock splits.

                    CONSOLIDATED FINANCIAL STATEMENTS


                        CONSOLIDATED BALANCE SHEETS
                    ChoiceOne Financial Services, Inc.
                                December 31

                                                                            1997                1996
                                                                        --------------------------------
ASSETS
 Cash and due from banks . . . . . . . . . . . . . . . . . . . . .      $  3,769,000        $  4,952,000
 Securities available for sale . . . . . . . . . . . . . . . . . .        19,942,000          23,006,000
 Loans, net. . . . . . . . . . . . . . . . . . . . . . . . . . . .       126,209,000         108,592,000
 Premises and equipment, net . . . . . . . . . . . . . . . . . . .         3,663,000           2,987,000
 Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . .         2,746,000           2,194,000
                                                                        --------------------------------
     Total assets. . . . . . . . . . . . . . . . . . . . . . . . .      $156,329,000        $141,731,000
                                                                        ================================


LIABILITIES
 Deposits - noninterest bearing. . . . . . . . . . . . . . . . . .      $ 13,464,000        $ 13,188,000
 Deposits - interest bearing . . . . . . . . . . . . . . . . . . .        94,028,000          82,418,000
 Federal funds purchased and repurchase agreements . . . . . . . .         2,060,000           4,731,000
 Other liabilities . . . . . . . . . . . . . . . . . . . . . . . .         4,248,000           1,657,000
 Long-term debt. . . . . . . . . . . . . . . . . . . . . . . . . .        26,992,000          25,200,000
                                                                        --------------------------------
     Total liabilities . . . . . . . . . . . . . . . . . . . . . .       140,792,000         127,194,000

SHAREHOLDERS' EQUITY
 Preferred stock; shares authorized: 100,000; shares
   outstanding: none . . . . . . . . . . . . . . . . . . . . . . .                 -                   -
 Common stock, $10 par value; shares authorized:
   1,000,000; shares outstanding: 537,015 in 1997
   and 482,710 in 1996 . . . . . . . . . . . . . . . . . . . . . .         5,370,000           4,827,000
 Paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . .         7,005,000           5,292,000
 Retained earnings . . . . . . . . . . . . . . . . . . . . . . . .         2,994,000           4,305,000
 Unrealized gains and losses on securities . . . . . . . . . . . .           168,000             113,000
                                                                        --------------------------------
     Total shareholders' equity. . . . . . . . . . . . . . . . . .        15,537,000          14,537,000
                                                                        --------------------------------
     Total liabilities and shareholders' equity. . . . . . . . . .      $156,329,000        $141,731,000
                                                                        ================================

See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF INCOME
                    ChoiceOne Financial Services, Inc.
                          Years ended December 31

                                                                     1997              1996              1995
                                                                  -----------------------------------------------
INTEREST INCOME
 Loans, including fees . . . . . . . . . . . . . . . . . . .      $11,230,000       $ 9,050,000       $ 7,099,000
 Securities
   Taxable . . . . . . . . . . . . . . . . . . . . . . . . .          845,000           916,000         1,181,000
   Nontaxable. . . . . . . . . . . . . . . . . . . . . . . .          484,000           450,000           511,000
 Other . . . . . . . . . . . . . . . . . . . . . . . . . . .            8,000             3,000             8,000
                                                                  -----------------------------------------------
     Total interest income . . . . . . . . . . . . . . . . .       12,567,000        10,419,000         8,799,000

INTEREST EXPENSE
 Deposits. . . . . . . . . . . . . . . . . . . . . . . . . .        4,279,000         3,919,000         3,760,000
 Short-term borrowings . . . . . . . . . . . . . . . . . . .          264,000           154,000           106,000
 Long-term debt. . . . . . . . . . . . . . . . . . . . . . .        1,709,000           592,000             2,000
                                                                  -----------------------------------------------
     Total interest expense. . . . . . . . . . . . . . . . .        6,252,000         4,665,000         3,868,000
                                                                  -----------------------------------------------

NET INTEREST INCOME. . . . . . . . . . . . . . . . . . . . .        6,315,000         5,754,000         4,931,000
PROVISION FOR LOAN LOSSES. . . . . . . . . . . . . . . . . .          539,000           523,000           164,000
                                                                  -----------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES. . . . .        5,776,000         5,231,000         4,767,000

NONINTEREST INCOME
 Customer service fees . . . . . . . . . . . . . . . . . . .          448,000           428,000           420,000
 Security gains or losses. . . . . . . . . . . . . . . . . .           28,000                 -                 -
 Insurance commission income . . . . . . . . . . . . . . . .          895,000           811,000                 -
 Mortgage loan sales and servicing . . . . . . . . . . . . .          152,000           105,000            93,000
 Other income. . . . . . . . . . . . . . . . . . . . . . . .          246,000           211,000           143,000
                                                                  -----------------------------------------------
     Total noninterest income. . . . . . . . . . . . . . . .        1,769,000         1,555,000           656,000

NONINTEREST EXPENSE
 Salaries and benefits . . . . . . . . . . . . . . . . . . .        2,829,000         2,366,000         1,740,000
 Occupancy expense . . . . . . . . . . . . . . . . . . . . .          761,000           657,000           475,000
 Computer processing . . . . . . . . . . . . . . . . . . . .          156,000           162,000           156,000
 Other expense . . . . . . . . . . . . . . . . . . . . . . .        1,430,000         1,251,000         1,077,000
                                                                  -----------------------------------------------
     Total noninterest expense . . . . . . . . . . . . . . .        5,176,000         4,436,000         3,448,000
                                                                  -----------------------------------------------



INCOME BEFORE INCOME TAX . . . . . . . . . . . . . . . . . .        2,369,000         2,350,000         1,975,000
INCOME TAX EXPENSE . . . . . . . . . . . . . . . . . . . . .          632,000           655,000           511,000
                                                                  -----------------------------------------------

NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . .      $ 1,737,000       $ 1,695,000       $ 1,464,000
                                                                  ===============================================

BASIC EARNINGS PER COMMON SHARE AND EARNINGS PER COMMON
  SHARE ASSUMING DILUTION. . . . . . . . . . . . . . . . . .      $      3.23       $      3.14       $      2.79
                                                                  ===============================================





See accompanying notes to consolidated financial statements.

         CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                    ChoiceOne Financial Services, Inc.
                          Years ended December 31

                                                           COMMON
                                                          STOCK AND                         UNREALIZED
                                                           PAID-IN          RETAINED      GAINS AND LOSSES
                                                           CAPITAL          EARNINGS       ON SECURITIES         TOTAL
                                                         ----------------------------------------------------------------
Balance, start of 1995 . . . . . . . . . . . . . .       $ 8,169,000       $ 5,266,000       $(559,000)       $12,876,000

 Net income. . . . . . . . . . . . . . . . . . . .                 -         1,464,000               -          1,464,000

 Repurchase of 18,324 shares of stock. . . . . . .          (810,000)                -               -           (810,000)

 Change in unrealized gains and losses . . . . . .                 -                 -         810,000            810,000

 20% stock dividend paid in May 1995 . . . . . . .         2,901,000        (2,906,000)              -             (5,000)

 Cash dividends ($1.06 per share). . . . . . . . .                 -          (551,000)              -           (551,000)
                                                         ----------------------------------------------------------------

Balance, end of 1995 . . . . . . . . . . . . . . .        10,260,000         3,273,000         251,000         13,784,000

 Issuance of 20,610 shares of stock to
   effect a business combination of
   insurance subsidiary. . . . . . . . . . . . . .           (26,000)                -               -            (26,000)

 Net income. . . . . . . . . . . . . . . . . . . .                 -         1,695,000               -          1,695,000

 Repurchase of 2,703 shares of stock . . . . . . .          (115,000)                -               -           (115,000)

 Change in unrealized gains and losses . . . . . .                 -                 -        (138,000)          (138,000)

 Cash dividends ($1.23 per share). . . . . . . . .                 -          (663,000)              -           (663,000)
                                                         ----------------------------------------------------------------

Balance, end of 1996 . . . . . . . . . . . . . . .        10,119,000         4,305,000         113,000         14,537,000

 Net income. . . . . . . . . . . . . . . . . . . .                 -         1,737,000               -          1,737,000

 Change in unrealized gains and losses . . . . . .                 -                 -          55,000             55,000

 6% stock dividend paid in May 1997. . . . . . . .         1,178,000        (1,187,000)              -             (9,000)




 5% stock dividend to be paid in March
   1998. . . . . . . . . . . . . . . . . . . . . .         1,078,000        (1,078,000)              -                  -

 Cash dividends ($1.46 per share). . . . . . . . .                 -          (783,000)              -           (783,000)
                                                         ----------------------------------------------------------------

BALANCE, END OF 1997 . . . . . . . . . . . . . . .       $12,375,000       $ 2,994,000       $ 168,000        $15,537,000
                                                         ================================================================


See accompanying notes to consolidated financial statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                    ChoiceOne Financial Services, Inc.
                          Years ended December 31

                                                                       1997              1996              1995
                                                                    -----------------------------------------------
Cash flows from operating activities:
 Net income. . . . . . . . . . . . . . . . . . . . . . . . .        $ 1,737,000       $ 1,695,000       $ 1,464,000
 Reconciling items:
   Security gains. . . . . . . . . . . . . . . . . . . . . .            (28,000)                -                 -
   Net amortization on securities. . . . . . . . . . . . . .             74,000            65,000           144,000
   Net gain on sales of loans. . . . . . . . . . . . . . . .            (42,000)          (70,000)          (31,000)
   Provision for loan losses . . . . . . . . . . . . . . . .            539,000           523,000           164,000
   Depreciation. . . . . . . . . . . . . . . . . . . . . . .            320,000           288,000           233,000
   Other non-cash charges and credits. . . . . . . . . . . .            (13,000)         (139,000)         (103,000)
   Deferred income tax benefit . . . . . . . . . . . . . . .            (69,000)          (61,000)          (42,000)
   Changes in assets and liabilities:
     Interest receivable . . . . . . . . . . . . . . . . . .            (85,000)          (86,000)           78,000
     Other assets. . . . . . . . . . . . . . . . . . . . . .           (419,000)         (558,000)           (5,000)
     Interest payable. . . . . . . . . . . . . . . . . . . .             88,000            96,000            48,000
     Other liabilities . . . . . . . . . . . . . . . . . . .          2,503,000           331,000           157,000
                                                                    -----------------------------------------------
       Net cash from operating activities. . . . . . . . . .          4,605,000         2,084,000         2,107,000
                                                                    -----------------------------------------------

Cash flows from investing activities:
 Securities available for sale:
   Purchases . . . . . . . . . . . . . . . . . . . . . . . .         (4,219,000)       (5,472,000)         (595,000)
   Sales proceeds. . . . . . . . . . . . . . . . . . . . . .          4,618,000         1,874,000         2,179,000
   Principal payments. . . . . . . . . . . . . . . . . . . .          2,764,000         3,504,000         4,894,000
 Securities held to maturity:
   Purchases . . . . . . . . . . . . . . . . . . . . . . . .                  -                 -          (350,000)
   Principal payments. . . . . . . . . . . . . . . . . . . .                  -                 -         2,179,000
 Net change in loans . . . . . . . . . . . . . . . . . . . .        (18,120,000)      (30,913,000)       (9,620,000)
 Purchase of travel agency . . . . . . . . . . . . . . . . .            (50,000)                -                 -
 Premises and equipment expenditures, net. . . . . . . . . .           (996,000)         (762,000)         (236,000)
                                                                    -----------------------------------------------
       Net cash used in investing activities . . . . . . . .        (16,003,000)      (31,769,000)       (1,549,000)
                                                                    -----------------------------------------------

Cash flows from financing activities:
 Net change in deposits. . . . . . . . . . . . . . . . . . .         11,886,000         2,704,000         1,666,000
 Net change in short-term borrowings . . . . . . . . . . . .         (2,671,000)        3,731,000                 -
 Proceeds from long-term debt. . . . . . . . . . . . . . . .          3,731,000        24,200,000         1,000,000
 Payments on long-term debt. . . . . . . . . . . . . . . . .         (1,939,000)                -                 -



 Effect of business combination of insurance
   subsidiary. . . . . . . . . . . . . . . . . . . . . . . .                  -           (26,000)                -
 Repurchase of common stock. . . . . . . . . . . . . . . . .                  -          (115,000)         (810,000)
 Cash dividends and fractional shares from stock
   dividends . . . . . . . . . . . . . . . . . . . . . . . .           (792,000)         (663,000)         (556,000)
                                                                    -----------------------------------------------
       Net cash from financing activities. . . . . . . . . .         10,215,000        29,831,000         1,300,000
                                                                    -----------------------------------------------

Net change in cash and cash equivalents. . . . . . . . . . .         (1,183,000)          146,000         1,858,000
Beginning cash and cash equivalents. . . . . . . . . . . . .          4,952,000         4,806,000         2,948,000
                                                                    -----------------------------------------------

Ending cash and cash equivalents . . . . . . . . . . . . . .        $ 3,769,000       $ 4,952,000       $ 4,806,000
                                                                    ===============================================

Cash paid for interest . . . . . . . . . . . . . . . . . . .        $ 6,165,000       $ 4,569,000       $ 3,820,000
Cash paid for income taxes . . . . . . . . . . . . . . . . .            605,000           774,000           515,000
Loans transferred to other real estate . . . . . . . . . . .            279,000                 -                 -
Securities transferred to available for sale . . . . . . . .                  -                 -         8,354,000
Securities transferred to held to maturity . . . . . . . . .                  -                 -         1,795,000

See accompanying notes to consolidated financial statements.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include ChoiceOne Financial Services, Inc., its wholly-owned subsidiary, ChoiceOne Bank, and ChoiceOne Bank's wholly-owned subsidiaries, ChoiceOne Insurance Agencies, Inc., and Alpine Travel, Inc. (together referred to as "ChoiceOne"). Intercompany transactions and balances have been eliminated in consolidation.

NATURE OF OPERATIONS
ChoiceOne Financial Services, Inc. was formerly 1st Community Bancorp, Inc. The company's name change was approved by the shareholders at the April 29, 1997, annual meeting. The name change was made to more easily identify the bank holding company with ChoiceOne Bank and ChoiceOne Insurance Agencies, Inc.

ChoiceOne Bank (the "Bank") is a full-service community bank that offers commercial, consumer, and real estate loans as well as both traditional deposit and alternative investment products to both commercial and consumer clients in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from the cash flows from operations of businesses. Real estate loans are secured by both residential and commercial real estate.

ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency") became a wholly-owned subsidiary of the Bank on January 1, 1996. The Insurance Agency sells a full line of insurance products. Alpine Travel, Inc. (the "Travel Agency") was acquired by the Bank effective August 1, 1997. The Travel Agency primarily sells travel-related products such as airline tickets and trips.

Together, the Bank, the Insurance Agency, and the Travel Agency account for substantially all of ChoiceOne's assets, revenues, and operating income.

USE OF ESTIMATES
To prepare financial statements in conformity with generally accepted accounting principles, ChoiceOne's management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided. Actual results may differ from these estimates. Estimates associated with the allowance for loan losses and fair values of certain financial instruments are particularly susceptible to change.

CASH FLOW REPORTING
Cash and cash equivalents is defined to include cash on hand, demand deposits with other banks, and federal funds sold. Cash flows are reported on a net basis for customer loan and deposit transactions, deposits with other financial institutions, and short-term borrowings.

SECURITIES
Securities are classified as held to maturity and carried at amortized cost when ChoiceOne's management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities classified as available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax effect. Realized gains or losses are based on specific identification of amortized cost. Securities are written down to fair value when a decline in fair value is not considered to be temporary. Interest income includes amortization of purchase premium or discount. Other securities, such as Federal Reserve Bank stock or Federal Home Loan Bank stock, are carried at cost. A transfer of securities from held to maturity to available for sale was made in 1995 in accordance with new interpretive guidance.

LOANS
Loans are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. When loans are sold, they are removed from the loans balance if the tests for loan sales are met. If the accounting tests for loan sales are not met, sales of loans are accounted for as secured loan borrowings.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



LOAN INCOME
Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the estimated loan term. Interest on loans is accrued based upon the principal balance outstanding. The accrual of interest is discontinued at the point in time at which the collectibility of principal or interest is considered doubtful. Each loan is evaluated on its own merits; therefore, loans are not automatically classified as non-accrual based upon standardized criteria.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is a valuation allowance for probable credit losses. The allowance is increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loans are classified as impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature. Construction real estate mortgages, residential real estate mortgages, and consumer loans have been classified in this category. Impairment is evaluated on an individual loan basis for commercial and agricultural loans. If a loan is considered impaired, a portion of the allowance for loan losses is allocated to the loan so that it is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives on the straight-line method.

OTHER REAL ESTATE OWNED
Real estate properties acquired in collection of a loan are recorded at estimated fair value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expenses.

LOAN SERVICING RIGHTS
Servicing rights represent the allocated value of servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

LONG-TERM ASSETS
Long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

REPURCHASE AGREEMENTS
Substantially all repurchase agreement liabilities represent amounts advanced by deposit clients that are not covered by federal deposit insurance and are secured by securities owned by ChoiceOne.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



BENEFIT PLANS
The incentive bonus plan pays an annual bonus based on average return on equity goals set by the Board of Directors. The Bank's 401(k) savings and retirement plan allows participant contributions of up to 15% of compensation. Contributions to the 401(k) savings and retirement plan by the Bank are discretionary. The Bank provides certain health insurance benefits to retired employees. These postretirement benefits are accrued during the years in which the employee provides services. The Bank previously offered a defined benefit pension plan to qualifying employees. The defined benefit pension plan was terminated in 1997 and vested benefits were distributed to participants.

STOCK BASED COMPENSATION
Expense for employee compensation under ChoiceOne's stock option plan is based on Accounting Principles Board Opinion No. 25, with expense reported only if options are granted below market price at the grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of Statement of Financial Accounting Standards No. 123 was used for stock based compensation.

INCOME TAXES
Income tax expense is the sum of the current year income tax due and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Off-balance sheet financial instruments represent credit instruments, such as loan commitments, lines of credit, and standby letters of credit. The face amount of credit instruments represents the exposure to loss assuming customer collateral or ability to repay is worthless.

LEASE COMMITMENTS
Expense is recognized as payments are made on operating leases. Leasing arrangements are typically for 5 years and contain renewal options.

LOSS CONTINGENCIES
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

SHAREHOLDERS' EQUITY
As of December 31, 1997, ChoiceOne's common stock had a par value of $10 and 1,000,000 shares were authorized. The par value of common stock was changed from $10 to no par by ChoiceOne's Board of Directors at its February 1998 meeting. ChoiceOne also has 100,000 shares of preferred stock authorized. Transfers at fair value from retained earnings are made for stock dividends.

DIVIDEND RESTRICTIONS
Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the Bank to ChoiceOne or by ChoiceOne to its shareholders.

EARNINGS PER SHARE
Earnings per common share ("EPS") is based on weighted-average common shares outstanding. Diluted EPS further assumes issue of any dilutive potential common shares. The accounting standard for computing EPS was revised for 1997, and requires previously reported EPS to be restated for comparability. Adoption of the new standard had no effect on ChoiceOne's EPS data for the current or prior years. EPS has been restated for stock dividends and splits.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair values of financial instruments are estimated using relevant market information and other assumptions, which are more fully documented in Note 15 to the financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

FUTURE ACCOUNTING CHANGES
New accounting standards have been issued which will require future reporting of comprehensive income (net income plus changes in holding gains or losses on available for sale securities) and may require redetermination of industry segment financial information. These standards are not expected to have a material impact on the consolidated financial statements.


NOTE 2 - ACQUISITION OF SUBSIDIARIES

On January 1, 1996, the Bank completed a business combination with the Insurance Agency in a tax-free exchange of stock. Under the terms of the agreement, 20,610 shares of ChoiceOne Financial Services, Inc. common stock were exchanged for all of the outstanding shares of the Insurance Agency. The transaction was accounted for as a pooling of interests. The operations of the Insurance Agency were not material to ChoiceOne's consolidated financial position or results of operations.

Effective August 1, 1997, the Bank purchased the Travel Agency. Cash was paid for all of the outstanding shares of the Travel Agency. The transaction was accounted for as a purchase.

NOTE 3 - SECURITIES

Information at year-end or for the year:

                                                       AMORTIZED       UNREALIZED     UNREALIZED          FAIR
                                                         COST            GAINS          LOSSES            VALUE
                                                      ------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                              DECEMBER 31, 1997
U.S. Treasuries and U.S. Government
  agencies . . . . . . . . . . . . . . . . . . .      $ 3,259,000       $  7,000       $ (2,000)       $ 3,264,000
States and municipalities. . . . . . . . . . . .        7,458,000        232,000         (4,000)         7,686,000
Mortgage-backed securities . . . . . . . . . . .        6,005,000         32,000        (12,000)         6,025,000
Other securities . . . . . . . . . . . . . . . .        2,966,000          1,000              -          2,967,000
                                                      ------------------------------------------------------------
  Total. . . . . . . . . . . . . . . . . . . . .      $19,688,000       $272,000       $(18,000)       $19,942,000
                                                      ============================================================

                                                                           December 31, 1996
U.S. Treasuries and U.S. Government
  agencies . . . . . . . . . . . . . . . . . . .      $ 4,831,000       $ 36,000       $(14,000)       $ 4,853,000
States and municipalities. . . . . . . . . . . .       10,276,000        191,000        (39,000)        10,428,000
Mortgage-backed securities . . . . . . . . . . .        4,869,000         32,000        (35,000)         4,866,000
Other securities . . . . . . . . . . . . . . . .        2,859,000              -              -          2,859,000
                                                      ------------------------------------------------------------
  Total. . . . . . . . . . . . . . . . . . . . .      $22,835,000       $259,000       $(88,000)       $23,006,000
                                                      ============================================================

SECURITIES HELD TO MATURITY
There were no securities classified as held to maturity as of December 31, 1997, or December 31, 1996.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



Contractual maturities of securities available for sale at December 31, 1997, follows:

                                                                     AMORTIZED           FAIR
                                                                       COST              VALUE
                                                                    -----------------------------
Due within one year. . . . . . . . . . . . . . . . . . . . . .      $ 1,782,000       $ 1,788,000
Due after one year through five years. . . . . . . . . . . . .        6,701,000         6,801,000
Due after five years through ten years . . . . . . . . . . . .          510,000           535,000
Due after ten years. . . . . . . . . . . . . . . . . . . . . .        1,985,000         2,088,000
                                                                    -----------------------------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . .       10,978,000        11,212,000
Mortgage-backed securities not due at a specific date. . . . .        6,005,000         6,025,000
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,705,000         2,705,000
                                                                    -----------------------------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . .      $19,688,000       $19,942,000
                                                                    =============================

Information regarding sales of available for sale securities follows:

                                                           1997             1996             1995
                                                        --------------------------------------------
Proceeds from sales of securities. . . . . . . . .      $4,618,000       $1,874,000       $2,179,000
Gross realized gains . . . . . . . . . . . . . . .          38,000            7,000           11,000
Gross realized losses. . . . . . . . . . . . . . .          10,000            7,000           11,000

There were no sales of securities held to maturity in 1997, 1996, or 1995.

Various securities were pledged as collateral for the purposes below. In the case of repurchase agreements and public deposits, the balance of the repurchase agreements or public deposits was less than the collateral balance as of the end of the years presented. The fair value of securities pledged as collateral at December 31 was as follows:

                                                                    1997             1996
                                                                  ---------------------------
Securities sold under agreements to repurchase . . . . . .        $2,259,000       $2,028,000
Public deposits. . . . . . . . . . . . . . . . . . . . . .           505,000          252,000
Federal Home Loan Bank advances. . . . . . . . . . . . . .                 -        5,079,000
                                                                  ---------------------------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . .        $2,764,000       $7,359,000
                                                                  ===========================

NOTE 4 - LOANS

Loan information at year-end or for the year follows:

                                                                     1997               1996
                                                                 -------------------------------
LOAN COMPONENTS
Commercial . . . . . . . . . . . . . . . . . . . . . . . .       $ 43,546,000       $ 34,696,000
Agricultural . . . . . . . . . . . . . . . . . . . . . . .          9,350,000          9,996,000
Real estate mortgage - construction. . . . . . . . . . . .          2,499,000          2,215,000
Real estate mortgage - residential . . . . . . . . . . . .         43,715,000         37,168,000
Consumer . . . . . . . . . . . . . . . . . . . . . . . . .         28,666,000         26,000,000
                                                                 -------------------------------
  Total loans before allowance for loan losses . . . . . .        127,776,000        110,079,000
Less allowance for loan losses . . . . . . . . . . . . . .          1,567,000          1,487,000
                                                                 -------------------------------
  Loans, net . . . . . . . . . . . . . . . . . . . . . . .       $126,209,000       $108,592,000
                                                                 ===============================

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



                                                                       1997              1996
                                                                    -----------------------------
LOANS SERVICED FOR OTHERS
Commercial and agricultural loans. . . . . . . . . . . . . . .      $ 2,739,000       $ 1,589,000
Residential real estate mortgage loans . . . . . . . . . . . .       19,460,000        18,151,000
                                                                    -----------------------------
  Total loans serviced for others. . . . . . . . . . . . . . .      $22,199,000       $19,740,000
                                                                    =============================

MORTGAGE SERVICING RIGHTS
Beginning of year. . . . . . . . . . . . . . . . . . . . . . .      $    19,000       $         -
Originations . . . . . . . . . . . . . . . . . . . . . . . . .           46,000            20,000
Amortization . . . . . . . . . . . . . . . . . . . . . . . . .           (7,000)           (1,000)
                                                                    -----------------------------
End of year. . . . . . . . . . . . . . . . . . . . . . . . . .      $    58,000       $    19,000
                                                                    =============================

LOANS TO RELATED PARTIES
Beginning of year. . . . . . . . . . . . . . . . . . . . . . .      $ 1,603,000
New loans. . . . . . . . . . . . . . . . . . . . . . . . . . .          512,000
Repayments . . . . . . . . . . . . . . . . . . . . . . . . . .         (701,000)
Change in persons included . . . . . . . . . . . . . . . . . .          (61,000)
                                                                    -----------
End of year. . . . . . . . . . . . . . . . . . . . . . . . . .      $ 1,353,000
                                                                    ===========

COST OF LOANS PLEDGED FOR BORROWINGS
Residential real estate mortgage loans pledged
  for Federal Home Loan Bank advances. . . . . . . . . . . . .      $39,505,000       $35,241,000
Commercial loans pledged for secured loan borrowings . . . . .          878,000                 -
                                                                    -----------------------------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . . . .      $40,383,000       $35,241,000
                                                                    =============================

LOANS HELD FOR SALE
Agricultural loans . . . . . . . . . . . . . . . . . . . . . .      $ 1,276,000       $ 1,386,000
Residential real estate mortgage loans . . . . . . . . . . . .          381,000            52,000
                                                                    -----------------------------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 1,657,000       $ 1,438,000
                                                                    =============================

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:

                                                                1997             1996             1995
                                                             --------------------------------------------
Beginning of year balance. . . . . . . . . . . . . . .       $1,487,000       $1,121,000       $1,039,000
Provision charged to expense . . . . . . . . . . . . .          539,000          523,000          164,000
Recoveries credited to the allowance . . . . . . . . .           70,000           64,000           43,000
Loans charged off. . . . . . . . . . . . . . . . . . .         (529,000)        (221,000)        (125,000)
                                                             --------------------------------------------
End of year balance. . . . . . . . . . . . . . . . . .       $1,567,000       $1,487,000       $1,121,000
                                                             ============================================

Information regarding impaired loans as of and for the year ended December 31 follows:

Loans with no allowance allocated. . . . . . . . . . .       $  780,000       $  450,000
Loans with allowance allocated . . . . . . . . . . . .          152,000          149,000
Amount of allowance for loan losses allocated. . . . .           86,000            6,000

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



                                                               1997           1996           1995
                                                             --------------------------------------
IMPAIRED LOANS
Average balance during the year. . . . . . . . . . .         $759,000       $477,000       $432,000
Interest income recognized thereon . . . . . . . . .           43,000         39,000         41,000
Cash-basis interest income recognized. . . . . . . .           33,000         29,000         40,000

NOTE 6 - OTHER BALANCE SHEET INFORMATION

                                                                              1997              1996
                                                                           -----------------------------
RESTRICTIONS ON CASH BALANCES
Cash subject to restrictions for reserve requirements. . . . . . .         $   745,000       $   707,000
                                                                           =============================


PREMISES AND EQUIPMENT
Land and land improvements . . . . . . . . . . . . . . . . . . . .         $   626,000       $   500,000
Buildings and improvements . . . . . . . . . . . . . . . . . . . .           3,105,000         2,573,000
Construction in progress . . . . . . . . . . . . . . . . . . . . .              47,000            47,000
Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,494,000         2,128,000
                                                                           -----------------------------
  Total cost . . . . . . . . . . . . . . . . . . . . . . . . . . .           6,272,000         5,248,000
Accumulated depreciation . . . . . . . . . . . . . . . . . . . . .          (2,609,000)       (2,261,000)
                                                                           -----------------------------
  Premises and equipment, net. . . . . . . . . . . . . . . . . . .         $ 3,663,000       $ 2,987,000
                                                                           =============================

OTHER REAL ESTATE

Balance as of end of year. . . . . . . . . . . . . . . . . . . . .         $   246,000       $    18,000
                                                                           =============================

NOTE 7 - DEPOSITS

Deposit information as of year-end follows:

                                                                            1997              1996
                                                                         -----------------------------
Certificates of deposit issued in denominations
  of $100,000 or more. . . . . . . . . . . . . . . . . . . . . . .       $14,751,000       $ 9,693,000
                                                                         =============================


Related party deposits . . . . . . . . . . . . . . . . . . . . . .       $ 2,417,000       $ 2,006,000
                                                                         =============================


Maturities of certificates of deposit
  1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                         $27,094,000
  1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $41,712,000        12,443,000
  1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12,245,000         5,714,000
  2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4,726,000         3,025,000
  2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,935,000         2,128,000
  2002 (and after for 1996). . . . . . . . . . . . . . . . . . . .         2,059,000           124,000
  2003 and after . . . . . . . . . . . . . . . . . . . . . . . . .           129,000
                                                                         -----------------------------
    Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $62,806,000       $50,528,000
                                                                         =============================

Certificates of deposit included $6,738,000 at December 31, 1997, of deposits that were acquired through a national rate service. The deposits mature through 1999 and bear an average interest rate of 6.35%.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



NOTE 8 - INCOME TAXES

Information as of year-end and for the year follows:

                                                                            1997            1996            1995
                                                                         -----------------------------------------
PROVISION FOR INCOME TAXES
Current federal income tax expense . . . . . . . . . . . . . . . .       $ 701,000       $ 716,000       $ 553,000
Deferred federal income tax benefit. . . . . . . . . . . . . . . .         (69,000)        (61,000)        (42,000)
                                                                         -----------------------------------------
  Income tax expense . . . . . . . . . . . . . . . . . . . . . . .       $ 632,000       $ 655,000       $ 511,000
                                                                         =========================================


RECONCILIATION OF INCOME TAX PROVISION TO STATUTORY RATE
Income tax computed at statutory federal rate of 34% . . . . . . .       $ 805,000       $ 799,000       $ 672,000
Tax exempt interest income . . . . . . . . . . . . . . . . . . . .        (182,000)       (175,000)       (197,000)
Nondeductible interest expense . . . . . . . . . . . . . . . . . .          29,000          24,000          25,000
Other items. . . . . . . . . . . . . . . . . . . . . . . . . . . .         (20,000)          7,000          11,000
                                                                         -----------------------------------------
  Income tax expense . . . . . . . . . . . . . . . . . . . . . . .       $ 632,000       $ 655,000       $ 511,000
                                                                         =========================================


COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES
Deferred tax assets:
  Allowance for loan losses. . . . . . . . . . . . . . . . . . . .       $ 428,000       $ 401,000
  Deferred compensation. . . . . . . . . . . . . . . . . . . . . .          59,000          62,000
  Postretirement benefits obligation . . . . . . . . . . . . . . .          46,000          50,000
  Deferred loan fees . . . . . . . . . . . . . . . . . . . . . . .          39,000          53,000
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          79,000          68,000
                                                                         -------------------------
    Total deferred tax assets. . . . . . . . . . . . . . . . . . .         651,000         634,000

Deferred tax liabilities:
  Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . .         215,000         188,000
  Unrealized appreciation on securities available for sale . . . .          86,000          58,000
  Pension fund asset . . . . . . . . . . . . . . . . . . . . . . .               -          96,000
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          28,000          12,000
                                                                         -------------------------



    Total deferred tax liabilities . . . . . . . . . . . . . . . .         329,000         354,000
                                                                         -------------------------
    Net deferred tax asset . . . . . . . . . . . . . . . . . . . .       $ 322,000       $ 280,000
                                                                         =========================

A valuation allowance related to a deferred tax asset is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 1997 and 1996.


NOTE 9 - EMPLOYEE BENEFIT PLANS

PENSION PLAN
The Board of Directors approved the termination of the Bank's defined benefit pension plan in January 1997. Benefit accruals for plan participants were frozen as of March 31, 1997. As a result of the plan's curtailment in April 1997, ChoiceOne recognized a curtailment gain of $249,000 in the second quarter of 1997. Vested plan benefits were paid to plan participants in the third and fourth quarters of 1997. The benefit payments caused a settlement loss of $259,000 to be recognized in these two quarters. After participant benefits had been paid, the remaining plan assets in excess of benefit payments totaled $323,000. The Bank has filed a request with the Internal Revenue Service to transfer the excess plan assets to the ChoiceOne Bank 401(k) savings and retirement plan. The Bank has not yet received a written ruling on its request.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



Net pension cost included the following for the years ended December 31:

                                                                 1997             1996            1995
                                                               ------------------------------------------
Service cost/benefits earned during the year . . . . . .       $  17,000        $  86,000       $  70,000
Interest cost on projected benefit obligation. . . . . .         129,000          130,000         122,000
Actual return on plan assets . . . . . . . . . . . . . .        (112,000)        (122,000)       (368,000)
Net amortization and deferral. . . . . . . . . . . . . .         (82,000)         (69,000)        199,000
                                                               ------------------------------------------
Net pension cost/(income). . . . . . . . . . . . . . . .       $ (48,000)       $  25,000       $  23,000
                                                               ==========================================

POSTRETIREMENT BENEFITS PLAN
Information regarding the postretirement benefits plan as of year-end and for the year follows:

                                                                       1997            1996           1995
                                                                     ---------------------------------------
Retirees . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 39,000       $  36,000
Employees not yet eligible to receive benefits . . . . . . . .         39,000          36,000
Employees eligible to receive benefits . . . . . . . . . . . .         56,000          34,000
                                                                     ------------------------
  Total accumulated benefit obligation . . . . . . . . . . . .        134,000         106,000
Unrecognized net gain. . . . . . . . . . . . . . . . . . . . .         15,000          42,000
                                                                     ------------------------
  Accrued postretirement benefit cost. . . . . . . . . . . . .       $149,000       $ 148,000
                                                                     ========================

Service cost/benefits attributed to service during
  the year . . . . . . . . . . . . . . . . . . . . . . . . . .       $  4,000       $   8,000       $  7,000
Interest cost on accumulated postretirement benefit
  obligation . . . . . . . . . . . . . . . . . . . . . . . . .          8,000          16,000         18,000
Recognized gain. . . . . . . . . . . . . . . . . . . . . . . .         (3,000)         (3,000)        (5,000)
Settlement gain from discontinuance of life
  insurance plan . . . . . . . . . . . . . . . . . . . . . . .              -        (139,000)             -
                                                                     ---------------------------------------
  Postretirement benefit cost/(credit) . . . . . . . . . . . .       $  9,000       $(118,000)      $ 20,000
                                                                     =======================================

The trend for annual increases in health care costs was assumed to be 11.5% for 3 years beginning January 1, 1998, dropping to 5.5% after 3 years and remaining at that level thereafter. The effect of a 1% increase in the assumed health care cost trend rate would have an immaterial impact on the combined service and interest cost components of net periodic postretirement health care benefits cost and the accumulated benefit obligation for health care benefits. A weighted average discount rate of 7% was used in determining the actuarial present value of the accumulated postretirement benefit obligation for 1997, 1996, and 1995.

                                                                       1997           1996           1995
                                                                   ----------------------------------------
OTHER EMPLOYEE BENEFIT PLAN EXPENSES
401(k) savings and retirement plan . . . . . . . . . . . . . .       $323,000       $ 17,000       $ 13,000
Incentive bonus plan . . . . . . . . . . . . . . . . . . . . .        100,000        232,000        194,000

The 401(k) expense recorded in 1997 represents the amount of defined benefit pension plan assets remaining at December 31, 1997, after payment of vested benefits to plan participants. The Bank intends to contribute these excess assets to the 401(k) savings and retirement plan (the "401(k) plan") in 1998. Approximately 25% of the total was contributed to the 401(k) plan and allocated to plan participants in early 1998 as the Bank's contribution for the 1997 plan year. The remaining amount will be contributed to the 401(k) plan upon receipt of a determination letter from the Internal Revenue Service as to whether the pension plan excess assets can be transferred to the 401(k) plan. This remaining amount will be allocated to participants in the 401(k) plan as the Bank's contribution over a period not to exceed seven years.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



NOTE 10   STOCK OPTIONS

Statement of Financial Accounting Standards No. 123 ("Statement No. 123"), "Accounting for Stock-Based Compensation," became effective in 1996 and requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share for 1997 had the fair value method of Statement No. 123 been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1997. There were no stock options granted prior to 1997.

Net income as reported . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1,737,000
Pro forma net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,733,000

Basic earnings per common share and diluted earnings per common share as reported  . . . . . . .         3.23
Pro forma basic earnings per common share and diluted earnings per common share  . . . . . . . .         3.23

In future years, the pro forma effect of not applying Statement No. 123 may increase if additional options are granted.

ChoiceOne's stock option plan is used to reward key employees and provide them with an additional equity interest in ChoiceOne. The options issued in 1997 were issued for 10-year periods with vesting occurring over a three-year period. At December 31, 1997, 20,000 shares were authorized for stock option grants, of which 15,000 were available for future grants. Information about option grants follows:

                                                               NUMBER       WEIGHTED-AVERAGE      WEIGHTED-AVERAGE
                                                             OF OPTIONS      EXERCISE PRICE     FAIR VALUE OF GRANTS
                                                             ----------     ----------------    --------------------
Granted during 1997 and outstanding at end of year . . . . .   5,000            $ 40.00             $ 7.08

Options exercisable at end of 1997 . . . . . . . . . . . . .   1,250            $ 40.00

The fair value of options granted during 1997 was estimated using the following weighted-average information: risk-free interest rate of 6.53%, expected life of 8.5 years, expected annual volatility of stock price of 10.0%, and expected cash dividends of 3.5% per year.

NOTE 11 - LONG-TERM DEBT

Long-term debt as of year-end was comprised as follows:

                                                                  1997              1996
                                                               -----------------------------
Federal Home Loan Bank advances. . . . . . . . . . . . .       $26,114,000       $25,200,000
Secured loan borrowings. . . . . . . . . . . . . . . . .           878,000                 -
                                                               -----------------------------
  Total. . . . . . . . . . . . . . . . . . . . . . . . .       $26,992,000       $25,200,000
                                                               =============================

Interest rates on Federal Home Loan Bank advances range from 5.27% to 6.66% and are fixed. Advances are secured by mortgage loans. Penalties are charged on advances that are paid prior to maturity. No advances were paid prior to maturity in 1997 or 1996. Secured loan borrowings consist of five commercial loans of which participations were sold in 1997. The participations carry an interest rate of 7.60% and are secured by the related commercial loans.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



The maturities of Federal Home Loan Bank advances and secured loan borrowings at December 31, 1997, follow:

1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 9,586,000
1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7,323,000
2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,501,000
2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,590,000
2002 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,966,000
2003 and after . . . . . . . . . . . . . . . . . . . . . . . . .       1,026,000
                                                                     -----------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $26,992,000
                                                                     ===========

NOTE 12 - LEASES AND OTHER COMMITMENTS

Following is lease and other commitment information:

                                                        1997           1996           1995
                                                      --------------------------------------
Lease rental expense. . . . . . . . . . . . . .       $ 70,000       $ 45,000       $ 10,000
                                                      ======================================


Future minimum operating lease commitments
  1998. . . . . . . . . . . . . . . . . . . . .       $ 80,000
  1999. . . . . . . . . . . . . . . . . . . . .         77,000
  2000. . . . . . . . . . . . . . . . . . . . .         74,000
  2001. . . . . . . . . . . . . . . . . . . . .         63,000
  2002. . . . . . . . . . . . . . . . . . . . .         63,000
                                                      --------
    Total . . . . . . . . . . . . . . . . . . .       $357,000
                                                      ========

Lease commitments include $63,000 to a related party in the years 1998 through 2002.

Future minimum computer processing commitments
  1998. . . . . . . . . . . . . . . . . . . . .       $   120,000
  1999. . . . . . . . . . . . . . . . . . . . .           120,000
                                                      -----------
    Total . . . . . . . . . . . . . . . . . . .       $   240,000
                                                      ===========

Credit commitments
  Loan commitments. . . . . . . . . . . . . . .       $16,830,000       $12,749,000
  Unused lines of credit. . . . . . . . . . . .         3,002,000         2,562,000
  Letters of credit . . . . . . . . . . . . . .            33,000           165,000
                                                      -----------------------------
    Total . . . . . . . . . . . . . . . . . . .       $19,865,000       $15,476,000
                                                      =============================

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



NOTE 13 - SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

Information regarding shareholders' equity as of year-end and for the year follows:

                                                          1997             1996             1995
                                                       --------------------------------------------
COMMON STOCK
Shares authorized. . . . . . . . . . . . . . . .        1,000,000          500,000          500,000
Shares outstanding . . . . . . . . . . . . . . .          537,015          482,710          464,803
Issued during the year . . . . . . . . . . . . .           28,733           20,610           77,367
Repurchased during the year. . . . . . . . . . .                -            2,703           18,324


BASIC EARNINGS PER COMMON SHARE AND EARNINGS
  PER SHARE ASSUMING DILUTION
Net income available for common stock. . . . . .       $1,737,000       $1,695,000       $1,464,000
Average shares outstanding . . . . . . . . . . .          537,075          539,229          525,303

Stock options granted in 1997 did not have an impact on earnings per share as the effect of the options was antidilutive.

NOTE 14 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

                       CONDENSED BALANCE SHEETS
                              December 31
                                                                1997              1996
                                                             --------------------------------
Assets
  Cash . . . . . . . . . . . . . . . . . . . . . . . .       $    32,000       $    20,000
  Securities available for sale. . . . . . . . . . . .             8,000             8,000
  Other assets . . . . . . . . . . . . . . . . . . . .             2,000             2,000
  Investment in ChoiceOne Bank and subsidiaries. . . .        15,495,000        14,507,000
                                                             --------------------------------
    Total assets . . . . . . . . . . . . . . . . . . .       $15,537,000       $14,537,000
                                                             ================================

Shareholders' equity . . . . . . . . . . . . . . . . .       $15,537,000       $14,537,000
                                                             ================================

                    CONDENSED STATEMENTS OF INCOME
                        Years Ended December 31
                                                                1997             1996             1995
                                                             --------------------------------------------
Dividends from ChoiceOne Bank. . . . . . . . . . . . .       $  838,000       $  824,000       $1,409,000
Other expenses . . . . . . . . . . . . . . . . . . . .           51,000           50,000           66,000
                                                             --------------------------------------------
Income before income tax and equity in
  undistributed net income of subsidiary . . . . . . .          787,000          774,000        1,343,000
Income tax benefit . . . . . . . . . . . . . . . . . .           17,000           17,000           22,000
                                                             --------------------------------------------
Income before equity in undistributed net
  income of subsidiary . . . . . . . . . . . . . . . .          804,000          791,000        1,365,000
Equity in undistributed net income of
  subsidiary . . . . . . . . . . . . . . . . . . . . .          933,000          904,000           99,000
                                                             --------------------------------------------
Net income . . . . . . . . . . . . . . . . . . . . . .       $1,737,000       $1,695,000       $1,464,000
                                                             ============================================

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



                    CONDENSED STATEMENTS OF CASH FLOWS
                        Years Ended December 31
                                                                      1997             1996             1995
                                                                   --------------------------------------------
Cash flows from operating activities:
  Net income . . . . . . . . . . . . . . . . . . . . . . . .       $1,737,000       $1,695,000       $1,464,000
  Reconciling items:
    Equity in undistributed net subsidiary income. . . . . .         (933,000)        (904,000)         (99,000)
    Changes in other assets. . . . . . . . . . . . . . . . .                -           (1,000)           3,000
    Changes in liabilities . . . . . . . . . . . . . . . . .                -           (2,000)          (1,000)
                                                                   --------------------------------------------
      Net cash from operating activities . . . . . . . . . .          804,000          788,000        1,367,000
                                                                   --------------------------------------------

Cash flows from investing activities:
  Purchase of securities . . . . . . . . . . . . . . . . . .                -                -           (8,000)
                                                                   --------------------------------------------
    Net cash used in investing activities  . . . . . . . . . .              -                -           (8,000)
                                                                   --------------------------------------------

Cash flows from financing activities:
  Dividends paid . . . . . . . . . . . . . . . . . . . . . .         (783,000)        (663,000)        (551,000)
  Repurchase of stock. . . . . . . . . . . . . . . . . . . .           (9,000)        (115,000)        (815,000)
                                                                   --------------------------------------------
    Net cash used in financing activities. . . . . . . . . .         (792,000)        (778,000)      (1,366,000)
                                                                   --------------------------------------------

Net change in cash and cash equivalents. . . . . . . . . . .           12,000           10,000           (7,000)
Beginning cash and cash equivalents. . . . . . . . . . . . .           20,000           10,000           17,000
                                                                   --------------------------------------------
Ending cash and cash equivalents . . . . . . . . . . . . . .       $   32,000       $   20,000       $   10,000
                                                                   ============================================

Amount of dividends that could be paid from
  ChoiceOne Bank without regulatory approval . . . . . . . .       $2,774,000
                                                                   ==========

NOTE 15 - FINANCIAL INSTRUMENTS

Financial instruments as of year-end were as follows:

                                                              1997                                  1996
                                                 ---------------------------------------------------------------------
                                                                     ESTIMATED                             ESTIMATED
                                                   CARRYING            FAIR              CARRYING            FAIR
                                                    AMOUNT             VALUE              AMOUNT             VALUE
                                                 ---------------------------------------------------------------------
Assets:
  Cash and cash equivalents. . . . . . . .       $  3,763,000       $  3,763,000       $  4,887,000       $  4,887,000
  Interest-bearing deposits. . . . . . . .              6,000              6,000             65,000             65,000
  Securities available for sale. . . . . .         19,942,000         19,942,000         23,006,000         23,006,000
  Loans, net . . . . . . . . . . . . . . .        126,209,000        129,870,000        108,592,000        112,179,000
  Accrued interest receivable. . . . . . .            944,000            944,000            860,000            860,000

Liabilities:
  Demand, savings and money market
    deposit accounts . . . . . . . . . . .         44,686,000         44,686,000         45,078,000         45,078,000
  Time deposits. . . . . . . . . . . . . .         62,806,000         63,276,000         50,528,000         50,874,000
  Federal funds purchased and
    repurchase agreements. . . . . . . . .          2,060,000          2,060,000          4,731,000          4,731,000
  Accrued interest payable . . . . . . . .            523,000            523,000            435,000            435,000
  Long-term debt . . . . . . . . . . . . .         26,992,000         27,170,000         25,200,000         25,328,000

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



The estimated fair values approximate the carrying amounts for all assets and liabilities except those described below. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on the rates charged at year end for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The estimated fair value for time deposits is based on the rates paid at year end for new deposits, applied until maturity. The estimated fair value for other financial instruments and off-balance-sheet loan commitments are considered nominal.

NOTE 16 - REGULATORY CAPITAL

ChoiceOne Financial Services, Inc. and ChoiceOne Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required.

At year-end, the capital requirements were met. Actual capital levels and minimum required levels were as follows:

                                                                                                  MINIMUM REQUIRED
                                                                                                     TO BE WELL
                                                                          MINIMUM REQUIRED        CAPITALIZED UNDER
                                                                             FOR CAPITAL          PROMPT CORRECTIVE
                                                       ACTUAL             ADEQUACY PURPOSES       ACTION REGULATIONS
                                                ---------------------------------------------------------------------
                                                AMOUNT        RATIO       AMOUNT       RATIO      AMOUNT        RATIO
                                                ---------------------------------------------------------------------

                                                                        (Dollars in thousands)
DECEMBER 31, 1997
Total capital (to risk weighted assets)
  Consolidated. . . . . . . . . . . . . .       $16,409       14.2%       $9,212       8.0%       $11,515       10.0%
  Bank. . . . . . . . . . . . . . . . . .        16,368       14.2         9,211       8.0         11,514       10.0
Tier 1 capital (to risk weighted assets)
  Consolidated. . . . . . . . . . . . . .        14,968       13.0         4,606       4.0          6,909        6.0
  Bank. . . . . . . . . . . . . . . . . .        14,927       13.0         4,606       4.0          6,908        6.0
Tier 1 capital (to average assets)
  Consolidated. . . . . . . . . . . . . .        14,968        9.6         6,213       4.0          7,766        5.0
  Bank. . . . . . . . . . . . . . . . . .        14,927        9.6         6,213       4.0          7,766        5.0

December 31, 1996

Total capital (to risk weighted assets)
  Consolidated. . . . . . . . . . . . . .       $15,313       15.0%       $8,169       8.0%       $10,211          10.0%
  Bank. . . . . . . . . . . . . . . . . .        15,284       15.0         8,168       8.0         10,210          10.0
Tier 1 capital (to risk weighted assets)
  Consolidated. . . . . . . . . . . . . .        14,034       13.7         4,084       4.0          6,127           6.0
  Bank. . . . . . . . . . . . . . . . . .        14,005       13.7         4,084       4.0          6,126           6.0
Tier 1 capital (to average assets)
  Consolidated. . . . . . . . . . . . . .        14,034       10.4         5,403       4.0          6,754           5.0
  Bank. . . . . . . . . . . . . . . . . .        14,005       10.4         5,403       4.0          6,754           5.0

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ChoiceOne Financial Services, Inc.



NOTE 17 - SUBSEQUENT EVENTS

On February 11, 1998, ChoiceOne's Board of Directors declared a 5% stock dividend on ChoiceOne's common stock. The record date of the dividend is March 16, 1998, and the payable date is March 31, 1998. The dividend has been reflected in shareholders' equity as of December 31, 1997 and all per share amounts have been retroactively restated for the estimated effect of the stock dividend.

ChoiceOne's Board of Directors also declared a conditional two-for-one stock split at its February 1998 meeting. The stock split, to be effected in the form of a share dividend, will cause one additional share of common stock to be issued for each share outstanding. The stock split will be payable to shareholders of record as of April 30, 1998, and will be paid on May 22, 1998. The stock split is conditioned upon and subject to approval by ChoiceOne's shareholders at the April 30, 1998, annual meeting. The shareholders will be asked to approve a proposed amendment to ChoiceOne's Restated Articles of Incorporation to increase the authorized capital stock of ChoiceOne from 1,000,000 shares to 2,000,000 shares.

Earnings per share amounts, after giving retroactive effect to the two-for-one stock split on a pro forma basis, are presented below. Because the stock split is contingent upon shareholder approval of an amendment to increase the authorized capital stock, financial information contained elsewhere in these financial statements has not been adjusted to reflect the impact of the proposed stock split.

                                                               1997        1996        1995
                                                               -----------------------------
Earnings per common share (pro forma). . . . . . . . . .       $1.62       $1.58       $1.40

On January 14, 1998, ChoiceOne's Board of Directors approved a resolution to issue approximately 1,900 shares of its common stock, with an estimated fair value of $81,000, to the 401(k) plan. The issuance of the stock represents the payment of the Bank's contribution to the 401(k) plan for the 1997 plan year.

                     INDEPENDENT AUDITORS' REPORT
                  ChoiceOne Financial Services, Inc.


[CROWE CHIZEK LOGO]





To the Shareholders and Board of Directors of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of ChoiceOne Financial Services, Inc. as of December 31, 1997 and 1996 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                        /s/Crowe, Chizek and Company LLP

                                        Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 20, 1998, except for Note 17 as to which the date is March 17, 1998

CROWE, CHIZEK AND COMPANY LLP
400 RIVERFRONT PLAZA BUILDING 55 CAMPAU AVENUE NW GRAND RAPIDS, MICHIGAN 49503 616.774.0774 FAX 616.752.4226 A member of Horwath International

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ChoiceOne Financial Services, Inc.


The following discussion is designed to provide a review of the consolidated financial condition and results of operations of ChoiceOne Financial Services, Inc. ("ChoiceOne") and its wholly-owned subsidiaries, ChoiceOne Bank (the "Bank"), ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency"), and Alpine Travel, Inc. (the "Travel Agency"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes.

This discussion and other sections of this annual report contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about ChoiceOne itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("future factors") that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Future factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy. These are representative of the future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

SUMMARY OF OPERATING RESULTS

Net income for 1997 was $1,737,000, which represented a $42,000 or 2% increase over 1996. The increase in ChoiceOne's net income in 1997 was attributable to higher net interest income and noninterest income, which was virtually offset by growth in noninterest expense. The growth in net interest income was due to an increase in ChoiceOne's loan portfolio. The rise in noninterest income resulted in part from higher commission income from the Insurance Agency. The majority of the increase in noninterest expense was caused by higher salaries and benefits in 1997 than in 1996. Increases in 401(k) savings and retirement plan expense and postretirement benefit expense comprised most of the increase in salaries and benefits expense in 1997.

                                                                     YEAR ENDED DECEMBER 31,
                                                            1997              1996              1995
                                                         -----------------------------------------------
Net interest income. . . . . . . . . . . . . . . .       $ 6,315,000       $ 5,754,000       $ 4,931,000
Provision for loan losses. . . . . . . . . . . . .          (539,000)         (523,000)         (164,000)
Noninterest income . . . . . . . . . . . . . . . .         1,769,000         1,555,000           656,000
Noninterest expense. . . . . . . . . . . . . . . .        (5,176,000)       (4,436,000)       (3,448,000)
Income tax expense . . . . . . . . . . . . . . . .          (632,000)         (655,000)         (511,000)
Net income . . . . . . . . . . . . . . . . . . . .       $ 1,737,000       $ 1,695,000       $ 1,464,000

Increased net income in 1996 was due to higher net interest income and noninterest expense, which was partially offset by increases in the provision for loan losses and noninterest expense. Net interest income growth was due primarily to loan growth. The increase in noninterest income was caused by commission income from the Insurance Agency. The higher provision for loan losses resulted from both higher loan growth and net charge-offs in 1996 than in 1995. Most of the increase in 1996's noninterest expense was due to the inclusion of the Insurance Agency's expenses.

RETURN ON AVERAGE ASSETS AND AVERAGE SHAREHOLDERS' EQUITY

The return on average assets and return on average shareholders' equity are key performance indices that measure how effectively ChoiceOne is using its assets and its shareholders' invested capital. ChoiceOne's return on average assets for 1997 was 1.17%, compared to 1.38% for 1996 and 1.36% for 1995. The return on average shareholders' equity was 11.58%, 12.00%, and 11.09% for 1997, 1996, and 1995, respectively.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ChoiceOne Financial Services, Inc.


DIVIDENDS

Cash dividends declared by ChoiceOne in 1997 of $783,000 or $1.46 per share represent the sixteenth consecutive year that ChoiceOne has increased cash dividends paid to shareholders. The total cash dividends paid in 1997 represented a $120,000 or 18% increase over 1996. The cash dividend payout percentage (total cash dividends divided by net income) was 45% in 1997, compared to 39% in 1996. In addition to the cash dividends declared, ChoiceOne declared a 6% stock dividend in 1997 and a 20% stock dividend in 1995. A stock dividend was also declared in February 1998. Cash dividends per share were adjusted for the stock dividends declared in 1995, 1997, and 1998.

Cash dividends paid in 1995 through 1997 were consistent with management's objectives regarding the capital structure of ChoiceOne. A primary objective is to continue the per share and total dollar increase in cash dividend payments to shareholders, which ChoiceOne achieved in all three years. However, management will not raise dividends above a level which it considers to be reasonable and prudent.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. Based on projected earnings for the Bank, management currently expects ChoiceOne to pay regular quarterly cash dividends to its shareholders in 1998.

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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ChoiceOne Financial Services, Inc.


TABLE 1 - AVERAGE BALANCES AND TAX-EQUIVALENT INTEREST RATES

                                                                             YEAR ENDED DECEMBER 31,
                                                     1997                            1996                           1995
                                       -------------------------------------------------------------------------------------------
                                       AVERAGE                         AVERAGE                         AVERAGE
                                       BALANCE     INTEREST   RATE     BALANCE     INTEREST   RATE     BALANCE    INTEREST   RATE
                                       -------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
ASSETS
  Loans <F1> <F2> . . . . . . . . .    $117,582    $11,259    9.58%    $ 94,077    $ 9,087    9.66%    $ 73,742    $7,135    9.68%
  Taxable securities <F3> . . . . .      12,781        845    6.61       14,147        916    6.47       18,403     1,181    6.42
  Nontaxable securities <F1> <F3> .       9,370        733    7.82        8,365        681    8.14        9,181       774    8.43
  Other . . . . . . . . . . . . . .         178          8    4.49           65          3    4.62          160         8    5.00
                                       --------    -------             --------    -------             --------    ------
    Interest-earning assets . . . .     139,911     12,845    9.18      116,654     10,687    9.16      101,486     9,098    8.96
  Noninterest-earning assets <F4> .       8,741                           6,480                           6,066
                                       --------                        --------                        --------
    Total assets. . . . . . . . . .    $148,652                        $123,134                        $107,552
                                       ========                        ========                        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing
    transaction accounts. . . . . .    $ 22,242        718    3.23     $ 24,711        798    3.23     $ 25,522       912    3.57
  Savings deposits. . . . . . . . .       8,836        162    1.83        9,363        174    1.86        9,845       229    2.33
  Time deposits . . . . . . . . . .      58,258      3,399    5.83       50,126      2,947    5.88       45,930     2,619    5.70
  FHLB advances . . . . . . . . . .      25,425      1,619    6.37        9,385        592    6.31           77         2    3.04
  Other . . . . . . . . . . . . . .       5,584        354    6.34        2,785        154    5.53        1,722       106    6.11
                                       --------    -------             --------    -------             --------    ------
    Interest-bearing liabilities. .     120,345      6,252    5.20       96,370      4,665    4.84       83,096     3,868    4.65
                                                   -------    ----                 -------    ----                 ------    ----
  Demand deposits . . . . . . . . .      11,479                          11,010                          10,149
  Other noninterest-bearing
    liabilities . . . . . . . . . .       1,830                           1,625                           1,107
  Shareholders' equity. . . . . . .      14,998                          14,129                          13,200
                                       --------                        --------                        --------
    Total liabilities and
      shareholders' equity. . . . .    $148,652                        $123,134                        $107,552
                                       ========                        ========                        ========




Net interest income (tax-
  equivalent basis) - interest
  spread. . . . . . . . . . . . . .                  6,593    3.98%                  6,022    4.32%                 5,230    4.31%
                                                              ====                            ====                           ====
Tax-equivalent adjustment <F1>. . .                   (278)                           (268)                          (299)
                                                   -------                         -------                         ------
Net interest income . . . . . . . .                $ 6,315                         $ 5,754                         $4,931
                                                   =======                         =======                         ======
Net interest income as a
  percentage of earning assets
  (tax-equivalent basis). . . . . .                           4.71%                           5.16%                          5.15%
                                                              ====                            ====                           ====

<F1> Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.
<F2> Interest on loans included net origination fees charged on loans of approximately $352,000, $363,000, and $253,000 in 1997, 1996, and 1995,
     respectively.
<F3> The average balance includes the effect of unrealized gains or losses on securities, while the average rate was computed on the average amortized cost of the securities.
<F4> Noninterest-earning assets includes loans on a nonaccrual status which averaged approximately $787,000, $383,000, and $482,000 in 1997, 1996, and 1995, respectively.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ChoiceOne Financial Services, Inc.


TABLE 2 - CHANGES IN TAX-EQUIVALENT NET INTEREST INCOME
                                                                                YEAR ENDED DECEMBER 31,
                                                                 1997 OVER 1996                        1996 OVER 1995
                                                        --------------------------------------------------------------------
                                                        TOTAL        VOLUME       RATE        TOTAL        VOLUME       RATE
                                                        --------------------------------------------------------------------

                                                                                (Dollars in thousands)
INCREASE (DECREASE) IN INTEREST INCOME <F1>
  Loans <F2>. . . . . . . . . . . . . . . . . . .       $2,172       $2,252       $(80)       $1,952       $1,967       $(15)
  Taxable securities. . . . . . . . . . . . . . .          (71)         (91)        20          (265)        (275)        10
  Nontaxable securities <F2>. . . . . . . . . . .           52           79        (27)          (93)         (67)       (26)
  Other . . . . . . . . . . . . . . . . . . . . .            5            5          -            (5)          (4)        (1)
                                                        --------------------------------------------------------------------
    Net change in tax-equivalent income . . . . .        2,158        2,245        (87)        1,589        1,621        (32)
                                                        --------------------------------------------------------------------

INCREASE (DECREASE) IN INTEREST EXPENSE <F1>
  Interest-bearing transaction accounts . . . . .          (80)         (80)         -          (114)         (28)       (86)
  Savings deposits. . . . . . . . . . . . . . . .          (12)         (10)        (2)          (55)         (11)       (44)
  Time deposits . . . . . . . . . . . . . . . . .          452          475        (23)          328          244         84
  Federal Home Loan Bank advances . . . . . . . .        1,027        1,021          6           590          585          5
  Other . . . . . . . . . . . . . . . . . . . . .          200          175         25            48           59        (11)
                                                        --------------------------------------------------------------------
    Net change in interest expense. . . . . . . .        1,587        1,581          6           797          849        (52)
                                                        --------------------------------------------------------------------
    Net change in tax-equivalent
      net interest income . . . . . . . . . . . .       $  571       $  664       $(93)       $  792       $  772       $ 20
                                                        ====================================================================

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

NET INTEREST INCOME

Tax-equivalent net interest income ("net margin") increased $571,000 in 1997, compared to an increase of $792,000 in 1996. The increase in net margin in both years was due to loan growth. Table 2 shows that the smaller increase in 1997 was due to both changes in volume and rate. Although the growth in average interest-earning assets was $8,089,000 more in 1997 than in 1996, the increase in average interest-bearing liabilities in 1997 was $10,701,000 greater than the prior year. The higher level of growth in interest-bearing liabilities contributed to the slowing in additional net margin due to volume. The lower level of growth in net margin was also affected by the funding method that ChoiceOne used for its loan growth in 1997. Core deposits in the form of deposits obtained in ChoiceOne's market area were insufficient to fund loan growth in 1997. Therefore, ChoiceOne turned to other sources of funding such as Federal Home Loan Bank advances ("FHLB advances") and certificates of deposit from a national rate service ("national CDS"). Table 1 shows that the average balance of FHLB advances grew $16,040,000 in 1997, compared to $9,308,000 of growth in 1996. The average balance of national CDS, which are included in the time deposits balance in Table 1, increased $4,263,000 in 1997.
FHLB advances carried the highest average interest rate of the interest-bearing liabilities in both 1997 and 1996. National CDS also bear one of the higher interest rates among interest-bearing liabilities. The use of FHLB advances and national CDS as a major funding source for loan growth caused the loan growth to generate less additional net margin dollars in 1997 than in 1996.

As set forth in Table 2, the change in net margin due to changes in the average interest rate was a decrease in 1997 of $93,000 compared to an increase of $20,000 in 1996. The average rate earned on loans decreased more in 1997 than it had in the previous year. The lower rate in 1997 was a result of the higher level in average loan growth in 1997 than in 1996. The change in net margin due to rate was also affected by interest-bearing transaction accounts. The average rate paid on interest-bearing transaction accounts was unchanged in 1997, in contrast to 1996 when the rate declined 34 basis points.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ChoiceOne Financial Services, Inc.


Based on the current estimates of ChoiceOne's management, net margin is expected to increase in 1998. However, the rate of growth in net margin may slow in 1998 compared to 1997 as it did in 1997. Management anticipates that loan growth will exceed the amount of funds that can be obtained through local market deposit growth. This will cause the need for funds from Federal Home Loan Bank advances, certificates of deposit from the national rate service, and other sources. The interest cost from these types of sources is higher than the rate on deposits from local markets. This higher cost of funds may cause a decrease in the margin dollars obtained from loan growth. Management expects general market interest rates to be steady to slightly falling in 1998. ChoiceOne's management does not anticipate that changes in interest rates will have a material impact on net margin in 1998.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 5 to the Consolidated Financial Statements.
As indicated in Table 3, the provision for loan losses and allowance for loan losses increased slightly in 1997 in contrast to 1996 when the increases were much more significant. The provision in 1997 was affected by higher net charge-offs than in the prior year. This effect was offset by a lower level of loan growth from the end of 1996 to the end of 1997 than had occurred in the prior year. The increased provision in 1996 resulted from both increased net charge-offs over 1995 and a significantly higher level of loan growth. Net charge-offs by loan category are shown in Table 3. The increase in commercial loan charge-offs was primarily due to one commercial loan. The rise in consumer loan charge-offs was comprised of a number of loans. Consumer lending was affected in 1997 by an increasingly high level of personal bankruptcies.

TABLE 3 - PROVISION AND ALLOWANCE FOR LOAN LOSSES
                                                                      AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                                        1997             1996             1995
                                                                     --------------------------------------------
Provision for loan losses. . . . . . . . . . . . . . . . . .         $  539,000       $  523,000       $  164,000
                                                                     ============================================

Net charge-offs
  Commercial loans . . . . . . . . . . . . . . . . . . . . .         $  186,000       $   26,000       $   (4,000)
  Agricultural loans . . . . . . . . . . . . . . . . . . . .              7,000          (10,000)               -
  Real estate mortgage - residential . . . . . . . . . . . .              6,000                -            3,000
  Consumer . . . . . . . . . . . . . . . . . . . . . . . . .            260,000          141,000           83,000
                                                                     --------------------------------------------
    Total. . . . . . . . . . . . . . . . . . . . . . . . . .         $  459,000       $  157,000       $   82,000
                                                                     ============================================

Allowance for loan losses at year end. . . . . . . . . . . .         $1,567,000       $1,487,000       $1,121,000
                                                                     ============================================

Allowance for loan losses as a percentage of:
  Total loans as of year end . . . . . . . . . . . . . . . .               1.23%            1.35%            1.42%
  Nonaccrual loans, accrual loans past due 90 days
    or more and troubled debt restructurings . . . . . . . .             130.17           148.65           148.23
Ratio of net charge-offs to average total loans
  outstanding during the year. . . . . . . . . . . . . . . .                .39              .17              .11
Loan recoveries as a percentage of prior year's
  charge-offs. . . . . . . . . . . . . . . . . . . . . . . .              31.84            51.60            36.13

Based on the current state of the economy and reviews of the loan portfolio by ChoiceOne's management, management believes that the allowance for loan losses as of December 31, 1997, is adequate to absorb possible charge-offs. Management continues to be concerned that relatively high levels of consumer debt and increasing levels of personal bankruptcies may cause consumer loan charge-offs to increase in the future. As loan growth and charge-offs occur in 1998, the allowance and provision for loan losses will be reviewed and changes will be made to maintain the allowance at a level that management considers adequate.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ChoiceOne Financial Services, Inc.


NONINTEREST INCOME

Noninterest income increased $214,000 in 1997, compared to an increase of $899,000 in 1996. Almost 40% of the growth in 1997 came from increased insurance commission income with the remainder resulting from the other noninterest income categories. Most of the increase in 1996 was due to insurance commission income as the business combination with the Insurance Agency was effective January 1, 1996. Management anticipates that noninterest income will increase somewhat in 1998 as a result of a full year of commission income from the Travel Agency.

NONINTEREST EXPENSE

Noninterest expense grew $740,000 in 1997. An increase in salaries and benefits expense of $463,000 comprised over 60% of the total expense growth in 1997. Expense of the 401(k) savings and retirement plan (the "401(k) plan") contributed approximately $305,000 of the increase in salaries and benefits in 1997. This was caused by the accrual of $323,000 of expense for the 401(k) plan in 1997, which represented the amount of assets left in the pension plan after all vested benefits had been paid to plan participants. ChoiceOne intends to transfer the excess assets from the pension plan to the 401(k) plan and use the funds to cover company contributions in future years. The transfer of the excess assets is subject to approval by the Internal Revenue Service. Salaries and benefits expense was also affected by a $119,000 increase in postretirement benefits expense in 1997 compared to the prior year. The increase in 1997's expense was due to a settlement gain of $139,000 that decreased the expense recorded in 1996. The gain resulted from the discontinuance of postretirement life insurance coverage. Wages and commissions paid to employees grew $223,000 in 1997. This was due to a higher activity level for commissioned employees, increases in staff size, a full year of wages expense for the Bank's two new branches, and a partial year of wages for the Travel Agency. The effect of the wages and commissions increase was partially offset by decreases of $132,000 in incentive bonus expense and $76,000 in expense related to the pension plan. Increases in occupancy expense and other expense in 1997 were due to a full year of operations for the Bank's two new branches, increased expenses related to the Bank's computer network, and general growth in expenses.

Noninterest expense grew $988,000 in 1996. Approximately 80% of the higher expenses in 1996 resulted from the Insurance Agency, whose operations were included for the first time in 1996. The remainder of the expense growth in 1996 was due to expenses related to the Bank's two new branches, expenses related to the name changes of the Bank and the Insurance Agency and general growth in expenses. Expense growth was offset in 1996 by the settlement gain from the termination of the postretirement life insurance benefits plan.

Management anticipates that noninterest expense will continue to grow in 1998. Factors causing the increase will be a full year of operations for the Travel Agency, expenses related to the new buildings for the Bank's two new branches, additional advertising and marketing of ChoiceOne's products and services, and other factors.

YEAR 2000

ChoiceOne's management is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 will affect virtually every computer operation by the rollover of the two digit year value to "00." The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

ChoiceOne formed an internal committee in 1997 to address the year 2000 issue. The committee has studied ChoiceOne's internal operating systems and will begin to make necessary changes in 1998. The committee has also communicated with the vendors that provide software for ChoiceOne. Almost all of ChoiceOne's vendors have already indicated that they are year 2000 compliant or are making necessary modifications to make their software comply.

ChoiceOne's management estimates that the cost to convert existing systems to make them able to process in the year 2000 will approximate $50,000 to $75,000 in 1998. Additional costs, at this time undetermined, may be necessary in 1998 or 1999 to fully covert all of ChoiceOne's computer systems. In addition, ChoiceOne's operations may be materially affected if the computer systems of third parties are not converted in a timely fashion to be able to process properly in the year 2000.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ChoiceOne Financial Services, Inc.


INSURANCE AND TRAVEL SUBSIDIARIES

The business combination with the Insurance Agency was effective January 1, 1996. The business combination was accounted for as a pooling-of-interests. The Insurance Agency's balance sheets and results of operations were not material to ChoiceOne's prior years' consolidated financial statements.

Therefore, consolidated financial statements for prior years were not restated for the Insurance Agency.

The acquisition of the Travel Agency was effective August 1, 1997. The acquisition was accounted for as a purchase transaction. The operations of the Travel Agency beginning August 1, 1997, are included in ChoiceOne's consolidated financial statements.

SECURITIES

Total securities available for sale decreased $3,064,000 in 1997, compared to a decrease of $181,000 in 1996. The larger decrease in 1997 was due in part to the sale of approximately $4,600,000 of securities in the last quarter of 1997, part of which were replaced by securities purchases.

Proceeds from maturing securities will be used as necessary in 1998 to fund growth in the loan portfolio. Securities will also be used as collateral for public deposits and repurchase agreements as well as serve as a source of liquidity for ChoiceOne. Management expects that the balance of total securities will not change significantly in 1998.

LOANS

Total loans grew $17,697,000 in 1997, compared to $30,997,000 of growth in 1996. ChoiceOne's management believes that stronger competition for loans impacted loan growth in 1997. The slowing of growth occurred in all loan categories. It had the largest impact on consumer loans, which increased $2,666,000 in 1997 compared to $9,253,000 in 1996, and commercial loans, which experienced $7,817,000 of growth in 1997 compared to $11,409,000 in the prior year.

ChoiceOne's management intends to focus on growth in all loan areas in 1998. Management intends to use business development activities to attempt to generate demand in the commercial and agricultural loan categories. Management intends to use contacts with real estate agents and other methods to attempt to capture a larger share of the residential real estate financing market. Management also intends to continue to use special promotions and target marketing to encourage demand in direct consumer loans. Management also intends to emphasize indirect consumer loans for automobiles and other items in 1998. Advertising and promotion of ChoiceOne Bank and of specific loan products is intended to be used to stimulate ChoiceOne's loan demand.

DEPOSITS

The balance of total deposits increased $11,886,000 in 1997, compared to an increase of $2,704,000 in 1996. The growth in deposits was caused by certificates of deposit in both years. The balance of certificates of deposit grew $12,278,000 in 1997 and $2,645,000 in 1996. Approximately $6,738,000 of the certificate of deposit increase in 1997 resulted from deposits obtained through a national rate service. ChoiceOne began using this rate service in March 1997 because funds available from core deposit growth and other internal sources were insufficient to meet loan demand. Management believes that the lack of growth in the other deposit categories in 1997 and 1996 was caused by a high level of competition for these no-cost or lower-cost deposits.

ChoiceOne intends to continue to emphasize the attraction and retention of deposits from its local market areas. Management believes that certificates of deposit may comprise most of the deposit growth in 1998. Management intends to emphasize its non-certificate products in 1998 in an attempt to lower ChoiceOne's cost of funds for deposit products. However, competition involving interest rates paid and fees charged will continue to affect ChoiceOne's ability to generate deposit growth in any of the deposit categories. To the extent that local market deposit growth is not sufficient to meet loan demand, ChoiceOne may use the national rate service for certificates of deposit in 1998.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ChoiceOne Financial Services, Inc.


OTHER LIABILITIES

The balance of other liabilities increased $2,591,000 from December 31, 1996 to December 31, 1997. Virtually all of the increase was caused by $2,385,000 of securities purchase commitments at the end of 1997. The trades for the securities purchases settled in January 1998.

LONG-TERM DEBT

The majority of the long-term debt balance as of December 31, 1997 and the total balance as of December 31, 1996 was comprised of FHLB advances. Although the balance of FHLB advances increased only $914,000 in 1997, the growth in the balance in 1996 was slightly over $24,000,000. FHLB advances provided a significant portion of the funding for loan growth in 1996.

The decrease in the level of growth in FHLB advances in 1997 was due to the maximum on allowable advances based on available collateral. ChoiceOne pledged certain residential real estate mortgages as collateral during 1997 and the amount of advances available was limited to growth in the collateral base. ChoiceOne plans to use FHLB advances in 1998 to fund loan growth to the extent allowed by mortgage growth.

SHAREHOLDERS' EQUITY

ChoiceOne's shareholders' equity increased $1,000,000 in 1997, compared to an increase of $753,000 in the prior year. The change in both years was caused primarily by retention of earnings. Shareholders' equity was affected to a lesser extent by issuances and repurchases of stock and by changes in unrealized gains and losses on securities.

Note 16 to the Consolidated Financial Statements presents regulatory capital information as of the end of 1997 and 1996. The percentage declined slightly in 1997 as ChoiceOne's assets grew slightly more than its capital. This relationship is consistent with management's desire to decrease capital as a percentage of assets to better leverage shareholders' investment. However, management does not desire to decrease ChoiceOne's capital below those levels considered to be well capitalized.

LIQUIDITY AND RATE SENSITIVITY

The concept of liquidity addresses the measurement of ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at three of the Bank's correspondent banks. The total amount of federal funds that were available for purchase at the Bank's correspondent banks was $11,200,000 at December 31, 1997, while the Bank's actual federal funds purchased balance was $200,000 as of the same date. Longer-term liquidity needs may be met through deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank and income retention. Approximately $3,600,000 of additional Federal Home Loan Bank advances were available at the end of 1997 based on ChoiceOne's collateral at the Federal Home Loan Bank. The Bank also began using a national rate service in 1997 for certificates of deposit to help meet cash flow requirements.

The level of loan growth experienced by ChoiceOne in 1996 and 1997 has caused liquidity to become a very important issue. The Bank's
Asset/Liability Management Committee (the "Committee") monitored and worked with liquidity and loan growth funding issues in the past two years and will continue to do so in 1998.

Interest sensitivity is related to liquidity because each is affected by maturing assets and sources of funds. The Committee attempts to stabilize the interest rate spread and avoid possible adverse effects when unusual or rapid changes in interest rates occur. One method it uses of measuring interest rate sensitivity is the ratio of rate-sensitive assets to rate-sensitive liabilities. An asset or liability is said to be rate-sensitive if it matures or otherwise reprices within a given time frame. Table 4 documents the maturity or repricing schedule for ChoiceOne's rate-sensitive assets and liabilities for selected time periods. The time frame that the Committee used in 1997 to measure its interest rate sensitivity was one year. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities which matured or repriced within a one year time frame was 76% as of December 31, 1997, compared to 92% as of December 31, 1996. The change was primarily due to longer-term assets which were funded by shorter-term liabilities in 1997. It is the Committee's and management's goal to have the rate-sensitive assets to rate-sensitive liabilities ratio in a range of 80% to 120% at the one year maturity or repricing point. Management believes that the percentage at the end of 1997 is low because interest-bearing transaction accounts and savings deposits have been classified in the 0 to 3 month repricing category. While these deposits can reprice within this time frame, management can control the timing or extent of the change in interest rates on these deposits. Therefore, ChoiceOne may not be as liability-sensitive as Table 4 indicates.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ChoiceOne Financial Services, Inc.

TABLE 4 - MATURITIES AND REPRICING SCHEDULE
                                                                        DECEMBER 31, 1997
                                                 0-3            3-12           1-5          OVER
                                                MONTHS         MONTHS         YEARS        5 YEARS        TOTAL
                                                -----------------------------------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
  Loans . . . . . . . . . . . . . . . . .       $37,097       $ 21,054       $55,729       $13,896       $127,776
  Interest-bearing deposits with banks. .             6              -             -             -              6
  Taxable securities. . . . . . . . . . .         2,476          3,480         6,106           341         12,403
  Nontaxable securities . . . . . . . . .             -            533         3,682         3,324          7,539
                                                -----------------------------------------------------------------
    Rate-sensitive assets . . . . . . . .        39,579         25,067        65,517        17,561        147,724

LIABILITIES
  Interest-bearing transaction accounts .        23,079              -             -             -         23,079
  Savings deposits. . . . . . . . . . . .         8,143              -             -             -          8,143
  Time deposits . . . . . . . . . . . . .        10,657         31,055        20,965           129         62,806
  Federal Home Loan Bank advances . . . .         3,457          6,006        15,621         1,030         26,114
  Other . . . . . . . . . . . . . . . . .         2,082            100           756             -          2,938
                                                -----------------------------------------------------------------
    Rate-sensitive liabilities. . . . . .        47,418         37,161        37,342         1,159        123,080
                                                -----------------------------------------------------------------
    Rate-sensitive assets less rate-
      sensitive liabilities
      Asset(liability) gap for the
      period. . . . . . . . . . . . . . .       $(7,839)      $(12,094)      $28,175       $16,402       $ 24,644
                                                =================================================================
      Cumulative asset (liability) gap. .       $(7,839)      $(19,933)      $ 8,242       $24,644
                                                ==================================================

Another method ChoiceOne uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. Assets and liabilities are subjected to immediate 200 basis point increases and decreases in interest rates and the effect on net income and shareholders' equity is measured. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net income to increase or decrease more than 10% and cannot cause the value of shareholders' equity to increase or decrease more than 2% of total assets. The 200 basis point interest rate shock as of December 31, 1997 caused net income to decrease 4.1% if rates increased and to increase 2.9% if rates decreased. The shock computation caused the value of shareholders' equity to decrease by .6% if rates increased and to increase by .3% if rates decreased. The Committee will continue to monitor the effect of interest rate shocks on a periodic basis.

                          CORPORATE INFORMATION
                      ChoiceOne Financial Services, Inc.


CORPORATE HEADQUARTERS
ChoiceOne Financial Services, Inc.
   109 East Division Street
   P.O. Box 186
   Sparta, Michigan 49345
   Phone: (616) 887-7366
   Fax:   (616) 887-5566

MARKET MAKERS IN CHOICEONE
FINANCIAL SERVICES, INC. STOCK
Robert W. Baird & Company, Inc.
   Grand Rapids, Michigan
   (616) 459-4491
   (800) 888-6200

D. H. Brush & Associates
   Grand Rapids, Michigan
   (616) 285-3700

Dean Witter Reynolds, Inc.
   Grand Rapids, Michigan
   (616) 454-8998
   (800) 788-9640

McDonald & Co.
   Grand Rapids, Michigan
   (616) 732-3383
   (800) 548-6011

Paine Webber, Inc.
   Grand Rapids, Michigan
   (616) 459-4231
   (800) 333-4231

Roney & Company
   Grand Rapids, Michigan
   (616) 456-8691
   (800) 553-2249

Stifel Nicolaus & Company, Inc.
   Grand Rapids, Michigan
   (616) 942-1717
   (800) 676-0477

STOCK REGISTRAR AND TRANSFER AGENT
ChaseMellon Shareholder Services
   85 Challenger Road
   Ridgefield Park, New Jersey
      07660
   (800) 288-9541


ANNUAL MEETING
The annual meeting of shareholders of ChoiceOne Financial Services, Inc.
will be held at 7:30 p.m. EST on Thursday, April 30, 1998 at Sparta Ridgeview Elementary School, Sparta, Michigan.

SUBSIDIARY INFORMATION

CHOICEONE BANK
Main Office
   109 East Division Street
   P.O. Box 186
   Sparta, Michigan 49345

Appletree Office
   416 West Division Street
   Sparta, Michigan 49345

Cedar Springs Office
   4170 Seventeen Mile Road
   Cedar Springs, Michigan 49319

Plainfield Office
   4949 Plainfield Avenue, NE
   Grand Rapids, Michigan 49505

ChoiceOne Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Opportunity and Housing Lender.

[HOUSING LOGO]

CHOICEONE INSURANCE
AGENCIES, INC.
Sparta Office
   440 West Division Street
   Sparta, Michigan 49345

Cedar Springs Office
   17 North Main Street
   Cedar Springs, Michigan 49319

Plainfield Office
   4949 Plainfield Avenue, NE
   Grand Rapids, Michigan 49505

ALPINE TRAVEL, INC.
Alpine Office
   3527 Alpine Avenue, NW
   Walker, Michigan 49544

                            DIRECTORS AND OFFICERS
                      ChoiceOne Financial Services, Inc.


DIRECTORS
CHOICEONE FINANCIAL SERVICES, INC.

FRANK G. BERRIS
   Owner, American Gas & Oil Co., Inc.
   (Distributor of Petroleum Products)

LAWRENCE D. BRADFORD
   President, ChoiceOne Insurance
   Agencies, Inc.

WILLIAM F. CUTLER, JR.
   Former Vice President, H. H. Cutler
   Co. (Apparel Manufacturer)

L. EDMOND EARY, JR., M.D.
   Chairman, ChoiceOne Financial
   Services, Inc.; Retired, Private
   Medical Practice

LEWIS G. EMMONS
   Special Projects Manager, Great Day
   Foods, Inc. (Grocery Retailer)

STUART GOODFELLOW
   Owner, Goodfellow Vending Services
   (Vending Company) and Goodfellow
   Blueberry Farms

JAE M. MAXFIELD
   President and Chief Executive Officer,
   ChoiceOne Financial Services, Inc. and
   ChoiceOne Bank

JON E. PIKE
   C.P.A., Managing Partner, Beene
   Garter LLP (Certified Public
   Accountants)

LINDA R. PITSCH
   Secretary, ChoiceOne Financial
   Services, Inc. and Senior Vice
   President and Cashier, ChoiceOne Bank

ANDREW W. ZAMIARA, R.PH.
   President and Manager, Momber
   Pharmacy and Gift Shop


OFFICERS
CHOICEONE FINANCIAL SERVICES, INC.

L. EDMOND EARY, JR., M.D.
   Chairman of the Board

JAE M. MAXFIELD
   President and Chief Executive Officer

DENIS L. CROSBY
   Vice President

LINDA R. PITSCH
   Secretary

TOM LAMPEN
   Treasurer


OFFICERS
CHOICEONE BANK

L. EDMOND EARY, JR., M.D.
   Chairman of the Board

JAE M. MAXFIELD
   President and Chief Executive Officer

DENIS L. CROSBY
   Senior Vice President - Loans

GERALD P. DAVID
   Senior Vice President - Commercial
   Services

LINDA R. PITSCH
   Senior Vice President - Cashier

DEAN ANDERSON
   Vice President - Commercial Loans

JAMES R. BECKMAN
   Vice President - Consumer Loans

TOM LAMPEN
   Vice President - Chief Financial
   Officer

KELLY POTES, CFP
   Vice President - Retail Financial
   Services

KECIA A. FLYNN
   Assistant Vice President - Commercial
   Loans

KAREN M. GILBERT
   Assistant Vice President - Mortgage
   Loans

MARY JOHNSON
   Assistant Vice President - Compliance
   Officer

AUDREY STILES
   Assistant Vice President - Human
   Resources

SHERRY CONKLIN
   Branch Sales Manager - Cedar Springs
   Office

RACHEL VANIN MILLER
   Branch Sales Manager - Plainfield
   Office


OFFICERS
CHOICEONE INSURANCE AGENCIES, INC.

JAE M. MAXFIELD
   Chairman of the Board

LAWRENCE D. BRADFORD
   President

JEFFREY S. BRADFORD, CIC
   Vice President

TAB M. BRADFORD, CIC
   Vice President

KELLY POTES, CFP
   Vice President

LINDA DEVRIES
   Assistant Vice President

CARLO VANIN
   Plainfield Office President

TOM LAMPEN
   Secretary/Treasurer


OFFICERS
ALPINE TRAVEL, INC.

JAE M. MAXFIELD
   Chairman of the Board

THOMAS R. WIERENGA
   President

LINDA R. PITSCH
   Secretary

TOM LAMPEN
   Treasurer























                                      A-33