Form 10KSB, Exhibit 13
period 1998-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 1999-03-31
CIK 803164

                             [CHOICEONE LOGO]

                  CHOICEONE FINANCIAL SERVICES, INC.








                                 1998

                     ANNUAL REPORT TO SHAREHOLDERS

                   CHOICEONE FINANCIAL SERVICES, INC.

                   1998 ANNUAL REPORT TO SHAREHOLDERS


CONTENTS                                                                PAGE

To Our Shareholders . . . . . . . . . . . . . . . . . . . . . . . . .   A-1

ChoiceOne Financial Services, Inc.  . . . . . . . . . . . . . . . . .   A-1

Common Stock Information  . . . . . . . . . . . . . . . . . . . . . .   A-1

Financial Highlights. . . . . . . . . . . . . . . . . . . . . . . . .   A-2

Consolidated Financial Statements . . . . . . . . . . . . . . . . . .   A-3

Notes to Consolidated Financial Statements. . . . . . . . . . . . . .   A-8

Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . .   A-22

Management's Discussion and Analysis of Financial Condition and
Results of Operations . . . . . . . . . . . . . . . . . . . . . . . .   A-23

Corporate and Shareholder Information . . . . . . . . . . . . . . . .   A-33

Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . .   A-34

                           TO OUR SHAREHOLDERS

This 1998 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 1998 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 1998 Annual Report to Shareholders are invited to request our Annual Report on Form 10-KSB.

OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WILL BE PROVIDED TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO MR. THOMAS LAMPEN, TREASURER, CHOICEONE FINANCIAL SERVICES, INC., 109 EAST DIVISION STREET, SPARTA, MICHIGAN 49345.


                   CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan) primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through six full-service offices. The Bank provides a variety of banking and other financial services to all types of customers.


                        COMMON STOCK INFORMATION

ChoiceOne's shares are traded in the over-the-counter market by several brokers. There is no well established public trading market for the shares, trading activity is infrequent, and price information is not regularly published.

The range of high and low bid information for shares of common stock for each quarterly period during the past two years is as follows:

                                             1998                 1997
                                      ---------------------------------------
                                        LOW       HIGH       LOW       HIGH
                                      ---------------------------------------
                    First Quarter     $   19   $    21     $   18     $  19
                    Second Quarter        19        25         18        21
                    Third Quarter         22        27         19        21
                    Fourth Quarter        24        27         19        21

The above market prices have been adjusted where necessary to reflect the stock dividends and stock split declared in 1998 and 1997. The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 28, 1999, there were 1,053,601 shares of ChoiceOne Financial Services, Inc., common stock issued and outstanding. These shares were held of record by 602 shareholders.

The following table summarizes cash dividends paid per share of common stock during 1998 and 1997:

                                             1998                 1997
                                          ------------------------------
                    First Quarter          $    .19           $      .16
                    Second Quarter              .20                  .19
                    Third Quarter               .20                  .19
                    Fourth Quarter              .20                  .19
                                           -----------------------------
                    Totals                 $    .79           $      .73
                                           =============================

The above dividend per share amounts have been adjusted where necessary to reflect the stock dividends and stock split declared in 1998 and 1997.

ChoiceOne's principal source of funds to pay cash dividends are the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current regulations (see Note 16 to the Consolidated Financial Statements). Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 1999.

                          FINANCIAL HIGHLIGHTS
                   Choiceone Financial Services, Inc.
                                               1998         1997       1996         1995         1994
                                             -----------------------------------------------------------
FOR THE YEAR (DOLLARS IN THOUSANDS)
 Net interest income . . . . . . . . . . .   $  7,207   $    6,315   $  5,754     $  4,931     $   4,468
 Provision for loan losses . . . . . . . .        730          539        523          164           126
 Noninterest income. . . . . . . . . . . .      1,993        1,769      1,555          656           597
 Noninterest expense . . . . . . . . . . .      5,675        5,176      4,436        3,448         3,340
 Income before income taxes. . . . . . . .      2,795        2,369      2,350        1,975         1,599
 Income tax expense. . . . . . . . . . . .        873          632        655          511           356
 Net income. . . . . . . . . . . . . . . .      1,922        1,737      1,695        1,464         1,243
 Cash dividends declared . . . . . . . . .        846          783        663          551           469

PER SHARE<F*>
 Net income. . . . . . . . . . . . . . . .   $   1.79   $     1.62   $   1.57     $   1.39     $    1.15
 Cash dividends. . . . . . . . . . . . . .        .79          .73        .62          .53           .43
 Shareholders' equity. . . . . . . . . . .      15.32        14.47      13.53        13.32         11.88

AVERAGE FOR THE YEAR (DOLLARS IN THOUSANDS)
 Securities. . . . . . . . . . . . . . . .   $ 21,017   $   22,189   $ 22,547     $ 27,609     $  31,122
 Gross loans . . . . . . . . . . . . . . .    133,279      118,369     94,461       74,223        68,077
 Deposits. . . . . . . . . . . . . . . . .    113,970      100,815     95,210       91,446        90,772
 Shareholders' equity. . . . . . . . . . .     16,001       14,998     14,129       13,200        12,922
 Assets. . . . . . . . . . . . . . . . . .    163,257      148,652    123,134      107,552       105,445

AT YEAR END (DOLLARS IN THOUSANDS)
 Securities. . . . . . . . . . . . . . . .  $  20,282   $   19,942   $ 23,006     $ 23,187     $  30,410
 Gross loans . . . . . . . . . . . . . . .    140,775      127,776    110,079       79,082        69,410
 Deposits. . . . . . . . . . . . . . . . .    122,332      107,492     95,606       92,902        91,236
 Shareholders' equity. . . . . . . . . . .     16,141       15,537     14,537       13,784        12,876
 Assets. . . . . . . . . . . . . . . . . .    170,602      156,329    141,731      109,916       106,137

RATIOS
 Return on average assets. . . . . . . . .       1.18%        1.17%      1.38%        1.36%         1.18%
 Return on average shareholders' equity         12.01        11.58      12.00        11.09          9.62
 Cash dividend payout. . . . . . . . . . .      44.02        45.08      39.12        37.64         37.73
 Shareholders' equity to assets (at year end)    9.46         9.94      10.26        12.54         12.13

<F*>Per share amounts are retroactively adjusted for the effect of stock dividends and stock splits.

                       CONSOLIDATED BALANCE SHEETS
                   Choiceone Financial Services, Inc.
                                                                  DECEMBER 31
                                                            1998             1997
                                                         ----------------------------
ASSETS
 Cash and due from banks . . . . . . . . . . . . . .     $  5,055,000    $  3,769,000
 Securities available for sale . . . . . . . . . . .       20,282,000      19,942,000
 Loans, net. . . . . . . . . . . . . . . . . . . . .      138,924,000     126,209,000
 Premises and equipment, net . . . . . . . . . . . .        4,086,000       3,663,000
 Other assets. . . . . . . . . . . . . . . . . . . .        2,255,000       2,746,000
                                                         ----------------------------
     Total assets. . . . . . . . . . . . . . . . . .     $170,602,000    $156,329,000
                                                         ============================

LIABILITIES
 Deposits - noninterest bearing. . . . . . . . . . .     $ 15,661,000    $ 13,464,000
 Deposits - interest bearing . . . . . . . . . . . .      106,671,000      94,028,000
 Federal funds purchased and repurchase agreements          3,310,000       2,060,000
 Other liabilities . . . . . . . . . . . . . . . . .        1,588,000       4,178,000
 Federal Home Loan Bank advances . . . . . . . . . .       26,650,000      26,114,000
 Long-term debt. . . . . . . . . . . . . . . . . . .          581,000         948,000
                                                         ----------------------------
     Total liabilities . . . . . . . . . . . . . . .      154,461,000     140,792,000

SHAREHOLDERS' EQUITY
 Preferred stock; shares authorized: 100,000; shares
  outstanding: none. . . . . . . . . . . . . . . . .               --              --
 Common stock; shares authorized: 2,000,000; shares
  outstanding: 1,053,285 in 1998 and 537,015 in 1997       11,824,000      12,375,000
 Retained earnings . . . . . . . . . . . . . . . . .        4,070,000       2,994,000
 Accumulated other comprehensive income. . . . . . .          247,000         168,000
                                                         ----------------------------
     Total shareholders' equity. . . . . . . . . . .       16,141,000      15,537,000
                                                         ----------------------------
     Total liabilities and shareholders' equity          $170,602,000    $156,329,000
                                                         ============================






See accompanying notes to consolidated financial statements.

                    CONSOLIDATED STATEMENTS OF INCOME
                    Choiceone Financial Services, Inc.
                                                                 YEARS ENDED DECEMBER 31
                                                         1998              1997            1996
                                                      --------------------------------------------
INTEREST INCOME
 Loans, including fees . . . . . . . . . . . . . . .  $ 12,851,000     $ 11,230,000   $  9,050,000
 Securities
   Taxable . . . . . . . . . . . . . . . . . . . . .       705,000          845,000        916,000
   Nontaxable. . . . . . . . . . . . . . . . . . . .       436,000          484,000        450,000
 Other . . . . . . . . . . . . . . . . . . . . . . .        18,000            8,000          3,000
                                                      --------------------------------------------
     Total interest income . . . . . . . . . . . . .    14,010,000       12,567,000     10,419,000

INTEREST EXPENSE
 Deposits. . . . . . . . . . . . . . . . . . . . . .     4,876,000        4,279,000      3,919,000
 Short-term borrowings . . . . . . . . . . . . . . .       211,000          264,000        154,000
 Federal Home Loan Bank advances . . . . . . . . . .     1,650,000        1,619,000        592,000
 Long-term debt. . . . . . . . . . . . . . . . . . .        66,000           90,000             --
                                                      --------------------------------------------
     Total interest expense. . . . . . . . . . . . .     6,803,000        6,252,000      4,665,000
                                                      --------------------------------------------

NET INTEREST INCOME. . . . . . . . . . . . . . . . .     7,207,000        6,315,000      5,754,000
PROVISION FOR LOAN LOSSES. . . . . . . . . . . . . .       730,000          539,000        523,000
                                                      --------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      6,477,000        5,776,000      5,231,000

NONINTEREST INCOME
 Customer service fees . . . . . . . . . . . . . . .       502,000          448,000        428,000
 Net gains or losses on sales of securities                 35,000           28,000             --
 Insurance commission income . . . . . . . . . . . .       862,000          895,000        811,000
 Mortgage loan sales and servicing . . . . . . . . .       419,000          152,000        105,000
 Other income. . . . . . . . . . . . . . . . . . . .       175,000          246,000        211,000
                                                      --------------------------------------------
     Total noninterest income. . . . . . . . . . . .     1,993,000        1,769,000      1,555,000

NONINTEREST EXPENSE
 Salaries and benefits . . . . . . . . . . . . . . .     2,948,000        2,829,000      2,366,000
 Occupancy expense . . . . . . . . . . . . . . . . .       888,000          761,000        657,000
 Other expense . . . . . . . . . . . . . . . . . . .     1,839,000        1,586,000      1,413,000
                                                      --------------------------------------------
     Total noninterest expense . . . . . . . . . . .     5,675,000        5,176,000      4,436,000
                                                      --------------------------------------------



INCOME BEFORE INCOME TAX . . . . . . . . . . .           2,795,000        2,369,000      2,350,000
INCOME TAX EXPENSE . . . . . . . . . . . . . .             873,000          632,000        655,000
                                                      --------------------------------------------
NET INCOME . . . . . . . . . . . . . . . . . .        $  1,922,000     $  1,737,000   $  1,695,000
                                                      ============================================
BASIC EARNINGS PER COMMON SHARE AND EARNINGS PER
 COMMON SHARE ASSUMING DILUTION. . . . . . . .        $       1.79     $       1.62   $       1.57
                                                      ============================================


See accompanying notes to consolidated financial statements.

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                   Choiceone Financial Services, Inc.
                                                                 YEARS ENDED DECEMBER 31
                                                         1998              1997            1996
                                                      -------------------------------------------
Net income . . . . . . . . . . . . . . . . . . . .    $   1,922,000    $ 1,737,000    $ 1,695,000

Other comprehensive income
 Change in unrealized gains and losses on securities
   Unrealized gains/(losses) arising during the year        155,000        111,000       (209,000)
   Reclassification adjustments for gains included in
    net income . . . . . . . . . . . . . . . . . .          (35,000)       (28,000)            --
                                                      -------------------------------------------

     Net change in unrealized gains and losses on
       securities. . . . . . . . . . . . . . . . .          120,000         83,000       (209,000)
   Tax effect. . . . . . . . . . . . . . . . . . .          (40,000)       (28,000)        71,000
                                                      -------------------------------------------

     Total other comprehensive income. . . . . . .           79,000         55,000       (138,000)
                                                      -------------------------------------------

Comprehensive income . . . . . . . . . . . . . . .     $  2,001,000    $ 1,792,000    $ 1,557,000
                                                      ===========================================


















See accompanying notes to consolidated financial statements.

        CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                   Choiceone Financial Services, Inc.
                         Years ended December 31
                                                                                  ACCUMULATED
                                                    COMMON          RETAINED   OTHER COMPREHENSIVE
                                                    STOCK           EARNINGS         INCOME            TOTAL
                                                 -------------------------------------------------------------
Balance, start of 1996 . . . . . . . . . . . .   $ 10,260,000      $3,273,000     $  251,000      $ 13,784,000

 Issuance of 20,610 shares of stock to effect a
   business combination of insurance
   subsidiary. . . . . . . . . . . . . . . . .        (26,000)             --             --           (26,000)

 Net income. . . . . . . . . . . . . . . . . .             --       1,695,000             --         1,695,000

 2,703 shares of stock repurchased for
   employee benefit plans, stock dividends,
   and other . . . . . . . . . . . . . . . . .       (115,000)             --             --          (115,000)

 Change in unrealized gains and losses                     --              --       (138,000)         (138,000)

 Cash dividends ($.62 per share)                           --        (663,000)            --          (663,000)
                                                 -------------------------------------------------------------
Balance, end of 1996 . . . . . . . . . . . . .     10,119,000       4,305,000        113,000        14,537,000

 Net income. . . . . . . . . . . . . . . . . .             --       1,737,000             --         1,737,000

 Change in unrealized gains and losses                     --              --         55,000            55,000

 6% stock dividend paid in May 1997                 1,178,000      (1,187,000)            --            (9,000)

 5% stock dividend to be paid in March 1998         1,078,000      (1,078,000)            --                --

 Cash dividends ($.73 per share)                           --        (783,000)            --          (783,000)
                                                 -------------------------------------------------------------
Balance, end of 1997 . . . . . . . . . . . . .     12,375,000       2,994,000        168,000        15,537,000

 Net income. . . . . . . . . . . . . . . . . .             --       1,922,000             --         1,922,000

 Change in unrealized gains and losses                     --              --         79,000            79,000

 24,517 shares of stock repurchased for
   employee benefit plans, stock dividends,
   and other . . . . . . . . . . . . . . . . .       (629,000)             --             --          (629,000)



 2,218 shares of stock issued to employee
   benefit plans and other . . . . . . . . . .         89,000              --             --            89,000

 Cash dividends ($.79 per share) and cash
   paid for fractional shares                         (11,000)       (846,000)            --          (857,000)
                                                 -------------------------------------------------------------
BALANCE, END OF 1998 . . . . . . . . . . . . .   $ 11,824,000      $4,070,000     $  247,000      $ 16,141,000
                                                 =============================================================


See accompanying notes to consolidated financial statements.

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Choiceone Financial Services, Inc.
                         Years ended December 31
                                                         1998              1997            1996
                                                      --------------------------------------------
Cash flows from operating activities:
 Net income. . . . . . . . . . . . . . . . .          $  1,922,000     $  1,737,000   $  1,695,000
 Reconciling items:
   Net securities gains. . . . . . . . . . .               (35,000)         (28,000)            --
   Net amortization on securities. . . . . .               166,000           74,000         65,000
   Net gain on sales of loans. . . . . . . .              (268,000)         (42,000)       (70,000)
   Loans originated for sale . . . . . . . .           (22,993,000)      (4,742,000)    (1,473,000)
   Proceeds from loan sales. . . . . . . . .            23,497,000        4,762,000      2,032,000
   Provision for loan losses . . . . . . . .               730,000          539,000        523,000
   Depreciation. . . . . . . . . . . . . . .               381,000          320,000        288,000
   Other non-cash charges and credits. . . .               (12,000)         (13,000)      (139,000)
   Deferred income tax benefit . . . . . . .                (8,000)         (69,000)       (61,000)
   Changes in assets and liabilities:
     Interest receivable . . . . . . . . . .               (38,000)         (85,000)       (86,000)
     Other assets. . . . . . . . . . . . . .               449,000         (419,000)      (558,000)
     Interest payable. . . . . . . . . . . .                13,000           88,000         96,000
     Other liabilities . . . . . . . . . . .            (2,603,000)       2,503,000        331,000
                                                      --------------------------------------------
       Net cash from operating activities                1,201,000        4,625,000      2,643,000
                                                      --------------------------------------------

Cash flows from investing activities:
 Securities available for sale:
   Purchases . . . . . . . . . . . . . . . .            (6,686,000)      (4,219,000)    (5,472,000)
   Sales proceeds. . . . . . . . . . . . . .             1,456,000        4,618,000      1,874,000
   Principal payments. . . . . . . . . . . .             4,890,000        2,764,000      3,504,000
 Net change in loans . . . . . . . . . . . .           (13,633,000)     (18,140,000)   (31,472,000)
 Purchase of travel agency . . . . . . . . .                    --          (50,000)            --
 Premises and equipment expenditures, net                 (804,000)        (996,000)      (762,000)
                                                      --------------------------------------------
       Net cash used in investing activities           (14,777,000)     (16,023,000)   (32,328,000)
                                                      --------------------------------------------

Cash flows from financing activities:
 Net change in deposits. . . . . . . . . . .            14,840,000       11,886,000      2,704,000
 Net change in short-term borrowings . . . .             1,250,000       (2,671,000)     3,731,000
 Proceeds from long-term debt. . . . . . . .            10,000,000        3,731,000     24,200,000
 Payments on long-term debt. . . . . . . . .            (9,831,000)      (1,939,000)            --
 Effect of business combination of insurance
   subsidiary. . . . . . . . . . . . . . . .                    --               --        (26,000)



 Issuance of common stock. . . . . . . . . .                89,000               --             --
 Repurchase of common stock. . . . . . . . .              (629,000)              --       (115,000)
 Cash dividends and fractional shares from stock
    dividends  . . . . . . . . . . . . . . .              (857,000)        (792,000)      (663,000)
                                                      --------------------------------------------
       Net cash from financing activities               14,862,000       10,215,000     29,831,000
                                                      --------------------------------------------

Net change in cash and cash equivalents. . .             1,286,000       (1,183,000)       146,000
Beginning cash and cash equivalents. . . . .             3,769,000        4,952,000      4,806,000
                                                      --------------------------------------------

Ending cash and cash equivalents . . . . . .          $  5,055,000     $  3,769,000   $  4,952,000
                                                      ============================================

Cash paid for interest . . . . . . . . . . .          $  6,790,000     $  6,165,000   $  4,569,000
Cash paid for income taxes . . . . . . . . .               915,000          605,000        774,000
Loans transferred to other real estate . . .                47,000          279,000             --

During 1998, $2,278,000 of loans were transferred from portfolio loans to loans held for sale.

See accompanying notes to consolidated financial statements.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include ChoiceOne Financial Services, Inc., its wholly-owned subsidiary, ChoiceOne Bank, and ChoiceOne Bank's wholly-owned subsidiaries, ChoiceOne Insurance Agencies, Inc., and ChoiceOne Travel, Inc. (together referred to as "ChoiceOne"). Intercompany transactions and balances have been eliminated in consolidation.

NATURE OF OPERATIONS
ChoiceOne Bank (the "Bank") is a full-service community bank that offers commercial, consumer, and real estate loans as well as both traditional deposit and alternative investment products to both commercial and consumer clients in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from the cash flows from operations of businesses. Real estate loans are secured by both residential and commercial real estate.

ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency") became a wholly-owned subsidiary of the Bank on January 1, 1996. The Insurance Agency sells a full line of insurance products. ChoiceOne Travel, Inc. (the "Travel Agency") was acquired by the Bank effective August 1, 1997. The Travel Agency primarily sells travel-related products such as airline tickets and trips.

Together, the Bank, the Insurance Agency, and the Travel Agency account for substantially all of ChoiceOne's assets, revenues and operating income.

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

SECURITIES
Securities are classified as available for sale when they might be sold before maturity. Securities classified as available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax effect. Realized gains or losses are based on specific identification of amortized cost. Securities are written down to fair value when a decline in fair value is not considered to be temporary. Interest income includes amortization of purchase premium or discount. Other securities, such as Federal Reserve Bank stock or Federal Home Loan Bank stock, are carried at cost.

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

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

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

STOCK BASED COMPENSATION
Expense for employee compensation under ChoiceOne's stock option plan is reported if options are granted below market price at the grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of Statement of Financial Accounting Standards No. 123 to measure expense for options using an option pricing model to estimate fair value.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

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

SHAREHOLDERS' EQUITY
As of December 31, 1998, ChoiceOne's common stock had no par value and 2,000,000 shares were authorized. ChoiceOne also has 100,000 shares of preferred stock authorized. Transfers at fair value from retained earnings are made for stock dividends.

DIVIDEND RESTRICTIONS
Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the Bank to ChoiceOne or by ChoiceOne to its shareholders.

EARNINGS PER SHARE
Earnings per common share ("EPS") is based on weighted-average common shares outstanding. Diluted EPS further assumes issue of any dilutive potential common shares. EPS has been restated for stock dividends and splits.

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

COMPREHENSIVE INCOME
Comprehensive income consists of net income and unrealized gains and losses on securities available for sale which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income became applicable in 1998, with prior years' information restated to be comparable.

INDUSTRY SEGMENTS
Internal financial information is primarily reported and aggregated in three lines of business: banking, insurance and travel. The majority of ChoiceOne's income and assets are obtained from banking.

RECLASSIFICATIONS
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform with the 1998 presentation.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

NOTE 2 - ACQUISITION OF SUBSIDIARIES

On January 1, 1996, ChoiceOne Bank completed a business combination with ChoiceOne Insurance Agencies, Inc. in a tax-free exchange of stock. Under the terms of the agreement, 20,610 shares of ChoiceOne Financial Services, Inc. common stock were exchanged for all of the outstanding shares of ChoiceOne Insurance Agencies, Inc. The transaction was accounted for as a pooling of interests. The operations of the Insurance Agency were not material to ChoiceOne's consolidated financial position or results of operations.

Effective August 1, 1997, ChoiceOne Bank purchased Alpine Travel, Inc.
Cash was paid for all of the outstanding shares of Alpine Travel, Inc. The transaction was accounted for as a purchase.


NOTE 3 - SECURITIES

Information at year-end or for the year:

                                                AMORTIZED    UNREALIZED     UNREALIZED      FAIR
                                                  COST         GAINS          LOSSES        VALUE
                                              ------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                    DECEMBER 31, 1998
U.S. Treasuries and U.S. Government agencies  $  4,264,000    $ 18,000     $   (1,000)   $ 4,281,000
States and municipalities. . . . . . . . . .     8,324,000     341,000             --      8,665,000
Mortgage-backed securities . . . . . . . . .     4,350,000      31,000        (16,000)     4,365,000
Other securities . . . . . . . . . . . . . .     2,970,000       1,000             --      2,971,000
                                              ------------------------------------------------------
 Total . . . . . . . . . . . . . . . . . . .  $ 19,908,000    $391,000     $  (17,000)   $20,282,000
                                              ======================================================

                                                                 DECEMBER 31, 1997

U.S. Treasuries and U.S. Government agencies  $  3,259,000    $  7,000     $   (2,000)   $ 3,264,000
States and municipalities. . . . . . . . . .     7,458,000     232,000         (4,000)     7,686,000
Mortgage-backed securities . . . . . . . . .     6,005,000      32,000        (12,000      6,025,000
Other securities . . . . . . . . . . . . . .     2,966,000       1,000             --      2,967,000
                                              ------------------------------------------------------
 Total . . . . . . . . . . . . . . . . . . .  $ 19,688,000    $272,000       $(18,000)   $19,942,000
                                              ======================================================

Contractual maturities of securities available for sale at December 31, 1998, follows:

                                                            AMORTIZED             FAIR
                                                              COST                VALUE
                                                           -------------------------------
Due within one year. . . . . . . . . . . . . . . . . .     $ 4,926,000         $ 4,952,000
Due after one year through five years. . . . . . . . .       3,235,000           3,334,000
Due after five years through ten years . . . . . . . .       2,036,000           2,111,000
Due after ten years. . . . . . . . . . . . . . . . . .       2,645,000           2,804,000
                                                           -------------------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . .      12,842,000          13,201,000
Mortgage-backed securities not due at a specific date        4,350,000           4,365,000
Other. . . . . . . . . . . . . . . . . . . . . . . . .       2,716,000           2,716,000
                                                           -------------------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . .     $19,908,000         $20,282,000
                                                           ===============================

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

Information regarding sales of available for sale securities follows:

                                                         1998              1997            1996
                                                      --------------------------------------------
Proceeds from sales of securities. . . . . . . .      $  1,456,000     $ 4,618,000    $ 1,874,000
Gross realized gains . . . . . . . . . . . . . .            36,000          38,000          7,000
Gross realized losses. . . . . . . . . . . . . .             1,000          10,000          7,000

Various securities were pledged as collateral for the purposes below. For repurchase agreements and public deposits, the balance of the repurchase agreements or public deposits were less than the collateral balance as of the end of the years presented. The fair value of securities pledged as collateral at December 31 was as follows:

                                                                      1998              1997
                                                                 --------------------------------
Securities sold under agreements to repurchase . . . . . .       $    3,034,000   $     2,259,000
Public deposits. . . . . . . . . . . . . . . . . . . . . .              503,000           505,000
                                                                 --------------------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . . . .       $    3,537,000   $     2,764,000
                                                                 ================================

NOTE 4 - LOANS

Loan information at year-end or for the year follows:

                                                                     1998             1997
                                                             ----------------------------------
LOAN COMPONENTS
Commercial . . . . . . . . . . . . . . . . . . . . . . .     $     52,062,000   $    43,546,000
Agricultural . . . . . . . . . . . . . . . . . . . . . .            9,236,000         9,350,000
Real estate mortgage   construction. . . . . . . . . . .            3,122,000         2,499,000
Real estate mortgage   residential . . . . . . . . . . .           45,611,000        43,715,000
Consumer . . . . . . . . . . . . . . . . . . . . . . . .           30,744,000        28,666,000
                                                             ----------------------------------
 Total loans before allowance for loan losses. . . . . .          140,775,000       127,776,000



Less allowance for loan losses . . . . . . . . . . . . .            1,851,000         1,567,000
                                                             ----------------------------------
 Loans, net. . . . . . . . . . . . . . . . . . . . . . .     $    138,924,000   $   126,209,000
                                                             ==================================
LOANS SERVICED FOR OTHERS
Commercial and agricultural loans. . . . . . . . . . . .     $      4,026,000   $     2,739,000
Residential real estate mortgage loans . . . . . . . . .           34,612,000        19,460,000
                                                             ----------------------------------
 Total loans serviced for others . . . . . . . . . . . .     $     38,638,000   $    22,199,000
                                                             ==================================

MORTGAGE SERVICING RIGHTS
Beginning of year. . . . . . . . . . . . . . . . . . . .     $         58,000   $        19,000
Originations . . . . . . . . . . . . . . . . . . . . . .              130,000            46,000
Amortization . . . . . . . . . . . . . . . . . . . . . .              (39,000)           (7,000)
                                                             ----------------------------------
End of year. . . . . . . . . . . . . . . . . . . . . . .     $        149,000   $        58,000
                                                             ==================================
LOANS TO RELATED PARTIES
Beginning of year. . . . . . . . . . . . . . . . . . . .     $      1,353,000   $     1,603,000
New loans. . . . . . . . . . . . . . . . . . . . . . . .            1,728,000           512,000
Repayments . . . . . . . . . . . . . . . . . . . . . . .           (1,490,000)         (701,000)
Change in persons included . . . . . . . . . . . . . . .              (18,000)          (61,000)
                                                             ----------------------------------
End of year. . . . . . . . . . . . . . . . . . . . . . .     $      1,573,000   $     1,353,000
                                                             ==================================

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

                                                                    1998              1997
                                                              ---------------------------------
COST OF LOANS PLEDGED FOR BORROWINGS
Residential real estate mortgage loans pledged for Federal
 Home Loan Bank advances. . . . . . . . . . . . . . . . .     $   37,915,000    $    39,505,000
Commercial loans pledged for secured loan borrowings                 536,000            878,000
                                                              ---------------------------------
 Total  . . . . . . . . . . . . . . . . . . . . . . . . .     $   38,451,000    $    40,383,000
                                                              =================================

LOANS HELD FOR SALE
Commercial loans . . . . . . . . . . . . . . . . . . . .      $      186,000    $     1,276,000
Residential real estate mortgage loans . . . . . . . . .           1,684,000            381,000
                                                              ---------------------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . . .      $    1,870,000    $     1,657,000
                                                              =================================

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:

                                                         1998              1997            1996
                                                      --------------------------------------------
Beginning of year balance. . . . . . . . . . . .      $  1,567,000     $1,487,000     $  1,121,000
Provision charged to expense . . . . . . . . . .           730,000        539,000          523,000
Recoveries credited to the allowance . . . . . .            79,000         70,000           64,000
Loans charged off. . . . . . . . . . . . . . . .          (525,000)      (529,000)        (221,000)
                                                      --------------------------------------------
End of year balance. . . . . . . . . . . . . . .      $  1,851,000     $1,567,000     $  1,487,000
                                                      ============================================

Information regarding impaired loans as of and for the year ended December 31 follows:

Loans with no allowance allocated. . . . . . . .     $   2,194,000    $  780,000
Loans with allowance allocated . . . . . . . . .           559,000       152,000
Amount of allowance for loan losses allocated              244,000        86,000

IMPAIRED LOANS
Average balance during the year. . . . . . . . .     $   2,326,000    $  759,000     $  477,000
Interest income recognized thereon . . . . . . .           270,000        43,000         39,000
Cash-basis interest income recognized. . . . . .           283,000        33,000         29,000


NOTE 6 - OTHER BALANCE SHEET INFORMATION

                                                                   1998           1997
                                                              ---------------------------
RESTRICTIONS ON CASH BALANCES
Cash subject to restrictions for reserve requirements         $   780,000      $  734,000
                                                              ===========================

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

                                                                   1998           1997
                                                              ------------------------------
PREMISES AND EQUIPMENT
Land and land improvements . . . . . . . . . . . . . . .      $   723,000        $   626,000
Buildings. . . . . . . . . . . . . . . . . . . . . . . .        2,985,000          3,105,000
Construction in progress . . . . . . . . . . . . . . . .           66,000             47,000
Leasehold improvements . . . . . . . . . . . . . . . . .          276,000             26,000
Equipment. . . . . . . . . . . . . . . . . . . . . . . .        2,824,000          2,468,000
                                                              ------------------------------
 Total cost. . . . . . . . . . . . . . . . . . . . . . .        6,874,000          6,272,000
Accumulated depreciation . . . . . . . . . . . . . . .         (2,788,000)        (2,609,000)
                                                              ------------------------------
 Premises and equipment, net . . . . . . . . . . . . . .      $ 4,086,000        $ 3,663,000
                                                              ==============================
OTHER REAL ESTATE
Balance as of end of year. . . . . . . . . . . . . . . .      $    52,000        $   246,000
                                                              ==============================

NOTE 7 - DEPOSITS

Deposit information as of year-end follows:

                                                                   1998           1997
                                                              ------------------------------
Certificates of deposit issued in denominations of
  $100,000 or more. . . . . . . . . . . . . . . . . . . .     $ 18,621,000      $ 14,751,000
                                                              ==============================
Related party deposits  . . . . . . . . . . . . . . . . .     $  1,583,000      $  2,417,000
                                                              ==============================
Maturities of certificates of deposit
 1998. . . . . . . . . . . . . . . . . . . . . . . . . .                        $ 41,712,000
 1999. . . . . . . . . . . . . . . . . . . . . . . . . .      $ 55,556,000        12,245,000
 2000. . . . . . . . . . . . . . . . . . . . . . . . . .         9,116,000         4,726,000
 2001. . . . . . . . . . . . . . . . . . . . . . . . . .         2,631,000         1,935,000
 2002. . . . . . . . . . . . . . . . . . . . . . . . . .         2,808,000         2,059,000
 2003 (and after for 1997) . . . . . . . . . . . . . . .           804,000           129,000
 2004 and after. . . . . . . . . . . . . . . . . . . . .           144,000
                                                              ------------------------------
   Total . . . . . . . . . . . . . . . . . . . . . . . .      $ 71,059,000      $ 62,806,000
                                                              ==============================

Certificates of deposit included $7,227,000 at December 31, 1998, of deposits that were acquired through a national rate service. The deposits mature through 2000 and bear an average interest rate of 5.83%.


NOTE 8 - INCOME TAXES

Information as of year-end and for the year follows:

                                                        1998             1997         1996
                                                     ------------------------------------------
PROVISION FOR INCOME TAXES
Current federal income tax expense . . . . . . . .    $881,000         $701,000       $716,000
Deferred federal income tax benefit. . . . . . . .      (8,000)         (69,000)       (61,000)
                                                     -----------------------------------------
 Income tax expense. . . . . . . . . . . . . . . .    $873,000         $632,000       $655,000
                                                     =========================================

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

                                                            1998             1997          1996
                                                          -----------------------------------------
RECONCILIATION OF INCOME TAX PROVISION TO STATUTORY RATE
Income tax computed at statutory federal rate of 34%      $ 950,000         $ 805,000     $ 799,000
Tax exempt interest income . . . . . . . . . . . . . .     (159,000)         (182,000)     (175,000)
Nondeductible interest expense . . . . . . . . . . . .       29,000            29,000        24,000
Other items. . . . . . . . . . . . . . . . . . . . . .       53,000           (20,000)        7,000
                                                          -----------------------------------------
 Income tax expense. . . . . . . . . . . . . . . . . .    $ 873,000         $ 632,000     $ 655,000
                                                          =========================================

COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES
Deferred tax assets:
 Allowance for loan losses . . . . . . . . . . . . . .    $ 525,000         $ 428,000
 Deferred loan costs . . . . . . . . . . . . . . . . .       95,000           103,000
 Deferred compensation . . . . . . . . . . . . . . . .       54,000            59,000
 Postretirement benefits obligation. . . . . . . . . .       51,000            46,000
 Other . . . . . . . . . . . . . . . . . . . . . . . .       17,000            15,000
                                                          ---------------------------
   Total deferred tax assets . . . . . . . . . . . . .      742,000           651,000

Deferred tax liabilities:
 Depreciation. . . . . . . . . . . . . . . . . . . . .      239,000           215,000
 Unrealized appreciation on securities available
   for sale. . . . . . . . . . . . . . . . . . . . . .      127,000            86,000
 Loan servicing rights . . . . . . . . . . . . . . . .       57,000            20,000
 Other . . . . . . . . . . . . . . . . . . . . . . . .       30,000             8,000
                                                          ---------------------------
   Total deferred tax liabilities. . . . . . . . . . .      453,000           329,000
                                                          ---------------------------
   Net deferred tax asset. . . . . . . . . . . . . . .    $ 289,000         $ 322,000
                                                          ===========================

A valuation allowance related to a deferred tax asset is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 1998 and 1997.

NOTE 9 - EMPLOYEE BENEFIT PLANS

PENSION PLAN
The Board of Directors approved the termination of the Bank's defined benefit pension plan in January 1997. Benefit accruals for plan participants were frozen as of March 31, 1997. As a result of the plan's curtailment in April 1997, ChoiceOne recognized a curtailment gain of $249,000 in the second quarter of 1997. Vested plan benefits were paid to plan participants in the third and fourth quarters of 1997. The benefit payments caused a settlement loss of $259,000 to be recognized in these two quarters. After participant benefits had been paid, the remaining plan assets in excess of benefit payments totaled $323,000. The Bank filed a request with the Internal Revenue Service to transfer the excess plan assets to the ChoiceOne Bank 401(k) savings and retirement plan. The Bank received a determination letter from the Internal Revenue Service in 1998 that allowed the transfer of the excess plan assets and the assets were transferred to the 401(k) savings and retirement plan in September 1998.

Net pension cost included the following for the years ended December 31:

                                                                   1997           1996
                                                              ----------------------------
Service cost/benefits earned during the year . . . . . .      $  17,000          $  86,000
Interest cost on projected benefit obligation. . . . . .        129,000            130,000
Actual return on plan assets . . . . . . . . . . . . . .       (112,000)          (122,000)
Net amortization and deferral. . . . . . . . . . . . . .        (82,000)           (69,000)
                                                              ----------------------------
Net pension cost/(income). . . . . . . . . . . . . . . .      $ (48,000)         $  25,000
                                                              ============================

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

POSTRETIREMENT BENEFITS PLAN
Information regarding the postretirement benefits plan as of year-end and for the year follows:

                                                              1998            1997          1996
                                                          -----------------------------------------
Accumulated benefit obligation . . . . . . . . . .           $137,000       $134,000      $ 106,000
Accrued benefit cost . . . . . . . . . . . . . . .            152,000        149,000        148,000
Postretirement benefit expense/(credit). . . . . .              3,000          9,000       (118,000)
Employer contributions . . . . . . . . . . . . . .             15,000          7,000         12,000
Participant contributions. . . . . . . . . . . . .             23,000         11,000         19,000
Benefits paid. . . . . . . . . . . . . . . . . . .             38,000         18,000         31,000
Actuarial assumption - discount rate on benefit obligation          7%             7%             7%

The trend for annual increases in health care costs was assumed to be 11.5% for 2 years beginning January 1, 1999, dropping to 5.5% after 2 years and remaining at that level thereafter. The effect of a 1% increase or decrease in the assumed health care cost trend rate would have an immaterial impact on the combined service and interest cost components of net periodic postretirement health care benefits cost and the accumulated benefit obligation for health care benefits.

OTHER EMPLOYEE BENEFIT PLAN EXPENSES
401(k) savings and retirement plan . . . . . . . .        $  9,000          $323,000      $ 17,000
Incentive bonus plan . . . . . . . . . . . . . . .         169,000           100,000       232,000

The 401(k) expense recorded in 1997 represented the amount of defined benefit pension plan assets remaining at December 31, 1997, after payment of vested benefits to plan participants. The Bank transferred the excess assets to the 401(k) savings and retirement plan (the "401(k) plan") in 1998. Approximately 25% of the total was transferred to the 401(k) plan and allocated to plan participants in early 1998 as the Bank's contribution for the 1997 plan year. The remaining amount was contributed to the 401(k) plan upon receipt of a determination letter from the Internal Revenue Service indicating its approval of the transfer. This remaining amount will be allocated to participants in the 401(k) plan as the Bank's contribution over a period not to exceed seven years.

NOTE 10 - STOCK OPTIONS

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), became effective in 1996 and requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation.
Accordingly, the following pro forma information presents net income and earnings per share for 1998 and 1997 had the Statement No. 123 fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options in 1998 and 1997. There were no stock options granted prior to 1997.

                                                                   1998           1997
                                                              -----------------------------
Net income as reported . . . . . . . . . . . . . . . . . .    $   1,922,000    $  1,737,000
Pro forma net income . . . . . . . . . . . . . . . . . . .        1,914,000       1,733,000

Basic earnings per common share and diluted earnings per
  common share as reported . . . . . . . . . . . . . . . .             1.79            1.62
Pro forma basic earnings per common share and diluted
  earnings per common share. . . . . . . . . . . . . . . .             1.79            1.62

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

In future years, the pro forma effect of not applying Statement No. 123 may increase if additional options are granted.

ChoiceOne's stock option plan is used to reward key employees and provide them with an additional equity interest in ChoiceOne. Options were issued in 1997 for 10 year periods with vesting occurring over a three year period. At December 31, 1998, a total of 42,000 shares were authorized for stock option grants, of which 31,500 were available for future grants. Information about option grants follows:

                                                                NUMBER     WEIGHTED-AVERAGE    WEIGHTED-AVERAGE
                                                               OF OPTIONS   EXERCISE PRICE   FAIR VALUE OF GRANTS
                                                               --------------------------------------------------
Granted during 1997 and outstanding at end of 1998. . . . . . .   10,500        $19.05               $3.37

Options exercisable at end of 1998  . . . . . . . . . . . . . .    5,250         19.05

The fair value of options granted during 1997 was estimated using the following weighted-average information: risk-free interest rate of 6.53%, expected life of 8.5 years, expected annual volatility of stock price of 10.0%, and expected cash dividends of 3.5% per year. Information regarding stock options has been adjusted for the effect of stock dividends and stock splits.


NOTE 11 - FEDERAL HOME LOAN BANK ADVANCES

Interest rates on Federal Home Loan Bank advances range from 5.53% to 6.66% and are fixed. Advances are secured by mortgage loans. Penalties are charged on advances that are paid prior to maturity. No advances were paid prior to maturity in 1998 or 1997.

The maturities of Federal Home Loan Bank advances at December 31, 1998, follow:

1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 7,151,000
2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,792,000
2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,832,000
2002 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8,584,000
2003 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5,291,000
                                                                        -----------
 Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $26,650,000
                                                                        ===========

NOTE 12 - LEASES AND OTHER COMMITMENTS

Following is lease and other commitment information:

                                                              1998            1997          1996
                                                            --------------------------------------
Lease rental expense . . . . . . . . . . . . .               $ 99,000       $ 70,000      $ 45,000
                                                            ======================================
Future minimum operating lease commitments
 1999. . . . . . . . . . . . . . . . . . . . .               $105,000
 2000. . . . . . . . . . . . . . . . . . . . .                 96,000
 2001. . . . . . . . . . . . . . . . . . . . .                 84,000
 2002. . . . . . . . . . . . . . . . . . . . .                 84,000
 2003. . . . . . . . . . . . . . . . . . . . .                 13,000
                                                            ---------
   Total . . . . . . . . . . . . . . . . . . .               $382,000
                                                            =========

Lease commitments include $64,000 to a related party in the years 1999 through 2002.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

                                                       1998            1997
                                                   ------------------------------
Future minimum branch consulting commitments
 1999. . . . . . . . . . . . . . . . . . . . .      $    10,000
 2000. . . . . . . . . . . . . . . . . . . . .           10,000
 2001. . . . . . . . . . . . . . . . . . . . .           10,000
 2002. . . . . . . . . . . . . . . . . . . . .           10,000
 2003. . . . . . . . . . . . . . . . . . . . .            8,000
                                                    -----------
   Total . . . . . . . . . . . . . . . . . . .      $    48,000
                                                    ===========
Future minimum computer processing commitments
 1999. . . . . . . . . . . . . . . . . . . . .      $   120,000
                                                    ===========

Credit commitments
 Loan commitments. . . . . . . . . . . . . . .      $20,110,000       $16,830,000
 Unused lines of credit. . . . . . . . . . . .        4,318,000         3,002,000
 Letters of credit . . . . . . . . . . . . . .          194,000            33,000
                                                   ------------------------------
   Total . . . . . . . . . . . . . . . . . . .      $24,622,000       $19,865,000
                                                   ==============================


NOTE 13 - SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

Information regarding shareholders' equity as of year-end and for the year follows:

                                                       1998           1997        1996
                                                   --------------------------------------
COMMON STOCK
Shares authorized. . . . . . . . . . . . . . . .    2,000,000       1,000,000     500,000
Shares outstanding . . . . . . . . . . . . . . .    1,053,285         537,015     482,710
Issued during the year . . . . . . . . . . . . .      566,359          28,733      20,610
Repurchased during the year. . . . . . . . . . .       24,517              --       2,703

Shares of common stock issued for the purposes of stock dividends and stock splits totaled 564,141 in 1998 and 28,733 in 1997. There were no shares issued for stock dividends or stock splits in 1996.

The factors used in the earnings per share computation follow.

                                                        1998           1997         1996
                                                     ---------------------------------------
BASIC
Net income . . . . . . . . . . . . . . . . . . .     $ 1,922,000    $1,737,000   $ 1,695,000
                                                     =======================================
Weighted average common shares outstanding . . .       1,071,734     1,074,150     1,078,458
                                                     =======================================
Basic earnings per common share. . . . . . . . .     $      1.79    $     1.62   $      1.57
                                                     =======================================

Shares shown in the common stock section represent unadjusted shares, while weighted average common shares outstanding for purposes of computing earnings per share have been adjusted for stock dividends and stock splits.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

                                                               1998           1997         1996
                                                           ----------------------------------------
DILUTED
Net income . . . . . . . . . . . . . . . . . . . . .       $ 1,922,000    $ 1,737,000   $ 1,695,000
                                                           ========================================
Weighted average common shares outstanding . . . . .         1,071,734      1,074,150     1,078,458
Plus dilutive effect of assumed exercises of stock
   options . . . . . . . . . . . . . . . . . . . . .               527             --            --
                                                           ----------------------------------------
Average shares and dilutive potential common shares          1,072,261      1,074,150     1,078,458
                                                           ========================================
Diluted earnings per common share. . . . . . . . . .       $      1.79    $      1.62   $      1.57
                                                           ========================================

Stock options for common stock were not considered in computing diluted earnings per share for 1997 because they were antidilutive. No stock options were granted prior to 1997.


NOTE 14 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

                        CONDENSED BALANCE SHEETS
                               December 31
                                                       1998            1997
                                                    ----------------------------
Assets
 Cash. . . . . . . . . . . . . . . . . . . .        $   398,000      $    32,000
 Securities available for sale . . . . . . .              8,000            8,000
 Other assets. . . . . . . . . . . . . . . .              1,000            2,000
 Investment in ChoiceOne Bank and subsidiaries       15,734,000       15,495,000
                                                    ----------------------------
   Total assets. . . . . . . . . . . . . . .        $16,141,000      $15,537,000
                                                    ============================

Shareholders' equity . . . . . . . . . . . .        $16,141,000      $15,537,000
                                                    ============================

                     CONDENSED STATEMENTS OF INCOME
                         Years Ended December 31
                                                               1998           1997         1996
                                                           ----------------------------------------
Dividends from ChoiceOne Bank. . . . . . . .               $  1,821,000   $   838,000   $   824,000
Other expenses . . . . . . . . . . . . . . .                     88,000        51,000        50,000
                                                           ----------------------------------------
Income before income tax and equity in undistributed
 net income of subsidiary. . . . . . . . . .                  1,733,000       787,000       774,000
Income tax benefit . . . . . . . . . . . . .                     29,000        17,000        17,000
                                                           ----------------------------------------
Income before equity in undistributed net income of
  subsidiary . . . . . . . . . . . . . . . .                  1,762,000       804,000       791,000
Equity in undistributed net income of subsidiary                160,000       933,000       904,000
                                                           ----------------------------------------
Net income . . . . . . . . . . . . . . . . .               $  1,922,000    $1,737,000    $1,695,000
                                                           ========================================

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               CHOICEONE FINANCIAL SERVICES, INC.

                   CONDENSED STATEMENTS OF CASH FLOWS
                         Years Ended December 31
                                                               1998           1997         1996
                                                           ----------------------------------------
Cash flows from operating activities:
 Net income. . . . . . . . . . . . . . . . . . .           $ 1,922,000    $ 1,737,000   $ 1,695,000
 Reconciling items:
   Equity in undistributed net subsidiary income              (160,000)      (933,000)     (904,000)
   Changes in other assets . . . . . . . . . . .                 1,000             --        (1,000)
   Changes in liabilities. . . . . . . . . . . .                    --             --        (2,000)
                                                           ----------------------------------------
     Net cash from operating activities  . . . .             1,763,000        804,000       788,000
                                                           ----------------------------------------
Cash flows from financing activities:
 Issuance of stock . . . . . . . . . . . . . . .                89,000             --            --
 Dividends paid. . . . . . . . . . . . . . . . .              (857,000)      (783,000)     (663,000)
 Repurchase of stock . . . . . . . . . . . . . .              (629,000)        (9,000)     (115,000)
                                                           ----------------------------------------
     Net cash used in financing activities  . .             (1,397,000)      (792,000)     (778,000)
                                                           ----------------------------------------
Net change in cash and cash equivalents. . . . .               366,000         12,000        10,000
Beginning cash and cash equivalents. . . . . . .                32,000         20,000        10,000
                                                           ----------------------------------------
Ending cash and cash equivalents . . . . . . . .           $   398,000    $    32,000   $    20,000
                                                           ========================================
Amount of dividends that could be paid from
  ChoiceOne Bank without regulatory approval . .           $ 3,817,000
                                                           ===========

NOTE 15   FINANCIAL INSTRUMENTS

Financial instruments as of year-end were as follows:

                                                         1998                                   1997
                                         --------------------------------------------------------------------------
                                                                  ESTIMATED                              ESTIMATED
                                            CARRYING                FAIR            CARRYING                FAIR
                                             AMOUNT                 VALUE            AMOUNT                VALUE
                                         --------------------------------------------------------------------------
Assets:
 Cash and cash equivalents . . . . . .   $    5,055,000       $     5,055,000   $     3,769,000     $     3,769,000
 Securities available for sale . . . .       20,282,000            20,282,000        19,942,000          19,942,000
 Loans, net. . . . . . . . . . . . . .      138,924,000           147,379,000       126,209,000         129,870,000

Liabilities:
 Demand, savings and money market
   deposit accounts. . . . . . . . . .       51,273,000            51,273,000        44,686,000          44,686,000
 Time deposits . . . . . . . . . . . .       71,059,000            72,237,000        62,806,000          63,276,000
 Federal funds purchased and repurchase
    agreements . . . . . . . . . . . .        3,310,000             3,310,000         2,060,000           2,060,000
 Long-term debt. . . . . . . . . . . .       27,231,000            27,826,000        27,062,000          27,240,000

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

At year-end, the capital requirements were met. Both ChoiceOne and the Bank met requirements to be considered well capitalized as of December 31, 1998. Actual capital levels and minimum required levels were as follows:

                                                                                           MINIMUM REQUIRED
                                                                                              TO BE WELL
                                                                     MINIMUM REQUIRED      CAPITALIZED UNDER
                                                                        FOR CAPITAL        PROMPT CORRECTIVE
                                                    ACTUAL           ADEQUACY PURPOSES     ACTION REGULATIONS
                                            ------------------------------------------------------------------
                                               AMOUNT     RATIO     AMOUNT       RATIO      AMOUNT     RATIO
                                            ------------------------------------------------------------------
                                                                   (Dollars in thousands)
DECEMBER 31, 1998
Total capital (to risk weighted assets)
 Consolidated. . . . . . . . . . . .        $   17,119    13.4%   $  10,198       8.0%   $    12,747     10.0%
 Bank. . . . . . . . . . . . . . . .            16,711    13.1%      10,197       8.0%        12,746     10.0%
Tier 1 capital (to risk weighted assets)
 Consolidated. . . . . . . . . . . .            15,531    12.2%       5,099       4.0%         7,648      6.0%
 Bank. . . . . . . . . . . . . . . .            15,124    11.9%       5,098       4.0%         7,648      6.0%
Tier 1 capital (to average assets)
 Consolidated. . . . . . . . . . . .            15,531     9.2%       6,744       4.0%         8,430      5.0%
 Bank. . . . . . . . . . . . . . . .            15,124     9.0%       6,744       4.0%         8,429      5.0%


December 31, 1997

Total capital (to risk weighted assets)
 Consolidated. . . . . . . . . . . .        $   16,409    14.2%   $   9,212       8.0%   $    11,515     10.0%
 Bank. . . . . . . . . . . . . . . .            16,368    14.2%       9,211       8.0%        11,514     10.0%
Tier 1 capital (to risk weighted assets)
 Consolidated. . . . . . . . . . . .            14,968    13.0%       4,606       4.0%         6,909      6.0%
 Bank. . . . . . . . . . . . . . . .            14,927    13.0%       4,606       4.0%         6,908      6.0%
Tier 1 capital (to average assets)
 Consolidated. . . . . . . . . . . .            14,968     9.6%       6,213       4.0%         7,766      5.0%
 Bank. . . . . . . . . . . . . . . .            14,927     9.6%       6,213       4.0%         7,766      5.0%

                      INDEPENDENT AUDITORS' REPORT



[CROWE CHIZEK LOGO]





To the Shareholders and Board of Directors of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of ChoiceOne Financial Services, Inc. as of December 31, 1998 and 1997 and the related statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                        /S/Crowe, Chizek and Company LLP


                                        Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 5, 1999

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                      CHOICEONE FINANCIAL SERVICES, INC.

The following discussion is designed to provide a review of the consolidated financial condition and results of operations of ChoiceOne Financial Services, Inc. ("ChoiceOne"), and its wholly-owned subsidiaries, ChoiceOne Bank (the "Bank"), ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency"), and ChoiceOne Travel, Inc. (the "Travel Agency"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes.

This discussion and other sections of this annual report contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about ChoiceOne itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," and variations of such words and similar expressions are intended to identify such forward-looking statements. Year 2000 related remediation, cost and risk assessments are necessarily statements of belief as to the outcome of future events, based in part on information provided by vendors and others that ChoiceOne has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("future factors") that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Future factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; the ability of companies on which ChoiceOne relies to make their computer systems Year 2000 compliant; and changes in the national economy. These are representative of the future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

SUMMARY OF OPERATING RESULTS

Net income for 1998 was $1,922,000, which represented a $185,000 or 11% increase over 1997. The increase in ChoiceOne's net income in 1998 was attributable to higher net interest income and noninterest income, which was partially offset by growth in the provision for loan losses and noninterest expense. The growth in net interest income was due to an increase in ChoiceOne's loan portfolio. The rise in noninterest income resulted from higher mortgage loan sales and servicing income. The provision for loan losses was higher in 1998 due to management's desire to provide an adequate balance in the allowance for loan losses. Approximately one-half of the increase in noninterest expense was in the other noninterest expense category, which experienced higher levels in advertising and marketing, customer relations and consulting expenses.

                                                                   Year ended December 31
                                                           1998             1997           1996
                                                     -----------------------------------------------
Net interest income. . . . . . . . . . . . . . .     $   7,207,000    $   6,315,000    $   5,754,000
Provision for loan losses. . . . . . . . . . . .          (730,000)        (539,000)        (523,000)
Noninterest income . . . . . . . . . . . . . . .         1,993,000        1,769,000        1,555,000
Noninterest expense. . . . . . . . . . . . . . .        (5,675,000)      (5,176,000)      (4,436,000)
Income tax expense . . . . . . . . . . . . . . .          (873,000)        (632,000)        (655,000)
                                                     -----------------------------------------------
Net income . . . . . . . . . . . . . . . . . . .     $   1,922,000    $   1,737,000    $   1,695,000
                                                     ===============================================

Increased net income in 1997 was due to higher net interest income and noninterest income, which was offset by growth in noninterest expense. Net interest income growth was due primarily to loan growth. The increase in noninterest income was caused by commission income from the Insurance Agency. Most of the increase in 1997's noninterest expense was due to the higher salaries and benefits in 1997 than in 1996. Increases in 401(k) savings and retirement plan expense and postretirement benefit expense comprised most of the increase in salaries and benefits expense in 1997.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     CHOICEONE FINANCIAL SERVICES, INC.

RETURN ON AVERAGE ASSETS AND AVERAGE SHAREHOLDERS' EQUITY

The return on average assets and return on average shareholders' equity are key performance indices that measure how effectively ChoiceOne is using its assets and its shareholders' invested capital. ChoiceOne's return on average assets for 1998 was 1.18%, compared to 1.17% for 1997 and 1.38% for 1996. The return on average shareholders' equity was 12.01%, 11.58% and 12.00% for 1998, 1997 and 1996, respectively.

DIVIDENDS

Cash dividends declared by ChoiceOne in 1998 of $846,000 or $.79 per share represent the seventeenth consecutive year that ChoiceOne has increased cash dividends paid to shareholders. The total cash dividends paid in 1998 represented a $63,000 or 8% increase over 1997. The cash dividend payout percentage (total cash dividends divided by net income) was 44% in 1998, compared to 45% in 1997. In addition to the cash dividends declared, ChoiceOne declared a 5% stock dividend and a two-for-one stock split in 1998 and a 6% stock dividend in 1997. Cash dividends per share were adjusted for the stock dividends and stock split.

Cash dividends paid in 1996 through 1998 were consistent with management's objectives regarding the capital structure of ChoiceOne. A primary objective is to continue the per share and total dollar increase in cash dividend payments to shareholders, which ChoiceOne achieved in all three years. However, management will not raise dividends above a level that it considers to be reasonable and prudent.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. Based on projected earnings for the Bank, management currently expects ChoiceOne to pay regular quarterly cash dividends to its shareholders in 1999.

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

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                       CHOICEONE FINANCIAL SERVICES, INC.

TABLE 1 - AVERAGE BALANCES AND TAX-EQUIVALENT INTEREST RATES
                                                                            YEAR ENDED DECEMBER 31
                                                    1998                            1997                           1996
                                     -----------------------------------------------------------------------------------------
                                      AVERAGE                       AVERAGE                          AVERAGE
                                      BALANCE   INTEREST    RATE    BALANCE      INTEREST   RATE     BALANCE    INTEREST  RATE
                                     -----------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
ASSETS
 Loans <F1> <F2> . . . . . . . .     $ 132,796  $  12,869   9.69%   $ 117,582   $  11,259   9.58%   $  94,077   $ 9,087   9.66%
 Taxable securities <F3> . . . .        12,040        705   5.87       12,781         845   6.61       14,147       916   6.47
 Nontaxable securities <F1> <F3>         8,879        661   7.71        9,370         733   7.82        8,365       681   8.14
 Other . . . . . . . . . . . . .           382         18   4.71          178           8   4.49           65         3   4.62
                                     ---------  ---------           ---------   ---------           ---------   -------
   Interest-earning assets . . .       154,097     14,253   9.25      139,911      12,845   9.18      116,654    10,687   9.16
 Noninterest-earning assets <F4>         9,160                          8,741                           6,480
                                     ---------                      ---------                       ---------
   Total assets. . . . . . . . .     $ 163,257                      $ 148,652                        $123,134
                                     =========                      =========                       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing
   transaction accounts. . . . .     $  24,255        809   3.34    $  22,242         718   3.23     $ 24,711       798   3.23
 Savings deposits  . . . . . . .         8,316        137   1.65        8,836         162   1.83        9,363       174   1.86
 Time deposits . . . . . . . . .        67,724      3,931   5.80       58,258       3,399   5.83       50,126     2,947   5.88
 FHLB advances . . . . . . . . .        26,016      1,650   6.34       25,425       1,619   6.37        9,385       592   6.31
 Other . . . . . . . . . . . . .         4,923        276   5.61        5,584         354   6.34        2,785       154   5.53
                                     ---------  ---------           ---------   ---------           ---------   -------
   Interest-bearing liabilities.       131,234      6,803   5.18      120,345       6,252   5.20       96,370     4,665   4.84
                                                ---------   ----                ---------   ----                -------   ----
 Demand deposits . . . . . . . .        13,675                         11,479                          11,010
 Other noninterest-bearing
   liabilities . . . . . . . . .         2,347                          1,830                           1,625
 Shareholders' equity  . . . . .        16,001                         14,998                          14,129
                                     ---------                      ---------                       ---------
   Total liabilities and
    shareholders' equity . . . .     $ 163,257                      $ 148,652                        $123,134
                                     =========                      =========                       =========
Net interest income (tax-
 equivalent basis) - interest
 spread. . . . . . . . . . . . .                    7,450   4.07%                   6,593   3.98%                 6,022   4.32%
                                                            ====                            ====                          ====




Tax-equivalent adjustment <F1> .                     (243)                           (278)                         (268)
                                                ---------                       ---------                       -------
Net interest income  . . . . . .                $   7,207                       $   6,315                      $  5,754
                                                =========                       =========                       =======
Net interest income as a
 percentage of earning assets
 (tax-equivalent basis). . . . .                            4.83%                           4.71%                         5.16%
                                                            ====                            ====                          ====

<F1>Interest on nontaxable securities and loans has been adjusted to a fully tax-
 equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.
<F2>Interest on loans included net origination fees charged on loans of approximately $610,000, $352,000 and $363,000 in 1998, 1997 and 1996,
 respectively.
<F3>The average balance includes the effect of unrealized gains or losses on securities, while the average rate was computed on the average amortized cost of the securities.
<F4>Noninterest-earning assets includes loans on a nonaccrual status which averaged approximately $637,000, $787,000 and $383,000 in 1998, 1997 and
 1996, respectively.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                    CHOICEONE FINANCIAL SERVICES, INC.

TABLE 2 - CHANGES IN TAX-EQUIVALENT NET INTEREST INCOME
                                                                 YEAR ENDED DECEMBER 31
                                                     1998 OVER 1997                    1997 OVER 1996
                                             ------------------------------------------------------------------
                                               TOTAL     VOLUME      RATE       TOTAL      VOLUME        RATE
                                             ------------------------------------------------------------------
                                                                     (Dollars in thousands)
INCREASE (DECREASE) IN INTEREST INCOME <F1>
 Loans <F2> . . . . . . . . . . . . . . .    $  1,610   $  1,478   $   132   $   2,172   $   2,252    $    (80)
 Taxable securities . . . . . . . . . . .        (140)       (48)      (92)        (71)        (91)         20
 Nontaxable securities <F2> . . . . . . .         (72)       (62)      (10)         52          79         (27)
 Other  . . . . . . . . . . . . . . . . .          10         10        --           5           5          --
                                             -----------------------------------------------------------------
   Net change in tax-equivalent income. .       1,408      1,378        30       2,158       2,245         (87)
                                             -----------------------------------------------------------------
INCREASE (DECREASE) IN INTEREST EXPENSE <F1>
 Interest-bearing transaction accounts. .          91         67        24         (80)        (80)         --
 Savings deposits . . . . . . . . . . . .         (25)        (9)      (16)        (12)        (10)         (2)
 Time deposits  . . . . . . . . . . . . .         532        547       (15)        452         475         (23)
 Federal Home Loan Bank advances. . . . .          31         38        (7)      1,027       1,021           6
 Other  . . . . . . . . . . . . . . . . .         (78)       (39)      (39)        200         175          25
                                             -----------------------------------------------------------------
   Net change in interest expense . . . .         551        604       (53)      1,587       1,581           6
                                             -----------------------------------------------------------------
   Net change in tax-equivalent
     net interest income  . . . . . . . .    $    857   $    774   $    83   $     571   $     664    $    (93)
                                             =================================================================

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

NET INTEREST INCOME

Tax-equivalent net interest income ("net margin") increased $857,000 in 1998, compared to an increase of $571,000 in 1997. Both years experienced a net margin benefit due to loan growth while an increase in loan fees also impacted net margin in 1998. Table 2 shows that the larger increase in 1998 was due to more favorable variances in both changes in volume and rate. The average balance of interest-earning assets grew $14,186,000 in 1998 while interest-bearing liabilities grew less at $10,889,000. This relationship indicates that approximately one-quarter of the interest-earning asset growth was funded by noninterest-bearing liabilities and by shareholders' equity, which helped to increase the net margin in 1998. The higher level of growth in net margin in 1998 was also affected by the interest-bearing funding method that ChoiceOne used for loan growth in 1998. Growth in the average balance of Federal Home Loan Bank advances comprised only 5% of the increase in interest-bearing liabilities in 1998, compared to 67% of the change in 1997. Lower-cost funding methods such as interest-bearing transaction accounts and time deposits comprised a much larger portion of loan funding in 1998 and this improved ChoiceOne's net margin.

Per Table 2, the change in ChoiceOne's net margin due to changes in the average interest rate was an increase of $83,000 in 1998 compared to a decrease of $93,000 in 1997. The difference was caused by an increase in loan fees from $352,000 in 1997 to $610,000 in 1998. Most of the loan fee increase resulted from higher mortgage fees in 1998. This was caused by the higher level of mortgage refinancings that occurred in 1998 than in the prior year. If the effect of loan fees was excluded from interest income in both 1998 and 1997, the average interest rate earned on loans would have been 9.23% in 1998 compared to 9.28% in 1997. The

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     CHOICEONE FINANCIAL SERVICES, INC.

decline in the adjusted loan rate and most other rates shown in Table 1 represented the decrease in general market interest rates that occurred in 1998.

Based on the current estimates of ChoiceOne's management, the total dollars of net interest income is expected to increase in 1999. Management anticipates that this will be caused by growth in interest-earning assets. However, management believes that the rate of growth in net margin may be less in 1999 than in 1998. Management believes that more loan funding may need to be provided by Federal Home Loan Bank advances, national market certificates of deposit, and other non-local sources in 1999 than occurred in 1998. The higher interest rates associated with these types of funding compared to local deposits will narrow the interest margin earned on asset growth. Decreases in general market interest rates in late 1998 have also caused some constriction of the interest margin and management believes this may continue in 1999. In addition, ChoiceOne's management believes that mortgage refinancing activity may be less in 1999 than was experienced in 1998. If this occurs, loan fees may decrease in 1999 compared to 1998.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 5 to the Consolidated Financial Statements.
As indicated in Table 3, the provision for loan losses and allowance for loan losses increased significantly in 1998 in contrast to 1997 when little change was experienced from the prior year. Although net charge-offs in the various loan categories and total net charge-offs were approximately the same in 1998 as in 1997 and loan growth was less in 1998 than in 1997, ChoiceOne's management believed that an increase in the provision for loan losses was a prudent part of its desire to maintain an adequate allowance for loan losses. Although total net charge-offs were higher in 1997 than in 1996, the provision for loan losses in 1997 was believed adequate due to the lower level of loan growth in 1997 than occurred in 1996. Net charge-offs by loan category are shown in Table 3. There were no significant changes in any category in 1998 compared to 1997.

The balance of impaired loans increased substantially from the end of 1997 to the end of 1998. The average balance of impaired loans was also significantly higher in 1998 than in the prior year. This was due to the inclusion of one commercial loan which was classified as impaired from March 31, 1998, through the end of 1998. ChoiceOne's management plans to monitor the performance of this loan as well as the other loans classified as impaired and will take action as believed necessary.

TABLE 3 - PROVISION AND ALLOWANCE FOR LOAN LOSSES

                                                        As of and for the years ended December 31,
                                                          1998           1997                1996
                                                      ---------------------------------------------
Provision for loan losses. . . . . . . . . . . .      $    730,000    $  539,000        $   523,000
                                                      =============================================
Net charge-offs
 Commercial loans. . . . . . . . . . . . . . . .      $    201,000    $  186,000        $    26,000
 Agricultural loans. . . . . . . . . . . . . . .                --         7,000            (10,000)
 Real estate mortgage - residential. . . . . . .                --         6,000                 --
 Consumer. . . . . . . . . . . . . . . . . . . .           245,000       260,000            141,000
                                                      ---------------------------------------------
   Total . . . . . . . . . . . . . . . . . . . .      $    446,000    $  459,000        $   157,000
                                                      =============================================
Allowance for loan losses at year end. . . . . .      $  1,851,000    $1,567,000        $ 1,487,000
                                                      =============================================
Allowance for loan losses as a percentage of:
 Total loans as of year end. . . . . . . . . . .              1.31%         1.23%              1.35%
 Nonaccrual loans, accrual loans past due 90 days or
   more and troubled debt restructurings . . . .            183.89        130.17             148.65
Ratio of net charge-offs to average total loans
   outstanding during the year . . . . . . . . .               .33           .39                .17
Loan recoveries as a percentage of prior year's
   charge-offs . . . . . . . . . . . . . . . . .             14.98         31.84              51.60

Based on the current state of the economy and reviews of the loan portfolio by ChoiceOne's management, management believes that the allowance for loan losses as of December 31, 1998, is adequate to absorb possible charge-offs. Management is aware that continued growth in ChoiceOne's loan portfolio may cause the total dollar of loan charge-offs to increase in the future. Manage-ment is investigating the purchase of sub-prime residential mortgages. If these mortgages are retained in ChoiceOne's loan port-folio, a higher allowance may be necessary for these mortgages than for residential mortgages originated through the Bank's normal

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     CHOICEONE FINANCIAL SERVICES, INC.

channels. As loan growth, changes in the mix of the loan portfolio and charge-offs occur in 1999, the allowance and provision for loan losses will be reviewed and changes will be made to maintain the allowance at a level that management considers adequate.

NONINTEREST INCOME

Noninterest income increased $224,000 in 1998, compared to an increase of $214,000 in 1997. The growth in 1998 resulted from increased mortgage loan sales and servicing. The high level of mortgage refinancings was due to long-term mortgage rates that fell throughout the year of 1998. A large part of the growth in noninterest income in 1997 came from increased insurance commission income.

ChoiceOne experienced integration problems in the areas of accounting and internal controls with the Travel Agency in 1998. This situation caused less commission income to be recognized from the sale of airline tickets and other travel products than was anticipated for the year. Changes have been made in both accounting and internal controls. ChoiceOne's management believes that these changes and an increased emphasis on marketing should help the Travel Agency to achieve a higher level of commission income in 1999.

NONINTEREST EXPENSE

Noninterest expense grew $499,000 in 1998 compared to an increase of $740,000 in 1997. Salaries and benefits expense increased $119,000 in 1998 compared to an increase of $463,000 in 1997. Salaries and benefits expense was affected in 1997 by $282,000 of expense related to the termination of ChoiceOne's pension plan. This was comprised of $323,000 of expense of the 401(k) savings and retirement plan (the "401(k) plan") and income of $41,000 recognized upon the pension plan termination. The $323,000 represented the excess assets left in the pension plan after all vested benefits had been paid to plan participants. The excess assets were transferred from ChoiceOne's pension plan to the 401(k) plan in 1998. Approximately 25% of the assets were used for the 1997 company contribution to the 401(k) plan. ChoiceOne's management plans to use the remaining assets for company contributions in future years. If the effect of the pension termination were eliminated from the expenses of 1997, salaries and benefits expense would have increased $181,000 from 1996 to 1997 and $401,000 from 1997 to 1998. The additional increase in salaries and benefits expense in 1998 resulted from higher wages due to staff growth and personnel at the Bank's new branches, higher commission expense caused by mortgage activity and higher incentive bonus expense due to increased earnings by ChoiceOne.

Occupancy expense grew $127,000 in 1998 compared to growth of $104,000 in 1997. Increases for the two years were caused by additional expenses of the Bank's new locations and increased lease expense of ChoiceOne's Plainfield Avenue office. Other noninterest expense increased $253,000 in 1998 compared to an increase of 173,000 in 1997. Expense categories that provided approximately 60% of the growth in 1998 were advertising and marketing, customer relations and consulting expense. Growth in advertising and marketing expense caused approximately half of the expense increase in 1997. Other noninterest expense in both years was also affected by new branches and general growth in expenses.

Management anticipates that noninterest expense will continue to grow in 1998. ChoiceOne's management began in 1998 to develop plans to remodel the Bank's main office. Management anticipates that the remodeling will begin in the second quarter of 1999 and will be substantially complete by the end of the third quarter. The total cost of remodeling is estimated at $750,000 to $1,000,000. Other factors that management believes will affect noninterest expense in 1999 will be a full year of operations for the Bank's two new branches, additional advertising and marketing of ChoiceOne's products and services, and general expense growth due to increased activity levels.

YEAR 2000 READINESS DISCLOSURE

The Year 2000 ("Y2K") is significant to ChoiceOne since its computers and computer-based applications and like items in other businesses may be affected upon the arrival of January 1, 2000. Some computers and computer-based applications store the year as a two digit number. This may cause Y2K to be interpreted as the year 1900 and could cause computers to work improperly or cease to function.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne began its preparation for Y2K in 1997. ChoiceOne's management implemented a strategic plan for Y2K readiness. The strategic plan contains five phases: awareness, assessment, renovation, validation and implementation. A Y2K committee (the "Committee") was formed with representatives from each major area of the Bank. The Committee was given the responsibility for development and implementation of the strategic plan. The awareness, assessment and renovation phases were completed as of September 30, 1998. Management believes validation was 80% complete as of December 31, 1998 with an estimated completion date of March 31, 1999. Management believes implementation was also 80% complete as of the end of 1998 with an estimated completion date of March 31, 1999. The Committee provides monthly updates to ChoiceOne's Board of Directors on its progress.

The Bank's primary application processing is provided by a data center.
The data center is currently engaged in Y2K readiness testing and is estimated to be 85% complete as of December 31, 1998. The estimated completion date for all testing is March 31, 1999. The Committee has identified what it considers to be critical internal systems. Testing of internal systems is estimated to be 80% complete as of December 31, 1998 with an estimated final completion date of March 31, 1999. External resources and systems, such as heating and air conditioning, electrical, telephone, and other systems considered to be of major importance to ChoiceOne's operations, have been reviewed. These resources as well as major vendors have been surveyed regarding their Y2K readiness. Monitoring and testing will continue through the middle of 1999.

Letters were mailed to all business customers informing them of the Y2K issue. Surveys were done of all significant commercial loan borrowers as to their Y2K knowledge and preparation. A discussion of the Y2K issue was contained in a newsletter mailed by ChoiceOne to all customers. Education of ChoiceOne's employees has occurred and will continue to occur in the form of training meetings and seminars.

Approximately $63,000 has been spent through December 31, 1998 on new hardware, new software and software changes to ready ChoiceOne's systems for Y2K. ChoiceOne's management estimates that approximately $17,000 in staff time has been spent to prepare for Y2K. Management anticipates that an additional $25,000 in hardware and software costs and $10,000 in staff time may be necessary in 1999. In addition, there may be costs that arise that are not anticipated at this time. However, these unanticipated costs are not expected to be significant.

The Bank, Insurance Agency and Travel Agency are very dependent on technology and are aware that problems could arise if this technology does not function properly. These problems could potentially include operational issues, lost income and loan losses from borrowers which could materially and adversely affect ChoiceOne's financial condition and results of operations. The Committee has followed its strategic plan to attempt to assure readiness of computers and related items in ChoiceOne's offices. However, ChoiceOne will also be dependent on the readiness of third parties. ChoiceOne has identified as most important its data center and telephone and electric services. The Committee has contacted these parties and will continue to monitor their progress with Y2K compliance. In anticipation of the possibility that certain internal or external systems may not function properly in January 2000, the Committee has established contingency plans for all critical areas. The Committee has in place or is developing backup plans for these areas. A time line has been established to ensure that appropriate plan development and testing of the plans will occur prior to December 31, 1999.

INSURANCE AND TRAVEL SUBSIDIARIES

The business combination with the Insurance Agency was effective January 1, 1996. The business combination was accounted for as a pooling-of-interests. The operations of the Insurance Agency are included in ChoiceOne's consolidated financial statements for 1996, 1997 and 1998. The acquisition of the Travel Agency was effective August 1, 1997. The acquisition was accounted for as a purchase transaction. The operations of the Travel Agency beginning August 1, 1997, are included in ChoiceOne's consolidated financial statements.

SECURITIES

Total securities increased $340,000 in 1998 after decreasing $3,064,000 in 1997. The difference was due to management's desire to hold total securities at a constant level in 1998, in contrast to 1997 when some sales and maturities of securities were used to fund

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                    CHOICEONE FINANCIAL SERVICES, INC.

loan growth. Management anticipates that the securities balance will remain steady or may increase slightly in 1999. ChoiceOne's management intends that securities will continue to be used as collateral for public deposits and repurchase agreements as well as serve as a source of liquidity. The liquidity source may become important if some of ChoiceOne's depositors withdraw their funds in late 1999 in anticipation of computer problems associated with January 1, 2000.

LOANS

Total loans grew $12,999,000 in 1998 compared to $17,697,000 of growth in 1997. Dollar growth in all loan categories except for residential real estate mortgages did not change significantly between 1997 and 1998. Although ChoiceOne's residential mortgage department processed more mortgage applications and closed more loans in 1998 than in 1997, approximately one-half of 1998's activity was in long-term fixed rate loans. Virtually all long-term fixed rate mortgages were sold by ChoiceOne into the secondary market. This was in contrast to 1997 when slightly more than 25% of mortgage originations were sold. Since a larger portion of ChoiceOne's residential mortgages were kept in the loan portfolio in 1997, this caused more growth in the mortgage loan balance than occurred in 1998.

ChoiceOne's management intends to focus on growth in all loan areas in 1999. Competition in the areas of loan rates and loan terms will continue to affect ChoiceOne's ability to achieve the amount of loan growth desired. Management intends to use business development activities to attempt to generate demand in the commercial and agricultural loan categories. Management intends to use contacts with real estate agents, advertising and other methods to continue its growth in the residential real estate financing market. The purchase of sub-prime residential mortgage loans for the loan portfolio or for sale into the secondary market is also being investigated by management. Management anticipates it will continue to use special promotions and target marketing to encourage demand in direct consumer loans. Management anticipates that it will also continue to emphasize indirect consumer loans for automobiles and other items.

DEPOSITS

The balance of total deposits increased $14,840,000 in 1998, compared to an increase of $11,886,000 in 1997. Certificate of deposit growth of $8,253,000 in 1998 still comprised 56% of total deposit growth during 1998, but not to the extent of 1997 when $12,278,000 of growth in certificates of deposit provided more than the total deposit growth in 1997. Noninterest-bearing and interest-bearing demand deposits increased $5,953,000 in 1998, compared to an increase of only $623,000 in 1997. Management believes that the higher level of growth in demand deposits in 1998 resulted from commercial deposit development activities and new interest-bearing demand deposit products. ChoiceOne continued to use a national rate service to obtain certificates of deposit in 1998. However, the rate service was used to generate much less in deposit growth as the total balance of deposits obtained through the service grew only $489,000 in 1998 compared to $6,738,000 of growth in 1997.

ChoiceOne intends to continue to emphasize the attraction and retention of deposits from its local market areas. Management believes that certificates of deposit may continue to comprise a major share of the deposit growth in 1999. Management intends to continue to emphasize its non-certificate products in 1999 in an attempt to use the lower cost of funds of these products. However, competition involving interest rates paid and fees charged will continue to affect ChoiceOne's ability to generate deposit growth in any of the deposit categories. To the extent that local market deposit growth is not sufficient to meet loan demand, ChoiceOne may use the national rate service for certificates of deposit in 1999.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                    CHOICEONE FINANCIAL SERVICES, INC.

FEDERAL HOME LOAN BANK ADVANCES

The total balance of Federal Home Loan Bank advances ("FHLB advances") grew $536,000 in 1998 and $914,000 in 1997. This was in contrast to 1996 when FHLB advances provided a significant portion of the funding for loan growth. ChoiceOne pledged certain residential real estate mortgages as collateral during 1997 and 1998. ChoiceOne plans to use FHLB advances in 1999 to fund loan growth to the extent allowed by mortgage growth, if needed.

SHAREHOLDERS' EQUITY

ChoiceOne's shareholders' equity increased $604,000 in 1998, compared to an increase of $1,000,000 in 1997. Equity in both 1997 and 1998 experienced increases due to the retention of earnings. Shareholders' equity was also affected in 1998 by the issuance and repurchase of ChoiceOne's common stock. ChoiceOne began its stock repurchase plan in August 1998. The authorized number of common shares that can be repurchased is 50,000. ChoiceOne had repurchased 24,517 shares of its common stock through December 31, 1998. Management intends to use the repurchased stock for employee benefit plans, stock dividends and other purposes. Of the shares repurchased in 1998, a total of 2,218 shares were issued in 1998 to the 401(k) savings and retirement plan as ChoiceOne's company contribution and to certain of ChoiceOne's directors as compensation in lieu of cash. ChoiceOne's management anticipates that it will continue to repurchase shares of its common stock in 1999 and will use the shares for the purposes indicated above.

Note 16 to the Consolidated Financial Statements presents regulatory capital information as of the end of 1998 and 1997. The capital to assets percentages declined slightly in 1998 as ChoiceOne's assets grew slightly more than its capital. This relationship is consistent with management's desire to decrease capital as a percentage of assets to better leverage shareholders' investment. However, management does not desire to decrease ChoiceOne's capital below those levels considered to be well capitalized.

LIQUIDITY AND RATE SENSITIVITY

The concept of liquidity addresses the measurement of ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at four of the Bank's correspondent banks. The total amount of federal funds that were available for purchase at the Bank's correspondent banks was $14,200,000 at December 31, 1998, while the Bank's actual federal funds purchased balance was $1,000,000 as of the same date. Longer-term liquidity needs may be met through deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank and income retention. Approximately $3,680,000 of additional Federal Home Loan Bank advances were available at the end of 1998 based on ChoiceOne's collateral at the Federal Home Loan Bank. The Bank also used a national rate service in 1997 and 1998 for certificates of deposit to help meet cash flow requirements.

The Bank's Asset/Liability Management Committee monitors liquidity and loan growth funding issues. Management anticipates that liquidity may be an issue in a different way in late 1999. Information regarding the Year 2000 and the problems that may be caused with computers and computer-based systems may cause concern for the Bank's depositors. Management believes that some depositors may convert their balances to immediately available funds and others may remove their deposits from the Bank and convert them to cash. ChoiceOne's Year 2000 Committee will monitor this situation and has already made some plans to be prepared for funds outflow. The Committee plans to have higher than normal cash balances on hand during the last quarter of 1999 to provide access to cash by depositors. In addition to its current sources of funds, the Bank is working with the Federal Reserve Bank of Chicago to establish a secured line of credit. Management anticipates that this line of credit will be collateralized by commercial loans and management's intention is that this line will serve as an additional source of liquidity for circumstances such as the end of 1999.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     CHOICEONE FINANCIAL SERVICES, INC.

TABLE 4   MATURITIES AND REPRICING SCHEDULE
                                                                               DECEMBER 31, 1998
                                                            0-3          3-12         1-5         OVER
                                                           MONTHS       MONTHS       YEARS       5 YEARS       TOTAL
                                                         -------------------------------------------------------------
ASSETS
 Loans . . . . . . . . . . . . . . . . . . . .           $   39,672  $    19,088   $   67,989   $   14,026   $ 140,775
 Interest-bearing deposits with banks. . . . .                    8           --           --           --           8
 Taxable securities. . . . . . . . . . . . . .                2,934        4,945        3,538          352      11,769
 Nontaxable securities . . . . . . . . . . . .                  147        1,023        2,428        4,915       8,513
                                                         -------------------------------------------------------------
 Rate-sensitive assets  . . . . . . . . . . . .              42,761       25,056       73,955       19,293     161,065

LIABILITIES
 Interest-bearing transaction accounts . . . .               26,835           --           --           --      26,835
 Savings deposits. . . . . . . . . . . . . . .                8,777           --           --           --       8,777
 Time deposits . . . . . . . . . . . . . . . .               16,995       38,561       15,359          144      71,059
 Federal Home Loan Bank advances . . . . . . .                  680        6,471       19,499           --      26,650
 Other . . . . . . . . . . . . . . . . . . . .                3,328          354          209           --       3,891
                                                         -------------------------------------------------------------
   Rate-sensitive liabilities. . . . . . . . .               56,615       45,386       35,067          144     137,212
                                                         -------------------------------------------------------------
   Rate-sensitive assets less rate-sensitive liabilities
     Asset (liability) gap for the period  . .           $  (13,854)  $  (20,330)  $   38,888   $   19,149   $  23,853
                                                         =============================================================
     Cumulative asset (liability) gap. . . . .           $  (13,854)  $  (34,184)  $    4,704   $   23,853
                                                         =================================================

Interest sensitivity is related to liquidity because each is affected by maturing assets and sources of funds. ChoiceOne's Asset/Liability Management Committee (the "ALCO") attempts to stabilize the interest rate spread and avoid possible adverse effects when unusual or rapid changes in interest rates occur. One method it uses of measuring interest rate sensitivity is the ratio of rate-sensitive assets to rate-sensitive liabilities. An asset or liability is considered to be rate-sensitive if it matures or otherwise reprices within a given time frame. Table 4 documents the maturity or repricing schedule for ChoiceOne's rate-sensitive assets and liabilities for selected time periods. One of the time frames that the ALCO used in 1998 to measure interest rate sensitivity was one year. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities which matured or repriced within a one year time frame was 66% as of December 31, 1998, compared to 76% as of December 31, 1997. The change was primarily due to longer-term assets which were funded by shorter-term liabilities in 1998. It is the ALCO's and management's goal to have the rate-sensitive assets to rate-sensitive liabilities ratio in a range of 80% to 120% at the one year maturity or repricing point. Management believes that the percentage at the end of 1998 is low because interest-bearing transaction accounts and savings deposits have been classified in the 0 to 3 month repricing category. While these deposits can reprice within this time frame, management has some control over the timing or extent of the change in interest rates on these deposits. However, the ALCO believes that it may be prudent to lengthen some of the maturities of its rate-sensitive liabilities to take advantage of relatively low longer-term interest rates and to move the ratio of rate-sensitive assets to rate-sensitive liabilities closer to its goal range.

Another method ChoiceOne uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. Assets and liabilities are subjected to immediate 200 basis point increases and decreases in interest rates and the effect on net income and shareholders' equity is measured. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net income to increase or decrease more than 10% and cannot cause the value of shareholders' equity to increase or decrease more than 2% of total assets. The 200 basis point interest rate shock as of December 31, 1998, caused net income to decrease 6.5% if rates increased and to increase 3.4% if rates decreased. The shock computation caused the value of shareholders' equity to decrease by 1.4% if rates increased and to increase by 1.0% if rates decreased. The ALCO will continue to monitor the effect of interest rate shocks on a periodic basis.

                  CORPORATE AND SHAREHOLDER INFORMATION
                    ChoiceOne Financial Services, Inc.


CORPORATE HEADQUARTERS
ChoiceOne Financial Services, Inc.
     109 East Division Street
     P.O. Box 186
     Sparta, Michigan 49345
     Phone: (616) 887-7366
     Fax:   (616) 887-5566

MARKET MAKERS IN CHOICEONE
FINANCIAL SERVICES, INC. STOCK
Robert W. Baird & Company, Inc.
     Grandville, Michigan
     (616) 534-2755
     (888) 534-4864

Morgan Stanley Dean Witter
     Grand Rapids, Michigan
     (616) 454-8998
     (800) 788-9640

Paine Webber, Inc.
     Grand Rapids, Michigan
     (616) 459-4231
     (800) 333-4231

Roney & Company
     Grand Rapids, Michigan
     (616) 456-8691
     (800) 553-2249

Stifel Nicolaus & Company, Inc.
     Grand Rapids, Michigan
     (616) 942-1717
     (800) 676-0477

Tucker Anthony
     Grand Rapids, Michigan
     (616) 742-3910
     (888) 848-3910

STOCK REGISTRAR AND TRANSFER AGENT
Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     (800) 866-1340

ANNUAL MEETING
The annual meeting of shareholders
of ChoiceOne Financial Services,
Inc., will be held at 7:30 p.m. EST on
Thursday, April 29, 1999, at Sparta
Ridgeview Elementary School,
Sparta, Michigan.

SUBSIDIARY INFORMATION

CHOICEONE BANK
Main Office
     109 East Division Street
     P.O. Box 186
     Sparta, MI 49345

Appletree Office
     416 West Division Street
     Sparta, MI 49345

Cedar Springs Office
     4170 Seventeen Mile Road
     Cedar Springs, MI 49319

Plainfield Office
     4949 Plainfield Avenue NE
     Grand Rapids, MI 49505

Sparta Great Day Office
     565 South State Street
     Sparta, MI 49345

Alpine Office
     3527 Alpine Avenue NW
     Walker, MI 49544

ChoiceOne Bank is a member of the
Federal Deposit Insurance
Corporation and is an Equal
Opportunity and Housing Lender.

[HOUSING LOGO]

CHOICEONE INSURANCE
     AGENCIES, INC.
Sparta Office
     440 West Division Street
     Sparta, MI 49345

Cedar Springs Office
     4170 Seventeen Mile Road
     Cedar Springs, MI 49319

Plainfield Office
     4949 Plainfield Avenue NE
     Grand Rapids, MI 49505

CHOICEONE TRAVEL, INC.
Alpine Office
     3527 Alpine Avenue NW
     Walker, MI 49544

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

LEWIS G. EMMONS
 Special Projects Manager, Great Day
 Foods, Inc. (Grocery Retailer)

STUART GOODFELLOW
 Owner, Goodfellow Vending Services
 (Vending Company) and Goodfellow
 Blueberry Farms

JAE M. MAXFIELD
 President and Chief Executive Officer,
 ChoiceOne Financial Services, Inc.
 and ChoiceOne Bank

JON E. PIKE
 C.P.A., Managing Partner, Beene
 Garter LLP (Certified Public
 Accountants)

LINDA R. PITSCH
 Secretary, ChoiceOne Financial
 Services, Inc., and Senior Vice
 President and Cashier, ChoiceOne
 Bank

ANDREW W. ZAMIARA, R.PH.
 President and Manager, Momber
 Pharmacy and Gift Shop and
 Momber Hallmark

OFFICERS
CHOICEONE FINANCIAL SERVICES, INC.

JON E. PIKE
 Chairman of the Board

JAE M. MAXFIELD
 President and Chief Executive Officer

DENIS L. CROSBY
 Vice President

LINDA R. PITSCH
 Secretary

THOMAS LAMPEN
 Treasurer


OFFICERS
SUBSIDIARY - CHOICEONE BANK

JON E. PIKE
 Chairman of the Board

JAE M. MAXFIELD
 President and Chief Executive Officer

DENIS L. CROSBY
 Senior Vice President - Commercial
 Services

LINDA R. PITSCH
 Senior Vice President - Cashier

KECIA A. FLYNN
 Vice President - Commercial Loans

DEANNE GAVALIS
 Vice President - Retail Services

KAREN M. GILBERT
 Vice President - Mortgage Loans

MARY JOHNSON
 Vice President - Human
 Resources/Internal Audit

THOMAS LAMPEN
 Vice President - Chief Financial
 Officer

DANIEL MITCHELL
 Vice President - Commercial Loans

KEANE BLASZCZYNSKI
 Assistant Vice President - Commercial
 Loans

SHERRY CONKLIN
 Assistant Vice President - Branch
 Sales Manager - Cedar Springs Office

DEAN HANSON
 Assistant Vice President - Commercial
 Loans

PHILIP OTTINGER
 Assistant Vice President - Consumer
 Loans

RACHEL VANIN MILLER
 Assistant Vice President - Branch
 Sales Manager - Plainfield Office

LAURIE ZUREK
 Assistant Vice President - Consumer
 Loans

DEREK DRUDY
 Branch Sales Manager - Sparta Great
 Day Office

NANCY JO WADE
 Branch Sales Manager - Alpine Office


OFFICERS
SUBSIDIARY - CHOICEONE INSURANCE
AGENCIES, INC.

JAE M. MAXFIELD
 Chairman of the Board

LAWRENCE D. BRADFORD
 President

JEFFREY S. BRADFORD, CIC
 Vice President

TAB M. BRADFORD, CIC
 Vice President

LINDA DEVRIES
 Assistant Vice President

CARLO VANIN
 Plainfield Office President

LINDA R. PITSCH
 Secretary

THOMAS LAMPEN
 Treasurer


OFFICERS
SUBSIDIARY - CHOICEONE TRAVEL, INC.

JAE M. MAXFIELD
 Chairman of the Board and President

LINDA R. PITSCH
 Secretary

THOMAS LAMPEN
 Treasurer






                                    A-34