Form 10KSB, Exhibit 13
period 1999-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2000-03-30
CIK 803164

EXHIBIT 13

ChoiceOne

FINANCIAL SERVICES, INC.

Choiceone Financial Services, Inc.

1999

Annual Report To Shareholders

ChoiceOne Financial Services, Inc.

1999 Annual Report to Shareholders

TO OUR SHAREHOLDERS

This 1999 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 1999 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 1999 Annual Report to Shareholders are invited to request our Annual Report on Form 10-KSB.

Our Annual Report on Form 10-KSB for the year ended December 31, 1999, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. ("ChoiceOne") is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan) primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through five full-service offices and one drive-up facility. The Bank provides a variety of banking and other financial services to all types of customers.

COMMON STOCK INFORMATION

ChoiceOne's shares are traded in the over-the-counter market by several brokers. There is no well established public trading market for the shares, trading activity is infrequent, and price information is not regularly published.

The range of high and low bid information for shares of common stock for each quarterly period during the past two years is as follows:

		1999			1998
	Low		High	Low		High
First Quarter	$ 23		$ 27	$ 18		$ 20
Second Quarter	24		28	18		24
Third Quarter	26		28	20		26
Fourth Quarter	26		28	23		26

The above market prices have been adjusted where necessary to reflect the stock dividends and stock split declared in 1999 and 1998. The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 29, 2000, there were 1,106,391 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. These shares were held of record by 602 shareholders.

The following table summarizes cash dividends paid per share of common stock during 1999 and 1998:

	1999	1998
First Quarter	$ .19	$ .18
Second Quarter	.21	.19
Third Quarter	.21	.19
Fourth Quarter	.21	.19
Totals	$ .82	$ .75

The above dividend per share amounts have been adjusted where necessary to reflect the stock dividends and stock split declared in 1999 and 1998.

ChoiceOne's principal source of funds to pay cash dividends are the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current regulations (see Note 15 to the Consolidated Financial Statements). Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2000.

FINANCIAL HIGHLIGHTS
ChoiceOne Financial Services, Inc.

	1999	1998	1997	1996	1995
For the year (dollars in thousands)
Net interest income	$ 7,699	$ 7,207	$ 6,315	$ 5,754	$ 4,931
Provision for loan losses	625	730	539	523	164
Noninterest income	1,984	1,993	1,769	1,555	656
Noninterest expense	6,219	5,675	5,176	4,436	3,448
Income before income taxes	2,839	2,795	2,369	2,350	1,975
Income tax expense	887	873	632	655	511
Net income	1,952	1,922	1,737	1,695	1,464
Cash dividends declared	909	846	783	663	551

Per share*
Net income	$ 1.76	$ 1.71	$ 1.54	$ 1.50	$ 1.33
Cash dividends	.82	.75	.69	.59	.50
Shareholders' equity (at year end)	15.26	14.59	13.78	12.88	12.69

Average for the year (dollars in thousands)
Securities	$ 18,176	$ 21,017	$ 22,189	$ 22,547	$ 27,609
Gross loans	149,402	133,279	118,369	94,461	74,223
Deposits	123,006	113,970	100,815	95,210	91,446
Federal Home Loan Bank advances	28,019	26,016	25,425	9,385	77
Shareholders' equity	16,572	16,001	14,998	14,129	13,200
Assets	177,279	163,257	148,652	123,134	107,552

At year end (dollars in thousands)
Securities	$ 15,243	$ 20,282	$ 19,942	$ 23,006	$ 23,187
Gross loans	167,980	140,775	127,776	110,079	79,082
Deposits	127,553	122,332	107,492	95,606	92,902
Federal Home Loan Bank advances	36,999	26,650	26,114	25,200	1,000
Shareholders' equity	16,888	16,141	15,537	14,537	13,784
Assets	193,107	170,602	156,329	141,731	109,916

Ratios
Return on average assets	1.10%	1.18%	1.17%	1.38%	1.36%
Return on average shareholders' equity	11.78	12.01	11.58	12.00	11.09
Cash dividend payout	46.57	44.02	45.08	39.12	37.64
Shareholders' equity to assets (at year end)	8.75	9.46	9.94	10.26	12.54

*Per share amounts are retroactively adjusted for the effect of stock dividends and stock splits.

CONSOLIDATED BALANCE SHEETS
ChoiceOne Financial Services, Inc.

	December 31
	1999	1998
Assets
Cash and due from banks	$ 3,998,000	$ 5,055,000
Securities available for sale	15,243,000	20,282,000
Loans, net	166,073,000	138,924,000
Premises and equipment, net	4,914,000	4,086,000
Other assets	2,879,000	2,255,000
Total assets	$ 193,107,000	$ 170,602,000

Liabilities
Deposits - noninterest bearing	$ 14,701,000	$ 15,661,000
Deposits - interest bearing	112,852,000	106,671,000
Federal funds purchased and repurchase agreements	9,527,000	3,310,000
Other liabilities	2,140,000	2,169,000
Federal Home Loan Bank advances	36,999,000	26,650,000
Total liabilities	176,219,000	154,461,000

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	--	--
Common stock; shares authorized: 2,000,000; shares outstanding:
1,106,391 in 1999 and 1,053,285 in 1998	13,264,000	11,824,000
Retained earnings	3,677,000	4,070,000
Accumulated other comprehensive income	(53,000)	247,000
Total shareholders' equity	16,888,000	16,141,000
Total liabilities and shareholders' equity	$ 193,107,000	$ 170,602,000

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
ChoiceOne Financial Services, Inc.

	Years ended December 31
	1999	1998	1997
Interest income
Loans, including fees	$ 13,698,000	$ 12,851,000	$ 11,230,000
Securities
Taxable	609,000	705,000	845,000
Nontaxable	385,000	436,000	484,000
Other	1,000	18,000	8,000
Total interest income	14,693,000	14,010,000	12,567,000

Interest expense
Deposits	4,853,000	4,876,000	4,279,000
Short-term borrowings	376,000	211,000	264,000
Federal Home Loan Bank advances	1,734,000	1,650,000	1,619,000
Long-term debt	31,000	66,000	90,000
Total interest expense	6,994,000	6,803,000	6,252,000

Net interest income	7,699,000	7,207,000	6,315,000
Provision for loan losses	625,000	730,000	539,000
Net interest income after provision for loan losses	7,074,000	6,477,000	5,776,000

Noninterest income
Customer service fees	588,000	502,000	448,000
Net gains or losses on sales of securities	4,000	35,000	28,000
Insurance commission income	977,000	862,000	895,000
Mortgage loan sales and servicing	177,000	419,000	152,000
Other income	238,000	175,000	246,000
Total noninterest income	1,984,000	1,993,000	1,769,000

Noninterest expense
Salaries and benefits	3,099,000	2,948,000	2,829,000
Occupancy expense	1,069,000	888,000	761,000
Computer service expense	185,000	155,000	156,000
Other expense	1,866,000	1,684,000	1,430,000
Total noninterest expense	6,219,000	5,675,000	5,176,000

Income before income tax	2,839,000	2,795,000	2,369,000
Income tax expense	887,000	873,000	632,000

Net income	$ 1,952,000	$ 1,922,000	$ 1,737,000

Basic earnings per common share and earnings per
common share assuming dilution	$ 1.76	$ 1.71	$ 1.54

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
ChoiceOne Financial Services, Inc.
Years ended December 31

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total

Balance, start of 1997	$ 10,119,000	$ 4,305,000	$ 113,000	$ 14,537,000

Comprehensive income
Net income	--	1,737,000	--	1,737,000
Change in unrealized gains and losses, net	--	--	55,000	55,000

Total comprehensive income				1,792,000

6% stock dividend paid in May 1997	1,178,000	(1,187,000)	--	(9,000)
5% stock dividend to be paid in March 1998	1,078,000	(1,078,000)	--	--
Cash dividends ($.69 per share)	--	(783,000)	--	(783,000)

Balance, end of 1997	12,375,000	2,994,000	168,000	15,537,000

Comprehensive income
Net income	--	1,922,000	--	1,922,000
Change in unrealized gains and losses, net	--	--	79,000	79,000

Total comprehensive income				2,001,000

24,517 shares of stock repurchased for
employee benefit plans, stock dividends,
and other	(629,000)	--	--	(629,000)
2,218 shares of stock issued to employee
benefit plans and other	89,000	--	--	89,000
Fractional shares paid for 5% stock dividend
declared in 1997 and two-for-one stock
split declared in 1998	(11,000)	--	--	(11,000)
Cash dividends ($.75 per share)	--	(846,000)	--	(846,000)

Balance, end of 1998	11,824,000	4,070,000	247,000	16,141,000

Comprehensive income
Net income	--	1,952,000	--	1,952,000
Change in unrealized gains and losses, net	--	--	(300,000)	(300,000)

Total comprehensive income				1,652,000

5% stock dividend paid in June 1999	1,430,000	(1,436,000)	--	(6,000)
4,781 shares of stock repurchased for
employee benefit plans, stock dividends,
and other	(131,000)	--	--	(131,000)
5,406 shares of stock issued to employee
benefit plans and other	141,000	--	--	141,000
Cash dividends ($.82 per share)	--	(909,000)	--	(909,000)

Balance, end of 1999	$ 13,264,000	$ 3,677,000	$ (53,000)	$ 16,888,000

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
ChoiceOne Financial Services, Inc.
Years ended December 31

	1999	1998	1997

Cash flows from operating activities:
Net income	$ 1,952,000	$ 1,922,000	$ 1,737,000
Reconciling items:
Net securities gains	(4,000)	(35,000)	(28,000)
Net amortization on securities	113,000	166,000	74,000
Net gain on sales of loans	(114,000)	(268,000)	(42,000)
Loans originated for sale	(7,289,000)	(22,993,000)	(4,742,000)
Proceeds from loan sales	7,490,000	23,497,000	4,762,000
Provision for loan losses	625,000	730,000	539,000
Depreciation	513,000	381,000	320,000
Other non-cash charges and credits	(40,000)	(12,000)	(13,000)
Deferred income tax expense/(benefit)	(8,000)	(8,000)	(69,000)
Changes in assets and liabilities:
Interest receivable	(49,000)	(38,000)	(85,000)
Other assets	(419,000)	449,000	(419,000)
Interest payable	52,000	13,000	88,000
Other liabilities	302,000	(2,603,000)	2,503,000
Net cash from operating activities	3,124,000	1,201,000	4,625,000

Cash flows from investing activities:
Securities available for sale:
Purchases	(1,890,000)	(6,686,000)	(4,219,000)
Sales proceeds	274,000	1,456,000	4,618,000
Principal payments	6,085,000	4,890,000	2,764,000
Net change in loans	(27,753,000)	(13,633,000)	(18,140,000)
Purchase of insurance or travel agencies	(74,000)	--	(50,000)
Premises and equipment expenditures, net	(1,341,000)	(804,000)	(996,000)
Net cash used in investing activities	(24,699,000)	(14,777,000)	(16,023,000)

Cash flows from financing activities:
Net change in deposits	5,221,000	14,840,000	11,886,000
Net change in short-term borrowings	6,217,000	1,250,000	(2,671,000)
Proceeds from long-term debt	17,500,000	10,000,000	3,731,000
Payments on long-term debt	(7,515,000)	(9,831,000)	(1,939,000)
Issuance of common stock	141,000	89,000	--
Repurchase of common stock	(131,000)	(629,000)	--
Cash dividends and fractional shares from stock dividends and splits	(915,000)	(857,000)	(792,000)
Net cash from financing activities	20,518,000	14,862,000	10,215,000

Net change in cash and cash equivalents	(1,057,000)	1,286,000	(1,183,000)
Beginning cash and cash equivalents	5,055,000	3,769,000	4,952,000

Ending cash and cash equivalents	$ 3,998,000	$ 5,055,000	$ 3,769,000

Cash paid for interest	$ 6,942,000	$ 6,790,000	$ 6,165,000
Cash paid for income taxes	925,000	915,000	605,000
Loans transferred to other real estate	--	47,000	279,000

During 1998, $2,278,000 of loans were transferred from portfolio loans to loans held for sale. During 1999, $270,000 of loans were transferred from loans held for sale to portfolio loans.

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Note 1 -- Summary of Significant Accounting Policies

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

Securities
Securities are classified as available for sale when they might be sold before maturity. Securities classified as available for sale are carried at fair value, with unrealized holding gains and losses reported separately in other comprehensive income and shareholders' equity, net of tax effect. Realized gains or losses are based on specific identification of amortized cost. Securities are written down to fair value when a decline in fair value is not considered to be temporary. Interest income includes amortization of purchase premium or discount. Other securities, such as Federal Reserve Bank stock or Federal Home Loan Bank stock, are carried at cost.

Loans
Loans are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. When loans are sold, they are removed from the loan balance if the tests for loan sales are met. If the accounting tests for loan sales are not met, sales of loans are accounted for as secured loan borrowings.

Loan Income
Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the estimated loan term. Interest on loans is accrued based upon the principal balance outstanding. The accrual of interest is discontinued at the point in time at which the collectibility of principal or interest is considered doubtful. Payments received on such loans are reported as interest recoveries, principal reductions or both. Each loan is evaluated on its own merits; therefore, loans are not automatically classified as non-accrual based upon standardized criteria.

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

Stock Based Compensation
Expense for employee compensation under ChoiceOne's stock option plan is reported if options are granted below market price at the grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method to measure expense for options using an option pricing model to estimate fair value.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

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

Shareholders' Equity
As of December 31, 1999, ChoiceOne's common stock had no par value and 2,000,000 shares were authorized. ChoiceOne also has 100,000 shares of preferred stock authorized. Transfers at fair value from retained earnings are made for stock dividends.

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

Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, which are more fully documented in Note 16 to the financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

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

Reclassifications
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform with the 1999 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Note 2 -- Acquisition of Subsidiaries

Effective August 1, 1997, the Bank purchased ChoiceOne Travel, Inc. (formerly Alpine Travel, Inc.). Cash was paid for all of the outstanding shares of the Travel Agency. The transaction was accounted for as a purchase. Effective September 1, 1999, the Insurance Agency purchased InsuranceSource, Inc., an insurance agency located in Grand Rapids, Michigan. Cash and a note payable were paid for all of the outstanding shares of InsuranceSource, Inc. The note payable includes payments due in each of the next four years. The amount of the payments will be based on the retained business of InsuranceSource, Inc. The transaction was accounted for as a purchase.

Note 3 -- Securities

Information at year-end follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale	December 31, 1999

U.S. Treasuries and U.S. Government agencies	$ 750,000	$ --	$ (1,000)	$ 749,000
States and municipalities	7,794,000	60,000	(137,000)	7,717,000
Mortgage-backed securities	4,058,000	24,000	(27,000)	4,055,000
Other securities	2,722,000	--	--	2,722,000
Total	$ 15,324,000	$ 84,000	$ (165,000)	$ 15,243,000

	December 31, 1998

U.S. Treasuries and U.S. Government agencies	$ 4,264,000	$ 18,000	$ (1,000)	$ 4,281,000
States and municipalities	8,324,000	341,000	--	8,665,000
Mortgage-backed securities	4,350,000	31,000	(16,000)	4,365,000
Other securities	2,970,000	1,000	--	2,971,000
Total	$ 19,908,000	$ 391,000	$ (17,000)	$ 20,282,000

Contractual maturities of securities available for sale at December 31, 1999, follows:

	Amortized Cost	Fair Value

Due within one year	$ 1,511,000	$ 1,511,000
Due after one year through five years	1,922,000	1,943,000
Due after five years through ten years	2,495,000	2,444,000
Due after ten years	2,616,000	2,568,000
Total	8,544,000	8,466,000
Mortgage-backed securities not due at a specific date	4,058,000	4,055,000
Other securities not due at a specific date	2,722,000	2,722,000
Total	$15,324,000	$ 15,243,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Information regarding sales of available for sale securities follows:

	1999	1998	1997

Proceeds from sales of securities	$ 274,000	$ 1,456,000	$ 4,618,000
Gross realized gains	4,000	36,000	38,000
Gross realized losses	--	1,000	10,000

Various securities were pledged as collateral for the purposes below. For repurchase agreements and public deposits, the balance of the repurchase agreements or public deposits were less than the collateral balance as of the end of the years presented. The fair value of securities pledged as collateral at December 31 was as follows:

	1999	1998

Securities sold under agreements to repurchase	$ 3,450,000	$ 3,034,000
Public deposits	--	503,000
Total	$ 3,450,000	$ 3,537,000

Note 4-- Loans

Loan information at year-end or for the year follows:
	1999	1998

Loan Components
Commercial	$ 59,826,000	$52,062,000
Agricultural	8,777,000	9,236,000
Real estate mortgage -- construction	4,399,000	3,122,000
Real estate mortgage -- residential	60,093,000	45,611,000
Consumer	34,885,000	30,744,000
Total loans before allowance for loan losses	167,980,000	140,775,000
Less allowance for loan losses	1,907,000	1,851,000
Loans, net	$166,073,000	$138,924,000

Loans Serviced for Others
Commercial and agricultural loans	$ 5,417,000	$ 4,026,000
Residential real estate mortgage loans	37,462,000	34,612,000
Total loans serviced for others	$ 42,879,000	$38,638,000

Mortgage Servicing Rights
Beginning of year	$ 149,000	$ 58,000
Originations	40,000	130,000
Amortization	(46,000)	(39,000)
End of year	$ 143,000	$ 149,000

Loans to Related Parties
Beginning of year	$ 1,573,000	$ 1,353,000
New loans	1,281,000	1,728,000
Repayments	(364,000)	(1,490,000)
Change in persons included	246,000	(18,000)
End of year	$ 2,736,000	$ 1,573,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

	1999	1998

Cost of Loans Pledged for Borrowings
Residential real estate mortgage loans pledged for Federal Home Loan Bank advances	$ 51,884,000	$ 37,915,000
Commercial loans pledged for secured loan borrowings	200,000	536,000
Total	$ 52,084,000	$ 38,451,000

Loans Held for Sale
Commercial loans	$ 79,000	$ 186,000
Residential real estate mortgage loans	1,209,000	1,684,000
Total	$ 1,288,000	$ 1,870,000

Note 5 -- Allowance for Loan Losses

An analysis of changes in the allowance for loan losses follows:

	1999	1998	1997

Beginning of year balance	$ 1,851,000	$ 1,567,000	$ 1,487,000
Provision charged to expense	625,000	730,000	539,000
Recoveries credited to the allowance	77,000	79,000	70,000
Loans charged off	(646,000)	(525,000)	(529,000)
End of year balance	$ 1,907,000	$ 1,851,000	$ 1,567,000

Information regarding impaired loans as of and for the year ended December 31 follows:

Loans with no allowance allocated at year end	$ 463,000	$ 2,194,000	$ 780,000
Loans with allowance allocated at year end	434,000	559,000	152,000
Amount of allowance for loan losses allocated at year end	214,000	244,000	86,000
Average balance during the year	1,238,000	2,326,000	759,000
Interest income recognized thereon	69,000	270,000	43,000
Cash-basis interest income recognized	59,000	283,000	33,000

Note 6 -- Other Balance Sheet Information

	1999	1998

Restrictions on Cash Balances
Cash subject to restrictions for reserve requirements	$ 803,000	$ 780,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

	1999	1998

Premises and Equipment
Land and land improvements	$ 734,000	$ 723,000
Buildings	3,731,000	2,985,000
Construction in progress	291,000	66,000
Leasehold improvements	288,000	276,000
Equipment	2,991,000	2,824,000
Total cost	8,035,000	6,874,000
Accumulated depreciation	(3,121,000)	(2,788,000)
Premises and equipment, net	$ 4,914,000	$ 4,086,000

Other Real Estate
Balance as of end of year	$ 15,000	$ 52,000

Note 7 -- Deposits

Deposit information as of year-end follows:

	1999	1998

Certificates of deposit issued in denominations of $100,000 or more	$23,589,000	$18,621,000

Related party deposits	$ 1,901,000	$ 1,583,000

Maturities of certificates of deposit
1999		$55,556,000
2000	$45,486,000	9,116,000
2001	22,585,000	2,631,000
2002	6,661,000	2,808,000
2003	878,000	804,000
2004	3,259,000	144,000
Total	$78,869,000	$71,059,000

The total of certificates of deposit that were acquired through a national rate service was $18,543,000 at December 31, 1999, compared to a balance of $7,227,000 at December 31, 1998. The average interest rate on the national market certificates of deposit was 6.02% with maturities ranging from 2000 to 2004 as of December 31, 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Note 8 -- Income Taxes

Information as of year-end and for the year follows:

	1999	1998	1997

Provision for Income Taxes
Current federal income tax expense	$ 895,000	$881,000	$ 701,000
Deferred federal income tax benefit	(8,000)	(8,000)	(69,000)
Income tax expense	$ 887,000	$873,000	$ 632,000

Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$ 965,000	$ 950,000	$ 805,000
Tax exempt interest income	(140,000)	(159,000)	(182,000)
Nondeductible interest expense	24,000	29,000	29,000
Other items	38,000	53,000	(20,000)
Income tax expense	$ 887,000	$ 873,000	$ 632,000

Components of Deferred Tax Assets and Liabilities
Deferred tax assets:
Allowance for loan losses	$ 503,000	$525,000
Deferred loan costs	98,000	95,000
Postretirement benefits obligation	52,000	51,000
Deferred compensation	48,000	54,000
Unrealized depreciation on securities available for sale	28,000	--
Other	30,000	17,000
Total deferred tax assets	759,000	742,000

Deferred tax liabilities:
Depreciation	228,000	239,000
Loan servicing rights	67,000	57,000
Unrealized appreciation on securities available for sale	--	127,000
Other	12,000	30,000
Total deferred tax liabilities	307,000	453,000
Net deferred tax asset	$ 452,000	$289,000

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 1999 and 1998.

Note 9 -- Employee Benefit Plans

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Net pension cost included the following for the year ended December 31, 1997:

Service cost/benefits earned during the year	$ 17,000
Interest cost on projected benefit obligation	129,000
Actual return on plan assets	(112,000)
Net amortization and deferral	(82,000)
Net pension income	$ (48,000)

Postretirement Benefits Plan

Information regarding the postretirement benefits plan as of year-end and for the year follows:

	1999	1998	1997

Accumulated benefit obligation	$ 139,000	$ 137,000	$ 134,000
Accrued benefit cost	154,000	152,000	149,000
Postretirement benefit expense	2,000	3,000	9,000
Employer contributions	18,000	15,000	7,000
Participant contributions	26,000	23,000	11,000
Benefits paid	42,000	38,000	18,000
Actuarial assumption - discount rate on benefit obligation	7%	7%	7%

The postretirement benefits plan had an immaterial effect on the consolidated financial statements in 1999, 1998 and 1997. Therefore, only selected information regarding plan activity is presented in the above table. The trend for annual increases in health care costs was assumed to be 8% for the year beginning January 1, 2000, dropping to 5.5% for each year thereafter. The effect of a 1% increase or decrease in the assumed health care cost trend rate would have an immaterial impact on the combined service and interest cost components of net periodic postretirement health care benefits cost and the accumulated benefit obligation for health care benefits.

Other Employee Benefit Plan Expenses
401(k) savings and retirement plan	$ --	$ 9,000	$ 323,000
Incentive bonus plan	145,000	169,000	100,000

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

Note 10 - Stock Options

The following pro forma information presents net income and earnings per share for 1999, 1998 and 1997 had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options in 1999, 1998 and 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

	1999	1998	1997

Net income as reported	$1,952,000	$1,922,000	$1,737,000
Pro forma net income	1,945,000	1,914,000	1,733,000

Basic earnings per common share and diluted earnings per common share
as reported	1.76	1.70	1.54
Pro forma basic earnings per common share and diluted earnings per
common share	1.75	1.70	1.54

In future years, the pro forma effect of not applying the fair value method may increase if additional options are granted.

ChoiceOne's stock option plan is used to reward key employees and provide them with an additional equity interest in ChoiceOne. Options were issued in 1997 for 10 year periods with vesting occurring over a three year period. At December 31, 1999, a total of 44,100 shares were authorized for stock option grants, of which 33,075 were available for future grants. Information about option grants follows:

	Number of options	Weighted-average exercise price	Weighted-average fair value of grants

Granted during 1997 and outstanding at end of 1999	11,025	$18.14	$3.21

Options exercisable at end of 1999	8,269	18.14

The fair value of options granted during 1997 was estimated using the following weighted-average information: risk-free interest rate of 6.53%, expected life of 8.5 years, expected annual volatility of stock price of 10.0%, and expected cash dividends of 3.5% per year. Information regarding stock options has been adjusted for the effect of stock dividends and stock splits.

Note 11 -- Federal Home Loan Bank Advances

Federal Home Loan Bank advances totaling $33,999,000 have fixed interest rates ranging from 5.53% to 6.79%. A $3,000,000 advance had a variable interest rate of 4.05% at December 31, 1999. Advances were secured by specific mortgage loans with a carrying value of approximately $52,000,000 at December 31, 1999. Penalties are charged on advances that are paid prior to maturity. No advances were paid prior to maturity in 1999 or 1998.

The maturities of Federal Home Loan Bank advances at December 31, 1999, follow:

2000	$ 4,792,000
2001	7,332,000
2002	12,584,000
2003	8,291,000
2004	4,000,000
Total	$ 36,999,000

Note 12 - Leases and Other Commitments

Following is lease and other commitment information:

	1999	1998	1997

Lease rental expense	$ 117,000	$ 99,000	$ 70,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

1999

Future minimum operating lease commitments
2000	$ 104,000
2001	88,000
2002	88,000
2003	13,000
Total	$ 293,000

Lease commitments include $68,000 to a related party in the years 2000 through 2002.

Note 13 - Shareholders' Equity and Earnings Per Share

Information regarding shareholders' equity as of year-end and for the year follows:

	1999	1998	1997

Common Stock
Shares authorized	2,000,000	2,000,000	1,000,000
Shares outstanding	1,106,391	1,053,285	537,015
Issued during the year	57,887	540,787	28,733
Repurchased during the year	4,781	24,517	--

Shares of common stock issued for the purposes of stock dividends and stock splits totaled 52,481 in 1999, 538,569 in 1998 and 28,733 in 1997. Shares in the above table have not been adjusted for stock dividends and splits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

The factors used in the earnings per share computation follow:

	1999	1998	1997

Basic
Net income	$ 1,952,000	$ 1,922,000	$ 1,737,000

Weighted average common shares outstanding	1,107,530	1,125,321	1,127,858

Basic earnings per common share	$ 1.76	$ 1.71	$ 1.54

Diluted
Net income	$ 1,952,000	$ 1,922,000	$ 1,737,000

Weighted average common shares outstanding	1,107,530	1,125,321	1,127,858
Plus dilutive effect of assumed exercises of stock options	2,238	553	--

Average shares and dilutive potential common shares	1,109,768	1,125,874	1,127,858

Diluted earnings per common share	$ 1.76	$ 1.71	$ 1.54

Weighted average common shares outstanding for purposes of computing earnings per share have been adjusted for stock dividends and stock splits. Stock options for common stock were not considered in computing diluted earnings per share for 1997 because they were antidilutive.

Note 14 - Other Comprehensive Income

Other comprehensive income components and related taxes follow:

	1999	1998	1997

Unrealized holding gains and losses on available-for-sale securities	$ (459,000)	$ 155,000	$ 111,000
Reclassification adjustments for gains included in net income	(4,000)	(35,000)	(28,000)

Net unrealized gains and losses	(455,000)	120,000	83,000
Tax effect	155,000	(41,000)	(28,000)

Total other comprehensive income	$ (300,000)	$ 79,000	$ 55,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Note 15 -- Condensed Financial Statements of Parent Company

Condensed Balance Sheets
December 31

	1999	1998

Assets
Cash	$ 265,000	$ 398,000
Securities available for sale	8,000	8,000
Other assets	2,000	1,000
Investment in ChoiceOne Bank and subsidiaries	16,627,000	15,734,000
Total assets	$ 16,902,000	$ 16,141,000

Liabilities
Other liabilities	14,000	--

Shareholders' equity	16,888,000	16,141,000

Total liabilities and shareholders' equity	$ 16,902,000	$ 16,141,000

Condensed Statements of Income
Years Ended December 31

	1999	1998	1997

Dividends from ChoiceOne Bank	$ 797,000	$ 1,821,000	$ 838,000
Other expenses	58,000	88,000	51,000
Income before income tax and equity in undistributed net
income of subsidiary	739,000	1,733,000	787,000
Income tax benefit	20,000	29,000	17,000
Income before equity in undistributed net income of subsidiary	759,000	1,762,000	804,000
Equity in undistributed net income of subsidiary	1,193,000	160,000	933,000
Net income	$ 1,952,000	$ 1,922,000	$ 1,737,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Condensed Statements of Cash Flows
Years Ended December 31

	1999	1998	1997

Cash flows from operating activities:
Net income	$ 1,952,000	$ 1,922,000	$ 1,737,000
Reconciling items:
Equity in undistributed net subsidiary income	(1,193,000)	(160,000)	(933,000)
Changes in other assets	(1,000)	1,000	--
Changes in liabilities	14,000	--	--
Net cash from operating activities	772,000	1,763,000	804,000

Cash flows from financing activities:
Issuance of stock	141,000	89,000	--
Dividends paid	(915,000)	(857,000)	(783,000)
Repurchase of stock	(131,000)	(629,000)	(9,000)
Net cash used in financing activities	(905,000)	(1,397,000)	(792,000)

Net change in cash and cash equivalents	(133,000)	366,000	12,000
Beginning cash and cash equivalents	398,000	32,000	20,000
Ending cash and cash equivalents	$ 265,000	$ 398,000	$ 32,000

Amount of dividends that could be paid from ChoiceOne Bank
without regulatory approval	$ 3,082,000

Note 16 -- Financial Instruments

Financial instruments as of year-end were as follows:

	1999		1998
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets:
Cash and cash equivalents	$ 3,998,000	$ 3,998,000	$ 5,055,000	$ 5,055,000
Securities available for sale	15,243,000	15,243,000	20,282,000	20,282,000
Loans, net	166,073,000	166,283,000	138,924,000	147,379,000

Liabilities:
Demand, savings and money market
deposit accounts	48,684,000	48,684,000	51,273,000	51,273,000
Time deposits	78,869,000	78,921,000	71,059,000	72,237,000
Federal funds purchased and repurchase
agreements	9,527,000	9,527,000	3,310,000	3,310,000
Long-term debt	37,199,000	37,176,000	27,231,000	27,826,000

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described below. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on the rates charged at year end for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The estimated fair value for time deposits and long-term debt is based on the rates paid at year end for new deposits or new long-term debt, applied until maturity. The estimated fair value for other financial instruments and off-balance-sheet loan commitments are considered nominal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Note 17 -- Regulatory Capital

ChoiceOne Financial Services, Inc. and ChoiceOne Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end, the capital requirements were met. Both ChoiceOne and the Bank met requirements to be considered well capitalized as of December 31, 1999 and 1998. Actual capital levels and minimum required levels were as follows:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)

December 31, 1999

Total capital (to risk weighted assets)
Consolidated	$ 18,120	12.4%	$ 11,664	8.0%	$ 14,580	10.0%
Bank	17,859	12.3%	11,664	8.0%	14,580	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	16,297	11.2%	5,832	4.0%	8,748	6.0%
Bank	16,036	11.0%	5,832	4.0%	8,748	6.0%
Tier 1 capital (to average assets)
Consolidated	16,297	8.7%	7,522	4.0%	9,402	5.0%
Bank	16,036	8.5%	7,521	4.0%	9,402	5.0%

December 31, 1998

Total capital (to risk weighted assets)
Consolidated	$ 17,119	13.4%	$ 10,198	8.0%	$ 12,747	10.0%
Bank	16,711	13.1%	10,197	8.0%	12,746	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	15,531	12.2%	5,099	4.0%	7,648	6.0%
Bank	15,124	11.9%	5,098	4.0%	7,648	6.0%
Tier 1 capital (to average assets)
Consolidated	15,531	9.2%	6,744	4.0%	8,430	5.0%
Bank	15,124	9.0%	6,744	4.0%	8,429	5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Note 18 -- Subsequent Events

On February 16, 2000, ChoiceOne's Board of Directors declared a conditional five-for-four stock split on ChoiceOne's common stock. The stock split, to be effected in the form of a share dividend, will cause one additional share of common stock to be issued for each four shares outstanding. The stock split will be payable to shareholders of record as of April 27, 2000, and will be paid on May 22, 2000. The stock split is conditioned upon and subject to approval by ChoiceOne's shareholders at the April 27, 2000, annual meeting of a proposed amendment to ChoiceOne's Restated Articles of Incorporation to increase the authorized common stock of ChoiceOne from 2,000,000 shares to 4,000,000 shares.

Earnings per share amounts, after giving retroactive effect to the five-for-four stock split on a pro forma basis, are presented below. Because the stock split is contingent upon shareholder approval of an amendment to increase the authorized common stock, financial information contained elsewhere in these financial statements has not been adjusted to reflect the impact of the proposed stock split.

	1999	1998	1997

Basic and diluted earnings per common share (pro forma)	$ 1.41	$ 1.37	$ 1.23

Independent Auditors' Report

[CROWE CHIZEK LOGO]

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of ChoiceOne Financial Services, Inc. as of December 31, 1999 and 1998 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 6, 2000

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

Summary of Operating Results

Net income for 1999 was $1,952,000, which represented a $30,000 or 2% increase over 1998. The increase in ChoiceOne's net income in 1999 was attributable to higher net interest income and a lower provision for loan losses, which was offset by growth in noninterest expense. The growth in net interest income was due to an increase in ChoiceOne's loan portfolio. The decrease in the provision for loan losses was due to the fact that much of 1999's loan growth occurred in residential mortgage loans. The increase in noninterest expense was primarily due to expenses of the Bank's new branches, expenses related to remodeling of the Bank's main office, and general growth in expenses.

	Year ended December 31
	1999	1998	1997

Net interest income	$ 7,699,000	$ 7,207,000	$ 6,315,000
Provision for loan losses	(625,000)	(730,000)	(539,000)
Noninterest income	1,984,000	1,993,000	1,769,000
Noninterest expense	(6,219,000)	(5,675,000)	(5,176,000)
Income tax expense	(887,000)	(873,000)	(632,000)
Net income	$ 1,952,000	$ 1,922,000	$ 1,737,000

Increased net income in 1998 was due to higher net interest income and noninterest income, which was offset by growth in the provision for loan losses and noninterest expense. Net interest income growth was due primarily to loan growth. The increase in noninterest income was caused by higher mortgage loan sales and servicing income. The increase in the provision for loan losses in 1998 was believed prudent based on management's review of the risk in the loan portfolio. Approximately one-half of the increase in noninterest expense was in the other noninterest expense category, which experienced higher levels in advertising and marketing, customer relations and consulting expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

Return on Average Assets and Average Shareholders' Equity

The return on average assets and return on average shareholders' equity are key performance indices that measure how effectively ChoiceOne is using its assets and its shareholders' invested capital. ChoiceOne's return on average assets for 1999 was 1.10%, compared to 1.18% for 1998 and 1.17% for 1997. The return on average shareholders' equity was 11.78%, 12.01%, and 11.58% for 1999, 1998 and 1997, respectively.

Dividends

Cash dividends declared by ChoiceOne in 1999 of $909,000, or $.82 per share, represent the eighteenth consecutive year that ChoiceOne has increased cash dividends paid to shareholders. The total cash dividends paid in 1999 represented a $63,000 or 7% increase over 1998. The cash dividend payout percentage (total cash dividends divided by net income) was 47% in 1999, compared to 44% in 1998. In addition to the cash dividends declared, ChoiceOne declared a 5% stock dividend in 1999, a 5% stock dividend in 1998, and a two-for-one stock split in 1998. Cash dividends per share were adjusted for the stock dividends and stock split.

Cash dividends paid in 1997 through 1999 were consistent with management's objectives regarding the capital structure of ChoiceOne. A primary objective is to continue the per share and total dollar increase in cash dividend payments to shareholders, which ChoiceOne achieved in all three years. However, management will not raise dividends above a level that it considers to be reasonable and prudent.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. Based on projected earnings for the Bank, management currently expects ChoiceOne to pay regular quarterly cash dividends to its shareholders in 2000.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

Table 1 -- Average Balances and Tax-Equivalent Interest Rates

	Year ended December 31
	1999			1998			1997
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
Assets
Loans (1) (2)	$ 149,329	$ 13,714	9.18%	$ 132,796	$ 12,869	9.69%	$ 117,582	$ 11,259	9.58%
Taxable securities (3)	10,112	609	6.03	12,040	705	5.87	12,781	845	6.61
Nontaxable securities (1) (3)	7,959	583	7.45	8,879	661	7.71	9,370	733	7.82
Other	86	1	1.28	382	18	4.71	178	8	4.49
Interest-earning assets	167,486	14,907	8.90	154,097	14,253	9.25	139,911	12,845	9.18
Noninterest-earning assets(4)	9,793			9,160			8,741
Total assets	$ 177,279			$ 163,257			$ 148,652

Liabilities and Shareholders' Equity
Interest-bearing
transaction accounts	$ 25,755	779	3.02	$ 24,255	809	3.34	$ 22,242	718	3.23
Savings deposits	8,422	99	1.18	8,316	137	1.65	8,836	162	1.83
Time deposits	73,535	3,975	5.41	67,724	3,931	5.80	58,258	3,399	5.83
FHLB advances	28,019	1,734	6.19	26,016	1,650	6.34	25,425	1,619	6.37
Other	8,070	407	5.04	4,923	276	5.61	5,584	354	6.34
Interest-bearing liabilities	143,801	6,994	4.86	131,234	6,803	5.18	120,345	6,252	5.20
Demand deposits	15,294			13,675			11,479
Other noninterest-bearing
liabilities	1,612			2,347			1,830
Shareholders' equity	16,572			16,001			14,998
Total liabilities and
shareholders' equity	$ 177,279			$ 163,257			$ 148,652
Net interest income (tax-
equivalent basis) -- interest
spread		7,913	4.04%		7,450	4.07%		6,593	3.98%
Tax-equivalent adjustment (1)		(214)			(243)			(278)
Net interest income		$ 7,699			$ 7,207			$ 6,315
Net interest income as a
percentage of earning assets
(tax-equivalent basis)			4.72%			4.83%			4.71%

(1)	Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.
(2)	Interest on loans included net origination fees charged on loans of approximately $643,000, $610,000 and $352,000 in 1999, 1998 and 1997, respectively.
(3)	The average balance includes the effect of unrealized gains or losses on securities, while the average rate was computed on the average amortized cost of the securities.
(4)	Noninterest-earning assets includes loans on a nonaccrual status which averaged approximately $910,000, $637,000 and $787,000 in 1999, 1998 and 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

Table 2 -- Changes in Tax-Equivalent Net Interest Income

	Year ended December 31
	1999 Over 1998			1998 Over 1997
	Total	Volume	Rate	Total	Volume	Rate

	(Dollars in thousands)

Increase (decrease) in interest income (1)
Loans (2)	$ 845	$ 1,542	$ (697)	$ 1,610	$ 1,478	$ 132
Taxable securities	(96)	(115)	19	(140)	(48)	(92)
Nontaxable securities (2)	(78)	(56)	(22)	(72)	(62)	(10)
Other	(17)	(9)	(8)	10	10	--
Net change in tax-equivalent income	654	1,362	(708)	1,408	1,378	30

Increase (decrease) in interest expense (1)
Interest-bearing transaction accounts	(30)	49	(79)	91	67	24
Savings deposits	(38)	2	(40)	(25)	(9)	(16)
Time deposits	44	323	(279)	532	547	(15)
Federal Home Loan Bank advances	84	124	(40)	31	38	(7)
Other	131	161	(30)	(78)	(39)	(39)
Net change in interest expense	191	659	(468)	551	604	(53)
Net change in tax-equivalent
net interest income	$ 463	$ 703	$ (240)	$ 857	$ 774	$ 83

(1)	The volume variance is computed as the change in volume (average balance) multiplied by the previous year's interest rate. The rate variance is computed as the change in interest rate multiplied by the previous year's volume (average balance). The change in interest due to both volume and rate has been allocated to the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(2)	Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis using an incremental tax rate of 34% for the years presented.

Net Interest Income

Tax-equivalent net interest income ("net margin") increased $463,000 in 1999, compared to an increase of $857,000 in 1998. Both years experienced a net margin benefit due to loan growth. However, changes in interest rates had a negative impact on net margin in 1999, in contrast to 1998 when the variance due to interest rates was slightly positive. The average balance of loans grew $16,533,000 in 1999 compared to growth of $15,214,000 in 1998. Residential real estate mortgage loans comprised a larger portion of the increase in 1999 than in 1998. The lower interest rate earned on mortgage loans compared to the other loan types caused the loan growth to generate less income dollars in 1999 than in the prior year. A decrease in the level of growth of noninterest-bearing liabilities and shareholders' equity also affected net margin in 1999. Just over 10% of interest-earning asset growth was funded by noninterest-bearing liabilities and shareholders' equity in 1999, compared to a percentage of approximately 25% in 1998. This caused more of growth to be funded by interest-bearing liabilities in 1999 than in the prior year.

Per Table 2, the fluctuation in ChoiceOne's net margin due to changes in the average interest rate was a decrease of $240,000 in 1999 compared to an increase of $83,000 in 1998. The decrease in general market interest rates that prevailed throughout most of 1999 affected interest-earning assets more than interest-bearing liabilities. The average rate on interest-earning assets fell 35 basis points in 1999 while the rate on interest-bearing liabilities decreased 32 basis points. The net impact was a decline in the net interest spread of 3 basis points in 1999 compared to an increase of 9 basis points in 1998. The decline was due in part to a slowdown in growth in loan fees. Loan fees increased $258,000 from 1997 to 1998, but increased only $33,000 from 1998 to 1999. The activity level in mortgage loan fees was much less in 1999 as the level of refinancings was reduced from the prior year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

Based on the current estimates of ChoiceOne's management, the total dollars of net interest income are expected to increase in 2000. Management anticipates that this will continue to be caused by growth in interest-earning assets. However, management believes that the effect of growth will continue to be offset by a decreasing net interest spread. Management anticipates that loan growth will exceed the funding ability of local deposits. This may cause more loan funding to be provided by Federal Home Loan Bank advances, national market certificates of deposit, and other non-local sources in 2000. It is expected that the higher interest rates associated with these types of funding compared to local deposits will continue to narrow the interest margin earned on asset growth. Increases in general market interest rates in the second half of 1999 have also caused some constriction of the interest margin as ChoiceOne's liabilities have repriced upward more than its assets. Management believes this may continue in 2000. Management plans to focus on growth in loan fees in 2000. Growth in loan fees would help to offset the expected margin decrease.

Allowance and Provision For Loan Losses

Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 5 to the Consolidated Financial Statements. As indicated in Table 3, the provision for loan losses was lower in 1999 than in 1998 and the allowance for loan losses changed little from December 31, 1998 to December 31, 1999. This was in contrast to 1998 when both the provision and allowance increased significantly from the prior year. The level of residential real estate mortgage growth in 1999 compared to 1998 was management's primary reason for the decreased provision for loan losses. Residential mortgages comprised almost 60% of the total loan growth in 1999 compared to approximately 20% in 1998. This loan category has experienced very few charge-offs in past years and is considered by ChoiceOne's lenders to be the least risky loan type. The balance of impaired loans was also lower at the end of 1999 than at the prior year end.

Net charge-offs by loan category are shown in Table 3. The dollar amount of charge-offs in commercial loans and consumer loans increased in 1999, in contrast to 1998 when charge-offs were approximately the same as 1997. Approximately $40% of the commercial loan charge-offs in 1999 were caused by one large item, while the majority of consumer charge-offs were experienced in indirect auto loans. The ratio of net charge-offs as a percentage of loans increased slightly from 1998 to 1999.

Table 3 -- Provision and Allowance For Loan Losses

	As of and for the years ended December 31
	1999	1998	1997

Provision for loan losses	$ 625,000	$ 730,000	$ 539,000

Net charge-offs
Commercial loans	$ 258,000	$ 201,000	$ 186,000
Agricultural loans	2,000	--	7,000
Real estate mortgage - residential	--	--	6,000
Consumer	309,000	245,000	260,000
Total	$ 569,000	$ 446,000	$ 459,000

Allowance for loan losses at year end	$1,907,000	$1,851,000	$1,567,000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

	As of and for the years ended December 31,
	1999	1998	1997

Allowance for loan losses as a percentage of:
Total loans as of year end	1.14%	1.31%	1.23%
Nonaccrual loans, accrual loans past due 90 days or more and
troubled debt restructurings	93.05	183.89	130.17
Ratio of net charge-offs to average total loans outstanding during the year	.38	.33	.39
Loan recoveries as a percentage of prior year's charge-offs	14.67	14.98	31.84

Based on the current state of the economy and reviews of the loan portfolio by ChoiceOne's management, management believes that the allowance for loan losses as of December 31, 1999, is adequate to absorb possible charge-offs. Management is aware that continued growth in ChoiceOne's loan portfolio may cause the total dollar of loan charge-offs to increase in the future. Management began to purchase a limited amount of sub-prime residential mortgages in 1999. If a larger amount of these mortgages are purchased and retained in ChoiceOne's loan portfolio in 2000, management may need to set aside a higher allowance for these mortgages than for residential mortgages originated through the Bank's normal channels. The higher allowance may be necessary since management believes that sub-prime mortgages may have a higher risk level than mortgages originated by the Bank. Management is reviewing its involvement in indirect auto lending. While indirect auto loans comprised less than one-half of the consumer loans balance during 1999, charge-offs on indirect auto loans were approximately 75% of consumer loan charge-offs. Management has begun to tighten its credit standards in indirect auto lending and plans to decrease the number of dealers from which it buys loans. As loan growth, changes in the mix of the loan portfolio and charge-offs occur in 2000, the allowance and provision for loan losses will be reviewed and changes will be made to maintain the allowance at a level that management considers adequate.

Noninterest Income

Noninterest income decreased $9,000 in 1999 compared to an increase of $224,000 in 1998. The primary reason for the change was a $242,000 drop in mortgage loan sales and servicing income in 1999. The level of mortgage loan sales was much less in 1999 than in 1998. Decreasing interest rates in 1998 on long-term fixed rate mortgages caused many borrowers to refinance their loans in 1998 and the first few months of 1999. Since virtually all of these loans were sold on the secondary market, this caused a higher level of gains on mortgage sales in 1998. Interest rates increased during the year of 1999 which caused much less activity in long-term fixed rate mortgages. In addition, a higher percentage of borrowers selected adjustable rate mortgages in 1999 than in 1998. ChoiceOne has retained these adjustable rate mortgages in its loan portfolio. The effect of mortgage loan sales was offset in 1999 by higher customer service fees, insurance commission income, and other noninterest income.

ChoiceOne's management anticipates that noninterest income will grow in 2000. Customer service fees will be reviewed for possible increases. ChoiceOne purchased InsuranceSource, Inc., a local insurance agency on September 1, 1999. Management anticipates that a full year of its operations in 2000 should increase insurance commission income. Management believes a higher level of mortgage activity in both originated and purchased sub-prime loans will occur in 2000. ChoiceOne's mortgage loan officers plan to sell the majority of these loans.

Noninterest Expense

Total noninterest expense grew $544,000 in 1999 compared to an increase of $499,000 in 1998. Salaries and benefits expense increased $151,000 in 1999 compared to $119,000 in 1998. The increase in both years was due to staff growth and personnel at the Bank's new branches. The increase in 1998 was net of a $282,000 decrease in retirement expense from 1997 to 1998. The decrease in retirement expense resulted from expense recognized in 1997 upon the termination of ChoiceOne's pension plan. Excess plan assets that were left after the pension plan termination were transferred from the pension plan to the Bank's 401(k) savings and retirement plan in 1998. These assets were used for company contributions in 1998 and 1999. ChoiceOne's management plans to use the remaining assets for company contributions in 2000 and 2001.

Occupancy expense grew $181,000 in 1999 compared to an increase of $127,000 in 1998. The main reason for the change between the two years was increased depreciation expense. Depreciation expense in 1999 increased $132,000 compared to a $61,000 increase in 1998. The growth in depreciation expense was caused by remodeling at the Bank's main office and a full year of depreciation in 1999 at the Bank's two new branches. Other noninterest expense increased $182,000 in 1999 compared to an increase of $254,000 in 1998. Approximately 60% of the increase in other noninterest expense in 1999 was due to expense from assets that were abandoned as part of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

the Bank's main office remodeling. The remainder of the increase in 1999 was due to charge-offs of deposit accounts and checks, and general growth in expenses. Advertising and marketing expense decreased $47,000 in 1999, in contrast to 1998 when it increased $49,000.

Management anticipates that noninterest expense will continue to grow in 2000. Increased levels of activity in mortgage lending and insurance are anticipated. This would result in a higher level of commission expense in 2000. The remodeling of the Bank's main office was completed in early 2000. This will cause depreciation expense to increase in 2000. ChoiceOne's management anticipates that more advertising and marketing of products and services will occur in 2000 than in 1999. General growth in expenses is also expected due to higher activity levels anticipated in 2000.

Year 2000 Impact

The change from the year 1999 to the year 2000 did not cause any significant problems for ChoiceOne in January 2000. ChoiceOne's computer-based systems worked properly based on available information. No problems were noted with services provided by third parties. ChoiceOne is not aware of difficulties experienced by any of its loan customers.

Approximately $80,000 was spent on new computer hardware, new software and software changes in 1998 and 1999. Many staff hours were also spent to prepare for Year 2000. ChoiceOne's Year 2000 committee established contingency plans in case certain systems did not function properly in early 2000. These investments of money and time will continue to benefit ChoiceOne in future years.

Insurance and Travel Subsidiaries

The acquisition of the Travel Agency was effective August 1, 1997. The acquisition was accounted for as a purchase transaction. The operations of the Travel Agency beginning August 1, 1997, are included in ChoiceOne's consolidated financial statements. InsuranceSource, Inc. ("InsuranceSource"), a local insurance agency, was purchased on September 1, 1999. Its operations have been included in ChoiceOne's financial results since that date and did not have a material impact on ChoiceOne's results in 1999. The acquisition of InsuranceSource was accounted for as a purchase transaction. A cash downpayment was paid in 1999 to the former owners of InsuranceSource. Four future payments are scheduled for the remainder of the purchase price. The annual amounts due will be based on the retention level of business existing as of the original purchase date.

Securities

Total securities decreased $5,039,000 in 1999 after increasing $340,000 in 1998. Some maturities of securities were used to fund loan growth in 1999, in contrast to 1998 when management held the total securities balance steady. Management anticipates that the securities balance will remain steady or may increase slightly in 2000. Management is investigating the possibility of setting securities as a percentage of assets or deposits. ChoiceOne's management intends that securities will continue to be used as collateral for public deposits and repurchase agreements as well as serve as a source of liquidity.

Loans

Total loans grew $27,205,000 in 1999 compared to $12,999,000 of growth in 1998. Residential real estate mortgage loans comprised most of the difference between 1998 and 1999. Residential mortgage loans increased $14,482,000 in 1999 compared to growth of $1,896,000 in 1998. ChoiceOne's residential mortgage department processed less mortgage applications in 1999 than in 1998. However, most of the mortgage activity in 1998 was in long-term fixed rate mortgages which were sold by ChoiceOne into the secondary market. In contrast, the majority of ChoiceOne's borrowers selected adjustable rate mortgages in 1999 due to higher interest rates on fixed rate mortgages in 1999 than in 1998. The adjustable rate mortgages were held in the mortgage loan portfolio. Consumer loans experienced $4,141,000 of growth in 1999 compared to a level of $2,078,000 in 1998. The change in the other loan categories in 1999 was not significantly different from that of 1998.

ChoiceOne's management intends to focus on growth in all loan areas in 2000. Competition in the areas of loan rates and loan terms will continue to affect ChoiceOne's ability to achieve the amount of loan growth desired. Management intends to use business development activities to attempt to generate demand in the commercial and agricultural loan categories. Due to increased competition for agricultural loans in the forms of price and terms, management anticipates that the agricultural loans balance may continue to decrease in 2000. Management intends to use contacts with real estate agents, advertising and other methods to continue its growth in

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

the residential real estate financing market. ChoiceOne's mortgage department began to purchase sub-prime residential mortgage loans in the second half of 1999 and management anticipates that this activity will increase in 2000. The sub-prime mortgage loans will be placed in ChoiceOne's loan portfolio and will be sold into the secondary market. Although management believes that the sub-prime loans may be riskier than originated loans, ChoiceOne expects it will be compensated in the form of higher interest rates on the sub-prime loans. Management anticipates it will continue to use special promotions and target marketing to encourage demand in direct consumer loans. Management is considering the possibility of reducing its activity level in indirect consumer loans. This may be accomplished through higher interest rates or more stringent credit standards.

Deposits

The balance of total deposits increased $5,221,000 in 1999 compared to an increase of $14,840,000 in 1998. However, the change in the mix of deposits was even more dramatic. Local market deposits declined $6,095,000 in 1999 after rising $14,351,000 in 1998. National market certificates of deposit grew $11,316,000 in 1999 compared to growth of only $489,000 in 1998. The balance in every local market deposit category decreased in 1999; all categories increased in 1998. Management believes that the significant decrease in deposit growth was caused by intense competition on interest rates and on products in ChoiceOne's markets. With the lack of local market deposit growth, the increase in national market certificates of deposit was necessary to provide funding for loan growth.

ChoiceOne intends to place a great deal of emphasis on growth in local market deposits in 2000. Management plans to aggressively seek to attract new deposits and to retain existing deposits. Management anticipates it will offer attractive interest rates to attempt to generate growth. Management intends to emphasize its non-certificate products in 2000 in an attempt to use the lower cost of funds of these products. As occurred in 1999, ChoiceOne may use the national rate service for certificates of deposit if local market deposit growth is not sufficient to fund loan growth.

Federal Home Loan Bank Advances

The total balance of Federal Home Loan Bank advances ("FHLB advances") grew $10,349,000 in 1999 after increasing only $536,000 in 1998. The higher level of residential real estate mortgage loan growth in 1999 caused the need for a higher level of FHLB advances in 1999. ChoiceOne pledged certain residential real estate mortgages as collateral during 1998 and 1999. ChoiceOne plans to use FHLB advances in 2000 to fund loan growth to the extent allowed by mortgage growth, if needed.

Shareholders' Equity

ChoiceOne's shareholders' equity increased $747,000 in 1999, compared to an increase of $604,000 in 1998. Equity in both 1998 and 1999 experienced increases due to the retention of earnings. The net difference between the issuance and repurchase of stock was a positive $10,000 in 1999, in contrast to 1998 when repurchases exceeded issuances by $540,000. ChoiceOne repurchased 4,781 shares of its common stock in 1999 compared to 24,517 shares in 1998. Management has used and intends to continue to use the repurchased stock for employee benefit plans, stock dividends, and other purposes. ChoiceOne's management anticipates that it will continue to repurchase shares of its common stock in 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

Note 17 to the Consolidated Financial Statements presents regulatory capital information as of the end of 1999 and 1998. ChoiceOne's capital to assets percentages continued to decline in 1999 as ChoiceOne's assets grew more than its capital. This relationship is consistent with management's desire to decrease capital as a percentage of assets to better leverage shareholders' investment. However, management does not desire to decrease ChoiceOne's capital below those levels considered to be well capitalized.

Liquidity and Rate Sensitivity

The concept of liquidity addresses the measurement of ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at four of the Bank's correspondent banks. The total amount of federal funds that were available for purchase at the Bank's correspondent banks was $14,200,000 at December 31, 1999, while the Bank's actual federal funds purchased balance was $6,550,000 as of the same date. ChoiceOne established a secured line of credit with the Federal Reserve Bank of Chicago in 1999. This line is secured by ChoiceOne's commercial loans and is designed to be used for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank and income retention. Approximately $737,000 of additional Federal Home Loan Bank advances were available at the end of 1999 based on ChoiceOne's mortgage loan collateral at the Federal Home Loan Bank. The Bank also used a national rate service in 1997, 1998 and 1999 for certificates of deposit to help meet cash flow requirements.

The Bank's Asset/Liability Management Committee monitors liquidity and loan growth funding issues. Management anticipated that liquidity could be an issue in late 1999 due to depositor concerns with the Year 2000. Management believed that some depositors might convert their balances to immediately available funds and others may remove their deposits from the Bank and convert them to cash. Management communicated to ChoiceOne's customers in late 1999 that their funds were safe. Extra cash was maintained at the Bank's branches to handle depositor requests for funds. An insignificant amount of deposits were withdrawn in late 1999 by depositors who stated that their withdrawals were Year 2000 related.

Table 4 -- Maturities and Repricing Schedule

	December 31, 1999
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Loans	$ 39,094	$ 18,736	$ 96,582	$ 13,568	$ 167,980
Interest-bearing deposits with banks	5	--	--	--	5
Taxable securities	3,354	1,208	2,753	358	7,673
Nontaxable securities	--	615	1,681	5,274	7,570
Rate-sensitive assets	42,453	20,559	101,016	19,200	183,228

Liabilities
Interest-bearing transaction accounts	26,343	--	--	--	26,343
Savings deposits	7,641	--	--	--	7,641
Time deposits	12,488	32,999	33,382	--	78,869
Federal Home Loan Bank advances	3,859	933	32,207	--	36,999
Other	9,544	40	160	--	9,744
Rate-sensitive liabilities	59,875	33,972	65,749	--	159,596
Rate-sensitive assets less rate-sensitive liabilities
Asset (liability) gap for the period	$(17,422)	$(13,413)	$ 35,267	$ 19,200	$ 23,632
Cumulative asset (liability) gap	$(17,422)	$(30,835)	$ 4,432	$ 23,632

Interest sensitivity is related to liquidity because each is affected by maturing assets and sources of funds. ChoiceOne's Asset/Liability Management Committee (the "ALCO") attempts to stabilize the interest rate spread and avoid possible adverse effects when unusual or rapid changes in interest rates occur. One method it uses of measuring interest rate sensitivity is the ratio of rate-sensitive assets to rate-sensitive liabilities. An asset or liability is considered to be rate-sensitive if it matures or otherwise reprices within a given time frame. Table 4 documents the maturity or repricing schedule for ChoiceOne's rate-sensitive assets and liabilities for selected time periods. One of the time frames that the ALCO used in 1999 to measure interest rate sensitivity was one year. ChoiceOne's ratio of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

rate-sensitive assets to rate-sensitive liabilities which matured or repriced within a one year time frame was 67% as of December 31, 1999, compared to 66% as of December 31, 1998, and 76% as of December 31, 1997. It is the ALCO's and management's goal to have the rate-sensitive assets to rate-sensitive liabilities ratio in a range of 80% to 120% at the one year maturity or repricing point. Management believes that the percentages at the end of 1998 and 1999 were low for two reasons. All balances of interest-bearing transaction accounts and savings deposits have been classified in the 0 to 3 month repricing category. While these deposits can reprice within this time frame, management has some control over the timing or extent of the change in interest rates on these deposits. Secondly, the growth in assets in 1997 and 1998 was funded to a large extent by short-term deposits. The ALCO plans to continue to review the ratio of rate-sensitive assets to rate-sensitive liabilities in 2000. Management plans to investigate the possibility of shortening some of its asset maturities and lengthening some of its liability maturities to move the ratio of rate-sensitive assets to rate-sensitive liabilities closer to its goal range.

Another method ChoiceOne uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. Assets and liabilities are subjected to immediate 200 basis point increases and decreases in interest rates and the effect on net income and shareholders' equity is measured. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net income to increase or decrease more than 10% and cannot cause the value of shareholders' equity to increase or decrease more than 2% of total assets. The 200 basis point interest rate shock as of December 31, 1999, caused net income to decrease 12.4% if rates increased and to increase 2.2% if rates decreased. The shock computation caused an insignificant change in the value of shareholders' equity. The ALCO plans to investigate some changes in asset and liability maturities to attempt to bring the net income shock effects within the 10% limit.

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

Raymond James & Associates, Inc.
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
April 27, 2000, at Sparta Ridgeview
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
        109 East Division Street
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

William F. Cutler, Jr.
   Former Vice President, H. H. Cutler
   Co. (Apparel Manufacturer)

Lewis G. Emmons
   President, Emmons Development,
   President, Brat Development (Real
   Estate Development)

Stuart Goodfellow
   Owner, Goodfellow Vending Services
   (Vending Company) and Goodfellow
   Blueberry Farms

Paul L. Johnson
   President, Falcon Resources, Inc.
   (Automotive and Furniture Design)

Jae M. Maxfield
   President and Chief Executive Officer,
   ChoiceOne Financial Services, Inc. and
   ChoiceOne Bank

Jon E. Pike
   C.P.A., Chairman, Beene Garter LLP
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

Thomas L. Lampen
   Treasurer

Officers
Subsidiary - ChoiceOne Bank

Jon E. Pike
   Chairman of the Board

Jae M. Maxfield
   President and Chief Executive Officer

Denis L. Crosby
   Senior Vice President - Commercial
   Sales Manager

Linda R. Pitsch
   Senior Vice President - Cashier

Keane Blaszczynski
   Vice President - Commercial Loans

Kecia A. Flynn
   Vice President - Commercial Loans

Deanne Gavalis
   Vice President - Retail Sales Manager

Karen M. Gilbert
   Vice President - Mortgage Loans

Mary Johnson
   Vice President - Human
   Resources/Internal Audit

Thomas L. Lampen
   Vice President - Chief Financial
   Officer

Daniel Mitchell
   Vice President - Commercial Loans

Sherry Conklin
   Assistant Vice President - Branch Sales
   Manager - Cedar Springs Office and
   Plainfield Office

Dean Hanson
   Assistant Vice President - Commercial
   Loans

Philip Ottinger
   Assistant Vice President - Consumer
   Loans

Paul Cooper
   Branch Sales Manager - Sparta Great
   Day Office

Nancy Jo Wade
   Branch Sales Manager - Alpine Office

Officers
Subsidiary - ChoiceOne Insurance
Agencies, Inc.

Jae M. Maxfield
   Chairman of the Board

Lawrence D. Bradford
   President

Jeffrey S. Bradford, CIC
   Vice President

Tab M. Bradford, CIC
   Vice President

Linda DeVries
   Assistant Vice President

Carlo Vanin
   General Sales Manager, Plainfield
   Office President

Linda R. Pitsch
   Secretary

Thomas L. Lampen
   Treasurer

Officers
Subsidiary - ChoiceOne Travel, Inc.

Jae M. Maxfield
   Chairman of the Board and President

Linda R. Pitsch
   Secretary

Thomas L. Lampen
   Treasurer