Form 10-K405, Exhibit 13
period 2000-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2001-03-30
CIK 803164

Exhibit 13

Choiceone Financial Services, Inc.

2000

Annual Report To Shareholders

ChoiceOne Financial Services, Inc.

2000 Annual Report to Shareholders

Contents

To Our Shareholders	1

ChoiceOne Financial Services, Inc.	1

Common Stock Information	2

Financial Highlights	3

Consolidated Financial Statements	4

Notes to Consolidated Financial Statements	8

Independent Auditors' Report	24

Management's Discussion and Analysis of Financial Condition and Results of Operations	25

Corporate and Shareholder Information	35

Directors and Officers	36

(i)

TO OUR SHAREHOLDERS

This 2000 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2000 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2000 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2000, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan) primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through five full-service offices and one drive-up facility. The Bank's wholly-owned subsidiaries, ChoiceOne Insurance Agencies, Inc., and ChoiceOne Travel, Inc., sell insurance products and travel-related products, respectively.

ChoiceOne's business is primarily concentrated in a single industry segment - commercial banking. ChoiceOne Bank is a full-service banking institution that offers a variety of deposit, payment, credit and other financial services to all types of customers. These services include time, savings, and demand deposits, safe deposit services, and automated transaction machine services. Loans, both commercial and consumer, are extended primarily on a secured basis to corporations, partnerships and individuals. Commercial lending covers such categories as business, industry, agricultural, construction, inventory and real estate. ChoiceOne Bank's consumer loan and residential mortgage loan departments make direct loans to consumers and purchasers of residential property.

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 83% of total revenues in 2000, 82% in 1999, and 80% in 1998. Interest on investment securities accounted for 5% of total revenues in 2000, 6% in 1999, and 7% in 1998.

COMMON STOCK INFORMATION

ChoiceOne's shares are traded in the over-the-counter market by several brokers. There is no well established public trading market for the shares, trading activity is infrequent, and price information is not regularly published.

The range of high and low bid information for shares of common stock for each quarterly period during the past two years is as follows:

	2000		1999
	Low	High	Low	High
First Quarter	$ 19	$ 23	$ 18	$ 22
Second Quarter	18	20	19	22
Third Quarter	15	19	21	22
Fourth Quarter	12	16	21	22

The above market prices have been adjusted where necessary to reflect the stock split declared in 2000 and the stock dividend declared in 1999. The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 23, 2001, there were 1,387,102 shares of ChoiceOne Financial Services, Inc., common stock issued and outstanding. These shares were held of record by 682 shareholders.

The following table summarizes cash dividends paid per share of common stock during 2000 and 1999:

	2000	1999
First Quarter	$ 0.17	$ 0.15
Second Quarter	0.18	0.17
Third Quarter	0.18	0.17
Fourth Quarter	0.18	0.17
Totals	$ 0.71	$ 0.66

The above dividend per share amounts have been adjusted where necessary to reflect the stock split declared in 2000 and the stock dividend declared in 1999. ChoiceOne's principal source of funds to pay cash dividends are the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current regulations (see Note 16 to the Consolidated Financial Statements). Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2001.

ChoiceOne Financial Services, Inc.
FINANCIAL HIGHLIGHTS

	2000	1999	1998	1997	1996
For the year (dollars in thousands)
Net interest income	$8,032	$7,699	$7,207	$6,315	$5,754
Provision for loan losses	1,075	625	730	539	523
Noninterest income	2,354	1,984	1,993	1,769	1,555
Noninterest expense	7,111	6,219	5,675	5,176	4,436
Income before income taxes	2,200	2,839	2,795	2,369	2,350
Income tax expense	674	887	873	632	655
Net income	1,526	1,952	1,922	1,737	1,695
Cash dividends declared	981	909	846	783	663

Per share*
Net income	$1.10	$1.41	$1.37	$1.23	$1.20
Cash dividends	0.71	0.66	0.60	0.55	0.47
Shareholders' equity (at year end)	12.69	12.20	11.67	11.02	10.30

Average for the year (dollars in thousands)
Securities	$14,413	$18,062	$20,912	$22,157	$22,520
Gross loans	172,762	149,402	133,279	118,369	94,461
Deposits	133,144	123,006	113,970	100,815	95,210
Federal Home Loan Bank advances	36,786	28,019	26,016	25,425	9,385
Shareholders' equity	17,366	16,572	16,001	14,998	14,129
Assets	197,751	177,279	163,257	148,652	123,134

At year end (dollars in thousands)
Securities	$14,153	$15,126	$20,171	$19,842	$22,977
Gross loans	175,776	167,980	140,775	127,776	110,079
Deposits	137,704	127,553	122,332	107,492	95,606
Federal Home Loan Bank advances	36,207	36,999	26,650	26,114	25,200
Shareholders' equity	17,589	16,888	16,141	15,537	14,537
Assets	201,194	193,107	170,602	156,329	141,731

Ratios (in percentages)
Return on average assets	0.77%	1.10%	1.18%	1.17%	1.38%
Return on average shareholders' equity	8.79	11.78	12.01	11.58	12.00
Cash dividend payout	64.29	46.57	44.02	45.08	39.12
Shareholders' equity to assets (at year end)	8.74	8.75	9.46	9.94	10.26

* Per share amounts are retroactively adjusted for the effect of stock dividends and stock splits.

ChoiceOne Financial Services, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31
	2000	1999
Assets
Cash and due from banks	$4,896,000	$3,998,000
Securities available for sale	11,533,000	12,521,000
Other securities	2,620,000	2,605,000
Loans held for sale	458,000	1,288,000
Loans, net	173,217,000	164,785,000
Premises and equipment, net	5,365,000	4,914,000
Other assets	3,105,000	2,996,000
Total assets	$201,194,000	$193,107,000

Liabilities
Deposits -- noninterest bearing	$13,155,000	$14,701,000
Deposits - interest bearing	124,549,000	112,852,000
Federal funds purchased and repurchase agreements	7,549,000	9,527,000
Federal Home Loan Bank advances	36,207,000	36,999,000
Mandatory redeemable shares under Employee Stock Ownership Plan, at fair value	6,000	--
Other liabilities	2,139,000	2,140,000
Total liabilities	183,605,000	176,219,000

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	--	--
Common stock; shares authorized: 4,000,000; shares outstanding:
1,385,609 in 2000 after reduction for 462 mandatory redeemable shares under
Employee Stock Ownership Plan and 1,106,391 in 1999	13,317,000	13,264,000
Unallocated shares held by 401(k) and Employee Stock Ownership Plan	(82,000)	--
Retained earnings	4,222,000	3,677,000
Accumulated other comprehensive income	132,000	(53,000)
Total shareholders' equity	17,589,000	16,888,000
Total liabilities and shareholders' equity	$201,194,000	$193,107,000

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31
	2000	1999	1998
Interest income
Loans, including fees	$16,050,000	$13,698,000	$12,851,000
Securities
Taxable	474,000	609,000	705,000
Nontaxable	396,000	385,000	436,000
Other	2,000	1,000	18,000
Total interest income	16,922,000	14,693,000	14,010,000

Interest expense
Deposits	6,048,000	4,853,000	4,876,000
Federal funds purchased and repurchase agreements	440,000	376,000	211,000
Federal Home Loan Bank advances	2,387,000	1,734,000	1,650,000
Long-term debt	15,000	31,000	66,000
Total interest expense	8,890,000	6,994,000	6,803,000

Net interest income	8,032,000	7,699,000	7,207,000
Provision for loan losses	1,075,000	625,000	730,000
Net interest income after provision for loan losses	6,957,000	7,074,000	6,477,000

Noninterest income
Customer service fees	611,000	588,000	503,000
Net gains or losses on sales of securities	--	4,000	35,000
Insurance commission income	1,325,000	1,020,000	911,000
Mortgage loan sales and servicing	155,000	177,000	419,000
Other income	263,000	195,000	125,000
Total noninterest income	2,354,000	1,984,000	1,993,000

Noninterest expense
Salaries and benefits	3,414,000	3,099,000	2,948,000
Occupancy expense	1,270,000	1,069,000	888,000
Computer service expense	184,000	185,000	155,000
Other expense	2,243,000	1,866,000	1,684,000
Total noninterest expense	7,111,000	6,219,000	5,675,000

Income before income tax	2,200,000	2,839,000	2,795,000
Income tax expense	674,000	887,000	873,000

Net income	$1,526,000	$1,952,000	$1,922,000

Basic earnings per common share and earnings per
common share assuming dilution	$1.10	$1.41	$1.37

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

	Common Stock	Unallocated Shares	Retained Earnings	Accumulated Other Comprehensive Income	Total

Balance, start of 1998	$12,375,000	$--	$2,994,000	$ 68,000	$15,537,000
Comprehensive income
Net income	--	--	1,922,000	--	1,922,000
Net change in unrealized gain (loss)	--	--	--	79,000	79,000
Total comprehensive income					2,001,000

32,179 shares of stock repurchased	(629,000)	--	--	--	(629,000)
5,628 shares of stock issued for employee benefit plans and directors' compensation	89,000	--	--	--	89,000
Fractional shares paid for 5% stock dividend in March 1998	(11,000)	--	--	--	(11,000)
Cash dividends ($0.60 per share)	--	--	(846,000)	--	(846,000)
Balance, end of 1998	11,824,000	--	4,070,000	247,000	16,141,000

Comprehensive income
Net income	--	--	1,952,000	--	1,952,000
Net change in unrealized gain (loss)	--	--	--	(300,000)	(300,000)
Total comprehensive income					1,652,000

5% stock dividend in June 1999	1,430,000	--	(1,436,000)	--	(6,000)
6,007 shares of stock repurchased	(131,000)	--	--	--	(131,000)
6,802 shares of stock issued for employee benefit plans and directors' compensation	141,000	--	--	--	141,000
Cash dividends ($0.66 per share)	--	--	(909,000)	--	(909,000)
Balance, end of 1999	13,264,000	--	3,677,000	(53,000)	16,888,000

Comprehensive income
Net income	--	--	1,526,000	--	1,526,000
Net change in unrealized gain (loss)	--	--	--	185,000	185,000
Total comprehensive income					1,711,000

Fractional shares paid for five-for-four stock split in May 2000	(4,000)	--	--	--	(4,000)
5,113 shares of stock repurchased	(92,000)	--	--	--	(92,000)
7,438 shares of stock issued for employee benefit plans, directors' compensation, and dividend reinvestment	157,000	--	--	--	157,000
4,625 shares of stock purchased by Employee Stock Ownership Plan	--	(91,000)	--	--	(91,000)
462 shares committed to be released under the Employee Stock Ownership Plan	(2,000)	9,000	--	--	7,000
Change in common shares subject to
repurchase	(6,000)	--	--	--	(6,000)
Cash dividends ($0.71 per share)	--	--	(981,000)	--	(981,000)
Balance, end of 2000	$13,317,000	$(82,000)	$4,222,000	$ 132,000	$17,589,000

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31
	2000	1999	1998
Cash flows from operating activities:
Net income	$1,526,000	$1,952,000	$1,922,000
Reconciling items:
Net securities gains	--	(4,000)	(35,000)
Net gain on sales of loans	(86,000)	(114,000)	(268,000)
Loans originated for sale	(11,779,000)	(7,289,000)	(22,993,000)
Proceeds from loan sales	11,865,000	7,490,000	23,497,000
Provision for loan losses	1,075,000	625,000	730,000
Depreciation	650,000	513,000	381,000
Amortization	168,000	73,000	154,000
Deferred income tax benefit	(42,000)	(8,000)	(8,000)
Changes in assets and liabilities:
Interest receivable	(171,000)	(49,000)	(38,000)
Other assets	(91,000)	(419,000)	449,000
Interest payable	90,000	52,000	13,000
Other liabilities	(68,000)	302,000	(2,603,000)
Net cash from operating activities	3,137,000	3,124,000	1,201,000

Cash flows from investing activities:
Securities available for sale:
Purchases	(1,115,000)	(1,890,000)	(6,686,000)
Sales proceeds	--	274,000	1,456,000
Principal payments	2,324,000	6,085,000	4,890,000
Net change in loans	(8,677,000)	(27,753,000)	(13,633,000)
Purchase of insurance agency	--	(74,000)	--
Premises and equipment expenditures, net	(1,101,000)	(1,341,000)	(804,000)
Net cash used in investing activities	(8,569,000)	(24,699,000)	(14,777,000)

Cash flows from financing activities:
Net change in deposits	10,151,000	5,221,000	14,840,000
Net change in short-term borrowings	(1,978,000)	6,217,000	1,250,000
Proceeds from long-term debt	5,000,000	17,500,000	10,000,000
Payments on long-term debt	(5,839,000)	(7,515,000)	(9,831,000)
Issuance of common stock	157,000	141,000	89,000
Repurchase of common stock	(176,000)	(131,000)	(629,000)
Cash dividends and fractional shares from stock dividends and splits	(985,000)	(915,000)	(857,000)
Net cash from financing activities	6,330,000	20,518,000	14,862,000

Net change in cash and cash equivalents	898,000	(1,057,000)	1,286,000
Beginning cash and cash equivalents	3,998,000	5,055,000	3,769,000

Ending cash and cash equivalents	$4,896,000	$3,998,000	$5,055,000

Cash paid for interest	$8,800,000	$6,942,000	$6,790,000
Cash paid for income taxes	862,000	925,000	915,000
Loans transferred to other real estate	241,000	--	47,000

During 1998, $2,278,000 of loans were transferred from portfolio loans to loans held for sale. During 1999, $270,000 of loans were transferred from loans held for sale to portfolio loans.

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives on the straight-line method. Long-term assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

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

Goodwill
Goodwill has resulted from the purchase of insurance and travel subsidiaries. The original balance of goodwill as of the purchase date represented the difference between the fair value of assets purchased and the amount paid for the assets. Goodwill is amortized into expense on either a straight-line or an accelerated basis over the estimated life of the underlying assets. Goodwill is periodically reviewed for impairment. If impairment is indicated, the balance is adjusted to the discounted amount.

Loan Servicing Rights
Servicing rights represent the allocated value of servicing rights on loans sold with servicing retained. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Repurchase Agreements
Substantially all repurchase agreement liabilities represent amounts advanced by deposit clients that are not covered by federal deposit insurance and are secured by securities owned by ChoiceOne.

Benefit Plans
Incentive compensation plans pay bonuses based on departmental or group performance in addition to equity goals set by the Board of Directors. The Bank's 401(k) savings and retirement plan allows participant contributions of up to 15% of compensation. Contributions to the 401(k) savings and retirement plan by the Bank are discretionary. The Bank provides certain health insurance benefits to retired employees. These postretirement benefits are accrued during the years in which the employee provides services.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank's 401(k) savings and retirement plan includes an employee stock ownership plan (the "ESOP"). The cost of shares issued to the ESOP but not yet allocated to participants is presented as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings while dividends on unallocated ESOP shares are reflected as a reduction of debt and accrued interest. Upon distribution of shares to a participant, the participant has the right to require ChoiceOne to purchase shares at their fair value in accordance with the terms and conditions of the ESOP. As such, these shares are not classified in shareholders' equity as permanent equity.

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

Off-Balance Sheet Financial Instruments
Off-balance sheet financial instruments represent credit instruments, such as loan commitments, lines of credit, and standby letters of credit. The face amount of credit instruments represents the exposure to loss assuming the customer borrows the funds and the collateral or ability to repay is worthless.

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

Shareholders' Equity
As of December 31, 2000, ChoiceOne's common stock had no par value and 4,000,000 shares were authorized. ChoiceOne also has 100,000 shares of preferred stock authorized. Transfers at fair value from retained earnings are made for stock dividends.

Dividend Restrictions
Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the Bank to ChoiceOne or by ChoiceOne to its shareholders.

Earnings Per Share
Earnings per common share ("EPS") is based on weighted-average common shares outstanding. The weighted average number of shares used in the computation of basic and diluted earnings per common share include the shares allocated to the ESOP in 2000. Diluted EPS further assumes issue of any dilutive potential common shares. EPS has been restated for stock dividends and splits.

Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, which are more fully documented in Note 18 to the financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Reclassifications
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform with the 2000 presentation.

Accounting Pronouncements
Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless the derivatives are designated as hedges, changes in their fair values will be recorded in the consolidated income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Implementation of this standard on January 1, 2001 did not have an effect on ChoiceOne's conslidated financial position.

Note 2 -- Acquisition of Subsidiaries

Effective September 1, 1999, the Insurance Agency purchased InsuranceSource, Inc., an insurance agency located in Grand Rapids, Michigan. The transaction was accounted for as a purchase. Cash and a note payable were paid for all of the outstanding shares of InsuranceSource, Inc. Payments totaling $102,000 had been paid through December 31, 2000. The note payable includes payments due in each of the next three years. The amount of the payments will be based on the retained business of InsuranceSource, Inc. The amount of the remaining payments could cause an increase or decrease in goodwill originating from the purchase. Th results from the operations of InsuranceSource have had an immaterial impact on the consolidated financial statements.

Note 3 -- Securities

Information regarding securities available for sale at year-end follows:

	December 31, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
States and municipalities	$8,269,000	$167,000	$(19,000)	$8,417,000
Mortgage-backed securities	3,066,000	50,000	--	3,116,000
Total	$11,335,000	$217,000	$(19,000)	$11,533,000

	December 31, 1999
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries and U.S. Government agencies	$750,000	$--	$(1,000)	$749,000
States and municipalities	7,794,000	60,000	(137,000)	7,717,000
Mortgage-backed securities	4,058,000	24,000	(27,000)	4,055,000
Total	$12,602,000	$84,000	$(165,000)	$12,521,000

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 1998
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries and U.S. Government agencies	$4,264,000	$18,000	$(1,000)	$4,281,000
States and municipalities	8,324,000	341,000	--	8,665,000
Mortgage-backed securities	4,350,000	31,000	(16,000)	4,365,000
Total	$16,938,000	$390,000	$(17,000)	$17,311,000

Other securities consisted of the following as of December 31:

	2000	1999	1998
Federal Reserve Bank stock	$256,000	$241,000	$241,000
Federal Home Loan Bank stock	2,364,000	2,364,000	2,364,000
Total	$2,620,000	$2,605,000	$2,605,000

Contractual maturities of securities available for sale at December 31, 2000, follow:

	Amortized Cost	Fair Value
Due within one year	$791,000	$789,000
Due after one year through five years	2,013,000	2,040,000
Due after five years through ten years	3,739,000	3,811,000
Due after ten years	1,726,000	1,777,000
Total	8,269,000	8,417,000
Mortgage-backed securities not due at a specific date	3,066,000	3,116,000
Total	$11,335,000	$11,533,000

Information regarding sales of available for sale securities follows:

	2000	1999	1998
Proceeds from sales of securities	$--	$274,000	$1,456,000
Gross realized gains	--	4,000	36,000
Gross realized losses	--	--	1,000

Various securities were pledged as collateral for securities sold under agreements to repurchase. The balance of the repurchase agreements was less than the collateral balance as of the end of the years presented. The fair value of securities pledged as collateral at December 31 was as follows:

	2000	1999
Securities sold under agreements to repurchase	$4,539,000	$3,450,000

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4-- Loans

Loan information at year-end or for the year follows:

	2000	1999
Loan Components
Commercial	$61,917,000	$59,747,000
Agricultural	7,358,000	8,777,000
Real estate mortgage -- construction	6,555,000	4,399,000
Real estate mortgage -- residential	65,778,000	58,884,000
Consumer	33,710,000	34,885,000
Total loans before allowance for loan losses	175,318,000	166,692,000
Less allowance for loan losses	2,101,000	1,907,000
Loans, net	$173,217,000	$164,785,000

Loans Held for Sale
Commercial loans	$458,000	$79,000
Residential real estate mortgage loans	--	1,209,000
Total	$458,000	$1,288,000

Loans Serviced for Others
Commercial and agricultural loans	$6,208,000	$5,417,000
Residential real estate mortgage loans	35,387,000	37,462,000
Total loans serviced for others	$41,595,000	$42,879,000

Loan Servicing Rights
Beginning of year	$193,000	$167,000
Originations	19,000	83,000
Amortization	(66,000)	(57,000)
End of year	$146,000	$193,000

Loans to Related Parties
Beginning of year	$2,736,000	$1,573,000
New loans	1,050,000	1,281,000
Repayments	(932,000)	(364,000)
Other changes	(5,000)	246,000
End of year	$2,849,000	$2,736,000

Cost of Loans Pledged for Borrowings
Commercial loans pledged for line of credit with Federal Reserve Bank	$59,497,000	$57,158,000
Commercial loans pledged for secured loan borrowings	170,000	200,000
Residential real estate mortgage loans pledged for Federal Home Loan Bank advances	57,129,000	51,884,000
Total	$116,796,000	$109,242,000

Other Real Estate Owned
Balance as of end of year	$139,000	$15,000

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 -- Allowance for Loan Losses

An analysis of changes in the allowance for loan losses follows:

	2000	1999	1998
Beginning of year balance	$1,907,000	$1,851,000	$1,567,000
Provision charged to expense	1,075,000	625,000	730,000
Recoveries credited to the allowance	100,000	77,000	79,000
Loans charged off	(981,000)	(646,000)	(525,000)
End of year balance	$2,101,000	$1,907,000	$1,851,000

Information regarding impaired loans as of and for the year ended December 31 follows:

	2000	1999	1998
Loans with no allowance allocated at year end	$289,000	$463,000	$2,194,000
Loans with allowance allocated at year end	635,000	366,000	559,000
Amount of allowance for loan losses allocated at year end	189,000	148,000	244,000
Average balance during the year	1,070,000	1,238,000	2,326,000
Interest income recognized thereon	79,000	69,000	270,000
Cash-basis interest income recognized	71,000	59,000	283,000

Note 6 -- Restricted Cash

Restrictions on Cash Balances	2000	1999
Actual amount of cash subject to restrictions for reserve requirements at December 31	$742,000	$803,000

Note 7 -- Premises & Equipment

	2000	1999
Land and land improvements	$750,000	$734,000
Leasehold improvements	636,000	288,000
Buildings	4,204,000	3,731,000
Equipment	3,526,000	2,991,000
Construction in progress	--	291,000
Total cost	9,116,000	8,035,000
Accumulated depreciation	(3,751,000)	(3,121,000)
Premises and equipment, net	$5,365,000	$4,914,000

Depreciation expense charged to operations was $650,000, $513,000, and $381,000 for 2000, 1999, and 1998, respectively.

Note 8 -- Deposits

Deposit information as of year-end follows:
	2000	1999
Certificates of deposit issued in denominations of $100,000 or more	$31,483,000	$23,589,000

Related party deposits	$3,603,000	$1,901,000

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Scheduled maturities of certificates of deposit:	2000	1999
2000		$45,486,000
2001	$62,690,000	22,585,000
2002	16,282,000	6,661,000
2003	4,277,000	878,000
2004	2,185,000	3,259,000
2005	3,532,000
Total	$88,966,000	$78,869,000

The total of certificates of deposit that were acquired through a national rate service was $22,738,000 at December 31, 2000, compared to a balance of $18,543,000 at December 31, 1999. The average interest rate on the national market certificates of deposit was 6.80% with maturities ranging from 2001 to 2005 as of December 31, 2000.

Note 9 -- Income Taxes

Information as of year-end and for the year follows:

Provision for Income Taxes	2000	1999	1998
Current federal income tax expense	$716,000	$895,000	$881,000
Deferred federal income tax benefit	(42,000)	(8,000)	(8,000)
Income tax expense	$674,000	$887,000	$873,000

Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$748,000	$965,000	$950,000
Tax exempt interest income	(144,000)	(140,000)	(159,000)
Nondeductible interest expense	27,000	24,000	29,000
Other items	43,000	38,000	53,000
Income tax expense	$674,000	$887,000	$873,000

Components of Deferred Tax Assets and Liabilities	2000	1999
Deferred tax assets:
Allowance for loan losses	$522,000	$503,000
Deferred loan costs	95,000	98,000
Postretirement benefits obligation	56,000	52,000
Deferred compensation	42,000	48,000
Unrealized depreciation on securities available for sale	--	28,000
Other	38,000	30,000
Total deferred tax assets	753,000	759,000

Deferred tax liabilities:
Depreciation	202,000	228,000
Unrealized appreciation on securities available for sale	68,000	--
Loan servicing rights	50,000	67,000
Other	20,000	12,000
Total deferred tax liabilities	340,000	307,000
Net deferred tax asset	$413,000	$452,000

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 2000 and 1999.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 -- Employee Benefit Plans

Information below relates to the Company's expense towards the employee's 401(k) savings plan and the incentive based compensation program.

Employee Benefit Plan Expenses

	2000	1999	1998
401(k) savings plan	$--	$--	$9,000
Incentive bonus plan	98,000	145,000	169,000

An employee stock ownership plan (the "ESOP") was established for the benefit of substantially all employees. The ESOP borrowed $91,000 from the Bank and used the funds to acquire 3,700 shares of ChoiceOne common stock at $24.50 per share. The five-for-four stock split paid in May 2000 cause the number of shares held by the ESOP to increase to 4,625 shares and the price per share to decrease from $24.50 to $19.60 per share.

Shares issued to the ESOP are committed to be released based on the number of unallocated shares held immediately before release for the current year multiplied by a fraction. The numerator of the fraction is the amount of principal and interest paid. The denominator of the fraction is the sum of the numerator plus the principal and interest to be paid for all future periods. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from ChoiceOne's contributions to the ESOP and earnings on ESOP assets. Principal and interest payments are scheduled to occur in semi-annual amounts of $11,000 over a five-year period. The balance of the loan was $84,000 at December 21, 2000. An employee becomes fully vested upon completion of six years of qualifying service. Upon withdrawal from the Plan, participants are entitled to a distribution in cash or ChoiceOne stock, or both.

During 2000, 462 shares of stock with an average fair value of $16.00 per share were committed to be released. These shares will be distributed to ESOP participants in early 2001. Total ChoiceOne stock held by the ESOP at December 31, 2000 was 4,625 shares, of which 462 shares were allocated to participants and 4,163 shares were unallocated. The fair value of unallocated shares at December 31, 2000 was $59,000.

Postretirement Benefits Plan
Information regarding the postretirement benefits plan as of year-end and for the year follows:

	2000	1999	1998
Accumulated benefit obligation	$112,000	$139,000	$137,000
Accrued benefit cost	155,000	154,000	152,000
Postretirement benefit expense	1,000	2,000	3,000
Employer contributions	18,000	18,000	15,000
Participant contributions	28,000	26,000	23,000
Benefits paid	45,000	42,000	38,000
Actuarial assumption - discount rate on benefit obligation	8%	7%	7%

The trend for annual increases in health care costs was assumed to be 11.5% for the year beginning January 1, 2001, dropping to 5.5% for 2006 and each year thereafter. The effect of a 1% increase or decrease in the assumed health care cost trend rate would have an immaterial impact on the combined service and interest cost components of net periodic postretirement health care benefits cost and the accumulated benefit obligation for health care benefits.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Stock Options

The following pro forma information presents net income and earnings per share for 2000, 1999 and 1998 had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options in 2000, 1999 and 1998.

	2000	1999	1998
Net income as reported	$1,526,000	$1,952,000	$1,922,000
Pro forma net income	1,518,000	1,945,000	1,914,000

Basic earnings per common share and diluted earnings per common share
as reported	1.10	1.41	1.37
Pro forma basic earnings per common share and diluted earnings per
Common share	1.10	1.40	1.36

In future years, the pro forma effect of not applying the fair value method may increase if additional options are granted.

ChoiceOne's stock option plan is used to reward key employees and provide them with an additional equity interest in ChoiceOne. Options were issued in 1997 for 10 year periods with vesting occurring over a four year period. No options were granted in 1998, 1999 or 2000. At December 31, 2000, a total of 55,125 shares were authorized for stock option grants, of which 41,344 were available for future grants. Information about option grants follows:

	Number of options	Weighted-average exercise price	Weighted-average fair value of grants

Options outstanding and exercisable at end of 2000	13,781	$14.51	$2.57

The fair value of options granted during 1997 was estimated using the following weighted-average information: risk-free interest rate of 6.53%, expected life of 8.5 years, expected annual volatility of stock price of 10.0%, and expected cash dividends of 3.5% per year. Information regarding stock options has been adjusted for the effect of stock dividends and stock splits.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 -- Federal Home Loan Bank Advances

Advances from the Federal Home Loan Bank have fixed interest rates ranging from 5.53% to 7.25% with an average interest rate of 6.41%. Maturities as of December 31, 2000 ranged from January 2001 to April 2005. Advances were secured by specific mortgage loans with a carrying value of approximately $57,129,000 at December 31, 2000. Penalties are charged on advances that are paid prior to maturity; however, no advances were paid prior to maturity in 2000 or 1999.

The scheduled maturities of Federal Home Loan Bank advances at December 31, 2000, follow:

2001	$5,215,000
2002	12,926,000
2003	13,066,000
2004	4,000,000
2005	1,000,000
Total	$36,207,000

Note 13 - Leases and Other Commitments

Following is lease and other commitment information:

	2000	1999	1998

Lease rental expense	$125,000	$112,000	$97,000

Future minimum operating lease commitments as of December 31, 2000, follow:

2001	$119,000
2002	119,000
2003	44,000
2004	23,000
2005	10,000
Total	$315,000

Lease commitments include $65,000 to a related party in the years 2001 and 2002.

Future minimum computer processing commitments as of December 31, 2000, were $120,000 for the year 2001.

Note 14 - Shareholders' Equity and Earnings Per Share

Information regarding shareholders' equity as of year-end and for the year follows:

Common Stock	2000	1999	1998
Shares authorized	4,000,000	2,000,000	2,000,000
Shares outstanding	1,386,071	1,382,989	1,382,437
Issued during the year	285,030	72,403	779,411
Repurchased during the year	5,113	6,007	32,179

Shares of common stock issued for the purposes of stock dividends and stock splits totaled 277,592 in 2000, 65,601 in 1999 and 773,783 in 1998. Shares in the above table have been adjusted for stock dividends and splits.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The factors used in the earnings per share computation follow:

Basic	2000	1999	1998
Net income	$1,526,000	$1,952,000	$1,922,000

Weighted average common shares outstanding	1,382,199	1,384,413	1,406,651

Basic earnings per common share	$1.10	$1.41	$1.37

Diluted	2000	1999	1998
Net income	$1,526,000	$1,952,000	$1,922,000

Weighted average common shares outstanding	1,382,199	1,384,413	1,406,651
Plus dilutive effect of assumed exercises of stock options	2,488	2,798	691

Average shares and dilutive potential common shares	1,384,687	1,387,211	1,407,342

Diluted earnings per common share	$1.10	$1.41	$1.37

Weighted average common shares outstanding for purposes of computing earnings per share have been adjusted for stock dividends and stock splits.

Note 15 - Other Comprehensive Income

Other comprehensive income components and related taxes follow:

	2000	1999	1998
Unrealized holding gains and losses on available-for-sale securities	$279,000	$(459,000)	$155,000
Reclassification adjustments for gains included in net income	--	(4,000)	(35,000)

Net unrealized gains and losses	279,000	(455,000)	120,000
Tax effect	(94,000)	155,000	(41,000)

Total other comprehensive income	$185,000	$(300,000)	$79,000

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 -- Condensed Financial Statements of Parent Company

Condensed Balance Sheets

	December 31
	2000	1999
Assets
Cash	$219,000	$265,000
Securities available for sale	8,000	8,000
Other assets	--	2,000
Investment in ChoiceOne Bank	17,373,000	16,627,000
Total assets	$17,600,000	$16,902,000

Liabilities
Mandatory redeemable shares under Employee Stock Ownership Plan, at fair value	6,000	--
Other liabilities	5,000	14,000
Total liabitilies	11,000	14,000

Shareholders' equity	17,589,000	16,888,000

Total liabilities and shareholders' equity	$17,600,000	$16,902,000

Condensed Statements of Income

	Years Ended December 31
	2000	1999	1998
Dividends from ChoiceOne Bank	$1,018,000	$797,000	$1,821,000
Other expenses	82,000	58,000	88,000
Income before income tax and equity in undistributed net
income of subsidiary	936,000	739,000	1,733,000
Income tax benefit	29,000	20,000	29,000
Income before equity in undistributed net income of subsidiary	965,000	759,000	1,762,000
Equity in undistributed net income of subsidiary	561,000	1,193,000	160,000
Net income	$1,526,000	$1,952,000	$1,922,000

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Cash Flows

	Years Ended December 31
	2000	1999	1998
Cash flows from operating activities:
Net income	$1,526,000	$1,952,000	$1,922,000
Reconciling items:
Equity in undistributed net income of subsidiary	(561,000)	(1,193,000)	(160,000)
Changes in other assets	2,000	(1,000)	1,000
Changes in liabilities	(9,000)	14,000	--
Net cash from operating activities	958,000	772,000	1,763,000

Cash flows from financing activities:
Issuance of stock	157,000	141,000	89,000
Dividends paid	(985,000)	(915,000)	(857,000)
Repurchase of stock	(176,000)	(131,000)	(629,000)
Net cash used in financing activities	(1,004,000)	(905,000)	(1,397,000)

Net change in cash and cash equivalents	(46,000)	(133,000)	366,000
Beginning cash and cash equivalents	265,000	398,000	32,000
Ending cash and cash equivalents	$219,000	$265,000	$398,000

Amount of dividends that could be paid from ChoiceOne Bank without regulatory approval	$7,911,000

Note 17 -- Financial Instruments

Financial instruments as of year-end were as follows:

	2000		1999
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$4,896,000	$4,896,000	$3,998,000	$3,998,000
Securities available for sale	11,533,000	11,533,000	12,521,000	12,521,000
Other securities	2,620,000	2,620,000	2,605,000	2,605,000
Loans held for sale	458,000	479,000	1,288,000	1,324,000
Loans, net	173,217,000	171,903,000	164,785,000	164,959,000

Liabilities:
Demand, savings and money market deposit accounts	48,738,000	48,738,000	48,684,000	48,684,000
Time deposits	88,966,000	89,177,000	78,869,000	78,921,000
Federal funds purchased and repurchase agreements	7,549,000	7,549,000	9,527,000	9,527,000
FHLB advances and long-term debt	36,377,000	36,035,000	37,199,000	37,176,000

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described later in this paragraph. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on the rates charged at year-end for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The estimated fair value for time deposits and long-term debt is based on the rates paid at year-end for new deposits or new long-term debt, applied until maturity. The estimated fair value for other financial instruments and off-balance-sheet loan commitments are considered nominal.

Note 18 -- Regulatory Capital

ChoiceOne Financial Services, Inc. and ChoiceOne Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end, the capital requirements were met. Both ChoiceOne and the Bank met the requirements to be considered well capitalized as of December 31, 2000 and 1999. Actual capital levels (in thousands) and minimum required levels (in thousands) were as follows:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2000
Total capital (to risk weighted assets)
Consolidated	$18,980	12.5%	$12,147	8.0%	$15,184	10.0%
Bank	18,755	12.4%	12,147	8.0%	15,183	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	17,057	11.2%	6,074	4.0%	9,110	6.0%
Bank	16,864	11.1%	6,073	4.0%	9,110	6.0%
Tier 1 capital (to average assets)
Consolidated	17,057	8.5%	7,990	4.0%	9,988	5.0%
Bank	16,864	8.4%	7,990	4.0%	9,988	5.0%

December 31, 1999
Total capital (to risk weighted assets)
Consolidated	$18,120	12.4%	$11,664	8.0%	$14,580	10.0%
Bank	17,859	12.3%	11,664	8.0%	14,580	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	16,297	11.2%	5,832	4.0%	8,748	6.0%
Bank	16,036	11.0%	5,832	4.0%	8,748	6.0%
Tier 1 capital (to average assets)
Consolidated	16,297	8.7%	7,522	4.0%	9,402	5.0%
Bank	16,036	8.5%	7,521	4.0%	9,402	5.0%

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 -- Quarterly Financial Data (Unaudited)

				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2000
First Quarter	$4,060,000	$1,982,000	$483,000	$ .35	$ .35
Second Quarter	4,178,000	1,996,000	483,000.35		.35
Third Quarter	4,324,000	2,048,000	487,000.35		.35
Fourth Quarter	4,360,000	2,006,000	73,000.05		.05

1999
First Quarter	$3,441,000	$1,779,000	$459,000	$ .33	$ .33
Second Quarter	3,559,000	1,912,000	497,000.36		.36
Third Quarter	3,739,000	1,990,000	487,000.35		.35
Fourth Quarter	3,954,000	2,018,000	509,000.37		.37

The decrease in net income in the fourth quarter of 2000 was caused by a higher level of provision for loan losses and by charge-offs of bad checks.

INDEPENDENT AUDITORS' REPORT

[CROWE CHIZEK LOGO]

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of ChoiceOne Financial Services, Inc. as of December 31, 2000 and 1999 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

/s/Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 2, 2001

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

This discussion and other sections of this annual report contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about ChoiceOne itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Summary of Operating Results

Net income for 2000 was $1,526,000, which represented a $426,000 or 22% decrease from 1999. The decrease in ChoiceOne's net income in 2000 was attributable to a higher provision for loan losses and higher noninterest expense, which was partially offset by growth in net interest income and noninterest income. The increase in the provision for loan losses was due to a higher level of loan charge-offs experienced in the year of 2000 and management's desire to increase the dollar level of the allowance for loan losses based upon risk factors and loan growth. The increase in noninterest expense resulted from higher charge-offs of bad checks, higher depreciation expense from remodeling of the Bank's main and branch offices, and general growth in other expenses. The growth in net interest income was caused by growth in the Bank's loan portfolio. The higher level of noninterest income in 2000 was primarily due to the ChoiceOne's purchase of the InsuranceSource Insurance Agency on September 1, 1999.

	Year ended December 31
	2000	1999	1998
Net interest income	$8,032,000	$7,699,000	$7,207,000
Provision for loan losses	(1,075,000)	(625,000)	(730,000)
Noninterest income	2,354,000	1,984,000	1,993,000
Noninterest expense	(7,111,000)	(6,219,000)	(5,675,000)
Income tax expense	(674,000)	(887,000)	(873,000)
Net income	$1,526,000	$1,952,000	$1,922,000

Net income in 1999 increased over 1998 by $30,000 or 2% as a result of higher net interest income and a lower provision for loan losses, which was offset by growth in noninterest expense. The growth in net interest income was due to an increase in ChoiceOne's loan portfolio. The decreased provision for loan losses was due to the fact that much of 1999's loan growth occurred in residential mortgage loans. The increase in noninterest expense was primarily due to expenses of the Bank's new branches, expenses related to remodeling of the Bank's main office, and general growth in other expenses.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Return on Average Assets and Average Shareholders' Equity

The return on average assets and return on average shareholders' equity are key performance indices that measure how effectively ChoiceOne is using its assets and its shareholders' invested capital. ChoiceOne's return on average assets for 2000 was 0.77%, compared to 1.10% for 1999 and 1.18% for 1998. The return on average shareholders' equity was 8.79%, 11.78%, and 12.01% for 2000, 1999 and 1998, respectively.

Dividends

Cash dividends declared by ChoiceOne in 2000 of $981,000 or $0.71 per share represent the nineteenth consecutive year that ChoiceOne has increased cash dividends paid to shareholders. The total cash dividends paid in 2000 represented a $72,000 or 8% increase over 1999. The cash dividend payout percentage (total cash dividends divided by net income) was 64% in 2000, compared to 47% in 1999. In addition to the cash dividends declared, ChoiceOne declared a five-for-four stock split in 2000 and a 5% stock dividend in 1999. Cash dividends per share were adjusted for the stock split and stock dividends.

Cash dividends paid in 1998 through 2000 were consistent with management's objectives regarding the capital structure of ChoiceOne. A primary objective is to continue the per share and total dollar increase in cash dividend payments to shareholders, which ChoiceOne achieved in all three years. However, management will not raise dividends above a level that it considers to be reasonable and prudent.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. Based on projected earnings for the Bank, management currently expects ChoiceOne to pay regular quarterly cash dividends to its shareholders in 2001.

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

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Table 1 -- Average Balances and Tax-Equivalent Interest Rates

				Year ended December 31
	2000			1999			1998
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Loans (1) (2)	$ 171,620	$ 16,066	9.36%	$ 149,329	$ 13,714	9.18%	$ 132,796	$ 12,869	9.69%
Taxable securities (3)	6,507	474	7.26	10,112	609	6.03	12,040	705	5.87
Nontaxable securities (1) (3)	7,907	600	7.52	7,959	583	7.45	8,879	661	7.71
Other	87	2	2.30	86	1	1.28	382	18	4.71
Interest-earning assets	186,121	17,142	9.21	167,486	14,907	8.90	154,097	14,253	9.25
Noninterest-earning assets (4)	11,576			9,793			9,160
Total assets	$ 197,697			$ 177,279			$ 163,257

Liabilities and Shareholders' Equity Interest-bearing
transaction accounts	$ 26,384	925	3.51%	$ 25,755	779	3.02%	$ 24,255	809	3.34%
Savings deposits	7,879	94	1.19	8,422	99	1.18	8,316	137	1.65
Time deposits	84,406	5,029	5.96	73,535	3,975	5.41	67,724	3,931	5.80
FHLB advances	36,786	2,387	6.49	28,019	1,734	6.19	26,016	1,650	6.34
Other	8,056	455	5.65	8,070	407	5.04	4,923	276	5.61
Interest-bearing liabilities	163,511	8,890	5.44	143,801	6,994	4.86	131,234	6,803	5.18
Demand deposits	14,466			15,294			13,675
Other noninterest-bearing liabilities	2,354			1,612			2,347
Shareholders' equity	17,366			16,572			16,001
Total liabilities and shareholders' equity	$ 197,697			$ 177,279			$ 163,257

Net interest income (tax-equivalent basis) -- interest spread		8,252	3.77%		7,913	4.04%		7,450	4.07%
Tax-equivalent adjustment (1)		(220)			(214)			(243)
Net interest income		$ 8,032			$ 7,699			$7,207
Net interest income as a percentage of earning assets (tax- equivalent basis)			4.43%			4.72%			4.83%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $662,000, $643,000 and $610,000 in 2000, 1999 and 1998, respectively.
(3)	The average balance includes the effect of unrealized gains or losses on securities, while the average rate was computed on the average amortized cost of the securities.
(4)	Noninterest-earning assets includes loans on a nonaccrual status which averaged approximately $1,087,000, $910,000 and $637,000 in 2000, 1999 and 1998, respectively.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Table 2 -- Changes in Tax-Equivalent Net Interest Income

	Year ended December 31
	2000 Over 1999			1999 Over 1998
	Total	Volume	Rate	Total	Volume	Rate
	(Dollars in Thousands)
Increase (decrease) in interest income (1)
Loans (2)	$2,352	$2,077	$275	$845	$1,542	$(697)
Taxable securities	(136)	(244)	108	(96)	(115)	19
Nontaxable securities (2)	18	12	6	(78)	(56)	(22)
Other	1	0	1	(17)	(9)	(8)
Net change in tax-equivalent income	2,235	1,845	390	654	1,362	(708)

Increase (decrease) in interest expense (1)
Interest-bearing transaction accounts	146	19	127	(30)	49	(79)
Savings deposits	(5)	(6)	1	(38)	2	(40)
Time deposits	1,054	625	429	44	323	(279)
Federal Home Loan Bank advances	653	566	87	84	124	(40)
Other	48	(1)	49	131	161	(30)
Net change in interest expense	1,896	1,203	693	191	659	(468)
Net change in tax-equivalent net interest income	$339	$642	$(303)	$463	$703	$(240)

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

Net Interest Income

Table 1 illustrates how ChoiceOne's tax-equivalent net interest income ("net margin") increased $339,000 in 2000, compared to an increase of $463,000 in 1999. Both years experienced a benefit from interest income generated by loan growth. However, changes in interest rates had a much greater negative impact in 2000 than in the prior year. The net increase in net margin due to asset and liability growth was $642,000 in 2000 compared to $703,000 in 1999. The increase in margin due to growth was caused by loans that grew $22,291,000 in 2000 compared to $16,533,000 in 1999. This caused the increase in interest income from loan growth to be $535,000 greater in 2000 than in 1999. However, the increase in loans was offset by a decline in the average balance in taxable securities and by growth in all interest-bearing liabilities categories except for savings deposits. Net margin in 2000 was also affected by a smaller amount of growth in noninterest-bearing liabilities and shareholders' equity in 2000 than in the prior year. Slightly under 4% of interest-earning asset growth was funded by noninterest-bearing liabilities and shareholders' equity in 2000, compared to a percentage of just over 10% in 1999. The decline in no-cost funding caused more of 2000's asset growth to be funded by interest-bearing liabilities than in 1999.

Table 2 illustrates how ChoiceOne's change in net margin due to fluctuations in interest rates was a decrease of $303,000 in 2000 compared to a decrease of $240,000 in 1999. The increase in general market interest rates that existed in 2000 caused the rate paid on interest-bearing liabilities to rise more than the rate earned on interest-earning assets. The difference between the 58 basis point increase in the rate paid on liabilities and the 31 basis point increase in the asset rate was a net decrease of 27 basis points, compared to a smaller decrease of 3 basis points in 1999. In contrast to 2000 when average rates were rising, average rates fell by approximately the same amount for both assets and liabilities in 1999 compared to the prior year.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ChoiceOne's management anticipates that the total dollars of net interest income may increase in 2001 due to growth in interest-earning assets. However, management believes that the effect of growth will continue to be offset by a decreasing net interest spread. Management also anticipates that loan growth may continue to exceed the funding ability of local deposits. If this occurs, additional funding may need to be provided by Federal Home Loan Bank advances, national market certificates of deposit, and other non-local sources in 2001. The higher interest rates associated with these types of funding compared to certain lower-cost local deposits may continue to narrow the interest margin earned on asset growth. The Federal Reserve Bank's Open Market Committee lowered federal funds rates 100 basis points in January 2001. This caused ChoiceOne's prime lending rate to decrease the same percentage and affected the rate earned on approximately $29,000,000 of loans. Management anticipates that this will negatively impact net margin until the rates paid on liabilities can be repriced to offset the change in loan rates. Management may investigate possible restructuring of its balance sheet in 2001 to attempt to provide additional net interest income.

Allowance and Provision For Loan Losses

Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 5 to the Consolidated Financial Statements. As indicated in Table 3, the provision for loan losses was significantly higher in 2000 than in 1999. This was in contrast to 1999 when the provision was lower than the prior year. Primary reasons for a larger provision in 2000 were a higher level of net charge-offs in 2000 than in 1999 and an increase in the balance of nonperforming loans from December 31, 1999 to December 31, 2000. ChoiceOne's management believed it was prudent as of the end of 2000 to increase the allowance for loan losses to recognize the higher level of risk in the loan portfolio. The decrease in the provision for loan losses in 1999 was believed reasonable due to the fact that residential mortgage growth comprised almost 60% of total loan growth in 1999.

Net charge-offs by loan category are shown in Table 3. The dollar amount of charge-offs in commercial loans increased slightly in 2000 compared to the prior year, while net charge-offs of construction real estate mortgage loans and consumer loans experienced significant increases. Approximately 25% of the commercial loan charge-offs and the entire construction real estate mortgage loans charge-off was related to one borrower. Approximately 60% of the consumer loan charge-offs were experienced in indirect auto loans. The ratio of net charge-offs as a percentage of loans increased from 0.38% in 1999 to 0.51% in 2000; however the allowance as a percentage of total loans is slightly higher at the end of 2000 compared to 1999.

Table 3 -- Provision and Allowance For Loan Losses

	As of and for the years ended December 31,
	2000	1999	1998
Provision for loan losses	$1,075,000	$625,000	$730,000

Net charge-offs:
Commercial loans	$282,000	$258,000	$201,000
Agricultural loans	--	2,000	--
Real estate mortgage -- construction	100,000	--	--
Consumer	499,000	309,000	245,000
Total	$881,000	$569,000	$446,000

Allowance for loan losses at year end	$2,101,000	$1,907,000	$1,851,000

Allowance for loan losses as a percentage of:
Total loans as of year end	1.20%	1.14%	1.31%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	74.53	93.05	183.89
Ratio of net charge-offs to average total loans outstanding during the year	.51	.38	.33
Loan recoveries as a percentage of prior year's charge-offs	15.52	14.67	14.98

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Based on the current state of the economy and reviews of the loan portfolio by ChoiceOne's management, management believes that the allowance for loan losses as of December 31, 2000, is adequate to absorb possible charge-offs. Management is aware that continued growth in ChoiceOne's loan portfolio may impact the total dollar of loan charge-offs in the future. However, ChoiceOne's management has reviewed its participation in certain loan areas and has made changes that it believes may positively impact the level of net loan charge-offs. Approximately $100,000 of gross charge-offs was experienced in commercial leases in 2000. Management has cut back on its involvement in this type of loan. Although the total dollar amount of charge-offs of indirect auto loans increased from $265,000 in 1999 to $354,000 in 2000, management believes that its tightening of credit standards in early 2000 may begin to positively impact charge-offs of indirect loans in 2001. ChoiceOne began to purchase sub-prime residential mortgages in 1999. Even though no charge-offs have been experienced in this type of mortgage loan, the purchase of sub-prime loans was discontinued in the fourth quarter of 2000. This change was based on the higher level of risk in the sub-prime mortgage loans compared to loans originated through the Bank's normal channels. ChoiceOne's management will monitor charge-offs, the level of nonperforming loans and loan delinquencies, and the local economy during 2001 in order to help determine the adequacy of the allowance for loan losses.

Noninterest Income

Noninterest income increased $370,000 or 19% in 2000 compared to a $9,000 or less than 1% decrease in 1999. Insurance commission income accounted for $305,000 of the income growth in 2000. This was primarily attributable to a full year of operations of the InsuranceSource Agency in 2000 compared to a partial year in 1999. The InsuranceSource Agency was purchased on September 1, 1999 and the results of its operations have been included in ChoiceOne's financial statements since that date. A decrease in mortgage loan sales and servicing income caused the slight decrease in noninterest income in 1999. Lower interest rates in 1998 caused many mortgage borrowers to refinance their loans. Higher mortgage loan rates in 1999 and 2000 caused much less refinancing activity.

ChoiceOne's management anticipates that noninterest income may grow less in 2001 than it did in 2000 due to less growth in insurance commission income. However, an increase in mortgage loan sales and servicing income is anticipated in 2001. Mortgage rates declined approximately 1% in the second half of 2000. Management believes that lower mortgage rates may stimulate refinancing by mortgage borrowers. Since virtually all long-term fixed rate mortgages are sold on the secondary market, a higher level of refinancing activity could create an increase in gains on loan sales in 2001.

Noninterest Expense

Total noninterest expense grew $892,000 or 14% in 2000 compared to a $544,000 or 10% increase in 1999. The increase in 2000 was caused by growth in all expense categories except for computer service expense. Salaries and benefits expense increased $315,000 in 2000 compared to $151,000 in 1999. Approximately $116,000 of the salaries and benefits increase in 2000 was due to the inclusion of the InsuranceSource Agency for a full year compared to four months in 1999. The remainder of the expense growth in 2000 and the increase experienced in 1999 compared to 1998 was due to staff growth and raises. The incentive bonus portion of salaries and benefits expense decreased $47,000 in 2000 after decreasing $24,000 in 1999. The decline in incentive bonus expense was caused by lower return on equity ratios in 1999 and 2000.

Occupancy expense grew $201,000 or 19% in 2000 compared to an increase of $181,000 or 20% in 1999. Growth in depreciation expense of $139,000 in 2000 and $132,000 in 1999 was the main reason for the increase in occupancy expense. The growth in depreciation expense resulted from remodeling at the Bank's main office and additions to certain of the Bank's branch offices.

Other noninterest expense increased $377,000 or 20% in 2000 after increasing $182,000 or 11% in 1999. Approximately $215,000 of the increase in 2000 was related to bad check charges and expenses related to loan charge-offs and uncollectible accounts. The year 2000 also included a $51,000 increase in consulting expenses that was primarily due to turnover in ChoiceOne's staff. The remainder of the growth in 2000's other noninterest expense was caused by increased amortization expense and by higher levels in various other expenses. Approximately $111,000 of 1999's increase in other noninterest expense resulted from assets that were abandoned as part of the Bank's main office remodeling. The remainder of the change in 1999 was due to higher levels of bad check charges and various other expenses than in the prior year.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management anticipates that noninterest expense will continue to grow in 2001. However, management believes that the level of increase may be less in 2001 than was experienced in 2000. Expenses related to bad check charges, loan charge-offs and uncollectible accounts are not expected to grow as much in 2001 as in 2000. Anticipated increases in commission expense paid as a result of mortgage refinancing activity may be offset somewhat by a lower level of growth in commissions paid on insurance commission income. Depreciation expense is expected to continue to increase in 2001 as a full year of depreciation will be realized on remodeling at the Bank's main office and certain branch offices.

Insurance and Travel Subsidiaries

InsuranceSource Agency ("InsuranceSource"), a local insurance agency, was purchased on September 1, 1999. Its operations have been included in ChoiceOne's financial results since that date and did not have a material impact on ChoiceOne's results in either 1999 or 2000. The acquisition of InsuranceSource was accounted for as a purchase transaction. A cash downpayment was paid in 1999 to the former owners of InsuranceSource. A second payment was paid in 2000 based on the retention level of existing business with three future payments scheduled for the remainder of the purchase price.

Securities

Total securities decreased $973,000 or 6% in 2000 compared to a decline of $5,045,000 or 25% in 1999. Some maturities and principal paydowns of securities were used to fund loan growth in 2000, which was consistent with 1999. The slowdown in the rate of decline in securities in 2000 was due to a lower level of maturities and principal paydowns in 2000 than in the prior year. ChoiceOne's management anticipates that the securities balance may remain steady or decline slightly in 2001. Management anticipates that securities will continue to be used as collateral for repurchase agreements and other deposit accounts as well as serve as a source of liquidity.

Loans

Total loans grew $7,796,000 or 5% in 2000 compared to an increase of $27,205,000 or 19% in 1999. All loan categories except for construction real estate mortgage loans experienced less growth in 2000 than in the prior year. Commercial loan growth fell from $7,764,000 in 1999 to $2,549,000 in 2000. Agricultural loans decreased $1,419,000 in 2000 compared to a decline of $459,000 in 1999. Demand for both commercial and agricultural loans was affected by higher interest rates in 2000. Commercial loans were also impacted by payoffs of a few large loans. Construction real estate mortgage loans grew $2,156,000 in 2000 compared to growth of $1,277,000 in 1999. A new program where ChoiceOne processes mortgage loans through the construction period and the final loan is made by another mortgage lender has contributed to the construction loan growth. Residential real estate mortgage loans increased $5,685,000 in 2000 compared to an increase of $14,482,000 in 1999. Higher mortgage interest rates in 2000 than in 1999 affected both the demand for new loans and refinancing activity. Consumer loans decreased $1,175,000 in 2000 in contrast to 1999 when the balance grew $4,141,000. Tighter credit standards for indirect auto loans caused less originations of this loan type. Higher interest rates in 2000 affected the demand for both direct and indirect consumer loans.

ChoiceOne's management intends to focus on prudent growth in all loan areas in 2001. Competition in the areas of loan rates and loan terms will continue to affect ChoiceOne's ability to achieve loan growth. Decreases in short-term loan interest rates in January 2001 may stimulate demand for commercial, agricultural, and consumer loans. Interest rates for residential real estate mortgage loans have fallen since the middle of 2000. This may help to stimulate new loan activity as well as offer refinancing opportunities for borrowers that have obtained mortgages in the last twelve to eighteen months. Management intends to use business development activities to attempt to generate demand in the commercial and agricultural loan categories. Due to increased competition for agricultural loans in the forms of price and terms, management anticipates that the agricultural loans balance may continue to decrease in 2001. Management intends to use contacts with real estate agents, advertising and other methods to continue its growth in the residential real estate financing market. Management anticipates it will continue to use special promotions and target marketing to encourage demand in direct consumer loans. Management believes that its balance of indirect consumer loans may continue to decline in 2001. This belief is based on management's emphasis on direct consumer loan growth and stringent credit standards for indirect consumer loans.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Deposits

The balance of total deposits increased $10,151,000 or 8% in 2000 compared to an increase of $5,221,000 or 4% in 1999. Local market deposits increased $5,956,000 in 2000, in contrast to 1999 where they declined $6,095,000. The main reason for the change in local market deposit growth was certificates of deposit. Local market certificates grew $5,902,000 in 2000 compared to a decrease in 1999 of $3,506,000. Management believes that more interest rate promotions in 2000 than in 1999 contributed to the higher level of growth. National market certificates of deposit grew $4,195,000 in 2000 compared to $11,316,000 of growth in 1999. Less growth in national market certificates was necessary in 2000 than in 1999 due to the higher level of local market deposit growth and the smaller amount of loan growth in 2000.

ChoiceOne intends to continue its emphasis on growth in local market deposits in 2001. Management plans to aggressively seek to attract new deposits and to retain existing deposits. Management anticipates it will offer attractive interest rates in an attempt to generate growth. Management intends to emphasize its non-certificate products in 2001 in an attempt to use the lower cost of funds of these products. As occurred in both 1999 and 2000, ChoiceOne may use national market certificates of deposit in 2001 if local market deposit growth is not sufficient to fund loan growth.

Federal Home Loan Bank Advances

Advances from the Federal Home Loan Bank ("FHLB advances") decreased by $792,000 in 2000 in contrast to a significant increase of $10,349,000 in 1999. Additional FHLB advances were not necessary in 2000 to the extent they were in 1999 due to more local market deposit growth and less loan growth in 2000 than in the prior year. ChoiceOne pledged certain residential real estate mortgages as collateral during 1999 and 2000. ChoiceOne plans to use FHLB advances in 2001 to fund loan growth to the extent allowed by mortgage growth, if needed.

Shareholders' Equity

ChoiceOne's shareholders' equity increased $707,000 in 2000 compared to an increase of $747,000 in 1999. Equity in both 1999 and 2000 experienced increases due to the retention of earnings. The net dollar difference between the issuance and repurchase of common stock was $61,000 in 2000 compared to $10,000 in 1999. ChoiceOne repurchased 5,113 shares of its common stock in 2000 compared to 6,007 shares in 1999. Management has used and intends to continue to use the repurchased stock for employee benefit plans, stock dividends, and other purposes. ChoiceOne's management anticipates that it will continue to repurchase shares of its common stock in 2001. ChoiceOne's 401(k) and employee stock ownership plan also purchased 4,625 shares of ChoiceOne's stock in 2000. Management anticipates that the stock purchased by the 401(k) and employee stock ownership plan will be used as part of ChoiceOne's retirement contributions in future years.

Note 18 to the Consolidated Financial Statements presents regulatory capital information as of the end of 2000 and 1999. ChoiceOne's capital ratios experienced virtually no change from December 31, 1999 to December 31, 2000. If opportunities for prudent asset growth present themselves in 2001, ChoiceOne's management may grow assets to a greater extent than shareholders' equity. This may cause capital to decrease as a percentage of assets. However, ChoiceOne's management and its Board of Directors do not desire to decrease ChoiceOne's capital below those levels necessary to be considered well capitalized.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Interest Rate Risk

ChoiceOne's primary market risk exposure occurs in the form of interest rate risk. Liquidity risk also can have an impact but to a lesser extent. ChoiceOne's business is transacted in U.S. dollars with no foreign exchange risk exposure. Agricultural loans comprise a small portion of ChoiceOne's total assets. Management believes that ChoiceOne's exposure to changes in commodity prices is insignificant.

Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at four of the Bank's correspondent banks. The total amount of federal funds that were available for purchase at the Bank's correspondent banks was $14,200,000 at December 31, 2000, while the Bank's actual federal funds purchased balance was $3,650,000 as of the same date. ChoiceOne established a secured line of credit with the Federal Reserve Bank of Chicago in 1999. This line is secured by ChoiceOne's commercial loans and is designed to be used for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local market deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank, national market certificates of deposit, and income retention. Approximately $6,136,000 of additional Federal Home Loan Bank advances were available at the end of 2000 based on ChoiceOne's mortgage loan collateral at the Federal Home Loan Bank. The acquisition of funds from national market certificates of deposit is not limited as long as ChoiceOne's capital to assets percentage is considered to be well capitalized.

Interest rate risk is related to liquidity because each is affected by maturing assets and sources of funds. ChoiceOne's Asset/Liability Management Committee (the "ALCO") attempts to stabilize the interest rate spread and avoid possible adverse effects when unusual or rapid changes in interest rates occur. The ALCO uses a simulation model to measure its interest rate risk. The model incorporates changes in interest rates on rate-sensitive assets and liabilities. The degree of rate sensitivity is affected by prepayment assumptions that exist in the assets and liabilities. One method the ALCO uses of measuring interest rate sensitivity is the ratio of rate-sensitive assets to rate-sensitive liabilities. An asset or liability is considered to be rate-sensitive if it matures or otherwise reprices within a given time frame. Table 4 documents the maturity or repricing schedule for ChoiceOne's rate-sensitive assets and liabilities for selected time periods.

Table 4 -- Maturities and Repricing Schedule

	December 31, 2000
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Loans	$43,080	$30,023	$89,832	$12,841	$175,776
Taxable securities	432	486	1,230	3,737	5,885
Nontaxable securities	--	641	1,524	6,103	8,268
Rate-sensitive assets	43,512	31,150	92,586	22,681	189,929

Liabilities
Demand deposits	27,775	--	--	--	27,775
Savings deposits	7,809	--	--	--	7,809
Time deposits	20,211	42,478	26,276	--	88,965
Federal Home Loan Bank advances	926	6,406	28,875	--	36,207
Repurchase agreements and federal funds sold	7,549	--	--	--	7,549
Rate-sensitive liabilities	64,270	48,884	55,151	--	168,305
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(20,758)	$(17,734)	$37,435	$22,681	$21,624
Cumulative asset (liability) gap	$(20,758)	$(38,492)	$(1,057)	$21,624

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

One of the time frames that the ALCO used in 2000 to measure interest rate sensitivity was one year. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 66% as of December 31, 2000, compared to 67% as of December 31, 1999, and 66% as of December 31, 1998. It is the ALCO's and management's goal to have the rate-sensitive assets to rate-sensitive liabilities ratio in a range of 80% to 120% at the one-year maturity or repricing point. Management believes that the ratio at the end of 2000 was low for two reasons. First, all interest-bearing demand and savings deposits have been classified in the 0 to 3 month repricing category. While these deposits can reprice within this time frame, management has some control over the timing or extent of the change in interest rates on these deposits. Second, the growth in assets in 1999 and 2000 was funded to a large extent by short-term deposits. The ALCO plans to continue to review the ratio of rate-sensitive assets to rate-sensitive liabilities in 2001. As interest rates change during 2001, the ALCO will attempt to position its asset and liabilities maturities to maximize net interest income.

Another method ChoiceOne uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. ChoiceOne used its simulation model to subject its assets and liabilities to an immediate 200 basis point increase and decrease in interest rates. The maturities of loans and mortgage-backed securities were affected by prepayment assumptions. Maturities for interest-bearing core deposits were based on their opportunity for repricing rather than an estimate of the period over which they would be outstanding. The maturities of Federal Home Loan Bank advances were based on their contractual maturity dates. In the case of variable rate assets and liabilities, ChoiceOne used their repricing dates to determine their value. The simulation model measures the effect of the interest rate shock on both net income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net income to increase or decrease more than 10% and cannot cause the value of shareholders' equity to increase or decrease more than 2% of total assets. A hypothetical 200 basis point interest rate shock as of December 31, 2000, would have caused net income to increase .1% if rates increased and to decrease 7.4% if rates decreased. The rate shock computation as of December 31, 1999 caused net income to decrease 12.4% if rates increased and to increase 2.2% if rates decreased. The difference in the effect of the rates shocks from the end of 1999 to the end of 2000 was caused by an increase in market interest rates during 2000 and by changes in the mix of ChoiceOne's assets and liabilities. The shock computation caused an insignificant change in the value of shareholders' equity at both December 31, 2000 and December 31, 1999. The ALCO plans to continue to monitor the effect of changes in interest rates on both net income and shareholders' equity and will make changes in asset and liability maturities as it believes necessary.

ChoiceOne Financial Services, Inc.
CORPORATE AND SHAREHOLDER INFORMATION

Corporate Headquarters
ChoiceOne Financial Services, Inc.
     109 East Division Street
     P.O. Box 186
     Sparta, Michigan 49345
     Phone:  (616) 887-7366
     Fax:    (616) 887-5566

Market Makers in ChoiceOne Financial
Services, Inc. Stock

Morgan Stanley Dean Witter
     Grand Rapids, Michigan
      (616) 454-8998
      (800) 788-9640

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
be held at 7:40 p.m. local time on Tuesday,
May 1, 2001, at Sparta Ridgeview
Elementary School, in
Sparta, Michigan.

Subsidiary Information

ChoiceOne Bank
Main Office
     109 East Division Street
     P.O. Box 186
     Sparta, MI 49345

Appletree Office
     416 West Division Street
     Sparta, MI 49345

Cedar Springs Office
     4170 Seventeen Mile Road
     Cedar Springs, MI 49319

Plainfield Office
     4949 Plainfield Avenue NE
     Grand Rapids, MI 49505

Sparta Great Day Office
     565 South State Street
     Sparta, MI 49345

Alpine Office
     5528 Alpine Avenue NW
     Comstock Park, MI 49321

ChoiceOne Bank is a member of the
Federal Deposit Insurance Corporation
and is an Equal Opportunity and
Housing Lender.

[HOUSING LOGO]

ChoiceOne Insurance
Agencies, Inc.
Sparta Office
     109 East Division Street
     Sparta, MI 49345

Cedar Springs Office
     4170 Seventeen Mile Road
     Cedar Springs, MI 49319

Plainfield Office
     4949 Plainfield Avenue NE
     Grand Rapids, MI 49505

ChoiceOne Travel, Inc.
Alpine Office
     5528 Alpine Avenue NW
     Comstock Park, MI 49321

ChoiceOne Financial Services, Inc.
DIRECTORS AND OFFICERS

Directors
ChoiceOne Financial Services, Inc.

Frank G. Berris
   Owner, American Gas & Oil Co., Inc.
    (Distributor of Petroleum Products)

Lawrence D. Bradford
   Former President, ChoiceOne
   Insurance Agencies, Inc.

William F. Cutler, Jr.
   Former Vice President, H. H. Cutler
   Co. (Apparel Manufacturer)

Lewis G. Emmons
   President, Emmons Development;
   President, Brat Development (Real
   Estate Development)

Stuart Goodfellow
   Owner, Goodfellow Vending Services
   (Vending Company) and Goodfellow
   Blueberry Farms

Paul L. Johnson
   President, Falcon Resources, Inc.
   (Automotive and Furniture Design)

Jon E. Pike
   C.P.A., Chairman, Beene Garter LLP
   (Certified Public Accountants)

Linda R. Pitsch
   Secretary, ChoiceOne Financial
   Services, Inc.; Senior Vice
   President and Cashier, ChoiceOne
   Bank

Andrew W. Zamiara, R.Ph.
   President and Manager, Momber
   Pharmacy and Gift Shop and Momber
   Hallmark

Officers
ChoiceOne Financial Services, Inc.

Jon E. Pike
   Chairman of the Board

Ronald L. Swanson
   President and Chief Executive Officer

Denis L. Crosby
   Vice President

Linda R. Pitsch
   Secretary

Tom Lampen
   Treasurer

Officers
Subsidiary - ChoiceOne Bank

Jon E. Pike
   Chairman of the Board

Ronald L. Swanson
   President and Chief Executive Officer

Denis L. Crosby
   Senior Vice President -- Commercial
   Sales Manager

Linda R. Pitsch
   Senior Vice President -- Cashier

Keane Blaszczynski
   Vice President - Commercial Loans

Mary Johnson
   Vice President - Human    Resources/Internal Audit

Tom Lampen
   Vice President - Chief Financial
   Officer

Karen M. Stein
   Vice President - Mortgage Loans

Edward D. Berry
   Assistant Vice President --
   Commercial Loans

Sherry Conklin
   Assistant Vice President -- Cedar
   Springs and Plainfield Offices Sales
   Manager

Jason Flanders
   Assistant Vice President -- Sparta
   Main and Alpine Offices Sales
   Manager

Dean Hanson
   Assistant Vice President -- Commercial
   Loans

Philip Ottinger
   Assistant Vice President -- Consumer
   Loans

Paul Cooper
   Branch Sales Manager - Sparta Great
   Day Office

Officers
Subsidiary - ChoiceOne Insurance
Agencies, Inc.

Ronald L. Swanson
   President

Kelly Potes
   Senior Vice President -- General
   Manager

Carlo Vanin
   Senior Vice President

Jeffrey S. Bradford, CIC
   Vice President

Tab M. Bradford, CIC
   Vice President

Dana Ransom
   Financial Services Officer --
   ChoiceOne Investment Services

Linda R. Pitsch
   Secretary

Tom Lampen
   Treasurer