Form 10-K, Exhibit 13
period 2001-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2002-04-01
CIK 803164

EXHIBIT 13

CHOICEONE FINANCIAL SERVICES, INC.

2001

ANNUAL REPORT TO SHAREHOLDERS

CHOICEONE FINANCIAL SERVICES, INC.

2001 Annual Report to Shareholders

Contents

To Our Shareholders	1

ChoiceOne Financial Services, Inc.	1

Common Stock Information	2

Financial Highlights	3

Consolidated Financial Statements	4

Notes to Consolidated Financial Statements	8

Independent Auditors' Report	23

Management's Discussion and Analysis of Financial Condition and Results of Operations	24

Corporate and Shareholder Information	32

Directors and Officers	33

(i)

TO OUR SHAREHOLDERS

This 2001 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2001 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2001 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2001, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan) primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through five full-service offices and one drive-up facility. ChoiceOne Insurance Agencies, Inc. is a wholly-owned subsidiary of ChoiceOne Bank and sells insurance and investment products. ChoiceOne Mortgage Company of Michigan, a wholly-owned subsidiary of ChoiceOne Bank, was formed on January 1, 2002.

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

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 81% of total revenues in 2001, 83% in 2000, and 82% in 1999. Interest on investment securities accounted for 5% of total revenues in 2001, 5% in 2000, and 6% in 1999.

COMMON STOCK INFORMATION

ChoiceOne's shares are traded in the over-the-counter market by several brokers. There is no well established public trading market for the shares, trading activity is infrequent, and price information is not regularly published.

The range of high and low bid information for shares of common stock for each quarterly period during the past two years is as follows:
	2001		2000
	Low	High	Low	High
First Quarter	$ 11	$ 13	$ 18	$ 22
Second Quarter	13	14	17	19
Third Quarter	13	14	14	18
Fourth Quarter	13	14	11	15

The above market prices have been adjusted where necessary to reflect the stock dividend declared in 2001 and the stock split declared in 2000. The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 14, 2002, there were 1,468,706 shares of ChoiceOne Financial Services, Inc., common stock issued and outstanding. These shares were held of record by 694 shareholders.

The following table summarizes cash dividends paid per share of common stock during 2001 and 2000:
	2001	2000
First Quarter	$ 0.17	$ 0.16
Second Quarter	0.17	0.17
Third Quarter	0.17	0.17
Fourth Quarter	0.17	0.17
Totals	$ 0.68	$ 0.67

The above dividend per share amounts have been adjusted where necessary to reflect the stock dividend declared in 2001 and the stock split declared in 2000. ChoiceOne's principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current regulations (see Note 16 to the Consolidated Financial Statements). Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2002.

FINANCIAL HIGHLIGHTS
ChoiceOne Financial Services, Inc.

	2001	2000	1999	1998	1997
For the year (dollars in thousands)
Net interest income	$7,603	$8,032	$7,699	$7,207	$6,315
Provision for loan losses	1,003	1,075	625	730	539
Noninterest income	2,646	2,354	1,984	1,993	1,769
Noninterest expense	7,198	7,111	6,219	5,675	5,176
Income before income taxes	2,048	2,200	2,839	2,795	2,369
Income tax expense	590	674	887	873	632
Net income	1,458	1,526	1,952	1,922	1,737
Cash dividends paid	995	981	909	846	783

Per share*
Basic and diluted earnings	$1.00	$1.05	$1.34	$1.30	$1.17
Cash dividends	0.68	0.67	0.63	0.57	0.52
Shareholders' equity (at year end)	12.45	12.09	11.62	11.11	10.50

Average for the year (dollars in thousands)
Securities	$15,959	$14,413	$18,062	$20,912	$22,157
Gross loans	172,018	172,762	149,402	133,279	118,369
Deposits	135,996	133,144	123,006	113,970	100,815
Federal Home Loan Bank advances	39,189	36,786	28,019	26,016	25,425
Shareholders' equity	18,058	17,366	16,572	16,001	14,998
Assets	200,555	197,751	177,279	163,257	148,652

At year end (dollars in thousands)
Securities	$20,885	$14,153	$15,126	$20,171	$19,842
Gross loans	165,823	175,776	167,980	140,775	127,776
Deposits	135,975	137,704	127,553	122,332	107,492
Federal Home Loan Bank advances	35,125	36,207	36,999	26,650	26,114
Shareholders' equity	18,273	17,589	16,888	16,141	15,537
Assets	197,791	201,194	193,107	170,602	156,329

Selected financial ratios (in percentages)
Return on average assets	0.73%	0.77%	1.10%	1.18%	1.17%
Return on average shareholders' equity	8.07	8.79	11.78	12.01	11.58
Cash dividend payout	68.24	64.29	46.57	44.02	45.08
Shareholders' equity to assets (at year end)	9.24	8.74	8.75	9.46	9.94

*  Per share amounts are retroactively adjusted for the effect of stock dividends and stock splits.

CONSOLIDATED BALANCE SHEETS
ChoiceOne Financial Services, Inc.

	December 31
	2001	2000
Assets
Cash and due from banks	$4,931,000	$4,896,000
Securities available for sale	18,265,000	11,533,000
Federal Home Loan Bank and Federal Reserve Bank stock	2,620,000	2,620,000
Loans held for sale	656,000	458,000
Loans, net	163,154,000	173,217,000
Premises and equipment, net	5,061,000	5,365,000
Other assets	3,104,000	3,105,000
Total assets	$197,791,000	$201,194,000

Liabilities
Deposits - noninterest bearing	$16,011,000	$13,155,000
Deposits - interest bearing	119,964,000	124,549,000
Repurchase agreements	4,002,000	3,899,000
Federal funds purchased	2,900,000	3,650,000
Federal Home Loan Bank advances	35,125,000	36,207,000
Mandatory redeemable shares under Employee Stock Ownership Plan, at fair value	20,000	6,000
Other liabilities	1,496,000	2,139,000
Total liabilities	179,518,000	183,605,000

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	--	--
Common stock and paid-in capital, no par value; shares authorized: 4,000,000; shares outstanding: 1,467,706 in 2001 and 1,385,609 in 2000	14,475,000	13,317,000
Unallocated shares held by 401(k) and Employee Stock Ownership Plan	(64,000)	(82,000)
Retained earnings	3,680,000	4,222,000
Accumulated other comprehensive income	182,000	132,000
Total shareholders' equity	18,273,000	17,589,000
Total liabilities and shareholders' equity	$197,791,000	$201,194,000

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
ChoiceOne Financial Services, Inc.

	Years ended December 31
	2001	2000	1999
Interest income
Loans, including fees	$15,191,000	$16,050,000	$13,698,000
Securities
Taxable	441,000	474,000	609,000
Nontaxable	419,000	396,000	385,000
Other	70,000	2,000	1,000
Total interest income	16,121,000	16,922,000	14,693,000

Interest expense
Deposits	5,851,000	6,048,000	4,853,000
Federal funds purchased and repurchase agreements	159,000	440,000	376,000
Federal Home Loan Bank advances	2,495,000	2,387,000	1,734,000
Other	13,000	15,000	31,000
Total interest expense	8,518,000	8,890,000	6,994,000

Net interest income	7,603,000	8,032,000	7,699,000
Provision for loan losses	1,003,000	1,075,000	625,000
Net interest income after provision for loan losses	6,600,000	6,957,000	7,074,000

Noninterest income
Customer service fees	724,000	611,000	588,000
Gain on sales of securities	9,000	--	4,000
Insurance commission income	1,237,000	1,325,000	1,020,000
Gain on sales of loans	385,000	97,000	155,000
Other income	291,000	321,000	217,000
Total noninterest income	2,646,000	2,354,000	1,984,000

Noninterest expense
Salaries and benefits	3,522,000	3,414,000	3,099,000
Occupancy	1,297,000	1,270,000	1,069,000
Professional services	372,000	301,000	203,000
Printing and postage	294,000	298,000	275,000
Data processing	188,000	184,000	185,000
Advertising and promotional	181,000	153,000	200,000
Other expense	1,344,000	1,491,000	1,188,000
Total noninterest expense	7,198,000	7,111,000	6,219,000

Income before income tax	2,048,000	2,200,000	2,839,000
Income tax expense	590,000	674,000	887,000

Net income	$1,458,000	$1,526,000	$1,952,000

Basic earnings per common share and earnings per
common share assuming dilution	$1.00	$1.05	$1.34

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
ChoiceOne Financial Services, Inc.

	Common Stock and Paid-in Capital	Unallocated Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, January 1, 1999	$11,824,000	$--	$4,070,000	$247,000	$16,141,000

Comprehensive income:
Net income	--	--	1,952,000	--	1,952,000
Net change in unrealized gain (loss)	--	--	--	(300,000)	(300,000)
Total comprehensive income					1,652,000

5% stock dividend in June 1999	1,430,000	--	(1,436,000)	--	(6,000)
6,307 shares of stock repurchased	(131,000)	--	--	--	(131,000)
7,142 shares of stock issued for employee benefit plans and directors' compensation	141,000	--	--	--	141,000
Cash dividends ($0.63 per share)	--	--	(909,000)	--	(909,000)

Balance, December 31, 1999	13,264,000	--	3,677,000	(53,000)	16,888,000

Comprehensive income:
Net income	--	--	1,526,000	--	1,526,000
Net change in unrealized gain (loss)	--	--	--	185,000	185,000
Total comprehensive income					1,711,000

Fractional shares paid on five-for-four stock split in May 2000	(4,000)	--	--	--	(4,000)
5,369 shares of stock repurchased	(92,000)	--	--	--	(92,000)
7,810 shares of stock issued for employee benefit plans, directors' compensation, and dividend reinvestment	157,000	--	--	--	157,000
4,856 shares of stock purchased by Employee Stock Ownership Plan	--	(91,000)	--	--	(91,000)
485 shares committed to be released under Employee Stock Ownership Plan	(2,000)	9,000	--	--	7,000
Change in common shares subject to repurchase	(6,000)	--	--	--	(6,000)
Cash dividends ($0.67 per share)	--	--	(981,000)	--	(981,000)

Balance, December 31, 2000	13,317,000	(82,000)	4,222,000	132,000	17,589,000

Comprehensive income:
Net income	--	--	1,458,000	--	1,458,000
Net change in unrealized gain	--	--	--	50,000	50,000
Total comprehensive income					1,508,000

5% stock dividend in June 2001	1,002,000	--	(1,005,000)	--	(3,000)
332 shares of stock repurchased	(5,000)	--	--	--	(5,000)
12,677 shares of stock issued for employee benefit plans, directors' compensation, and dividend reinvestment	179,000	--	--	--	179,000
972 shares committed to be released under Employee Stock Ownership Plan	(4,000)	18,000	--	--	14,000
Change in common shares subject to repurchase	(14,000)	--	--	--	(14,000)
Cash dividends ($0.68 per share)	--	--	(995,000)	--	(995,000)
Balance, December 31, 2001	$14,475,000	$(64,000)	$3,680,000	$182,000	$18,273,000

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
ChoiceOne Financial Services, Inc.

	Years ended December 31
	2001	2000	1999
Cash flows from operating activities:
Net income	$1,458,000	$1,526,000	$1,952,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	692,000	650,000	513,000
Amortization	178,000	168,000	73,000
Provision for loan losses	1,003,000	1,075,000	625,000
Gain on sales of securities	(9,000)	--	(4,000)
Gain on sales of loans	(385,000)	(97,000)	(155,000)
Loans originated for sale	(27,953,000)	(11,779,000)	(7,289,000)
Proceeds from loan sales	28,240,000	11,865,000	7,490,000
Net change in:
Accrued interest receivable and other assets	23,000	(265,000)	(435,000)
Accrued interest payable and other liabilities	(656,000)	22,000	354,000
Net cash from operating activities	2,591,000	3,165,000	3,124,000

Cash flows from investing activities:
Securities available for sale:
Purchases	(9,741,000)	(1,115,000)	(1,890,000)
Sales proceeds	1,998,000	--	274,000
Principal payments	1,035,000	2,324,000	6,085,000
Net change in loans	8,862,000	(8,677,000)	(27,753,000)
Purchase of insurance agency	(40,000)	(28,000)	(74,000)
Premises and equipment expenditures, net	(388,000)	(1,101,000)	(1,341,000)
Net cash from (used in) investing activities	1,726,000	(8,597,000)	(24,699,000)

Cash flows from financing activities:
Net change in deposits	(1,729,000)	10,151,000	5,221,000
Net change in repurchase agreements	103,000	922,000	667,000
Net change in federal funds purchased	(750,000)	(2,900,000)	5,550,000
Proceeds from Federal Home Loan Bank advances	9,750,000	5,000,000	17,500,000
Payments on Federal Home Loan Bank advances	(10,832,000)	(5,839,000)	(7,515,000)
Issuance of common stock	179,000	157,000	141,000
Repurchase of common stock	(5,000)	(176,000)	(131,000)
Cash dividends and fractional shares from stock dividends and splits	(998,000)	(985,000)	(915,000)
Net cash from (used in) financing activities	(4,282,000)	6,330,000	20,518,000

Net change in cash and cash equivalents	35,000	898,000	(1,057,000)
Beginning cash and cash equivalents	4,896,000	3,998,000	5,055,000

Ending cash and cash equivalents	$4,931,000	$4,896,000	$3,998,000

Cash paid for interest	$8,708,000	$8,800,000	$6,942,000
Cash paid for income taxes	460,000	862,000	925,000
Loans transferred to other real estate	855,000	241,000	--

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

ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency") is a wholly-owned subsidiary of the Bank. The Insurance Agency sells a full line of insurance policies such as life, health, property and casualty for both commercial and consumer clients. The Insurance Agency also offers investment products such as annuities and mutual funds. ChoiceOne Travel, Inc. (the "Travel Agency") was acquired by the Bank effective August 1, 1997. The Travel Agency sold travel-related products such as airline tickets and trips. The Travel Agency was closed by ChoiceOne on April 1, 2001.

Together, the Bank, the Insurance Agency, and the Travel Agency account for substantially all of ChoiceOne's assets, revenues and operating income.

Use of Estimates
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, ChoiceOne's management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided. Actual results may differ from these estimates. Estimates associated with the allowance for loan losses and fair values of certain financial instruments are particularly susceptible to change.

Cash and Cash Equivalents
Cash and cash equivalents are defined to include cash on hand, demand deposits with other banks, and federal funds sold. Cash flows are reported on a net basis for customer loan and deposit transactions, deposits with other financial institutions, and short-term borrowings with terms of 90 days or less.

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

Other Real Estate Owned
Real estate properties acquired in collection of a loan are recorded at the lower of cost or market value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expenses.

Goodwill
Goodwill has resulted from the purchase of insurance and travel subsidiaries. The original balance of goodwill as of the purchase date represented the difference between the fair value of assets purchased and the amount paid for the assets. Goodwill is amortized into expense on either a straight-line or an accelerated basis over the estimated period of benefit. Goodwill is periodically reviewed for impairment. If impairment is indicated, the balance is adjusted to the discounted amount.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Stock Based Compensation
Expense for employee compensation under ChoiceOne's stock option plan is reported if options are granted below market price at the grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method to measure expense for options using an option pricing model.

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

Stock Dividends
Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional shares are paid in cash for all stock dividends.

Dividend Restrictions
Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the Bank to ChoiceOne or by ChoiceOne to its shareholders.

Earnings Per Share
Earnings per common share ("EPS") is based on weighted-average common shares outstanding. The weighted average number of shares used in the computation of basic and diluted earnings per common share include the shares allocated to the ESOP in 2001 and 2000. Diluted EPS further assumes issue of any dilutive potential common shares. EPS has been restated for stock dividends and splits.

Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, which are more fully documented in Note 17 to the financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in unrealized appreciation (depreciation) on securities available for sale, net of tax, which is also recognized as a separate component of shareholders' equity.

Industry Segments
Internal financial information is primarily reported and aggregated in two lines of business: banking and insurance. The majority of ChoiceOne's income and assets are obtained from banking.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Reclassifications
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current presentation.

New Accounting Pronouncements
A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method of accounting, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at the date of acquisition, and the excess of the cost over the fair value of net assets purchased is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Implementation of this standard on January 1, 2002 is not expected to have a material effect on ChoiceOne's consolidated financial statements.

Note 2 - Acquisition of Subsidiaries

Effective September 1, 1999, the Insurance Agency purchased InsuranceSource, Inc., an insurance agency located in Grand Rapids, Michigan. The transaction was accounted for as a purchase. Cash and a note payable were paid for all of the outstanding shares of InsuranceSource, Inc. Payments totaling $142,000 have been paid through December 31, 2001. The note payable includes payments due in 2002 and 2003. The amount of the payments will be based on the retained business of InsuranceSource, Inc. The amount of the remaining payments could cause an increase or decrease in goodwill originating from the purchase. The results from the operations of InsuranceSource, Inc. have had an immaterial impact on the consolidated financial statements.

Note 3 - Restricted Cash
Restrictions on Cash Balances	2001	2000
Actual amount of cash subject to restrictions for reserve requirements at December 31	$895,000	$742,000

Note 4 - Securities

Information regarding securities available for sale at December 31 follows:
	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries and U.S. Government agencies	$2,591,000	$17,000	$(8,000)	$2,600,000
States and municipalities	10,288,000	248,000	(46,000)	10,490,000
Mortgage-backed securities	2,509,000	40,000	(5,000)	2,544,000
Corporate securities	2,602,000	42,000	(13,000)	2,631,000
Total	$17,990,000	$347,000	$(72,000)	$18,265,000

	December 31, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
States and municipalities	$8,269,000	$167,000	$(19,000)	$8,417,000
Mortgage-backed securities	3,066,000	50,000	--	3,116,000
Total	$11,335,000	$217,000	$(19,000)	$11,533,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Other securities consisted of the following as of December 31:
	2001	2000
Federal Reserve Bank stock	$256,000	$256,000
Federal Home Loan Bank stock	2,364,000	2,364,000
Total	$2,620,000	$2,620,000

Contractual maturities of securities available for sale at December 31, 2001, follow:
	Amortized Cost	Fair Value
Due within one year	$2,018,000	$2,034,000
Due after one year through five years	7,368,000	7,418,000
Due after five years through ten years	4,425,000	4,530,000
Due after ten years	1,369,000	1,409,000
Total debt securities	15,180,000	15,391,000
Mortgage-backed securities not due at a specific date	2,509,000	2,544,000
Equity securities	301,000	330,000
Total	$17,990,000	$18,265,000

Information regarding sales of available for sale securities follows:
	2001	2000	1999
Proceeds from sales of securities	$1,998,000	$--	$274,000
Gross realized gains	9,000	--	4,000
Gross realized losses	--	--	--

Various securities were pledged as collateral for securities sold under agreements to repurchase. The balance of the repurchase agreements was less than the collateral balance as of the end of the years presented. The fair value of securities pledged as collateral at December 31 was as follows:
	2001	2000
Securities sold under agreements to repurchase	$7,350,000	$4,539,000

Note 5- Loans

Loan information at December 31 follows:
	2001	2000
Loan Components
Commercial	$69,390,000	$69,275,000
Real estate mortgage - construction	7,345,000	6,555,000
Real estate mortgage - residential	55,568,000	65,778,000
Consumer	32,864,000	33,710,000
Loans, gross	165,167,000	175,318,000
Allowance for loan losses	(2,013,000)	(2,101,000)
Loans, net	$163,154,000	$173,217,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

	2001	2000
Loans Held for Sale
Commercial	$--	$458,000
Real estate mortgage - residential	56,000	--
Consumer	600,000	--
Loans, net	$656,000	$458,000

Loans Serviced for Others
Commercial	$6,923,000	$6,208,000
Real estate mortgage - residential	38,700,000	35,387,000
Total loans serviced for others	$45,623,000	$41,595,000

Loan Servicing Rights
Beginning of year	$146,000	$193,000
Originations	117,000	19,000
Amortization	(88,000)	(66,000)
End of year	$175,000	$146,000

Loans to Related Parties
Beginning of year	$3,316,000	$3,220,000
New loans	2,398,000	1,050,000
Repayments	(2,836,000)	(949,000)
Other changes	(24,000)	(5,000)
End of year	$2,854,000	$3,316,000

Loans Pledged for Borrowings
Commercial loans pledged for line of credit with Federal Reserve Bank	$62,193,000	$59,497,000
Commercial loans pledged for secured loan borrowings	145,000	170,000
Real estate mortgages pledged for Federal Home Loan Bank advances	49,080,000	57,129,000
Total	$111,418,000	$116,796,000

Other Real Estate Owned
Beginning of year	$139,000	$15,000
Additions	860,000	241,000
Sales	(149,000)	--
Write-downs	(140,000)	(117,000)
End of year	$710,000	$139,000

Note 6 - Allowance for Loan Losses

Activity in the allowance for loan losses was as follows:
	2001	2000	1999
Beginning of year	$2,101,000	$1,907,000	$1,851,000
Provision charged to expense	1,003,000	1,075,000	625,000
Recoveries credited to the allowance	189,000	100,000	77,000
Loans charged off	(1,280,000)	(981,000)	(646,000)
End of year	$2,013,000	$2,101,000	$1,907,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Information regarding impaired loans as of and for the year ended December 31 follows:
	2001	2000	1999
Loans with no allowance allocated at year end	$718,000	$289,000	$463,000
Loans with allowance allocated at year end	153,000	635,000	366,000
Amount of allowance for loan losses allocated at year end	53,000	189,000	148,000
Average balance during the year	1,382,000	1,070,000	1,238,000
Interest income recognized thereon	45,000	79,000	69,000
Cash-basis interest income recognized	43,000	71,000	59,000

Note 7 - Premises and Equipment
	2001	2000
Land and land improvements	$750,000	$750,000
Leasehold improvements	648,000	636,000
Buildings	4,209,000	4,204,000
Furniture, Equipment & Software	3,674,000	3,526,000
Construction in progress	1,000	--
Total cost	9,282,000	9,116,000
Accumulated depreciation	(4,221,000)	(3,751,000)
Premises and equipment, net	$5,061,000	$5,365,000

Depreciation expense was $692,000, $650,000, and $513,000 for 2001, 2000, and 1999, respectively.

Note 8 - Deposits

Deposit information as of December 31 follows:
	2001	2000
Certificates of deposit issued in denominations of $100,000 or more	$27,408,000	$31,483,000

Related party deposits	$2,791,000	$3,603,000

Scheduled maturities of certificates of deposit:
2002	$58,514,000
2003	10,776,000
2004	3,068,000
2005	3,577,000
2006	1,627,000
Total	$77,562,000

The Bank had brokered certificates of deposit totaling $11,112,000 at December 31, 2001 compared to $22,738,000 at December 31, 2000. The average interest rate on these certificates of deposit was 5.68% with maturities ranging from 2002 to 2005 as of December 31, 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Note 9 - Income Taxes

Information as of December 31 and for the year follows:
	2001	2000	1999
Provision for Income Taxes
Current federal income tax expense	$589,000	$716,000	$895,000
Deferred federal income tax expense (benefit)	1,000	(42,000)	(8,000)
Income tax expense	$590,000	$674,000	$887,000

Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$696,000	$748,000	$965,000
Tax exempt interest income	(155,000)	(144,000)	(140,000)
Nondeductible interest expense	31,000	27,000	24,000
Other items	18,000	43,000	38,000
Income tax expense	$590,000	$674,000	$887,000

Components of Deferred Tax Assets and Liabilities	2001	2000
Deferred tax assets:
Allowance for loan losses	$457,000	$522,000
Deferred loan costs	93,000	95,000
Postretirement benefits obligation	52,000	56,000
Deferred compensation	35,000	42,000
Other	143,000	38,000
Total deferred tax assets	780,000	753,000

Deferred tax liabilities:
Depreciation	215,000	202,000
Unrealized appreciation on securities available for sale	94,000	68,000
Loan servicing rights	59,000	50,000
Other	26,000	20,000
Total deferred tax liabilities	394,000	340,000
Net deferred tax asset	$386,000	$413,000

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 2001 and 2000.

Note 10 - Employee Benefit Plans

Information below relates to the Company's expense towards the Bank's 401(k) savings plan and the incentive based compensation program.

Employee Benefit Plan Expenses
	2001	2000	1999
401(k) savings plan	$14,000	$--	$--
Incentive bonus plan	41,000	98,000	145,000

The Company did not record an expense in 2000 or 1999 for the 401(k) savings plan due to available funds remaining after the curtailment of the Bank's pension plan in 1997. The Company contribution to the plan was made using these funds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

An employee stock ownership plan (the "ESOP") was established for the benefit of substantially all employees. In 2000, the ESOP borrowed $91,000 from the Bank and used the funds to acquire 3,700 shares of ChoiceOne common stock at $24.50 per share. The five-for-four stock split paid in May 2000 and stock dividend in May 2001 caused the number of shares held by the ESOP to increase to 4,856 shares and the price per share to decrease from $24.50 to $18.67 per share.

Shares issued to the ESOP are committed to be released based on the number of unallocated shares held immediately before release for the current year multiplied by a fraction. The numerator of the fraction is the amount of principal and interest paid. The denominator of the fraction is the sum of the numerator plus the principal and interest to be paid for all future periods. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from ChoiceOne's contributions to the ESOP and earnings on ESOP assets. Principal and interest payments are scheduled to occur in semi-annual amounts of $11,000 over a five-year period. The balance of the loan was $68,000 at December 31, 2001. An employee becomes fully vested upon completion of six years of qualifying service. Upon withdrawal from the Plan, participants are entitled to a distribution in cash or ChoiceOne stock, or both.

In 2001, 994 shares of stock with an average fair value of $14.25 per share were committed to be released. These shares will be distributed to ESOP participants in early 2002. Total ChoiceOne stock held by the ESOP at December 31, 2001 was 4,856 shares, of which 1,457 shares were allocated to participants and 3,399 shares were unallocated. The fair value of unallocated shares at December 31, 2001 was $48,000.

In 2000, 486 shares of stock with an average fair value of $15.24 per share were committed to be released. These shares were distributed to ESOP participants in 2001. Total ChoiceOne stock held by the ESOP at December 31, 2000 was 4,856 shares, of which 486 shares were allocated to participants and 4,370 shares were unallocated. The fair value of unallocated shares at December 31, 2000 was $59,000.

Postretirement Benefits Plan
Information regarding the postretirement benefits plan as of December 31 and for the year follows:
	2001	2000	1999
Accumulated benefit obligation	$115,000	$112,000	$139,000
Accrued benefit cost	154,000	155,000	154,000
Postretirement benefit expense	(1,000)	1,000	2,000
Employer contributions	15,000	18,000	18,000
Participant contributions	34,000	28,000	26,000
Benefits paid	50,000	45,000	42,000
Actuarial assumption - discount rate on benefit obligation	8%	8%	7%

The trend for annual increases in health care costs was assumed to be 11.5% for the year beginning January 1, 2002, dropping to 5.5% for 2006 and each year thereafter. The effect of a 1% increase or decrease in the assumed health care cost trend rate would have an immaterial impact on the combined service and interest cost components of net periodic postretirement health care benefits cost and the accumulated benefit obligation for health care benefits.

Note 11 - Stock Options

The following pro forma information presents net income and earnings per share for 2001, 2000 and 1999 had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options in 2001, 2000 and 1999.
	2001	2000	1999
Net income as reported	$1,458,000	$1,526,000	$1,952,000
Pro forma net income	1,453,000	1,518,000	1,945,000

Basic earnings per common share and diluted earnings per common share
as reported	1.00	1.05	1.34
Pro forma basic earnings per common share and diluted earnings per
common share	1.00	1.05	1.33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

In future years, the pro forma effect of not applying the fair value method may increase if additional options are granted.

ChoiceOne's stock option plan is used to reward key employees and provide them with an additional equity interest in ChoiceOne. Options were issued in 1997 for 10-year periods with vesting occurring over a four year period. No options were granted in 1999, 2000, or 2001. At December 31, 2001, a total of 100,411 shares were authorized for stock option grants, of which 85,941 were available for future grants. Information about option grants follows:
	Number of options	Weighted-average exercise price	Weighted-average fair value of grants

Options outstanding and exercisable at end of 2001	14,470	$13.82	$0.49

Note 12 - Repurchase Agreements

Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of ChoiceOne is secured by bank-owned securities held in safekeeping at a correspondent bank. The balances at December 31 are as follows:
	2001	2000
Outstanding balance at December 31	$4,002,000	$3,899,000
Average interest rate at December 3	2.01%	4.20%
Average balance during the year	$4,744,000	$3,706,000
Average interest rate during the yea	3.14%	4.44%
Maximum month end balance during the year	$6,243,000	$4,992,000

Note 13 - Federal Home Loan Bank Advances

Advances from the Federal Home Loan Bank have fixed interest rates ranging from 4.47% to 7.25% with an average interest rate of 6.15%. Maturities as of December 31, 2001 ranged from January 2002 to April 2005. Advances were secured by specific mortgage loans with a carrying value of approximately $49,080,000 at December 31, 2001. Penalties are charged on advances that are paid prior to maturity; however, no advances were paid prior to maturity in 2001 or 2000.

The scheduled maturities of advances from the Federal Home Loan Bank at December 31, 2001 are as follows:
2002	$17,833,000
2003	11,792,000
2004	4,500,000
2005	1,000,000
Total	$35,125,000

Note 14 - Shareholders' Equity and Earnings Per Share

Information regarding shareholders' equity as of December 31 and for the year follows:
Common Stock	2001	2000	1999
Shares authorized	4,000,000	4,000,000	2,000,000
Shares outstanding	1,467,706	1,455,375	1,452,138
Issued during the year	81,967	299,282	76,023
Repurchased during the year	332	5,369	6,307

Shares of common stock issued for the purposes of stock dividends and stock splits totaled 69,290 in 2001, 291,472 in 2000, and 68,881 in 1999. Shares in the above table have been adjusted for stock dividends and splits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

The factors used in the earnings per share computation follow:
	2001	2000	1999
Basic
Net income	$1,458,000	$1,526,000	$1,952,000

Weighted average common shares outstanding	1,458,292	1,451,309	1,453,634

Basic earnings per common share	$1.00	$1.05	$1.34

Diluted
Net income	$1,458,000	$1,526,000	$1,952,000

Weighted average common shares outstanding	1,458,292	1,451,309	1,453,634
Plus dilutive effect of assumed exercises of stock options	112	2,612	2,938

Average shares and dilutive potential common shares	1,458,404	1,453,921	1,456,572

Diluted earnings per common share	$1.00	$1.05	$1.34

Weighted average common shares outstanding for purposes of computing earnings per share have been adjusted for stock dividends and stock splits.

Note 15 - Other Comprehensive Income

Other comprehensive income components and related taxes follow:
	2001	2000	1999
Unrealized holding gains and losses on available for sale securities	$86,000	$279,000	$(459,000)
Reclassification adjustments for gains included in net income	(9,000)	--	(4,000)

Net unrealized gains and losses	77,000	279,000	(455,000)
Tax effect	(27,000)	(94,000)	155,000

Total other comprehensive income	$50,000	$185,000	$(300,000)

Note 16 - Condensed Financial Statements of Parent Company

Condensed Balance Sheets
	December 31
	2001	2000
Assets
Cash	$38,000	$219,000
Securities available for sale	188,000	8,000
Other assets	1,000	--
Investment in ChoiceOne Bank	18,090,000	17,373,000
Total assets	$18,317,000	$17,600,000

Liabilities
Mandatory redeemable shares under Employee Stock Ownership Plan, at fair value	20,000	6,000
Other liabilities	24,000	5,000
Total liabilities	44,000	11,000

Shareholders' equity	18,273,000	17,589,000

Total liabilities and shareholders' equity	$18,317,000	$17,600,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Condensed Statements of Income
	Years Ended December 31
	2001	2000	1999
Dividends from ChoiceOne Bank	$830,000	$1,018,000	$797,000
Dividends from investment securities	5,000	--	--
Total dividend income	835,000	1,018,000	797,000
Other expenses	72,000	82,000	58,000
Income before income tax and equity in undistributed net
income of subsidiary	763,000	936,000	739,000
Income tax benefit	23,000	29,000	20,000
Income before equity in undistributed net income of subsidiary	786,000	965,000	759,000
Equity in undistributed net income of subsidiary	672,000	561,000	1,193,000
Net income	$1,458,000	$1,526,000	$1,952,000

Condensed Statements of Cash Flows
	Years Ended December 31
	2001	2000	1999
Cash flows from operating activities:
Net income	$1,458,000	$1,526,000	$1,952,000
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of subsidiary	(672,000)	(561,000)	(1,193,000)
Changes in other assets	(1,000)	2,000	(1,000)
Changes in liabilities	8,000	(9,000)	14,000
Net cash from operating activities	793,000	958,000	772,000

Cash flows from investing activities:
Purchase of investment securities	(150,000)	--	--
Net cash used in investing activities	(150,000)	--	--

Cash flows from financing activities:
Issuance of stock	179,000	157,000	141,000
Dividends paid	(998,000)	(985,000)	(915,000)
Repurchase of stock	(5,000)	(176,000)	(131,000)
Net cash used in financing activities	(824,000)	(1,004,000)	(905,000)

Net change in cash and cash equivalents	(181,000)	(46,000)	(133,000)
Beginning cash and cash equivalents	219,000	265,000	398,000
Ending cash and cash equivalents	$38,000	$219,000	$265,000

Amount of dividends that could be paid from ChoiceOne Bank without regulatory approval	$6,372,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Note 17 - Financial Instruments

Financial instruments as of December 31 were as follows:
	2001		2000
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$4,931,000	$4,931,000	$4,896,000	$4,896,000
Securities available for sale	18,265,000	18,265,000	11,533,000	11,533,000
Other securities	2,620,000	2,620,000	2,620,000	2,620,000
Loans held for sale	656,000	656,000	458,000	479,000
Loans, net	163,154,000	166,688,000	173,217,000	171,903,000

Liabilities:
Demand, savings and money market deposits	58,413,000	58,413,000	48,738,000	48,738,000
Time deposits	77,562,000	79,438,000	88,966,000	89,177,000
Federal funds purchased	2,900,000	2,900,000	3,650,000	3,650,000
Repurchase agreements	4,002,000	4,002,000	3,899,000	3,899,000
FHLB advances and long-term debt	35,125,000	35,979,000	36,377,000	36,035,000

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described later in this paragraph. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on the rates charged at December 31 for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The estimated fair value for time deposits and long-term debt is based on the rates paid at December 31 for new deposits or new long-term debt, applied until maturity. The estimated fair value for other financial instruments and off-balance-sheet loan commitments are considered nominal.

Note 18 - Off-Balance-Sheet Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customers' financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at December 31:
	2001		2000
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$5,131,000	$14,504,000	$5,753,000	$18,474,000
Commitments to fund loans (at market rates)	5,817,000	5,460,000	1,470,000	2,007,000

Commitments to fund loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 5.50% to 7.75% and maturities ranging from 3 years to 30 years.

Note 19 - Regulatory Capital

ChoiceOne Financial Services, Inc. and ChoiceOne Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. Both ChoiceOne and the Bank met the requirements to be considered well capitalized as of December 31, 2001 and 2000. Actual capital levels (in thousands) and minimum required levels (in thousands) were as follows:
	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2001
Total capital (to risk weighted assets)
Consolidated	$19,674	12.9%	$12,164	8.0%	$15,205	10.0%
Bank	19,510	12.9	12,143	8.0	15,179	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	17,775	11.7	6,082	4.0	9,123	6.0
Bank	17,611	11.6	6,072	4.0	9,107	6.0
Tier 1 capital (to average assets)
Consolidated	17,775	8.9	7,970	4.0	9,963	5.0
Bank	17,611	8.8	7,970	4.0	9,963	5.0

December 31, 2000
Total capital (to risk weighted assets)
Consolidated	$18,980	12.5%	$12,147	8.0%	$15,184	10.0%
Bank	18,755	12.4	12,147	8.0	15,183	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	17,057	11.2	6,074	4.0	9,110	6.0
Bank	16,864	11.1	6,073	4.0	9,110	6.0
Tier 1 capital (to average assets)
Consolidated	17,057	8.5	7,990	4.0	9,988	5.0
Bank	16,864	8.4	7,990	4.0	9,988	5.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ChoiceOne Financial Services, Inc.

Note 20 - Quarterly Financial Data (Unaudited)
				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2001
First Quarter	$4,215,000	$1,902,000	$425,000	$ 0.30	$ 0.30
Second Quarter	4,073,000	1,876,000	281,000	0.19	0.19
Third Quarter	4,036,000	1,920,000	351,000	0.24	0.24
Fourth Quarter	3,797,000	1,905,000	401,000	0.27	0.27

2000
First Quarter	$4,060,000	$1,982,000	$483,000	$ 0.33	$ 0.33
Second Quarter	4,178,000	1,996,000	483,000	0.33	0.33
Third Quarter	4,324,000	2,048,000	487,000	0.33	0.33
Fourth Quarter	4,360,000	2,006,000	73,000	0.05	0.05

1999
First Quarter	$3,441,000	$1,779,000	$459,000	$ 0.31	$ 0.31
Second Quarter	3,559,000	1,912,000	497,000	0.34	0.34
Third Quarter	3,739,000	1,990,000	487,000	0.33	0.33
Fourth Quarter	3,954,000	2,018,000	509,000	0.35	0.35

The decrease in ChoiceOne's interest income during 2001 was due to the decline in general market interest rates experienced during the year. A larger decline in interest rates earned on assets than occurred in interest rates paid on deposits and other funding sources caused net interest income to be lower in 2001 than in 2000. Fluctuations in the quarterly provision for loan losses also affected the quarterly comparisons between 2001 and 2000. The provision for loan losses was $197,000 higher in 2000 than in 2001.

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of ChoiceOne Financial Services, Inc. as of December 31, 2001 and 2000, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.
/s/ Crowe, Chizek and Company LLP Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 7, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

The following discussion is designed to provide a review of the consolidated financial condition and results of operations of ChoiceOne Financial Services, Inc. ("ChoiceOne"), and its wholly-owned subsidiaries, ChoiceOne Bank (the "Bank"), ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency"), and ChoiceOne Travel, Inc. (the "Travel Agency"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes. Effective April 1, 2001, the Registrant's management closed ChoiceOne Travel, Inc. The effect of the closing of the Travel Agency and its operations had an immaterial impact on the December 31, 2001 consolidated financial statements.

FORWARD-LOOKING STATEMENTS

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

Risk factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national economy; and local and global uncertainties created by the terrorist acts of September 11 and the current war on terrorism. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

RESULTS OF OPERATIONS

Summary
Net income for 2001 was $1,458,000, which represented a $68,000 or 4% decrease from 2000. The decrease in net income was caused by a substantially reduced net interest income, partially offset by higher noninterest income for the year. Net interest income dropped significantly as interest-earning assets repriced downward faster than interest-bearing deposits. The provision for loan losses recorded during 2001 was slightly less than that provided in 2000. Increased mortgage refinancing activity boosted gains received upon the sale of real estate mortgages into the secondary market. More deposit service charges in 2001 helped offset reduced insurance and travel agency commissions. Noninterest expense was limited to a small increase over 2000 due to reduced charge-offs of bad checks offset by higher legal, consulting and advertising expenses for the year.
	Year ended December 31
	2001	2000	1999
Net interest income	$7,603,000	$8,032,000	$7,699,000
Provision for loan losses	(1,003,000)	(1,075,000)	(625,000)
Noninterest income	2,646,000	2,354,000	1,984,000
Noninterest expense	(7,198,000)	(7,111,000)	(6,219,000)
Income tax expense	(590,000)	(674,000)	(887,000)
Net income	$1,458,000	$1,526,000	$1,952,000

Net income for 2000 decreased $426,000 or 22% over 1999 primarily due to a higher provision for loan losses and higher noninterest expense, partially offset by growth in net interest income and noninterest income. The increase in the provision for loan losses was due to a higher level of loan charge-offs experienced in the year 2000 and management's desire to increase the level of the allowance for loan losses based upon risk factors and loan growth. The increase in noninterest expense resulted from higher charge-offs of bad checks, higher depreciation expense from remodeling of the Bank's main and branch offices, and general growth in other

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

expenses. The growth in net interest income was caused by growth in the Bank's loan portfolio. The higher level of noninterest income in 2000 was primarily due to ChoiceOne's purchase of the InsuranceSource, Inc. insurance agency on September 1, 1999.

Return on Average Assets and Average Shareholders' Equity
The return on average assets and return on average shareholders' equity are key performance indicators that measure how effectively ChoiceOne is using its assets and its shareholders' invested capital. ChoiceOne's return on average assets for 2001 was 0.73%, compared to 0.77% for 2000, and 1.10% for 1999. The return on average shareholders' equity was 8.07% in 2001, compared to 8.79% in 2000, and 11.78% in 1999.

Dividends
ChoiceOne paid cash dividends in 2001 of $995,000, or $0.68 per share, which represent the twentieth consecutive year that ChoiceOne has increased cash dividends paid to shareholders. Total cash dividends paid in 2001 represented a $14,000 or 1% increase over 2000. The cash dividend payout percentage (total cash dividends divided by net income) was 68% in 2001, compared to 64% in 2000. In addition to the cash dividends paid, ChoiceOne paid a 5% stock dividend in 2001 and a five-for-four stock split in 2000. Cash dividends per share have been adjusted for the stock dividends and stock split.

Cash dividends paid to shareholders in 1999, 2000 and 2001 were consistent with management's objectives regarding the capital structure of ChoiceOne. Management expects to continue cash dividend payments to shareholders relative to the financial performance of ChoiceOne. However, management will not raise dividends above a level that it considers to be reasonable and prudent.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. Based on projected earnings for the Bank, management currently expects ChoiceOne to pay regular quarterly cash dividends to its shareholders in 2002.

Net Interest Income
As shown in Tables 1 and 2, tax-equivalent net interest income decreased $433,000 in 2001 compared to 2000. This is largely attributable to the tremendous cuts in short-term interest rates during 2001 and the Bank's loans repricing much faster than its deposits and other funding sources. The Federal Reserve Bank trimmed the discount rate a record 11 times during 2001 causing the prime rate to drop 475 basis points from December 31, 2000.

The average balance of loans in 2001 remained relatively consistent with the average in 2000. However, the interest rate cuts greatly reduced the yield on all types of loans originated in 2001 as well as floating rate commercial loans indexed to the prime rate. This caused interest income from loans to fall $859,000 in 2001 compared to 2000. Slightly lower yields on new taxable investment securities purchased caused interest income to drop $33,000 from 2000. However, a substantial balance in federal funds sold caused interest income from other interest bearing assets to rise $68,000 in 2001 versus 2000.

Lower rates paid on interest bearing demand deposits more than offset the $3.0 million growth in average balances to reduce interest expense $145,000 in 2001 versus 2000. Higher rate time deposits either matured or repriced downward in the latter half of 2001 as interest expense was $47,000 less in 2001 than 2000. Average advances from the Federal Home Loan Bank increased $2.4 million, offset by reduced rates which caused interest expense to increase $108,000 in 2001 over 2000. Other interest-bearing liabilities (primarily federal funds purchased) dropped $2.9 million to also help reduce interest expense by $284,000.

As shown in Table 1, tax-equivalent net interest income as a percentage of earning assets decreased to 4.12%, which represents a decrease of 31 basis points from 2000. The rate earned on interest-earning assets tumbled 59 basis points from 9.21% in 2000 to 8.62% in 2001. The rate paid on interest-bearing liabilities was 5.13% for 2001, a decline of 31 basis points from 5.44% in 2000. In 2000, tax-equivalent net interest income as a percentage of earning assets decreased 29 basis points to 4.43%. The rate earned on interest-earning assets increased 31 basis points from 8.90% in 1999 to 9.21% in 2000. The rate paid on interest-bearing liabilities increased 58 basis points from 4.86% in 1999 to 5.44% in 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

As illustrated in Table 2, tax-equivalent net interest income increased $339,000 in 2000 compared to 1999. Interest income grew due to additional loan growth during 2000. However, changes in interest rates had a much greater negative impact in 2000 than in 1999. The increase in net margin due to asset and liability growth was $642,000 in 2000, offset by a reduction in margin of $303,000 due to a higher cost of funds.

Table 1 - Average Balances and Tax-Equivalent Interest Rates
				Year ended December 31
	2001			2000			1999
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Loans (1) (2)	$ 172,018	$ 15,191	8.83%	$ 171,620	$ 16,066	9.36%	$ 149,329	$ 13,714	9.18%
Taxable securities (3)	7,319	441	6.03	6,507	474	7.26	10,112	609	6.03
Nontaxable securities (1) (3)	8,640	635	7.35	7,907	600	7.52	7,959	583	7.45
Other	1,651	70	4.24	87	2	2.30	86	1	1.28
Interest-earning assets	189,628	16,337	8.62	186,121	17,142	9.21	167,486	14,907	8.90
Noninterest-earning assets (4)	10,927			11,576			9,793
Total assets	$ 200,555			$ 197,697			$ 177,279

Liabilities and Shareholders' Equity Interest-bearing
transaction accounts	$ 29,338	780	2.66%	$ 26,384	925	3.51%	$ 25,755	779	3.02%
Savings deposits	7,954	90	1.13	7,879	94	1.19	8,422	99	1.18
Time deposits	84,280	4,982	5.91	84,406	5,029	5.96	73,535	3,975	5.41
FHLB advances	39,189	2,495	6.37	36,786	2,387	6.49	28,019	1,734	6.19
Other	5,192	171	3.29	8,056	455	5.65	8,070	407	5.04
Interest-bearing liabilities	165,953	8,518	5.13	163,511	8,890	5.44	143,801	6,994	4.86
Demand deposits	14,424			14,466			15,294
Other noninterest-bearing liabilities	3,215			2,354			1,612
Shareholders' equity	18,058			17,366			16,572
Total liabilities and shareholders' equity	$ 200,555			$ 197,697			$ 177,279

Net interest income (tax-equivalent basis) - interest spread		7,819	3.48%		8,252	3.77%		7,913	4.04%
Tax-equivalent adjustment (1)		(216)			(220)			(214)
Net interest income		$ 7,603			$ 8,032			$ 7,699
Net interest income as a percentage of earning assets (tax-equivalent basis)			4.12%			4.43%			4.72%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $801,000, $662,000, and $643,000 in 2001, 2000, and 1999, respectively.
(3)	The average balance includes the effect of unrealized gains or losses on securities, while the average rate was computed on the average amortized cost of the securities.
(4)	Noninterest-earning assets include loans on a nonaccrual status which averaged approximately $1,090,000, $1,087,000, and $910,000 in 2001, 2000, and 1999, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

Table 2 - Changes in Tax-Equivalent Net Interest Income
	Year ended December 31
	2001 Over 2000			2000 Over 1999
	Total	Volume	Rate	Total	Volume	Rate
	(Dollars in Thousands)
Increase (decrease) in interest income (1)
Loans (2)	$(875)	$(51)	$(824)	$2,352	$2,077	$275
Taxable securities	(33)	62	(95)	(136)	(244)	108
Nontaxable securities (2)	35	56	(21)	18	12	6
Other	68	36	32	1	0	1
Net change in tax-equivalent income	(805)	103	(908)	2,235	1,845	390

Increase (decrease) in interest expense (1)
Interest-bearing transaction accounts	(145)	110	(255)	146	19	127
Savings deposits	(4)	1	(5)	(5)	(6)	1
Time deposits	(47)	(7)	(40)	1,054	625	429
Federal Home Loan Bank advances	108	156	(48)	653	566	87
Other	(284)	(187)	(97)	48	(1)	49
Net change in interest expense	(372)	72	(444)	1,896	1,203	693
Net change in tax-equivalent net interest income	$(433)	$31	$(464)	$339	$642	$(303)

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

Management anticipates that net interest income may increase in 2002 due to the repricing of time deposits and advances from the Federal Home Loan Bank. Management does not anticipate additional prime lending rate decreases in 2002, and predicts the Federal Reserve Bank will shift its monetary policy from contraction to expansion. Management anticipates that future loan growth may exceed ChoiceOne's availability of local deposits. If this occurs, additional funding from Federal Home Loan Bank advances, brokered time deposits, and other non-local sources may be used. Interest rates associated with these types of funding compared to certain lower-cost local deposits are typically higher and would compress the Bank's net interest margin earned on asset growth.

Allowance and Provision For Loan Losses
Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 6 to the Consolidated Financial Statements. As indicated in Table 3, the provision for loan losses was slightly lower in 2001 than in 2000. ChoiceOne's management believed that the balance in the allowance for loan losses needed to be increased as of the end of 2000 to recognize the higher level of risk in the loan portfolio.

Net charge-offs by loan category are shown in Table 3. Commercial loan net charge-offs increased substantially in 2001 compared to the prior year. Mortgage loan net charge-offs also increased; however, consumer loan net charge-offs decreased in 2001 over 2000. Approximately 56% of the consumer loans charged off were indirect auto loans. Approximately 27% of the commercial loans charged off were loans from a factored receivable finance program. Approximately 35% of the mortgage loans charged off were wholesale mortgages purchased from a correspondent originator. The ratio of net charge-offs as a percentage of loans increased from 0.51% in 2000 to 0.63% in 2001; however, the allowance as a percentage of total loans is slightly higher at 1.21% at the end of 2001, compared to 1.20% at the end of 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

Table 3 - Provision and Allowance For Loan Losses
	2001	2000	1999	1998	1997
Provision for loan losses	$1,003,000	$1,075,000	$625,000	$730,000	$539,000

Net charge-offs:
Commercial loans	$554,000	$282,000	$260,000	$201,000	$193,000
Real estate mortgage - construction	188,000	100,000	--	--	6,000
Consumer	349,000	499,000	309,000	245,000	260,000
Total	$1,091,000	$881,000	$569,000	$446,000	$459,000

Allowance for loan losses at year end	$2,013,000	$2,101,000	$1,907,000	$1,851,000	$1,567,000

Allowance for loan losses as a percentage of:
Total loans as of year end	1.21%	1.20%	1.14%	1.31%	1.23%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	105%	75%	93%	184%	130%
Ratio of net charge-offs to average total loans outstanding during the year	0.63%	0.51%	0.38%	0.33%	0.39%
Loan recoveries as a percentage of prior year's charge-offs	19%	16%	15%	15%	32%

Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2001, is adequate to absorb probable losses. Management is aware that continued growth in the loan portfolio may impact future loan charge-offs. However, management has made certain changes that it believes may positively impact the level of net loan charge-offs. Charge-offs of indirect auto loans decreased from $354,000 in 2000 to $275,000 in 2001, as a result of tightened credit standards put into place in early 2000. ChoiceOne discontinued its purchase of sub-prime residential mortgages in 2000; however, $3.9 million of these loans remain in the portfolio as of December 31, 2001. Management will continues to monitor the nonperforming loans, delinquent loans, and the local economy during 2002 in order to determine the adequacy of the allowance for loan losses.

Noninterest Income
Noninterest income increased $292,000 or 12% in 2001 compared to a $370,000 or 19% increase in 2000. Gains from the sale of loans jumped $288,000 in 2001 compared to 2000. The Bank's mortgage operations processed a record volume of new and refinanced loans due to relatively low interest rates. Higher service charges on deposit accounts contributed an additional $113,000 in fee income for 2001. Commissions from the Insurance Agency dropped $88,000 in 2001 versus 2000 due to the loss of two agents at the Grand Rapids office. Commissions from the Travel Agency dropped $35,000 in 2001 versus 2000, primarily due to the reduced staffing and subsequent closure effective April 1, 2001.

Insurance commission income accounted for $305,000 of the income growth in 2000. This was primarily attributable to a full year of operations of the InsuranceSource, Inc. agency in 2000 compared to a partial year in 1999. The InsuranceSource, Inc. agency was purchased on September 1, 1999 and the results of its operations have been included in ChoiceOne's financial statements since that date.

ChoiceOne's management anticipates that noninterest income will grow slightly in 2002, due to the implementation of new deposit service charge programs, offset by reduced insurance commissions and reduced mortgage refinancing activity.

Noninterest Expense
Total noninterest expense grew $87,000 or 1% in 2001 compared to a $892,000 or 14% increase in 2000. Higher salaries, legal fees, consulting fees, advertising expenses, and expenses incurred on foreclosed real estate were offset by a large reduction in bad checks and uncollectible items being charged off. Tight expense control of other overhead items limited the increase from 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

Salaries and benefits expense increased $108,000 in 2001 compared to $315,000 in 2000. This was due to annual raises and the addition of new staff including the Bank's President. Occupancy expense grew a modest $27,000 or 2% in 2001 compared to an increase of $201,000 or 19% in 2000. Depreciation expense stabilized after remodeling of the Bank's main office and additions to certain branch offices were completed in 2000. Professional services increased $71,000 or 24% due to added legal fees on uncollectible or problem loans and higher consulting fees to various contractors. Data processing and printing and postage remained relatively consistent from 2000 to 2001; however, the Bank expensed slightly more on its advertising and marketing programs in 2001 compared to 2000. Other noninterest expense decreased $147,000 or 10% in 2001 after increasing $303,000 or 26% in 2000. The primary reason for this decrease was a reduction of $174,000 in bad check charges, offset by higher expenses on foreclosed real estate. Approximately $215,000 of the increase in 2000 was related to bad check charges and expenses related to loan charge-offs and uncollectible accounts.

Management anticipates that noninterest expense will grow slightly in 2002, due to legal fees caused by the amount of other real estate owned and other nonperforming loans, offset by reduced consulting fees.

FINANCIAL CONDITION

Investment Securities
The investment security portfolio increased $6.7 million or 48% in 2001 compared to a decline of $1 million or 6% in 2000. The Bank purchased more investments to improve liquidity and reduce the amount of federal funds sold. Management moved to a new investment advisor during the year and along with the new advisor adopted a comprehensive Investment Policy in October 2001. The Bank's Investment Committee continues to monitor the investment securities portfolio and plans to purchase securities when deemed prudent. Certain securities are also used as collateral for repurchase agreements and management plans to continue this practice in 2002 as a low-cost source of funding. Investment securities also serve as a source of liquidity for deposit needs.

Loans
The total loan portfolio balance declined $10.0 million or 6% in 2001 compared to an increase of $7.8 million or 5% in 2000. The refinancing of mortgage loans and subsequent sale of these loans to the secondary market is the primary factor for the reduction. Commercial and consumer loans remained relatively stable during 2001. Demand for these types of loans has reduced due to many uncertainties regarding the local economy and national economy.

Management believes that future growth in commercial and consumer loans will be a challenge in 2002. Competition within rates and terms will continue to affect ChoiceOne's ability to grow the loan portfolio. Management also predicts that the refinancing boom of mortgage loans will slow down in the first half of 2002 and has begun to hold some conforming mortgages in the portfolio versus selling them to investors in the secondary market.

Deposits
Total deposits decreased $1.7 million or 1% in 2001 compared to an increase of $10.2 million or 8% in 2000. Interest-bearing demand deposits have increased $6.9 million and noninterest-bearing demand deposits have increased $2.9 million in 2001. A significant portion of these new deposits was attributable to the acquisition of several new deposit clients. This growth was more than offset by $11.6 million of brokered time deposits that matured in 2001. The decrease in brokered time deposits reflects management's desire to replace its maturing wholesale funding with retail deposits.

Management is focused upon retaining existing local deposits in 2002 in an attempt to keep lower-cost retail deposits. Also, management plans to aggressively seek new deposits through a comprehensive marketing and sales plan. ChoiceOne may also use brokered time deposits in 2002 if local deposit growth is not sufficient to fund expected loan growth.

Federal Home Loan Bank Advances
Advances from the Federal Home Loan Bank decreased by $1.1 million in 2001 compared to a decrease of $0.8 million in 2000. The Bank has several long-term fixed-rate advances with maturities ranging from 2002 to 2005 and plans to replace these borrowings with local deposits. The Bank cannot retire the advances without incurring significant prepayment penalties.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

ChoiceOne pledged certain residential real estate mortgages as collateral for these advances during 2000 and 2001. ChoiceOne plans to use FHLB advances in 2002 to fund expected loan growth to the extent allowed by available collateral, if needed.

Shareholders' Equity
ChoiceOne's shareholders' equity increased $684,000 in 2001 compared to an increase of $701,000 in 2000. Equity in both 2000 and 2001 had experienced increases due to the retention of earnings. The net dollar difference between the issuance and repurchase of common stock was $171,000 in 2001 compared to $61,000 in 2000. ChoiceOne repurchased 322 shares of its common stock in 2001 compared to 5,113 shares in 2000. Management has used and intends to continue to use the repurchased stock for employee benefit plans, stock dividends, and other purposes. ChoiceOne's management anticipates that it will continue to repurchase shares of its common stock in 2002. ChoiceOne's 401(k) and employee stock ownership plan also purchased 4,856 shares of ChoiceOne's stock in 2000. Management anticipates that the stock purchased by the 401(k) and employee stock ownership plan will be used as part of ChoiceOne's retirement contributions in future years.

Note 19 to the Consolidated Financial Statements presents regulatory capital information as of the end of 2001 and 2000. ChoiceOne's capital ratios increased slightly from December 31, 2000 to December 31, 2001. If opportunities for prudent asset growth present themselves in 2002, ChoiceOne's management may grow assets to a greater extent than shareholders' equity. This may cause capital to decrease as a percentage of assets. However, ChoiceOne's management and its Board of Directors do not desire to decrease capital below those levels necessary to be considered well capitalized.

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

Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at four of the Bank's correspondent banks. At December 31, 2001, the total amount of federal funds that were available for purchase from the Bank's correspondent banks was $14.2 million while the Bank's federal funds purchased balance was $2.9 million. The Bank also has a line of credit with the Federal Reserve Bank of Chicago for $62 million secured by ChoiceOne's commercial loans, which is designed to be used for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank, brokered time deposits, and income retention. Approximately $4.3 million of additional Federal Home Loan Bank advances were available at the end of 2001 based on ChoiceOne's mortgage loan collateral pledged to the Federal Home Loan Bank. The acquisition of brokered time deposits are not limited as long as ChoiceOne's capital to assets percentage is considered to be "well capitalized."

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ChoiceOne Financial Services, Inc.

Table 4 - Maturities and Repricing Schedule
	December 31, 2001
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Loans	$56,033	$30,776	$73,586	$5,428	$165,823
Taxable securities	496	1,215	6,256	3,067	11,034
Nontaxable securities	153	726	1,891	7,081	9,851
Rate-sensitive assets	56,682	32,717	81,733	15,576	186,708

Liabilities
Demand deposits	34,592	--	--	--	34,592
Savings deposits	7,810	--	--	--	7,810
Time deposits	20,350	38,164	19,048	--	77,562
Federal Home Loan Bank advances	5,513	12,321	17,291	--	35,125
Repurchase agreements and federal funds purchased	6,902	--	--	--	6,902
Rate-sensitive liabilities	75,167	50,485	36,339	--	161,991
Rate-sensitive assets less rate- sensitive liabilities:
Asset (liability) gap for the period	$(18,485)	$(17,768)	$45,394	$15,576	$24,717
Cumulative asset (liability) gap	$(18,485)	$(36,253)	$9,141	$24,717

One method the ALCO uses to measure interest rate sensitivity is the one year repricing gap. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 71% as of December 31, 2001, compared to 66% as of December 31, 2000, and 67% as of December 31, 1999. It is the ALCO's and management's goal to have the rate-sensitive assets to rate-sensitive liabilities ratio in a range of 80% to 120% at the one-year maturity or repricing point. Management believes that the ratio at the end of the years presented was low for two reasons. First, all interest-bearing demand and savings deposits have been classified in the 0 to 3 month repricing category. While these deposits can reprice within this time frame, management has some control over the timing or extent of the change in interest rates on these deposits. Second, the growth in assets in 2000 and 2001 was funded to a large extent by short-term deposits. The ALCO plans to continue to review the ratio of rate-sensitive assets to rate-sensitive liabilities in 2002. As interest rates change during 2002, the ALCO will attempt to position its asset and liabilities maturities to maximize net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. ChoiceOne used its simulation model to subject its assets and liabilities to an immediate 200 basis point increase and decrease in interest rates. The maturities of loans and mortgage-backed securities were affected by prepayment assumptions. Maturities for interest-bearing core deposits were based on their opportunity for repricing rather than an estimate of the period over which they would be outstanding. The maturities of Federal Home Loan Bank advances were based on their contractual maturity dates. In the case of variable rate assets and liabilities, ChoiceOne used their repricing dates to determine their value. The simulation model measures the effect of the interest rate shock on both net income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net income to increase or decrease more than 10% and cannot cause the value of shareholders' equity to increase or decrease more than 2% of total assets. A hypothetical 200 basis point interest rate shock as of December 31, 2001, would have caused net income to increase 10% if rates increased and to decrease 16% if rates decreased. While ChoiceOne's rate shock for decreasing interest rates exceeds the policy limit as of December 31, 2001, management believes the likelihood of such a scenerio in the current interest rate environment is remote. The shock computation caused an insignificant change in the value of shareholders' equity at December 31, 2001. The ALCO plans to continue to monitor the effect of changes in interest rates on both net income and shareholders' equity and will make changes in asset and liability maturities as it believes necessary.

CORPORATE AND SHAREHOLDER INFORMATION
ChoiceOne Financial Services, Inc.

Corporate Headquarters
ChoiceOne Financial Services, Inc.
     109 East Division Street
     Sparta, Michigan 49345
     Phone:  (616) 887-7366
     Fax:    (616) 887-5566

Market Makers in ChoiceOne Financial
Services, Inc. Stock

Kent King Securities
     Grand Rapids, Michigan
      (616) 459-3317

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
be held at 7:40 p.m. local time on Monday,
April 29, 2002, at Ridgeview Elementary School in Sparta, Michigan.

Subsidiary Information

ChoiceOne Bank
Main Office
     109 East Division Street
     Sparta, Michigan 49345

Appletree Office
     416 West Division Street
     Sparta, Michigan 49345

Cedar Springs Office
     4170 Seventeen Mile Road
     Cedar Springs, Michigan 49319

Plainfield Office
     4949 Plainfield Avenue NE
     Grand Rapids, Michigan 49505

Sparta Great Day Office
     565 South State Street
     Sparta, Michigan 49345

Alpine Office
     5528 Alpine Avenue NW
     Comstock Park, Michigan 49321

ChoiceOne Bank is a member of the
Federal Deposit Insurance Corporation
and is an Equal Opportunity and
Housing Lender.

ChoiceOne Insurance Agencies, Inc.
Sparta Office
     109 East Division Street
     Sparta, Michigan 49345

Cedar Springs Office
     4170 Seventeen Mile Road
     Cedar Springs, Michigan 49319

Plainfield Office
     4949 Plainfield Avenue NE
     Grand Rapids, Michigan 49505

DIRECTORS AND OFFICERS
ChoiceOne Financial Services, Inc.

Directors
ChoiceOne Financial Services, Inc.

Frank G. Berris
   President and Chief Executive Officer,
   American Gas & Oil Co., Inc.
   (Distributor of Petroleum Products)

James A. Bosserd
   President and Chief Executive Officer,
   ChoiceOne Financial Services, Inc. and
   ChoiceOne Bank

Lawrence D. Bradford
   Former President, ChoiceOne
   Insurance Agencies, Inc.

William F. Cutler, Jr.
   Former Vice President, H. H. Cutler Co.
   (Apparel Manufacturer)

Lewis G. Emmons
   President, Emmons Development;
   President, Brat Development
   (Real Estate Development)

Stuart Goodfellow
   Owner, Goodfellow Vending Services
   (Vending Company) and Goodfellow
   Blueberry Farms

Bruce A. Johnson
   Vice President and Chief Financial Officer,
   Spartan Distributors, Inc.
   (Lawn, Garden, Turf and Irrigation
   Equipment and Materials)

Paul L. Johnson
   President, Falcon Resources, Inc.
   (Automotive and Furniture Design)

Jon E. Pike
   C.P.A., Chairman, Beene Garter LLP
   (Certified Public Accountants)

Linda R. Pitsch
   Secretary, ChoiceOne Financial Services,
   Inc.; Senior Vice President and Cashier,
   ChoiceOne Bank

Andrew W. Zamiara, R.Ph.
   President and Manager, Momber
   Pharmacy and Momber Hallmark

Officers
ChoiceOne Financial Services, Inc.

Jon E. Pike
   Chairman of the Board

James A. Bosserd
   President and Chief Executive Officer

Linda R. Pitsch
   Secretary

Tom Lampen
   Treasurer

Officers
Subsidiary - ChoiceOne Bank

Jon E. Pike
   Chairman of the Board

James A. Bosserd
   President and Chief Executive Officer

Lou Knooihuizen
   Senior Vice President - Senior Loan
   Officer

Linda R. Pitsch
   Senior Vice President - Cashier

Lee A. Braford
   Vice President - Consumer Loans

Mary J. Johnson
   Vice President - Human Resources/
   Internal Audit

Linda G. Kinney
   Vice President - Retail Sales Manager

Tom Lampen
   Vice President - Chief Financial
   Officer

Karen M. Stein
   Vice President - Mortgage Loans

Edward D. Berry
   Assistant Vice President -
   Commercial Loans

Michael F. Feighan
   Assistant Vice President -
   Controller

Dean A. Hanson
   Assistant Vice President -
   Commercial Loans

Jason J. Herbig
   Assistant Vice President - Management
   Information Systems/Network Officer

Scott A. Moore
   Cedar Springs Office Sales Manager

Matthew D. Tolsma
   Alpine and Plainfield Offices Sales
   Manager

Officers
Subsidiary - ChoiceOne Insurance
Agencies, Inc.

James A. Bosserd
   President

Kelly J. Potes
   Senior Vice President -
   General Manager

Jeffrey S. Bradford, CIC
   Vice President

Dana L. Quick
   Assistant Vice President -
   ChoiceOne Investment Services

Linda R. Pitsch
   Secretary

Tom Lampen
   Treasurer