Form 10-K, Exhibit 13
period 2002-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2003-03-31
CIK 803164

EXHIBIT 13

Choiceone Financial Services, Inc.

2002

Annual Report To Shareholders

ChoiceOne Financial Services, Inc.

2002 Annual Report to Shareholders

Contents

To Our Shareholders	1

ChoiceOne Financial Services, Inc.	1

Common Stock Information	2

Financial Highlights	3

Consolidated Financial Statements	4

Notes to Consolidated Financial Statements	8

Report of Independent Auditors	23

Management's Discussion and Analysis of Financial Condition and Results of Operations	24

Corporate and Shareholder Information	32

Directors and Officers	33

To Our Shareholders

This 2002 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2002 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2002 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2002, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

ChoiceOne Financial Services, Inc.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan) primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through four full-service offices and one drive-up facility. ChoiceOne Insurance Agencies, Inc. is a wholly-owned subsidiary of ChoiceOne Bank and sells insurance and investment products. ChoiceOne Mortgage Company of Michigan, a wholly-owned subsidiary of ChoiceOne Bank, was formed on January 1, 2002 and is engaged in mortgage lending.

ChoiceOne's business is primarily concentrated in a single industry segment - banking. ChoiceOne Bank is a full-service banking institution that offers a variety of deposit, payment, credit and other financial services to all types of customers. These services include time, savings, and demand deposits, safe deposit services, and automated transaction machine services. Loans, both commercial and consumer, are extended primarily on a secured basis to corporations, partnerships and individuals. Commercial lending covers such categories as business, industry, agricultural, construction, inventory and real estate. ChoiceOne Bank's consumer loan department and ChoiceOne Mortgage Company of Michigan make direct loans to consumers and purchasers of residential property.

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees from loans accounted for 74%, 81%, and 83% of total revenues in 2002, 2001, and 2000, respectively. Interest from securities accounted for 6%, 5%, and 5% of total revenues in 2002, 2001, and 2000, respectively.

Common Stock Information

ChoiceOne's shares are traded in the over-the-counter market by several brokers. There is no well established public trading market for the shares, trading activity is infrequent, and price information is not regularly published.

The range of high and low bid information for shares of common stock for each quarterly period during the past two years is as follows:
	2002		2001
	Low	High	Low	High
First Quarter	$ 13.33	$ 13.57	$ 10.88	$12.70
Second Quarter	13.57	14.50	12.86	13.33
Third Quarter	13.75	14.75	11.90	13.33
Fourth Quarter	14.00	14.75	12.38	13.33

The above market prices have been adjusted where necessary to reflect the stock dividends declared in 2002 and 2001. The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 14, 2003, there were 1,552,107 shares of ChoiceOne Financial Services, Inc., common stock issued and outstanding. These shares were held of record by 747 shareholders.

The following table summarizes cash dividends paid per share of common stock during 2002 and 2001:
	2002	2001
First Quarter	$ 0.16	$ 0.17
Second Quarter	0.17	0.16
Third Quarter	0.17	0.16
Fourth Quarter	0.17	0.16
Totals	$ 0.67	$ 0.65

The above dividend per share amounts have been adjusted where necessary to reflect the stock dividends declared in 2002 and 2001. ChoiceOne's principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current regulations (see Note 22 to the consolidated financial statements). Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2003.

Financial Highlights
ChoiceOne Financial Services, Inc.

	2002	2001	2000	1999	1998
For the year (dollars in thousands)
Net interest income	$8,106	$7,603	$8,032	$7,699	$7,207
Provision for loan losses	1,270	1,003	1,075	625	730
Noninterest income	3,657	2,646	2,354	1,984	1,993
Noninterest expense	8,187	7,198	7,111	6,219	5,675
Income before income taxes	2,306	2,048	2,200	2,839	2,795
Income tax expense	663	590	674	887	873
Net income	1,643	1,458	1,526	1,952	1,922
Cash dividends paid	1,037	995	981	909	846

Per share*
Basic and diluted earnings	$1.06	$0.95	$1.00	$1.28	$1.24
Cash dividends	0.67	0.65	0.64	0.60	0.54
Shareholders' equity (at year end)	12.48	11.86	11.51	11.07	10.58

Average for the year (dollars in thousands)
Securities	$21,370	$15,959	$14,414	$18,062	$20,912
Gross loans	174,135	172,018	171,620	149,402	133,279
Deposits	141,591	135,996	133,135	123,006	113,970
Federal Home Loan Bank advances	36,489	39,189	36,786	28,019	26,016
Shareholders' equity	18,703	18,058	17,366	16,572	16,001
Assets	207,791	200,555	197,697	177,279	163,257

At year end (dollars in thousands)
Securities	$24,111	$20,885	$14,153	$15,126	$20,171
Gross loans	175,061	165,823	175,776	167,980	140,775
Deposits	152,779	135,975	137,704	127,553	122,332
Federal Home Loan Bank advances	32,791	35,125	36,207	36,999	26,650
Shareholders' equity	19,359	18,273	17,589	16,888	16,141
Assets	212,324	197,791	201,194	193,107	170,602

Selected financial ratios (in percentages)
Return on average assets	0.79%	0.73%	0.77%	1.10%	1.18%
Return on average shareholders' equity	8.78	8.07	8.79	11.78	12.01
Cash dividend payout	63.30	68.24	64.29	46.57	44.02
Shareholders' equity to assets (at year end)	9.12	9.24	8.74	8.75	9.46

* Per share amounts are retroactively adjusted for the effect of stock dividends and stock splits.

Consolidated Balance Sheets
ChoiceOne Financial Services, Inc.

	December 31
	2002	2001
Assets
Cash and due from banks	$5,621,000	$4,931,000
Federal funds sold	850,000	-
Cash and cash equivalents	6,471,000	4,931,000

Interest-bearing deposits at other financial institutions	100,000	-
Securities available for sale	21,491,000	18,265,000
Federal Home Loan Bank and Federal Reserve Bank stock	2,620,000	2,620,000
Loans held for sale	1,214,000	656,000
Loans, net (of allowance of $2,211,000 and $2,013,000)	171,636,000	163,154,000
Premises and equipment, net	4,449,000	5,061,000
Other real estate, net	1,867,000	710,000
Loan servicing rights, net	363,000	175,000
Intangible assets, net	226,000	299,000
Other assets	1,887,000	1,920,000
Total assets	$212,324,000	$197,791,000

Liabilities
Deposits - noninterest bearing	$17,391,000	$16,011,000
Deposits - interest bearing	135,388,000	119,964,000
Total deposits	152,779,000	135,975,000

Repurchase agreements	5,876,000	4,002,000
Federal funds purchased	-	2,900,000
Federal Home Loan Bank advances	32,791,000	35,125,000
Other liabilities	1,519,000	1,516,000
Total liabilities	192,965,000	179,518,000

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	-	-
Common stock and paid-in capital, no par value; shares authorized: 4,000,000; shares outstanding: 1,551,228 in 2002 and 1,467,706 in 2001	15,645,000	14,475,000
Unallocated shares held by Employee Stock Ownership Plan	(45,000)	(64,000)
Retained earnings	3,222,000	3,680,000
Accumulated other comprehensive income	537,000	182,000
Total shareholders' equity	19,359,000	18,273,000
Total liabilities and shareholders' equity	$212,324,000	$197,791,000

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
ChoiceOne Financial Services, Inc.

	Years ended December 31
	2002	2001	2000
Interest income
Loans, including fees	$13,232,000	$15,191,000	$16,050,000
Securities
Taxable	603,000	441,000	474,000
Tax exempt	431,000	419,000	396,000
Other	3,000	70,000	2,000
Total interest income	14,269,000	16,121,000	16,922,000

Interest expense
Deposits	4,059,000	5,851,000	6,048,000
Federal Home Loan Bank advances	1,942,000	2,495,000	2,387,000
Federal funds purchased and repurchase agreements	154,000	159,000	440,000
Other	8,000	13,000	15,000
Total interest expense	6,163,000	8,518,000	8,890,000

Net interest income	8,106,000	7,603,000	8,032,000
Provision for loan losses	1,270,000	1,003,000	1,075,000
Net interest income after provision for loan losses	6,836,000	6,600,000	6,957,000

Noninterest income
Insurance and brokerage commissions	1,416,000	1,237,000	1,325,000
Customer service charges	1,006,000	724,000	611,000
Loan servicing fees, net	66,000	87,000	69,000
Gains on sales of loans	967,000	385,000	97,000
Gains on sales of securities	60,000	9,000	-
Other income	142,000	204,000	252,000
Total noninterest income	3,657,000	2,646,000	2,354,000

Noninterest expense
Salaries and benefits	4,087,000	3,522,000	3,414,000
Occupancy and equipment	1,585,000	1,297,000	1,270,000
Professional services	522,000	372,000	301,000
Supplies and postage	265,000	294,000	298,000
Data processing	282,000	188,000	184,000
Advertising and promotional	172,000	181,000	153,000
Other expense	1,274,000	1,344,000	1,491,000
Total noninterest expense	8,187,000	7,198,000	7,111,000

Income before income tax	2,306,000	2,048,000	2,200,000
Income tax expense	663,000	590,000	674,000

Net income	$1,643,000	$1,458,000	$1,526,000

Basic earnings per common share and earnings per
common share assuming dilution	$1.06	$0.95	$1.00

See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
ChoiceOne Financial Services, Inc.

	Number of Shares	Common Stock and Paid in Capital	Unallocated Shares held by ESOP	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, January 1, 2000	1,106,391	$13,264,000	$-	$3,677,000	$(53,000)	$16,888,000

Comprehensive income
Net income				1,526,000		1,526,000
Net change in unrealized gain					185,000	185,000
Total comprehensive income						1,711,000

Shares issued	7,201	157,000				157,000
Shares repurchased	(5,113)	(92,000)				(92,000)
Shares purchased by Employee Stock Ownership Plan			(91,000)			(91,000)
Payment on loan to Employee Stock Ownership Plan		(9,000)	9,000			-
Fractional shares paid on five-for-four stock split	277,592	(3,000)				(3,000)
Cash dividends				(981,000)		(981,000)

Balance, December 31, 2000	1,386,071	13,317,000	(82,000)	4,222,000	132,000	17,589,000

Comprehensive income
Net income				1,458,000		1,458,000
Net change in unrealized gain					50,000	50,000
Total comprehensive income						1,508,000

Shares issued	12,677	179,000				179,000
Shares repurchased	(332)	(5,000)				(5,000)
Payment on loan to Employee Stock Ownership Plan		(18,000)	18,000			-
Stock dividend	69,290	1,002,000		(1,005,000)		(3,000)
Cash dividends				(995,000)		(995,000)

Balance, December 31, 2001	1,467,706	14,475,000	(64,000)	3,680,000	182,000	18,273,000

Comprehensive income
Net income				1,643,000		1,643,000
Net change in unrealized gain					355,000	355,000
Total comprehensive income						1,998,000

Shares issued	13,901	179,000				179,000
Shares repurchased	(3,546)	(51,000)				(51,000)
Payment on loan to Employee Stock Ownership Plan		(19,000)	19,000			-
Stock dividend	73,167	1,061,000		(1,064,000)		(3,000)
Cash dividends				(1,037,000)		(1,037,000)

Balance, December 31, 2002	1,551,228	$15,645,000	$(45,000)	$3,222,000	$537,000	$19,359,000

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
ChoiceOne Financial Services, Inc.

	Years ended December 31
	2002	2001	2000
Cash flows from operating activities:
Net income	$1,643,000	$1,458,000	$1,526,000
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	1,270,000	1,003,000	1,075,000
Depreciation	943,000	692,000	650,000
Amortization	411,000	178,000	168,000
Gains on sales of securities	(60,000)	(9,000)	-
Gains on sales of loans	(967,000)	(385,000)	(97,000)
Loans originated for sale	(40,882,000)	(27,953,000)	(11,779,000)
Proceeds from loan sales	41,291,000	28,240,000	11,865,000
Net change in:
Other assets	741,000	23,000	(265,000)
Other liabilities	(180,000)	(656,000)	22,000
Net cash from operating activities	4,210,000	2,591,000	3,165,000

Cash flows from investing activities:
Net increase in interest-bearing deposits	(100,000)	-	-
Securities available for sale:
Sales	972,000	1,998,000	-
Maturities, prepayments and calls	3,832,000	1,035,000	2,324,000
Purchases	(7,583,000)	(9,741,000)	(1,115,000)
Loan originations and payments, net	(11,975,000)	8,862,000	(8,677,000)
Additions to premises and equipment, net of disposals	(331,000)	(388,000)	(1,101,000)
Purchase of insurance agency	(17,000)	(40,000)	(28,000)
Net cash from (used in) investing activities	(15,202,000)	1,726,000	(8,597,000)

Cash flows from financing activities:
Net change in deposits	16,804,000	(1,729,000)	10,151,000
Net change in repurchase agreements	1,874,000	103,000	922,000
Net change in federal funds purchased	(2,900,000)	(750,000)	(2,900,000)
Proceeds from Federal Home Loan Bank advances	22,650,000	9,750,000	5,000,000
Payments on Federal Home Loan Bank advances	(24,984,000)	(10,832,000)	(5,839,000)
Issuance of common stock	179,000	179,000	157,000
Repurchase of common stock	(51,000)	(5,000)	(176,000)
Cash dividends and fractional shares from stock dividends and splits	(1,040,000)	(998,000)	(985,000)
Net cash from (used in) financing activities	12,532,000	(4,282,000)	6,330,000

Net change in cash and cash equivalents	1,540,000	35,000	898,000
Beginning cash and cash equivalents	4,931,000	4,896,000	3,998,000

Ending cash and cash equivalents	$6,471,000	$4,931,000	$4,896,000

Cash paid for interest	$6,165,000	$8,708,000	$8,800,000
Cash paid for income taxes	650,000	460,000	862,000
Loans transferred to other real estate	2,223,000	855,000	241,000

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include ChoiceOne Financial Services, Inc., its wholly-owned subsidiary, ChoiceOne Bank, and ChoiceOne Bank's wholly-owned subsidiaries, ChoiceOne Mortgage Company of Michigan, ChoiceOne Insurance Agencies, Inc., and ChoiceOne Travel, Inc. (together referred to as "ChoiceOne"). Intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations
ChoiceOne Bank (the "Bank") is a full-service community bank that offers commercial, consumer, and real estate loans as well as both traditional demand, savings and time deposits to both commercial and consumer clients in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from the cash flows from operations of businesses. Real estate loans are secured by both residential and commercial real estate.

ChoiceOne Mortgage Company of Michigan (the "Mortgage Company") began operations January 1, 2002 as a wholly-owned subsidiary of the Bank. The Mortgage Company originates and sells a full line of conventional type mortgage loans for 1-4 family and multi-family residential real estate properties.

ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency") is a wholly-owned subsidiary of the Bank. The Insurance Agency sells a full line of insurance policies such as life, health, property and casualty for both commercial and consumer clients. The Insurance Agency also offers alternative investment products such as annuities and mutual funds.

ChoiceOne Travel, Inc. (the "Travel Agency") offered travel-related services such as airline tickets, cruises, hotel and car reservations, and other vacation packages. The Travel Agency was closed by ChoiceOne on April 1, 2001.

Together, the Bank, the Mortgage Company, the Insurance Agency, and the Travel Agency account for substantially all of ChoiceOne's assets, revenues and operating income.

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

Interest income includes amortization of purchase premium or discount. Gains or losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not considered to be temporary.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the estimated loan term. Interest on loans is accrued based upon the principal balance outstanding. The accrual of interest is discontinued at the time in which the loan is 90 days past due unless the credit is well-secured and in the process of collection.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis method until qualifying for return to accrual. Loans are returned to accrual basis when all the principal and interest amounts contractually due are brought current and future payment is reasonably assured.

Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance is increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the collectibility of a loan balance is not possible.

A loan is impaired when full payment under the loan terms is not expected. Commercial loans are evaluated for impairment on an individual loan basis. If a loan is considered impaired, a portion of the allowance for loan losses is allocated to the loan so that it is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogenous loans such as consumer and real estate mortgage loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Building and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures, equipment, and software are depreciated using the straight-line method with useful lives ranging from 3 to 7 years. Fixed assets are periodically reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

Loan Servicing Rights
Servicing rights represent the allocated value of servicing rights on loans sold with servicing retained. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics when available or based upon discounted cashflows using market based assumptions. Any impairment of a grouping is reported as a valuation allowance.

Other Intangible Assets
Other intangible assets consist of acquired customer relationship intangible assets resulting from acquisitions of several different insurance agencies. The assets are initially measured at fair value and then amortized on a straight-line basis over their estimated useful lives. The books of business are periodically reviewed for impairment. If impairment is indicated, the balance is adjusted to fair value.

Long Term Assets
Premises and equipment, other intangible assets and other long term assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements
Substantially all repurchase agreement liabilities represent amounts advanced by deposit clients that are not covered by federal deposit insurance and are secured by securities owned by ChoiceOne.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Employee Benefit Plans
ChoiceOne's 401(k) plan allows participant contributions of up to 15% of compensation. Company contributions to the 401(k) plan are discretionary. ChoiceOne provides certain health insurance benefits to retired employees. These postretirement benefits are accrued during the years in which the employee provides services.

Employee Stock Ownership Plan
The cost of shares issued to the Employee Stock Ownership Plan (the "ESOP") but not yet allocated to participants is presented as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings while dividends on unallocated ESOP shares are reflected as a reduction of debt and accrued interest. Upon distribution of shares to a participant, the participant has the right to require the Company to purchase his or her shares at fair value in accordance with the terms and conditions of the ESOP. As such, these shares are not classified in shareholders' equity as permanent equity.

Stock Based Compensation
Employee compensation expense under ChoiceOne's stock option plan is reported if options are granted below market price at the grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method to measure expense for options granted using an option pricing model to estimate the fair value. No stock options were granted in 2001 or 2000.

The following pro forma information presents net income and earnings per share for 2002, 2001 and 2000 had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options in 2002, 2001 and 2000.

	2002	2001	2000
Net income as reported	$1,643,000	$1,458,000	$1,526,000
Deduct: Stock-based compensation expense determined under fair value based method	3,000	5,000	8,000
Pro forma net income	1,640,000	1,453,000	1,518,000

Basic earnings per common share and diluted earnings per common share
as reported	1.06	0.95	1.00
Pro forma basic earnings per common share and diluted earnings per
common share	1.06	0.95	1.00

The pro forma effects are computed using an option pricing model and the following weighted average assumptions as of grant date.
	2002	2001	2000
Risk-free interest rate	4.71%	-	-
Expected option life (in years)	7	-	-
Expected stock price volatility	20.90%	-	-
Dividend yield	4.80%	-	-

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

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Earnings Per Share
Earnings per common share ("EPS") is based on weighted-average common shares outstanding. The weighted average number of shares used in the computation of basic and diluted earnings per common share includes shares allocated to the ESOP. Diluted EPS further assumes issue of any dilutive potential common shares issuable under stock options. EPS has been restated for stock dividends and splits through the issue date of the financial statements.

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in unrealized appreciation (depreciation) on securities available for sale, net of tax, which is also recognized as a separate component of shareholders' equity.

Newly Issued But Not Yet Effective Accounting Standards
New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they are not expected to have a material impact on the Company's financial condition or results of operations.

Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there are any such matters that may have a material effect on the financial statements.

Cash Restrictions
Cash on hand or on deposit with the Federal Reserve Bank of $950,000 and $895,000 was required to meet regulatory reserve and clearing requirements at December 31, 2002 and 2001, respectively. These balances do not earn interest.

Stock Dividends
Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional shares resulting from stock dividends are paid in cash.

Dividend Restrictions
Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the Bank to ChoiceOne or by ChoiceOne to its shareholders (see Note 22).

Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, which are more fully documented in Note 20 to the financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Industry Segments
Internal financial information is primarily reported and aggregated in two lines of business: banking and insurance. The majority of ChoiceOne's income and assets are obtained from banking.

Reclassifications
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current presentation.

Note 2 - Subsequent Event

Effective January 31, 2003, the Insurance Agency sold its Grand Rapids book of business and other fixed assets to Select One Insurance Agencies, Inc., an insurance agency located in Grand Rapids, Michigan. The Insurance Agency received a promissory note for $260,000 for the assets acquired which will result in a gain of $33,000 which will be recognized over the term of the note. The note is indexed to the Bank's prime lending rate and requires quarterly payments with final payment due February 1, 2010. The note is secured by the underlying commission book of business and certain fixed assets sold to Select One Insurance Agencies, Inc.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 3 - Securities

Information regarding securities available for sale at December 31 follows:
	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries and U.S. Government agencies	$4,597,000	$102,000	$--	$4,699,000
States and municipalities	11,133,000	594,000	(2,000)	11,725,000
Mortgage-backed securities	1,456,000	61,000	--	1,517,000
Asset-backed securities	500,000	8,000	--	508,000
Corporate securities	2,991,000	51,000	--	3,042,000
Total	$20,677,000	$816,000	$(2,000)	$21,491,000

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries and U.S. Government agencies	$2,591,000	$17,000	$(8,000)	$2,600,000
States and municipalities	10,288,000	248,000	(46,000)	10,490,000
Mortgage-backed securities	2,509,000	40,000	(5,000)	2,544,000
Corporate securities	2,602,000	42,000	(13,000)	2,631,000
Total	$17,990,000	$347,000	$(72,000)	$18,265,000

Other securities consisted of the following as of December 31:
	2002	2001
Federal Reserve Bank stock	$256,000	$256,000
Federal Home Loan Bank stock	2,364,000	2,364,000
Total	$2,620,000	$2,620,000

Contractual maturities of securities available for sale at December 31, 2002, follows:
	Amortized Cost	Fair Value
Due within one year	$1,966,000	$1,992,000
Due after one year through five years	11,358,000	11,716,000
Due after five years through ten years	5,014,000	5,338,000
Due after ten years	708,000	744,000
Total debt securities	19,046,000	19,790,000
Mortgage-backed securities not due at a specific date	1,456,000	1,517,000
Equity securities	175,000	184,000
Total	$20,677,000	$21,491,000

Information regarding sales of securities available for sale follows:
	2002	2001	2000
Proceeds from sales of securities	$972,000	$1,998,000	$-
Gross realized gains	60,000	9,000	-
Gross realized losses	-	-	-

Various securities were pledged as collateral for securities sold under agreements to repurchase. The balance of the repurchase agreements was less than the collateral balance as of the end of the years presented. The carrying amount of securities pledged as collateral at December 31 was as follows:
	2002	2001
Securities sold under agreements to repurchase	$7,686,000	$7,350,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 4 - Loans

The Bank's loan portfolio as of December 31 was as follows:
	2002	2001
Commercial	$85,658,000	$69,390,000
Real estate mortgage - construction	7,869,000	7,345,000
Real estate mortgage - residential	50,996,000	55,568,000
Consumer	29,324,000	32,864,000
Loans, gross	173,847,000	165,167,000
Allowance for loan losses	(2,211,000)	(2,013,000)
Loans, net	$171,636,000	$163,154,000

Loans held for sale as of December 31:
	2002	2001
Real estate mortgage - residential	$1,214,000	$56,000
Consumer - credit cards	-	600,000
Loans, net	$1,214,000	$656,000

Note 5 - Mortgage Banking

Activity during the year was as follows:
	2002	2001	2000
Loans originated for resale, net of principal payments	$40,882,000	$27,953,000	$11,779,000
Proceeds from loans held for sale	41,291,000	28,240,000	11,865,000
Net gains on sale of loans held for sale	967,000	385,000	97,000
Loan servicing fees, net of amortization	66,000	87,000	69,000

Residential mortgage loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The principal balances of these loans at December 31 are as follows:
Residential mortgage loans serviced for:	2002	2001
Federal Home Loan Mortgage Corporation	$57,825,000	$38,700,000

The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2002 and 2001.

Activity for loan servicing rights was as follows:
	2002	2001
Beginning of year	$175,000	$146,000
Capitalized	333,000	117,000
Amortization	(127,000)	(88,000)
Changes to valuation allowance	(18,000)	-
End of year	$363,000	$175,000

Note 6 - Allowance for Loan Losses

Activity in the allowance for loan losses was as follows:
	2002	2001	2000
Beginning of year	$2,013,000	$2,101,000	$1,907,000
Provision charged to expense	1,270,000	1,003,000	1,075,000
Recoveries credited to the allowance	185,000	189,000	100,000
Loans charged off	(1,257,000)	(1,280,000)	(981,000)
End of year	$2,211,000	$2,013,000	$2,101,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Information regarding impaired loans as of and for the year ended December 31 follows:
	2002	2001	2000
Loans with no allowance allocated at year end	$1,041,000	$718,000	$289,000
Loans with allowance allocated at year end	1,128,000	153,000	635,000
Amount of allowance for loan losses allocated at year end	697,000	53,000	189,000
Average balance during the year	2,294,000	1,382,000	1,070,000
Interest income recognized thereon	120,000	45,000	79,000
Cash-basis interest income recognized	194,000	43,000	71,000

Note 7 - Premises and Equipment

As of December 31, premises and equipment consisted of the following:
	2002	2001
Land and land improvements	$639,000	$750,000
Leasehold improvements	461,000	648,000
Buildings	4,174,000	4,209,000
Furniture, equipment and software	3,803,000	3,675,000
Total cost	9,077,000	9,282,000
Accumulated depreciation	(4,628,000)	(4,221,000)
Premises and equipment, net	$4,449,000	$5,061,000

Depreciation expense was $943,000, $692,000, and $650,000 for 2002, 2001, and 2000, respectively. In August 2002, the Bank closed its Plainfield branch office in Grand Rapids, Michigan. The financial impact of closing the office resulted in additional depreciation of $139,000 and a $68,000 expense for early termination of the lease agreement.

Note 8 - Other Real Estate Owned

Other real estate owned represents foreclosed assets owned by the Bank and is reported net of a valuation allowance. Activity within other real estate owned was as follows:
	2002	2001
Balance, beginning of year	$710,000	$139,000
Additions	2,231,000	860,000
Sales	(1,073,000)	(149,000)
Write-downs	(1,000)	(140,000)
Balance, end of year	$1,867,000	$710,000

Note 9 - Acquired Intangible Assets

Acquired intangible assets related to the Insurance Agency books of business were as follows as of December 31:
	2002		2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Sparta division	$222,000	$182,000	$222,000	$172,000
Grand Rapids division	500,000	314,000	483,000	234,000
Total	$722,000	$496,000	$705,000	$406,000

The book of business for the Grand Rapids division was sold in January 2003 (see Note 2). Aggregate amortization expense was $90,000, $81,000, and $124,000 for 2002, 2001 and 2000, respectively.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Estimated future amortization expense for the Sparta division follows:
2003	$14,000
2004	13,000
2005	13,000

Note 10 - Deposits

Deposit information as of December 31 follows:
	2002	2001
Certificates of deposit issued in denominations of $100,000 or more	$43,914,000	$27,408,000

Scheduled maturities of certificates of deposit:
2003	$55,823,000
2004	22,155,000
2005	6,419,000
2006	2,109,000
2007	3,372,000
Total	$89,878,000

The Bank had brokered certificates of deposit totaling $33,235,000 at December 31, 2002 compared to $11,112,000 at December 31, 2001. The weighted average interest rate on these certificates of deposit was 2.91% with maturities ranging from 2003 to 2005 as of December 31, 2002.

Note 11 - Repurchase Agreements

Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of ChoiceOne is secured by bank-owned securities held in safekeeping at a correspondent bank. The balances at December 31 are as follows:
	2002	2001
Outstanding balance at December 31	$5,876,000	$4,002,000
Average interest rate at December 31	1.31%	2.01%
Average balance during the year	$4,944,000	$4,744,000
Average interest rate during the year	1.79%	3.14%
Maximum month end balance during the year	$5,976,000	$6,243,000

Note 12 - Federal Home Loan Bank Advances

Advances from the Federal Home Loan Bank with fixed interest rates range from 2.14% to 7.25% with an average interest rate of 4.50%. The Bank had one variable rate advance at 1.33% at December 31, 2002. Maturities as of December 31, 2002 ranged from January 2003 to October 2005. Advances were secured by specific mortgage loans with a carrying value of approximately $47,249,000 and $57,129,000 at December 31, 2002 and 2001, respectively. Penalties are charged on advances that are paid prior to maturity; however, no advances were paid prior to maturity in 2002, 2001 or 2000.

The scheduled maturities of advances from the Federal Home Loan Bank at December 31, 2002 are as follows:
2003	$18,541,000
2004	9,750,000
2005	4,500,000
Total	$32,791,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 13 - Income Taxes

Information as of December 31 and for the year follows:
	2002	2001	2000
Provision for Income Taxes
Current federal income tax expense	$540,000	$589,000	$716,000
Deferred federal income tax expense (benefit)	123,000	1,000	(42,000)
Income tax expense	$663,000	$590,000	$674,000

Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$784,000	$696,000	$748,000
Tax exempt interest income	(158,000)	(155,000)	(144,000)
Nondeductible interest expense	21,000	31,000	27,000
Other items	16,000	18,000	43,000
Income tax expense	$663,000	$590,000	$674,000

Effective income tax rate	29%	29%	31%

Components of Deferred Tax Assets and Liabilities	2002	2001
Deferred tax assets:
Allowance for loan losses	$475,000	$457,000
Deferred loan costs	89,000	93,000
Postretirement benefits obligation	52,000	52,000
Deferred compensation	29,000	35,000
Other	101,000	143,000
Total deferred tax assets	746,000	780,000

Deferred tax liabilities:
Depreciation	181,000	215,000
Unrealized appreciation on securities available for sale	276,000	94,000
Loan servicing rights	130,000	59,000
Other	78,000	26,000
Total deferred tax liabilities	665,000	394,000
Net deferred tax asset	$81,000	$386,000

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 2002 and 2001.

Note 14 - Related Party Transactions

Loans to principal officers, directors and their affiliates were as follows at December 31:
	2002	2001
Beginning of year	$2,854,000	$3,316,000
New loans	1,074,000	2,398,000
Repayments	(304,000)	(2,836,000)
Effect of changes in related parties	(326,000)	(24,000)
End of year	$3,298,000	$2,854,000

Deposits from principal officers, directors, and their affiliates were $3,826,000 and $2,791,000 at December 31, 2002 and 2001, respectively.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 15 - Employee Benefit Plans

401(k) Plan:
The 401(k) plan allows employee contributions up to 15% of their compensation. Matching company contributions to the plan are discretionary. Expense to this plan was $62,000 and $14,000 in 2002 and 2001, respectively. The Company did not record an expense in 2000 for the 401(k) savings plan due to available funds remaining after the curtailment of the Bank's pension plan in 1997.

Employee Stock Ownership Plan:
Employees participate in an Employee Stock Ownership Plan (the "ESOP"). In 2000, the ESOP borrowed $91,000 from the Bank and used the funds to acquire 5,100 shares of ChoiceOne common stock at $17.78 per share. These amounts have been adjusted for stock splits and dividends in 2000, 2001, and 2002. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase the participant accounts.

Participants become fully vested upon completion of six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased unless the stock is traded on an established market. Contributions to the ESOP during 2002, 2001 and 2000 were $23,000, $23,000, and $11,000, respectively. Expense for 2002, 2001, and 2000 was $14,000, $14,000, and $7,000, respectively.

Shares held by the ESOP were as follows:
	2002	2001	2000
Shares allocated to participants	2,550	1,530	510
Shares unallocated	2,550	3,570	4,590
Total shares of ChoiceOne stock held by ESOP	5,100	5,100	5,100

Fair value of unallocated shares as of December 31	$36,000	$48,000	$59,000

Fair value of allocated shares subject to repurchase obligation	$36,000	$20,000	$6,000

Postretirement Benefits Plan:
Information regarding the postretirement benefits plan as of December 31 and for the year follows:
	2002	2001	2000
Accumulated benefit obligation	$125,000	$115,000	$112,000
Accrued benefit cost	153,000	154,000	155,000
Postretirement benefit expense	(1,000)	(1,000)	1,000
Employer contributions	17,000	15,000	18,000
Participant contributions	38,000	34,000	28,000
Benefits paid	56,000	50,000	45,000
Actuarial assumption - discount rate on benefit obligation	6.5%	8%	8%

The trend for annual increases in health care costs was assumed to be 8% for the year beginning January 1, 2003, dropping 1% annually to an ultimate rate of 5% for each year thereafter. The effect of a 1% increase or decrease in the assumed health care cost trend rate would have an immaterial impact on the combined service and interest cost components of net periodic postretirement health care benefits cost and the accumulated benefit obligation for health care benefits.

Deferred Compensation Plan:
A deferred compensation plan covers one former executive officer. Under the plan, the Company pays this individual the amount of compensation deferred plus interest over 10 years beginning with the individual's termination of service. A liability has been accrued for the obligation under this plan. The Company incurred deferred compensation plan expense of $6,000, $5,000, and $6,000 in 2002, 2001, and 2000, respectively which resulted in a deferred compensation liability of $84,000 and $103,000 as of year-end 2002 and 2001, respectively. The Company has purchased life insurance on the participant. The cash surrender value of such insurance was $152,000 and $147,000 at year-end 2002 and 2001, respectively and is included in other assets.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 16 - Stock Options

Options to buy stock are granted to key employees under an incentive stock option plan to provide them with an additional equity interest in ChoiceOne. The plan provides for issuance of up to 60,775 options. The exercise price is the market price at date of grant, so there is no compensation expense recognized in the income statement. The maximum option term is 10 years and options vest over 3 years.

A summary of the activity in the plan was as follows:
	2002		2001		2000
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of year	15,194	$13.16	15,194	$13.16	15,194	$13.16
Options granted	5,330	13.76	-	-	-	-
Options exercised	-	-	-	-	-	-
Options forfeited or expired	(210)	13.70	-	-	-	-
Options outstanding, end of year	20,314	$13.31	15,194	$13.16	15,194	$13.16

Options exercisable at December 31	15,194		15,194		15,194

Weighted average fair value of options granted during year	$2.21		$ -		$ -

The exercise price for options outstanding at the end of 2002 ranged from $13.16 to $14.38 per share. The weighted average remaining contractual life of options outstanding at the end of 2002 was approximately 5.7 years. The numbers of options and exercise prices have been adjusted for all stock dividends and splits.

Note 17 - Earnings Per Share

The factors used in the earnings per share computation follow:
	2002	2001	2000
Basic
Net income	$1,643,000	$1,458,000	$1,526,000

Weighted average common shares outstanding	1,544,248	1,531,207	1,523,874

Basic earnings per common share	$1.06	$0.95	$1.00

Diluted
Net income	$1,643,000	$1,458,000	$1,526,000

Weighted average common shares outstanding	1,544,248	1,531,207	1,523,874
Plus dilutive effect of assumed exercises of stock options	1,242	118	2,743
Average shares and dilutive potential common shares	1,545,490	1,531,325	1,526,617

Diluted earnings per common share	$1.06	$0.95	$1.00

Weighted average common shares have been adjusted for stock dividends and stock splits.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 18 - Other Comprehensive Income

Other comprehensive income components and related taxes follow:
	2002	2001	2000
Unrealized holding gains and losses on available for sale securities	$599,000	$86,000	$279,000
Reclassification adjustments for gains included in net income	(60,000)	(9,000)	-

Net unrealized gains and losses	539,000	77,000	279,000
Tax effect	(184,000)	(27,000)	(94,000)

Total other comprehensive income	$355,000	$50,000	$185,000

Note 19 - Condensed Financial Statements of Parent Company

Condensed Balance Sheets
	December 31
	2002	2001
Assets
Cash	$48,000	$38,000
Securities available for sale	17,000	188,000
Other assets	88,000	1,000
Investment in ChoiceOne Bank	19,330,000	18,090,000
Total assets	$19,483,000	$18,317,000

Liabilities
Mandatory redeemable shares under Employee Stock Ownership Plan, at fair value	$36,000	$20,000
Other liabilities	88,000	24,000
Total liabilities	124,000	44,000

Shareholders' equity	19,359,000	18,273,000

Total liabilities and shareholders' equity	$19,483,000	$18,317,000

Condensed Statements of Income

	Years Ended December 31
	2002	2001	2000
Dividends from ChoiceOne Bank	$836,000	$830,000	$1,018,000
Gain on sale of securities	49,000	-	-
Dividends from other securities	1,000	5,000	-
Total income	886,000	835,000	1,018,000
Other expenses	124,000	72,000	82,000
Income before income tax and equity in undistributed net
income of subsidiary	762,000	763,000	936,000
Income tax benefit	25,000	23,000	29,000
Income before equity in undistributed net income of subsidiary	787,000	786,000	965,000
Equity in undistributed net income of subsidiary	856,000	672,000	561,000
Net income	$1,643,000	$1,458,000	$1,526,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Condensed Statements of Cash Flows
	Years Ended December 31
	2002	2001	2000
Cash flows from operating activities:
Net income	$1,643,000	$1,458,000	$1,526,000
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of subsidiary	(856,000)	(672,000)	(561,000)
Gain on sale of securities	(49,000)	-	-
Changes in other assets	(87,000)	(1,000)	2,000
Changes in liabilities	71,000	8,000	(9,000)
Net cash from operating activities	722,000	793,000	958,000

Cash flows from investing activities:
Purchase of investment securities	-	(150,000)	-
Sales proceeds of investment securities	200,000	-	-
Net cash from (used in) investing activities	200,000	(150,000)	-

Cash flows from financing activities:
Issuance of stock	179,000	179,000	157,000
Repurchase of stock	(51,000)	(5,000)	(176,000)
Dividends paid	(1,040,000)	(998,000)	(985,000)
Net cash used in financing activities	(912,000)	(824,000)	(1,004,000)

Net change in cash and cash equivalents	10,000	(181,000)	(46,000)
Beginning cash and cash equivalents	38,000	219,000	265,000
Ending cash and cash equivalents	$48,000	$38,000	$219,000

Note 20 - Financial Instruments

Financial instruments as of December 31 were as follows:
	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$6,471,000	$6,471,000	$4,931,000	$4,931,000
Interest bearing deposits at other institutions	100,000	102,000	-	-
Securities available for sale	21,491,000	21,491,000	18,265,000	18,265,000
Other securities	2,620,000	2,620,000	2,620,000	2,620,000
Loans held for sale	1,214,000	1,230,000	656,000	656,000
Loans, net	171,636,000	172,416,000	163,154,000	166,688,000

Liabilities:
Demand, savings and money market deposits	62,901,000	62,901,000	58,413,000	58,413,000
Time deposits	89,878,000	91,873,000	77,562,000	79,438,000
Federal funds purchased	-	-	2,900,000	2,900,000
Repurchase agreements	5,876,000	5,876,000	4,002,000	4,002,000
FHLB advances	32,791,000	33,612,000	35,125,000	35,979,000

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described later in this paragraph. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on the rates charged at December 31 for new loans with similar maturities, applied until the loan

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

is assumed to reprice or be paid. The estimated fair values for time deposits and FHLB advances are based on the rates paid at December 31 for new deposits or FHLB advances, applied until maturity. The estimated fair values for other financial instruments and off-balance sheet loan commitments are considered nominal.

Note 21 - Off-Balance Sheet Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customers' financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:
	2002		2001
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$3,134,000	$14,394,000	$5,131,000	$14,504,000
Commitments to fund loans (at market rates)	2,593,000	2,025,000	5,817,000	5,460,000

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 5.00% to 7.00% and maturities ranging from 6 months to 30 years.

Note 22 - Regulatory Capital

ChoiceOne Financial Services, Inc. and ChoiceOne Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. Both ChoiceOne and the Bank met the requirements to be considered well capitalized as of December 31, 2002 and 2001. Actual capital levels (in thousands) and minimum required levels (in thousands) were as follows:
	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2002
Total capital (to risk weighted assets)
Consolidated	$20,556	12.6%	$13,051	8.0%	$16,314	10.0%
Bank	20,531	12.6	13,043	8.0	16,303	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	18,543	11.4	6,526	4.0	9,788	6.0
Bank	18,520	11.4	6,521	4.0	9,782	6.0
Tier 1 capital (to average assets)
Consolidated	18,543	8.7	8,523	4.0	10,654	5.0
Bank	18,520	8.7	8,534	4.0	10,668	5.0

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2001
Total capital (to risk weighted assets)
Consolidated	$19,674	12.9%	$12,164	8.0%	$15,205	10.0%
Bank	19,510	12.9	12,143	8.0	15,179	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	17,775	11.7	6,082	4.0	9,123	6.0
Bank	17,611	11.6	6,072	4.0	9,107	6.0
Tier 1 capital (to average assets)
Consolidated	17,775	8.9	7,970	4.0	9,963	5.0
Bank	17,611	8.8	7,970	4.0	9,963	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2002, approximately $3,008,000 is available to pay dividends to the holding company. The Bank is also subject to state regulations restricting the amount of dividends payable to the holding company. At December 31, 2002, the Bank had $7,296,000 of retained earnings available for dividends under these regulations. The Company's ability to pay dividends is dependent on the Bank which is restricted by state law and regulations. These regulations pose no practical restrictions to paying dividends at historical levels.

Note 23 - Quarterly Financial Data (Unaudited)
				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2002
First Quarter	$3,602,000	$1,950,000	$431,000	$ 0.28	$ 0.28
Second Quarter	3,614,000	2,023,000	310,000	0.20	0.20
Third Quarter	3,657,000	2,148,000	377,000	0.24	0.24
Fourth Quarter	3,396,000	1,985,000	525,000	0.34	0.34

2001
First Quarter	$4,215,000	$1,902,000	$425,000	$ 0.28	$ 0.28
Second Quarter	4,073,000	1,876,000	281,000	0.18	0.18
Third Quarter	4,036,000	1,920,000	351,000	0.23	0.23
Fourth Quarter	3,797,000	1,905,000	401,000	0.26	0.26

2000
First Quarter	$4,060,000	$1,982,000	$483,000	$ 0.32	$ 0.32
Second Quarter	4,178,000	1,996,000	483,000	0.32	0.32
Third Quarter	4,324,000	2,048,000	487,000	0.32	0.32
Fourth Quarter	4,360,000	2,006,000	73,000	0.04	0.04

The increase in ChoiceOne's quarterly net income from 2001 to 2002 was due to an improved net interest income and noninterest income during 2002 compared to 2001. The Company saw exceptional gains from the sale of loans in fourth quarter 2002 compared to fourth quarter 2001. The primary reason for the decrease in ChoiceOne's interest income from 2000 to 2001 was due to assets repricing much faster than interest bearing deposits. Fluctuations in the quarterly provision for loan losses also affected the quarterly comparisons between 2002 and 2001 as well as between 2001 and 2000. The provision for loan losses was $232,000 higher in fourth quarter 2002 versus that of fourth quarter 2001. The provision in fourth quarter 2001 was $197,000 lower than the provision for the same period in 2000.

Report of Independent Auditors

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of ChoiceOne Financial Services, Inc. as of December 31, 2002 and 2001, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.
Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 5, 2003

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

The following discussion is designed to provide a review of the consolidated financial condition and results of operations of ChoiceOne Financial Services, Inc. ("ChoiceOne"), and its wholly-owned subsidiaries, ChoiceOne Bank (the "Bank"), ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency"), ChoiceOne Mortgage Company of Michigan (the "Mortgage Company") and ChoiceOne Travel, Inc. (the "Travel Agency"). Effective April 1, 2001, the Travel Agency was closed. This discussion should be read in conjunction with the consolidated financial statements and related footnotes.

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

Risk factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national economy; and various other local and global uncertainties. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

RESULTS OF OPERATIONS

Summary
Net income for 2002 was $1,643,000, which represented a $185,000 or 13% increase from 2001. The increase in net income was due to increased net interest income and increased noninterest income, offset by a higher provision for the allowance for loan losses and higher noninterest expense. The increase in net interest income was primarily due to earning asset growth and a change in the Bank's mix of interest bearing deposits for 2002 compared 2001. Also, the rates paid on deposits and other funding sources fell faster than the yields earned on loans and securities. Higher customer service fees, insurance commissions, and gains from the sale of loans and securities provided the growth in noninterest income in 2002. The higher provision for loan losses was primarily due to significant charge-offs in 2002 and a higher level of nonperforming and substandard loans. Noninterest expense rose due to the salaries and benefits for several new employees, higher commissions paid to mortgage originators and insurance agents, higher occupancy expense and additional legal fees in 2002 over 2001.

Return on average assets was 0.79% for 2002, compared to 0.73% for 2001 and 0.77% in 2000. Return on average shareholders' equity was 8.78% for 2002, compared to 8.07% for 2001 and 8.79% in 2000.
	Year ended December 31
	2002	2001	2000
Net interest income	$8,106,000	$7,603,000	$8,032,000
Provision for loan losses	(1,270,000)	(1,003,000)	(1,075,000)
Noninterest income	3,657,000	2,646,000	2,354,000
Noninterest expense	(8,187,000)	(7,198,000)	(7,111,000)
Income tax expense	(663,000)	(590,000)	(674,000)
Net income	$1,643,000	$1,458,000	$1,526,000

Net income for 2001 was $1,458,000, which represented a $68,000 or 4% decrease from 2000. The decrease in net income was caused by a substantially reduced net interest income, partially offset by higher noninterest income for the year. Net interest income dropped significantly as interest-earning assets repriced downward faster than interest-bearing deposits. The provision for loan losses

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

recorded during 2001 was slightly less than that provided in 2000. Increased mortgage refinancing activity boosted gains received from the sale of residential mortgages to the secondary market. More deposit service charges in 2001 helped offset reduced insurance and travel agency commissions. Noninterest expense in 2001 was limited to a small increase over 2000 due to higher legal, consulting and advertising expenses offset by lower bad check charge-offs for the year.

Dividends
Cash dividends of $1,037,000, or $0.67 per common share were declared in 2002, compared to $0.65 per common share in 2001. The dividend yield on our common stock was 4.79% compared to 4.86% in 2001. The cash dividend payout percentage was 63% for 2002 compared to 68% for the prior year.

The Registrant's Board of Directors declared a 5% stock dividend payable on our common stock on April 17, 2002. The dividend was paid May 31, 2002 to shareholders of record as of May 9, 2002. Earnings per share data for all periods presented have been adjusted for this stock dividend and the 5% stock dividend paid in 2001 and a five-for-four stock split in 2000.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2003 to shareholders based on the actual earnings of the Bank.

Net Interest Income
As shown in Tables 1 and 2, tax equivalent net interest income increased $506,000 in 2002 compared to 2001. This is partly because the Bank's interest-bearing liabilities have repriced downward faster than the Bank's interest-earning assets. The Bank has also experienced moderate growth in both its security and loan portfolios which helped interest margin over the prior year.

The average balance of loans grew approximately $2.0 million in 2002 compared to 2001. The lower rate environment greatly reduced the yield earned on all new fixed rate loans originated in 2002 and certain variable rate loans indexed to prime or the U.S. Treasury note. The lower yields, offset by loan growth caused interest income to drop approximately $1.9 million in 2002 compared to 2001. The average balance of investment securities grew $5.4 million since 2001, offset by lower earning yields thereby causing interest income to increase $180,000 from 2001. The Bank was primarily a purchaser of federal funds in 2002 as compared to 2001 when the Bank was selling federal funds. This caused a decrease of $67,000 in income from other interest-earning assets in 2002 versus 2001.

The mix of deposits has changed from 2001 to 2002 as interest-bearing demand deposits have increased $6.1 million, savings deposits have increased $0.5 million and time deposits have dropped $2.8 million. This change is consistent with management's strategy of growing lower-cost transaction accounts. Furthermore, lower rates paid on all deposit types caused interest expense on deposits to decrease approximately $1.8 million in 2002. A $2.7 million decrease in average advances from the Federal Home Loan Bank coupled with lower rates paid on new advances caused the Bank's interest expense to decrease $553,000 from 2001.

As shown in Table 1, tax-equivalent net interest spread increased 29 basis points in 2002 to 3.79% from 3.50% in 2001. The rate earned on interest-earning assets tumbled 122 basis points from 8.63% in 2001 to 7.41% in 2002. The rate paid on interest-bearing liabilities also dropped 151 basis points from 5.13% in 2001 to 3.62% in 2002. In 2001, tax-equivalent net interest spread dropped 27 basis points from 3.77% in 2000 to 3.50% in 2001. The rate earned on interest-earning assets dropped 58 basis points from 9.21% in 2000 to 8.63% in 2001. The rate paid on interest-bearing liabilities also fell 31 basis points from 5.44% in 2000 to 5.13% in 2001.

As illustrated in Table 2, tax-equivalent net interest income decreased $433,000 in 2001 compared to 2000. Interest income dropped significantly due to the tremendous cuts in short term interest rates causing loans to reprice much faster than deposits and other funding sources. The Federal Reserve trimmed the discount rate a record 11 times during 2001 causing the prime rate to drop 475 basis points.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

Table 1 - Average Balances and Tax-Equivalent Interest Rates
				Year ended December 31
	2002			2001			2000
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Loans (1) (2)	$ 174,135	$ 13,250	7.61%	$ 172,018	$ 15,212	8.84%	$ 171,620	$ 16,066	9.36%
Taxable securities (3)	12,243	603	4.93	7,319	441	6.03	6,507	474	7.26
Tax exempt securities (1) (3)	9,127	653	7.15	8,640	635	7.35	7,907	600	7.52
Other	295	3	1.02	1,651	70	4.24	87	2	2.30
Interest-earning assets	195,800	14,509	7.41	189,628	16,358	8.63	186,121	17,142	9.21
Noninterest-earning assets (4)	11,991			10,927			11,576
Total assets	$ 207,791			$ 200,555			$ 197,697

Liabilities and Shareholders' Equity Interest-bearing
demand deposits	$ 35,422	625	1.76%	$ 29,338	780	2.66%	$ 26,384	925	3.51%
Savings deposits	8,441	73	0.86	7,954	90	1.13	7,879	94	1.19
Time deposits	81,466	3,361	4.13	84,280	4,982	5.91	84,406	5,029	5.96
FHLB advances	36,489	1,942	5.32	39,189	2,495	6.37	36,786	2,387	6.49
Other	8,290	162	1.95	5,192	171	3.29	8,056	455	5.65
Interest-bearing liabilities	170,108	6,163	3.62	165,953	8,518	5.13	163,511	8,890	5.44
Demand deposits	16,262			14,424			14,466
Other noninterest-bearing liabilities	2,718			2,120			2,354
Shareholders' equity	18,703			18,058			17,366
Total liabilities and shareholders' equity	$ 207,791			$ 200,555			$ 197,697

Net interest income (tax-equivalent basis) - interest spread		8,346	3.79%		7,840	3.50%		8,252	3.77%
Tax-equivalent adjustment (1)		(240)			(237)			(220)
Net interest income		$ 8,106			$ 7,603			$ 8,032
Net interest income as a percentage of earning assets (tax-equivalent basis)			4.26%			4.12%			4.43%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $625,000, $801,000, and $662,000 in 2002, 2001, and 2000, respectively.
(3)	The average balance includes the effect of unrealized gains or losses on securities, while the average rate was computed on the average amortized cost of the securities.
(4)	Noninterest-earning assets include loans on a nonaccrual status which averaged approximately $2,551,000, $1,090,000, and $1,087,000 in 2002, 2001, and 2000, respectively.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

Table 2 - Changes in Tax-Equivalent Net Interest Income
	Year ended December 31
	2002 Over 2001			2001 Over 2000
	Total	Volume	Rate	Total	Volume	Rate
	(Dollars in Thousands)
Increase (decrease) in interest income (1)
Loans (2)	$(1,961)	$190	$(2,151)	$(875)	$(51)	$(824)
Taxable securities	162	197	(35)	(33)	62	(95)
Nontaxable securities (2)	18	36	(18)	35	56	(21)
Other	(67)	(57)	(10)	68	36	32
Net change in tax-equivalent income	(1,848)	366	(2,214)	(805)	103	(908)

Increase (decrease) in interest expense (1)
Interest-bearing transaction accounts	(155)	180	(335)	(145)	110	(255)
Savings deposits	(17)	6	(23)	(4)	1	(5)
Time deposits	(1,621)	(182)	(1,439)	(47)	(7)	(40)
Federal Home Loan Bank advances	(553)	(177)	(376)	108	156	(48)
Other	(9)	119	(128)	(284)	(187)	(97)
Net change in interest expense	(2,355)	(53)	(2,302)	(372)	72	(444)
Net change in tax-equivalent net interest income	$507	$419	$88	$(433)	$31	$(464)

______________

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

Management anticipates that net interest income in 2003 will depend on the Bank's ability to fund loan growth with demand and savings deposits. The repricing of adjustable rate mortgages will continue to drive down the yield earned on loans; however, maturing higher rate advances from the Federal Home Loan Bank will help improve interest margin. Management does not anticipate additional prime lending rate decreases in 2003 and predicts the Federal Reserve Board will delay any changes in its monetary policy until the national economy improves.

Allowance and Provision For Loan Losses
Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 6 to the Consolidated Financial Statements. As indicated in Table 3, the provision for loan losses was $267,000 higher in 2002 than in 2001. Management increased the provision as a result of the higher levels of nonaccrual and substandard loans throughout 2002.

As shown in Table 3, consumer loan net charge-offs increased $282,000 in 2002 over 2001; however, commercial loan net charge-offs decreased $113,000 from 2001, and there were no mortgage loan net charge-offs in 2002. Indirect auto loans, home equity loans and credit cards comprised 34%, 28% and 10%, respectively of the consumer loan charge-offs in 2002, while their average loan balances comprised 35%, 44% and 2%, respectively of total consumer loans during 2002. Management has scaled back its funding of indirect loans and revised underwriting criteria for new home equity loans and lines. The credit card portfolio was sold in the fourth quarter of 2002. Economic woes continued to plague marginal commercial loan borrowers in 2002. Management curtailed a factored receivable financing program which accounted for 23% of the commercial loan charge-offs in 2002. The ratio of net charge-offs as a percentage of loans decreased slightly from 0.63% in 2001 to 0.62% in 2002 and the allowance as a percentage of total loans is higher at 1.26% at the end of 2002, compared to 1.21% at the end of 2001.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

Table 3 - Provision and Allowance For Loan Losses
	2002	2001	2000	1999	1998
Provision for loan losses	$1,270,000	$1,003,000	$1,075,000	$625,000	$730,000

Net charge-offs:
Commercial loans	$441,000	$554,000	$282,000	$260,000	$201,000
Real estate mortgages	-	188,000	100,000	-	-
Consumer loans	631,000	349,000	499,000	309,000	245,000
Total	$1,072,000	$1,091,000	$881,000	$569,000	$446,000

Allowance for loan losses at year end	$2,211,000	$2,013,000	$2,101,000	$1,907,000	$1,851,000

Allowance for loan losses as a percentage of:
Total loans as of year end	1.26%	1.21%	1.20%	1.14%	1.31%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	80%	88%	75%	93%	184%
Ratio of net charge-offs to average total loans outstanding during the year	0.62%	0.63%	0.51%	0.38%	0.33%
Loan recoveries as a percentage of prior year's charge-offs	14%	19%	16%	15%	15%

Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2002, is adequate to absorb probable incurred losses. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank's management and adjusted as necessary.

Noninterest Income
Total noninterest income increased $1,011,000 or 38% in 2002, compared to a $292,000 or 12% increase in 2001. Insurance and brokerage commissions increased due to higher sales of life insurance and annuities. Customer service charges increased largely from a new program providing services to customers who routinely have checks returned for non-sufficient funds. Gains received from the sale of loans increased significantly in 2002 due to the Mortgage Company selling over $41 million in loans to the secondary market. A total of $75 million in new and refinanced residential mortgages were originated by the Mortgage Company during 2002 due to a record low interest rate environment. The sale of one equity investment resulted in a nonrecurring portfolio gain of $49,000 for 2002.

Management anticipates that noninterest income may reduce in 2003 due to the sale of our Grand Rapids office of the Insurance Agency and reduced mortgage refinancing activity.

Noninterest Expense
Total noninterest expense increased $989,000 or 14% in 2002 compared to a $87,000 or 1% increase in 2001. Salaries and benefits rose due to higher commissions paid to mortgage producers and insurance producers based on higher mortgage volume originated and agent brokerage sales in 2002. Incentive bonuses and employee health insurance were also higher in 2002. Approximately $200,000 of additional occupancy expense was incurred in 2002 due to the write-off of fixed assets related to closing the Bank's Plainfield office. Management declined to renew its current lease agreement as the office (opened in 1996) had not grown to a level sufficient enough to be profitable. Professional services increased over the prior year due to collection efforts towards delinquent or bankrupt borrowers as well as higher legal fees resulting from litigation with two former employees of the Insurance Agency. Data processing expense increased in 2002 due to a new check imaging system installed in 2001 as well as the implementation of internet banking in 2001. Other noninterest expense was lower in 2002 due to fewer bad debts of the Insurance Agency and lower single business taxes offset by higher expenses on foreclosed real estate.

Management anticipates that noninterest expense will decline in 2003, due to lower occupancy costs offset by the legal fees incurred on foreclosed real estate and on other nonperforming loans.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

FINANCIAL CONDITION

Securities
The securities portfolio increased approximately $3.2 million or 18% from December 31, 2001 to December 31, 2002. A mix of government agency, municipal, corporate bonds, mortgage-backed and asset-backed securities were purchased to replace agency and municipal bonds that were called or matured in 2002. Some mortgage-backed securities and corporate equities were sold in 2002. The Bank's Investment Committee continues to monitor the portfolio and purchase securities when deemed prudent. Certain securities are also sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding. Securities also serve as a source of liquidity for deposit needs.

Loans
The loan portfolio has increased approximately $9.0 million or 6% from December 31, 2001 to December 31, 2002. Commercial loans increased $16.3 million due to increased demand from local businesses and the addition of two new commercial lenders. Residential mortgage loans have dropped $4.0 million due to increased payoffs caused by refinancing of existing loans within the Mortgage Company's portfolio. Consumer loans have decreased $3.5 million since 2001 due the Bank's decreased emphasis on indirect lending and customers consolidating personal or home equity debt with mortgages. The Bank also sold its entire credit card portfolio ($480,000) for a $12,000 gain in the fourth quarter of 2002.

Information regarding impaired loans can be found in Note 6 to the consolidated financial statements included in this report. In addition to its review of the loan portfolio for impaired loans, management also monitors various nonperforming loans. Nonperforming loans are comprised of: (1) loans accounted for on a nonaccrual basis; (2) loans, not included in nonaccrual loans, which are contractually past due 90 days or more as to interest or principal payments; and (3) loans, not included in nonaccrual or loans past due 90 days or more, which are considered troubled debt restructurings. The balances of these nonperforming loans as of the dates indicated were as follows:
	December 31, 2002	December 31, 2001

Loans accounted for on a nonaccrual basis	$2,522,000	$855,000
Loans contractually past due 90 days
or more as to principal or interest payments	210,000	1,316,000
Loans considered troubled debt restructurings	48,000	120,000
Total	$2,780,000	$2,291,000

At December 31, 2002, nonaccrual loans included $1.1 million in residential mortgages, $1.0 million in commercial loans, and $400,000 in consumer loans. At December 31, 2001, nonaccrual loans included $268,000 for residential mortgages, $365,000 for commercial borrowers and $167,000 for consumer loans. In 2002, management adopted a policy to automatically place all loans that are past due over 90 days into nonaccrual status unless collection procedures are initiated. Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers' abilities to comply with the original loan terms. The total balance of these loans was $6,987,000 as of December 31, 2002 compared to $5,424,000 at December 31, 2001. A slowing economy in addition to a more aggressive problem loan identification system increased the number of problem loans at the end of 2002. Management is attempting to work out these problem loans.

Management anticipates that mortgage and consumer loan balances will continue to decrease in 2003 due to continued refinancing caused by record low interest rates. Demand for commercial loans may be sluggish in 2003 due to many uncertainties regarding the local and national economy.

Deposits and Other Funding Sources
Total deposits have increased approximately $16.8 million or 12% since the end of 2001. The increase was primarily due to $22 million in new brokered time deposits offset by $9.8 million in maturing local time deposits. The majority of brokered deposits were obtained at rates lower than those offered in our local branches. Noninterest-bearing checking, interest-bearing checking, money market and savings accounts also increased modestly in 2002. We did not experience a tremendous loss of customers due to the closure of our Plainfield branch office. The Bank moved from purchasing federal funds at the end of 2001 to selling federal funds at the end of 2002. Securities sold under agreements to repurchase increased $1.9 million since 2001. Advances from the Federal Home Loan Bank ("FHLB") were reduced by $2.3 million in 2002. The Bank has several fixed-rate advances with maturities ranging from

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

2003 to 2005 and plans to replace these borrowings with local deposits or new lower cost advances from the FHLB. Certain residential real estate mortgages are pledged as collateral for these advances at the end of 2002.

Bank management continues to emphasize growth of local deposits through its noninterest-bearing and interest-bearing checking accounts for both commercial and retail customers. If local deposit growth is insufficient to support loan growth and other operating needs in 2003, management anticipates that it will continue to use federal funds, advances from the FHLB, and brokered time deposits to supplement its core deposits.

Shareholders' Equity
Total shareholders' equity increased $1.1 million or 6% since the end of 2001. Equity growth resulted from retained earnings and proceeds from the sale of ChoiceOne's stock, plus an increase in accumulated other comprehensive income, offset by cash and stock dividends paid to shareholders. The net dollar difference between the issuance and repurchase of common stock was $125,000 in 2002 compared to $171,000 in 2001. ChoiceOne repurchased 3,546 shares of its common stock in 2002 compared to 332 shares in 2001. Management has used and intends to continue to use the repurchased stock for employee benefit plans, stock dividends, and other purposes. ChoiceOne's management anticipates that it may continue to repurchase shares of its common stock in 2003.

Note 22 to the Consolidated Financial Statements presents regulatory capital information as of the end of 2002 and 2001. ChoiceOne's capital ratios decreased slightly from December 31, 2001 to December 31, 2002. If opportunities for prudent asset growth present themselves in 2003, ChoiceOne's management may grow assets to a greater extent than shareholders' equity. This may cause capital to decrease as a percentage of assets. However, ChoiceOne's management and its Board of Directors do not desire to decrease capital below those levels necessary to be considered "well capitalized."

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

Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at five of the Bank's correspondent banks. At December 31, 2002, the total amount of federal funds that were available for purchase from the Bank's correspondent banks was $17.5 million. ChoiceOne sold $850,000 of federal funds at the end of 2002. The Bank also has a line of credit with the Federal Reserve Bank of Chicago for $73.8 million secured by ChoiceOne's commercial loans, which is designed to be used for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank, brokered time deposits, and income retention. Approximately $3.3 million of additional Federal Home Loan Bank advances were available at the end of 2002 based on the Mortgage Company's residential mortgages pledged as collateral. The acquisition of brokered time deposits is not limited as long as the Bank's capital to assets percentage is considered to be "well capitalized."

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

Table 4 - Maturities and Repricing Schedule
	December 31, 2002
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Loans	$64,111	$29,838	$71,528	$8,370	$173,847
Taxable securities	404	901	9,994	-	11,299
Tax exempt securities	-	518	1,739	6,946	9,203
Federal funds sold	850	-	-	-	850
Interest bearing deposits at other institutions	-	100	-	-	100
Rate-sensitive assets	65,365	31,357	83,261	15,316	195,299

Liabilities
Interest-bearing demand deposits	5,508	16,388	14,974	-	36,870
Savings deposits	690	2,160	5,790	-	8,640
Time deposits	15,905	39,917	34,056	-	89,878
Federal Home Loan Bank advances	6,014	12,527	14,250	-	32,791
Repurchase agreements	5,876	-	-	-	5,876
Rate-sensitive liabilities	33,993	70,992	69,070	-	174,055
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$31,372	$(39,635)	$14,191	$15,316	$21,244
Cumulative asset (liability) gap	$31,372	$(8,263)	$5,928	$21,244

One method the ALCO uses to measure interest rate sensitivity is the one year repricing gap. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 92% as of December 31, 2002, compared to 71% as of December 31, 2001, and 66% as of December 31, 2000. It is the ALCO's and management's goal to have the rate-sensitive assets to rate-sensitive liabilities ratio in a range of 80% to 120% at the one-year maturity or repricing point. In 2002, management incorporated the guidelines provided from the Federal Deposit Insurance Corporation Improvement Act in estimating its repricing categories for demand and savings deposits. While these deposits can reprice immediately, management has some control over the actual timing or extent of the change in interest rates on these deposits. The ALCO plans to continue to review the ratio of rate-sensitive assets to rate-sensitive liabilities in 2003. As interest rates change during 2003, the ALCO will attempt to position its asset and liabilities maturities to maximize net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At year-end 2002, management used a simulation model to subject its assets and liabilities to an immediate 300 basis point increase and an immediate 100 basis point decrease in interest rates. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of Federal Home Loan Bank advances were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of the interest rate shock on both net income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net income to increase or decrease more than 10% and cannot cause the value of shareholders' equity to increase or decrease more than 2% of total assets. A hypothetical interest rate shock as of December 31, 2002, would have caused net income to increase 13% if rates increased 300 basis points and to decrease 7% if rates decreased 100 basis points. While ChoiceOne's rate shock for increasing interest rates 300 points exceeds the policy limit as of December 31, 2002, management believes the likelihood of such a scenario in the current interest rate environment is remote. The market value of shareholder equity would increase 6% if rates increased 300 basis points and remained flat if rates decreased 100 basis points. The ALCO plans to continue to monitor the effect of changes in interest rates on both net income and shareholders' equity and will make changes in asset and liability maturities as it believes necessary.

Corporate and Shareholder Information
ChoiceOne Financial Services, Inc.

Corporate Headquarters
ChoiceOne Financial Services, Inc.
     109 East Division Street
     Sparta, Michigan 49345
     Phone:  (616) 887-7366
     Fax:     (616) 887-7990

Market Makers in ChoiceOne Financial
Services, Inc. Stock

Kent King Securities
     Grand Rapids, Michigan
      (616) 459-3317

Morgan Stanley Dean Witter
     Grand Rapids, Michigan
      (616) 454-8998
      (800) 788-9640

Raymond James & Associates, Inc.
     Grand Rapids, Michigan
     (616) 451-0479
     (800) 553-2249

Stifel Nicolaus & Company, Inc.
     Grand Rapids, Michigan
     (616) 942-1717
     (800) 676-0477

Dain Rauscher
     Grand Rapids, Michigan
     (616) 742-3910
     (888) 848-3910

Stock Registrar and Transfer Agent
Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     (800) 368-5948

Annual Meeting
The annual meeting of shareholders of
ChoiceOne Financial Services, Inc., will
be held at 7:40 p.m. local time on Thursday,
April 24, 2003, at English Hills Terrace in Comstock Park, Michigan.

Subsidiary Information

ChoiceOne Bank
Main Office
     109 East Division Street
     Sparta, Michigan 49345

Appletree Office
     416 West Division Street
     Sparta, Michigan 49345

Cedar Springs Office
     4170 Seventeen Mile Road
     Cedar Springs, Michigan 49319

Sparta Great Day Office
     565 South State Street
     Sparta, Michigan 49345

Alpine Office
     5228 Alpine Avenue NW
     Comstock Park, Michigan 49321

ChoiceOne Bank is a member of the
Federal Deposit Insurance Corporation
and is an Equal Opportunity and
Housing Lender.

ChoiceOne Insurance Agencies, Inc.
Sparta Office
     109 East Division Street
     Sparta, Michigan 49345

Cedar Springs Office
     4170 Seventeen Mile Road
     Cedar Springs, Michigan 49319

ChoiceOne Mortgage Company of
Michigan
Sparta Office
     109 East Division Street
     Sparta, Michigan 49345

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
   CPA, Chairman, Beene Garter LLP
   (Certified Public Accountants)

Linda R. Pitsch
   Secretary, ChoiceOne Financial Services,
   Inc.; Senior Vice President - Cashier,
   ChoiceOne Bank

Andrew W. Zamiara, R.Ph.
   President and Manager, Momber
   Pharmacy and Momber Hallmark

Officers
ChoiceOne Financial Services, Inc.

Jon E. Pike
   Chairman of the Board

James A. Bosserd
   President and Chief Executive Officer

Louis D. Knooihuizen
   Vice President

Linda R. Pitsch
   Secretary

Tom Lampen
   Treasurer

Officers
Subsidiary - ChoiceOne Bank

Jon E. Pike
   Chairman of the Board

James A. Bosserd
   President and Chief Executive Officer

Louis D. Knooihuizen
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

Robert C. Godfrey
   Assistant Vice President -
   Commercial Loans

Dean A. Hanson
   Assistant Vice President -
   Commercial Loans

Jason J. Herbig
   Assistant Vice President - Management
   Information Systems/Network Officer

Daniel P. Mitchell
   Assistant Vice President - Loan
   Operations Manager

Darci M. Reinhardt
   Assistant Vice President - Consumer
   Loans

Scott A. Moore
   Cedar Springs Office Sales Manager

Matthew D. Tolsma
   Alpine Office Sales Manager

Officers
Subsidiary - ChoiceOne Insurance
Agencies, Inc.

James A. Bosserd
   President

Kelly J. Potes
   Senior Vice President -
   General Manager

Jeffrey S. Bradford, CIC
   Vice President

Dana L. Quick
   Assistant Vice President -
   ChoiceOne Investment Services

Linda R. Pitsch
   Secretary

Tom Lampen
   Treasurer

Officers
Subsidiary - ChoiceOne Mortgage
Company of Michigan, Inc.

James A. Bosserd
   President

Louis D. Knooihuizen
   Senior Vice President

Lee A. Braford
   Vice President

Karen M. Stein
   Vice President

Marilyn B. Childress
   Assistant Vice President

Linda R. Pitsch
   Secretary

Tom Lampen
   Treasurer