Form 10-K, Exhibit 13
period 2003-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2004-03-30
CIK 803164

Exhibit 13

Choiceone Financial Services, Inc.

2003

Annual Report To Shareholders

ChoiceOne Financial Services, Inc.

2003 Annual Report to Shareholders

Contents

To Our Shareholders	1

ChoiceOne Financial Services, Inc.	1

Common Stock Information	2

Financial Highlights	3

Consolidated Financial Statements	4

Notes to Consolidated Financial Statements	8

Report of Independent Auditors	24

Management's Discussion and Analysis of Financial Condition and Results of Operations	25

Corporate and Shareholder Information	34

Directors and Officers	35

To Our Shareholders

This 2003 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2003 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2003 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2003, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

ChoiceOne Financial Services, Inc.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan) primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through four full-service offices. ChoiceOne Insurance Agencies, Inc. is a wholly-owned subsidiary of ChoiceOne Bank and sells insurance and investment products. ChoiceOne Mortgage Company of Michigan, a wholly-owned subsidiary of ChoiceOne Bank, was formed on January 1, 2002 and is engaged in mortgage lending.

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

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees from loans accounted for 72%, 74%, and 81% of total revenues in 2003, 2002, and 2001, respectively. Interest from securities accounted for 8%, 6%, and 5% of total revenues in 2003, 2002, and 2001, respectively.

Common Stock Information

ChoiceOne's shares are traded in the over-the-counter market by several brokers. There is no well established public trading market for the shares, trading activity is infrequent, and price information is not regularly published.

The range of high and low bid information for shares of common stock for each quarterly period during the past two years is as follows:
	2003		2002
	Low	High	Low	High
First Quarter	$ 14.00	$ 14.88	$ 13.33	$ 13.57
Second Quarter	14.00	15.92	13.57	14.50
Third Quarter	14.67	17.38	13.75	14.75
Fourth Quarter	16.00	17.50	14.00	14.75

The above market prices have been adjusted where necessary to reflect the stock dividend declared in 2002. The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 15, 2004, there were 1,561,864 shares of ChoiceOne Financial Services, Inc., common stock issued and outstanding. These shares were held of record by 609 shareholders.

The following table summarizes cash dividends paid per share of common stock during 2003 and 2002:
	2003	2002
First Quarter	$ 0.17	$ 0.16
Second Quarter	0.17	0.17
Third Quarter	0.17	0.17
Fourth Quarter	0.17	0.17
Total	$ 0.68	$ 0.67

The above dividend per share amounts have been adjusted where necessary to reflect the stock dividend declared in 2002. ChoiceOne's principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current regulations (see Note 21 to the consolidated financial statements). Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2004.

Financial Highlights
ChoiceOne Financial Services, Inc.

	2003	2002	2001	2000	1999
For the year (dollars in thousands)
Net interest income	$7,775	$8,106	$7,603	$8,032	$7,699
Provision for loan losses	400	1,270	1,003	1,075	625
Noninterest income	3,109	3,657	2,646	2,354	1,984
Noninterest expense	7,668	8,187	7,198	7,111	6,219
Income before income taxes	2,816	2,306	2,048	2,200	2,839
Income tax expense	715	663	590	674	887
Net income	2,101	1,643	1,458	1,526	1,952
Cash dividends paid	1,059	1,037	995	981	909

Per share*
Basic and diluted earnings	$1.35	$1.06	$0.95	$1.00	$1.28
Cash dividends	0.68	0.67	0.65	0.64	0.60
Shareholders' equity (at year end)	13.16	12.48	11.86	11.51	11.07

Average for the year (dollars in thousands)
Securities	$31,165	$21,872	$15,959	$14,414	$18,062
Gross loans	165,224	174,135	172,018	171,620	149,402
Deposits	149,941	141,591	135,996	133,135	123,006
Federal Home Loan Bank advances	28,416	36,489	39,189	36,786	28,019
Shareholders' equity	20,045	18,703	18,058	17,366	16,572
Assets	207,656	207,791	200,555	197,697	177,279

At year end (dollars in thousands)
Securities	$40,921	$24,111	$20,885	$14,153	$15,126
Gross loans	163,132	175,061	165,823	175,776	167,980
Deposits	146,263	152,779	135,975	137,704	127,553
Federal Home Loan Bank advances	33,750	32,791	35,125	36,207	36,999
Shareholders' equity	20,568	19,359	18,273	17,589	16,888
Assets	215,467	212,324	197,791	201,194	193,107

Selected financial ratios (in percentages)
Return on average assets	1.01%	0.79%	0.73%	0.77%	1.10%
Return on average shareholders' equity	10.48	8.78	8.07	8.79	11.78
Cash dividend payout	50.40	63.30	68.24	64.29	46.57
Shareholders' equity to assets (at year end)	9.55	9.12	9.24	8.74	8.75

* Per share amounts are retroactively adjusted for the effect of stock dividends and stock splits.

Consolidated Balance Sheets
ChoiceOne Financial Services, Inc.

	December 31
	2003	2002
Assets
Cash and due from banks	$4,722,000	$5,621,000
Federal funds sold	-	850,000
Cash and cash equivalents	4,722,000	6,471,000

Interest-bearing deposits at other financial institutions	-	100,000
Securities available for sale	38,149,000	21,491,000
Federal Home Loan Bank stock	2,456,000	2,364,000
Federal Reserve Bank stock	316,000	256,000
Loans held for sale	-	1,214,000
Loans, net (of allowance of $1,974,000 and $2,211,000)	161,158,000	171,636,000
Premises and equipment, net	4,080,000	4,449,000
Other real estate, net	1,433,000	1,867,000
Loan servicing rights, net	442,000	363,000
Intangible assets, net	27,000	226,000
Other assets	2,684,000	1,887,000
Total assets	$215,467,000	$212,324,000

Liabilities
Deposits - noninterest-bearing	$17,288,000	$17,391,000
Deposits - interest-bearing	128,975,000	135,388,000
Total deposits	146,263,000	152,779,000

Repurchase agreements	5,305,000	5,876,000
Federal funds purchased	7,882,000	-
Advances from Federal Home Loan Bank	33,750,000	32,791,000
Other liabilities	1,699,000	1,519,000
Total liabilities	194,899,000	192,965,000

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	-	-
Common stock and paid-in capital, no par value; shares authorized: 4,000,000; shares outstanding: 1,563,415 in 2003 and 1,551,228 in 2002	15,815,000	15,645,000
Unallocated shares held by Employee Stock Ownership Plan	(27,000)	(45,000)
Retained earnings	4,264,000	3,222,000
Accumulated other comprehensive income	516,000	537,000
Total shareholders' equity	20,568,000	19,359,000
Total liabilities and shareholders' equity	$215,467,000	$212,324,000

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
ChoiceOne Financial Services, Inc.

	Years ended December 31
	2003	2002	2001
Interest income
Loans, including fees	$11,091,000	$13,232,000	$15,191,000
Securities
Taxable	776,000	603,000	441,000
Tax exempt	455,000	431,000	419,000
Other	8,000	3,000	70,000
Total interest income	12,330,000	14,269,000	16,121,000

Interest expense
Deposits	3,247,000	4,059,000	5,851,000
Advances from Federal Home Loan Bank	1,206,000	1,942,000	2,495,000
Federal funds purchased and repurchase agreements	102,000	154,000	159,000
Other	-	8,000	13,000
Total interest expense	4,555,000	6,163,000	8,518,000

Net interest income	7,775,000	8,106,000	7,603,000
Provision for loan losses	400,000	1,270,000	1,003,000
Net interest income after provision for loan losses	7,375,000	6,836,000	6,600,000

Noninterest income
Insurance and investment commissions	1,042,000	1,416,000	1,237,000
Customer service charges	1,001,000	1,006,000	724,000
Loan servicing fees, net	(4,000)	66,000	87,000
Gains on sales of loans	807,000	967,000	385,000
Gains on sales of securities	61,000	60,000	9,000
Other income	202,000	142,000	204,000
Total noninterest income	3,109,000	3,657,000	2,646,000

Noninterest expense
Salaries and benefits	4,019,000	4,087,000	3,522,000
Occupancy and equipment	1,226,000	1,651,000	1,420,000
Professional services	514,000	543,000	398,000
Supplies and postage	252,000	265,000	294,000
Data processing	361,000	368,000	256,000
Advertising and promotional	149,000	172,000	181,000
Prepayment penalties on advances from Federal Home Loan Bank	156,000	-	-
Other expense	991,000	1,101,000	1,127,000
Total noninterest expense	7,668,000	8,187,000	7,198,000

Income before income tax	2,816,000	2,306,000	2,048,000
Income tax expense	715,000	663,000	590,000

Net income	$2,101,000	$1,643,000	$1,458,000

Basic and diluted earnings per common share	$1.35	$1.06	$0.95

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
ChoiceOne Financial Services, Inc.

	Number of Shares	Common Stock and Paid in Capital	Unallocated Shares held by ESOP	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, January 1, 2001	1,386,071	$13,317,000	$(82,000)	$4,222,000	$132,000	$17,589,000

Comprehensive income:
Net income				1,458,000		1,458,000
Net change in unrealized gain					50,000	50,000
Total comprehensive income						1,508,000

Shares issued	12,677	179,000				179,000
Shares repurchased	(332)	(5,000)				(5,000)
Shares committed to be released under Employee Stock Ownership Plan		(18,000)	18,000			-
Stock dividend	69,290	1,002,000		(1,005,000)		(3,000)
Cash dividends				(995,000)		(995,000)

Balance, December 31, 2001	1,467,706	14,475,000	(64,000)	3,680,000	182,000	18,273,000

Comprehensive income:
Net income				1,643,000		1,643,000
Net change in unrealized gain					355,000	355,000
Total comprehensive income						1,998,000

Shares issued	13,901	179,000				179,000
Shares repurchased	(3,546)	(51,000)				(51,000)
Shares committed to be released under Employee Stock Ownership Plan		(19,000)	19,000			-
Stock dividend	73,167	1,061,000		(1,064,000)		(3,000)
Cash dividends				(1,037,000)		(1,037,000)

Balance, December 31, 2002	1,551,228	15,645,000	(45,000)	3,222,000	537,000	19,359,000

Comprehensive income:
Net income				2,101,000		2,101,000
Net change in unrealized gain					(21,000)	(21,000)
Total comprehensive income						2,080,000

Shares issued	13,633	218,000				218,000
Shares repurchased	(1,446)	(22,000)				(22,000)
Shares committed to be released under Employee Stock Ownership Plan		(26,000)	18,000			(8,000)
Cash dividends				(1,059,000)		(1,059,000)

Balance, December 31, 2003	1,563,415	$15,815,000	$(27,000)	$4,264,000	$516,000	$20,568,000

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
ChoiceOne Financial Services, Inc.

	Years ended December 31
	2003	2002	2001
Cash flows from operating activities:
Net income	$2,101,000	$1,643,000	$1,458,000
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	400,000	1,270,000	1,003,000
Depreciation	594,000	943,000	692,000
Amortization	567,000	411,000	178,000
Gains on sales of securities	(61,000)	(60,000)	(9,000)
Gains on sales of loans	(807,000)	(967,000)	(385,000)
Loans originated for sale	(35,589,000)	(40,882,000)	(27,953,000)
Proceeds from loan sales	37,302,000	41,291,000	28,240,000
Net change in:
Other assets	786,000	741,000	23,000
Other liabilities	184,000	(180,000)	(656,000)
Net cash from operating activities	5,477,000	4,210,000	2,591,000

Cash flows from investing activities:
Net change in interest-bearing deposits	100,000	(100,000)	-
Securities available for sale:
Sales	2,085,000	972,000	1,998,000
Maturities, prepayments and calls	3,905,000	3,832,000	1,035,000
Purchases	(23,088,000)	(7,583,000)	(9,741,000)
Loan originations and payments, net	8,920,000	(11,975,000)	8,862,000
Additions to premises and equipment, net of disposals	(225,000)	(331,000)	(388,000)
Proceeds from sale of insurance agency	186,000	-	-
Purchase of insurance agency	-	(17,000)	(40,000)
Net cash from (used in) investing activities	(8,117,000)	(15,202,000)	1,726,000

Cash flows from financing activities:
Net change in deposits	(6,516,000)	16,804,000	(1,729,000)
Net change in repurchase agreements	(571,000)	1,874,000	103,000
Net change in federal funds purchased	7,882,000	(2,900,000)	(750,000)
Proceeds from Federal Home Loan Bank advances	25,750,000	22,650,000	9,750,000
Payments on Federal Home Loan Bank advances	(24,791,000)	(24,984,000)	(10,832,000)
Issuance of common stock	218,000	179,000	179,000
Repurchase of common stock	(22,000)	(51,000)	(5,000)
Cash dividends and fractional shares from stock dividends and splits	(1,059,000)	(1,040,000)	(998,000)
Net cash from (used in) financing activities	891,000	12,532,000	(4,282,000)

Net change in cash and cash equivalents	(1,749,000)	1,540,000	35,000
Beginning cash and cash equivalents	6,471,000	4,931,000	4,896,000

Ending cash and cash equivalents	$4,722,000	$6,471,000	$4,931,000

Cash paid for interest	$4,667,000	$6,165,000	$8,708,000
Cash paid for income taxes	820,000	650,000	460,000
Loans transferred to other real estate	1,233,000	2,223,000	855,000

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include ChoiceOne Financial Services, Inc., its wholly-owned subsidiary, ChoiceOne Bank, and ChoiceOne Bank's wholly-owned subsidiaries, ChoiceOne Mortgage Company of Michigan, and ChoiceOne Insurance Agencies, Inc., (together referred to as "ChoiceOne"). Intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations
ChoiceOne Bank (the "Bank") is a full-service community bank that offers commercial, consumer, and real estate loans as well as traditional demand, savings and time deposits to both commercial and consumer clients in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from the cash flows from operations of businesses. Real estate loans are secured by both residential and commercial real estate.

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

Together, the Bank, the Mortgage Company, and the Insurance Agency, account for substantially all of ChoiceOne's assets, revenues and operating income.

Use of Estimates
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, ChoiceOne's management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided. Actual results may differ from these estimates. Estimates associated with the allowance for loan losses, loan servicing rights, and fair values of certain financial instruments are particularly susceptible to change.

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

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Interest accrued but not received is reversed against interest income when the loans are placed into nonaccrual status. Interest received on such loans is accounted for on the cash-basis method until qualifying for return to accrual. Loans are returned to accrual basis when all the principal and interest amounts contractually due are brought current and future payment is reasonably assured.

Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance is increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the collectibility of a loan balance is not possible.

The allowance consists of general and specific components. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.

A loan is impaired when full payment under the loan terms is not expected. Commercial loans are evaluated for impairment on an individual loan basis. If a loan is considered impaired, a portion of the allowance for loan losses is allocated to the loan so that it is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans such as consumer and real estate mortgage loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

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

Other Real Estate Owned
Real estate properties acquired in collection of a loan are initially recorded at fair value at acquisition establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses to repair or maintain properties are included within other noninterest expenses. Gains and losses upon disposition and changes in the valuation allowance are reported net within other noninterest income.

Loan Servicing Rights
Servicing rights represent the allocated value of servicing rights on loans sold with servicing retained. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics when available or based upon discounted cashflows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

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

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

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

Stock Based Compensation
Employee compensation expense under ChoiceOne's stock option plan is reported if options are granted below market price at the grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method to measure expense for options granted using an option pricing model to estimate the fair value. No stock options were granted in 2001.

The following pro forma information presents net income and earnings per share for 2003, 2002 and 2001 had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options in 2003, 2002 and 2001.

	2003	2002	2001
Net income as reported	$2,101,000	$1,643,000	$1,458,000
Deduct: Stock-based compensation expense determined under fair value based method	5,000	3,000	5,000
Pro forma net income	2,096,000	1,640,000	1,453,000

Basic and diluted earnings per common share as reported	1.35	1.06	0.95

Pro forma basic and diluted earnings per common share	1.35	1.06	0.95

The pro forma effects are computed using an option pricing model and the following weighted average assumptions as of grant date.
	2003	2002	2001
Risk-free interest rate	3.65%	4.71%	-
Expected option life (in years)	7	7	-
Expected stock price volatility	18.95%	20.90%	-
Dividend yield	4.49%	4.78%	-

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

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Earnings Per Share
Basic earnings per common share ("EPS") is based on weighted-average common shares outstanding. The weighted-average number of shares used in the computation of basic and diluted earnings per common share includes shares allocated to the ESOP. Diluted EPS further assumes issue of any dilutive potential common shares issuable under stock options. Earnings and dividends per share are restated for stock dividends and splits through the issue date of the financial statements.

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

Cash Restrictions
Cash on hand or on deposit with the Federal Reserve Bank of $955,000 and $950,000 was required to meet regulatory reserve and clearing requirements at December 31, 2003 and 2002, respectively. These balances do not earn interest.

Stock Dividends
Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional shares resulting from stock dividends are paid in cash.

Dividend Restrictions
Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the Bank to ChoiceOne or by ChoiceOne to its shareholders (see Note 21).

Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, which are more fully documented in Note 19 to the financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Industry Segments
Internal financial information is primarily reported and aggregated in two lines of business: banking and insurance. The majority of ChoiceOne's income and assets are obtained from banking.

Adoption of New Accounting Standards
During 2003, ChoiceOne adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect ChoiceOne's operating results or financial condition.

Reclassifications
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current year's presentation.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 2 - Securities

Information regarding securities available for sale at December 31 follows:
	2003
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Treasuries and U.S. Government agencies	$7,805,000	$79,000	$(13,000)
States and municipalities	20,435,000	667,000	(52,000)
Mortgage-backed securities	4,589,000	34,000	(10,000)
Asset-backed securities	233,000	1,000	-
Corporate securities	5,087,000	75,000	-
Total	$38,149,000	$856,000	$(75,000)

	2002
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Treasuries and U.S. Government agencies	$4,699,000	$102,000	$-
States and municipalities	11,725,000	594,000	(2,000)
Mortgage-backed securities	1,517,000	61,000	-
Asset-backed securities	508,000	8,000	-
Corporate securities	3,042,000	51,000	-
Total	$21,491,000	$816,000	$(2,000)

The gross unrealized losses within the securities portfolio at year-end 2003 have not existed for more than 12 months on any individual securities. The issuers with gross unrealized losses are of high credit quality and the impairment is considered temporary in nature due to market conditions at December 31, 2003.

Contractual maturities of securities available for sale at December 31, 2003, follows:
Fair Value
Due within one year	$5,988,000
Due after one year through five years	19,421,000
Due after five years through ten years	6,318,000
Due after ten years	1,625,000
Total debt securities	33,352,000
Mortgage-backed securities not due at a specific date	4,589,000
Equity securities	208,000
Total	$38,149,000

Information regarding sales of securities available for sale follows:
	2003	2002	2001
Proceeds from sales of securities	$2,085,000	$972,000	$1,998,000
Gross realized gains	61,000	60,000	9,000

Various securities were pledged as collateral for securities sold under agreements to repurchase and as collateral for certain public time deposits. The respective balances of the repurchase agreements and time deposits were less than the collateral pledged at the end of the years presented. The carrying amount of securities pledged as collateral at December 31 was as follows:
	2003	2002
Securities pledged for securities sold under agreements to repurchase	$5,790,000	$5,876,000
Securities pledged for time deposits	-	1,810,000
Total securities pledged as collateral	$5,790,000	$7,686,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 3 - Loans

The Bank's loan portfolio as of December 31 was as follows:
	2003	2002
Commercial	$80,025,000	$85,658,000
Real estate mortgage - construction	10,200,000	7,869,000
Real estate mortgage - residential	48,515,000	50,996,000
Consumer	24,392,000	29,324,000
Loans, gross	163,132,000	173,847,000
Allowance for loan losses	(1,974,000)	(2,211,000)
Loans, net	$161,158,000	$171,636,000

Note 4 - Mortgage Banking

Activity during the year was as follows:
	2003	2002	2001
Loans originated for resale, net of principal payments	$35,589,000	$40,882,000	$27,953,000
Proceeds from loans held for sale	37,302,000	41,291,000	28,240,000
Net gains on sales of loans held for sale	807,000	967,000	385,000
Loan servicing fees, net of amortization	(4,000)	66,000	87,000

Residential mortgage loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The principal balances of these loans at December 31 are as follows:
Residential mortgage loans serviced for:	2003	2002
Federal Home Loan Mortgage Corporation	$66,249,000	$57,825,000

The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2003 and 2002.

Activity for loan servicing rights was as follows:
	2003	2002	2001
Beginning of year	$363,000	$175,000	$146,000
Capitalized	308,000	333,000	117,000
Amortization	(247,000)	(127,000)	(88,000)
Changes to valuation allowance	18,000	(18,000)	-
End of year	$442,000	$363,000	$175,000

Note 5 - Allowance for Loan Losses

Activity in the allowance for loan losses was as follows:
	2003	2002	2001
Beginning of year	$2,211,000	$2,013,000	$2,101,000
Provision charged to expense	400,000	1,270,000	1,003,000
Recoveries credited to the allowance	343,000	185,000	189,000
Loans charged off	(980,000)	(1,257,000)	(1,280,000)
End of year	$1,974,000	$2,211,000	$2,013,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Information regarding nonperforming loans for the years ended December 31 follows:
	2003	2002
Loans past due over 90 days still on accrual	$39,000	$210,000
Nonaccrual loans	1,914,000	2,522,000
Total	$1,953,000	$2,732,000

Nonperforming loans includes both smaller balance homogenous loans that are collectively evaluated for impairment and loans individually classified as impaired loans.

Information regarding impaired loans as of and for the year ended December 31 follows:
	2003	2002	2001
Loans with no allowance allocated at year end	$753,000	$1,041,000	$718,000
Loans with allowance allocated at year end	1,051,000	1,128,000	153,000
Amount of allowance for loan losses allocated at year end	576,000	697,000	53,000
Average balance during the year	2,188,000	2,294,000	1,382,000
Interest income recognized thereon	78,000	120,000	45,000
Cash-basis interest income recognized	152,000	194,000	43,000

Note 6 - Premises and Equipment

As of December 31, premises and equipment consisted of the following:
	2003	2002
Land and land improvements	$639,000	$639,000
Leasehold improvements	274,000	461,000
Buildings	4,260,000	4,174,000
Furniture, equipment and software	2,430,000	3,803,000
Total cost	7,603,000	9,077,000
Accumulated depreciation	(3,523,000)	(4,628,000)
Premises and equipment, net	$4,080,000	$4,449,000

Depreciation expense was $594,000, $943,000, and $692,000 for 2003, 2002, and 2001, respectively. In August 2002, the Bank closed its Plainfield branch office in Grand Rapids, Michigan. The financial impact of closing the office resulted in additional depreciation of $139,000 and a $68,000 expense for early termination of the lease agreement. In September 2003, the Bank closed its Sparta Great Day Office in Sparta, Michigan. The financial impact of closing this office was immaterial. The Bank also retired $1.2 million in assets during 2003 that were fully depreciated and no longer in service within the Bank or Insurance Agency.

Note 7 - Other Real Estate Owned

Other real estate owned represents foreclosed assets owned by the Bank and is reported net of a valuation allowance. Activity within other real estate owned was as follows:
	2003	2002
Balance, beginning of year	$1,867,000	$710,000
Transfers from loans	1,233,000	2,223,000
Capitalized improvements or purchased assets	223,000	8,000
Sales	(1,721,000)	(1,073,000)
Write-downs	(169,000)	(1,000)
Balance, end of year	$1,433,000	$1,867,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 8 - Acquired Intangible Assets

Acquired intangible assets related to the Insurance Agency were as follows as of December 31:
	2003		2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Sparta division	$222,000	$195,000	$222,000	$182,000
Grand Rapids division	-	-	500,000	314,000
Total	$222,000	$195,000	$722,000	$496,000

The Grand Rapids division of the Insurance Agency was sold in January 2003. Aggregate amortization expense was $13,000, $90,000, and $81,000 for 2003, 2002, and 2001, respectively.
Estimated future amortization expense for the Sparta division follows:
2004	$14,000
2005	13,000

Note 9 - Deposits

Deposit information as of December 31 follows:
	2003	2002
Certificates of deposit issued in denominations of $100,000 or more	$31,650,000	$43,914,000

Scheduled maturities of certificates of deposit:
2004	$44,385,000
2005	14,812,000
2006	7,538,000
2007	3,743,000
2008	2,121,000
Total	$72,599,000

The Bank had brokered certificates of deposit totaling $25,179,000 at December 31, 2003 compared to $33,235,000 at December 31, 2002. The weighted average interest rate on these certificates of deposit was 2.58% with maturities ranging from January 2004 to December 2006 as of December 31, 2003.

Note 10 - Repurchase Agreements

Repurchase agreements are advances by customers that are not covered by federal deposit insurance. This obligation of ChoiceOne is secured by bank-owned securities held in safekeeping at a correspondent bank. The balances at December 31 are as follows:
	2003	2002
Outstanding balance at December 31	$5,305,000	$5,876,000
Average interest rate at December 31	1.55%	1.31%
Average balance during the year	$5,713,000	$4,944,000
Average interest rate during the year	1.42%	1.79%
Maximum month end balance during the year	$7,324,000	$5,976,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 11 - Federal Home Loan Bank Advances

At December 31, 2003, the Bank had advances from the Federal Home Loan Bank with fixed interest rates ranging from 1.22% to 6.63%, with an average interest rate of 2.49%. The Bank also had $6,000,000 in variable rate advances as of December 31, 2003, with an average rate of 1.11%. Maturities for all advances outstanding at December 31, 2003 ranged from January 2004 to May 2006. Advances were secured by specific mortgage loans with a carrying value of approximately $45,354,000 and $47,249,000 at December 31, 2003 and 2002, respectively. Penalties are charged on advances that are paid prior to maturity. The Bank prepaid $3,000,000 of advances incurring a prepayment penalty of $156,000 in 2003. No advances were paid prior to maturity in 2002 or 2001.

The scheduled maturities of advances from the Federal Home Loan Bank at December 31, 2003 are as follows:
2004	$17,250,000
2005	13,500,000
2006	3,000,000
Total	$33,750,000

Note 12 - Income Taxes

Information as of December 31 and for the year follows:
	2003	2002	2001
Provision for Income Taxes
Current federal income tax expense	$693,000	$540,000	$589,000
Deferred federal income tax expense	22,000	123,000	1,000
Income tax expense	$715,000	$663,000	$590,000

Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$957,000	$784,000	$696,000
Tax exempt interest income	(160,000)	(158,000)	(155,000)
Reduction in accrued tax liability	(113,000)	-	-
Nondeductible interest expense	14,000	21,000	31,000
Other items	17,000	16,000	18,000
Income tax expense	$715,000	$663,000	$590,000

Effective income tax rate	25%	29%	29%

Components of Deferred Tax Assets and Liabilities	2003	2002
Deferred tax assets:
Allowance for loan losses	$478,000	$475,000
Deferred loan costs	48,000	89,000
Postretirement benefits obligation	62,000	52,000
Writedowns on other real estate	54,000	2,000
Amortization of insurance agency book of business	-	50,000
Deferred compensation	21,000	29,000
Other	76,000	49,000
Total deferred tax assets	739,000	746,000

Deferred tax liabilities:
Unrealized appreciation on securities available for sale	266,000	276,000
Depreciation	165,000	181,000
Loan servicing rights	150,000	130,000
Other	89,000	78,000
Total deferred tax liabilities	670,000	665,000
Net deferred tax asset	$69,000	$81,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 2003 and 2002.

Note 13 - Related Party Transactions

Loans to principal officers, directors and their affiliates were as follows at December 31:
	2003	2002
Beginning of year	$3,298,000	$2,854,000
New loans	982,000	1,074,000
Repayments	(1,262,000)	(304,000)
Effect of changes in related parties	-	(326,000)
End of year	$3,018,000	$3,298,000

Deposits from principal officers, directors, and their affiliates were $5,013,088 and $3,826,000 at December 31, 2003 and 2002, respectively.

Note 14 - Employee Benefit Plans

401(k) Plan:
The 401(k) plan allows employee contributions up to 15% of their compensation. Matching company contributions to the plan are discretionary. Expense to this plan was $45,000, $62,000 and $14,000 in 2003, 2002 and 2001, respectively.

Employee Stock Ownership Plan:
Employees participate in an Employee Stock Ownership Plan (the "ESOP"). In 2000, the ESOP borrowed $91,000 from the Bank and used the funds to acquire 5,100 shares of ChoiceOne common stock at $17.78 per share. These amounts have been adjusted for stock splits and dividends in 2001 and 2002. ChoiceOne makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase the participant accounts.

Participants become fully vested upon completion of six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased unless the stock is traded on an established market. Contributions from ChoiceOne to the ESOP during 2003, 2002, and 2001 were $23,000, $23,000, and $23,000, respectively. Expense for 2003, 2002, and 2001, was $14,000, $14,000, and $14,000, respectively.

Shares held by the ESOP were as follows:
	2003	2002	2001
Shares allocated to participants	3,570	2,550	1,530
Shares unallocated	1,530	2,550	3,570
Total shares of ChoiceOne stock held by ESOP	5,100	5,100	5,100

Fair value of unallocated shares as of December 31	$26,000	$36,000	$48,000

Fair value of allocated shares subject to repurchase obligation	$59,000	$36,000	$20,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Postretirement Benefits Plan:
Information regarding the postretirement benefits plan as of December 31 and for the year follows:
	2003	2002	2001
Accumulated benefit obligation	$146,000	$125,000	$115,000
Accrued benefit cost	181,000	153,000	154,000
Postretirement benefit expense	28,000	(1,000)	(1,000)
Employer contributions	32,000	17,000	15,000
Participant contributions	36,000	38,000	34,000
Benefits paid	40,000	56,000	50,000
Actuarial assumption - discount rate on benefit obligation	6.0%	6.5%	8.0%

The trend for annual increases in health care costs was assumed to be 8% for the year beginning January 1, 2004, dropping 1% annually to an annual rate of 6% for the year beginning January 1, 2006 and each year thereafter. The effect of a 1% increase or decrease in the assumed health care cost trend rate would have an immaterial impact on the combined service and interest cost components of net periodic postretirement health care benefits cost and the accumulated benefit obligation for health care benefits.

Deferred Compensation Plan:
A deferred compensation plan covers one former executive officer. Under the plan, ChoiceOne pays this individual the amount of compensation deferred plus interest over 10 years beginning with the individual's termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $2,000, $6,000, and $5,000 in 2003, 2002, and 2001, respectively, which resulted in a deferred compensation liability of $61,000 and $84,000 as of year-end 2003 and 2002, respectively. ChoiceOne has purchased life insurance on the participant. The cash surrender value of such insurance was $156,000 and $152,000 at year-end 2003 and 2002, respectively, and is included in other assets.

Note 15 - Stock Options

Options to buy stock are granted to key employees under an incentive stock option plan to provide them with an additional equity interest in ChoiceOne. The plan provides for issuance of up to 60,775 options. The exercise price is the market price at date of grant, so there is no compensation expense recognized in the income statement. The maximum option term is 10 years and options vest over 3 years. A summary of the activity in the plan is as follows:
	2003		2002		2001
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of year	20,314	$13.31	15,194	$13.16	15,194	$13.16
Options granted	4,900	14.38	5,330	13.76	-	-
Options exercised	-	-	-	-	-	-
Options forfeited or expired	(725)	13.88	(210)	13.70	-	-
Options outstanding, end of year	24,489	$13.51	20,314	$13.31	15,194	$13.16

Options exercisable at December 31	18,666		16,474		15,194

Weighted average fair value of options granted during year	$1.84		$2.21		$ -

The exercise price for options outstanding at the end of 2003 ranged from $13.16 to $14.38 per share. The weighted average remaining contractual life of options outstanding at the end of 2003 was approximately 5.4 years. The numbers of options and exercise prices have been adjusted for all stock dividends and splits.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 16 - Earnings Per Share

The factors used in the earnings per share computation follow:
	2003	2002	2001
Basic
Net income	$2,101,000	$1,643,000	$1,458,000

Weighted average common shares outstanding	1,554,600	1,544,248	1,531,207

Basic earnings per common share	$1.35	$1.06	$0.95

	2003	2002	2001
Diluted
Net income	$2,101,000	$1,643,000	$1,458,000

Weighted average common shares outstanding	1,554,600	1,544,248	1,531,207
Plus dilutive effect of assumed exercises of stock options	2,636	1,242	118
Average shares and dilutive potential common shares	1,557,236	1,545,490	1,531,325

Diluted earnings per common share	$1.35	$1.06	$0.95

Weighted average common shares have been adjusted for stock dividends and stock splits.

Note 17 - Other Comprehensive Income

Other comprehensive income components and related taxes follow:
	2003	2002	2001
Unrealized holding gains on available for sale securities	$29,000	$599,000	$86,000
Reclassification adjustments for gains included in net income	(61,000)	(60,000)	(9,000)

Net unrealized gains and losses	(32,000)	539,000	77,000
Tax effect	11,000	(184,000)	(27,000)

Total other comprehensive income (loss)	$(21,000)	$355,000	$50,000

Note 18 - Condensed Financial Statements of Parent Company

Condensed Balance Sheets
	December 31
	2003	2002
Assets
Cash	$41,000	$48,000
Securities available for sale	50,000	17,000
Other assets	31,000	88,000
Investment in ChoiceOne Bank	20,505,000	19,330,000
Total assets	$20,627,000	$19,483,000

Liabilities
Mandatory redeemable shares under Employee Stock Ownership Plan, at fair value	$59,000	$36,000
Other liabilities	-	88,000
Total liabilities	59,000	124,000

Shareholders' equity	20,568,000	19,359,000

Total liabilities and shareholders' equity	$20,627,000	$19,483,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Condensed Statements of Income
	Years Ended December 31
	2003	2002	2001
Dividends from ChoiceOne Bank	$973,000	$836,000	$830,000
Gain on sale of securities	23,000	49,000	-
Dividends from other securities	-	1,000	5,000
Total income	996,000	886,000	835,000
Other expenses	96,000	124,000	72,000
Income before income tax and equity in undistributed net
income of subsidiary	900,000	762,000	763,000
Income tax benefit	26,000	25,000	23,000
Income before equity in undistributed net income of subsidiary	926,000	787,000	786,000
Equity in undistributed net income of subsidiary	1,175,000	856,000	672,000
Net income	$2,101,000	$1,643,000	$1,458,000

Condensed Statements of Cash Flows
	Years Ended December 31
	2003	2002	2001
Cash flows from operating activities:
Net income	$2,101,000	$1,643,000	$1,458,000
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of subsidiary	(1,175,000)	(856,000)	(672,000)
Gain on sales of securities	(23,000)	(49,000)	-
Changes in other assets	57,000	(87,000)	(1,000)
Changes in liabilities	(85,000)	71,000	8,000
Net cash from operating activities	875,000	722,000	793,000

Cash flows from investing activities:
Purchase of investment securities	(50,000)	-	(150,000)
Sales proceeds of investment securities	31,000	200,000	-
Net cash from (used in) investing activities	(19,000)	200,000	(150,000)

Cash flows from financing activities:
Issuance of stock	218,000	179,000	179,000
Repurchase of stock	(22,000)	(51,000)	(5,000)
Dividends paid	(1,059,000)	(1,040,000)	(998,000)
Net cash used in financing activities	(863,000)	(912,000)	(824,000)

Net change in cash and cash equivalents	(7,000)	10,000	(181,000)
Beginning cash and cash equivalents	48,000	38,000	219,000
Ending cash and cash equivalents	$41,000	$48,000	$38,000

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 19 - Financial Instruments

Financial instruments as of December 31 were as follows:
	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$4,722,000	$4,722,000	$6,471,000	$6,471,000
Interest-bearing deposits at other institutions	-	-	100,000	102,000
Securities available for sale	38,149,000	38,149,000	21,491,000	21,491,000
Other securities	2,722,000	2,722,000	2,620,000	2,620,000
Loans held for sale	-	-	1,214,000	1,230,000
Loans, net	161,158,000	161,998,000	171,636,000	172,416,000

Liabilities:
Demand, savings and money market deposits	73,664,000	73,664,000	62,901,000	62,901,000
Time deposits	72,599,000	74,165,000	89,878,000	91,873,000
Federal funds purchased	7,882,000	7,882,000	-	-
Repurchase agreements	5,305,000	5,305,000	5,876,000	5,876,000
FHLB advances	33,750,000	34,094,000	32,791,000	33,612,000

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

Note 20 - Off-Balance Sheet Activities

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:
	2003		2002
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$5,632,000	$14,970,000	$3,134,000	$14,394,000
Commitments to fund loans (at market rates)	1,933,000	3,184,000	2,593,000	2,025,000

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 3.88% to 7.50% and maturities ranging from 6 months to 30 years.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 21 - Regulatory Capital

ChoiceOne Financial Services, Inc. and ChoiceOne Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2003 and 2002, the most recent regulatory modifications categorized ChoiceOne and the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that modification that management believes have changed the institutions' category.

Actual capital levels (in thousands) and minimum required levels (in thousands) were as follows:
	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2003
Total capital (to risk weighted assets)
Consolidated	$21,934	13.9%	$12,666	8.0%	$15,833	10.0%
Bank	21,871	13.8	12,660	8.0	15,825	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	19,975	12.6	6,333	4.0	9,500	6.0
Bank	19,912	12.6	6,330	4.0	9,495	6.0
Tier 1 capital (to average assets)
Consolidated	19,975	9.5	8,370	4.0	10,463	5.0
Bank	19,912	9.5	8,370	4.0	10,463	5.0

December 31, 2002
Total capital (to risk weighted assets)
Consolidated	$20,556	12.6%	$13,051	8.0%	$16,314	10.0%
Bank	20,531	12.6	13,043	8.0	16,303	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	18,543	11.4	6,526	4.0	9,788	6.0
Bank	18,520	11.4	6,521	4.0	9,782	6.0
Tier 1 capital (to average assets)
Consolidated	18,543	8.7	8,523	4.0	10,654	5.0
Bank	18,520	8.7	8,534	4.0	10,668	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2003, approximately $3,676,000 is available to pay dividends to the holding company. The Bank is also subject to state regulations restricting the amount of dividends payable to the holding company. At December 31, 2003, the Bank had $6,857,000 of retained earnings available for dividends under these regulations. The Company's ability to pay dividends is dependent on the Bank, which is restricted by state law and regulations. These regulations pose no practical restrictions to paying dividends at historical levels.

Notes to Consolidated Financial Statements
ChoiceOne Financial Services, Inc.

Note 22 - Quarterly Financial Data (Unaudited)
				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2003
First Quarter	$3,239,000	$1,980,000	$506,000	$ 0.33	$ 0.33
Second Quarter	3,127,000	1,970,000	505,000	0.32	0.32
Third Quarter	3,041,000	1,942,000	558,000	0.36	0.36
Fourth Quarter	2,923,000	1,883,000	532,000	0.34	0.34

2002
First Quarter	$3,572,000	$1,920,000	$431,000	$ 0.28	$ 0.28
Second Quarter	3,611,000	2,021,000	310,000	0.20	0.20
Third Quarter	3,627,000	2,118,000	377,000	0.24	0.24
Fourth Quarter	3,459,000	2,047,000	525,000	0.34	0.34

2001
First Quarter	$4,215,000	$1,902,000	$425,000	$ 0.28	$ 0.28
Second Quarter	4,073,000	1,876,000	281,000	0.18	0.18
Third Quarter	4,036,000	1,920,000	351,000	0.23	0.23
Fourth Quarter	3,797,000	1,905,000	401,000	0.26	0.26

The increase in ChoiceOne's quarterly net income from 2002 to 2003 was due to a reduced provision for loan losses and lower noninterest expenses. The provision for loan losses was $535,000 lower in the fourth quarter of 2003 versus that of fourth quarter 2002. Interest income and net interest income in 2003 trended down each quarter due to a lower interest rate environment during 2003.

The increase in ChoiceOne's quarterly net income from 2001 to 2002 was due to an improved net interest income and higher noninterest income during 2002 compared to 2001. The Company saw exceptional gains from the sale of mortgage loans in fourth quarter 2002 compared to fourth quarter 2001. Offsetting this exceptional income in fourth quarter 2002 was the provision for loan losses being $232,000 higher than the same period of 2001.

          Crowe Chizek and Company LLC
          Member Horwath International

Report of Independent Auditors

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of ChoiceOne Financial Services, Inc. as of December 31, 2003 and 2002, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.
Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 3, 2004

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

The following discussion is designed to provide a review of the consolidated financial condition and results of operations of ChoiceOne Financial Services, Inc. ("ChoiceOne"), and its wholly-owned subsidiaries, ChoiceOne Bank (the "Bank"), ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency"), and ChoiceOne Mortgage Company of Michigan (the "Mortgage Company"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes.

FORWARD-LOOKING STATEMENTS

This discussion and other sections of this annual report contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and ChoiceOne itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; and various other local and global uncertainties such as acts of terrorism and military actions. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the annual report is to provide a narrative discussion about the Company's financial condition and results of operations during 2003. Management's discussion and analysis of financial condition and the results of operations as well as disclosures found elsewhere in the annual report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. Actual results could differ from those estimates.

Allowance for loan losses
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio and historical loss experience of seasoned loan portfolios. See Notes 1 and 5 to the Consolidated Financial Statements for additional information.

Management believes the accounting estimate related to the allowance for loan losses is a "critical accounting estimate" because (1) the estimate is highly susceptible to change from period to period because of assumptions concerning the changes in the types and volumes of the portfolios and anticipated economic conditions and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Company's assets reported on the balance sheet as well as its net income. Management has discussed the development of this critical accounting estimate with the Board of Directors and the Audit Committee of the Board of Directors has reviewed the Company's disclosures in Management's Discussion and Analysis of Financial Condition and Results of Operations.

Loan Servicing Rights
Loan servicing rights represent the estimated value of servicing loans that are sold with servicing retained by the Company. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Management's accounting treatment of loan servicing rights is estimated based on current prepayment speeds which are typically market driven. See Note 4 to the Consolidated Financial Statements for additional information regarding activity within loan servicing rights.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

Management believes the accounting estimate related to loan servicing rights is a "critical accounting estimate" because (1) the estimate is highly susceptible to change from period to period because of significant changes within long term interest rates affecting the prepayment speeds for current loans being serviced and (2) the impact of recognizing an impairment loss could have a material effect on the Company's net income. Management has obtained a third-party valuation of its loan servicing rights to corroborate its current carrying value at the end of each reporting period. The Board of Directors and the Audit Committee are satisfied with the Company's disclosures in Management's Discussion and Analysis of Financial Condition and Results of Operations.

RESULTS OF OPERATIONS

Summary
Net income for 2003 was $2,101,000, which represented a $458,000 or 28% increase from 2002. The increase in net income was due to a reduced provision for loan losses and reduced noninterest expense. A lower loan loss provision was based on a lower level of nonperforming and substandard loans throughout 2003 compared to the prior year. Significant recoveries made within consumer loans also allowed the Bank to decrease the provision as compared to 2002. Noninterest expense declined due to the discontinuance of expenses associated with the Plainfield and Sparta Great Day branch offices, which were closed in September 2002 and September 2003, respectively. The Insurance Agency sold its Grand Rapids book of business and other assets in January 2003, which also reduced noninterest expenses in 2003 as compared to the prior year.

Return on average assets was 1.01% for 2003, compared to 0.79% for 2002 and 0.73% in 2001. Return on average shareholders' equity was 10.48% for 2003, compared to 8.78% for 2002 and 8.07% in 2001.
	Year ended December 31
	2003	2002	2001
Net interest income	$7,775,000	$8,106,000	$7,603,000
Provision for loan losses	(400,000)	(1,270,000)	(1,003,000)
Noninterest income	3,109,000	3,657,000	2,646,000
Noninterest expense	(7,668,000)	(8,187,000)	(7,198,000)
Income tax expense	(715,000)	(663,000)	(590,000)
Net income	$2,101,000	$1,643,000	$1,458,000

Net income for 2002 was $1,643,000, which represented a $185,000 or 13% increase from 2001. The increase in net income was due to increased net interest income and increased noninterest income, offset by a higher provision for loan losses and higher noninterest expense. The increase in net interest income was primarily due to earning asset growth and a change in the Bank's mix of interest bearing deposits for 2002 compared to 2001. Also, the rates paid on deposits and other funding sources fell faster than the yields earned on loans and securities. Higher customer service fees, insurance commissions, and gains from the sale of loans and securities provided the growth in noninterest income in 2002. The higher provision for loan losses was primarily due to significant charge-offs in 2002 and a higher level of nonperforming and substandard loans. Noninterest expense rose due to salaries and benefits for several new employees, higher commissions paid to mortgage originators and insurance agents, higher occupancy expense and additional legal fees in 2002 over 2001.

Dividends
Cash dividends of $1,059,000, or $0.68 per common share were declared in 2003, compared to $0.67 per common share in 2002. The dividend yield on ChoiceOne's common stock was 4.49% in 2003 compared to 4.78% in 2002. The cash dividend payout percentage was 50% for 2003 compared to 63% for the prior year.

ChoiceOne's Board of Directors declared a 5% stock dividend payable on common stock in April 2002. The dividend was paid in May 2002 and earnings per share data for all periods presented have been adjusted for this stock dividend.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2004 to shareholders based on the actual earnings of the Bank.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

Net Interest Income
As shown in Tables 1 and 2, tax equivalent net interest income decreased $328,000 in 2003 compared to 2002. This is primarily because the Bank's interest-earning assets have repriced downward faster than the Bank's interest-bearing liabilities. The income impact from a smaller loan portfolio was greater than the additional income from an increased security portfolio. A change in the funding mix by growth in interest-bearing demand deposits has helped reduce interest expense, but not enough to offset the lower interest income compared to 2002.

Table 1 - Average Balances and Tax-Equivalent Interest Rates
				Year ended December 31
	2003			2002			2001
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Loans (1) (2)	$ 165,224	$ 11,100	6.72%	$ 174,135	$ 13,250	7.61%	$ 172,018	$ 15,212	8.84%
Taxable securities (3)	20,472	776	3.85	12,347	603	4.93	7,319	441	6.03
Tax exempt securities (1) (3)	10,693	689	6.79	9,525	653	7.15	8,640	635	7.35
Other	700	8	1.14	295	3	1.02	1,651	70	4.24
Interest-earning assets	197,089	12,573	6.41	196,302	14,509	7.41	189,628	16,358	8.63
Noninterest-earning assets (4)	10,567			11,489			10,927
Total assets	$ 207,656			$ 207,791			$ 200,555

Liabilities and Shareholders' Equity Interest-bearing
demand deposits	$ 42,239	591	1.40%	$ 35,422	625	1.76%	$ 29,338	780	2.66%
Savings deposits	9,081	56	0.62	8,441	73	0.86	7,954	90	1.13
Time deposits	81,594	2,600	3.19	81,466	3,361	4.13	84,280	4,981	5.91
FHLB advances	28,416	1,206	4.24	36,489	1,942	5.32	39,189	2,495	6.37
Other	7,470	102	1.37	8,290	162	1.95	5,192	172	3.29
Interest-bearing liabilities	168,800	4,555	2.70	170,108	6,163	3.62	165,953	8,518	5.13
Demand deposits	17,027			16,262			14,424
Other noninterest-bearing liabilities	1,784			2,718			2,120
Shareholders' equity	20,045			18,703			18,058
Total liabilities and shareholders' equity	$ 207,656			$ 207,791			$ 200,555

Net interest income (tax-equivalent basis) - interest spread		8,018	3.71%		8,346	3.79%		7,840	3.50%
Tax-equivalent adjustment (1)		(243)			(240)			(237)
Net interest income		$ 7,775			$ 8,106			$ 7,603
Net interest income as a percentage of earning assets (tax-equivalent basis)			4.07%			4.25%			4.13%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $369,000, $625,000, and $801,000, in 2003, 2002, and 2001, respectively.
(3)	The average balance includes the effect of unrealized gains or losses on securities, while the average rate was computed on the average amortized cost of the securities.
(4)	Noninterest-earning assets include loans on a nonaccrual status which averaged approximately $2,647,000, $2,551,000, and $1,090,000, in 2003, 2002, and 2001, respectively.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

The average balance of loans decreased $8.9 million in 2003 compared to 2002. The lower rate environment greatly reduced the yield earned on all new loans originated in 2003 and certain variable rate loans indexed to prime or the U.S. Treasury note. The lower yields, in addition to a smaller loan portfolio, caused interest income to drop $2,150,000 in 2003 compared to 2002. The average balance of investment securities grew $9.3 million in 2003, which was offset by lower earning yields thereby causing interest income to increase $209,000 from 2002.

The average balance of deposits grew $8.4 million from 2002 to 2003 as interest-bearing demand deposits increased $6.8 million, noninterest-bearing demand deposits increased $0.8 million, and savings deposits increased $0.6 million. This change is consistent with management's strategy of growing lower-cost transaction accounts. Time deposits remained fairly consistent from 2002 to 2003. As illustrated in Table 2, the growth in demand and savings deposit accounts increased interest expense $131,000 in 2003; however, lower rates paid on all types of deposit accounts caused interest expense to decrease $949,000 in 2003. An $8.1 million decrease in average advances from the Federal Home Loan Bank coupled with significantly lower rates paid on new advances caused the Bank's interest expense to decrease $736,000 from 2002. Lower federal funds purchased and decreased rates paid on overnight borrowing allowed interest expense from other interest bearing liabilities to drop $60,000 in 2003.

As shown in Table 1, tax-equivalent net interest spread slid 8 basis points down from 3.79% in 2002 to 3.71% in 2003. The rate earned on interest-earning assets decreased 100 basis points from 7.41% in 2002 to 6.41% in 2003. The rate paid on interest-bearing liabilities dropped 92 basis points from 3.62% in 2002 to 2.70% in 2003. In 2002, tax-equivalent net interest spread increased 29 basis points from 3.50% in 2001 to 3.79% in 2002. The rate earned on interest-earning assets fell 122 basis points from 8.63% in 2001 to 7.41% in 2002. The rate paid on interest-bearing liabilities tumbled 151 basis points from 5.13% in 2001 to 3.62% in 2002.

Table 2 - Changes in Tax-Equivalent Net Interest Income
	Year ended December 31
	2003 Over 2002			2002 Over 2001
	Total	Volume	Rate	Total	Volume	Rate
	(Dollars in Thousands)
Increase (decrease) in interest income (1)
Loans (2)	$(2,150)	$(653)	$(1,497)	$(1,962)	$190	$(2,152)
Taxable securities	173	198	(25)	162	197	(35)
Nontaxable securities (2)	36	73	(37)	18	36	(18)
Other	5	4	1	(67)	(57)	(10)
Net change in tax-equivalent income	(1,936)	(378)	(1,558)	(1,849)	366	(2,215)

Increase (decrease) in interest expense (1)
Interest-bearing transaction accounts	(34)	125	(159)	(155)	180	(335)
Savings deposits	(17)	6	(23)	(17)	6	(23)
Time deposits	(761)	6	(767)	(1,620)	(182)	(1,438)
Federal Home Loan Bank advances	(736)	(448)	(288)	(553)	(177)	(376)
Other	(60)	(17)	(43)	(10)	119	(129)
Net change in interest expense	(1,608)	(328)	(1,280)	(2,355)	(54)	(2,301)
Net change in tax-equivalent net interest income	$(328)	$50	$(279)	$506	$420	$86

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

As illustrated in Table 2, tax equivalent net interest income increased $506,000 in 2002 compared to 2001. This is partly because the Bank's interest-bearing liabilities repriced downward faster than the Bank's interest-earning assets. The Bank experienced moderate growth in both its security and loan portfolios which helped boost interest margin over 2001. Increased demand and savings deposits

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

and federal funds purchased offset balance decreases in time deposits and advances from the FHLB during 2002.

Management anticipates that net interest income in 2004 will depend on the Bank's ability to match asset growth with the right mix of deposits and short and long term borrowings. Payoffs of existing loans and securities in 2004 will hurt interest income as new loans originated and new securities purchased more than likely will be at lower rates than existing assets. Deposit rates will be dictated by local market conditions and management will be aggressively pursuing growth of its core deposits in 2004 to maintain a low cost of funds. Brokered time deposits and advances from the FHLB may be used if core deposit growth is insufficient to fund the Company's asset growth.

Allowance and Provision For Loan Losses
Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 5 to the Consolidated Financial Statements. As indicated in Table 3, the provision for loan losses was $870,000 lower in 2003 than in 2002. Management reduced the provision as a result of the lower levels of nonaccrual, substandard and delinquent loans during 2003. In addition, increased recoveries received in 2003 allowed management to scale back its provision during the year.

As shown in Table 3, consumer loan net charge-offs decreased $499,000 in 2003 versus 2002, mortgage loan net charge-offs increased $51,000 in 2003, and commercial loan net charge-offs increased $13,000 from 2002. Commercial loan charge-offs in 2003 included three significant substandard loan charge-offs totaling $372,000 that were charged off due to insolvency of the borrowers. These loans were 66% reserved at the end of 2002. Mortgage loan charge-offs included some subprime mortgages that held insufficient collateral at the time of foreclosure. Management no longer originates these types of credits. A change in the Bank's collection personnel and process precipitated the highest total recoveries in the past five years. The ratio of net charge-offs as a percentage of loans decreased significantly from 0.62% in 2002 to 0.39% in 2003 and the allowance as a percentage of total loans is lower (1.21%) at the end of 2003, compared to the end of 2002 (1.26%) reflecting the improved credit quality within the loan portfolio.

Table 3 - Provision and Allowance For Loan Losses
	2003	2002	2001	2000	1999
Provision for loan losses	$400,000	$1,270,000	$1,003,000	$1,075,000	$625,000

Net charge-offs:
Commercial loans	$454,000	$441,000	$554,000	$282,000	$260,000
Real estate mortgages	51,000	-	188,000	100,000	-
Consumer loans	132,000	631,000	349,000	499,000	309,000
Total	$637,000	$1,072,000	$1,091,000	$881,000	$569,000

Allowance for loan losses at year end	$1,974,000	$2,211,000	$2,013,000	$2,101,000	$1,907,000

Allowance for loan losses as a percentage of:
Total loans as of year end	1.21%	1.26%	1.21%	1.20%	1.14%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	99%	80%	88%	75%	93%
Ratio of net charge-offs to average total loans outstanding during the year	0.39%	0.62%	0.63%	0.51%	0.38%
Loan recoveries as a percentage of prior year's charge-offs	27%	14%	19%	16%	15%

Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2003, is adequate to absorb probable losses. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank's management and adjusted as necessary.

Noninterest Income
Total noninterest income decreased $548,000 or 15% in 2003, compared to a $1,011,000 or 38% increase in 2002. Insurance and investment commissions decreased due to the sale of the Grand Rapids division of the Insurance Agency in January 2003. Gains

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

received from the sale of loans decreased somewhat in 2003 due to the slowdown in mortgage refinancing during the third and fourth quarters of the year. In 2003, the Mortgage Company sold $37 million of loans to the secondary market versus $41 million during 2002. Servicing fee income is reported net of servicing right amortization expense and resulted in a negative $4,000 for 2003 due to borrowers paying off their serviced mortgages faster than management's estimate of loan servicing term. Other noninterest income was higher in 2003 due to a record amount of contingency income realized from the Insurance Agency and a substantial recovery of legal fees from our insurance carrier.

Management anticipates that noninterest income may decline in 2004 due to reduced mortgage refinancing activity, which may be offset by growth in insurance and investment commissions and loan servicing fees.

Noninterest Expense
Total noninterest expense decreased $519,000 or 6% in 2003 versus 2002, compared to a $989,000 or 14% increase in 2002 over 2001. Salaries and benefits decreased slightly due to the loss of personnel from the Grand Rapids division of the Insurance Agency and fewer commissions paid to mortgage producers and insurance producers. Higher incentive bonuses and increased employee health insurance cost offset the reduced salaries in 2003. Occupancy expense was significantly lower in 2003, as the Bank closed its Plainfield branch office and Sparta Great Day Office in September 2002 and September 2003, respectively. Management declined to renew its lease agreements at both offices due to insufficient growth in deposits. Professional services decreased slightly over the prior year as 2002 had higher legal fees resulting from litigation with two former employees of the Insurance Agency. The $156,000 of prepayment penalties incurred on the early payoff of $3 million of high-rate advances from the Federal Home Loan Bank was done to reduce the Bank's cost of funds in 2004 and 2005. Other noninterest expense was lower in 2003 due to fewer bad check charge-offs by the Bank and lower amortization expense for the Insurance Agency's book of business.

Management anticipates that noninterest expense in 2004 will be consistent with that of 2003 and depend on the management of existing personnel, buildings, and key data processing systems.

FINANCIAL CONDITION

Securities
The security portfolio increased approximately $16.7 million or 78% from December 31, 2002 to December 31, 2003. A mix of almost $23 million in government agency, municipal, mortgage-backed, and corporate securities were purchased to maintain asset size of the Bank and provide liquidity for future loan growth. Approximately $1.8 million in agency and municipal bonds were called or matured and $2.1 million of agency and corporate bonds were sold during 2003. The Bank's Investment Committee continues to monitor the portfolio and purchase securities when deemed prudent. Certain securities are also sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding. Securities also serve as a source of liquidity for deposit needs.

Loans
The loan portfolio (excluding loans held for sale) decreased approximately $10.7 million or 6% from December 31, 2002 to December 31, 2003. Commercial loans dropped $5.6 million due to reduced demand from local businesses and payoffs of certain substandard loans. Consumer loans decreased $4.9 million since year-end 2002 due to the Bank's decreased emphasis on indirect lending and customers consolidating personal or home equity debt with the refinancing of their mortgages. Residential mortgage loans remained fairly consistent since year-end 2002. A record volume of $76 million of residential mortgage loans were closed by the Mortgage Company and over $34 million was sold to investors in the secondary market. A majority of this record volume was refinanced mortgage loans caused by a record low interest rate environment.

Information regarding impaired loans can be found in Note 5 to the Consolidated Financial Statements included in this report. In addition to its review of the loan portfolio for impaired loans, management also monitors various nonperforming loans. Nonperforming loans are comprised of: (1) loans accounted for on a nonaccrual basis; (2) loans, not included in nonaccrual loans, which are contractually past due 90 days or more as to interest or principal payments; and (3) loans, not included in nonaccrual or past due 90 days or more, which are considered troubled debt restructurings.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

The balances of these nonperforming loans as of December 31 were as follows:
	2003	2002
Loans accounted for on a nonaccrual basis	$1,914,000	$2,522,000
Loans contractually past due 90 days
or more as to principal or interest payments	39,000	210,000
Loans considered troubled debt restructurings	47,000	48,000
Total	$2,000,000	$2,780,000

At December 31, 2003, nonaccrual loans included $1.3 million in commercial loans, $380,000 in residential mortgages, and $224,000 in consumer loans. At December 31, 2002, nonaccrual loans included $1.0 million in commercial loans, $1.1 million in residential mortgages, and $400,000 in consumer loans. Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers' abilities to comply with the original loan terms. The total balance of these loans was $8,841,000 as of December 31, 2003 compared to $6,987,000 as of December 31, 2002. A slow economy in addition to a more aggressive problem loan identification system increased the number of problem loans at the end of 2003. Management is attempting to work out these problem loans.

Management anticipates that demand for mortgage and consumer loans will pick up slightly in 2004 due to increased marketing efforts advocating new products. Management believes commercial loan demand will increase in 2004 due to favorable national economic data and growth within ChoiceOne's local market.

Deposits and Other Funding Sources
Total deposits decreased $6.5 million or 4% since the end of 2002. The decrease was primarily due to $9.2 million in maturing local time deposits and $8.1 million in brokered time deposits. Growth of $10.2 million in noninterest-bearing checking, interest-bearing checking, and money market accounts and $0.6 million in savings accounts offset the loss of time deposits. This change in the deposit mix is consistent with management's strategy of increasing low-cost transaction accounts. Minimal deposit losses were experienced from the closure of the Bank's Sparta Great Day office during 2003.

The Bank was purchasing federal funds at the end of 2003, in contrast to selling federal funds at the end of 2002. Securities sold under agreements to repurchase decreased $0.6 million since 2002. Advances from the Federal Home Loan Bank ("FHLB") increased by approximately $1 million in 2003. Of these advances, 82% have fixed rates with maturities ranging from January 2004 to December 2006, and 18% of these advances carry a floating rate. Specific residential real estate mortgages were pledged as collateral for these advances at the end of 2003.

Bank management continues to emphasize growth of local deposits through its noninterest-bearing and interest-bearing checking accounts for both commercial and retail customers. If local deposit growth is insufficient to support loan growth and other operating needs in 2004, management anticipates that it will continue to use federal funds, advances from the FHLB, and brokered time deposits to supplement its core deposits.

Shareholders' Equity
Total shareholders' equity increased $1.2 million or 6% since the end of 2002. Equity growth resulted from retained earnings and proceeds from the sale of ChoiceOne's stock, offset by cash dividends paid to shareholders, shares repurchased, and a drop in accumulated other comprehensive income. The net dollar difference between the issuance and repurchase of common stock was $188,000 in 2003 compared to $125,000 in 2002. ChoiceOne repurchased 1,446 shares of its common stock in 2003 compared to 3,546 shares in 2002. ChoiceOne's management anticipates that it may continue to repurchase shares of its common stock in 2004 and retire them.

Note 21 to the Consolidated Financial Statements presents regulatory capital information as of the end of 2003 and 2002. ChoiceOne's capital ratios increased slightly from December 31, 2002 to December 31, 2003. If opportunities for prudent asset growth present themselves in 2004, ChoiceOne's management may grow assets to a greater extent than shareholders' equity. This may cause capital to decrease as a percentage of assets. However, ChoiceOne's management and its Board of Directors do not desire to decrease capital below those levels necessary to be considered "well capitalized."

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

Table 4 - Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne's contractual obligations:
	Payment Due By Period
	Total	Less than 1 year	1-3 Years	3-5 Years	Over 5 Years
Federal funds purchased	$7,882	$7,882	$-	$-	$-
Repurchase agreements	5,305	5,305	-	-	-
Advances from Federal Home Loan Bank	33,750	17,250	16,500	-	-
Operating leases	44	30	14	-	-
Total	$46,981	$30,467	$16,514	$-	$-

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

Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at five of the Bank's correspondent banks. As of December 31, 2003, the amount of federal funds available for purchase from the Bank's correspondent banks totaled $21.5 million. ChoiceOne purchased $7,882,000 of federal funds at the end of 2003. The Bank also has a line of credit with the Federal Reserve Bank of Chicago for $64.6 million secured by ChoiceOne's commercial loans, which is designed to be used for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank, brokered time deposits, and income retention. Approximately $1.7 million of borrowing capacity was available from the Federal Home Loan Bank based on the Mortgage Company's residential mortgages pledged as collateral at year-end 2003. The acquisition of brokered time deposits is not limited as long as the Bank's capital to assets percentage is considered to be "well capitalized."

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations
ChoiceOne Financial Services, Inc.

Table 5 documents the maturity or repricing schedule for ChoiceOne's rate-sensitive assets and liabilities for selected time periods.

Table 5 - Maturities and Repricing Schedule
	December 31, 2003
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Loans	$67,161	$29,356	$60,682	$5,933	$163,132
Taxable securities	1,159	3,802	18,549	1,267	24,777
Tax exempt securities	-	961	3,567	8,844	13,372
Rate-sensitive assets	68,320	34,119	82,798	16,044	201,281

Liabilities
Interest-bearing demand deposits	47,189	-	-	-	47,189
Savings deposits	9,187	-	-	-	9,187
Time deposits	14,705	29,680	28,214	-	72,599
Federal Home Loan Bank advances	10,250	7,000	16,500	-	33,750
Federal funds purchased	7,882	-	-	-	7,882
Repurchase agreements	5,305	-	-	-	5,305
Rate-sensitive liabilities	94,518	36,680	44,714	-	175,912
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(26,198)	$(2,561)	$38,084	$16,044	$25,369
Cumulative asset (liability) gap	$(26,198)	$(28,759)	$9,325	$25,369

One method the ALCO uses to measure interest rate sensitivity is the one-year repricing gap. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 78% at December 31, 2003, compared to 77% at December 31, 2002. It is the ALCO's goal to have this ratio range between 80% and 120%. The above table places the entire balance of interest-bearing demand deposits, savings deposits, and repurchase agreements in the shortest repricing term. Although these three categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these deposits. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a monthly basis in 2004. As interest rates change during 2004, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne's net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At year-end 2003, management used a simulation model to subject its assets and liabilities to an immediate 300 basis point increase and an immediate 100 basis point decrease in interest rates. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of advances from the Federal Home Loan Bank were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of the interest rate shock on both net income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net income to decrease more than 12.5% and cannot cause the value of shareholders' equity to decrease more than 15%. A hypothetical interest rate shock as of December 31, 2003, would have caused net income to increase 3% if rates increased 300 basis points and to decrease 8% if rates decreased 100 basis points. Both changes were within policy limits. The market value of shareholders' equity would decrease 18% if rates rose 300 basis points and would increase 7% if rates fell 100 basis points. The impact of the rate shock for rates rising 300 basis points slightly exceeds the policy limit; however, management believes that the likelihood of an immediate 300 basis point increase in interest rates is remote. The ALCO plans to continue to monitor the effect of changes in interest rates on both net income and shareholders' equity and will make changes in asset and liability maturities as it believes necessary.

Corporate and Shareholder Information
ChoiceOne Financial Services, Inc.

Corporate Headquarters
ChoiceOne Financial Services, Inc.
     109 East Division Street
     Sparta, Michigan 49345
     Phone:  (616) 887-7366
     Fax:     (616) 887-7990

Market Makers in ChoiceOne Financial
Services, Inc. Stock

Royal Securities
     Grand Rapids, Michigan
      (616) 459-3317

Stifel Nicolaus & Company, Inc.
     Grand Rapids, Michigan
     (616) 942-1717
     (800) 676-0477

Kellogg Financial Group
     Grand Rapids, Michigan
     (616) 676-8177

Stock Registrar and Transfer Agent

Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     (800) 368-5948

Annual Meeting
The annual meeting of shareholders of
ChoiceOne Financial Services, Inc., will
be held at 7:40 p.m. local time on Thursday,
April 29, 2004, at English Hills Terrace in Comstock Park, Michigan.

Subsidiary Information

ChoiceOne Bank
Sparta-Main Office
     109 East Division Street
     Sparta, Michigan 49345

Sparta-Appletree Office
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
     Officer

Linda R. Pitsch
   Senior Vice President - Cashier

Lee A. Braford
   Vice President - Loan Operations

Mary J. Johnson
   Vice President - Human Resources

Tom Lampen
   Vice President - Chief Financial
    Officer

Michael F. Feighan
   Assistant Vice President -
   Controller

Robert C. Godfrey
   Assistant Vice President -
   Commercial Loans

Dean A. Hanson
   Assistant Vice President -
   Sparta Appletree Branch Manager

Jason J. Herbig
   Assistant Vice President - Management
   Information Systems/Network
   Administration

John C. Huffman
   Assistant Vice President -
   Commercial Loans

Valerie J. Heyt
   Alpine Branch Manager

Jason A. Parker
   Assistant Vice President - Consumer
   Loans

Darci M. Reinhardt
   Cedar Springs Branch Manager

Christine L. Witt
   Assistant Vice President -  Operations

Officers
Subsidiary - ChoiceOne Insurance
Agencies, Inc.

James A. Bosserd
   President

Kelly J. Potes
   Senior Vice President -
   General Manager

Jeffrey S. Bradford, CIC
   Vice President

Dana L. Quick
  Vice President -  Investment Services

Linda R. Pitsch
   Secretary

Tom Lampen
   Treasurer

Officers
Subsidiary - ChoiceOne Mortgage
Company of Michigan.

James A. Bosserd
   President

Louis D. Knooihuizen
   Senior Vice President

Lee A. Braford
   Vice President

Karen M. Stein
   Vice President

Marilyn B. Childress
   Assistant Vice President

Linda R. Pitsch
   Secretary

Tom Lampen
   Treasurer