Form 10-K, Exhibit 13
period 2004-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2005-03-30
CIK 803164

EXHIBIT 13

CHOICEONE FINANCIAL SERVICES, INC.

2004

ANNUAL REPORT TO SHAREHOLDERS

CHOICEONE FINANCIAL SERVICES, INC.

2004 Annual Report to Shareholders

Contents

To Our Shareholders	1

Common Stock Information	2

Selected Financial Data	3

Quarterly Financial Data	4

Management's Discussion and Analysis of Financial Condition and Results of Operations	5

Report of Independent Registered Public Accounting Firm	15

Consolidated Financial Statements	16

Notes to Consolidated Financial Statements	20

Corporate and Shareholder Information	37

Directors and Officers	38

TO OUR SHAREHOLDERS

This 2004 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2004 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2004 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2004, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

ABOUT CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan) primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through five full-service offices. ChoiceOne Insurance Agencies, Inc. is a wholly-owned subsidiary of ChoiceOne Bank and sells insurance and investment products. ChoiceOne Mortgage Company of Michigan, a wholly-owned subsidiary of ChoiceOne Bank, was formed on January 1, 2002 and is engaged in mortgage lending.

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

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees from loans accounted for 71%, 72%, and 74% of total revenues in 2004, 2003, and 2002, respectively. Interest from securities accounted for 11%, 8%, and 6% of total revenues in 2004, 2003, and 2002, respectively.

COMMON STOCK INFORMATION

ChoiceOne's shares are traded in the over-the-counter market by several brokers. There is no well established public trading market for the shares and trading activity is infrequent. ChoiceOne's trading volume and recent share price information can be viewed under the symbol 'COFS.OB' on certain financial websites.

The range of average high and low bid prices for shares of common stock for each quarterly period during the past two years is as follows:
	2004		2003
	Low	High	Low	High
First Quarter	$ 17.05	$ 19.00	$ 14.00	$ 14.88
Second Quarter	18.60	21.25	14.00	15.92
Third Quarter	20.30	23.00	14.67	17.38
Fourth Quarter	20.80	25.00	16.00	17.50

The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 15, 2005, there were 1,569,808 shares of ChoiceOne Financial Services, Inc., common stock issued and outstanding. These shares were held of record by 610 shareholders.

The following table summarizes cash dividends declared per share of common stock during 2004 and 2003:
	2004	2003
First Quarter	$ 0.17	$ 0.17
Second Quarter	0.17	0.17
Third Quarter	0.17	0.17
Fourth Quarter	0.17	0.17
Total	$ 0.68	$ 0.68

ChoiceOne's principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current regulations (see Note 20 to Consolidated Financial Statements). Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2005.

SELECTED FINANCIAL DATA

(Dollars in thousands)

	2004	2003	2002	2001	2000
For the year
Net interest income	$7,672	$7,775	$8,106	$7,603	$8,032
Provision for loan losses	465	400	1,270	1,003	1,075
Noninterest income	2,570	3,109	3,657	2,646	2,354
Noninterest expense	7,228	7,668	8,187	7,198	7,111
Income before income taxes	2,549	2,816	2,306	2,048	2,200
Income tax expense	695	715	663	590	674
Net income	1,854	2,101	1,643	1,458	1,526
Cash dividends declared	1,065	1,059	1,037	995	981

Per share *
Basic and diluted earnings	$1.18	$1.35	$1.06	$0.95	$1.00
Cash dividends declared	0.68	0.68	0.67	0.65	0.64
Shareholders' equity (at year end)	13.41	13.16	12.48	11.86	11.51

Average for the year
Securities	$42,361	$31,165	$21,872	$15,959	$14,414
Gross loans	170,045	165,224	174,135	172,018	171,620
Deposits	156,837	149,941	141,591	135,996	133,135
Federal Home Loan Bank advances	36,652	28,416	36,489	39,189	36,786
Shareholders' equity	20,753	20,045	18,703	18,058	17,366
Assets	223,742	207,656	207,791	200,555	197,697

At year end
Securities	$47,858	$40,921	$24,111	$20,885	$14,153
Gross loans	173,559	163,132	175,061	165,823	175,776
Deposits	167,066	146,263	152,779	135,975	137,704
Federal Home Loan Bank advances	34,250	33,750	32,791	35,125	36,207
Shareholders' equity	21,069	20,568	19,359	18,273	17,589
Assets	232,285	215,467	212,324	197,791	201,194

Selected financial ratios
Return on average assets	0.83%	1.01%	0.79%	0.73%	0.77%
Return on average shareholders' equity	8.93	10.48	8.78	8.07	8.79
Cash dividend payout	57.44	50.40	63.12	68.24	64.29
Shareholders' equity to assets (at year end)	9.07	9.55	9.12	9.24	8.74

*  Per share amounts are retroactively adjusted for the effect of stock dividends and stock splits.

QUARTERLY FINANCIAL DATA (Unaudited)

(Dollars in thousands)				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2004
First Quarter	$2,874	$1,910	$512	$ 0.33	$ 0.33
Second Quarter	2,845	1,862	404	0.26	0.26
Third Quarter	2,920	1,879	417	0.27	0.27
Fourth Quarter	3,100	2,021	521	0.32	0.32

2003
First Quarter	$3,239	$1,980	$506	$ 0.33	$ 0.33
Second Quarter	3,127	1,970	505	0.32	0.32
Third Quarter	3,041	1,942	558	0.36	0.36
Fourth Quarter	2,923	1,883	532	0.34	0.34

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is designed to provide a review of the consolidated financial condition and results of operations of ChoiceOne Financial Services, Inc. ("ChoiceOne" or the "Company"), and its wholly-owned subsidiaries, ChoiceOne Bank (the "Bank"), ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency"), and ChoiceOne Mortgage Company of Michigan (the "Mortgage Company"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes.

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the annual report is to provide a narrative discussion about the Company's financial condition and results of operations during 2004. Management's discussion and analysis of financial condition and results of operations as well as disclosures found elsewhere in the annual report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. One material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. Actual results could differ from those estimates.

Allowance for Loan Losses
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred losses inherent in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio and historical loss experience of seasoned loan portfolios. See Notes 1 and 5 to the Consolidated Financial Statements for additional information.

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

RESULTS OF OPERATIONS

Summary

(Dollars in thousands)

	Year ended December 31
	2004	2003	2002
Net interest income	$7,672	$7,775	$8,106
Provision for loan losses	(465)	(400)	(1,270)
Noninterest income	2,570	3,109	3,657
Noninterest expense	(7,228)	(7,668)	(8,187)
Income tax expense	(695)	(715)	(663)
Net income	$1,854	$2,101	$1,643

Net income for 2004 was $1,854,000, which represented a $247,000 or 12% decrease from 2003. The decrease in net income was due to reduced net interest income, a higher provision for loan losses, and reduced noninterest income, offset by decreased noninterest expense. Lower noninterest income was the primary reason for the decrease in net income in 2004. Gains on sales of loans in 2004 decreased $502,000 or 62% from 2003. While the Bank did grow from 2003 to 2004, the additional earning assets could not offset the impact of lower rates on new and existing loans and securities. A slightly higher loan loss provision was based upon a slight increase in net charge-offs for 2004 compared to the prior year. Noninterest expense declined from 2003 due to lower payroll costs and lower occupancy expenses. Also, contributing to the lower level of expense in 2004 was $156,000 of prepayment penalties incurred in 2003 that were related to the early payoff of advances from the Federal Home Loan Bank.

Net income for 2003 was $2,101,000, which represented a $458,000 or 28% increase from 2002. The increase in net income over 2002 was due to a reduced provision for loan losses and reduced noninterest expense. A lower loan loss provision was based on a lower level of nonperforming and substandard loans throughout 2003 compared to 2002. Significant recoveries made within consumer loans allowed the Bank to decrease the provision for loan loss compared to 2002. Noninterest expense declined in 2003 due to closure of the Bank's Plainfield Office in September 2002 and Sparta Great Day Office in September 2003. The Insurance Agency sold its Grand Rapids book of business and related fixed assets in January 2003, which also reduced noninterest expenses in 2003 as compared to 2002.

Return on average assets was 0.83% for 2004, compared to 1.01% for 2003 and 0.79% in 2002. Return on average shareholders' equity was 8.93% for 2004, compared to 10.48% for 2003 and 8.78% in 2002.

Dividends
Cash dividends of $1,065,000, or $0.68 per common share were declared in 2004, compared to $1,059,000 or $0.68 per common share in 2003. The dividend yield on ChoiceOne's common stock was 3.44% in 2004 compared to 4.49% in 2003. The cash dividend payout percentage was 57% for 2004 compared to 50% for the prior year.

ChoiceOne's Board of Directors declared a 5% stock dividend payable on common stock in April 2002. The dividend was paid in May 2002 and earnings per share data for all periods presented have been adjusted for this stock dividend.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2005 to shareholders based on the actual earnings of the Bank.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Table 1 - Average Balances and Tax-Equivalent Interest Rates

(Dollars in thousands)

				Year ended December 31
	2004			2003			2002
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Loans (1) (2)	$ 170,045	$ 10,190	5.99%	$ 165,224	$ 11,100	6.72%	$ 174,135	$ 13,250	7.61%
Taxable securities (3)	27,600	971	3.52	20,472	776	3.85	12,347	603	4.93
Tax exempt securities (1)	14,761	888	6.02	10,693	689	6.79	9,525	653	7.15
Other	67	1	1.49	700	8	1.14	295	3	1.02
Interest-earning assets	212,473	12,050	5.67	197,089	12,573	6.41	196,302	14,509	7.41
Noninterest-earning assets (4)	11,269			10,567			11,489
Total assets	$ 223,742			$ 207,656			$ 207,791

Liabilities and Shareholders' Equity Interest-bearing
demand deposits	$ 53,339	814	1.53%	$ 42,239	591	1.40%	$ 35,422	625	1.76%
Savings deposits	9,575	48	0.50	9,081	56	0.62	8,441	73	0.86
Time deposits	76,059	2,169	2.85	81,594	2,600	3.19	81,466	3,361	4.13
FHLB advances	36,652	914	2.49	28,416	1,206	4.24	36,489	1,942	5.32
Other	8,145	122	1.50	7,470	102	1.37	8,290	162	1.95
Interest-bearing liabilities	183,770	4,067	2.21	168,800	4,555	2.70	170,108	6,163	3.62
Demand deposits	17,864			17,027			16,262
Other noninterest-bearing liabilities	1,355			1,784			2,718
Shareholders' equity	20,753			20,045			18,703
Total liabilities and shareholders' equity	$ 223,742			$ 207,656			$ 207,791

Net interest income (tax-equivalent basis) - interest spread		7,983	3.46%		8,018	3.71%		8,346	3.79%
Tax-equivalent adjustment (1)		(311)			(243)			(240)
Net interest income		$ 7,672			$ 7,775			$ 8,106
Net interest income as a percentage of earning assets (tax-equivalent basis)			3.76%			4.07%			4.25%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $309,000, $369,000, and $625,000 in 2004, 2003, and 2002, respectively.
(3)	Taxable securities include dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.
(4)	Noninterest-earning assets include loans on a nonaccrual status, which averaged approximately $1,687,000, $2,647,000, and $2,551,000 in 2004, 2003, and 2002, respectively.

Net Interest Income
As shown in Tables 1 and 2, tax equivalent net interest income decreased $35,000 in 2004 compared to 2003. This is primarily because the Bank's interest-earning assets have repriced downward faster than the Bank's interest-bearing liabilities. The impact of lower rates has more than offset the $15.4 million in total earning asset growth. A change in the funding mix by growth in interest-bearing demand deposits has helped reduce interest expense, but not enough to offset the lower interest income compared to 2003.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Table 2 - Changes in Tax-Equivalent Net Interest Income

(Dollars in thousands)

	Year ended December 31
	2004 Over 2003			2003 Over 2002
	Total	Volume	Rate	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$(910)	$317	$(1,227)	$(2,150)	$(653)	$(1,497)
Taxable securities	195	267	(72)	173	198	(25)
Nontaxable securities (2)	199	285	(86)	36	73	(37)
Other	(7)	(9)	2	5	4	1
Net change in tax-equivalent income	(523)	860	(1,383)	(1,936)	(378)	(1,558)

Increase (decrease) in interest expense (1)
Interest-bearing transaction accounts	223	166	57	(34)	125	(159)
Savings deposits	(8)	3	(11)	(17)	6	(23)
Time deposits	(431)	(169)	(262)	(761)	6	(767)
Federal Home Loan Bank advances	(292)	290	(582)	(736)	(448)	(288)
Other	20	10	10	(60)	(17)	(43)
Net change in interest expense	(488)	300	(788)	(1,608)	(328)	(1,280)
Net change in tax-equivalent net interest income	$(35)	$560	$(595)	$(328)	$(50)	$(278)

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

Significant repricing downward of loans and origination of new loans at lower rates, offset by growth of $4.8 million in average loans, caused interest income from loans to fall $910,000 for the year ended December 31, 2004, compared to the same period a year ago. The average balance of investment securities grew $11.2 million, which was partially offset by lower yields thereby causing interest income from securities to increase $394,000 over 2003.

Lower rates paid on time deposits and a $5.5 million decrease in average time deposit balances reduced interest expense $431,000 in 2004 versus 2003. Lower rates paid on advances from the Federal Home Loan Bank more than offset an $8.2 million increase in the average balance causing interest expense to drop $292,000 in 2004. Growth of $11.1 million in the average balance of interest-bearing demand deposits primarily occurred in the Bank's high-yielding money market accounts and increased interest expense by $223,000 in 2004 over 2003.

Net interest income spread was 3.46% (shown in Table 1) for 2004, compared to 3.71% in 2003. This is a slight increase from the net interest income spread of 3.44% for the nine months ended September 30, 2004. The average yield received on interest-earning assets in 2004 was down 74 basis points to 5.67% while the average rate paid on interest-bearing liabilities in 2004 was down 49 basis points to 2.21%.

In 2003, tax equivalent net interest income decreased $328,000 in 2003 compared to 2002 (shown in Tables 1 and 2). This is primarily because the Bank's interest-earning assets repriced downward faster than the Bank's interest-bearing liabilities. The income impact from a smaller loan portfolio was greater than the additional income from an increased securities portfolio. A change in the funding mix by growth in interest-bearing demand deposits helped reduce interest expense, but not enough to offset the lower interest income compared to 2002.

In 2003, tax-equivalent net interest spread slid 8 basis points from 3.79% in 2002 to 3.71% in 2003. The rate earned on interest-earning assets dropped 100 basis points from 7.41% in 2002 to 6.41% in 2003, while the rate paid on interest-bearing liabilities decreased 92 basis points from 3.62% in 2002 to 2.70% in 2003.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management anticipates that net interest income in 2005 may increase due to the recent prime rate increases affecting variable rate commercial and consumer loans. It will also depend on the Bank's ability to match asset growth with the right mix of deposits and short and long term borrowings. Deposit rates will be dictated by local market conditions and management intends to aggressively pursue growth of its core deposits in 2005 to maintain a low cost of funds. Management anticipates the new branch offices will allow it to attract these types of deposits. Brokered time deposits and advances from the FHLB will be used if core deposit growth is insufficient to fund the Company's asset growth.

Allowance and Provision For Loan Losses
Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 5 to the Consolidated Financial Statements. As indicated in Table 3, the provision for loan losses was $65,000 higher in 2004 than in 2003. Management increased the provision as a result of the higher net charge-offs during 2004.

As shown in Table 3, commercial loan net charge-offs increased $243,000 in 2004 versus 2003; however, consumer loan net charge-offs decreased $129,000 from 2003, and mortgage loan net charge-offs decreased $51,000. Commercial loan charge-offs in 2004 included five significant substandard loan charge-offs totaling $362,000 that were charged off due to insolvency of the borrowers. These loans were 53% reserved at the end of 2003. The ratio of net charge-offs as a percentage of average loans increased slightly from 0.39% in 2003 to 0.41% in 2004. The allowance as a percentage of total loans is lower (1.00%) at the end of 2004, compared to the end of 2003 (1.21%) reflecting the improved credit quality within the loan portfolio.

Table 3 - Provision and Allowance For Loan Losses

(Dollars in thousands)

	2004	2003	2002	2001	2000
Provision for loan losses	$465	$400	$1,270	$1,003	$1,075

Net charge-offs:
Commercial loans	$697	$454	$441	$554	$282
Real estate mortgages	-	51	-	188	100
Consumer loans	3	132	631	349	499
Total	$700	$637	$1,072	$1,091	$881

Allowance for loan losses at year end	$1,739	$1,974	$2,211	$2,013	$2,101

Allowance for loan losses as a percentage of:
Total loans as of year end	1.00%	1.21%	1.26%	1.21%	1.20%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	212%	99%	80%	88%	75%
Ratio of net charge-offs to average total loans outstanding during the year	0.41%	0.39%	0.62%	0.63%	0.51%
Loan recoveries as a percentage of prior year's charge-offs	24%	27%	14%	19%	16%

Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2004, is adequate to absorb probable incurred losses. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank's management and adjusted as necessary.

Noninterest Income
Total noninterest income decreased $539,000 or 17% in 2004, compared to a $548,000 or 15% decrease in 2003. Gains received from the sale of loans decreased $502,000 or 62% in 2004 due to a slowdown in mortgage refinancing activity throughout the year. In 2004, the Mortgage Company sold $17 million of loans to the secondary market versus $37 million during 2003. Insurance and investment commissions dipped slightly in 2004 compared to 2003, as 2003 included a few months of commissions from the Grand Rapids division of the Insurance Agency. The Insurance Agency's book of commissions for its Grand Rapids division was sold in first quarter of 2003. Servicing fee income is reported net of servicing right amortization expense and resulted in a negative $4,000 in 2003 due to borrowers paying off their serviced mortgages faster than management's estimate of the loan servicing term.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management anticipates that noninterest income in 2005 will depend upon the growth of deposit accounts, sales of residential mortgage loans, and sales of insurance and investment products.

Noninterest Expense
Total noninterest expense decreased $440,000 or 6% versus 2003, compared to a $519,000 or 6% decrease in 2003 from 2002. Salaries and benefits decreased $189,000 in 2004 due to significantly less commissions paid to mortgage producers. ChoiceOne reduced payroll by more than 3 full-time equivalent employees even though the Bank opened its Rockford Office with more than 4 full-time equivalent employees. Higher employee health insurance costs offset the reduced salaries expense in 2004. Occupancy expense was lower in 2004, as the Bank sold its Sparta Appletree Office in September 2004 and closed its Sparta Great Day Office in September 2003. The Bank's Rockford Office was opened in September 2004. The Bank sold the building housing its Sparta Appletree Office and subsequently leased back 50% of the building from the new owner. The Bank's operations department was moved from the Sparta Appletree Office to the Sparta Main Office to utilize available office space and reduce overall occupancy costs. Professional fees decreased slightly over 2003 due to much lower legal fees offset by higher audit and consulting fees. In 2003, ChoiceOne absorbed $156,000 in prepayment penalties as a result of paying off $3 million of high-rate advances from the Federal Home Loan Bank. This was done to reduce the Bank's cost of funds in 2004 and 2005. Other noninterest expense was slightly higher in 2004 due to increased bad check charge-offs offset by lower expenses related to foreclosed real estate.

Management anticipates that noninterest expenses in 2005 will increase due to professional fees associated with the implementation of requirements mandated by the Sarbanes-Oxley Act as well as a full year of operations for the Bank's Rockford Office.

FINANCIAL CONDITION

Securities
The securities portfolio increased approximately $6.8 million or 18% from December 31, 2003 to December 31, 2004. A mix of just over $18 million in government agency, municipal, mortgage-backed, and corporate securities were purchased to maintain asset size of the Bank and provide liquidity for future loan growth. Approximately $2.5 million in agency and municipal bonds matured or were called in 2004. Payments from mortgage-backed securities totaled $1.9 million in 2004. Agency and corporate bonds totaling $5.6 million were sold during 2004 for net gains totaling $38,000. The Bank's Investment Committee continues to monitor the portfolio and purchase securities when deemed prudent. Certain securities are sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding. Securities also are pledged as collateral for borrowings from the Federal Home Loan Bank. In addition, they serve as a source of liquidity for deposit needs.

Loans
The loan portfolio (excluding loans held for sale) increased approximately $10.1 million or 6% from December 31, 2003 to December 31, 2004. Commercial loans increased $4.6 million due to increased demand and growth in number of borrowers. Real estate loans increased $6.7 million, primarily through growth in commercial real estate financing. Residential real estate loans grew slightly but were reduced by a bulk sale of $5 million of seasoned hybrid adjustable rate mortgages in December 2004. The Mortgage Company sold these loans to reposition itself with assets that will reprice faster than those particular loans sold. In 2004, the Mortgage Company originated approximately $39 million of residential mortgage loans (compared to a record high $76 million in 2003) and sold almost $17 million to investors in the secondary market (compared to $37 million in 2003). Rising long term interest rates tempered customer demand for mortgage refinancing akin to the levels seen in 2003. Consumer loans dropped $1.3 million since year-end 2003 due to more payoffs than originations of automobile, recreational vehicle, and personal loans in 2004.

Management anticipates demand for commercial loans will remain steady in 2005 due to favorable national economic data and relationships cultivated within ChoiceOne's local market. Increased marketing efforts may help consumer and mortgage demand.

Information regarding impaired loans can be found in Note 5 to the Consolidated Financial Statements included in this report. In addition to its review of the loan portfolio for impaired loans, management also monitors various nonperforming loans. Nonperforming loans are comprised of (1) loans accounted for on a nonaccrual basis; (2) loans, not included in nonaccrual loans, which are contractually past due 90 days or more as to interest or principal payments; and (3) loans, not included in nonaccrual or past due 90 days or more, which are considered troubled debt restructurings.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The balances of these nonperforming loans as of December 31 were as follows:

(Dollars in thousands)

	2004	2003
Loans accounted for on a nonaccrual basis	$795	$1,914
Loans contractually past due 90 days
or more as to principal or interest payments	11	39
Loans considered troubled debt restructurings	16	47
Total	$822	$2,000

At December 31, 2004, nonaccrual loans included $389,000 in commercial loans, $363,000 in residential mortgages, and $43,000 in consumer loans. At December 31, 2003, nonaccrual loans included $1,310,000 in commercial loans, $380,000 in residential mortgages, and $224,000 in consumer loans. Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers' abilities to comply with the original loan terms. These loans totaled $6.3 million as of December 31, 2004, compared to $8.8 million as of December 31, 2003. The decrease of $2.5 million or 28% reflects ChoiceOne's improvement in commercial loan quality from a year ago.

Deposits and Other Funding Sources
Total deposits increased $20.8 million or 14% from December 31, 2003 to December 31, 2004. Growth of $11.6 million in noninterest-bearing checking, interest-bearing checking, and money market accounts and $0.8 million in savings accounts provided much of the increase. The Bank's Investor Money Market Account has been very successful in providing substantial growth during the year. The opening of the Bank's new Rockford Office in 2004 also attributed to some of the growth experienced in 2004. Time deposits grew $8.4 million, with all of the increase coming from brokered time deposits that are received from customers outside ChoiceOne's local markets.

Securities sold under agreements to repurchase increased $1.0 million during 2004. Federal funds purchased at the end of 2004 dropped $6.6 million or 84% from year-end 2003. Advances from the Federal Home Loan Bank ("FHLB") increased $500,000 in 2004. Of these advances, 74% have fixed rates with maturities ranging from January 2005 to March 2007, and 26% of these advances carry a floating rate indexed to the federal funds rate. Specific residential real estate mortgages and investment securities were pledged as collateral against these advances at the end of 2004.

Management continues to emphasize growth of local deposits through its noninterest-bearing and interest-bearing checking accounts for both commercial and retail customers. Management also projects that the new Rockford Office will continue to grow its deposits in 2005. The construction of a new Alpine Office is also expected to enhance the Bank's market share in the growing Comstock Park area for 2005 as well. If local deposit growth is insufficient to support loan growth and other operating needs during 2005, management believes advances from the FHLB and brokered time deposits can address corresponding funding needs.

Shareholders' Equity
Total shareholders' equity increased $0.5 million or 2% since the end of 2003. Equity growth resulted from retained earnings and proceeds from the sale of ChoiceOne's stock, offset by cash dividends paid to shareholders, shares repurchased, and a sizable decline in accumulated other comprehensive income. The net dollar difference between the issuance and repurchase of common stock was $142,000 in 2004 compared to $196,000 in 2003. ChoiceOne repurchased 6,053 shares of its common stock in 2004 compared to 1,446 shares in 2003. Management anticipates it will continue to repurchase shares of its common stock in 2005 and retire them.

Note 20 to the Consolidated Financial Statements presents regulatory capital information at the end of 2004 and 2003. ChoiceOne's capital ratios decreased slightly from December 31, 2003 to December 31, 2004 due to assets growing at a faster rate than shareholders' equity. If opportunities for prudent asset growth present themselves in 2005, management may grow assets to a greater extent than shareholders' equity. This may cause capital to decrease as a percentage of assets. However, management and its Board of Directors do not desire to decrease capital below those levels necessary to be considered "well capitalized."

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Table 4 - Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne's contractual obligations at December 31, 2004:

(Dollars in thousands)

	Payment Due By Period
	Total	Less than 1 year	1-3 Years	3-5 Years	Over 5 Years
Federal funds purchased	$1,281	$1,281	$-	$-	$-
Repurchase agreements	6,338	6,338	-	-	-
Time deposits	80,983	46,364	28,243	6,376	-
Advances from Federal Home Loan Bank	34,250	24,500	9,750	-	-
Operating leases	120	53	67	-	-
Total	$122,972	$78,536	$38,060	$6,376	$-

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

Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at five of the Bank's correspondent banks. As of December 31, 2004, the amount of federal funds available for purchase from the Bank's correspondent banks totaled $18.5 million. ChoiceOne purchased $1,281,000 of federal funds at the end of 2004. The Bank also has a line of credit secured by ChoiceOne's commercial loans with the Federal Reserve Bank of Chicago for $70 million, which is designated for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank, brokered time deposits, and income retention. Approximately $11.8 million of borrowing capacity was available from the Federal Home Loan Bank based on the Mortgage Company's residential mortgage loans and investment securities pledged as collateral at year-end 2004. The acquisition of brokered time deposits is not limited as long as the Bank's capital to assets percentage is considered to be "well capitalized."

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

Table 5 - Maturities and Repricing Schedule

(Dollars in thousands)

	December 31, 2004
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Loans and loans held for sale	$71,001	$25,798	$71,888	$4,872	$173,559
Taxable securities	1,716	2,368	20,251	2,133	26,468
Tax exempt securities	-	2,061	9,353	7,031	18,445
Federal Home Loan Bank and Federal Reserve Bank stock	-	-	-	2,945	2,945
Rate-sensitive assets	72,717	30,227	101,492	16,981	221,417

Liabilities
Interest-bearing demand deposits	76,117	-	-	-	76,117
Savings deposits	9,966	-	-	-	9,966
Time deposits	14,754	31,610	34,619	-	80,983
Federal Home Loan Bank advances	13,000	11,500	9,750	-	34,250
Federal funds purchased	1,281	-	-	-	1,281
Repurchase agreements	6,338	-	-	-	6,338
Rate-sensitive liabilities	121,456	43,110	44,369	-	208,935
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(48,739)	$(12,883)	$57,123	$16,981	$12,482
Cumulative asset (liability) gap	$(48,739)	$(61,622)	$(4,499)	$12,482

One method the ALCO uses to measure interest rate sensitivity is the one-year repricing gap. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 63% at December 31, 2004, compared to 78% at December 31, 2003. The above table places the entire balance of interest-bearing demand deposits, savings deposits, and repurchase agreements in the shortest repricing term. Although these three categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these deposits. Growth in the Bank's demand and savings deposits has made ChoiceOne more liability sensitive at year-end 2004 compared to year-end 2003. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a monthly basis in 2005. As interest rates change during 2005, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne's net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At December 31, 2004, management used a simulation model to subject its assets and liabilities to an immediate 200 basis point increase and an immediate 200 basis point decrease in interest rates. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of advances from the Federal Home Loan Bank were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of immediate interest rate changes on both net income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net income to decrease more than 12.5% and the value of shareholders' equity to decrease more than 15%.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Table 6 provides an illustration of hypothetical interest rate changes as of December 31, 2004 and 2003, respectively:

Table 6 - Sensitivity to Changes in Interest Rates

(Dollars in thousands)

	2004

	Net Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
200 basis point rise	$2,274	11%	$22,788	- 13%
100 basis point rise	2,153	5%	25,046	- 5%
Base rate scenario	2,052	-%	26,296	-%
100 basis point decline	1,800	- 12%	27,637	5%
200 basis point decline	1,409	- 31%	28,947	10%

(Dollars in thousands)

	2003

	Net Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$2,291	14%	$19,607	- 18%
200 basis point rise	2,105	5%	21,245	- 11%
100 basis point rise	2,073	3%	22,775	- 5%
Base rate scenario	2,014	-%	23,949	-%
100 basis point decline	1,961	- 3%	25,566	7%

The impact of the rate shock at December 31, 2004 on net income for rates falling 200 basis points exceeds the ALCO's policy limit; however, management believes the likelihood of such an occurrence is highly remote given that the ALCO predicts rates will most likely rise during 2005. As of December 31, 2003, the ALCO's modeling forecast simulated a 300 basis point rise and excluded a simulation of rates immediately dropping 200 basis points due to the historically low interest rate environment. The impact of the rate shock at December 31, 2003 on net income and market value of equity for rates rising 300 basis points exceeded the ALCO's policy limit at that time; however, management believed the likelihood of that scenario to be very unlikely to occur given the current economic indicators at that time.

The ALCO plans to continue to monitor the effect of changes in interest rates on both net income and shareholders' equity and will make changes in the duration of its rate-sensitive assets and rate-sensitive liabilities where necessary

          Crowe Chizek and Company LLC
          Member Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of ChoiceOne Financial Services, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC

Grand Rapids, Michigan
February 25, 2005

ChoiceOne Financial Services, Inc.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31
	2004	2003
Assets
Cash and due from banks	$3,619	$4,722
Securities available for sale	44,913	38,149
Federal Home Loan Bank stock	2,569	2,456
Federal Reserve Bank stock	376	316
Loans held for sale	281	-
Loans, net (of allowance of $1,739 and $1,974)	171,539	161,158
Premises and equipment, net	4,906	4,000
Other real estate owned, net	981	1,433
Loan servicing rights, net	472	442
Other assets	2,629	2,791
Total assets	$232,285	$215,467

Liabilities
Deposits - noninterest-bearing	$17,086	$17,288
Deposits - interest-bearing	149,980	128,975
Total deposits	167,066	146,263

Repurchase agreements	6,338	5,305
Federal funds purchased	1,281	7,882
Advances from Federal Home Loan Bank	34,250	33,750
Other liabilities	2,281	1,699
Total liabilities	211,216	194,899

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	-	-
Common stock and paid-in capital, no par value; shares authorized: 4,000,000; shares outstanding: 1,570,937 in 2004 and 1,563,415 in 2003	15,913	15,815
Unallocated shares held by Employee Stock Ownership Plan	(9)	(27)
Retained earnings	5,053	4,264
Accumulated other comprehensive income, net	112	516
Total shareholders' equity	21,069	20,568
Total liabilities and shareholders' equity	$232,285	$215,467

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)

	Years ended December 31
	2004	2003	2002
Interest income
Loans, including fees	$10,181	$11,091	$13,232
Securities
Taxable	971	776	603
Tax exempt	586	455	431
Other	1	8	3
Total interest income	11,739	12,330	14,269

Interest expense
Deposits	3,031	3,247	4,059
Advances from Federal Home Loan Bank	914	1,206	1,942
Federal funds purchased and repurchase agreements	122	102	154
Other	-	-	8
Total interest expense	4,067	4,555	6,163

Net interest income	7,672	7,775	8,106
Provision for loan losses	465	400	1,270
Net interest income after provision for loan losses	7,207	7,375	6,836

Noninterest income
Insurance and investment commissions	1,002	1,042	1,416
Customer service charges	985	1,001	1,006
Loan servicing fees, net	49	(4)	66
Gains on sales of loans	305	807	967
Gains on sales of securities	38	61	60
Other income	191	202	142
Total noninterest income	2,570	3,109	3,657

Noninterest expense
Salaries and benefits	3,830	4,019	4,087
Occupancy and equipment	1,024	1,092	1,520
Professional fees	498	514	543
Supplies and postage	225	252	265
Data processing	498	495	499
Advertising and promotional	120	149	172
Prepayment penalties on advances from Federal Home Loan Bank	-	156	-
Other expense	1,033	991	1,101
Total noninterest expense	7,228	7,668	8,187

Income before income tax	2,549	2,816	2,306
Income tax expense	695	715	663

Net income	$1,854	$2,101	$1,643

Basic and diluted earnings per common share	$1.18	$1.35	$1.06

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in thousands)

	Number of Shares	Common Stock and Paid in Capital	Unallocated Shares held by ESOP	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total

Balance, January 1, 2002	1,467,706	$ 14,475	$ (64)	$ 3,680	$ 182	$ 18,273

Comprehensive income:
Net income				1,643		1,643
Net change in unrealized gain (loss)					355	355
Total comprehensive income						1,998

Shares issued	13,901	179				179
Shares repurchased	(3,546)	(51)				(51)
Shares committed to be released under Employee Stock Ownership Plan		(19)	19			-
Stock dividend	73,167	1,061		(1,064)		(3)
Cash dividends declared ($0.67 per share)				(1,037)		(1,037)

Balance, December 31, 2002	1,551,228	15,645	(45)	3,222	537	19,359

Comprehensive income:
Net income				2,101		2,101
Net change in unrealized gain (loss)					(21)	(21)
Total comprehensive income						2,080

Shares issued	13,633	218				218
Shares repurchased	(1,446)	(22)				(22)
Shares committed to be released under Employee Stock Ownership Plan		(26)	18			(8)
Cash dividends declared ($0.68 per share)				(1,059)		(1,059)

Balance, December 31, 2003	1,563,415	15,815	(27)	4,264	516	20,568

Comprehensive income:
Net income				1,854		1,854
Net change in unrealized gain (loss)					(404)	(404)
Total comprehensive income						1,450

Shares issued	13,267	255				255
Shares repurchased	(6,053)	(118)				(118)
Shares committed to be released under Employee Stock Ownership Plan		(44)	18			(26)
Shares issued under stock option plans	308	5				5
Cash dividends declared ($0.68 per share)				(1,065)		(1,065)

Balance, December 31, 2004	1,570,937	$ 15,913	$ (9)	$ 5,053	$ 112	$ 21,069

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years ended December 31
	2004	2003	2002
Cash flows from operating activities:
Net income	$1,854	$2,101	$1,643
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	465	400	1,270
Depreciation	495	538	885
Amortization	631	623	469
Gains on sales of securities	(38)	(61)	(60)
Gains on sales of loans	(305)	(807)	(967)
Loans originated for sale	(12,580)	(35,589)	(40,882)
Proceeds from loan sales	12,471	37,302	41,291
Net change in:
Other assets	1,801	786	741
Other liabilities	763	184	(180)
Net cash from operating activities	5,557	5,477	4,210

Cash flows from investing activities:
Net change in interest-bearing deposits	-	100	(100)
Securities available for sale:
Sales	5,615	2,085	972
Maturities, prepayments and calls	4,369	3,905	3,832
Purchases	(18,135)	(23,088)	(7,583)
Loan originations and payments, net	(16,877)	8,920	(11,975)
Proceeds from sale of adjustable rate mortgage loans	5,037	-	-
Additions to premises and equipment, net of disposals	(1,481)	(225)	(331)
Proceeds from sale of insurance agency	-	186	-
Purchase of insurance agency	-	-	(17)
Net cash used in investing activities	(21,472)	(8,117)	(15,202)

Cash flows from financing activities:
Net change in deposits	20,803	(6,516)	16,804
Net change in repurchase agreements	1,033	(571)	1,874
Net change in federal funds purchased	(6,601)	7,882	(2,900)
Proceeds from Federal Home Loan Bank advances	27,750	25,750	22,650
Payments on Federal Home Loan Bank advances	(27,250)	(24,791)	(24,984)
Issuance of common stock	260	218	179
Repurchase of common stock	(118)	(22)	(51)
Cash dividends and fractional shares from stock dividends and splits	(1,065)	(1,059)	(1,040)
Net cash from financing activities	14,812	891	12,532

Net change in cash and cash equivalents	(1,103)	(1,749)	1,540
Beginning cash and cash equivalents	4,722	6,471	4,931

Ending cash and cash equivalents	$3,619	$4,722	$6,471

Cash paid for interest	$4,018	$4,667	$6,165
Cash paid for income taxes	375	820	650
Loans transferred to other real estate owned	967	1,233	2,223
Loans transferred to loans held for sale	5,064	-	-
Equity securities transferred to other assets	208	-	-

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

ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency") is a wholly-owned subsidiary of the Bank. The Insurance Agency sells a full line of insurance policies such as life, health, property and casualty for both commercial and consumer clients. The Insurance Agency also offers alternative investment products such as annuities and mutual funds through a registered broker.

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

Securities
Securities are classified as available for sale when they might be sold before maturity. Securities classified as available for sale are carried at fair value, with unrealized holding gains and losses reported separately in other comprehensive income or loss and shareholders' equity, net of tax effect. Other securities, such as Federal Reserve Bank stock or Federal Home Loan Bank stock, are carried at cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level-yield method without anticipating prepayments. Gains or losses on sales are recorded on the trade date based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not considered to be temporary.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the estimated loan term. Interest on loans is accrued based upon the principal balance outstanding. The accrual of interest is discontinued at the time at which commercial loans are 90 days past due unless the loan is secured by sufficient collateral and in the process of collection. Interest on consumer or real estate secured loans is discontinued at the time at which the loan is 120 days past due unless the credit is

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

secured by sufficient collateral and in the process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed into nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful. Interest accrued but not received is reversed against interest income when the loans are placed into nonaccrual status. Interest received on such loans is accounted for on the cash-basis method until qualifying for return to accrual. Loans are returned to accrual basis when all the principal and interest amounts contractually due are brought current and future payment is reasonably assured.

Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance is increased by the provision for loan losses and decreased by loans charged off less any recoveries of charged off loans. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the collectibility of a loan balance is not possible.

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

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Land is carried at cost. Land improvements are depreciated using the straight-line method with useful lives ranging from 7 to 15 years. Building and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Leasehold improvements are depreciated over the shorter of the estimated life or the lease term. Furniture and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years. Fixed assets are periodically reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Other Real Estate Owned
Real estate properties acquired in the collection of a loan are initially recorded at fair value at acquisition establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses to repair or maintain properties are included within other noninterest expenses. Gains and losses upon disposition and changes in the valuation allowance are reported net within other noninterest income.

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

Loan Commitments and Related Financial Instruments
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Repurchase Agreements
Substantially all repurchase agreement liabilities represent amounts advanced by deposit clients that are not covered by federal deposit insurance and are secured by securities owned by ChoiceOne.

Employee Benefit Plans
ChoiceOne's 401(k) plan allows participant contributions of up to 15% of compensation. Company contributions to the 401(k) plan are discretionary. ChoiceOne allows retired employees to participate in its health insurance plan. These postretirement benefits are accrued during the years in which the employee provides services.

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

The following pro forma information presents net income and earnings per share for the years ended December 31, 2004, 2003 and 2002, respectively, had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options in 2004, 2003 and 2002.

(Dollars in thousands)

	2004	2003	2002
Net income as reported	$1,854	$2,101	$1,643
Deduct: Stock-based compensation expense determined under fair value based method	10	5	3
Pro forma net income	1,844	2,096	1,640

Basic and diluted earnings per common share as reported	1.18	1.35	1.06

Pro forma basic and diluted earnings per common share	1.18	1.35	1.06

The pro forma effects are computed using an option pricing model and the following weighted average assumptions as of grant date:
	2004	2003	2002
Risk-free interest rate	3.78%	3.65%	4.71%
Expected option life (in years)	7	7	7
Expected stock price volatility	20.54%	18.95%	20.90%
Dividend yield	4.42%	4.49%	4.78%

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

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes the net change in unrealized appreciation (depreciation) on securities available for sale, net of tax, which is also recognized as a separate component of shareholders' equity.

Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there are any such matters that may have a material effect on the financial statements.

Cash Restrictions
Cash on hand or on deposit with the Federal Reserve Bank of $998,000 and $955,000 was required to meet regulatory reserve and clearing requirements at December 31, 2004 and 2003, respectively. These balances do not earn interest.

Stock Dividends
Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional shares resulting from stock dividends are paid in cash.

Dividend Restrictions
Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the Bank to ChoiceOne or by ChoiceOne to its shareholders (see Note 20).

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

Adoption of New Accounting Standards
Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment," requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on ChoiceOne's results of operations will depend on the level of future grants and the calculation of the fair value of the options granted at such future dates, as well as the vesting periods provided, and therefore cannot currently be predicted. Existing options outstanding as of December 31, 2004 that will vest after the adoption date are expected to result in additional compensation expense of approximately $5,000 during the balance of 2005, $7,000 in 2006, and $5,000 in 2007. There will be no significant effect on ChoiceOne's financial position, as total shareholders' equity will not change.

Statement of Position 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only those losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made.

The effect of these new standards on ChoiceOne's financial position and results of operations is not expected to be material upon and after adoption.

Reclassifications
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current year's presentation.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Securities

Information regarding securities available for sale at December 31 follows:
(Dollars in thousands)	2004
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government and federal agency	$6,875	$5	$(79)
State and municipal	26,768	435	(139)
Mortgage-backed	6,700	17	(49)
Corporate	4,570	9	(29)
Total	$44,913	$466	$(296)

	2003
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government and federal agency	$7,805	$79	$(13)
State and municipal	20,435	667	(52)
Mortgage-backed	4,589	34	(10)
Asset-backed	233	1	-
Corporate	5,087	75	-
Total	$38,149	$856	$(75)

Information regarding sales of securities available for sale follows:

(Dollars in thousands)

	2004	2003	2002
Proceeds from sales of securities	$5,615	$2,085	$972
Gross realized gains	41	61	60
Gross realized losses	3	-	-

Contractual maturities of securities available for sale at December 31, 2004 were as follows:

(Dollars in thousands)

Fair Value
Due within one year	$5,619
Due after one year through five years	23,018
Due after five years through ten years	8,196
Due after ten years	841
Total debt securities	37,674
Mortgage-backed securities not due at a specific date	6,700
Equity securities	539
Total	$44,913

Various securities were pledged as collateral for securities sold under agreements to repurchase and as collateral for advances from the Federal Home Loan Bank. The carrying amount of securities pledged as collateral at December 31 was as follows:

(Dollars in thousands)

	2004	2003
Securities pledged for securities sold under agreements to repurchase	$6,739	$5,790
Securities pledged for advances from Federal Home Loan Bank	8,555	-
Total securities pledged as collateral	$15,294	$5,790

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with unrealized losses at year-end 2004 and 2003, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, are as follows.

(Dollars in thousands)	2004

	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$5,320	$(60)	$1,023	$(19)	$6,343	$(79)
State and municipal	10,700	(110)	476	(29)	11,176	(139)
Mortgage-backed	2,689	(33)	1,081	(16)	3,770	(49)
Corporate	3,005	(29)	-	-	3,005	(29)
Total temporarily impaired	$21,714	$(232)	$2,580	$(64)	$24,294	$(296)

(Dollars in thousands)	2003

	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$1,050	$(13)	$-	$-	$1,050	$(13)
State and municipal	5,372	(52)	-	-	5,372	(52)
Mortgage-backed	1,532	(10)	-	-	1,532	(10)
Total temporarily impaired	$7,954	$(75)	$-	$-	$7,954	$(75)

The Company evaluates securities for other-than-temporary impairment at least on a semi-annual basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value.

Note 3 - Loans

The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)

	2004	2003
Commercial	$29,084	$24,491
Real estate:
Residential	63,846	58,375
Commercial	51,751	47,019
Construction	6,661	10,200
Consumer	13,250	14,532
Agricultural	8,686	8,515
Loans, gross	173,278	163,132
Allowance for loan losses	(1,739)	(1,974)
Loans, net	$171,539	$161,158

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Mortgage Banking

Activity during the year was as follows:

(Dollars in thousands)

	2004	2003	2002
Loans originated for resale, net of principal payments	$12,580	$35,589	$40,882
Proceeds from loan sales	12,471	37,302	41,291
Net gains on sales of loans held for sale	305	807	967
Loan servicing fees, net of amortization	49	(4)	66

Residential mortgage loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The principal balances (dollars in thousands) of these loans at December 31 were as follows:
Residential mortgage loans serviced for:	2004	2003
Federal Home Loan Mortgage Corporation	$70,016	$66,249

The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2004 and 2003.

Activity for loan servicing rights was as follows:

(Dollars in thousands)

	2004	2003	2002
Balance, beginning of year	$442	$363	$175
Capitalized	160	308	333
Amortization	(130)	(247)	(127)
Changes to valuation allowance	-	18	(18)
Balance, end of year	$472	$442	$363

Note 5 - Allowance for Loan Losses

Activity in the allowance for loan losses was as follows:

(Dollars in thousands)

	2004	2003	2002
Balance, beginning of year	$1,974	$2,211	$2,013
Provision charged to expense	465	400	1,270
Recoveries credited to the allowance	240	343	185
Loans charged off	(940)	(980)	(1,257)
Balance, end of year	$1,739	$1,974	$2,211

Information regarding nonperforming loans for the years ended December 31 follows:

(Dollars in thousands)

	2004	2003
Nonaccrual loans	$795	$1,914
Loans past due over 90 days still on accrual	11	39
Restructured loans	16	47
Total	$822	$2,000

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nonperforming loans includes both smaller balance homogenous loans that are collectively evaluated for impairment and loans individually classified as impaired loans. Information regarding impaired loans as of and for the year ended December 31 follows:

(Dollars in thousands)

	2004	2003	2002
Loans with no allowance allocated at year end	$419	$753	$1,041
Loans with allowance allocated at year end	247	1,051	1,128
Amount of allowance for loan losses allocated at year end	105	576	697
Average balance during the year	1,072	2,188	2,294
Interest income recognized thereon	39	83	126
Cash-basis interest income recognized	25	80	153

Note 6 - Premises and Equipment

As of December 31, premises and equipment consisted of the following:

(Dollars in thousands)

	2004	2003
Land and land improvements	$1,388	$639
Leasehold improvements	320	274
Buildings	4,348	4,260
Furniture and equipment	2,240	2,032
Total cost	8,296	7,205
Accumulated depreciation	(3,390)	(3,205)
Premises and equipment, net	$4,906	$4,000

Depreciation expense was $495,000, $538,000, and $885,000 for 2004, 2003, and 2002, respectively. In August 2002, the Bank closed its Plainfield Office in Grand Rapids, Michigan. The financial impact of closing this office resulted in additional depreciation of $139,000 and a $68,000 expense in 2002 for early termination of the lease agreement. In September 2003, the Bank closed its Sparta Great Day Office in Sparta, Michigan. The financial impact of closing this office was immaterial. In 2003, the Bank also retired $1.2 million of fixed assets that were fully depreciated and no longer in service within the Bank or Insurance Agency. In September 2004, the Bank sold its Sparta Appletree Office in Sparta, Michigan for a gain of $162,000, of which $105,000 was deferred over a three-year term since part of the office was simultaneously leased back from the purchaser. Also, in September 2004, the Bank opened a new office in Rockford, Michigan. In December 2004, the Bank purchased vacant land for a new office in Comstock Park, Michigan. The Bank's lease on the current Alpine Office location in Comstock Park will terminate in June 2005.

The Bank leases certain branch properties and automated-teller machine locations in its normal course of business. Rent expense totaled $40,000, $40,000 and $91,000 for 2004, 2003 and 2002, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

(Dollars in thousands)

2005	$53
2006	38
2007	29
Total	$120

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Other Real Estate Owned

Other real estate owned represents residential and commercial properties owned and is reported net of a valuation allowance. Activity within other real estate owned was as follows:

(Dollars in thousands)

	2004	2003
Balance, beginning of year	$1,433	$1,867
Transfers from loans	967	1,233
Capitalized improvements or purchased assets	401	223
Sales	(1,682)	(1,721)
Write-downs	(138)	(169)
Balance, end of year	$981	$1,433

Note 8 - Deposits

Deposit information as of December 31 follows:

(Dollars in thousands)

	2004	2003
Certificates of deposit issued in denominations of $100,000 or more	$42,265	$31,650

Scheduled maturities of certificates of deposit:
2005	$46,364
2006	22,237
2007	6,006
2008	2,157
2009	4,219
Total	$80,983

The Bank had brokered certificates of deposit totaling $33.7 million at December 31, 2004 compared to $25.2 million at December 31, 2003. The weighted average interest rate on these brokered certificates of deposit was 2.59% with maturities ranging from January 2005 to June 2007 as of December 31, 2004.

Note 9 - Repurchase Agreements

Repurchase agreements are advances by customers that are not covered by federal deposit insurance. These agreements are direct obligations of the Bank and are secured by securities held in safekeeping at a correspondent bank. Information regarding repurchase agreements follows:

(Dollars in thousands)

	2004	2003
Outstanding balance at December 31	$6,338	$5,305
Average interest rate at December 31	1.62%	1.55%
Average balance during the year	$5,051	$5,713
Average interest rate during the year	1.45%	1.42%
Maximum month end balance during the year	$6,767	$7,324

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Federal Home Loan Bank Advances

At December 31, advances from the Federal Home Loan Bank were as follows:

(Dollars in thousands)

	2004	2003
Maturities ranging from January 2005 to March 2007, fixed interest rates ranging from 1.69% to 4.30%, with an average rate of 2.37%	$25,250	$27,750

Maturities ranging from March 2005 to May 2005, floating interest rates, with an average rate of 1.95%	9,000	6,000

Total advances outstanding at year-end	$34,250	$33,750

Penalties are charged on fixed rate advances that are paid prior to maturity. The Bank prepaid $3 million of fixed rate advances incurring a prepayment penalty of $156,000 in 2003. No fixed rate advances were paid prior to maturity in 2004 or 2002.

Advances are secured by both residential real estate loans and U.S. Government agency securities with a carrying value of approximately $52.5 million and $45.3 million at December 31, 2004 and 2003, respectively. Based on this collateral, the Bank was eligible to borrow an additional $11.8 million at year-end 2004.

The scheduled maturities of advances from the Federal Home Loan Bank at December 31, 2004 are as follows:

(Dollars in thousands)

2005	$24,500
2006	5,750
2007	4,000
Total	$34,250

Note 11 - Income Taxes

Information as of December 31 and for the year follows:

(Dollars in thousands)

	2004	2003	2002
Provision for Income Taxes
Current federal income tax expense	$456	$693	$540
Deferred federal income tax expense	239	22	123
Income tax expense	$695	$715	$663

Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$867	$957	$784
Tax exempt interest income	(203)	(160)	(158)
Adjustment of federal tax contingent liability	-	(113)	-
Nondeductible interest expense	17	14	21
Other items	14	17	16
Income tax expense	$695	$715	$663

Effective income tax rate	27%	25%	29%

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Components of Deferred Tax Assets and Liabilities	2004	2003
Deferred tax assets:
Allowance for loan losses	$356	$478
Postretirement benefits obligation	71	62
Deferred loan costs	36	48
Write downs on other real estate owned	41	54
Deferred compensation	12	21
Other	47	76
Total deferred tax assets	563	739

Deferred tax liabilities:
Unrealized appreciation on securities available for sale	58	266
Depreciation	137	165
Loan servicing rights	160	150
Stock dividends from Federal Home Loan Bank stock	70	-
Investment in West Shore Computer Services	48	40
Other	52	49
Total deferred tax liabilities	525	670
Net deferred tax assets	$38	$69

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 2004 and 2003.

Note 12 - Related Party Transactions

Loans to principal officers, directors and their affiliates were as follows at December 31:

(Dollars in thousands)

	2004	2003
Balance, beginning of year	$3,018	$3,298
New loans	719	982
Repayments	(816)	(1,262)
Effect of changes in related parties	(296)	-
Balance, end of year	$2,625	$3,018

Deposits from principal officers, directors, and their affiliates were $4,965,000 and $5,013,000 at December 31, 2004 and 2003, respectively.

In 2004, the Bank sold its Sparta Appletree Office to an affiliate of a member of ChoiceOne's Board of Directors. The building and other related fixed assets were sold for a net gain of $162,000. Half of the building is being leased back from the same affiliate of the Board member for a three-year term. An independent appraiser determined the market value of the building.

Note 13 - Employee Benefit Plans

401(k) Plan:
The 401(k) plan allows employee contributions up to 15% of their compensation. Matching company contributions to the plan are discretionary. Expense of this plan was $65,000, $45,000, and $62,000 in 2004, 2003 and 2002, respectively.

Employee Stock Ownership Plan:
Employees participate in an Employee Stock Ownership Plan (the "ESOP"). In 2000, the ESOP borrowed $91,000 from the Bank and used the funds to acquire 5,100 shares of ChoiceOne common stock at $17.78 per share. These amounts have been adjusted for stock splits and dividends. ChoiceOne makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the ESOP, and the ESOP uses funds it receives to repay the loan. As loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase the participant accounts.

Participants become fully vested upon completion of six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased unless the stock is traded on an established market. Contributions from ChoiceOne to the ESOP during 2004, 2003, and 2002 were $23,000 for all three years. Expense for 2004, 2003, and 2002, was $18,000, $14,000, and $14,000, respectively.

Shares held by the ESOP were as follows:

(Dollars in thousands)

	2004	2003	2002
Shares allocated to participants	4,590	3,570	2,550
Shares unallocated	510	1,530	2,550
Total shares of ChoiceOne stock held by ESOP	5,100	5,100	5,100

Fair value of unallocated shares as of December 31	$12	$26	$36

Fair value of allocated shares subject to repurchase obligation	$106	$59	$36

Postretirement Benefits Plan:
Information regarding the postretirement benefits plan as of December 31 and for the year follows:

(Dollars in thousands)

	2004	2003	2002
Accumulated benefit obligation	$155	$146	$125
Accrued benefit cost	210	181	153
Postretirement benefit expense	29	28	(1)
Employer contributions	33	32	17
Participant contributions	37	36	38
Benefits paid	41	40	56

Actuarial assumption - discount rate on benefit obligation	6.0%	6.0%	6.5%

The trend for annual increases in health care costs was assumed to be 8% for the year beginning January 1, 2005, dropping 1% annually to an annual rate of 6% for the year beginning January 1, 2007 and each year thereafter. The effect of a 1% increase or decrease in the assumed health care cost trend rate would have an immaterial impact on the combined service and interest cost components of net periodic postretirement health care benefits cost and the accumulated benefit obligation for health care benefits.

Deferred Compensation Plan:
A deferred compensation plan covers one former executive officer. Under the plan, ChoiceOne pays this individual the amount of compensation deferred plus interest over 10 years beginning with the individual's termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $1,000, $2,000, and $6,000 in 2004, 2003, and 2002, respectively, which resulted in a deferred compensation liability of $37,000 and $61,000 as of December 31, 2004 and 2003, respectively. ChoiceOne has purchased life insurance on the participant. The cash surrender value of such insurance was $159,000 and $156,000 at December 31, 2004 and 2003, respectively, and is included in other assets.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Stock Options

Options to buy stock are granted to key employees under an incentive stock option plan to provide them with an additional equity interest in ChoiceOne. The plan provides for issuance of up to 107,492 options. The exercise price is the market price at the date of grant, so there is no compensation expense recognized in the income statement. The maximum option term is 10 years and options vest over 3 years. At December 31, 2004, there were 92,007 options available for future grants.

A summary of the activity in the plan is as follows:
	2004		2003		2002
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of year	24,489	$13.51	20,314	$13.31	15,194	$13.16
Options granted	6,800	17.13	4,900	14.38	5,330	13.76
Options exercised	(308)	14.48	-	-	-	-
Options forfeited or expired	(15,496)	13.24	(725)	13.88	(210)	13.70
Options outstanding, end of year	15,485	$15.38	24,489	$13.51	20,314	$13.31

Options exercisable at December 31	7,189		18,666		16,474

Weighted average fair value of options granted during year	$3.05		$1.84		$2.21

The exercise price for options outstanding at the end of 2004 ranged from $13.70 to $17.13 per share. The weighted average remaining contractual life of options outstanding at the end of 2004 was approximately 8.2 years. The numbers of options and exercise prices have been adjusted for all stock dividends and splits.

Note 15 - Earnings Per Share

The factors used in the earnings per share computation follow:

(Dollars in thousands, except per share)

	2004	2003	2002
Basic
Net income	$1,854	$2,101	$1,643

Weighted average common shares outstanding	1,565,421	1,554,600	1,544,248

Basic earnings per common share	$1.18	$1.35	$1.06

	2004	2003	2002
Diluted
Net income	$1,854	$2,101	$1,643

Weighted average common shares outstanding	1,565,421	1,554,600	1,544,248
Plus: dilutive effect of assumed exercises of stock options	3,805	2,636	1,242
Average shares and dilutive potential common shares	1,569,226	1,557,236	1,545,490

Diluted earnings per common share	$1.18	$1.35	$1.06

Weighted average common shares have been adjusted for the stock dividend in 2002.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes follows:

(Dollars in thousands)

	2004	2003	2002
Unrealized holding gains (losses) on available for sale securities	$(574)	$29	$599
Less: reclassification adjustments for gains (losses) included in net income	38	61	60
Net unrealized gains (losses)	(612)	(32)	539
Tax effect	208	11	(184)
Total other comprehensive income (loss)	$(404)	$(21)	$355

Note 17 - Condensed Financial Statements of Parent Company

Condensed Balance Sheets
(Dollars in thousands)	December 31
	2004	2003
Assets
Cash	$145	$41
Securities available for sale	576	50
Other assets	10	31
Investment in ChoiceOne Bank	20,451	20,505
Total assets	$21,182	$20,627

Liabilities
Mandatory redeemable shares under Employee Stock Ownership Plan, at fair value	$106	$59
Other liabilities	7	-
Total liabilities	113	59

Shareholders' equity	21,069	20,568
Total liabilities and shareholders' equity	$21,182	$20,627

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Income
(Dollars in thousands)	Years Ended December 31
	2004	2003	2002
Dividends from ChoiceOne Bank	$1,599	$973	$836
Gains on sales of securities	-	23	49
Interest and dividends from other securities	9	-	1
Total income	1,608	996	886
Other expenses	124	96	124
Income before income tax and equity in undistributed net
income of subsidiary	1,484	900	762
Income tax benefit	32	26	25
Income before equity in undistributed net income of subsidiary	1,516	926	787
Equity in undistributed net income of subsidiary	338	1,175	856
Net income	$1,854	$2,101	$1,643

Condensed Statements of Cash Flows
(Dollars in thousands)	Years Ended December 31
	2004	2003	2002
Cash flows from operating activities:
Net income	$1,854	$2,101	$1,643
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of subsidiary	(338)	(1,175)	(856)
Gains on sales of securities	-	(23)	(49)
Changes in other assets	21	57	(87)
Changes in other liabilities	3	(85)	71
Net cash from operating activities	1,540	875	722

Cash flows from investing activities:
Purchases of securities	(513)	(50)	-
Proceeds from sales of securities	-	31	200
Net cash from (used in) investing activities	(513)	(19)	200

Cash flows from financing activities:
Issuance of common stock	260	218	179
Repurchase of common stock	(118)	(22)	(51)
Cash dividends paid	(1,065)	(1,059)	(1,040)
Net cash used in financing activities	(923)	(863)	(912)

Net change in cash and cash equivalents	104	(7)	10
Beginning cash and cash equivalents	41	48	38
Ending cash and cash equivalents	$145	$41	$48

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Financial Instruments

Financial instruments as of December 31 were as follows:
(Dollars in thousands)	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$3,619	$3,619	$4,722	$4,722
Securities available for sale	44,913	44,913	38,149	38,149
Federal Home Loan Bank and Federal Reserve Bank stock	2,945	2,945	2,772	2,772
Loans held for sale	281	281	-	-
Loans, net	171,539	172,539	161,158	161,998

Liabilities:
Demand, savings and money market deposits	(86,083)	(86,083)	(73,664)	(73,664)
Time deposits	(80,983)	(81,159)	(72,599)	(74,165)
Repurchase agreements	(6,338)	(6,338)	(5,305)	(5,305)
Federal funds purchased	(1,281)	(1,281)	(7,882)	(7,882)
Advances from Federal Home Loan Bank	(34,250)	(34,147)	(33,750)	(34,094)

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described later in this paragraph. The estimated fair value for securities available for sale is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on the rates charged at December 31 for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The allowance for loan loss is considered to be a reasonable estimate of discount for credit quality concerns. The estimated fair values for time deposits and FHLB advances are based on the rates paid at December 31 for new deposits or FHLB advances, applied until maturity. The estimated fair values for other financial instruments and off-balance sheet loan commitments are considered nominal.

Note 19 - Off-Balance Sheet Activities

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:
(Dollars in thousands)	2004		2003
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$3,711	$25,978	$5,632	$14,970
Commitments to fund loans (at market rates)	3,185	4,379	1,933	3,184

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 5.63% to 7.50% and maturities ranging from 6 months to 30 years.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - Regulatory Capital

ChoiceOne Financial Services, Inc. and ChoiceOne Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2004 and 2003, the most recent regulatory notifications categorized ChoiceOne and the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institutions' categories.

Actual capital levels and minimum required levels were as follows:
(Dollars in thousands)	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2004
Total capital (to risk weighted assets)
Consolidated	$22,644	13.4%	$13,564	8.0%	$16,955	10.0%
Bank	22,026	13.0	13,551	8.0	16,939	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	20,905	12.3	6,782	4.0	10,173	6.0
Bank	20,287	12.0	6,776	4.0	10,163	6.0
Tier 1 capital (to average assets)
Consolidated	20,905	9.1	9,231	4.0	11,539	5.0
Bank	20,287	8.8	9,231	4.0	11,539	5.0

December 31, 2003
Total capital (to risk weighted assets)
Consolidated	$21,934	13.9%	$12,666	8.0%	$15,833	10.0%
Bank	21,871	13.8	12,660	8.0	15,825	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	19,975	12.6	6,333	4.0	9,500	6.0
Bank	19,912	12.6	6,330	4.0	9,495	6.0
Tier 1 capital (to average assets)
Consolidated	19,975	9.5	8,370	4.0	10,463	5.0
Bank	19,912	9.5	8,370	4.0	10,463	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2004, approximately $2.4 million was available to pay dividends to the holding company. The Bank is also subject to state regulations restricting the amount of dividends payable to the holding company. At December 31, 2004, the Bank had $7.8 million of retained earnings available for dividends under these regulations. The Company's ability to pay dividends is dependent on the Bank, which is restricted by state law and regulations. These regulations pose no practical restrictions to paying dividends at historical levels.

CORPORATE AND SHAREHOLDER INFORMATION
ChoiceOne Financial Services, Inc.

Corporate Headquarters
ChoiceOne Financial Services, Inc.
     109 East Division Street
     Sparta, Michigan 49345
     Phone:  (616) 887-7366
     Fax:     (616) 887-7990

Market Makers in ChoiceOne Financial
Services, Inc. Stock

Royal Securities, Inc.
     Grand Rapids, Michigan
      (616) 459-3317

Stifel Nicolaus & Company, Inc.
     Grand Rapids, Michigan
     (616) 942-1717
     (800) 676-0477

Kellogg Financial Group
     Ada, Michigan
     (616) 676-8177

Stock Registrar and Transfer Agent

Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     (800) 368-5948

Annual Meeting
The annual meeting of shareholders of
ChoiceOne Financial Services, Inc., will
be held at 6:30 p.m. local time on Thursday,
April 28, 2005, at Sparta Church of the
Nazarene in Sparta, Michigan.

Subsidiary Information

ChoiceOne Bank
Sparta-Main Office
     109 East Division Street
     Sparta, Michigan 49345

Sparta-Appletree Office
     416 West Division Street
     Sparta, Michigan 49345

Cedar Springs Office
     4170 Seventeen Mile Road
     Cedar Springs, Michigan 49319

Rockford Office
     6795 Courtland Drive
     Rockford, Michigan 49341

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

Jon E. Pike
   Chairman, CPA, Beene Garter LLP
   (Certified Public Accountants)

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
   (Vending Company) and Goodfellow
   Blueberry Farms

Bruce A. Johnson
   Vice President and Chief Financial Officer,
   Spartan Distributors, Inc.
   (Lawn, Garden, Turf and Irrigation
   Equipment and Materials)

Paul L. Johnson
   President, Falcon Resources, Inc.
   (Automotive and Furniture Design)

Linda R. Pitsch
   Secretary, ChoiceOne Financial Services,
   Inc.; Senior Vice President - Operations/
   Branch Administration, ChoiceOne Bank

Andrew W. Zamiara, R.Ph.
   President and Manager, Momber
   Pharmacy and Momber Hallmark

Officers
ChoiceOne Financial Services, Inc.

James A. Bosserd
   President and Chief Executive Officer

Louis D. Knooihuizen
   Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen
   Treasurer

Officers
Subsidiary - ChoiceOne Bank

James A. Bosserd
   President and Chief Executive Officer

Louis D. Knooihuizen
   Senior Vice President -
      Senior Loan Officer

Linda R. Pitsch
   Senior Vice President - Operations/
      Branch Administration

Lee A. Braford
   Vice President - Retail Loans/
      Sales Administration

John C. Huffman
   Vice President - Commercial Loans

Mary J. Johnson
   Vice President - Human Resources/
      Internal Audit

Thomas L. Lampen
   Vice President - Chief Financial Officer

Linda K. Anderson
   Assistant Vice President - Rockford
      Office Manager

Michael F. Feighan
   Assistant Vice President - Controller

Robert C. Godfrey
   Assistant Vice President -
      Commercial Loans

Dean A. Hanson
   Assistant Vice President -
      Sparta Appletree Office Manager

Jason J. Herbig
   Assistant Vice President -
   Management Information Systems/
   Network Administration

Valerie J. Heyt
   Assistant Vice President -
      Alpine Office Manager

Jason A. Parker
   Assistant Vice President -
      Consumer Loans Manager

Darci M. Reinhardt
   Assistant Vice President -
      Cedar Springs Office Manager

Christine L. Witt
   Assistant Vice President -
      Operations Manager

Officers
Subsidiary - ChoiceOne Insurance
Agencies, Inc.

James A. Bosserd
   President

Kelly J. Potes
   Senior Vice President -
      General Manager

Jeffrey S. Bradford, CIC
   Vice President

Dana L. Quick
  Vice President -  Investment Services

Linda R. Pitsch
   Secretary

Thomas L. Lampen
   Treasurer

Officers
Subsidiary - ChoiceOne Mortgage
Company of Michigan

James A. Bosserd
   President

Louis D. Knooihuizen
   Senior Vice President

Lee A. Braford
   Vice President

Marilyn B. Childress
   Assistant Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen
   Treasurer