Form 10-K, Exhibit 13
period 2005-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2006-03-31
CIK 803164

EXHIBIT 13

CHOICEONE FINANCIAL SERVICES, INC.

2005

ANNUAL REPORT TO SHAREHOLDERS

CHOICEONE FINANCIAL SERVICES, INC.

2005 Annual Report to Shareholders

Contents

To Our Shareholders	1

About ChoiceOne Financial Services, Inc	1

Common Stock Information	2

Selected Financial Data	3

Management's Discussion and Analysis of Financial Condition and Results of Operations	4

Change in Independent Registered Public Accounting Firm	14

Report of Independent Registered Public Accounting Firm	15

Consolidated Financial Statements	16

Notes to Consolidated Financial Statements	20

Corporate and Shareholder Information	37

Directors and Officers	38

TO OUR SHAREHOLDERS

This 2005 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2005 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2005 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2005, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

ABOUT CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan), primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through five full-service offices. ChoiceOne Insurance Agencies, Inc. is a wholly-owned subsidiary of ChoiceOne Bank and sells insurance and investment products. ChoiceOne Mortgage Company of Michigan, a wholly-owned subsidiary of ChoiceOne Bank, was formed on January 1, 2002 and is engaged in mortgage lending.

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

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees from loans accounted for 73%, 71%, and 72% of total revenues in 2005, 2004, and 2003, respectively. Interest from securities accounted for 11%, 11%, and 8% of total revenues in 2005, 2004, and 2003, respectively.

ChoiceOne Financial Services, Inc.
COMMON STOCK INFORMATION

Several brokers trade ChoiceOne's common shares in the over-the-counter bulletin board market. There is no well-established public trading market for the shares and trading activity is infrequent. ChoiceOne's trading volume and recent share price information can be viewed under the symbol 'COFS.OB' on certain financial websites.

The range of high and low bid prices for shares of common stock for each quarterly period during the past two years is as follows:
	2005		2004
	Low	High	Low	High
First Quarter	$ 20.95	$ 21.90	$ 16.24	$ 18.10
Second Quarter	19.00	20.95	17.71	20.24
Third Quarter	19.10	20.50	19.33	21.90
Fourth Quarter	18.50	20.10	19.81	23.81

The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 15, 2006, there were 1,651,528 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. As of February 28, 2006, there were 604 holders of record of shares of ChoiceOne Financial Services, Inc. common stock.

The following table summarizes cash dividends declared per share of common stock during 2005 and 2004:
	2005	2004
First Quarter	$ 0.16	$ 0.16
Second Quarter	0.17	0.16
Third Quarter	0.17	0.16
Fourth Quarter	0.17	0.16
Total	$ 0.67	$ 0.64

ChoiceOne's principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current regulations (see Note 20 to the Consolidated Financial Statements). Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2006.

ChoiceOne Financial Services, Inc.
SELECTED FINANCIAL DATA

(Dollars in thousands)

	2005	2004	2003	2002	2001
For the year
Net interest income	$8,045	$7,672	$7,775	$8,106	$7,603
Provision for loan losses	495	465	400	1,270	1,003
Noninterest income	2,580	2,570	3,109	3,657	2,646
Noninterest expense	7,184	7,228	7,668	8,187	7,198
Income before income taxes	2,946	2,549	2,816	2,306	2,048
Income tax expense	780	695	715	663	590
Net income	2,166	1,854	2,101	1,643	1,458
Cash dividends declared	1,105	1,065	1,059	1,037	995

Per share *
Basic and diluted earnings	$1.31	$1.13	$1.29	$1.01	$0.90
Cash dividends declared	0.67	0.65	0.65	0.64	0.62
Shareholders' equity (at year end)	13.16	12.77	12.53	11.89	11.30

Average for the year
Securities	$44,741	$42,361	$31,165	$21,872	$15,959
Gross loans	180,100	170,045	165,224	174,135	172,018
Deposits	173,419	156,837	149,941	141,591	135,996
Federal Home Loan Bank advances	32,765	36,652	28,416	36,489	39,189
Shareholders' equity	21,338	20,753	20,045	18,703	18,058
Assets	237,864	223,742	207,656	207,791	200,555

At year end
Securities	$47,211	$47,858	$40,921	$24,111	$20,885
Gross loans	185,832	173,559	163,132	175,061	165,823
Deposits	182,112	167,066	146,263	152,779	135,975
Federal Home Loan Bank advances	30,750	34,250	33,750	32,791	35,125
Shareholders' equity	21,717	21,069	20,568	19,359	18,273
Assets	248,110	232,285	215,467	212,324	197,791

Selected financial ratios
Return on average assets	0.91%	0.83%	1.01%	0.79%	0.73%
Return on average shareholders' equity	10.15	8.93	10.48	8.78	8.07
Cash dividend payout	51.02	57.44	50.40	63.12	68.24
Shareholders' equity to assets (at year end)	8.75	9.07	9.55	9.12	9.24

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

FORWARD-LOOKING STATEMENTS

This discussion and other sections of this annual report contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and ChoiceOne itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the annual report is to provide a narrative discussion about the Company's financial condition and results of operations during 2005. Management's discussion and analysis of financial condition and results of operations as well as disclosures found elsewhere in the annual report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and loan servicing rights. Actual results could differ from those estimates.

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

Loan Servicing Rights
Loan servicing rights represent the estimated value of servicing loans that are sold with servicing retained by the Company. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Management's accounting treatment of loan servicing rights is estimated based on current prepayment speeds that are typically market driven. See Note 4 to the Consolidated Financial Statements for additional information regarding activity within loan servicing rights.

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

RESULTS OF OPERATIONS

Summary

(Dollars in thousands)
	Year ended December 31
	2005	2004	2003
Net interest income	$8,045	$7,672	$7,775
Provision for loan losses	(495)	(465)	(400)
Noninterest income	2,580	2,570	3,109
Noninterest expense	(7,184)	(7,228)	(7,668)
Income tax expense	(780)	(695)	(715)
Net income	$2,166	$1,854	$2,101

Net income for 2005 was $2,166,000, which represented a $312,000 or 17% increase from 2004. The increase in net income over 2005 was primarily due to increased net interest income. Net interest income increased in 2005 compared to 2004 due to growth in the Bank's earning assets. A slightly higher provision to the allowance for loan losses was necessary due to growth in the loan portfolio. Noninterest expense was slightly lower in 2005 compared to 2004 largely because of an adjustment in the computation of the Bank's single business tax.

Net income for 2004 was $1,854,000, which represented a $247,000 or 12% decrease from 2003. The decrease in net income was due to reduced net interest income, a higher provision for loan losses, and reduced noninterest income, offset by decreased noninterest expense. Lower noninterest income was the primary reason for the decrease in net income in 2004. Gains on sales of loans in 2004 decreased $502,000 or 62% from 2003. The earning assets growth during 2004 could not offset the impact of lower rates on new and existing loans and securities. A slightly higher loan loss provision was based upon a small increase in net charge-offs for 2004 compared to 2003. Noninterest expense declined in 2004 from 2003 due to lower payroll costs and lower occupancy expenses. Also, contributing to the lower level of expense in 2004 was $156,000 of prepayment penalties incurred in 2003 that were related to the early payoff of advances from the Federal Home Loan Bank.

Return on average assets was 0.91% for 2005, compared to 0.83% for 2004, and 1.01% for 2003. Return on average shareholders' equity was 10.15% for 2005, compared to 8.93% for 2004, and 10.48% for 2003.

Dividends
Cash dividends of $1,105,000 or $0.67 per common share were declared in 2005, compared to $1,065,000 or $0.65 per common share in 2004, and $1,059,000 or $0.65 per common share in 2003. The dividend yield on ChoiceOne's common stock was 3.41% in 2005, compared to 3.44% in 2004, and 4.49% in 2003. The cash dividend payout percentage was 51% in 2005, compared to 57% in 2004, and 50% in 2003.

ChoiceOne's Board of Directors declared a 5% stock dividend payable on common stock in April 2005. The dividend was paid in May 2005 and per share data for all periods presented has been adjusted for this stock dividend.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2006 to shareholders based on the actual earnings of the Bank.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Table 1 - Average Balances and Tax-Equivalent Interest Rates

(Dollars in thousands)
	Year ended December 31
	2005			2004			2003
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Loans (1) (2)	$ 180,100	$ 11,659	6.47%	$ 170,045	$ 10,190	5.99%	$ 165,224	$ 11,100	6.72%
Taxable securities (3)	26,937	993	3.69	27,600	971	3.52	20,472	776	3.85
Tax exempt securities (1)	17,804	1,038	5.83	14,761	888	6.02	10,693	689	6.79
Other	151	5	3.31	67	1	1.49	700	8	1.14
Interest-earning assets	224,992	13,695	6.09	212,473	12,050	5.67	197,089	12,573	6.41
Noninterest-earning assets (4)	12,872			11,269			10,567
Total assets	$ 237,864			$ 223,742			$ 207,656

Liabilities and Shareholders' Equity Interest-bearing
demand deposits	$ 56,745	1,195	2.11%	$ 53,339	814	1.53%	$ 42,239	591	1.40%
Savings deposits	9,136	46	0.50	9,575	48	0.50	9,081	56	0.62
Certificates of deposit	87,443	2,841	3.25	76,059	2,169	2.85	81,594	2,600	3.19
Advances from FHLB	32,765	974	2.97	36,652	914	2.49	28,416	1,206	4.24
Other	8,943	223	2.49	8,145	122	1.50	7,470	102	1.37
Interest-bearing liabilities	195,032	5,279	2.71	183,770	4,067	2.21	168,800	4,555	2.70
Demand deposits	20,095			17,864			17,027
Other noninterest-bearing liabilities	1,399			1,355			1,784
Shareholders' equity	21,338			20,753			20,045
Total liabilities and shareholders' equity	$ 237,864			$ 223,742			$ 207,656

Net interest income (tax-equivalent basis) - interest spread		8,416	3.38%		7,983	3.46%		8,018	3.71%
Tax-equivalent adjustment (1)		(371)			(311)			(243)
Net interest income		$ 8,045			$ 7,672			$ 7,775
Net interest income as a percentage of earning assets (tax-equivalent basis)			3.74%			3.76%			4.07%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $401,000, $309,000, and $369,000 in 2005, 2004, and 2003, respectively.
(3)	Taxable securities include dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.
(4)	Noninterest-earning assets include loans on a nonaccrual status, which averaged approximately $1,079,000, $1,687,000, and $2,647,000 in 2005, 2004, and 2003, respectively.

Net Interest Income
As shown in Tables 1 and 2, tax-equivalent net interest income increased $433,000 in 2005 compared to the same period in 2004. This is primarily because earning assets have grown 6% compared to 2004. The increase in interest rates has had a slightly negative impact on the net change in tax-equivalent net interest income. Increased interest expense has more than offset the increase in tax-equivalent interest income.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The average balance of loans increased over $10 million in 2005 compared to 2004. In addition, upward repricing of existing loans has helped interest income on loans to increase $1,469,000 for 2005 compared to 2004. The average balance of tax exempt securities grew $3.0 million in 2005, offset by decreased yields, which increased interest income $150,000 over 2004.

Growth of $3.4 million in the average balance of interest-bearing demand deposits coupled with higher rates paid increased interest expense by $381,000 in 2005. Growth of $11.4 million in the average balance of certificates of deposit, in addition to higher rates paid on these accounts, increased interest expense $672,000 in 2005 versus 2004. Significant repricing upward of advances from the Federal Home Loan Bank was partially offset by a drop of $3.9 million in the average balance of advances outstanding, thereby causing interest expense to increase $60,000. Higher rates for other interest-bearing liabilities (federal funds purchased and repurchase agreements) coupled with a $0.8 million increase in the average balance outstanding caused interest expense to increase $101,000 in 2005 compared to 2004.

Net interest income spread was 3.38% (shown in Table 1) for 2005, compared to 3.46% in 2004. This was a slight decrease from the net interest income spread of 3.44% for the nine months ended September 30, 2005. The average yield received on interest-earning assets in 2005 rose 42 basis points to 6.09% while the average rate paid on interest-bearing liabilities in 2005 rose 50 basis points to 2.71%.

Table 2 - Changes in Tax-Equivalent Net Interest Income

(Dollars in thousands)
	Year ended December 31
	2005 Over 2004			2004 Over 2003
	Total	Volume	Rate	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$1,469	$623	$846	$(910)	$317	$(1,227)
Taxable securities	22	(24)	46	195	267	(72)
Nontaxable securities (2)	150	178	(28)	199	285	(86)
Other	4	2	2	(7)	(9)	2
Net change in tax-equivalent income	1,645	779	866	(523)	860	(1,383)

Increase (decrease) in interest expense (1)
Interest-bearing transaction accounts	381	55	326	223	166	57
Savings deposits	(2)	(2)	-	(8)	3	(11)
Certificates of deposit	672	348	324	(431)	(169)	(262)
Advances from Federal Home Loan Bank	60	(104)	164	(292)	290	(582)
Other	101	13	88	20	10	10
Net change in interest expense	1,212	310	902	(488)	300	(788)
Net change in tax-equivalent net interest income	$433	$469	$(36)	$(35)	$560	$(595)

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

Tax equivalent net interest income decreased $35,000 in 2004 compared to 2003. This was primarily because the Bank's interest-earning assets repriced downward faster than the Bank's interest-bearing liabilities. The impact of lower rates more than offset the earning asset growth of $15.4 million. A change in the funding mix to more interest-bearing demand deposits helped reduce interest expense in 2004, but not enough to offset the lower interest income compared to 2003.

Net interest income spread was 3.46% (shown in Table 1) for 2004, compared to 3.71% in 2003. The average yield received on interest-earning assets in 2004 fell 74 basis points to 5.67% while the average rate paid on interest-bearing liabilities in 2004 dropped 49 basis points to 2.21%.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management anticipates that net interest income in 2006 will depend upon the Bank's ability to grow loans with a favorable mix of deposits and borrowings. Deposit rates will be dictated by local market conditions and management intends to aggressively pursue growth of core deposits in 2006 to maintain a low cost of funds. Management believes the Alpine, Cedar Springs, and Rockford offices are positioned well to attract these types of deposits. Brokered certificates of deposit and advances from the Federal Home Loan Bank will continue to be used if core deposit growth is insufficient to fund earning asset growth.

Allowance and Provision For Loan Losses
Information regarding the allowance and provision for loan losses can be found in Table 3 and in Note 5 to the Consolidated Financial Statements. As indicated in Table 3, the provision for loan losses was $30,000 higher in 2005 than in 2004. Management increased the provision due to more loan growth in 2005 than in 2004 and higher net charge-offs of residential real estate and consumer loans in 2005 compared to 2004.

As shown in Table 3, commercial loan net charge-offs dropped $647,000 in 2005 versus 2004; however, real estate mortgage net charge-offs increased $128,000, and consumer loan net charge-offs increased $90,000 from 2004. Commercial loan net charge-offs in 2004 included five significant substandard loan charge-offs totaling $362,000 that were charged off due to insolvency of the borrowers. These loans were 53% reserved at the end of 2003. Real estate mortgage net charge-offs rose in 2005 due to increased losses from several manufactured home construction loans. Consumer loan charge-offs were higher in 2005 due to slowing recoveries as compared to 2004. The ratio of net charge-offs as a percentage of average loans decreased significantly from 0.41% in 2004 to 0.15% in 2005. The allowance as a percentage of total loans is higher (1.06%) at the end of 2005, compared to the end of 2004 (1.00%) primarily due to specific loss allocations. At end of 2005, the Bank had $465,000 specifically reserved for problem loans, while only $105,000 was specifically reserved for at the end of 2004. Management believes the reserves allocated to problem loans at the end of 2005 are reasonable based on circumstances surrounding each particular borrower.

Table 3 - Provision and Allowance For Loan Losses

(Dollars in thousands)
	2005	2004	2003	2002	2001
Provision for loan losses	$495	$465	$400	$1,270	$1,003

Net charge-offs:
Commercial loans	$50	$697	$454	$441	$554
Real estate mortgages	128	-	51	-	188
Consumer loans	93	3	132	631	349
Total	$271	$700	$637	$1,072	$1,091

Allowance for loan losses at year end	$1,963	$1,739	$1,974	$2,211	$2,013

Allowance for loan losses as a percentage of:
Total loans as of year end	1.06%	1.00%	1.21%	1.26%	1.21%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	203%	212%	99%	80%	88%
Ratio of net charge-offs to average total loans outstanding during the year	0.15%	0.41%	0.39%	0.62%	0.63%
Loan recoveries as a percentage of prior year's charge-offs	14%	24%	27%	14%	19%

Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2005, is adequate to absorb probable incurred losses. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank's management and adjusted as necessary.

Noninterest Income
Total noninterest income increased $10,000 or less than 1% in 2005 compared to 2004. Service charges on deposit accounts were up due to higher returned check charges and debit card fee income. Insurance and investment commissions were lower due to reduced

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

annuity sales and lower property and casualty commissions. Gains on the sale of loans were down due to reduced pricing obtained on loans sold to secondary market investors. Gains on the sale of securities were down due to more losses realized in 2005. The Bank swapped some low yielding securities for higher yielding securities. Other noninterest income includes $88,000 in earnings on bank-owned life insurance, which resulted from the purchase of $2 million of policies in February 2005.

Noninterest income decreased $539,000 or 17% in 2004, compared to 2003. Gains received from the sale of loans decreased $502,000 or 62% in 2004 due to a slowdown in mortgage refinancing activity throughout the year. In 2004, the Mortgage Company sold $17 million of loans to the secondary market versus $37 million during 2003. Insurance and investment commissions dipped slightly in 2004 compared to 2003, as 2003 included a few months of commissions from the Grand Rapids division of the Insurance Agency. The Insurance Agency's book of commissions for its Grand Rapids division was sold in the first quarter of 2003. Servicing fee income is reported net of servicing right amortization expense and resulted in a negative $4,000 in 2003 due to borrowers paying off their serviced mortgages faster than management's estimate of the loan servicing term.

Management estimates that noninterest income in 2006 will depend upon the growth of deposit accounts and cross sales of insurance and investment products.

Noninterest Expense
Total noninterest expense decreased $44,000 or nearly 1% in 2005 compared to 2004. Salaries and benefits were up slightly in 2005 due to the addition of personnel for the Rockford and Alpine Offices and higher employee bonuses. Occupancy expense was higher in 2005 due to a full year of operations for the Bank's Rockford Office (opened in September 2004). Professional fees were lower in 2005 due to fewer legal fees and reduced services from a third party marketing agency. Data processing expense was higher due to growth in software maintenance, ATM network processing and core bank charges. Other noninterest expense decreased $257,000 in 2005 primarily due to an adjustment in the computation of state single business taxes for 2002, 2003, and 2004 recorded in 2005. The adjustment to the Bank's single business taxes is a non-recurring benefit to other expense. Fewer bad checks charged off in 2005 also helped reduce other noninterest expense. In 2004, an altered foreign check for $75,000 was written off as uncollectible. The check was disbursed before the Bank was notified it was a fraudulent item.

Noninterest expense decreased $440,000 or 6% in 2004, compared to 2003. Salaries and benefits decreased $189,000 in 2004 due to significantly less commissions paid to mortgage producers. ChoiceOne reduced its payroll by more than 3 full-time equivalent employees even though the Bank opened its Rockford Office with more than 4 full-time equivalent employees. Higher employee health insurance costs offset the reduced salaries expense in 2004. Occupancy expense was lower in 2004, as the Bank sold its Sparta Appletree Office in September 2004 and closed its Sparta Great Day Office in September 2003. The Bank's Rockford Office was opened in September 2004. The Bank sold its Sparta Appletree Office and subsequently leased back 50% of the building from the new owner. The Bank's Operations Department was moved in 2004 from the Sparta Appletree Office to the Sparta Main Office to utilize available office space and reduce overall occupancy costs. Professional fees decreased in 2004 from 2003 due to much lower legal fees offset by higher audit and consulting fees. In 2003, ChoiceOne absorbed $156,000 in prepayment penalties as a result of paying off $3 million of high-rate advances from the Federal Home Loan Bank. This was done to reduce the Bank's cost of funds in 2004 and 2005. Other noninterest expense was slightly higher in 2004 due to increased bad check charge-offs offset by lower expenses related to foreclosed real estate.

Management anticipates that noninterest expenses will rise in 2006 due to higher single business taxes, growing employee benefit costs, and rising data processing charges.

FINANCIAL CONDITION

Securities
The securities portfolio decreased approximately $0.7 million or 2% from December 31, 2004 to December 31, 2005. A mix of government agency, municipal, and mortgage-backed securities totaling $10 million were purchased to maintain the asset size of the Bank and provide liquidity for future loan growth. Approximately $4.3 million in various securities were called in 2005. Payments from mortgage-backed securities totaled $1.6 million in 2005. Various securities totaling $3.7 million were sold during 2005 for net losses totaling $28,000. The Bank's Investment Committee continues to monitor the portfolio and purchase securities when deemed prudent. Certain securities are sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding. Securities also are pledged as collateral for borrowings from the Federal Home Loan Bank. In addition, they serve as a source of liquidity for deposit needs.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Loans
The loan portfolio (excluding loans held for sale) increased approximately $12.3 million or 7% from December 31, 2004 to December 31, 2005. Commercial loans increased $4.9 million due to increased demand from borrowers. Real estate loans increased $7.3 million through growth in commercial and residential real estate financing. In 2005, the Mortgage Company originated approximately $34 million of residential mortgage loans and sold $19 million (56%) to secondary market investors. In 2004, the Mortgage Company originated approximately $39 million of residential mortgage loans and sold $12 million (31%) to secondary market investors. An additional $5 million of seasoned hybrid mortgage loans were sold in 2004 to reduce long-term interest rate risk. Consumer loans dropped $1.4 million during 2005 due to fewer originations of automobile, recreational vehicle, and personal loans. Management decided in the first quarter of 2005 to discontinue the origination of indirect consumer loans, except for one local automobile dealership. Indirect consumer loans totaled approximately $4.2 million at December 31, 2005, compared to $5.9 million at December 31, 2004.

Management anticipates demand for commercial loans will remain steady in 2006 due to increased calling efforts and relationships cultivated with ChoiceOne's business customers. Rising interest rates may stall demand for consumer and residential real estate loans in 2006.

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

The balances of these nonperforming loans as of December 31 were as follows:

(Dollars in thousands)
	2005	2004
Loans accounted for on a nonaccrual basis	$934	$795
Loans contractually past due 90 days
or more as to principal or interest payments	32	11
Loans considered troubled debt restructurings	-	16
Total	$966	$822

At December 31, 2005, nonaccrual loans included $677,000 in commercial loans, $206,000 in residential mortgages, and $51,000 in consumer loans. At December 31, 2004, nonaccrual loans included $389,000 in commercial loans, $363,000 in residential mortgages, and $43,000 in consumer loans. Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers' abilities to comply with the original loan terms. These loans totaled $8.5 million as of December 31, 2005, compared to $6.3 million as of December 31, 2004. Four large commercial borrowers with loans totaling $2.1 million were placed on the list in 2005 due to recent operating losses and other special circumstances causing concern to the Bank's management.

Deposits and Other Funding Sources
Total deposits increased $15.0 million or 9% from December 31, 2004 to December 31, 2005. Certificates of deposit were up $16.9 million, while checking, savings and money market accounts fell $1.9 million during the year. With the rise in interest rates, Bank customers flocked to certificates of deposit over lower yielding transaction accounts. Local certificates of deposit accounted for 84% of the growth over 2004, while brokered certificates of deposit rose 16%.

Securities sold under agreements to repurchase increased $0.8 million during 2005. Federal funds purchased at the end of 2005 increased $3.1 million from year-end 2004. Advances from the Federal Home Loan Bank ("FHLB") decreased $3.5 million in 2005. Of these advances, 67% have fixed rates with maturities ranging from January 2006 to December 2008, and 33% carry a floating rate indexed to the federal funds rate. Specific residential real estate mortgages and securities were pledged as collateral against these advances at the end of 2005.

In 2006, management plans to emphasize growth of its noninterest-bearing and interest-bearing checking accounts for commercial, municipal, and retail customers. Management also believes the Alpine, Cedar Springs and Rockford Offices are in growing markets and are poised to grow deposits in 2006. If local deposit growth is insufficient to support asset growth during 2006, management believes advances from the FHLB and brokered certificates of deposit can address corresponding funding needs.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Shareholders' Equity
Total shareholders' equity increased $0.6 million or 3% from December 31, 2004 to December 31, 2005. Equity growth resulted from current year earnings and proceeds from the sale of ChoiceOne's stock, offset by cash dividends paid to shareholders, shares repurchased, and a drop in accumulated other comprehensive income. The net dollar difference between the issuance and repurchase of common stock was a negative $15,000 in 2005 compared to a positive $142,000 in 2004. ChoiceOne repurchased 15,412 shares of its common stock in 2005 compared to 6,053 shares in 2004. Management anticipates it will continue to repurchase shares of its common stock in 2006 and retire them.

Note 20 to the Consolidated Financial Statements presents regulatory capital information at the end of 2005 and 2004. ChoiceOne's capital ratios decreased slightly from December 31, 2004 to December 31, 2005 due to assets growing at a faster rate than shareholders' equity. If opportunities for prudent asset growth present themselves in 2006, management may grow assets to a greater extent than shareholders' equity. This may cause capital to decrease as a percentage of assets. However, management and its Board of Directors do not desire to decrease capital below those levels necessary to be considered "well capitalized."

Table 4 - Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne's contractual obligations at December 31, 2005:

(Dollars in thousands)
	Payment Due By Period
	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Federal funds purchased	$4,399	$4,399	$-	$-	$-
Repurchase agreements	7,139	7,139	-	-	-
Time deposits	97,923	65,583	24,008	8,332	-
Advances from Federal Home Loan Bank	30,750	21,750	9,000	-	-
Operating leases	117	44	73	-	-
Total	$140,328	$98,915	$33,081	$8,332	$-

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

Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at five of the Bank's correspondent banks. As of December 31, 2005, the amount of federal funds available for purchase from the Bank's correspondent banks totaled $18.9 million. ChoiceOne purchased $4.4 million of federal funds at the end of 2005. The Bank also has a line of credit secured by ChoiceOne's commercial loans with the Federal Reserve Bank of Chicago for $66 million, which is designated for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank, brokered time deposits, and income retention. Approximately $13.2 million of borrowing capacity was available from the Federal Home Loan Bank based on the Mortgage Company's residential mortgage loans and the Bank's investment securities pledged as collateral at year-end 2005. The acquisition of brokered time deposits is not limited as long as the Bank's capital to assets percentage is considered to be "well capitalized."

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

Table 5 - Maturities and Repricing Schedule

(Dollars in thousands)
	December 31, 2005
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Loans and loans held for sale	$73,936	$32,077	$73,959	$5,860	$185,832
Taxable securities	430	4,622	17,987	1,688	24,727
Tax exempt securities	420	1,800	11,890	5,375	19,485
Federal Home Loan Bank and Federal Reserve Bank stock	-	-	-	2,999	2,999
Cash surrender value of bank-owned life insurance	2,237	-	-	-	2,237
Rate-sensitive assets	77,023	38,499	103,836	15,922	235,280

Liabilities
Interest-bearing demand deposits	53,427	-	-	-	53,427
Savings deposits	8,582	-	-	-	8,582
Time deposits	17,393	48,610	31,920	-	97,923
Federal Home Loan Bank advances	14,750	7,000	9,000	-	30,750
Federal funds purchased	4,399	-	-	-	4,399
Repurchase agreements	6,701	438	-	-	7,139
Rate-sensitive liabilities	105,252	56,048	40,920	-	202,220
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(28,229)	$(17,549)	$62,916	$15,922	$33,060
Cumulative asset (liability) gap	$(28,229)	$(45,778)	$17,138	$33,060

One method the ALCO uses to measure interest rate sensitivity is the one-year repricing gap. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 72% at December 31, 2005, compared to 63% at December 31, 2004. The above table places the entire balance of interest-bearing demand deposits, savings deposits, and overnight repurchase agreements in the shortest repricing term. Although these three categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these deposits. Growth in the Bank's earning assets has made ChoiceOne less liability sensitive at year-end 2005 compared to year-end 2004. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a quarterly basis in 2006. As interest rates change during 2006, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne's net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At December 31, 2005, management used a simulation model to subject its assets and liabilities to an immediate 300 basis point increase and an immediate 300 basis point decrease in interest rates. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of advances from the Federal Home Loan Bank were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of immediate interest rate changes on both net income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net income to decrease more than 15% and the value of shareholders' equity to decrease more than 15%.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Table 6 provides an illustration of hypothetical interest rate changes as of December 31, 2005 and 2004, respectively:

Table 6 - Sensitivity to Changes in Interest Rates
	2005
(Dollars in thousands)	Net Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$2,204	- 5%	$31,472	- 9%
200 basis point rise	2,265	- 3%	33,039	- 5%
100 basis point rise	2,311	- 1%	34,198	- 2%
Base rate scenario	2,330	-%	34,770	-%
100 basis point decline	2,294	- 2%	34,611	- 1%
200 basis point decline	2,205	- 5%	33,841	- 3%
300 basis point decline	2,038	- 13%	32,452	- 7%

	2004
(Dollars in thousands)	Net Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
200 basis point rise	$2,274	11%	$22,788	- 13%
100 basis point rise	2,153	5%	25,046	- 5%
Base rate scenario	2,052	-%	26,296	-%
100 basis point decline	1,800	- 12%	27,637	5%
200 basis point decline	1,409	- 31%	28,947	10%

During 2005, the ALCO expanded its rate shock scenarios from an immediate 200 basis point rise and decline shock to an immediate 300 basis point rise and decline in interest rates. As of December 31, 2005, the Bank is within its guidelines for immediate shocks up and down for both net income and the market value of shareholder's equity. Also, during 2005 the ALCO changed certain assumptions within its asset/liability model to more accurately reflect historical trends and actual experience. The effect of these changes combined with management's desire to limit the immediate repricing of its interest-bearing demand and savings deposits illustrates that ChoiceOne's net income and market value of equity may be negatively impacted in both a rising rate and falling rate environment.

The impact of the rate shock at December 31, 2004 on net income for rates falling 200 basis points exceeded the ALCO's policy limit; however, management believed the likelihood of such an occurrence was highly remote given that the ALCO predicted rates would most likely rise during 2005.

The ALCO plans to continue to monitor the effect of changes in interest rates on both net income and shareholders' equity and will make changes in the duration of its rate-sensitive assets and rate-sensitive liabilities where necessary.

ChoiceOne Financial Services, Inc.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On November 23, 2005, ChoiceOne engaged Plante & Moran, PLLC ("Plante Moran") as its independent registered public accounting firm, to replace its prior accounting firm, Crowe Chizek and Company LLC ("Crowe"), effective as of the fiscal year beginning January 1, 2006. The change in ChoiceOne's certifying independent registered public accounting firm was based on the results of a competitive bidding process. The engagement of Plante Moran and the dismissal of Crowe was recommended and approved by the Audit Committee of ChoiceOne's Board of Directors.

Crowe's reports on ChoiceOne's financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2005 and 2004 and through the date of this report, there were no "disagreements" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K issued under the Securities Exchange Act of 1934, as amended, and its related instructions) between ChoiceOne and Crowe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Crowe, would have caused Crowe to make reference to the subject matter of the disagreement in connection with its reports.

During the two fiscal years ended December 31, 2005 and 2004 and through the date of this report, there were no "reportable events" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K issued under the Securities Exchange Act of 1934, as amended, and its related instructions) between ChoiceOne and Crowe.

During the two fiscal years ended December 31, 2005 and 2004 and through the date of this report, ChoiceOne has not consulted with Plante Moran regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on ChoiceOne's financial statements, or any matter that was the subject of a disagreement or reportable event.

          Crowe Chizek and Company LLC
          Member Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of ChoiceOne Financial Services, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 7, 2006

ChoiceOne Financial Services, Inc.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
	December 31
	2005	2004
Assets
Cash and due from banks	$4,990	$3,619
Securities available for sale	44,212	44,913
Federal Home Loan Bank stock	2,623	2,569
Federal Reserve Bank stock	376	376
Loans held for sale	264	281
Loans, net (of allowance of $1,963 and $1,739)	183,605	171,539
Premises and equipment, net	5,596	4,906
Other real estate owned, net	1,255	981
Loan servicing rights, net	445	472
Cash value of life insurance policies	2,237	159
Other assets	2,507	2,470
Total assets	$248,110	$232,285

Liabilities
Deposits - noninterest-bearing	$22,180	$17,086
Deposits - interest-bearing	159,932	149,980
Total deposits	182,112	167,066

Repurchase agreements	7,139	6,338
Federal funds purchased	4,399	1,281
Advances from Federal Home Loan Bank	30,750	34,250
Other liabilities	1,993	2,281
Total liabilities	226,393	211,216

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	-	-
Common stock and paid-in capital, no par value; shares authorized: 4,000,000; shares outstanding: 1,649,940 in 2005 and 1,570,937 in 2004	17,422	15,913
Unallocated shares held by Employee Stock Ownership Plan	-	(9)
Retained earnings	4,594	5,053
Accumulated other comprehensive income (loss), net	(299)	112
Total shareholders' equity	21,717	21,069
Total liabilities and shareholders' equity	$248,110	$232,285

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	Years ended December 31
	2005	2004	2003
Interest income
Loans, including fees	$11,641	$10,181	$11,091
Securities
Taxable	993	971	776
Tax exempt	685	586	455
Other	5	1	8
Total interest income	13,324	11,739	12,330

Interest expense
Deposits	4,082	3,031	3,247
Advances from Federal Home Loan Bank	974	914	1,206
Federal funds purchased and repurchase agreements	223	122	102
Total interest expense	5,279	4,067	4,555

Net interest income	8,045	7,672	7,775
Provision for loan losses	495	465	400
Net interest income after provision for loan losses	7,550	7,207	7,375

Noninterest income
Customer service charges	1,133	985	1,001
Insurance and investment commissions	866	1,002	1,042
Loan servicing fees, net	56	49	(4)
Gains on sales of loans	264	305	807
Gains (losses) on sales of securities	(28)	38	61
Other income	289	191	202
Total noninterest income	2,580	2,570	3,109

Noninterest expense
Salaries and benefits	3,877	3,830	4,019
Occupancy and equipment	1,116	1,024	1,092
Professional fees	464	498	514
Supplies and postage	227	225	252
Data processing	570	498	495
Advertising and promotional	154	120	149
Prepayment penalties on advances from Federal Home Loan Bank	-	-	156
Other expense	776	1,033	991
Total noninterest expense	7,184	7,228	7,668

Income before income tax	2,946	2,549	2,816
Income tax expense	780	695	715

Net income	$2,166	$1,854	$2,101

Comprehensive income	$1,755	$1,450	$2,080

Basic earnings per common share	$1.31	$1.13	$1.29
Diluted earnings per common share	$1.31	$1.13	$1.29
Dividends declared per common share	$0.67	$0.65	$0.65

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in thousands, except per share data)
	Number of Shares	Common Stock and Paid in Capital	Unallocated Shares held by ESOP	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total

Balance, January 1, 2003	1,551,228	$ 15,645	$ (45)	$ 3,222	$ 537	$ 19,359

Comprehensive income:
Net income				2,101		2,101
Net change in unrealized gain (loss)					(21)	(21)
Total comprehensive income						2,080

Shares issued	13,633	218				218
Shares repurchased	(1,446)	(22)				(22)
Shares committed to be released under Employee Stock Ownership Plan (ESOP)		(18)	18			-
Change in ESOP repurchase obligation		(8)				(8)
Cash dividends declared ($0.65 per share)				(1,059)		(1,059)

Balance, December 31, 2003	1,563,415	15,815	(27)	4,264	516	20,568

Comprehensive income:
Net income				1,854		1,854
Net change in unrealized gain (loss)					(404)	(404)
Total comprehensive income						1,450

Shares issued	13,267	255				255
Shares repurchased	(6,053)	(118)				(118)
Shares committed to be released under Employee Stock Ownership Plan		(18)	18			-
Change in ESOP repurchase obligation		(26)				(26)
Shares issued under stock option plans	308	5				5
Cash dividends declared ($0.65 per share)				(1,065)		(1,065)

Balance, December 31, 2004	1,570,937	15,913	(9)	5,053	112	21,069

Comprehensive income:
Net income				2,166		2,166
Net change in unrealized gain (loss)					(411)	(411)
Total comprehensive income						1,755

Shares issued	15,976	307				307
Shares repurchased	(15,412)	(322)				(322)
Shares committed to be released under Employee Stock Ownership Plan		(9)	9			-
Change in ESOP repurchase obligation		17				17
Cash dividends declared ($0.67 per share)				(1,105)		(1,105)
Stock dividends declared (5%)	78,439	1,516		(1,520)		(4)

Balance, December 31, 2005	1,649,940	$ 17,422	$ -	$ 4,594	$ (299)	$ 21,717

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
	Years ended December 31
	2005	2004	2003
Cash flows from operating activities:
Net income	$2,166	$1,854	$2,101
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	495	465	400
Depreciation	535	495	538
Amortization	582	631	623
Stock dividends on Federal Home Loan Bank stock	(54)	(113)	(92)
Losses (gains) on sales of securities	28	(38)	(61)
Gains on sales of loans	(264)	(305)	(807)
Loans originated for sale	(18,757)	(12,580)	(35,589)
Proceeds from loan sales	18,929	12,471	37,302
Earnings on bank-owned life insurance	(78)	(3)	(4)
Net change in:
Other assets	309	1,804	890
Other liabilities	(59)	763	184
Net cash from operating activities	3,832	5,444	5,485

Cash flows from investing activities:
Securities available for sale:
Sales	3,748	5,615	2,085
Maturities, prepayments and calls	5,928	4,369	3,905
Purchases	(10,004)	(18,022)	(22,996)
Loan originations and payments, net	(13,249)	(16,877)	8,920
Proceeds from sale of adjustable rate mortgage loans	-	5,037	-
Additions to premises and equipment, net of disposals	(1,225)	(1,481)	(225)
Proceeds from sale of insurance agency	-	-	186
Purchase of bank-owned life insurance	(2,000)	-	-
Net cash used in investing activities	(16,802)	(21,359)	(8,125)

Cash flows from financing activities:
Net change in deposits	15,046	20,803	(6,516)
Net change in repurchase agreements	801	1,033	(571)
Net change in federal funds purchased	3,118	(6,601)	7,882
Proceeds from Federal Home Loan Bank advances	52,000	27,750	25,750
Payments on Federal Home Loan Bank advances	(55,500)	(27,250)	(24,791)
Issuance of common stock	307	260	218
Repurchase of common stock	(322)	(118)	(22)
Cash dividends and fractional shares from stock dividends	(1,109)	(1,065)	(1,059)
Net cash from financing activities	14,341	14,812	891

Net change in cash and cash equivalents	1,371	(1,103)	(1,749)
Beginning cash and cash equivalents	3,619	4,722	6,471

Ending cash and cash equivalents	$4,990	$3,619	$4,722

Cash paid for interest	$5,082	$4,018	$4,667
Cash paid for income taxes	570	375	820
Loans transferred to other real estate owned	688	967	1,233
Loans transferred to loans held for sale	-	5,064	-
Equity securities transferred to other assets	-	208	-

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

ChoiceOne Mortgage Company of Michigan (the "Mortgage Company") originates and sells a full line of conventional type mortgage loans for 1-4 family and multi-family residential real estate properties.

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

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and ChoiceOne's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest income on loans is reported on the interest method and includes amortization of net deferred loan fees and costs over the estimated loan term. Interest on loans is accrued based upon the principal balance outstanding. The accrual of interest is discontinued at the time at which commercial loans are 90 days past due unless the loan is secured by sufficient collateral and in the process of collection. Interest on consumer or real estate secured loans is discontinued at the time at which the loan is 120 days past due unless the credit is secured by sufficient collateral and in the process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed into nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful. Interest accrued but not received is reversed against interest income when the loans are placed into nonaccrual status. Interest received on such loans is accounted for on the cash-basis method until qualifying for return to accrual. Loans are returned to accrual basis when all the principal and interest amounts contractually due are brought current and future payment is reasonably assured.

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

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The following pro forma information presents net income and earnings per share for the years ended December 31, 2005, 2004 and 2003, respectively, had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options in 2005, 2004 and 2003.

(Dollars in thousands)
	2005	2004	2003
Net income as reported	$2,166	$1,854	$2,101
Deduct: Stock-based compensation expense determined under fair value based method	17	10	5
Pro forma net income	$2,149	$1,844	$2,096

Basic and diluted earnings per common share as reported	$1.31	$1.13	$1.29

Pro forma basic and diluted earnings per common share	$1.30	$1.12	$1.28

The pro forma effects are computed using an option pricing model and the following weighted average assumptions as of grant date:
	2005	2004	2003
Risk-free interest rate	4.50%	3.78%	3.65%
Expected option life (in years)	7	7	7
Expected stock price volatility	24.59%	20.54%	18.95%
Dividend yield	3.03%	4.42%	4.49%

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

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Cash Restrictions
Cash on hand or on deposit with the Federal Reserve Bank of $1,101,000 and $998,000 was required to meet regulatory reserve and clearing requirements at December 31, 2005 and 2004, respectively. These balances do not earn interest.

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

Operating Segments
While ChoiceOne's management monitors the revenue streams of various products and services for the Bank, Insurance Agency and Mortgage Company, operations and financial performance are evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated into one reportable operating segment.

Adoption of New Accounting Standards
Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment," requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on ChoiceOne's results of operations will depend on the level of future grants and the calculation of the fair value of the options granted at such future dates, as well as the vesting periods provided, and therefore cannot currently be predicted. Existing options outstanding as of December 31, 2005 that will vest after the adoption date are expected to result in additional compensation expense of approximately $17,000 during 2006, $15,000 in 2007, and $10,000 in 2008. There will be no significant effect on ChoiceOne's financial position, as total shareholders' equity will not change.

Reclassifications
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current year's presentation.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Securities

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at December 31 were as follows:
	2005
(Dollars in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government and federal agency	$5,435	$-	$(100)
State and municipal	28,003	174	(343)
Mortgage-backed	7,811	2	(178)
Corporate	2,382	-	(55)
Equity securities	581	46	-
Total	$44,212	$222	$(676)

	2004
(Dollars in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government and federal agency	$6,875	$5	$(79)
State and municipal	26,768	435	(139)
Mortgage-backed	6,700	17	(49)
Corporate	4,031	5	(29)
Equity securities	539	4	-
Total	$44,913	$466	$(296)

Information regarding sales of securities available for sale follows:

(Dollars in thousands)
	2005	2004	2003
Proceeds from sales of securities	$3,748	$5,615	$2,085
Gross realized gains	9	41	61
Gross realized losses	37	3	-

Contractual maturities of securities available for sale at December 31, 2005 were as follows:

(Dollars in thousands)
Fair Value
Due within one year	$6,216
Due after one year through five years	21,830
Due after five years through ten years	6,426
Due after ten years	1,348
Total debt securities	35,820
Mortgage-backed securities not due at a specific date	7,811
Equity securities	581
Total	$44,212

Various securities were pledged as collateral for securities sold under agreements to repurchase and as collateral for advances from the Federal Home Loan Bank. The carrying amount of securities pledged as collateral at December 31 was as follows:

(Dollars in thousands)
	2005	2004
Securities pledged for securities sold under agreements to repurchase	$7,139	$6,739
Securities pledged for advances from Federal Home Loan Bank	13,246	8,555
Total securities pledged as collateral	$20,385	$15,294

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with unrealized losses at year-end 2005 and 2004, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, are as follows.

(Dollars in thousands)	2005

	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$510	$(8)	$2,928	$(92)	$3,438	$(100)
State and municipal	8,990	(124)	8,902	(219)	17,892	(343)
Mortgage-backed	5,153	(91)	1,998	(87)	7,151	(178)
Corporate	-	-	2,382	(55)	2,382	(55)
Total temporarily impaired	$14,653	$(223)	$16,210	$(453)	$30,863	$(676)

(Dollars in thousands)	2004

	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$5,320	$(60)	$1,023	$(19)	$6,343	$(79)
State and municipal	10,700	(110)	476	(29)	11,176	(139)
Mortgage-backed	2,689	(33)	1,081	(16)	3,770	(49)
Corporate	3,005	(29)	-	-	3,005	(29)
Total temporarily impaired	$21,714	$(232)	$2,580	$(64)	$24,294	$(296)

The Company evaluates securities for other-than-temporary impairment at least on a semi-annual basis, and more frequently when economic or market concerns warrant such evaluation. As of December 31, 2005 and 2004, management has determined that no other-than-temporary declines in market value have occurred. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value.

Note 3 - Loans

The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2005	2004
Commercial and agricultural	$47,642	$41,620
Real estate - commercial	51,453	47,901
Real estate - construction	7,466	6,661
Real estate - residential	67,187	63,846
Consumer	11,820	13,250
Loans, gross	185,568	173,278
Allowance for loan losses	(1,963)	(1,739)
Loans, net	$183,605	$171,539

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Mortgage Banking

Activity during the year was as follows:

(Dollars in thousands)
	2005	2004	2003
Loans originated for resale, net of principal payments	$18,757	$12,580	$35,589
Proceeds from loan sales	18,929	12,471	37,302
Net gains on sales of loans held for sale	264	305	807
Loan servicing fees, net of amortization	56	49	(4)

Residential mortgage loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The principal balances (dollars in thousands) of these loans at December 31 were as follows:
Residential mortgage loans serviced for:	2005	2004
Federal Home Loan Mortgage Corporation	$68,519	$70,016

The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2005 and 2004.

Activity for loan servicing rights was as follows:

(Dollars in thousands)
	2005	2004	2003
Balance, beginning of year	$472	$442	$363
Capitalized	109	160	308
Amortization	(136)	(130)	(247)
Changes to valuation allowance	-	-	(18)
Balance, end of year	$445	$472	$442

The fair value of loan servicing rights was $608,000 and $530,000 as of December 31, 2005 and 2004, respectively. Consequently, a valuation allowance was not necessary at year-end 2005 or 2004.

Note 5 - Allowance for Loan Losses

Activity in the allowance for loan losses was as follows:

(Dollars in thousands)
	2005	2004	2003
Balance, beginning of year	$1,739	$1,974	$2,211
Provision charged to expense	495	465	400
Recoveries credited to the allowance	128	240	343
Loans charged off	(399)	(940)	(980)
Balance, end of year	$1,963	$1,739	$1,974

Information regarding nonperforming loans for the years ended December 31 follows:

(Dollars in thousands)
	2005	2004
Nonaccrual loans	$934	$795
Loans past due over 90 days still on accrual	32	11
Restructured loans	-	16
Total	$966	$822

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nonperforming loans includes both smaller balance homogenous loans that are collectively evaluated for impairment and loans individually classified as impaired loans. Information regarding impaired loans as of and for the year ended December 31 follows:

(Dollars in thousands)
	2005	2004	2003
Loans with no allowance allocated at year end	$306	$419	$753
Loans with allowance allocated at year end	1,157	247	1,051
Amount of allowance for loan losses allocated at year end	465	105	576
Average balance during the year	968	1,072	2,188
Interest income recognized thereon	48	39	83
Cash-basis interest income recognized	60	25	80

Note 6 - Premises and Equipment

As of December 31, premises and equipment consisted of the following:

(Dollars in thousands)
	2005	2004
Land and land improvements	$1,672	$1,388
Leasehold improvements	42	320
Buildings	5,177	4,348
Furniture and equipment	2,179	2,240
Total cost	9,070	8,296
Accumulated depreciation	(3,474)	(3,390)
Premises and equipment, net	$5,596	$4,906

Depreciation expense was $535,000, $495,000, and $538,000 for 2005, 2004 and 2003, respectively. In September 2004, the Bank sold its Sparta Appletree Office in Sparta, Michigan for a gain of $162,000, of which $105,000 was deferred over a three-year term since part of the office was simultaneously leased back from the purchaser. Also, in September 2004, the Bank opened a new office in Rockford, Michigan. In July 2005, the Bank opened a new office in Comstock Park, Michigan. The Bank's lease on the former Alpine Office location in Comstock Park expired in July 2005.

The Bank leases certain branch properties and automated-teller machine locations in its normal course of business. Rent expense totaled $57,000, $40,000, and $40,000 for 2005, 2004 and 2003, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (dollars in thousands):
2005	$44
2006	43
2007	30
Total	$117

Note 7 - Other Real Estate Owned

Other real estate owned represents residential and commercial properties owned and is reported net of a valuation allowance. Activity within other real estate owned was as follows:

(Dollars in thousands)
	2005	2004
Balance, beginning of year	$981	$1,433
Transfers from loans	688	967
Capitalized improvements or purchased assets	20	401
Sales	(404)	(1,682)
Write-downs	(30)	(138)
Balance, end of year	$1,255	$981

The valuation allowance on other real estate owned totaled $84,000 and $54,000 at year-end 2005 and 2004, respectively.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Deposits

Scheduled maturities of certificates of deposit at December 31 were as follows:

(Dollars in thousands)
2006	$65,583
2007	21,270
2008	2,738
2009	3,861
2010	4,471
Total	$97,923

The Bank had certificates of deposit issued in denominations of $100,000 or greater totaling $54.5 million and $42.3 million at December 31, 2005 and 2004, respectively. The Bank had brokered certificates of deposit totaling $36.5 million at December 31, 2005 compared to $33.7 million at December 31, 2004. As of December 31, 2005, the weighted average interest rate on these brokered certificates of deposit was 3.52% with maturities ranging from January 2006 to November 2008.

Note 9 - Repurchase Agreements

Repurchase agreements are advances by customers that are not covered by federal deposit insurance. These agreements are direct obligations of the Bank and are secured by securities held in safekeeping at a correspondent bank. Information regarding repurchase agreements follows:

(Dollars in thousands)
	2005	2004
Outstanding balance at December 31	$7,139	$6,338
Average interest rate at December 31	2.11%	1.62%
Average balance during the year	$6,215	$5,051
Average interest rate during the year	2.05%	1.45%
Maximum month end balance during the year	$7,139	$6,767

Note 10 - Federal Home Loan Bank Advances

At December 31, advances from the Federal Home Loan Bank were as follows:

(Dollars in thousands)
	2005	2004
Maturities ranging from January 2006 to December 2008, fixed interest rates ranging from 2.15% to 4.90%, with an average rate of 3.37%	$20,750	$25,250

Maturity of February 2006, floating interest rate, with an average rate of 4.20%	6,000	-

Maturities of June 2006, floating interest rates, with an average rate of 4.18%	4,000	-

Maturities ranging from March 2005 to May 2005, floating interest rates, with an average rate of 1.95%	-	9,000

Total advances outstanding at year-end	$30,750	$34,250

Penalties are charged on fixed rate advances that are paid prior to maturity. The Bank prepaid $3 million of fixed rate advances incurring a prepayment penalty of $156,000 in 2003. No fixed rate advances were paid prior to maturity in 2005 or 2004.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Advances are secured by both residential real estate loans and U.S. Government agency securities with a carrying value of approximately $55.6 million and $52.5 million at December 31, 2005 and 2004, respectively. Based on this collateral, the Bank was eligible to borrow an additional $13.2 million at year-end 2005.

The scheduled maturities of advances from the Federal Home Loan Bank at December 31, 2005 are as follows (dollars in thousands):
2006	$21,750
2007	5,000
2008	4,000
Total	$30,750

Note 11 - Income Taxes

Information as of December 31 and for the year follows:

(Dollars in thousands)
	2005	2004	2003
Provision for Income Taxes
Current federal income tax expense	$783	$456	$693
Deferred federal income tax expense (benefit)	(3)	239	22
Income tax expense	$780	$695	$715

Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$1,002	$867	$957
Tax exempt interest income	(245)	(203)	(160)
Tax exempt earnings on bank-owned life insurance	(30)	-	-
Adjustment of federal tax contingent liability	-	-	(113)
Nondeductible interest expense	32	17	14
Other items	21	14	17
Income tax expense	$780	$695	$715

Effective income tax rate	26%	27%	25%

Components of Deferred Tax Assets and Liabilities	2005	2004
Deferred tax assets:
Allowance for loan losses	$421	$356
Unrealized losses on securities available for sale	154	-
Postretirement benefits obligation	80	71
Deferred loan costs	20	36
Write downs on other real estate owned	51	41
Other	34	59
Total deferred tax assets	760	563

Deferred tax liabilities:
Depreciation	264	137
Loan servicing rights	149	160
Unrealized gains on securities available for sale	-	58
Stock dividends from Federal Home Loan Bank stock	88	70
Investment in West Shore Computer Services	46	48
Prepaid expenses	50	34
Other	20	18
Total deferred tax liabilities	617	525
Net deferred tax assets	$143	$38

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 2005 and 2004.

Note 12 - Related Party Transactions

Loans to executive officers, directors and their affiliates were as follows at December 31:

(Dollars in thousands)
	2005	2004
Balance, beginning of year	$2,625	$3,018
New loans	992	719
Repayments	(360)	(816)
Effect of changes in related parties	-	(296)
Balance, end of year	$3,257	$2,625

Deposits from executive officers, directors, and their affiliates were $4.5 million and $5.0 million at December 31, 2005 and 2004, respectively.

In 2004, the Bank sold its Sparta Appletree Office to an affiliate of a member of ChoiceOne's Board of Directors. The building and other related fixed assets were sold for a net gain of $162,000. Half of the building is being leased back from the same affiliate of the Board member for a three-year term. An independent appraiser determined the market value of the building.

Note 13 - Employee Benefit Plans

401(k) Plan:
The 401(k) plan allows employee contributions of up to 15% of their compensation. Matching company contributions to the plan are discretionary. Expense of this plan was $95,000, $65,000 and $45,000 in 2005, 2004 and 2003, respectively.

Employee Stock Ownership Plan:
Employees participate in an Employee Stock Ownership Plan (the "ESOP"). In 2000, the ESOP borrowed $91,000 from the Bank and used the funds to acquire 5,355 shares of ChoiceOne common stock at $16.93 per share. These amounts have been adjusted for stock splits and dividends. ChoiceOne makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. As loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase the participant accounts.

Participants become fully vested upon completion of six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased unless the stock is traded on an established market. ChoiceOne contributed $12,000, $23,000 and $23,000 to the ESOP during 2005, 2004 and 2003, respectively. Expense for 2005, 2004, and 2003, was $6,000, $18,000, and $14,000, respectively.

Shares held by the ESOP were as follows:

(Dollars in thousands)
	2005	2004	2003
Shares allocated to participants	5,355	4,820	3,749
Shares unallocated	-	535	1,606
Total shares of ChoiceOne stock held by ESOP	5,355	5,355	5,355

Fair value of unallocated shares as of December 31	$-	$12	$26

Fair value of allocated shares subject to repurchase obligation	$99	$106	$59

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Postretirement Benefits Plan:
ChoiceOne maintains an unfunded, noncontributory postretirement health care plan that covers active and retired employees and their dependents upon retirement from ChoiceOne. Information about the postretirement benefits plan follows:

(Dollars in thousands)
	2005	2004
Change in accumulated benefit obligation:
Accumulated benefit obligation, beginning of year	$155	$146
Service cost	24	26
Interest cost	9	9
Actuarial gain	(11)	(22)
Benefits paid	(4)	(4)
Accumulated benefit obligation, end of year	173	155

Funded status (plan assets less benefit obligation)	(173)	(155)
Unrecognized net actuarial gain	(62)	(55)
Unrecognized prior service cost	-	-

Accrued benefit cost at December 31	$(235)	$(210)

Assumptions used to determine net periodic cost and benefit obligations:
Discount rate	5.5%	6.0%
Health care cost trend rate assumed for subsequent year	8%	8%
Rate that the cost trend rate gradually declines to	6%	6%
Year that the rate reaches the rate it is assumed to remain at	2008	2007

The following benefit payments, which reflect future service, are expected in the years indicated below:

(Dollars in thousands)
2006	$2
2007	4
2008	7
2009	9
2010	14
2011 through 2015	124

Deferred Compensation Plan:
A deferred compensation plan covers one former executive officer. Under the plan, ChoiceOne pays this individual the amount of compensation deferred plus interest over 10 years beginning with the individual's termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $1,000, $1,000, and $2,000 in 2005, 2004, and 2003, respectively, which resulted in a deferred compensation liability of $12,000 and $37,000 as of December 31, 2005 and 2004, respectively. ChoiceOne has purchased life insurance on the participant. The cash surrender value of such insurance was $162,000 and $159,000 at December 31, 2005 and 2004, respectively.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Stock Options

Options to buy stock are granted to key employees under an incentive stock option plan to provide them with an additional equity interest in ChoiceOne. The plan provides for issuance of up to 113,155 options. The exercise price is the market price at the date of grant, so there is no compensation expense recognized in the income statement. The maximum option term is 10 years and options vest over 3 years. At December 31, 2005, there were 89,441 options available for future grants.

A summary of the activity in the plan is as follows:
	2005		2004		2003
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of year	16,259	$14.65	25,713	$12.87	21,329	$12.68
Options granted	7,875	21.43	7,140	16.31	5,145	13.70
Options exercised	-	-	(323)	13.79	-	-
Options forfeited or expired	(420)	18.87	(16,271)	12.61	(761)	13.22
Options outstanding, end of year	23,714	$16.82	16,259	$14.65	25,713	$12.87

Options exercisable at December 31	13,424	$15.26	7,548	$14.66	19,599	$13.31

Weighted average fair value of options granted during year	$ 5.10		$ 2.90		$ 1.75

The range of prices for options outstanding and exercisable at the end of 2005 ranged from $13.04 to $21.43 per share. The weighted average remaining contractual life of options outstanding and exercisable at the end of 2005 was approximately 7.8 years. The numbers of options, weighted average exercise prices, and fair value of options granted have been adjusted for all stock dividends and splits.

Note 15 - Earnings Per Share

(Dollars in thousands, except per share)
	2005	2004	2003
Basic
Net income	$2,166	$1,854	$2,101

Weighted average common shares outstanding	1,647,264	1,643,692	1,632,329

Basic earnings per common share	$1.31	$1.13	$1.29

	2005	2004	2003
Diluted
Net income	$2,166	$1,854	$2,101

Weighted average common shares outstanding	1,647,264	1,643,692	1,632,329
Plus: dilutive effect of assumed exercises of stock options	4,194	3,995	2,768
Average shares and dilutive potential common shares	1,651,458	1,647,687	1,635,097

Diluted earnings per common share	$1.31	$1.13	$1.29

Weighted average common shares have been adjusted for the stock dividend in 2005. As of December 31, 2005, there were 7,875 stock options considered to be anti-dilutive to earnings per share and thus have been excluded from the calculation above. There were no stock options considered to be anti-dilutive to earnings per share as of December 31, 2004 or 2003, respectively.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes follows:

(Dollars in thousands)
	2005	2004	2003
Unrealized holding gains (losses) on available for sale securities	$(652)	$(574)	$29
Less: reclassification adjustments for gains (losses) included in net income	(28)	38	61
Net unrealized gains (losses)	(624)	(612)	(32)
Tax effect	213	208	11
Total other comprehensive income (loss)	$(411)	$(404)	$(21)

Note 17 - Condensed Financial Statements of Parent Company

Condensed Balance Sheets
(Dollars in thousands)	December 31
	2005	2004
Assets
Cash	$128	$145
Securities available for sale	512	526
Other assets	54	60
Investment in ChoiceOne Bank	21,125	20,451
Total assets	$21,819	$21,182

Liabilities
Mandatory redeemable shares under ESOP, at fair value	$99	$106
Other liabilities	3	7
Total liabilities	102	113

Shareholders' equity	21,717	21,069
Total liabilities and shareholders' equity	$21,819	$21,182

Condensed Statements of Income
(Dollars in thousands)	Years Ended December 31
	2005	2004	2003
Dividends from ChoiceOne Bank	$1,160	$1,599	$973
Gains on sales of securities	-	-	23
Interest and dividends from other securities	20	9	-
Total income	1,180	1,608	996
Other expenses	113	124	96
Income before income tax and equity in undistributed net
income of subsidiary	1,067	1,484	900
Income tax benefit	32	32	26
Income before equity in undistributed net income of subsidiary	1,099	1,516	926
Equity in undistributed net income of subsidiary	1,067	338	1,175
Net income	$2,166	$1,854	$2,101

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Cash Flows
(Dollars in thousands)	Years Ended December 31
	2005	2004	2003
Cash flows from operating activities:
Net income	$2,166	$1,854	$2,101
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of subsidiary	(1,067)	(338)	(1,175)
Gains on sales of securities	-	-	(23)
Changes in other assets	6	21	7
Changes in other liabilities	2	3	(85)
Net cash from operating activities	1,107	1,540	825

Cash flows from investing activities:
Purchases of securities	-	(513)	-
Proceeds from sales of securities	-	-	31
Net cash from (used in) investing activities	-	(513)	31

Cash flows from financing activities:
Issuance of common stock	307	260	218
Repurchase of common stock	(322)	(118)	(22)
Cash dividends paid	(1,109)	(1,065)	(1,059)
Net cash used in financing activities	(1,124)	(923)	(863)

Net change in cash and cash equivalents	(17)	104	(7)
Beginning cash and cash equivalents	145	41	48
Ending cash and cash equivalents	$128	$145	$41

Note 18 - Financial Instruments

Financial instruments as of December 31 were as follows:
(Dollars in thousands)	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$4,990	$4,990	$3,619	$3,619
Securities available for sale	44,212	44,212	44,913	44,913
Federal Home Loan Bank and Federal Reserve Bank stock	2,999	2,999	2,945	2,945
Loans held for sale	264	264	281	281
Loans, net	183,605	184,872	171,539	172,539

Liabilities:
Demand, savings and money market deposits	(84,189)	(84,189)	(86,083)	(86,083)
Time deposits	(97,923)	(97,044)	(80,983)	(81,159)
Repurchase agreements	(7,139)	(7,139)	(6,338)	(6,338)
Federal funds purchased	(4,399)	(4,399)	(1,281)	(1,281)
Advances from Federal Home Loan Bank	(30,750)	(30,573)	(34,250)	(34,147)

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described later in this paragraph. The estimated fair value for securities available for sale is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on the rates charged at December 31 for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The allowance for loan losses is considered to be a reasonable estimate of

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

discount for credit quality concerns. The estimated fair values for time deposits and FHLB advances are based on the rates paid at December 31 for new deposits or FHLB advances, applied until maturity. The estimated fair values for other financial instruments and off-balance sheet loan commitments are considered nominal.

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:
(Dollars in thousands)	2005		2004
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$5,532	$22,264	$3,711	$25,978
Commitments to fund loans (at market rates)	3,417	1,651	3,185	4,379

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 5.75% to 8.25% and maturities ranging from 6 years to 30 years.

Note 20 - Regulatory Capital

ChoiceOne Financial Services, Inc. and ChoiceOne Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institutions' categories.

Actual capital levels and minimum required levels were as follows:
(Dollars in thousands)	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio		Amount	Ratio

December 31, 2005
Total capital (to risk weighted assets)
Consolidated	$23,999	13.1%	$14,684	8.0%	$	N/A	N/A	%
Bank	23,408	12.8	14,671	8.0		18,339	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	22,016	12.0	7,342	4.0		N/A	N/A
Bank	21,424	11.7	7,336	4.0		11,004	6.0
Tier 1 capital (to average assets)
Consolidated	22,016	9.0	9,748	4.0		N/A	N/A
Bank	21,424	8.8	9,748	4.0		12,184	5.0

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2004
Total capital (to risk weighted assets)
Consolidated	$22,644	13.4%	$13,564	8.0%	$	N/A	N/A	%
Bank	22,026	13.0	13,551	8.0		16,939	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	20,905	12.3	6,782	4.0		N/A	N/A
Bank	20,287	12.0	6,776	4.0		10,163	6.0
Tier 1 capital (to average assets)
Consolidated	20,905	9.1	9,231	4.0		N/A	N/A
Bank	20,287	8.8	9,231	4.0		11,539	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2005, approximately $2.6 million was available for ChoiceOne Bank to pay dividends to ChoiceOne Financial Services, Inc. ChoiceOne's ability to pay dividends to shareholders is dependent on the Bank, which is restricted by state law and regulations. These regulations pose no practical restrictions to paying dividends at historical levels.

Note 21 - Quarterly Financial Data (Unaudited)
(Dollars in thousands)				Earnings Per Share *
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2005
First Quarter	$3,085	$1,978	$515	$ 0.31	$ 0.31
Second Quarter	3,258	2,001	546	0.33	0.33
Third Quarter	3,448	2,071	570	0.35	0.35
Fourth Quarter	3,533	1,995	535	0.32	0.32

2004
First Quarter	$2,874	$1,910	$512	$ 0.31	$ 0.31
Second Quarter	2,845	1,862	404	0.25	0.25
Third Quarter	2,920	1,879	417	0.25	0.25
Fourth Quarter	3,100	2,021	521	0.32	0.32

*  Per share amounts are retroactively adjusted for the effect of the stock dividend in May 2005.

CORPORATE AND SHAREHOLDER INFORMATION
ChoiceOne Financial Services, Inc.

Corporate Headquarters
ChoiceOne Financial Services, Inc.
     109 East Division Street
     Sparta, Michigan 49345
     Phone:  (616) 887-7366
     Fax:     (616) 887-7990
     Website: www.choiceone.com

Market Makers in ChoiceOne Financial
Services, Inc. Stock

Royal Securities, Inc.
     Grand Rapids, Michigan
     (616) 459-3317

Stifel Nicolaus & Company, Inc.
     Grand Rapids, Michigan
     (616) 942-1717
     (800) 676-0477

Stock Registrar and Transfer Agent

Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     (800) 368-5948

Annual Shareholder Meeting
The 2006 Annual Shareholder Meeting of
ChoiceOne Financial Services, Inc., will
be held at 6:30 p.m. local time on Thursday,
April 27, 2006, at Sparta Church of the Nazarene in Sparta, Michigan.

Subsidiary Information

ChoiceOne Bank
Sparta - Main Office
     109 East Division Street
     Sparta, Michigan 49345

Sparta - Appletree Office
     416 West Division Street
     Sparta, Michigan 49345

Cedar Springs Office
     4170 - 17 Mile Road
     Cedar Springs, Michigan 49319

Rockford Office
     6795 Courtland Drive
     Rockford, Michigan 49341

Alpine Office
     5050 Alpine Avenue NW
     Comstock Park, Michigan 49321

ChoiceOne Insurance Agencies, Inc. Sparta Office 109 East Division Street Sparta, Michigan 49345 ChoiceOne Mortgage Company of Michigan Sparta Office 109 East Division Street Sparta, Michigan 49345

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
   President, Falcon Resources, Inc.
   (Automotive and Furniture Design)

Linda R. Pitsch
   Secretary, ChoiceOne Financial Services,
   Inc.; Senior Vice President - Operations
   Officer, ChoiceOne Bank

Andrew W. Zamiara, R.Ph.
   President, Sparta Village Pharmacy, Inc. and
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

Louis D. Knooihuizen
   Senior Vice President -
      Senior Loan Officer

Linda R. Pitsch
   Senior Vice President - Operations
      Officer

Lee A. Braford
   Vice President - Retail Loans/
      Sales Administration

Amy S. Homich
   Vice President - Commercial Loans

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
      Management Information Systems/
      Network Administration

Valerie J. Heyt
   Assistant Vice President -
      Business Development

Michael G. Monica
   Assistant Vice President -
      Alpine Office Manager

Lori J. O'Brien
   Assistant Vice President -
      Loan Operations Manager

Jason A. Parker
   Assistant Vice President -
      Cedar Springs Office Manager

Christine L. Tomaszek
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