Form 10-K, Exhibit 13
period 2006-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2007-04-02
CIK 803164

EXHIBIT 13

CHOICEONE FINANCIAL SERVICES, INC.

2006

ANNUAL REPORT TO SHAREHOLDERS

CHOICEONE FINANCIAL SERVICES, INC.

2006 Annual Report to Shareholders

Contents

To Our Shareholders	1

About ChoiceOne Financial Services, Inc	1

Stock Information	1

Five Year Cumulative Total Shareholder Return	2

Selected Financial Data	3

Management's Discussion and Analysis of Financial Condition and Results of Operations	4

Change in Independent Registered Public Accounting Firm	14

Report of Independent Registered Public Accounting Firm	15

Consolidated Financial Statements	16

Notes to Consolidated Financial Statements	20

Corporate and Shareholder Information	41

Directors and Officers	42

TO OUR SHAREHOLDERS

This 2006 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2006 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2006 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

ABOUT CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan), primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through thirteen full-service offices. ChoiceOne Insurance Agencies, Inc. is a wholly-owned subsidiary of ChoiceOne Bank and sells insurance and investment products. ChoiceOne Mortgage Company of Michigan, a wholly-owned subsidiary of ChoiceOne Bank, was formed on January 1, 2002 and is engaged in mortgage lending.

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

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees from loans accounted for 73%, 73%, and 71% of total revenues in 2006, 2005, and 2004, respectively. Interest from securities accounted for 12%, 11%, and 11% of total revenues in 2006, 2005, and 2004, respectively.

STOCK INFORMATION

Several brokers trade ChoiceOne's common shares in the over-the-counter bulletin board market. There is no well-established public trading market for the shares and trading activity is infrequent. ChoiceOne's trading volume and recent share price information can be viewed under the symbol 'COFS.OB' on certain financial websites.

The range of high and low bid prices for shares of common stock for each quarterly period during the past two years is as follows (adjusted for the stock dividend paid in 2005):
	2006		2005
	Low	High	Low	High
First Quarter	$ 17.35	$ 19.15	$ 20.95	$ 21.90
Second Quarter	18.00	19.20	19.00	20.95
Third Quarter	17.80	18.90	19.10	20.50
Fourth Quarter	17.60	18.50	18.50	20.10

The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 28, 2007, there were 3,241,624 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. As of February 28, 2007, there were 876 holders of record of shares of ChoiceOne Financial Services, Inc. common stock.

The following table summarizes cash dividends declared per share of common stock during 2006 and 2005:
	2006	2005
First Quarter	$ 0.17	$ 0.16
Second Quarter	0.17	0.17
Third Quarter	0.17	0.17
Fourth Quarter	0.17	0.17
Total	$ 0.68	$ 0.67

ChoiceOne's principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current banking regulations. See Note 21 to the consolidated financial statements for a description of these restrictions. Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2007.

The graph below compares the total return on an investment in ChoiceOne common stock with the returns on both a broad-based stock market index and an index comprised of bank holding companies. The total return is measured using both stock price appreciation and the effect of continuous reinvestment of dividends.

The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The KBW 50 Index is a market capitalization weighted bank stock index published by Keefe, Bruyette & Woods, Inc., an investment banking firm that specializes in the banking industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies.

FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

The dollar values plotted in the line graph above are as follows:
December 31,	ChoiceOne	KBW 50	S&P 500

2001	$100.0	$100.0	$100.0
2002	110.2	93.0	78.0
2003	137.8	124.6	100.3
2004	190.4	137.1	111.2
2005	172.2	138.7	116.6
2006	168.8	165.6	135.0

ChoiceOne Financial Services, Inc.
SELECTED FINANCIAL DATA

(Dollars in thousands)
	2006	2005	2004	2003	2002
For the year
Net interest income	$8,748	$8,045	$7,672	$7,775	$8,106
Provision for loan losses	200	495	465	400	1,270
Noninterest income	2,877	2,580	2,570	3,109	3,657
Noninterest expense	8,698	7,184	7,228	7,668	8,187
Income before income taxes	2,727	2,946	2,549	2,816	2,306
Income tax expense	639	780	695	715	663
Net income	2,088	2,166	1,854	2,101	1,643
Cash dividends declared	1,397	1,105	1,065	1,059	1,037

Per share *
Basic and diluted earnings	$1.09	$1.31	$1.13	$1.29	$1.01
Cash dividends declared	0.68	0.67	0.65	0.65	0.64
Shareholders' equity (at year end)	15.85	13.16	12.77	12.53	11.89

Average for the year
Securities	$57,407	$44,741	$42,361	$31,165	$21,872
Gross loans	205,851	180,100	170,045	165,224	174,135
Deposits	222,287	173,419	156,837	149,941	141,591
Federal Home Loan Bank advances	26,073	32,765	36,652	28,416	36,489
Shareholders' equity	27,349	21,338	20,753	20,045	18,703
Assets	288,407	237,864	223,742	207,656	207,791

At year end
Securities	$77,436	$47,211	$47,858	$40,921	$24,111
Gross loans	331,631	185,832	173,559	163,132	175,061
Deposits	366,380	182,112	167,066	146,263	152,779
Federal Home Loan Bank advances	23,908	30,750	34,250	33,750	32,791
Shareholders' equity	51,519	21,717	21,069	20,568	19,359
Assets	466,650	248,110	232,285	215,467	212,324

Selected financial ratios
Return on average assets	0.72%	0.91%	0.83%	1.01%	0.79%
Return on average shareholders' equity	7.63	10.15	8.93	10.48	8.78
Cash dividend payout	66.91	51.02	57.44	50.40	63.12
Shareholders' equity to assets (at year end)	11.04	8.75	9.07	9.55	9.12

*  Per share amounts are retroactively adjusted for the effect of stock dividends and stock splits.

In November 2006, ChoiceOne merged with Valley Ridge Financial Corp. Accordingly, two months of combined operations are included in the 2006 results of operations and all assets acquired and liabilities assumed from Valley Ridge Financial Corp. are included in the 2006 year-end balance sheet. See Note 2 to the consolidated financial statements for information concerning the merger.

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

Risk factors include, but are not limited to, the risk factors discussed in Item 1A of the Company's Annual Report on Form 10-K; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; changes in market conditions; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames; the level and timing of asset growth; and various other local and global uncertainties such as acts of terrorism and military actions. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the annual report is to provide a narrative discussion about the Company's financial condition and results of operations during 2006. Management's discussion and analysis of financial condition and results of operations as well as disclosures found elsewhere in the annual report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and loan servicing rights. Actual results could differ from those estimates.

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

Loan Servicing Rights
Loan servicing rights represent the estimated value of servicing loans that are sold with servicing retained by ChoiceOne. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Management's accounting treatment of loan servicing rights is estimated based on current prepayment speeds that are typically market driven.

Management believes the accounting estimate related to loan servicing rights is a "critical accounting estimate" because (1) the estimate is highly susceptible to change from period to period because of significant changes within long-term interest rates

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

affecting the prepayment speeds for current loans being serviced and (2) the impact of recognizing an impairment loss could have a material effect on ChoiceOne's net income. Management has obtained a third-party valuation of its loan servicing rights to corroborate its current carrying value at the end of each reporting period.

MERGER WITH VALLEY RIDGE FINANCIAL CORP.

On November 1, 2006, ChoiceOne merged with Valley Ridge Financial Corp. ("VRFC"). At the time of the merger, VRFC was roughly equal in size in terms of assets with ChoiceOne. The 2006 results of operations include two months of combined financial results after the close of the merger and the 2006 year-end balance sheet includes all of the assets acquired and all of the liabilities assumed from VRFC in the merger. Therefore, a comparison of 2006 financial condition and results of operations to 2005 financial condition and results of operations is materially affected as a result of the merger. For more detailed information concerning the merger, see Note 2 to the consolidated financial statements.

RESULTS OF OPERATIONS

Summary
(Dollars in thousands)	Year ended December 31
	2006	2005	2004
Net interest income	$8,748	$8,045	$7,672
Provision for loan losses	(200)	(495)	(465)
Noninterest income	2,877	2,580	2,570
Noninterest expense	(8,698)	(7,184)	(7,228)
Income tax expense	(639)	(780)	(695)
Net income	$2,088	$2,166	$1,854

	2006	2005	2004
Return on average assets	0.72%	0.91%	0.83%
Return on average equity	7.63%	10.15%	8.93%

Net income for 2006 was $2,088,000, which represented a $78,000 or 4% decrease from 2005. The decrease in net income from 2005 was primarily due to increased noninterest expense. Net interest income increased in 2006 compared to 2005 due to the merger with VRFC in November 2006. A lower provision to the allowance for loan losses was possible due to slow loan growth during 2006 and the allowance acquired from VRFC during 2006. Noninterest income was up 12% in 2006 primarily due to two months of deposit fees from customers acquired in November 2006 from VRFC. Noninterest expense in 2006 was up 21% in 2006 as compared to 2005 largely because the merger with VRFC added two months of compensation expense and occupancy costs for the VRFC employees and VRFC offices acquired in November 2006. ChoiceOne also incurred $160,000 of merger-related expenses in the fourth quarter of 2006 that could not be capitalized as part of the merger.

Net income for 2005 was $2,166,000, which represented a $312,000 or 17% increase from 2004. The increase in net income over 2004 was primarily due to increased net interest income. Net interest income increased in 2005 compared to 2004 due to growth in the Bank's earning assets. A slightly higher provision to the allowance for loan losses in 2005 was necessary due to growth during 2005 in the loan portfolio. Noninterest expense was slightly lower in 2005 compared to 2004 largely because of an adjustment in the computation of the Bank's single business tax during 2005.

Dividends
Cash dividends of $1,397,000 or $0.68 per common share were declared in 2006, compared to $1,105,000 or $0.67 in 2005, and $1,065,000 or $0.65 per common share in 2004. Dividends declared rose 26% in 2006 from 2005 due to the 1.6 million shares of common stock issued in November 2006 in connection with the merger with VRFC. The dividend yield on ChoiceOne's common stock was 3.78% in 2006, compared to 3.41% in 2005, and 3.44% in 2004. The cash dividend payout percentage was 67% in 2006, compared to 51% in 2005 and 57% in 2004.

ChoiceOne's Board of Directors declared a 5% stock dividend payable on common stock in April 2005. The dividend was paid in May 2005 and per share data for all periods presented has been adjusted for this stock dividend.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2007 to shareholders based on the actual earnings of the Bank.

Table 1 - Average Balances and Tax-Equivalent Interest Rates

(Dollars in thousands)
				Year ended December 31
	2006			2005			2004
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Loans (1) (2)	$ 205,851	$ 14,907	7.24%	$ 180,100	$ 11,659	6.47%	$ 170,045	$ 10,190	5.99%
Taxable securities (3)	36,032	1,598	4.43	26,937	993	3.69	27,600	971	3.52
Tax-exempt securities (1)	21,375	1,327	6.21	17,804	1,038	5.83	14,761	888	6.02
Other	1,752	97	5.54	151	5	3.31	67	1	1.49
Interest-earning assets	265,010	17,929	6.77	224,992	13,695	6.09	212,473	12,050	5.67
Noninterest-earning assets (4)	23,397			12,872			11,269
Total assets	$ 288,407			$ 237,864			$ 223,742

Liabilities and Shareholders' Equity Interest-bearing
demand deposits	$ 56,617	1,492	2.64%	$ 56,745	1,195	2.11%	$ 53,339	814	1.53%
Savings deposits	11,524	58	0.50	9,136	46	0.50	9,575	48	0.50
Certificates of deposit	126,535	5,637	4.45	87,443	2,841	3.25	76,059	2,169	2.85
Advances from FHLB	26,073	1,182	4.53	32,765	974	2.97	36,652	914	2.49
Other	9,750	328	3.36	8,943	223	2.49	8,145	122	1.50
Interest-bearing liabilities	230,499	8,697	3.77	195,032	5,279	2.71	183,770	4,067	2.21
Demand deposits	27,611			20,095			17,864
Other noninterest-bearing liabilities	2,948			1,399			1,355
Shareholders' equity	27,349			21,338			20,753
Total liabilities and shareholders' equity	$ 288,407			$ 237,864			$ 223,742

Net interest income (tax-equivalent basis) - interest spread		9,232	3.00%		8,416	3.38%		7,983	3.46%
Tax-equivalent adjustment (1)		(484)			(371)			(311)
Net interest income		$ 8,748			$ 8,045			$ 7,672
Net interest income as a percentage of earning assets (tax-equivalent basis)			3.48%			3.74%			3.76%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $402,000, $401,000, and $309,000 in 2006, 2005, and 2004, respectively.
(3)	Interest on taxable securities includes dividends on Federal Home Loan Bank and Federal Reserve Bank stock.
(4)	Noninterest-earning assets include loans on a nonaccrual status, which averaged approximately $1,844,000, $1,079,000, and $1,687,000 in 2006, 2005, and 2004, respectively.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net Interest Income
As shown in Tables 1 and 2, tax-equivalent net interest income increased $816,000 in 2006 compared to the same period in 2005. This is primarily because earning assets have grown $40 million or 18% compared to 2005 largely due to the merger with VRFC. The increase in market interest rates during 2006 has negatively impacted tax-equivalent net interest income. Interest expense increased to a greater extent during 2006 than tax-equivalent interest income due to changes in the mix of deposits outstanding. Interest income includes $60,000 of accretion income for the purchase accounting adjustments on the loans acquired from VRFC in November 2006.

The average balance of loans increased approximately $26 million in 2006 compared to 2005. In addition, rising interest rates on new and existing loans helped interest income on loans to increase $3.2 million for 2006 compared to 2005. The average balance of total securities grew $12.7 million in 2006 and, coupled with higher yields, increased ChoiceOne's interest income $894,000 over 2005. The average balance of other interest-earning assets (primarily federal funds sold) rose $1.6 million in 2006, which increased interest income $92,000 in 2006.

Higher rates paid on interest-bearing demand deposits increased interest expense by $297,000 in 2006. Growth of $39.1 million in the average balance of certificates of deposit, in addition to higher rates paid on these accounts, increased interest expense $2.8 million in 2006 versus 2005. Significant repricing upward on advances obtained from the Federal Home Loan Bank was partially offset by a decline of $6.7 million in the average balance of advances outstanding, thereby causing interest expense to increase $208,000. Higher rates for other interest-bearing liabilities (federal funds purchased and repurchase agreements) coupled with a $0.8 million increase in the average balance outstanding caused interest expense to increase $105,000 in 2006 compared to 2005.

Net interest income spread was 3.00% (shown in Table 1) for 2006, compared to 3.38% in 2005. The average yield received on interest-earning assets in 2006 increased 68 basis points to 6.77% while the average rate paid on interest-bearing liabilities in 2006 climbed 106 basis points to 3.77%.

Table 2 - Changes in Tax-Equivalent Net Interest Income

(Dollars in thousands)
	Year ended December 31
	2006 Over 2005			2005 Over 2004
	Total	Volume	Rate	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$3,248	$1,775	$1,473	$1,469	$623	$846
Taxable securities	605	378	227	22	(24)	46
Tax-exempt securities (2)	289	218	71	150	178	(28)
Other	92	87	5	4	2	2
Net change in tax-equivalent income	4,234	2,458	1,776	1,645	779	866

Increase (decrease) in interest expense (1)
Interest-bearing transaction accounts	297	(3)	300	381	55	326
Savings deposits	12	12	-	(2)	(2)	-
Certificates of deposit	2,796	1,528	1,268	672	348	324
Advances from Federal Home Loan Bank	208	(228)	436	60	(104)	164
Other	105	22	83	101	13	88
Net change in interest expense	3,418	1,331	2,087	1,212	310	902
Net change in tax-equivalent net interest income	$816	$1,127	$(311)	$433	$469	$(36)

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

(2)	Interest on tax-exempt securities and loans has been adjusted to a fully tax-equivalent basis using an incremental tax rate of 34% for the years presented.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Tax-equivalent net interest income increased $433,000 in 2005 compared to the same period in 2004. This was primarily because earning assets grew 6% compared to 2004. The increase in interest rates during 2005 had a slightly negative impact on the net change in tax-equivalent net interest income as increased interest expense more than offset the increase in tax-equivalent interest income.

Management anticipates that net interest income in 2007 will depend upon the Bank's ability to grow loans as well as maintain a stable base of core deposits. Deposits may continue to reprice higher if customers continue to shift from low-cost transaction accounts to higher yielding certificates of deposit. Local deposit rates within ChoiceOne's marketplace are also somewhat higher than rates paid on existing certificates of deposit, which may drive up interest expense in 2007. Management believes that the branch offices acquired in the merger with VRFC will aide it in keeping ChoiceOne's cost of funds lower. Brokered certificates of deposit and advances from the Federal Home Loan Bank will continue to be used if core deposit growth is insufficient to fund the growth of earning assets in 2007.

Allowance and Provision For Loan Losses
Information regarding the allowance and provision for loan losses can be found in Table 3 below:

Table 3 - Provision and Allowance For Loan Losses

(Dollars in thousands)
	2006	2005	2004	2003	2002
Provision for loan losses	$200	$495	$465	$400	$1,270

Net charge-offs:
Agricultural	$-	$-	$-	$17	$-
Commercial and industrial	170	25	631	247	351
Real estate - commercial	-	25	66	190	90
Real estate - construction	-	20	-	-	-
Real estate - residential	92	120	41	51	-
Consumer	83	81	(38)	132	631
Total	$345	$271	$700	$637	$1,072

Allowance for loan losses acquired from VRFC	$1,751	$-	$-	$-	$-

Allowance for loan losses at year end	$3,569	$1,963	$1,739	$1,974	$2,211

Allowance for loan losses as a percentage of:
Total loans as of year end	1.08%	1.06%	1.00%	1.21%	1.26%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	53%	203%	212%	99%	80%
Ratio of net charge-offs to average total loans outstanding during the year	0.17%	0.15%	0.41%	0.39%	0.62%
Loan recoveries as a percentage of prior year's charge-offs	42%	14%	24%	27%	14%

As indicated in Table 3, the provision for loan losses was $295,000 lower in 2006 than in 2005. Management decreased the provision due to slow loan growth during 2006 and the acquisition of the allowance for loan losses from VRFC in November 2006. The merger with VRFC provided $1,751,000 to the allowance for loan losses in the fourth quarter of 2006.

Net charge-offs of total loans increased $74,000 in 2006 compared to 2005. Net charge-offs of commercial and industrial loans increased $145,000 in 2006 versus 2005; however, net charge-offs of residential real estate loans decreased $28,000. The level of net charge-offs of consumer loans was relatively unchanged from 2005. Net charge-offs of commercial and industrial loans in 2006 included two charge-offs for $109,000 from two borrowers. The ratio of net charge-offs as a percentage of average loans rose slightly from 0.15% in 2005 to 0.17% in 2006. The ratio of the allowance for loan losses to nonperforming loans dropped from 203% in 2005 to 53% in 2006 primarily due to $4.7 million of commercial real estate loans and $0.6 million of commercial and industrial loans that were placed into nonaccrual during 2006. The commercial real estate loans placed into nonaccrual includes $3.6 million from one borrower placed into nonaccrual in December 2006. The allowance as a percentage of total loans is slightly higher (1.08%) at the end

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

of 2006, compared to the end of 2005 (1.06%) primarily due to the allowance acquired from VRFC. At end of 2006, the Bank had $942,000 specifically reserved for problem loans, while only $465,000 was specifically reserved at the end of 2005. Management believes the specific reserves allocated to certain problem loans at the end of 2006 are reasonable based on the circumstances surrounding each particular borrower.

Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2006, is adequate to absorb probable incurred losses. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank's management and adjusted as necessary.

Noninterest Income
Total noninterest income increased $297,000 or 12% in 2006 compared to 2005. Service charges on deposit accounts were up $391,000 primarily due to the merger with VRFC. In addition, insufficient funds fees and debit card fees were up substantially in 2006 compared to 2005. Insurance and investment commissions were lower due to reduced sales of annuities and mutual funds. Gains on the sale of loans were down due to a slightly lower volume of loans originated for sale by the Mortgage Company. Losses on the sale of securities ($168,000) were partially offset by gains on the sale of securities ($102,000) during 2006. In the fourth quarter of 2006, the Bank sold approximately $15 million of low-yielding securities to pay off certain wholesale borrowings. Losses on the sale of other assets include $196,000 of write-downs and realized losses incurred on foreclosed real estate properties. Profit-sharing income received by the Insurance Agency rose $63,000 due to fewer losses at carriers with whom ChoiceOne writes property and casualty business. Earnings on life insurance policies increased $61,000 in 2006 due to ChoiceOne acquiring $5.7 million in policies from its merger with VRFC.

Total noninterest income increased $10,000 or less than 1% in 2005 compared to 2004. Service charges on deposit accounts were up due to higher returned check charges and debit card fee income. Insurance and investment commissions were lower due to reduced annuity sales and lower property and casualty commissions. Gains on the sale of loans were down due to reduced pricing obtained on loans sold to secondary market investors. Gains on the sale of securities were down due to more losses realized in 2005. The Bank swapped some low yielding securities for higher yielding securities.

Management estimates that noninterest income in 2007 will rise due to a full year of operations from customer accounts acquired from the merger with VRFC.

Noninterest Expense
Total noninterest expense increased $1,514,000 or 21% in 2006 compared to 2005. Salaries and benefits were up $787,000 in 2006 due to the merger with VRFC. ChoiceOne added 80 full-time equivalent employees in November 2006, therefore, compensation expense includes two months of payroll cost for former VRFC personnel. Occupancy expense was higher in 2006 due to two months of operations for the nine offices acquired from VRFC in November 2006. One of these offices has since been closed due to its proximity to ChoiceOne's main office. Data processing expense was higher during 2006 due to two months of operations for the nine offices acquired from VRFC in November 2006. Also, an increased volume of deposit accounts and customer electronic activities also drove higher data processing costs as compared to 2005. Intangible amortization includes $69,000 for two months of amortization expense on the core deposit intangible asset recorded in connection with the merger with VRFC. Other noninterest expense includes a $157,000 increase from 2005 for state single business taxes. In 2005, the Bank recorded a credit adjustment of $84,000 for overpayments made during 2002, 2003, and 2004. During the fourth quarter of 2006, ChoiceOne also expensed $160,000 in connection with merger-related items that could not be capitalized into goodwill. Certain professional fees, supplies, and severance payments were one-time payments that are not expected to recur in 2007.

Total noninterest expense decreased $44,000 or nearly 1% in 2005 compared to 2004. Salaries and benefits were up slightly in 2005 due to the addition of personnel for the Rockford and Alpine Offices and higher employee bonuses. Occupancy expense was higher in 2005 due to a full year of operations for the Bank's Rockford Office (opened in September 2004). Professional fees were lower in 2005 due to fewer legal fees and reduced services from a third party marketing agency. Data processing expense was higher due to growth in software maintenance, ATM network processing and core bank charges. Other noninterest expense decreased $257,000 in 2005 primarily due to an adjustment in the computation of state single business taxes for 2002, 2003, and 2004 recorded in 2005. The adjustment to the Bank's single business taxes was a non-recurring benefit to other expense. Fewer bad checks charged off in 2005 also helped reduce other noninterest expense for 2005. In 2004, an altered foreign check for $75,000 was written off as uncollectible. The check was disbursed before the Bank was notified it was a fraudulent item.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management anticipates that noninterest expenses will significantly rise in 2007 due to a full year of operations for the employees and branch offices acquired in the merger with VRFC.

FINANCIAL CONDITION

Securities
The securities available for sale portfolio increased $33 million or 75% from December 31, 2005 to December 31, 2006. A total of $34 million of securities were acquired in the merger with VRFC in November 2006. Of the securities acquired from VRFC, government agency securities totaled $10 million; municipal securities totaled $9 million; and mortgage-backed securities totaled $15 million. ChoiceOne did purchase a mix of government agency, municipal, mortgage-backed, and corporate securities totaling $22 million during 2006 to maintain the earning assets of the Bank. Approximately $4.7 million in various securities were called or matured in 2006. Principal payments for mortgage-backed securities totaling $2.4 million were received during 2006. Various securities totaling approximately $17 million were sold during 2006 for net losses totaling $66,000. Approximately $15 million of securities were sold in the fourth quarter of 2006 as part of a balance sheet restructuring to help net interest margin in future years. The Bank's Investment Committee continues to monitor the portfolio and purchase securities when deemed prudent. Also, certain securities are sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding.

Loans
The loan portfolio (excluding loans held for sale) increased approximately $146 million or 79% from December 31, 2005 to December 31, 2006. A total of $148 million of loans were acquired in the merger with VRFC in November 2006. Of the loans acquired from VRFC, commercial real estate, commercial industrial, and agricultural loans totaled $93 million; residential real estate loans totaled $49 million; and consumer loans totaled $6 million. Excluding the loans acquired in the merger with VRFC, total loans declined $2 million in primarily residential real estate and consumer loans. In 2006, the Mortgage Company originated approximately $35 million of residential mortgage loans and sold $15 million (43%) to secondary market investors. In 2005, the Mortgage Company originated approximately $34 million of residential mortgage loans and sold $19 million (56%) to secondary market investors.

Management anticipates demand for commercial loans in 2007 will depend upon the stability of the local and state economy. The Bank intends to increase calling efforts with commercial customers in its expanded marketplace; however, higher interest rates may stall demand for consumer and residential real estate loans in 2007.

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

The balances of these nonperforming loans as of December 31 were as follows:

(Dollars in thousands)
	2006	2005
Loans accounted for on a nonaccrual basis	$6,420	$934
Loans contractually past due 90 days
or more as to principal or interest payments	278	32
Loans considered troubled debt restructurings	24	-
Total	$6,722	$966

At December 31, 2006, nonaccrual loans included $5.9 million in commercial industrial and commercial real estate loans, $351,000 in residential real estate loans, and $133,000 in consumer loans. The Bank had $3.6 million in various commercial real estate loans outstanding from one commercial real estate developer. Management believes these loans are well secured and is attempting to liquidate the collateral with minimal loss to ChoiceOne. At December 31, 2005, nonaccrual loans included $677,000 in commercial loans, $206,000 in residential mortgages, and $51,000 in consumer loans. Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers' abilities to comply with the original loan terms. These loans totaled $8.1 million as of December 31, 2006, compared to $8.5 million as of December 31, 2005.

Deposits and Other Funding Sources
Total deposits increased $184 million or 101% from December 31, 2005 to December 31, 2006. Approximately $170 million of deposits were acquired in the merger with VRFC in November 2006. Of the deposits acquired from VRFC, checking, savings and

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

money market accounts totaled $85 million, and certificates of deposit totaled $85 million. During 2006, depositors continued to migrate from low-yielding transaction accounts to higher-yielding certificates of deposit. Excluding the new certificates of deposit acquired from VRFC, the Bank's certificates of deposit grew $15.6 million from 2005. Local certificates accounted for 90% of the growth, while brokered certificates accounted for 10% of the growth.

Securities sold under agreements to repurchase increased nearly $8 million during 2006. Federal funds purchased at the end of 2006 declined approximately $4 million from year-end 2005. Advances from the Federal Home Loan Bank ("FHLB") decreased $6.8 million in 2006. The Bank acquired $11.4 million in fixed rate advances in the merger with VRFC. The weighted average rate on these acquired FHLB advances was 5.34%, with a weighted average remaining term slightly more than 3 years. Specific residential real estate loans were pledged as collateral against all outstanding advances at the end of 2006.

In 2007, management plans to focus its marketing efforts on maintaining its current core deposits as well as integrating its thirteen banking offices with a comprehensive marketing plan. If local deposit growth is insufficient to support asset growth during 2007, management believes that FHLB advances and brokered certificates of deposit can address corresponding funding needs.

Shareholders' Equity
Total shareholders' equity increased approximately $30 million or 137% from December 31, 2005 to December 31, 2006. A total of $28.5 million of common stock was issued to VRFC shareholders in November 2006 as part of the merger with VRFC. Other growth in equity resulted primarily from current year's net income, proceeds from the sale of ChoiceOne's stock, and an increase in accumulated other comprehensive income, offset by cash dividends paid, and shares repurchased. ChoiceOne repurchased 4,687 shares of its common stock in 2006 compared to 15,412 shares in 2005. Management anticipates it will continue to repurchase shares of its common stock in 2007 and retire them.

Note 21 to the consolidated financial statements presents regulatory capital information for the Bank at the end of 2006 and 2005. The Bank's capital ratios decreased from December 31, 2005 to December 31, 2006 due to the merger with VRFC, however, management believes it may grow shareholders' equity in 2007 at a faster rate than it will grow total assets, which should increase its capital ratios. The Board of Directors and management do not plan to allow capital to decrease below those levels necessary to be considered "well capitalized" by regulatory guidelines.

Table 4 - Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne's contractual obligations at December 31, 2006:

(Dollars in thousands)
	Payment Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Federal funds purchased	$460	$460	$-	$-	$-
Repurchase agreements	15,013	15,013	-	-	-
Time deposits	198,676	150,794	38,282	9,530	70
Advances from Federal Home Loan Bank	23,908	9,000	6,000	8,908	-
Operating leases	150	66	46	38	-
Total	$238,207	$175,333	$44,328	$18,476	$70

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

Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at five of the Bank's correspondent banks. As of December 31, 2006, the amount of federal funds available for purchase from the Bank's correspondent banks totaled approximately $42 million. ChoiceOne purchased $460,000 of federal funds at the end of 2006. The Bank also has a line of credit secured by ChoiceOne's commercial loans with the Federal Reserve Bank of Chicago for $65 million, which is designated for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank, brokered time deposits, and income retention. Approximately $8 million of borrowing capacity was available from the Federal Home Loan Bank based on the Mortgage Company's residential mortgage loans pledged as collateral at year-end 2006. The acceptance of brokered time deposits is not limited as long as the Bank's capital to assets ratio is considered to be "well capitalized" under regulatory guidelines.

Interest rate risk is related to liquidity because each is affected by maturing assets and sources of funds. ChoiceOne's Asset/Liability Management Committee (the "ALCO") attempts to stabilize the interest rate spread and avoid possible adverse effects when unusual or rapid changes in interest rates occur. The ALCO uses a simulation model to measure the Bank's interest rate risk. The model incorporates changes in interest rates on rate-sensitive assets and liabilities. The degree of rate sensitivity is affected by prepayment assumptions that exist in the assets and liabilities. One method the ALCO uses of measuring interest rate sensitivity is the ratio of rate-sensitive assets to rate-sensitive liabilities. An asset or liability is considered to be rate-sensitive if it matures or otherwise reprices within a given time frame.

Table 5 documents the maturity or repricing schedule for ChoiceOne's rate-sensitive assets and liabilities for selected time periods.

Table 5 - Maturities and Repricing Schedule

(Dollars in thousands)
	As of December 31, 2006
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Loans held for sale	$236	$-	$-	$-	$236
Loans	93,617	52,284	158,267	27,463	331,631
Securities available for sale	2,563	10,181	35,299	29,393	77,436
Federal Home Loan Bank and Federal Reserve Bank stock	-	-	-	3,981	3,981
Cash surrender value of life insurance policies	-	-	8,070	-	8,070
Rate-sensitive assets	96,416	62,465	201,636	60,837	421,354

Liabilities
Interest-bearing demand deposits	82,039	-	-	-	82,039
Savings deposits	27,680	-	-	-	27,680
Certificates of deposit	60,989	90,274	47,343	70	198,676
Advances from Federal Home Loan Bank	2,250	6,750	10,408	4,500	23,908
Federal funds purchased	460	-	-	-	460
Repurchase agreements	14,713	-	300	-	15,013
Rate-sensitive liabilities	188,131	97,024	58,051	4,570	347,776
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(91,715)	$(34,559)	$143,585	$56,267	$73,578
Cumulative asset (liability) gap	$(91,715)	$(126,274)	$17,311	$73,578

Under this method, the ALCO measures interest rate sensitivity by focusing on the one-year repricing gap. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 56% at December 31, 2006, compared to 72% at December 31, 2005. Table 5 above shows the entire balance of interest-bearing demand deposits, savings deposits, and overnight repurchase agreements in the shortest repricing term. Although these three categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these deposits. The merger with VRFC in 2006 has made ChoiceOne more liability sensitive at year-end 2006 compared to year-end 2005. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a quarterly basis in 2007. As interest rates change during 2007, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne's net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At December 31, 2006, management used a simulation model to subject its assets and liabilities to an immediate 300 basis point increase and an immediate 300 basis point decrease in interest rates. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

over which they would be outstanding. The maturities of advances from the Federal Home Loan Bank were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of immediate interest rate changes on both net interest income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net interest income to decrease more than 10% if rates are instantaneously shocked 100 basis points upward or downward; 10% if rates are instantaneously shocked 200 basis points upward or downward; and 10% if rates are instantaneously shocked 300 basis points upward or downward. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause the market value of shareholders' equity to decrease more than 10% if rates are instantaneously shocked 100 basis points upward or downward; 20% if rates are instantaneously shocked 200 basis points upward or downward; and 30% if rates are instantaneously shocked 300 basis points upward or downward.

Table 6 provides an illustration of hypothetical interest rate changes as of December 31, 2006 and 2005, respectively:

Table 6 - Sensitivity to Changes in Interest Rates
	2006
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$16,364	+ 5%	$58,116	- 15%
200 basis point rise	16,194	+ 4%	61,345	- 10%
100 basis point rise	16,021	+ 2%	64,784	- 5%
Base rate scenario	15,842	-%	68,428	-%
100 basis point decline	15,762	- 1%	72,167	+ 5%
200 basis point decline	15,640	- 1%	75,938	+ 11%
300 basis point decline	15,363	- 3%	79,713	+ 16%

	2005
(Dollars in thousands)	Net Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$2,204	- 5%	$31,472	- 9%
200 basis point rise	2,265	- 3%	33,039	- 5%
100 basis point rise	2,311	- 1%	34,198	- 2%
Base rate scenario	2,330	-%	34,770	-%
100 basis point decline	2,294	- 2%	34,611	- 1%
200 basis point decline	2,205	- 5%	33,841	- 3%
300 basis point decline	2,038	- 13%	32,452	- 7%

As of December 31, 2006, the Bank is within its guidelines for immediate rate shocks up and down for both net interest income and the market value of shareholder's equity. In 2006, the ALCO converted to a different software vendor for conducting its asset/liability modeling. In 2006, the ALCO also decided to examine the impact of rate shocks on net interest income versus net income due to various uncertainties affecting noninterest income and noninterest expense.

As of December 31, 2005, the Bank was within its guidelines for immediate shocks up and down for both net income and the market value of shareholder's equity. Also, during 2005 the ALCO changed certain assumptions within its asset/liability model to more accurately reflect historical trends and actual experience. The effect of these changes combined with management's desire to limit the immediate repricing of its interest-bearing demand and savings deposits illustrates that ChoiceOne's net income and market value of equity may be negatively impacted in both a rising rate and falling rate environment.

The ALCO plans to continue to monitor the effect of changes in interest rates on both net interest income and shareholders' equity and will make changes in the duration of its rate-sensitive assets and rate-sensitive liabilities where necessary.

ChoiceOne Financial Services, Inc.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On November 23, 2005, ChoiceOne engaged Plante & Moran, PLLC ("Plante") as its independent registered public accounting firm, to replace its prior accounting firm, Crowe Chizek and Company LLC ("Crowe"), effective as of the fiscal year beginning January 1, 2006. The change in ChoiceOne's certifying independent registered public accounting firm was based on the results of a competitive bidding process. The engagement of Plante Moran and the dismissal of Crowe was recommended and approved by the Audit Committee of ChoiceOne's Board of Directors.

Crowe's reports on ChoiceOne's financial statements for the fiscal year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal year ended December 31, 2005, there were no "disagreements" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K issued under the Securities Exchange Act of 1934, as amended, and its related instructions) between ChoiceOne and Crowe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Crowe, would have caused Crowe to make reference to the subject matter of the disagreement in connection with its reports. For the fiscal year ended December 31, 2005, there were no "reportable events" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K issued under the Securities Exchange Act of 1934, as amended, and its related instructions) between ChoiceOne and Crowe.

During the fiscal year ended December 31, 2005 (prior to engaging Plante Moran), ChoiceOne did not consult with Plante Moran regarding the application of accounting principles to a specific transaction (either completed or proposed), the type of audit opinion that might be rendered on ChoiceOne's financial statements, or any other matter that was the subject of a disagreement or reportable event.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheet of ChoiceOne Financial Services, Inc. as of December 31, 2006, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 2006. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet of ChoiceOne Financial Services, Inc. as of December 31, 2005, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the two years ended December 31, 2005, were audited by other auditors whose report, dated March 7, 2006, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
Plante & Moran, PLLC

Grand Rapids, Michigan
March 20, 2007

ChoiceOne Financial Services, Inc.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
	December 31
	2006	2005
Assets
Cash and due from banks	$9,936	$4,990
Securities available for sale	77,436	44,212
Federal Home Loan Bank stock	3,304	2,623
Federal Reserve Bank stock	677	376
Loans held for sale	236	264

Loans	331,631	185,568
Allowance for loan losses	(3,569)	(1,963)
Loans, net	328,062	183,605

Premises and equipment, net	11,622	5,596
Other real estate owned, net	1,774	1,255
Loan servicing rights, net	992	445
Cash value of life insurance policies	8,070	2,237
Intangible assets, net	4,182	-
Goodwill	14,280	-
Other assets	6,079	2,507
Total assets	$466,650	$248,110

Liabilities
Deposits - noninterest-bearing	$57,986	$22,180
Deposits - interest-bearing	308,394	159,932
Total deposits	366,380	182,112

Repurchase agreements	15,013	7,139
Federal funds purchased	460	4,399
Advances from Federal Home Loan Bank	23,908	30,750
Other liabilities	9,370	1,993
Total liabilities	415,131	226,393

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	-	-
Common stock and paid-in capital, no par value; shares authorized: 4,000,000; shares outstanding: 3,250,629 in 2006 and 1,649,940 in 2005	46,253	17,422
Retained earnings	5,285	4,594
Accumulated other comprehensive income (loss), net	(19)	(299)
Total shareholders' equity	51,519	21,717
Total liabilities and shareholders' equity	$466,650	$248,110

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)
	Years ended December 31
	2006	2005	2004
Interest income
Loans, including fees	$14,874	$11,641	$10,181
Securities
Taxable	1,598	993	971
Tax exempt	876	685	586
Other	97	5	1
Total interest income	17,445	13,324	11,739

Interest expense
Deposits	7,187	4,082	3,031
Advances from Federal Home Loan Bank	1,182	974	914
Federal funds purchased and repurchase agreements	328	223	122
Total interest expense	8,697	5,279	4,067

Net interest income	8,748	8,045	7,672
Provision for loan losses	200	495	465
Net interest income after provision for loan losses	8,548	7,550	7,207

Noninterest income
Customer service charges	1,450	1,059	915
Insurance and investment commissions	831	866	1,002
Gains on sales of loans	234	264	305
Gains (losses) on sales of securities	(66)	(28)	38
Gains (losses) on sales of other assets	(160)	2	(33)
Profit sharing income	188	125	164
Earnings on life insurance policies	149	88	3
Other income	251	204	176
Total noninterest income	2,877	2,580	2,570

Noninterest expense
Salaries and benefits	4,664	3,877	3,830
Occupancy and equipment	1,301	1,116	1,024
Data processing	712	570	498
Professional fees	433	464	498
Supplies and postage	266	227	225
Advertising and promotional	111	154	120
Intangible asset amortization	77	-	-
Other expense	1,134	776	1,033
Total noninterest expense	8,698	7,184	7,228

Income before income tax	2,727	2,946	2,549
Income tax expense	639	780	695

Net income	$2,088	$2,166	$1,854
Comprehensive income	$2,368	$1,755	$1,450

Basic earnings per common share	$1.09	$1.31	$1.13
Diluted earnings per common share	$1.09	$1.31	$1.13
Dividends declared per common share	$0.68	$0.67	$0.65

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in thousands, except per share data)
	Number of Shares	Common Stock and Paid in Capital	Unallocated Shares held by ESOP	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total

Balance, January 1, 2004	1,563,415	$ 15,815	$ (27)	$ 4,264	$ 516	$ 20,568

Comprehensive income:
Net income				1,854		1,854
Net change in unrealized gain (loss)					(404)	(404)
Total comprehensive income						1,450

Shares issued	13,267	255				255
Shares repurchased	(6,053)	(118)				(118)
Shares committed to be released under Employee Stock Ownership Plan		(18)	18			-
Change in ESOP repurchase obligation		(26)				(26)
Shares issued under stock option plans	308	5				5
Cash dividends declared ($0.65 per share)				(1,065)		(1,065)

Balance, December 31, 2004	1,570,937	$ 15,913	$ (9)	$ 5,053	$ 112	$ 21,069

Comprehensive income:
Net income				2,166		2,166
Net change in unrealized gain (loss)					(411)	(411)
Total comprehensive income						1,755

Shares issued	15,976	307				307
Shares repurchased	(15,412)	(322)				(322)
Shares committed to be released under Employee Stock Ownership Plan		(9)	9			-
Change in ESOP repurchase obligation		17				17
Cash dividends declared ($0.67 per share)				(1,105)		(1,105)
Stock dividends declared (5%)	78,439	1,516		(1,520)		(4)

Balance, December 31, 2005	1,649,940	$ 17,422	$ -	$ 4,594	$ (299)	$ 21,717

Comprehensive income:
Net income				2,088		2,088
Net change in unrealized gain (loss)					280	280
Total comprehensive income						2,368

Shares issued	19,894	339				339
Shares issued in merger with Valley Ridge Financial Corp.	1,585,482	28,538				28,538
Shares repurchased	(4,687)	(84)				(84)
Change in ESOP repurchase obligation		4				4
Effect of stock options granted		24				24
Effect of employee stock purchases		10				10
Cash dividends declared ($0.68 per share)				(1,397)		(1,397)

Balance, December 31, 2006	3,250,629	$ 46,253	$ -	$ 5,285	$ (19)	$ 51,519

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
	Years ended December 31
	2006	2005	2004
Cash flows from operating activities:
Net income	$2,088	$2,166	$1,854
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	200	495	465
Depreciation	587	535	495
Amortization	531	582	631
Compensation expense on stock options and employee purchases	34	-	-
Stock dividends on Federal Home Loan Bank stock	-	(54)	(113)
Losses (gains) on sales of securities	66	28	(38)
Gains on sales of loans	(234)	(264)	(305)
Loans originated for sale	(15,187)	(18,757)	(12,580)
Proceeds from loan sales	15,386	18,929	12,471
Earnings on bank-owned life insurance	(149)	(88)	(3)
Net change in:
Other assets	(1,562)	319	1,804
Other liabilities	(8,926)	(59)	763
Net cash from operating activities	(7,166)	3,832	5,444

Cash flows from investing activities:
Sales of securities available for sale	16,982	3,748	5,615
Maturities, prepayments and calls of securities available for sale	7,156	5,928	4,369
Purchases of securities available for sale	(22,223)	(10,004)	(18,022)
Loan originations and payments, net	421	(13,249)	(16,877)
Proceeds from sale of residential real estate mortgage loans	-	-	5,037
Additions to premises and equipment	(301)	(1,225)	(1,481)
Purchase of bank-owned life insurance	-	(2,000)	-
Cash received in merger with Valley Ridge Financial Corp	19,995	-	-
Net cash from investing activities	22,030	(16,802)	(21,359)

Cash flows from financing activities:
Net change in deposits	14,104	15,046	20,803
Net change in repurchase agreements	(691)	801	1,033
Net change in federal funds purchased	(3,939)	3,118	(6,601)
Proceeds from Federal Home Loan Bank advances	68,000	52,000	27,750
Payments on Federal Home Loan Bank advances	(86,250)	(55,500)	(27,250)
Issuance of common stock	339	307	260
Repurchase of common stock	(84)	(322)	(118)
Cash dividends and fractional shares from stock dividends	(1,397)	(1,109)	(1,065)
Net cash from financing activities	(9,918)	14,341	14,812

Net change in cash and cash equivalents	4,946	1,371	(1,103)
Beginning cash and cash equivalents	4,990	3,619	4,722
Ending cash and cash equivalents	$9,936	$4,990	$3,619

Supplemental disclosures:
Cash paid for interest	$8,342	$5,082	$4,018
Cash paid for income taxes	910	570	375
Loans transferred to other real estate owned	1,093	688	967
Loans transferred to loans held for sale	-	-	5,064
Equity securities transferred to other assets	-	-	208

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

ChoiceOne Mortgage Company of Michigan (the "Mortgage Company") originates and sells a full line of conventional type mortgage loans for 1-4 family and multi-family residential real estate properties. It also originates second mortgages on residential real estate with home equity term loans and lines of credit.

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

Use of Estimates
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, ChoiceOne's management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided. Actual results may differ from these estimates. Estimates associated with the allowance for loan losses, core deposit intangible asset, loan servicing rights, goodwill, and fair values of certain financial instruments are particularly susceptible to change.

Cash and Cash Equivalents
Cash and cash equivalents are defined to include cash on hand, demand deposits with other banks, and federal funds sold. Cash flows are reported on a net basis for customer loan and deposit transactions, deposits with other financial institutions, and short-term borrowings with terms of 90 days or less.

Securities
Securities are classified as available for sale because they might be sold before maturity. Securities classified as available for sale are carried at fair value, with unrealized holding gains and losses reported separately in other comprehensive income or loss and shareholders' equity, net of tax effect. Restricted investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at cost.

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

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest income on loans is reported on the interest method and includes amortization of net deferred loan fees and costs over the estimated loan term. Interest on loans is accrued based upon the principal balance outstanding. The accrual of interest is discontinued at the time at which commercial loans are 90 days past due unless the loan is secured by sufficient collateral and in the process of collection. Interest on consumer or real estate secured loans is discontinued at the time at which the loan is 120 days past due unless the credit is secured by sufficient collateral and in the process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed into nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful. Interest accrued but not received is reversed against interest income when the loans are placed into nonaccrual status. Interest received on such loans is applied to principal until qualifying for return to accrual. Loans are returned to accrual basis when all the principal and interest amounts contractually due are brought current and future payment is reasonably assured.

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

Goodwill
Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the acquired intangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loan Commitments and Related Financial Instruments
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet financing needs of customers. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Repurchase Agreements
Substantially all repurchase agreement liabilities represent amounts advanced by deposit clients that are not covered by federal deposit insurance and are secured by securities owned by ChoiceOne.

Employee Benefit Plans
ChoiceOne's 401(k) plan allows participants to contribute up to 15% of their compensation. Contributions from ChoiceOne to its 401(k) plan are discretionary. ChoiceOne also allows retired employees to participate in its health insurance plan. Employees who have attained age 55 and completed at least six years of service to ChoiceOne are eligible to participate as a retiree. These postretirement benefits are accrued during the years in which the employee provides service.

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

Cash Restrictions
Cash on hand or on deposit with the Federal Reserve Bank of $1.9 million and $1.1 million was required to meet regulatory reserve and clearing requirements at December 31, 2006 and 2005, respectively. These balances do not earn interest.

Stock Dividends
Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional shares resulting from stock dividends are paid in cash.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Based Compensation
ChoiceOne adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 123R as of January 1, 2006. This standard provides for a modified prospective application. Under this method, ChoiceOne began recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. Awards issued prior to 2006 that have not been modified are not affected by SFAS 123R.

Prior to January 1, 2006, ChoiceOne used the intrinsic value method under Accounting Principles Board Opinion ("APB") 25 to account for its stock option plans. No compensation cost was recognized for ChoiceOne's plans during 2005 or 2004 as all stock options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant.

The following pro forma information presents net income and earnings per share for the years ended December 31, 2006, 2005 and 2004, respectively, had the fair value method been used to measure compensation cost for stock option plans:

(Dollars in thousands)
	2006	2005	2004
Net income, as reported	$2,088	$2,166	$1,854
Add: Compensation costs included in net income	34	-	-
Less: Compensation costs based on the fair value method for all outstanding stock options	(34)	(17)	(10)
Pro forma net income	$2,088	$2,149	$1,844

Basic earnings per common share, as reported	$1.09	$1.31	$1.13
Basic earnings per common share, pro forma	$1.09	$1.30	$1.12

Diluted earnings per common share, as reported	$1.09	$1.31	$1.13
Diluted earnings per common share, pro forma	$1.09	$1.30	$1.12

Dividend Restrictions
Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends that may be paid by the Bank to ChoiceOne (see Note 21).

Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, which are more fully documented in Note 19 to the consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments
While ChoiceOne's management monitors the revenue streams of various products and services for the Bank, Insurance Agency and Mortgage Company, operations and financial performance are evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated into one reportable operating segment.

Adoption of New Accounting Standards

Statement of Financial Accounting Standards Number 157, Fair Value Measurements (SFAS 157)
This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. ChoiceOne has determined that the impact of adopting SFAS 157 will not have a material impact on its consolidated financial statements.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48)
In July 2006, the Financial Accounting Standards Board ("FASB") issued this interpretation to clarify the accounting for uncertainty in tax positions. FIN 48 requires, among other matters, that ChoiceOne recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of ChoiceOne's 2007 fiscal year, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. ChoiceOne has determined that the impact of adopting FIN 48 will not have a material impact on its consolidated financial statements.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Financial Accounting Standards Number 158, Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158)
This statement requires balance sheet recognition of the funded status of a defined benefit plan. It also requires that changes in the funded status be recognized through comprehensive income and expands disclosures. Additionally, SFAS 158 requires employers to measure the funded status of a plan as of the date of its year-end balance sheet. The recognition and disclosures under SFAS 158 are required as of the end of the fiscal year ending after December 15, 2006, while the new measurement date is effective for fiscal years ending after December 15, 2008. ChoiceOne has determined that the impact of adopting SFAS 158 will not have a material impact on its consolidated financial statements.

Reclassifications
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current year's presentation.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Merger

On November 1, 2006, ChoiceOne completed a merger with Valley Ridge Financial Corp. ("VRFC"), parent company of Valley Ridge Bank ("VRB"). On December 7, 2006, Valley Ridge Bank was consolidated into ChoiceOne Bank, and Valley Ridge Mortgage Company ("VRMC") was merged into ChoiceOne Mortgage Company of Michigan. The merger was accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based upon the estimated fair values as of the date of the merger.

The aggregate purchase price was $28.5 million including merger costs. The purchase price was determined using ChoiceOne's market price of common stock as of November 1, 2006. ChoiceOne issued a total of 1,585,482 shares of its common stock to former shareholders of Valley Ridge Financial Corp.

The following table summarizes the estimated fair values of the consolidated assets acquired and the liabilities assumed at the date of the merger with VRFC:
(Dollars in thousands)	Fair Value
Cash and cash equivalents	$19,995
Securities	34,446
Federal Reserve Bank and Federal Home Loan Bank stock	1,560
Loans, net	146,171
Premises and equipment	6,312
Cash surrender value of bank-owned life insurance	5,713
Loan servicing rights	635
Core deposit intangible	4,134
Other intangible assets	125
Goodwill	14,280
Other assets	1,463
Total assets acquired	$234,834

Deposits	170,164
Advances from Federal Home Loan Bank	11,404
Repurchase agreements	8,565
Other liabilities	16,163
Total liabilities assumed	$206,296
Net assets acquired	$28,538

The purchase accounting fair value adjustments are being amortized under various methods and over the estimated lives of the corresponding assets and liabilities. Goodwill recorded from the merger amounted to $14.3 million. A core deposit intangible asset of $4.1 million was recorded as part of the deposits assumed and is being amortized on a straight-line method over a period of 10 years. Amortization of the core deposit intangible asset for the year ended December 31, 2006 was $69,000. Accumulated amortization through December 31, 2006 was $69,000. The estimated amortization expense for the next five years ending December 31 is as follows:
(Dollars in thousands)	Core Deposit Intangible	Other Intangible Assets	Total
2007	$413	$50	$463
2008	413	46	459
2009	413	21	434
2010	414	-	414
2011	414	-	414
Thereafter	1,998	-	1,998
Total	$4,065	$117	$4,182

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Merger (continued)

The following pro forma disclosures, including the effect of purchase accounting adjustments, depict the results of operations as though the merger with VRFC had taken place as of January 1 for each period presented:

(Dollars in thousands, except per share data)
	2006	2005	2004
Net interest income	$15,833	$15,952	$15,018
Noninterest income	5,195	5,265	5,230
Total income	$21,028	$21,217	$20,248

Provision for loan losses	350	615	465
Noninterest expense	15,954	15,244	15,028
Income taxes	1,166	1,333	1,174
Net income	$3,558	$4,025	$3,581

Basic earnings per common share	$1.02	$1.24	$1.11
Diluted earnings per common share	$1.02	$1.24	$1.11

Note 3 - Securities

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at December 31 were as follows:
	2006
(Dollars in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government and federal agency	$18,164	$39	$(25)
State and municipal	35,651	153	(166)
Mortgage-backed	19,842	102	(123)
Corporate	2,254	1	(13)
Equity securities	1,525	4	(1)
Total	$77,436	$299	$(328)

	2005
(Dollars in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government and federal agency	$5,435	$-	$(100)
State and municipal	28,003	174	(343)
Mortgage-backed	7,811	2	(178)
Corporate	2,382	-	(55)
Equity securities	581	46	-
Total	$44,212	$222	$(676)

Information regarding sales of securities available for sale follows:

(Dollars in thousands)
	2006	2005	2004
Proceeds from sales of securities	$16,982	$3,748	$5,615
Gross realized gains	102	9	41
Gross realized losses	168	37	3

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Securities (continued)

Contractual maturities of securities available for sale at December 31, 2006 were as follows:
(Dollars in thousands)	Fair Value
Due within one year	$9,381
Due after one year through five years	29,978
Due after five years through ten years	15,864
Due after ten years	846
Total debt securities	56,069
Mortgage-backed securities, not due at a specific date	19,842
Equity securities	1,525
Total	$77,436

Various securities were pledged as collateral for securities sold under agreements to repurchase and as collateral for advances from the Federal Home Loan Bank. The carrying amount of securities pledged as collateral at December 31 was as follows:

(Dollars in thousands)
	2006	2005
Securities pledged for securities sold under agreements to repurchase	$15,474	$7,139
Securities pledged for advances from Federal Home Loan Bank	-	13,246
Total securities pledged as collateral	$15,474	$20,385

Securities with unrealized losses at year-end 2006 and 2005, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, are as follows:
(Dollars in thousands)	2006
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$2,968	$(1)	$1,484	$(24)	$4,452	$(25)
State and municipal	11,413	(66)	7,783	(100)	19,196	(166)
Mortgage-backed	2,664	(5)	4,992	(118)	7,656	(123)
Corporate	3,056	(13)	-	-	3,056	(13)
Equity	21	(1)	-	-	21	(1)
Total temporarily impaired	$20,122	$(86)	$14,259	$(242)	$34,381	$(328)

(Dollars in thousands)	2005
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$510	$(8)	$2,928	$(92)	$3,438	$(100)
State and municipal	8,990	(124)	8,902	(219)	17,892	(343)
Mortgage-backed	5,153	(91)	1,998	(87)	7,151	(178)
Corporate	-	-	2,382	(55)	2,382	(55)
Total temporarily impaired	$14,653	$(223)	$16,210	$(453)	$30,863	$(676)

ChoiceOne evaluates securities for other-than-temporary impairment at least on a semi-annual basis, and more frequently when economic or market concerns warrant such evaluation. As of December 31, 2006 and 2005, management has determined that no other-than-temporary declines in market value have occurred. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of ChoiceOne to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans

The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2006	2005
Agricultural	$18,583	$10,203
Commercial and industrial	119,249	37,439
Consumer	15,589	11,820
Real estate - commercial	60,936	51,453
Real estate - construction	4,740	7,466
Real estate - residential	112,534	67,187
Loans, gross	331,631	185,568
Allowance for loan losses	(3,569)	(1,963)
Loans, net	$328,062	$183,605

Note 5 - Mortgage Banking

Activity during the year was as follows:

(Dollars in thousands)
	2006	2005	2004
Loans originated for resale, net of principal payments	$15,187	$18,757	$12,580
Proceeds from loan sales	15,386	18,929	12,471
Net gains on sales of loans held for sale	234	264	305
Loan servicing fees, net of amortization	53	56	49

Loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at December 31 were $138.9 million and $68.5 million at December 31, 2006 and 2005, respectively. The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2006 and 2005.

Activity for loan servicing rights was as follows:

(Dollars in thousands)
	2006	2005	2004
Balance, beginning of year	$445	$472	$442
Capitalized	63	109	160
Amortization	(151)	(136)	(130)
Acquisition of servicing rights from VRMC	635	-	-
Balance, end of year	$992	$445	$472

The fair value of loan servicing rights was $1,300,000 and $608,000 as of December 31, 2006 and 2005, respectively. Consequently, a valuation allowance was not necessary at year-end 2006 or 2005. The fair value of servicing rights at December 31, 2006 was determined using a discount rate of 9.5% and prepayment speeds ranging from 9% to 30%. The fair value of servicing rights at December 31, 2005 was determined using a discount rate of 9.5% and prepayment speeds ranging from 11% to 30%.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Allowance for Loan Losses

Activity in the allowance for loan losses was as follows:

(Dollars in thousands)
	2006	2005	2004
Balance, beginning of year	$1,963	$1,739	$1,974
Provision charged to expense	200	495	465
Recoveries credited to the allowance	168	128	240
Transfer of allowance from VRB and VRMC	1,751	-	-
Loans charged off	(513)	(399)	(940)
Balance, end of year	$3,569	$1,963	$1,739

Information regarding nonperforming loans for the years ended December 31 follows:

(Dollars in thousands)
	2006	2005
Nonaccrual loans	$6,420	$934
Loans past due over 90 days still on accrual	278	32
Restructured loans	24	-
Total	$6,722	$966

Nonperforming loans includes both smaller balance homogenous loans that are collectively evaluated for impairment and loans individually classified as impaired loans. Information regarding impaired loans as of and for the year ended December 31 follows:

(Dollars in thousands)
	2006	2005	2004
Loans with no allowance allocated at year end	$5,030	$306	$419
Loans with allowance allocated at year end	1,807	1,157	247
Amount of allowance for loan losses allocated at year end	942	465	105
Average balance during the year	2,627	968	1,072
Interest income recognized thereon	151	48	39
Cash-basis interest income recognized	190	60	25

Note 7 - Premises and Equipment

As of December 31, premises and equipment consisted of the following:

(Dollars in thousands)
	2006	2005
Land and land improvements	$1,788	$1,672
Leasehold improvements	42	42
Buildings	10,949	5,177
Furniture and equipment	2,863	2,179
Total cost	15,642	9,070
Accumulated depreciation	(4,020)	(3,474)
Premises and equipment, net	$11,622	$5,596

ChoiceOne acquired premises and equipment with a fair market value totaling $6.3 million from Valley Ridge Financial Corp. in November 2006.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Premises and Equipment (continued)

Depreciation expense was $587,000, $535,000, and $495,000 for 2006, 2005 and 2004, respectively. In September 2004, the Bank sold its Sparta Appletree Office in Sparta, Michigan for a gain of $162,000, of which $105,000 was deferred over a three-year term since part of the office was simultaneously leased back from the purchaser. The Bank also opened a new office in Rockford, Michigan in September 2004 and in Comstock Park, Michigan in July 2005. The Bank's lease on the former Alpine Office location in Comstock Park expired in July 2005. ChoiceOne acquired nine branch offices in Kent City, Ravenna, Muskegon, Sparta, Coopersville, Grant, Newaygo, White Cloud, and Fremont, Michigan in November 2006 as part of the merger with Valley Ridge Financial Corp. In January 2007, the Bank announced the closure of its Sparta State Street Office effective February 28, 2007.

The Bank leases certain branch properties and automated-teller machine locations in its normal course of business. Rent expense totaled $49,000, $57,000, and $40,000 for 2006, 2005 and 2004, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (dollars in thousands):
2007	$66
2008	23
2009	23
2010	23
2011	15
Total	$150

Note 8 - Other Real Estate Owned

Other real estate owned represents residential and commercial properties owned and is reported net of a valuation allowance. Activity within other real estate owned was as follows:

(Dollars in thousands)
	2006	2005
Balance, beginning of year	$1,255	$981
Transfers from loans	1,093	688
Acquisition of other real estate from VRFC	75	-
Capitalized improvements or purchased assets	15	20
Sales	(509)	(404)
Write-downs	(155)	(30)
Balance, end of year	$1,774	$1,255

The valuation allowance on other real estate owned totaled $223,000 and $84,000 at year-end 2006 and 2005, respectively.

Note 9 - Deposits

Scheduled maturities of certificates of deposit at December 31 were as follows:

(Dollars in thousands)
2007	$150,794
2008	22,166
2009	16,116
2010	4,398
2011	5,132
2012	70
Total	$198,676

The Bank had certificates of deposit issued in denominations of $100,000 or greater totaling $88.5 million and $54.5 million at December 31, 2006 and 2005, respectively. The Bank had brokered certificates of deposit totaling $41.1 million at December 31, 2006 compared to $36.5 million at December 31, 2005. As of December 31, 2006, the weighted average interest rate on these brokered certificates of deposit was 4.92% with maturities ranging from January 2007 to June 2010.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Repurchase Agreements

Repurchase agreements are advances by customers that are not covered by federal deposit insurance. These agreements are direct obligations of the Bank and are secured by securities held in safekeeping at a correspondent bank. Information regarding repurchase agreements follows:

(Dollars in thousands)
	2006	2005
Outstanding balance at December 31	$15,013	$7,139
Average interest rate at December 31	3.58%	2.11%
Average balance during the year	$6,492	$6,215
Average interest rate during the year	2.63%	2.05%
Maximum month end balance during the year	$15,013	$7,139

Note 11 - Federal Home Loan Bank Advances

At December 31, advances from the Federal Home Loan Bank were as follows:

(Dollars in thousands)
	2006	2005
Maturities ranging from January 2007 to December 2010, fixed interest rates ranging from 2.48% to 5.95%, with an average rate of 4.68%	$23,908

Maturities ranging from January 2006 to December 2008, fixed interest rates ranging from 2.15% to 4.90%, with an average rate of 3.37%		$20,750

Maturity of February 2006, floating interest rate, with an average rate of 4.20%		6,000

Maturities of June 2006, floating interest rates, with an average rate of 4.18%		4,000

Total advances outstanding at year-end	$23,908	$30,750

Penalties are charged on fixed rate advances that are paid prior to maturity. No fixed rate advances were paid prior to maturity in 2006, 2005 or 2004. Advances are secured by residential real estate loans and U.S. Government agency securities with a carrying value of approximately $41.1 million and $55.6 million at December 31, 2006 and 2005, respectively. Based on this collateral, the Bank was eligible to borrow an additional $8.0 million at year-end 2006. The scheduled maturities of advances from the Federal Home Loan Bank at December 31, 2006 are as follows (dollars in thousands):
2007	$9,000
2008	6,000
2009	-
2010	8,908
Total	$23,908

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Income Taxes

Information as of December 31 and for the year follows:

(Dollars in thousands)
	2006	2005	2004
Provision for Income Taxes
Current federal income tax expense	$780	$783	$456
Deferred federal income tax expense (benefit)	(141)	(3)	239
Income tax expense	$639	$780	$695

Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$927	$1,002	$867
Tax exempt interest income	(323)	(245)	(203)
Tax exempt earnings on bank-owned life insurance	(51)	(30)	-
Nondeductible interest expense	49	32	17
Other items	37	21	14
Income tax expense	$639	$780	$695

Effective income tax rate	23%	26%	27%

Components of Deferred Tax Assets and Liabilities	2006	2005
Deferred tax assets:
Deferred compensation	$895	$-
Allowance for loan losses	888	421
Purchase accounting adjustments from merger with VRFC	515	-
Postretirement benefits obligation	183	80
Write downs on other real estate owned	98	51
Unrealized losses on securities available for sale	10	154
Other	130	54
Total deferred tax assets	2,719	760

Deferred tax liabilities:
Purchase accounting adjustments from merger with VRFC	2,418	-
Depreciation	310	264
Loan servicing rights	213	149
Stock dividends from Federal Home Loan Bank stock	111	88
Investment in West Shore Computer Services	46	46
Prepaid expenses	56	50
Other	29	20
Total deferred tax liabilities	3,183	617
Net deferred tax assets (liabilities)	$(464)	$143

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 2006 and 2005.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Related Party Transactions

Loans to executive officers, directors and their affiliates were as follows at December 31:

(Dollars in thousands)
	2006	2005
Balance, beginning of year	$3,257	$2,625
New loans	546	992
Repayments	(797)	(360)
Effect of changes in related parties	269	-
Balance, end of year	$3,275	$3,257

Deposits from executive officers, directors, and their affiliates were $7.5 million and $4.5 million at December 31, 2006 and 2005, respectively.

In 2004, the Bank sold its Sparta Appletree Office to an affiliate of a member of ChoiceOne's Board of Directors. The building and other related fixed assets were sold for a net gain of $162,000. Half of the building is being leased back from the same affiliate of the Board member for a three-year term. An independent appraiser determined the market value of the building at the time of sale.

Note 14 - Employee Benefit Plans

401(k) Plan:
The 401(k) plan allows employee contributions of up to 15% of their compensation. Matching company contributions to the plan are discretionary. Expense of this plan was $94,000, $95,000, and $65,000 in 2006, 2005, and 2004, respectively.

Employee Stock Ownership Plan:
Employees participate in an Employee Stock Ownership Plan (the "ESOP"). ChoiceOne makes discretionary contributions to the ESOP. Shares of ChoiceOne common stock are allocated to participants based on relative compensation earned and compensation expense is recorded when allocated. Dividends on allocated shares increase the participant accounts. Participants become fully vested upon completing six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased by ChoiceOne at any time. ChoiceOne did not contribute to the ESOP in 2006; ChoiceOne contributed $12,000 and $23,000 to the ESOP in 2005 and 2004, respectively. No expense was recorded by ChoiceOne in 2006; expense for 2005 and 2004 was $6,000 and $18,000, respectively.

Shares held by the ESOP as of December 31 were as follows:

(Dollars in thousands)
	2006	2005	2004
Shares allocated to participants	5,355	5,355	4,820
Shares unallocated	-	-	535
Total shares of ChoiceOne stock held by ESOP	5,355	5,355	5,355

Fair value of unallocated shares	$-	$-	$12

Fair value of allocated shares, subject to repurchase obligation, recorded in other liabilities	$95	$99	$106

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Employee Benefit Plans (continued)

Postretirement Benefits Plan:
ChoiceOne maintains an unfunded postretirement health care plan, which permits employees (and their dependents) the ability to participate upon retirement from ChoiceOne. ChoiceOne does not pay any portion of the premiums charged its retired participants on its health care plan. Information about the postretirement benefits plan follows:

(Dollars in thousands)
	2006	2005
Change in accumulated benefit obligation:
Accumulated benefit obligation, beginning of year	$173	$155
Service cost	23	24
Interest cost	10	9
Actuarial gain	(19)	(11)
Benefits paid	(4)	(4)
Prior service cost incurred from merger with VRFC	220	-
Accumulated benefit obligation, end of year	403	173

Funded status (plan assets less benefit obligation)	(403)	(173)
Unrecognized net actuarial gain	(78)	(62)
Unrecognized prior service cost	-	-
Accrued benefit cost at December 31	$(481)	$(235)

Assumptions used to determine net periodic cost and benefit obligations:
Discount rate	5.5%	5.5%
Health care cost trend rate assumed for subsequent year	8%	8%
Rate that the cost trend rate gradually declines to	6%	6%
Year that the rate reaches the rate it is assumed to remain at	2009	2008

The following benefit payments, which reflect future service, are expected in the years indicated below:

(Dollars in thousands)
2007	7
2008	12
2009	15
2010	21
2011	26
2012 through 2016	256

Deferred Compensation Plans:
A deferred director compensation plan covers former directors of Valley Ridge Bank. Under the plan, ChoiceOne pays each former director the amount of director fees deferred plus interest at rates ranging from 3.90% to 5.84% over various periods as elected by each director. The payout periods range from 1 month to 10 years beginning with the individual's termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $11,000 in 2006, which resulted in a deferred compensation liability of $1,996,000 as of December 31, 2006.

A supplemental retirement plan covers four former executive officers of Valley Ridge Bank. Under the plan, ChoiceOne pays these individuals a specific amount of compensation plus interest at 7.50% over a 15-year period commencing upon early retirement age (as defined in the plan) or normal retirement age (as defined in the plan). A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $11,000 in 2006. A deferred compensation liability for $636,000 was outstanding as of December 31, 2006.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Stock Options

Options to buy stock are granted to key employees under an incentive stock option plan to provide them with an additional equity interest in ChoiceOne. The plan provides for the issuance of up to 106,573 options. ChoiceOne recognized compensation expense of $24,000 in connection with stock options that vested for current participants during 2006. The maximum option term is 10 years and options vest over 3 years. At December 31, 2006, there were 76,161 options available for future grants.

A summary of the activity in the plan is as follows:
	2006		2005		2004
	Share	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of year	23,714	$16.82	16,259	$14.65	25,713	$12.87
Options granted	6,700	18.85	7,875	21.43	7,140	16.31
Options exercised	-	-	-	-	(323)	13.79
Options forfeited or expired	-	-	(420)	18.87	(16,271)	12.61
Options outstanding, end of year	30,414	$17.27	23,714	$16.82	16,259	$14.65

Options exercisable at December 31	19,877	$16.15	13,424	$15.26	7,548	$14.66

The range of prices for options outstanding and exercisable at the end of 2006 ranged from $13.04 to $21.43 per share. The weighted average remaining contractual life of options outstanding and exercisable at the end of 2006 was approximately 7.3 years. The numbers of options, weighted average exercise prices, and fair value of options granted have been adjusted for all stock dividends and splits. Information pertaining to options outstanding at December 31, 2006 is as follows:
Exercise price of stock options:	Number of options outstanding at year-end	Number of options exercisable at year-end	Average remaining contractual life (in years)
$ 13.04	4,079	4,079	5.14
$ 13.70	5,250	5,250	5.97
$ 16.31	6,720	5,040	7.06
$ 18.85	6,700	1,675	9.05
$ 21.43	7,665	3,833	8.06

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted average assumptions noted in the following table. ChoiceOne uses historical data to estimate the volatility of the option exercise price and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2006	2005	2004
Expected stock price volatility	24.79%	24.59%	20.54%
Dividend yield	3.39%	3.03%	4.42%
Expected option life (in years)	7	7	7
Risk-free interest rate	4.31%	4.50%	3.78%

Fair value of options granted during year	$4.18	$5.10	$2.90

During 2006, 6,453 shares vested at an average exercise price of $16.15. As of December 31, 2006, there was approximately $46,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That cost is expected to be recognized by ChoiceOne through 2009.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Earnings Per Share

(Dollars in thousands, except per share)
	2006	2005	2004
Basic
Net income	$2,088	$2,166	$1,854

Weighted average common shares outstanding	1,918,659	1,647,264	1,643,692

Basic earnings per common share	$1.09	$1.31	$1.13

	2006	2005	2004
Diluted
Net income	$2,088	$2,166	$1,854

Weighted average common shares outstanding	1,918,659	1,647,264	1,643,692
Plus: dilutive effect of assumed exercises of stock options	2,986	4,194	3,995
Average shares and dilutive potential common shares	1,921,645	1,651,458	1,647,687

Diluted earnings per common share	$1.09	$1.31	$1.13

Weighted average common shares have been adjusted for the stock dividend in 2005. As of December 31, 2006, there were 14,365 stock options considered to be anti-dilutive to earnings per share and thus have been excluded from the calculation above. As of December 31, 2005, there were 7,875 stock options considered to be anti-dilutive to earnings per share and thus have been excluded from the calculation above. There were no stock options considered to be anti-dilutive to earnings per share as of December 31, 2004.

Note 17 - Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes follow:

(Dollars in thousands)
	2006	2005	2004
Unrealized holding gains (losses) on available for sale securities	$358	$(652)	$(574)
Less: reclassification adjustments for gains (losses) included in net income	(66)	(28)	38
Net unrealized gains (losses)	424	(624)	(612)
Tax effect	(144)	213	208
Total other comprehensive income (loss)	$280	$(411)	$(404)

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Condensed Financial Statements of Parent Company

Condensed Balance Sheets
(Dollars in thousands)	December 31
	2006	2005
Assets
Cash	$310	$128
Securities available for sale	740	512
Land	116	-
Other assets	118	54
Investment in ChoiceOne Bank	50,330	21,125
Total assets	$51,614	$21,819

Liabilities
Mandatory redeemable shares under ESOP, at fair value	$95	$99
Other liabilities	-	3
Total liabilities	95	102

Shareholders' equity	51,519	21,717
Total liabilities and shareholders' equity	$51,614	$21,819

Condensed Statements of Income
(Dollars in thousands)	Years Ended December 31
	2006	2005	2004
Interest and dividends from ChoiceOne Bank	$4,395	$1,160	$1,599
Interest and dividends from other securities	26	20	9
Total income	4,421	1,180	1,608
Other expenses	124	113	124
Income before income tax and equity in undistributed net
income of subsidiary	4,297	1,067	1,484
Income tax benefit	42	32	32
Income before equity in undistributed net income of subsidiary	4,339	1,099	1,516
Equity in undistributed net income (distributions in excess of net income) of subsidiary	(2,251)	1,067	338
Net income	$2,088	$2,166	$1,854

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Condensed Financial Statements of Parent Company (continued)

Condensed Statements of Cash Flows
(Dollars in thousands)	Years Ended December 31
	2006	2005	2004
Cash flows from operating activities:
Net income	$2,088	$2,166	$1,854
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income (distributions in excess of net income) of subsidiary	2,251	(1,067)	(338)
Amortization	(2)	-	-
Changes in other assets	(27)	6	21
Changes in other liabilities	(10,090)	2	3
Net cash from (used in) operating activities	(5,780)	1,107	1,540

Cash flows from investing activities:
Capital contribution to subsidiary	(3,000)	-	-
Purchases of securities	(226)	-	(513)
Cash acquired from VRFC	10,330	-	-
Net cash from (used in) investing activities	7,104	-	(513)

Cash flows from financing activities:
Issuance of common stock	339	307	260
Repurchase of common stock	(84)	(322)	(118)
Cash dividends paid	(1,397)	(1,109)	(1,065)
Net cash used in financing activities	(1,142)	(1,124)	(923)

Net change in cash and cash equivalents	182	(17)	104
Beginning cash and cash equivalents	128	145	41
Ending cash and cash equivalents	$310	$128	$145

Supplemental disclosure of non-cash activities:
Land acquired from VRFC	$(116)
Other assets acquired from VRFC	(37)
Other liabilities assumed from VRFC	10,089
Common stock issued to VRFC shareholders	28,538

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Financial Instruments

Financial instruments as of December 31 were as follows:
(Dollars in thousands)	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$9,936	$9,936	$4,990	$4,990
Securities available for sale	77,436	77,436	44,212	44,212
Federal Home Loan Bank and Federal Reserve Bank stock	3,981	3,981	2,999	2,999
Loans held for sale	236	236	264	264
Loans, net	328,062	327,787	183,605	184,872

Liabilities:
Demand, savings and money market deposits	(167,704)	(167,704)	(84,189)	(84,189)
Time deposits	(198,676)	(198,696)	(97,923)	(97,044)
Repurchase agreements	(15,013)	(15,013)	(7,139)	(7,139)
Federal funds purchased	(460)	(460)	(4,399)	(4,399)
Advances from Federal Home Loan Bank	(23,908)	(23,957)	(30,750)	(30,573)

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described later in this paragraph. The estimated fair value for securities available for sale is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on the rates charged at December 31 for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns. The estimated fair values for time deposits and FHLB advances are based on the rates paid at December 31 for new deposits or FHLB advances, applied until maturity. The estimated fair values for other financial instruments and off-balance sheet loan commitments are considered nominal.

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:
(Dollars in thousands)	2006		2005
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$12,518	$38,761	$5,532	$22,264
Commitments to fund loans (at market rates)	2,833	795	3,417	1,651

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 6.25% to 8.25% and maturities ranging from 5 years to 30 years.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 - Regulatory Capital

ChoiceOne Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2006 and 2005, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's categories.

Actual capital levels and minimum required levels for ChoiceOne Bank were as follows:
(Dollars in thousands)	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006
Total capital (to risk weighted assets)	$35,463	10.8%	$26,339	8.0%	$32,924	10.0%
Tier 1 capital (to risk weighted assets)	31,891	9.7	13,170	4.0	19,754	6.0
Tier 1 capital (to average assets)	31,891	11.0	11,644	4.0	14,555	5.0

December 31, 2005
Total capital (to risk weighted assets)	23,408	12.8	14,671	8.0	18,339	10.0
Tier 1 capital (to risk weighted assets)	21,424	11.7	7,336	4.0	11,004	6.0
Tier 1 capital (to average assets)	21,424	8.8	9,748	4.0	12,184	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2006, approximately $2.2 million was available for ChoiceOne Bank to pay dividends to ChoiceOne Financial Services, Inc. ChoiceOne's ability to pay dividends to shareholders is dependent on the Bank, which is restricted by state law and regulations. These regulations pose no practical restrictions to paying dividends at historical levels.

Note 22 - Quarterly Financial Data (Unaudited)
(Dollars in thousands)				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2006
First Quarter	$3,658	$1,982	$535	$ 0.32	$ 0.32
Second Quarter	3,744	1,879	545	0.33	0.33
Third Quarter	3,902	1,798	450	0.27	0.27
Fourth Quarter	6,141	3,089	558	0.21	0.21

2005
First Quarter	$3,085	$1,978	$515	$ 0.31	$ 0.31
Second Quarter	3,258	2,001	546	0.33	0.33
Third Quarter	3,448	2,071	570	0.35	0.35
Fourth Quarter	3,533	1,995	535	0.32	0.32

The total of the quarterly basic and fully diluted earnings per share amounts for 2006 do not agree to the earnings per share amount reported in the income statement due to the issuance of shares to VRFC shareholders on November 1, 2006. Per share amounts have been adjusted for the stock dividend in 2005.

ChoiceOne Financial Services, Inc.
CORPORATE AND SHAREHOLDER INFORMATION

Corporate Headquarters
ChoiceOne Financial Services, Inc.
     109 East Division Street
     Sparta, Michigan 49345
     Phone:  (616) 887-7366
     Fax:     (616) 887-7990
     Website: www.choiceone.com

Market Makers in ChoiceOne Financial
Services, Inc. Stock

Royal Securities, Inc.
     Grand Rapids, Michigan
     (616) 459-3317

Stifel Nicolaus & Company, Inc.
     Grand Rapids, Michigan
     (616) 942-1717
     (800) 676-0477

Stock Registrar and Transfer Agent

Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     (800) 368-5948

Annual Shareholder Meeting
The 2007 Annual Shareholder Meeting of
ChoiceOne Financial Services, Inc., will
be held at 11:00 a.m. local time on Thursday,
April 26, 2007, at Moss Ridge Golf Club in
Ravenna, Michigan.

ChoiceOne Bank
Alpine Office
     5050 Alpine Avenue NW
     Comstock Park, Michigan 49321

Cedar Springs Office
     4170 - 17 Mile Road
     Cedar Springs, Michigan 49319

Coopersville Office
     661 West Randall
     Coopersville, Michigan 49404

Egelston Office
     5475 East Apple Avenue
     Muskegon, Michigan 49442

Fremont Office
     1423 West Main Street
     Fremont, Michigan 49412

Grant Office
     10 West Main Street
     Grant, Michigan 49327

Kent City Office
     450 West Muskegon
     Kent City, Michigan 49330

Newaygo Office
     246 West River Drive
     Newaygo, Michigan 49337

Ravenna Office
     3069 Slocum Road
     Ravenna, Michigan 49451

Rockford Office
     6795 Courtland Drive
     Rockford, Michigan 49341

Sparta - Main Office
     109 East Division Street
     Sparta, Michigan 49345

Sparta - Appletree Office
     416 West Division Street
     Sparta, Michigan 49345

White Cloud Office
     47 South Charles Street
     White Cloud, Michigan 49349

ChoiceOne Insurance Agencies, Inc.
Sparta Office
     109 East Division Street
     Sparta, Michigan 49345

ChoiceOne Mortgage Company of
Michigan
Sparta Office
     109 East Division Street
     Sparta, Michigan 49345

Kent City Office
     450 West Muskegon
     Kent City, Michigan 49330

ChoiceOne Financial Services, Inc.
DIRECTORS AND OFFICERS

Directors
ChoiceOne Financial Services, Inc.

Jerome B. Arends
   Former President and Chief Executive
   Officer of Ravenna Farm Equipment
   (Agricultural Equipment Supplier)

Frank G. Berris
   President and Chief Executive Officer,
   American Gas & Oil Co., Inc.
   (Distributor of Petroleum Products)

James A. Bosserd
   President and Chief Executive Officer,
   ChoiceOne Financial Services, Inc. and
   ChoiceOne Bank

K. Timothy Bull
   President, Moon Lake Orchards
   (Fruit Producer)

William F. Cutler, Jr.
   Former Vice President, H. H. Cutler Co.
   (Apparel Manufacturer)

Richard L. Edgar
   Former President and Chief Executive
   Officer, Valley Ridge Financial Corp.
   and Valley Ridge Bank

Stuart Goodfellow
   Owner, Goodfellow Vending Services
   (Vending Company) and Goodfellow
   Blueberry Farms

Gary Gust
   President, Gust Construction Company
   (General Contractor)

Robert Humphreys
   Owner, Humphreys Orchards
   (Fruit Producer)

Paul L. Johnson
   President, Falcon Resources, Inc.
   (Automotive and Furniture Design)

Directors
ChoiceOne Financial Services, Inc.
(continued)

Dennis C. Nelson, DDS
   General Dentistry

Jon E. Pike
   CPA and Chairman, Beene Garter LLP
   (Certified Public Accountants)

Donald VanSingel
   Consultant, Governmental Consultant
   Services. Former Legislator,
   Michigan House of Representatives

Andrew W. Zamiara, R.Ph.
   Owner, Sparta Village Pharmacy, Inc.

Officers
ChoiceOne Financial Services, Inc.

James A. Bosserd
   President and Chief Executive Officer

Louis D. Knooihuizen
   Senior Vice President

Michael E. McHugh
   Senior Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen
   Treasurer

Officers
ChoiceOne Bank

James A. Bosserd
   President, Chief Executive Officer

Sheila Clark
   Senior Vice President,
     Human Resources

Louis D. Knooihuizen
   Senior Vice President,
     Chief Lending Officer

Michael McHugh
   Senior Vice President, Sales and Marketing

Linda R. Pitsch
   Senior Vice President, Cashier

Lee A. Braford
   Vice President, Commercial Loans

Terry Farr
   Vice President, Commercial Loans

Amy S. Homich
   Vice President, Deposit Sales

John C. Huffman
   Vice President, Commercial Loans

Mary J. Johnson
   Vice President, Risk Management

Thomas L. Lampen, CPA
   Vice President, Chief Financial Officer

Daniel C. Wheat
   Vice President, Audit and Compliance

Linda K. Anderson
   Assistant Vice President,
   Office Manager - Rockford

Sally Anderson
   Credit Analyst

Candace Bouwkamp
   Administrative Services Manager

Erin Burdick
   Office Manager - Sparta Appletree

Lee Decker
   Office Manager - Egelston

Officers
ChoiceOne Bank (continued)

Michael F. Feighan, CPA
   Assistant Vice President, Controller

Rita Flintoff
   Office Manager - Newaygo

Gregory Goss
   Office Manager - Grant

Dean A. Hanson
   Assistant Vice President,
     Commercial Loans

Jason J. Herbig
   Assistant Vice President,
     Information Technology

Valerie J. Heyt
   Assistant Vice President , Retail Lending

Lisa Mann
   Assistant Vice President,
     Branch Training

Linda Nichols
   Office Manager - Ravenna

Lori J. O'Brien
   Assistant Vice President,
     Commercial Loans

Peggy O'Dea
   Office Manager - Coopersville

Jason A. Parker
   Assistant Vice President,
   Office Manager - Cedar Springs

Christine Steele
   Office Manager - White Cloud

Paul Tucker
   Assistant Vice President,
     Information Technology

Cynthia J. Watson
   Assistant Vice President, Operations

Wayne Webster
   Assistant Vice President,
     Commercial Loans

Marva Zeldenrust
   Office Manager - Fremont

Officers
ChoiceOne Insurance Agencies, Inc.

James A. Bosserd
   President

Kelly J. Potes, CFP
   Senior Vice President

Jeffrey S. Bradford, CIC
   Vice President

Randy Schmidt
   Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen, CPA
   Treasurer

Officers
ChoiceOne Mortgage Company of
Michigan

James A. Bosserd
   President

Louis D. Knooihuizen
   Senior Vice President

Jacqueline L. Klahn
   Vice President

Marilyn B. Childress
   Assistant Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen, CPA
   Treasurer