Form 10-K, Exhibit 13
period 2007-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2008-03-28
CIK 803164

EXHIBIT 13

CHOICEONE FINANCIAL SERVICES, INC.

2007

ANNUAL REPORT TO SHAREHOLDERS

CHOICEONE FINANCIAL SERVICES, INC.

2007 Annual Report to Shareholders

Contents

To Our Shareholders	1

About ChoiceOne Financial Services, Inc	1

Stock Information	1

Selected Financial Data	3

Management's Discussion and Analysis of Financial Condition and Results of Operations	4

Management's Report on Internal Control Over Financial Reporting	16

Report of Independent Registered Public Accounting Firm	17

Consolidated Financial Statements	18

Notes to Consolidated Financial Statements	22

Corporate and Shareholder Information	41

Directors and Officers	42

TO OUR SHAREHOLDERS

This 2007 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2007 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2007 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

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

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 70%, 73%, and 73% of total revenues in 2007, 2006, and 2005, respectively. Interest from securities accounted for 11%, 12%, and 11% of total revenues in 2007, 2006, and 2005, respectively.

STOCK INFORMATION

Several brokers trade ChoiceOne's common shares in the over-the-counter bulletin board market. There is no well-established public trading market for the shares and trading activity is infrequent. ChoiceOne's trading volume and recent share price information can be viewed under the symbol 'COFS.OB' on certain financial websites.

The range of high and low bid prices for shares of common stock for each quarterly period during the past two years is as follows:
	2007		2006
	Low	High	Low	High
First Quarter	$ 16.25	$ 17.80	$ 17.35	$ 19.15
Second Quarter	15.05	17.25	18.00	19.20
Third Quarter	13.65	16.25	17.80	18.90
Fourth Quarter	11.05	16.00	17.60	18.50

The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 29, 2008, there were 3,230,863 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. As of February 29, 2008, there were 836 holders of record of shares of ChoiceOne Financial Services, Inc. common stock.

The following table summarizes cash dividends declared per share of common stock during 2007 and 2006:
	2007	2006
First Quarter	$ 0.17	$ 0.17
Second Quarter	0.17	0.17
Third Quarter	0.17	0.17
Fourth Quarter	0.17	0.17
Total	$ 0.68	$ 0.68

ChoiceOne's principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current banking regulations. See Note 22 to the consolidated financial statements for a description of these restrictions. Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2008.

ChoiceOne Financial Services, Inc.
SELECTED FINANCIAL DATA

(Dollars in thousands)
	2007	2006	2005	2004	2003
For the year
Net interest income	$15,143	$8,748	$8,045	$7,672	$7,775
Provision for loan losses	2,035	200	495	465	400
Noninterest income	6,481	2,877	2,580	2,570	3,109
Noninterest expense	15,070	8,698	7,184	7,228	7,668
Income before income taxes	4,519	2,727	2,946	2,549	2,816
Income tax expense	939	639	780	695	715
Net income	3,580	2,088	2,166	1,854	2,101
Cash dividends declared	2,200	1,397	1,105	1,065	1,059

Per share *
Basic earnings	$1.11	$1.09	$1.31	$1.13	$1.29
Diluted earnings	1.10	1.09	1.31	1.13	1.29
Cash dividends declared	0.68	0.68	0.67	0.65	0.65
Shareholders' equity (at year end)	16.45	15.85	13.16	12.77	12.53

Average for the year
Securities	$84,059	$57,407	$44,741	$42,361	$31,165
Gross loans	328,335	205,851	180,100	170,045	165,224
Deposits	358,244	222,287	173,419	156,837	149,941
Federal Home Loan Bank advances	27,061	26,073	32,765	36,652	28,416
Shareholders' equity	52,205	27,349	21,338	20,753	20,045
Assets	465,143	288,407	237,864	223,742	207,656

At year end
Securities	$87,725	$81,417	$47,211	$47,858	$40,921
Gross loans	328,358	331,631	185,832	173,559	163,132
Deposits	351,844	366,380	182,112	167,066	146,263
Federal Home Loan Bank advances	35,933	23,908	30,750	34,250	33,750
Shareholders' equity	53,142	51,519	21,717	21,069	20,568
Assets	470,155	466,650	248,110	232,285	215,467

Selected financial ratios
Return on average assets	0.77%	0.72%	0.91%	0.83%	1.01%
Return on average shareholders' equity	6.86	7.63	10.15	8.93	10.48
Cash dividend payout	61.45	66.91	51.02	57.44	50.40
Shareholders' equity to assets (at year end)	11.30	11.04	8.75	9.07	9.55

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

Risk factors include, but are not limited to, the risk factors discussed in Item 1A of the Company's Annual Report on Form 10-K; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; changes in market conditions; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the annual report is to provide a narrative discussion about the Company's financial condition and results of operations during 2007. Management's discussion and analysis of financial condition and results of operations as well as disclosures found elsewhere in the annual report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and loan servicing rights. Actual results could differ from those estimates.

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

Management believes the accounting estimate related to loan servicing rights is a "critical accounting estimate" because (1) the estimate is highly susceptible to change from period to period because of significant changes within long-term interest rates affecting the prepayment speeds for current loans being serviced and (2) the impact of recognizing an impairment loss could have a material effect on ChoiceOne's net income. Management has obtained a third-party valuation of its loan servicing rights to corroborate its current carrying value at the end of each reporting period.

MERGER WITH VALLEY RIDGE FINANCIAL CORP.

On November 1, 2006, ChoiceOne merged with Valley Ridge Financial Corp. ("VRFC"). At the time of the merger, VRFC was roughly equal in size in terms of assets with ChoiceOne. The 2006 results of operations include two months of combined financial results after the close of the merger and the 2006 year-end balance sheet includes all of the assets acquired and all of the liabilities assumed from VRFC in the merger. Therefore, a comparison of 2007 financial condition and results of operations to 2006 and 2005 financial condition and results of operations is materially affected as a result of the merger. For more detailed information concerning the merger, see Note 2 to the consolidated financial statements.

RESULTS OF OPERATIONS

Summary
(Dollars in thousands)	Year ended December 31
	2007	2006	2005
Net interest income	$15,143	$8,748	$8,045
Provision for loan losses	(2,035)	(200)	(495)
Noninterest income	6,481	2,877	2,580
Noninterest expense	(15,070)	(8,698)	(7,184)
Income tax expense	(939)	(639)	(780)
Net income	$3,580	$2,088	$2,166

	2007	2006	2005
Return on average assets	0.77%	0.72%	0.91%
Return on average equity	6.86%	7.63%	10.15%

Net income for 2007 was $3,580,000, which represented a $1.5 million or 71% increase from 2006. The increase in net income from 2006 was primarily due to a complete year of combined results after the VRFC merger that was completed in November 2006. A contributing factor to the increase in noninterest income was a nonrecurring pre-tax gain of $875,000 recognized during 2007 from the sale of ChoiceOne's property and casualty insurance lines of business. Offsetting these increases was growth in expense for the provision for loan losses of $1.8 million compared to the prior year. The increased provision was a result of increased charge-offs experienced during 2007, deterioration in certain commercial credits, and continued concerns regarding the Michigan economy. Noninterest expense was impacted by a full year of amortization of the core deposit intangible and other intangible assets in 2007, which caused expense related to these assets to be $498,000 in 2007 compared to $77,000 in 2006.

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

Dividends
Cash dividends of $2,200,000 or $0.68 per common share were declared in 2007, compared to $1,397,000 or $0.68 per common share in 2006, and $1,105,000 or $0.67 per common share in 2005. Dividends declared rose 57% in 2007 from 2006 due to the 1.6 million shares of common stock issued in November 2006 in connection with the merger with VRFC. The dividend yield on ChoiceOne's common stock was 4.38% in 2007, compared to 3.78% in 2006, and 3.41% in 2005. The cash dividend payout percentage was 61% in 2007, compared to 67% in 2006 and 51% in 2005.

ChoiceOne's Board of Directors declared a 5% stock dividend payable on common stock in April 2005. The dividend was paid in May 2005 and per share data for all periods presented has been adjusted for this stock dividend.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2008 to shareholders based on the actual earnings of the Bank.

Table 1 - Average Balances and Tax-Equivalent Interest Rates

(Dollars in thousands)
				Year ended December 31
	2007			2006			2005
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Loans (1) (2)	$ 328,335	$ 24,839	7.57%	$ 205,851	$ 14,907	7.24%	$ 180,100	$ 11,659	6.47%
Taxable securities (3)	43,525	2,237	5.14	36,032	1,598	4.43	26,937	993	3.69
Tax-exempt securities (1)	40,534	2,507	6.18	21,375	1,327	6.21	17,804	1,038	5.83
Other	1,472	79	5.39	1,752	97	5.54	151	5	3.31
Interest-earning assets	413,866	29,662	7.17	265,010	17,929	6.77	224,992	13,695	6.09
Noninterest-earning assets (4)	51,277			23,397			12,872
Total assets	$ 465,143			$ 288,407			$ 237,864

Liabilities and Shareholders' Equity Interest-bearing
demand deposits	$ 90,804	2,204	2.43%	$ 56,617	1,492	2.64%	$ 56,745	1,195	2.11%
Savings deposits	28,097	139	0.50	11,524	58	0.50	9,136	46	0.50
Certificates of deposit	187,648	9,113	4.86	126,535	5,637	4.45	87,443	2,841	3.25
Advances from FHLB	27,061	1,405	5.19	26,073	1,182	4.53	32,765	974	2.97
Other	20,069	761	3.79	9,750	328	3.36	8,943	223	2.49
Interest-bearing liabilities	353,679	13,622	3.85	230,499	8,697	3.77	195,032	5,279	2.71
Demand deposits	51,695			27,611			20,095
Other noninterest-bearing liabilities	7,564			2,948			1,399
Shareholders' equity	52,205			27,349			21,338
Total liabilities and shareholders' equity	$ 465,143			$ 288,407			$ 237,864

Net interest income (tax-equivalent basis) - interest spread		16,040	3.32%		9,232	3.00%		8,416	3.38%
Tax-equivalent adjustment (1)		(897)			(484)			(371)
Net interest income		$ 15,143			$ 8,748			$ 8,045
Net interest income as a percentage of earning assets (tax-equivalent basis)			3.88%			3.48%			3.74%

______________________________

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $739,000, $402,000, and $401,000 in 2007, 2006, and 2005, respectively.
(3)	Interest on taxable securities includes dividends on Federal Home Loan Bank and Federal Reserve Bank stock.
(4)	Noninterest-earning assets include loans on a nonaccrual status, which averaged approximately $6,063,000, $1,844,000, and $1,079,000 in 2007, 2006, and 2005, respectively.

Net Interest Income
As shown in Tables 1 and 2, tax-equivalent net interest income increased $6.8 million in 2007 compared to 2006. Most of the increase was caused by growth in average earning assets of $149 million or 56% compared to 2006 primarily due to the merger with VRFC. Additionally, net interest spread improved by 32 basis points as a result of less reliance on non-core funding, such as brokered certificates of deposit. Brokered certificates of deposit, which generally are more expensive than certificates of deposit obtained through ChoiceOne's branch network, decreased to $17.7 million at December 31, 2007 from $41.1 million at December 31, 2006. Interest income included $327,000 in 2007 of accretion income from purchase accounting adjustments on loans acquired from VRFC in November 2006, compared to $60,000 in 2006.

The average balance of loans increased approximately $122.4 million in 2007 compared to 2006. In addition, higher interest rates on new and existing loans helped interest income on loans to increase $9.9 million in 2007 compared to 2006. The average balance of total securities grew $26.7 million in 2007 and, coupled with higher yields, increased ChoiceOne's tax-equivalent interest income on securities $1.8 million over 2006. The average balance of other interest-earning assets (primarily federal funds sold) declined $0.3 million in 2007, which caused interest income to decline $18,000 in 2007 compared to 2006.

The average balance of interest-bearing demand deposits increased by approximately $34.2 million in 2007 compared to 2006. The effect of this increase was partially offset by lower average rates paid on those interest-bearing demand deposits resulting in a $712,000 increase in interest expense in 2007 compared to 2006. Growth of $16.6 million in savings deposits caused the $81,000 increase in interest expense in 2007 compared to the prior year. Growth of $61.1 million in the average balance of certificates of deposit, in addition to higher rates paid on these accounts, resulted in an increase of $3.5 million in interest expense in 2007 versus 2006. Certificate of deposit interest expense also included an increase of $76,000 of amortization of a mark to market adjustment when compared to 2006. The average balance of Federal Home Loan Bank advances increased approximately $1 million in addition to continuing repricing upward of interest rates that caused interest expense to increase $223,000 in 2007 compared to 2006. Growth of approximately $10.3 million in other interest-bearing liabilities (federal funds purchased and repurchase agreements) and an increase in the average rate paid caused interest expense to increase $433,000 in 2007 compared to 2006.

Net interest income spread was 3.32% (shown in Table 1) for 2007, compared to 3.00% in 2006. The average yield received on interest-earning assets in 2007 increased 40 basis points to 7.17% while the average rate paid on interest-bearing liabilities in 2007 climbed 8 basis points to 3.85%.

Table 2 - Changes in Tax-Equivalent Net Interest Income

(Dollars in thousands)
	Year ended December 31
	2007 Over 2006			2006 Over 2005
	Total	Volume	Rate	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$9,932	$9,238	$694	$3,248	$1,775	$1,473
Taxable securities	639	362	277	605	378	227
Tax-exempt securities (2)	1,180	1,185	(5)	289	218	71
Other	(18)	(15)	(3)	92	87	5
Net change in tax-equivalent income	11,733	10,770	963	4,234	2,458	1,776

Increase (decrease) in interest expense (1)
Interest-bearing transaction accounts	712	838	(126)	297	(3)	300
Savings deposits	81	82	(1)	12	12	-
Certificates of deposit	3,476	2,929	547	2,796	1,528	1,268
Advances from Federal Home Loan Bank	223	46	177	208	(228)	436
Other	433	387	46	105	22	83
Net change in interest expense	4,925	4,282	643	3,418	1,331	2,087
Net change in tax-equivalent net interest income	$6,808	$6,488	$320	$816	$1,127	$(311)

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

Tax-equivalent net interest income increased $816,000 in 2006 compared to 2005. This was caused by growth in earning assets of $40 million compared to 2005 largely due to the merger with VRFC. The increase in market interest rates during 2006 had a negative impact on tax-equivalent net interest income. The change in tax-equivalent interest income due to changes in rates was negative compared to 2005 as rates increased more on ChoiceOne's funding than its assets. Interest income included $60,000 in 2006 of accretion income from purchase accounting adjustments on loans acquired from VRFC in November 2006.

Management anticipates that net interest income in 2008 will depend upon the Bank's ability to grow loans as well as maintain a stable base of core deposits. Growth in earning assets may prove difficult in 2008 given the continued downturn in the Michigan economy. Additionally, if general market interest rates continue to decline it may lead to compression of ChoiceOne's net interest margin as variable rate loans may tend to be more responsive to interest rate changes than ChoiceOne's funding costs.

Allowance and Provision For Loan Losses
Information regarding the allowance and provision for loan losses can be found in Table 3 below:

Table 3 - Provision and Allowance For Loan Losses

(Dollars in thousands)
	2007	2006	2005	2004	2003
Allowance for loan losses at beginning of year	$3,569	$1,963	$1,739	$1,974	$2,211

Charge-offs:
Agricultural	33	-	-	-	17
Commercial and industrial	599	221	72	689	343
Real estate - commercial	841	-	25	66	190
Real estate - construction	-	-	20	-	-
Real estate - residential	191	92	120	41	76
Consumer	635	200	162	144	354
Total	2,299	513	399	940	980

Recoveries:
Agricultural	3	-	-	-	-
Commercial and industrial	27	51	47	58	96
Real estate - commercial	1	-	-	-	-
Real estate - construction	-	-	-	-	-
Real estate - residential	10	-	-	-	5
Consumer	254	117	81	182	242
Total	295	168	128	240	343

Net charge-offs	2,004	345	271	700	637

Provision for loan losses	2,035	200	495	465	400
Allowance for loan losses acquired from VRFC	-	1,751	-	-	-

Allowance for loan losses at end of year	$3,600	$3,569	$1,963	$1,739	$1,974

Allowance for loan losses as a percentage of:
Total loans as of year end	1.10%	1.08%	1.06%	1.00%	1.21%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	62%	53%	203%	212%	99%
Ratio of net charge-offs to average total loans
Outstanding during the year	0.61%	0.17%	0.15%	0.41%	0.39%
Loan recoveries as a percentage of prior year's
charge-offs	58%	42%	14%	24%	27%

As shown in Table 3, the provision for loan losses was $1.8 million higher in 2007 than in 2006. The increase in the provision resulted from higher net charge-offs experienced in 2007 compared to 2006, as well as deterioration in certain commercial credits and continued concerns regarding the Michigan economy. Over $700,000 of the charge-offs in 2007 were related to one commercial real estate developer.

Net charge-offs of total loans increased $1.7 million in 2007 compared to 2006 with part of the increase due to the merger with VRFC. The loan categories that experienced significant increases in 2007 were commercial and industrial loans, commercial real estate loans, and consumer loans. Approximately 30% of the commercial and industrial loans charge-offs were related to one borrower; the remaining charge-offs were comprised of a number of smaller loans. Approximately $655,000 of the commercial real estate charge-offs were related to one commercial real estate developer. The Bank had approximately $6,055,000 of land development loans in its commercial real estate portfolio as of December 31, 2007. The sluggish economy in the State of Michigan has affected the ability of developers to sell lots and homes. The Bank continues to monitor these loans closely. The increase in consumer loan charge-offs was primarily due to charge-offs of overdrawn checking accounts. Net charge-offs of checking accounts were $279,000 in 2007, compared to $24,000 in 2006. Part of the increase in checking account charge-offs in 2007 was due to an expansion of the Bank's overdraft protection program in January 2007. Net charge-offs of residential real estate loans in 2007 were approximately double the balance of the prior year with the majority of the charge-offs occurring in second mortgages. ChoiceOne held approximately $607,000 of sub-prime loans in its residential mortgage portfolio as of December 31, 2007. The Bank does not intend to originate any more sub-prime loans in the future. The allowance for loan losses as a percentage of total loans increased slightly from 1.08% at the end of 2006 to 1.10% at the end of 2007. The ratio of the allowance for loan losses to nonperforming loans also grew slightly from 53% as of December 31, 2006 to 62% as of December 31, 2007. At the end of 2007, the Bank had $854,000 specifically reserved for problem loans, compared to $942,000 as of the end of the prior year. Management believes the specific reserves allocated to certain problem loans at the end of 2007 are reasonable based on the circumstances surrounding each particular borrower.

The following schedule presents an allocation of the allowance for loan losses to the various loan categories as of the years ended December 31:

(Dollars in thousands)
	2007	2006	2005	2004	2003
Agricultural	$397	$314	$202	$169	$210
Commercial and industrial	873	1,160	1,060	939	850
Real estate - commercial	886	1,029	254	265	215
Real estate - construction	10	12	19	32	33
Real estate - residential	881	575	229	181	240
Consumer	489	289	195	123	325
Unallocated	64	190	4	30	101

Total allowance for loan losses	$3,600	$3,569	$1,963	$1,739	$1,974

The decrease in the allowance allocation to commercial and industrial loans and commercial real estate loans and the increase in the allocation to residential real estate loans reflect changes in nonperforming loans from the end of 2006 to the end of 2007. Nonperforming commercial loans were lower as of December 31, 2007 than at the end of the prior year, while nonperforming residential real estate loans have increased. Specific loss allocations to commercial and industrial loans and commercial real estate loans totaled $854,000 at December 31, 2007 versus $942,000 at December 31, 2006. Specific loss allocations are based upon either a discounted collateral amount or the net present value of future expected cashflows from borrowers. The increase in the allowance allocation to consumer loans in 2007 was caused by the higher level of charge-offs of overdrawn checking accounts in 2007. The significant increase in the total allowance from 2005 to 2006 was related to the allowance of $1,751,000 acquired from the merger with VRFC in November 2006. The majority of the reserve acquired from VRFC was allocated to commercial real estate and residential real estate loans.

Management maintains the allowance at a level at which it believes adequately provides for losses inherent in the loan portfolio. Such losses are estimated by a variety of factors, including specific examination of certain borrowing relationships and consideration of historical losses incurred on certain types of credits. Management focuses on early identification of problem credits through ongoing reviews by management and the independent loan review function. Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2007 is adequate. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank's management and adjusted as necessary.

Noninterest Income
Total noninterest income increased $3.6 million or 125% in 2007 compared to 2006. Customer service charges on deposit accounts were up $1.9 million primarily due to a full year of combined results from the merger with VRFC. An expanded overdraft program was also offered to banking customers beginning in January 2007 which enhanced service charges for the last three quarters of 2007. Insurance and investment commissions increased by $306,000 in 2007 compared to 2006 primarily from the acquisition of a book of business from an investment agent affiliated with Valley Ridge. This book of business was purchased from the agent in January 2007 and the premium paid is being amortized over a 10-year period. The gain on the sale of an insurance book of business was related to the sale of ChoiceOne's property and casualty insurance lines of business. The sale was recorded in October 2007 and a nonrecurring pre-tax gain of $875,000 was recognized. Gains on the sale of loans were up slightly due to a higher volume of loans originated for sale by the Mortgage Company. Gains on the sale of securities of $23,000 were partially offset by losses of $10,000 on the sale of securities during 2007. Losses on the sale of other assets included $195,000 in 2007 and $196,000 in 2006 of write-downs and realized losses incurred on foreclosed real estate properties. The decrease in profit sharing income in 2007 resulted from the sale of the property and casualty lines of business in late 2007. Earnings on life insurance policies increased $215,000 in 2007 due to ChoiceOne acquiring $5.7 million of bank owned life insurance policies in the merger with VRFC. Miscellaneous other noninterest income was up $341,000 in 2007 compared to 2006 as a result of increased check printing fees, ATM surcharge fees, safe deposit box fees, certificate of deposit withdrawal penalties and credit card fees resulting from more activity due to the merger with VRFC.

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

Management estimates that noninterest income may decrease in 2008 due to the sale of the property and casualty insurance lines of business in October 2007. Operations in 2008 will not include the impact of the $875,000 pre-tax gain on the sale of the property and casualty lines and will not include the commission income related to these lines of business. Management believes that the impact of this sale may be offset by increased revenue from its investment brokerage line of business, which was bolstered in early 2007 by the purchase of an investment book of business mentioned in the previous paragraph. In addition, management plans to emphasize growth of checking and savings deposit accounts in 2008, which could cause an increase in deposit service charges.

Noninterest Expense
Total noninterest expense increased $6.4 million or 73% in 2007 compared to 2006. Growth in salaries and benefits expense of $3.0 million in 2007 compared to 2006 was due to the merger with VRFC. ChoiceOne added 80 full-time equivalent employees in November 2006. As a result, 2006 compensation expense included only two months of payroll cost for former VRFC personnel. Occupancy expense increased $889,000 in 2007 compared to 2006 due to a full year of combined operations after the VRFC merger. Nine offices were acquired in the merger with VRFC in November 2006. One of these offices was closed in early 2007 and sold due to its proximity to two other offices of ChoiceOne. Data processing costs were $758,000 higher in 2007 compared to 2006 which only included 2 months of combined results after the merger. The merger with VRFC more than doubled the number of loan and deposit accounts on the Bank's data processing system and other data processing costs such as amortization of software licenses, Internet banking charges, remote item capture costs and automated teller machine (ATM) costs have increased due to more customers, employees, and ATMs as a result of the merger. Professional fees were $156,000 higher in 2007 than in 2006, partly as a result of increased foreclosure related expenses. Supplies and postage expense increased $239,000 in 2007 over the prior year as a result of the VRFC merger. Stationary, envelopes, receipts, and other items were purchased to provide stock for the nine banking locations acquired in the merger with VRFC. Postage expense is higher due to the number of customer accounts more than doubling which increased the number of statements, notices and advices generated for customers. Advertising and promotional expense increased by $195,000 in 2007 compared to the prior year. ChoiceOne launched a detailed branding campaign in early 2007 and promoted a deposit switch campaign during 2007. Intangible asset amortization of $498,000 in 2007 represented twelve months of amortization of intangible assets acquired as part of the VRFC merger, compared to 2006 which included $77,000 of amortization for the last two months of the year. Other noninterest expenses such as insurance costs, correspondent bank charges, and courier expense have increased in 2007 compared to the prior year as a result of the merger with VRFC. Foreclosed asset expenses have also increased $74,000 in 2007 compared to 2006 as a result of an increase in the number of foreclosed real estate properties.

Total noninterest expense increased $1,514,000 or 21% in 2006 compared to 2005. Salaries and benefits were up $787,000 in 2006 due to the merger with VRFC. Occupancy expense was higher in 2006 due to two months of operations for the nine offices acquired from VRFC in November 2006. Data processing expense was higher during 2006 due to two months of operations for the nine offices acquired from VRFC in November 2006. Also, an increased volume of deposit accounts and customer electronic activities also drove higher data processing costs as compared to 2005. Intangible amortization included $77,000 for two months of amortization expense of the core deposit intangible asset and other intangible assets recorded in connection with the merger with VRFC. Other noninterest expense included a $157,000 increase from 2005 for state single business taxes. In 2005, the Bank recorded a credit adjustment of $84,000 for overpayments made during 2002, 2003, and 2004. During the fourth quarter of 2006, ChoiceOne also expensed $160,000 in connection with merger-related items that could not be capitalized into goodwill. Certain professional fees, supplies, and severance payments were one-time payments that were not expected to recur in 2007.

Management projects future noninterest expense may decrease due to the sale of its property and casualty lines of business and the related costs. Legal fees and foreclosed real estate costs may continue to increase if asset quality deteriorates and additional resources are necessary for collection and foreclosure.

FINANCIAL CONDITION

Securities
(Dollars in thousands)
	2007	2006
U.S. Government and federal agency	$15,952	$18,164
State and municipal	46,486	35,651
Mortgage-backed	14,423	19,842
Corporate	1,251	2,254
Equity securities	5,044	1,525
Total	$83,156	$77,436

The securities available for sale portfolio increased $5.7 million or 7% from December 31, 2006 to December 31, 2007. ChoiceOne purchased a mix of government agency, municipal, and money market preferred securities totaling $32.9 million during 2007 to achieve some growth in the earning assets of the Bank. Approximately $17.5 million in various securities were called or matured in 2007. Principal payments for mortgage-backed securities totaling $5.7 million were received during 2007. Various securities totaling approximately $3.9 million were sold during 2007 for net gains totaling $13,000. The Bank's Investment Committee continues to monitor the portfolio and purchases securities when deemed prudent. Also, certain securities are sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding.

Equity securities included Money Market Preferred Securities (MMPs) of $4.5 million and $1.0 million as of December 31, 2007 and December 31, 2006, respectively. The credit position of the MMPs as of the end of 2007 was stable with ratings from AA3 to A2. MMPs are transacted via auction every 90 days. When sellers exceed buyers at the auction, MMPs may have to be retained until the next auction 90 days forward. Therefore, MMPs bear liquidity risk, which the Bank actively manages including transactions outside the auction process.

Loans
The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2007	2006
Agricultural	$24,765	$23,606
Commercial and industrial	51,242	51,419
Consumer	15,939	15,589
Real estate - commercial	125,960	123,743
Real estate - construction	4,048	4,740
Real estate - residential	106,404	112,534
Total loans	$328,358	$331,631

The loan portfolio (excluding loans held for sale) decreased approximately $3.3 million or 1% from December 31, 2006 to December 31, 2007. Loan demand in 2007 was sluggish due to the lackluster Michigan economy and a competitive lending environment. Agricultural, commercial and industrial, consumer, and commercial real estate loans have all stayed stable or increased slightly during 2007. Offsetting growth in the commercial loan portfolio has been payoffs on various purchased participated loans totaling $3.6 million during 2007. Residential real estate loans have declined $6.1 million since the end of 2006 due to normal repayments on adjustable rate and balloon mortgages. Additionally, mortgage demand during 2007 has been affected by the challenges in the residential real estate market.

Management anticipates demand for commercial loans and other loan types in 2008 will depend upon the stability of the local and state economies. The Bank intends to continue its calling program with commercial customers in its expanded marketplace.

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

The balances of these nonperforming loans as of December 31 were as follows:

(Dollars in thousands)
	2007	2006
Loans accounted for on a nonaccrual basis	$5,605	$6,420
Loans contractually past due 90 days
or more as to principal or interest payments	188	278
Loans considered troubled debt restructurings	-	24
Total	$5,793	$6,722

At December 31, 2007, nonaccrual loans included $3,003,000 in commercial industrial and commercial real estate loans, $2,401,000 in residential real estate loans, and $201,000 in consumer loans. At the end of the prior year, nonaccrual loans were comprised of $5,936,000 of commercial industrial and commercial real estate loans, $351,000 of residential real estate loans, and $133,000 of consumer loans. The decline in nonaccrual commercial loans resulted from the charge-offs taken in 2007 and workouts in certain credits. The significant growth in nonaccrual residential mortgage loans is partly due to the economy's impact on borrowers' abilities to make loan payments and the challenges affecting the residential real estate market. The growth was also caused by a change in recording foreclosed residential mortgages that are in the process of redemption. As of the end of 2006, ChoiceOne reclassified these loans to other real estate owned at the time of foreclosure. Beginning in 2007, ChoiceOne retained the loans in its loan portfolio and did not transfer them to other real estate owned until the end of the redemption period. As of the end of 2007, ChoiceOne had $1,632,000 of residential mortgage loans that had been foreclosed upon and were in process of redemption.

Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers' abilities to comply with the original loan terms. These loans totaled $14.5 million as of December 31, 2007, compared to $8.1 million as of December 31, 2006.

Deposits and Other Funding Sources
Total deposits decreased $14.5 million or 4.0% from December 31, 2006 to December 31, 2007. The decrease was caused by maturities of brokered certificates of deposit, which dropped from a balance of $41.1 million at the end of 2006 to $17.7 million at the end of 2007. Deposits obtained from the Bank's local markets grew $8.9 million during 2007. Approximately $5.8 million of the local deposit growth came from certificates of deposit with the other deposit categories comprising the remainder.

Securities sold under agreements to repurchase increased nearly $6.7 million during 2007. In addition to local retail repurchase agreements, a structured repurchase agreement for $5 million with one of ChoiceOne's correspondent banks was utilized in 2007 as an alternate funding source. Federal funds purchased at the end of 2007 declined $460,000 from year-end 2006 since the Bank sold a small amount of federal funds at the end of 2007. Advances from the Federal Home Loan Bank ("FHLB") increased $12.0 million in 2007 as the interest rates offered were lower than other alternative sources of funding. A blanket collateral agreement covering residential real estate loans was pledged against all outstanding advances at the end of 2007. Approximately $7.2 million of advances were available as of December 31, 2007 based on the collateral pledged.

In 2008, management will continue to focus its marketing efforts towards growing local deposits. If local deposit growth is insufficient to support asset growth during 2008, management believes that FHLB advances, repurchase agreements and brokered certificates of deposit can address corresponding funding needs.

Shareholders' Equity
Total shareholders' equity increased approximately $1.6 million or 3% from December 31, 2006 to December 31, 2007. Growth in equity resulted primarily from current year's net income, proceeds from the issuance of ChoiceOne's stock, and an increase in accumulated other comprehensive income, offset by dividends paid and shares repurchased. ChoiceOne repurchased 32,700 shares of its common stock during 2007 compared to 4,687 in 2006. Management anticipates it may continue to repurchase shares of its common stock in 2008 and retire them. ChoiceOne's Board of Directors authorized an additional repurchase plan on July 26, 2007 to buy back 100,000 shares of common stock.

Note 22 to the consolidated financial statements presents regulatory capital information for the Bank at the end of 2007 and 2006. The Bank's capital ratios increased from December 31, 2006 to December 31, 2007 as shareholders' equity grew at a rate faster than assets. Management believes these capital ratios may continue to grow in 2008 as asset growth may be challenging given the sluggish local and state economies. The Board of Directors and management do not plan to allow capital to decrease below those levels necessary to be considered "well capitalized" by regulatory guidelines. The Registrant believes that its capital level as of December 31, 2007 is adequate for the foreseeable future.

Table 4 - Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne's contractual obligations at December 31, 2007:

(Dollars in thousands)
	Payment Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Time deposits	$181,065	$129,560	$42,490	$8,898	$117
Repurchase agreements	21,710	16,210	500	5,000	-
Advances from Federal Home Loan Bank	35,933	10,976	19,957	5,000	-
Operating leases	16	16	-	-	-
Total	$238,724	$156,762	$62,947	$18,898	$117

Liquidity and Interest Rate Risk
Net cash from operating activities was $6.5 million for 2007 compared to $7.2 million used for 2006. Net income increased $1.5 million, the provision for loan losses increased $1.8 million, depreciation and amortization increased $0.7 million, and proceeds from sales of other real estate owned increased $.9 million over 2006. The net change in other assets and other liabilities of $2.2 million and $6.8 million, respectively, in 2007 over 2006 offset cash flows from operating activities. Net cash from investing activities was $28.5 million less for 2007 compared to 2006 as $32.9 million of cash was used to purchase securities in 2007 compared to $22.2 million in 2006. ChoiceOne received $20 million in cash in the merger with VRFC in 2006. Net cash flows from financing activities for 2007 were $1.1 million compared to $9.9 million used in 2006. The $14.5 million decline in deposits in 2007 was offset by a $6.7 million increase in repurchase agreements and $12 million from FHLB advances. Dividends declared and stock repurchases of $2.7 million also increased the amount of cash used in financing activities for 2007.

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

Management believes that the current level of liquidity is sufficient to meet the Bank's normal operating needs. This belief is based upon the availability of deposits from both the local and national markets, maturities of securities, normal loan repayments, income retention, federal funds purchased from correspondent banks, and advances available from the Federal Home Loan Bank. Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at five of the Bank's correspondent banks. As of December 31, 2007, the amount of federal funds available for purchase from the Bank's correspondent banks totaled approximately $42 million. ChoiceOne had no federal funds purchased at the end of 2007. The Bank also has a line of credit secured by ChoiceOne's commercial loans with the Federal Reserve Bank of Chicago for $63 million, which is designated for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank, brokered time deposits, and income retention. Approximately $7.2 million of borrowing capacity was available from the Federal Home Loan Bank based on the Mortgage Company's residential mortgage loans pledged as collateral at year-end 2007. The acceptance of brokered time deposits is not limited as long as the Bank's capital to assets ratio is considered to be "well capitalized" under regulatory guidelines.

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

Table 5 - Maturities and Repricing Schedule

(Dollars in thousands)
	As of December 31, 2007
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Federal funds sold	$217	$-	$-	$-	$217
Securities available for sale	8,390	7,806	25,580	41,380	83,156
Federal Home Loan Bank stock	-	3,304	-	-	3,304
Federal Reserve Bank stock	-	-	1,265	-	1,265
Loans held for sale	100	-	-	-	100
Loans	88,968	55,871	149,392	34,127	328,358
Cash surrender value of life insurance policies	-	-	8,538	-	8,538
Rate-sensitive assets	97,675	66,981	184,775	75,507	424,938

Liabilities
Interest-bearing checking deposits	36,850	-	-	-	36,850
Savings deposits	27,249	-	-	-	27,249
Money market deposits	52,325	-	-	-	52,325
Certificates of deposit	42,474	87,086	51,388	117	181,065
Repurchase agreements	-	7,816	13,894	-	21,710
Advances from Federal Home Loan Bank	2,750	8,250	22,433	2,500	35,933
Rate-sensitive liabilities	161,648	103,152	87,715	2,617	355,132
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(63,973)	$(36,171)	$97,060	$72,890	$69,806
Cumulative asset (liability) gap	$(63,973)	$(100,144)	$(3,084)	$69,806

Under this method, the ALCO measures interest rate sensitivity by focusing on the one-year repricing gap. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 62% at December 31, 2007, compared to 56% at December 31, 2006. Table 5 above shows the entire balance of interest-bearing demand deposits, savings deposits, and overnight repurchase agreements in the shortest repricing term. Although these three categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these deposits. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a quarterly basis in 2008. As interest rates change during 2008, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne's net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At December 31, 2007, management used a simulation model to subject its assets and liabilities to an immediate 300 basis point increase and an immediate 300 basis point decrease in interest rates. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of advances from the Federal Home Loan Bank were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of immediate interest rate changes on both net interest income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net interest income to decrease more than 10% if rates are instantaneously shocked 200 basis points upward or downward. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause the market value of shareholders' equity to decrease more than 20% if rates are instantaneously shocked 200 basis points upward or downward.

Table 6 provides an illustration of hypothetical interest rate changes as of December 31, 2007 and 2006, respectively:

Table 6 - Sensitivity to Changes in Interest Rates
	2007
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$17,229	+ 7%	$49,997	- 20%
200 basis point rise	16,833	+ 5%	53,862	- 14%
100 basis point rise	16,436	+ 2%	58,070	- 7%
Base rate scenario	16,053	-%	62,686	-%
100 basis point decline	15,662	- 2%	66,585	+ 6%
200 basis point decline	15,229	- 5%	71,366	+ 14%
300 basis point decline	14,695	- 8%	76,445	+ 22%

	2006
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$16,364	+ 5%	$58,116	- 15%
200 basis point rise	16,194	+ 4%	61,345	- 10%
100 basis point rise	16,021	+ 2%	64,784	- 5%
Base rate scenario	15,842	-%	68,428	-%
100 basis point decline	15,762	- 1%	72,167	+ 5%
200 basis point decline	15,640	- 1%	75,938	+ 11%
300 basis point decline	15,363	- 3%	79,713	+ 16%

As of both December 31, 2007 and December 31, 2006, the Bank is within its guidelines for immediate rate shocks up and down for both net interest income and the market value of shareholder's equity. The ALCO plans to continue to monitor the effect of changes in interest rates on both net interest income and shareholders' equity and will make changes in the duration of its rate-sensitive assets and rate-sensitive liabilities where necessary.

ChoiceOne Financial Services, Inc.
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of ChoiceOne Financial Services, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

Management assessed the effectiveness of the Company's system of internal control over financial reporting as of December 31, 2007, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management's assessment is based on the criteria for effective internal control over financial reporting as described in "Internal Control - Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Based on this assessment, management has concluded that, as of December 31, 2007, its system of internal control over financial reporting was effective and meets the criteria of the "Internal Control - Integrated Framework." This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management's report in this annual report.

James A. Bosserd President and Chief Executive Officer	Thomas L. Lampen Treasurer

March 17, 2008	March 17, 2008

Plante & Moran, PLLC Bridgewater Place Suite 600 333 Bridge St. N.W. Grand Rapids, MI 49504 Tel: 616.774.8221 Fax: 616.774.0702 plantemoran.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited the accompanying consolidated balance sheets of ChoiceOne Financial Services, Inc. as of December 31, 2007 and December 31, 2006, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated balance sheet of ChoiceOne Financial Services, Inc. as of December 31, 2005, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the one year ended December 31, 2005, were audited by other auditors whose report, dated March 7, 2006, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, in conformity with U.S. generally accepted accounting principles.
Plante & Moran, PLLC

Grand Rapids, Michigan
March 17, 2008

ChoiceOne Financial Services, Inc.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
	December 31
	2007	2006
Assets
Cash and due from banks	$10,923	$9,936
Federal funds sold	217	-
Cash and cash equivalents	11,140	9,936

Securities available for sale	83,156	77,436
Federal Home Loan Bank stock	3,304	3,304
Federal Reserve Bank stock	1,265	677
Loans held for sale	100	236

Loans	328,358	331,631
Allowance for loan losses	(3,600)	(3,569)
Loans, net	324,758	328,062

Premises and equipment, net	11,865	11,622
Other real estate owned, net	1,509	1,774
Loan servicing rights, net	792	992
Cash value of life insurance policies	8,538	8,070
Intangible assets, net	4,031	4,182
Goodwill	13,728	14,280
Other assets	5,969	6,079
Total assets	$470,155	$466,650

Liabilities
Deposits - noninterest-bearing	$54,355	$57,986
Deposits - interest-bearing	297,489	308,394
Total deposits	351,844	366,380

Repurchase agreements	21,710	15,013
Federal funds purchased	-	460
Advances from Federal Home Loan Bank	35,933	23,908
Other liabilities	7,526	9,370
Total liabilities	417,013	415,131

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	-	-
Common stock and paid-in capital, no par value; shares authorized: 4,000,000; shares outstanding: 3,229,814 in 2007 and 3,250,629 in 2006	45,956	46,253
Retained earnings	6,665	5,285
Accumulated other comprehensive income (loss), net	521	(19)
Total shareholders' equity	53,142	51,519
Total liabilities and shareholders' equity	$470,155	$466,650

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Years ended December 31
	2007	2006	2005
Interest income
Loans, including fees	$24,794	$14,874	$11,641
Securities
Taxable	2,237	1,598	993
Tax exempt	1,655	876	685
Other	79	97	5
Total interest income	28,765	17,445	13,324

Interest expense
Deposits	11,456	7,187	4,082
Advances from Federal Home Loan Bank	1,405	1,182	974
Federal funds purchased and repurchase agreements	761	328	223
Total interest expense	13,622	8,697	5,279

Net interest income	15,143	8,748	8,045
Provision for loan losses	2,035	200	495
Net interest income after provision for loan losses	13,108	8,548	7,550

Noninterest income
Customer service charges	3,321	1,450	1,059
Insurance and investment commissions	1,137	831	866
Gain on sale of insurance book of business	875	-	-
Gains on sales of loans	287	234	264
Gains (losses) on sales of securities	13	(66)	(28)
Gains (losses) on sales of other assets	(149)	(160)	2
Profit sharing income	41	188	125
Earnings on life insurance policies	364	149	88
Other income	592	251	204
Total noninterest income	6,481	2,877	2,580

Noninterest expense
Salaries and benefits	7,709	4,664	3,877
Occupancy and equipment	2,190	1,301	1,116
Data processing	1,470	712	570
Professional fees	589	433	464
Supplies and postage	505	266	227
Advertising and promotional	306	111	154
Intangible asset amortization	498	77	13
Other expense	1,803	1,134	763
Total noninterest expense	15,070	8,698	7,184

Income before income tax	4,519	2,727	2,946
Income tax expense	939	639	780

Net income	$3,580	$2,088	$2,166
Comprehensive income	$4,120	$2,368	$1,755

Basic earnings per common share	$1.11	$1.09	$1.31
Diluted earnings per common share	$1.10	$1.09	$1.31
Dividends declared per common share	$0.68	$0.68	$0.67

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in thousands, except per share data)
	Number of Shares	Common Stock and Paid in Capital	Unallocated Shares held by ESOP	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total

Balance, January 1, 2005	1,570,937	$ 15,913	$ (9)	$ 5,053	$ 112	$ 21,069

Comprehensive income:
Net income				2,166		2,166
Net change in unrealized gain (loss)					(411)	(411)
Total comprehensive income						1,755

Shares issued	15,976	307				307
Shares repurchased	(15,412)	(322)				(322)
Shares committed to be released under Employee Stock Ownership Plan		(9)	9			-
Change in ESOP repurchase obligation		17				17
Cash dividends declared ($0.67 per share)				(1,105)		(1,105)
Stock dividends declared (5%)	78,439	1,516		(1,520)		(4)

Balance, December 31, 2005	1,649,940	$ 17,422	$ -	$ 4,594	$ (299)	$ 21,717

Comprehensive income:
Net income				2,088		2,088
Net change in unrealized gain (loss)					280	280
Total comprehensive income						2,368

Shares issued	19,894	339				339
Shares issued in merger with Valley Ridge Financial Corp.	1,585,482	28,538				28,538
Shares repurchased	(4,687)	(84)				(84)
Change in ESOP repurchase obligation		4				4
Effect of stock options granted		24				24
Effect of employee stock purchases		10				10
Cash dividends declared ($0.68 per share)				(1,397)		(1,397)

Balance, December 31, 2006	3,250,629	$ 46,253	$ -	$ 5,285	$ (19)	$ 51,519

Comprehensive income:
Net income				3,580		3,580
Net change in unrealized gain (loss) on
securities available for sale					384	384
Net change in funded status of post-
retirement benefit plan					156	156
Total comprehensive income						4,120

Shares issued	11,885	169				169
Shares repurchased	(32,700)	(537)				(537)
Change in ESOP repurchase obligation		28				28
Effect of stock options granted		31				31
Effect of employee stock purchases		12				12
Cash dividends declared ($0.68 per share)				(2,200)		(2,200)

Balance, December 31, 2007	3,229,814	$ 45,956	$ -	$ 6,665	$ 521	$ 53,142

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
	Years ended December 31
	2007	2006	2005
Cash flows from operating activities:
Net income	$3,580	$2,088	$2,166
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	2,035	200	495
Depreciation	832	587	535
Amortization	978	531	582
Compensation expense on stock options and employee purchases	43	34	-
Stock dividends on Federal Home Loan Bank stock	-	-	(54)
Losses (gains) on sales of securities	(13)	66	28
Gains on sales of loans	(287)	(234)	(264)
Loans originated for sale	(15,700)	(15,187)	(18,757)
Proceeds from loan sales	16,015	15,386	18,929
Earnings on bank-owned life insurance	(364)	(149)	(88)
Losses on sales of other real estate owned	162	196	24
Proceeds from sales of other real estate owned	1,241	313	380
Net change in:
Other assets	141	(2,071)	(85)
Other liabilities	(2,149)	(8,926)	(59)
Net cash from operating activities	6,514	(7,166)	3,832

Cash flows from investing activities:
Sales of securities available for sale	3,897	16,982	3,748
Maturities, prepayments and calls of securities available for sale	23,196	7,156	5,928
Purchases of securities available for sale	(32,294)	(22,223)	(10,004)
Purchase of Federal Reserve Bank stock	(588)	-	-
Loan originations and payments, net	371	421	(13,249)
Additions to premises and equipment	(528)	(301)	(1,225)
Purchase of investment book of business	(347)	-	-
Purchase of bank-owned life insurance	(150)	-	(2,000)
Cash received in merger with Valley Ridge Financial Corp	-	19,995	-
Net cash from investing activities	(6,443)	22,030	(16,802)

Cash flows from financing activities:
Net change in deposits	(14,536)	14,104	15,046
Net change in repurchase agreements	6,697	(691)	801
Net change in federal funds purchased	(460)	(3,939)	3,118
Proceeds from Federal Home Loan Bank advances	31,000	68,000	52,000
Payments on Federal Home Loan Bank advances	(19,000)	(86,250)	(55,500)
Issuance of common stock	169	339	307
Repurchase of common stock	(537)	(84)	(322)
Cash dividends and fractional shares from stock dividends	(2,200)	(1,397)	(1,109)
Net cash from financing activities	1,133	(9,918)	14,341

Net change in cash and cash equivalents	1,204	4,946	1,371
Beginning cash and cash equivalents	9,936	4,990	3,619
Ending cash and cash equivalents	$11,140	$9,936	$4,990

Supplemental disclosures:
Cash paid for interest	$13,971	$8,342	$5,082
Cash paid for income taxes	945	910	570
Loans transferred to other real estate owned	898	1,093	688

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

Nature of Operations
ChoiceOne Bank (the "Bank") is a full-service community bank that offers commercial, consumer, and real estate loans as well as traditional demand, savings and time deposits to both commercial and consumer clients in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from the cash flows from operations of businesses. Real estate loans are collateralized by either residential or commercial real estate.

ChoiceOne Mortgage Company of Michigan (the "Mortgage Company") originates and sells a full line of conventional type mortgage loans for 1-4 family and multi-family residential real estate properties. It also originates second mortgages on residential real estate with home equity term loans and lines of credit.

ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency") is a wholly-owned subsidiary of the Bank. The Insurance Agency sells insurance policies such as life and health for both commercial and consumer clients. The Insurance Agency also offers alternative investment products such as annuities and mutual funds through a registered broker.

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

Securities
Securities are classified as available for sale because they might be sold before maturity. Securities classified as available for sale are carried at fair value, with unrealized holding gains and losses reported separately in other comprehensive income or loss and shareholders' equity, net of tax effect. Restricted investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at cost. Equity securities consist of short-term investments in preferred stock, trust-preferred securities, and investments in common stock of other financial institutions.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level-yield method without anticipating prepayments. Gains or losses on sales are recorded on the trade date based on the amortized cost of the security sold.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near-term prospects of the issuer, and ChoiceOne's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

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

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill
Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

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

Employee Benefit Plans
ChoiceOne's 401(k) plan allows participants to contribute up to 15% of their compensation. Contributions from ChoiceOne to its 401(k) plan are discretionary. ChoiceOne also allows retired employees to participate in its health insurance plan. Employees who have attained age 55 and completed at least ten years of service to ChoiceOne are eligible to participate as a retiree until they are eligible for Medicare. These postretirement benefits are accrued during the years in which the employee provides service.

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

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains and losses on securities available for sale, net of tax, and changes in funded status of postretirement plans which are also recognized as a separate component of shareholders' equity.

Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there are any such matters that may have a material effect on the financial statements.

Cash Restrictions
Cash on hand or on deposit with the Federal Reserve Bank of $3.4 million and $1.9 million was required to meet regulatory reserve and clearing requirements at December 31, 2007 and 2006, respectively. These balances do not earn interest.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Prior to January 1, 2006, ChoiceOne used the intrinsic value method under Accounting Principles Board Opinion ("APB") 25 to account for its stock option plans. No compensation cost was recognized for ChoiceOne's plans during 2005 as all stock options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of SFAS 123, "Accounting for Stock Based Compensation," for the year ended December 31, 2005:

(Dollars in thousands)
2005
Net income, as reported	$2,166
Less: Compensation costs based on the fair value method for all outstanding stock options	(17)
Pro forma net income	$2,149

Basic earnings per common share, as reported	$1.31
Basic earnings per common share, pro forma	$1.30

Diluted earnings per common share, as reported	$1.31
Diluted earnings per common share, pro forma	$1.30

Dividend Restrictions
Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends that may be paid by the Bank to ChoiceOne (see Note 22).

Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, which are more fully documented in Note 20 to the consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments
While ChoiceOne's management monitors the revenue streams of various products and services for the Bank, Insurance Agency and Mortgage Company, operations and financial performance are evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated into one reportable operating segment.

Adoption of New Accounting Standards
Financial Accounting Standards Board ("FASB") Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (FIN 48)
On January 1, 2007 ChoiceOne adopted Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109," ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition and measurement threshold for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 at January 1, 2007 did not have an impact on ChoiceOne's financial statements.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Financial Accounting Standards Number 157, Fair Value Measurements (SFAS 157)
SFAS 157 clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. ChoiceOne has determined that the impact of adopting SFAS 157 will not have a material impact on its consolidated financial statements.

Statement of Financial Accounting Standards Number 159, The F air Value Option for Financial Assets and Financial Liabilities (SFAS 159)
SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. ChoiceOne has determined that the impact of adopting SFAS 159 will not have a material impact on its consolidated financial statements.

Statement of Financial Accounting Standards Number 141R, Business Combinations (SFAS 141(R))
In December 2007, the FASB issued Statement No. 141(Revised), "Business Combinations." SFAS 141(R) prescribes changes to the method of accounting for acquisitions. All assets and liabilities acquired are to be adjusted to fair value at the acquisition date. Costs are to be expensed rather than capitalized. Restructuring costs that the acquirer expects to incur are expensed rather than set up as a liability at the date of acquisition. The statement is effective for fiscal years beginning after December 15, 2008. ChoiceOne has determined that the adoption of FASB 141(R) will not have an impact on its consolidated financial statements. The statement will have an impact if acquisitions are completed in the future.

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

The following table summarizes the estimated fair values of the consolidated assets acquired and the liabilities assumed at the date of the merger with VRFC:
(Dollars in thousands)	Fair Value
Cash and cash equivalents	$19,995
Securities	34,446
Federal Reserve Bank and Federal Home Loan Bank stock	1,560
Loans, net	146,171
Premises and equipment	6,312
Cash surrender value of bank-owned life insurance	5,713
Loan servicing rights	635
Core deposit intangible	4,134
Other intangible assets	125
Goodwill	14,280
Other assets	1,463
Total assets acquired	$234,834

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value
Deposits	$170,164
Advances from Federal Home Loan Bank	11,404
Repurchase agreements	8,565
Other liabilities	16,163
Total liabilities assumed	$206,296
Net assets acquired	$28,538

The purchase accounting fair value adjustments are being amortized under various methods and over the estimated lives of the corresponding assets and liabilities. Goodwill recorded from the merger amounted to $14.3 million. A core deposit intangible asset of $4.1 million was recorded as part of the deposits assumed and is being amortized on a straight-line method over a period of 10 years. Goodwill recorded from the merger is not deductible for federal tax purposes.

The following pro forma disclosures, including the effect of purchase accounting adjustments, depict the results of operations as though the merger with VRFC had taken place as of January 1 for each period presented:

(Dollars in thousands, except per share data)
	2006	2005
Net interest income	$15,833	$15,952
Noninterest income	5,195	5,265
Total income	$21,028	$21,217

Provision for loan losses	350	615
Noninterest expense	15,954	15,244
Income taxes	1,166	1,333
Net income	$3,558	$4,025

Basic earnings per common share	$1.02	$1.24
Diluted earnings per common share	$1.02	$1.24

Note 3 - Securities

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at December 31 were as follows:
	2007
(Dollars in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government and federal agency	$15,952	$215	$(1)
State and municipal	46,486	372	(186)
Mortgage-backed	14,423	191	(35)
Corporate	1,251	-	(25)
Equity securities	5,044	22	-
Total	$83,156	$800	$(247)

	2006
(Dollars in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government and federal agency	$18,164	$39	$(25)
State and municipal	35,651	153	(166)
Mortgage-backed	19,842	102	(123)
Corporate	2,254	1	(13)
Equity securities	1,525	4	(1)
Total	$77,436	$299	$(328)

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information regarding sales of securities available for sale follows:

(Dollars in thousands)
	2007	2006	2005
Proceeds from sales of securities	$3,897	$16,982	$3,748
Gross realized gains	23	102	9
Gross realized losses	10	168	37

Contractual maturities of securities available for sale at December 31, 2007 were as follows:
(Dollars in thousands)	Fair Value
Due within one year	$18,649
Due after one year through five years	25,615
Due after five years through ten years	17,261
Due after ten years	2,164
Total debt securities	63,689
Mortgage-backed securities, not due at a specific date	14,423
Equity securities	5,044
Total	$83,156

Various securities were pledged as collateral for securities sold under agreements to repurchase and as collateral for advances from the Federal Home Loan Bank. The carrying amount of securities pledged as collateral at December 31 was as follows:

(Dollars in thousands)
	2007	2006
Securities pledged for securities sold under agreements to repurchase	$29,171	$15,474
Securities pledged for Treasury, Tax, and Loan accounts	537	-
Total securities pledged as collateral	$29,708	$15,474

Securities with unrealized losses at year-end 2007 and 2006, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, were as follows:
(Dollars in thousands)	2007
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$1,000	$-	$999	$(1)	$1,999	$(1)
State and municipal	6,401	(143)	4,280	(43)	10,681	(186)
Mortgage-backed	-	-	2,531	(35)	2,531	(35)
Corporate	376	(2)	677	(23)	1,053	(25)
Total temporarily impaired	$7,777	$(145)	$8,487	$(102)	$16,264	$(247)

(Dollars in thousands)	2006
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$2,968	$(1)	$1,484	$(24)	$4,452	$(25)
State and municipal	11,413	(66)	7,783	(100)	19,196	(166)
Mortgage-backed	2,664	(5)	4,992	(118)	7,656	(123)
Corporate	3,056	(13)	-	-	3,056	(13)
Equity	21	(1)	-	-	21	(1)
Total temporarily impaired	$20,122	$(86)	$14,259	$(242)	$34,381	$(328)

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ChoiceOne evaluates securities for other-than-temporary impairment at least on a semi-annual basis, and more frequently when economic or market concerns warrant such evaluation. As of December 31, 2007 and 2006, management has determined that no other-than-temporary declines in market value have occurred. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of ChoiceOne to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value.

Note 4 - Loans

The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2007	2006
Agricultural	$24,765	$23,606
Commercial and industrial	51,242	51,419
Consumer	15,939	15,589
Real estate - commercial	125,960	123,743
Real estate - construction	4,048	4,740
Real estate - residential	106,404	112,534
Loans, gross	328,358	331,631
Allowance for loan losses	(3,600)	(3,569)
Loans, net	$324,758	$328,062

Note 5 - Mortgage Banking

Activity during the year was as follows:

(Dollars in thousands)
	2007	2006	2005
Loans originated for resale, net of principal payments	$15,700	$15,187	$18,757
Proceeds from loan sales	16,015	15,386	18,929
Net gains on sales of loans held for sale	287	234	264
Loan servicing fees, net of amortization	85	53	56

Loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $130.8 million and $138.9 million at December 31, 2007 and 2006, respectively. The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2007 and 2006.

Activity for loan servicing rights was as follows:

(Dollars in thousands)
	2007	2006	2005
Balance, beginning of year	$992	$445	$472
Capitalized	108	63	109
Amortization	(308)	(151)	(136)
Acquisition of servicing rights from VRMC	-	635	-
Balance, end of year	$792	$992	$445

The fair value of loan servicing rights was $1,309,000 and $1,300,000 as of December 31, 2007 and 2006, respectively. Consequently, a valuation allowance was not necessary at year-end 2007 or 2006. The fair value of servicing rights at December 31, 2007 was determined using a discount rate of 8.3% and prepayment speeds ranging from 4% to 30%. The fair value of servicing rights at December 31, 2006 was determined using a discount rate of 9.5% and prepayment speeds ranging from 9% to 30%.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Allowance for Loan Losses

Activity in the allowance for loan losses was as follows:

(Dollars in thousands)
	2007	2006	2005
Balance, beginning of year	$3,569	$1,963	$1,739
Provision charged to expense	2,035	200	495
Recoveries credited to the allowance	295	168	128
Transfer of allowance from VRB and VRMC	-	1,751	-
Loans charged off	(2,299)	(513)	(399)
Balance, end of year	$3,600	$3,569	$1,963

Information regarding nonperforming loans for the years ended December 31 follows:

(Dollars in thousands)
	2007	2006
Nonaccrual loans	$5,605	$6,420
Loans past due over 90 days still on accrual	188	278
Restructured loans	-	24
Total	$5,793	$6,722

Nonperforming loans includes both smaller balance homogenous loans that are collectively evaluated for impairment and loans individually classified as impaired loans. Information regarding impaired loans as of and for the year ended December 31 follows:

(Dollars in thousands)
	2007	2006	2005
Loans with no allowance allocated at year end	$7,381	$5,030	$306
Loans with allowance allocated at year end	2,160	1,807	1,157
Amount of allowance for loan losses allocated at year end	854	942	465
Average balance during the year	7,026	2,627	968
Interest income recognized thereon	237	258	48
Cash-basis interest income recognized	12	31	60

Note 7 - Premises and Equipment

As of December 31, premises and equipment consisted of the following:

(Dollars in thousands)
	2007	2006
Land and land improvements	$3,539	$1,788
Leasehold improvements	47	42
Buildings	9,828	10,949
Furniture and equipment	3,244	2,863
Total cost	16,658	15,642
Accumulated depreciation	(4,793)	(4,020)
Premises and equipment, net	$11,865	$11,622

ChoiceOne acquired premises and equipment with a fair market value totaling $6.3 million from Valley Ridge Financial Corp. in November 2006.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense was $832,000, $587,000, and $535,000 for 2007, 2006 and 2005, respectively. ChoiceOne acquired nine branch offices in Kent City, Ravenna, Muskegon, Sparta, Coopersville, Grant, Newaygo, White Cloud, and Fremont, Michigan in November 2006 as part of the merger with VRFC.

The Bank leases certain branch properties and automated-teller machine locations in its normal course of business. Rent expense totaled $112,000, $49,000, and $57,000 for 2007, 2006 and 2005, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (dollars in thousands):
2008	$16
Total	$16

Note 8 - Goodwill and Intangible Assets

Goodwill

The change in the balance for goodwill during the year was as follows:

(Dollars in thousands, except per share data)
	2007	2006	2005
Beginning of year	$14,280	$-	$-
Adjustment of market value of land, buildings, and other real estate	(897)	-	-
Adjustment of taxes payable	446	-	-
Adjustment of accrued postretirement benefit obligation	(126)	-	-
Acquired goodwill	-	14,280	-
Other	25	-	-
End of year	$13,728	$14,280	$-

The other change in goodwill in 2007 was comprised of legal fees and other costs related to the merger with VRFC.

Acquired Intangible Assets

Information for acquired intangible assets at December 31 follows:

(Dollars in thousands)
	2007		2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangible	$4,134	$483	$4,134	$69
Other intangible assets	472	93	125	8
Totals	$4,607	$576	$4,259	$77

Other intangible assets increased by $347,000 in 2007 as a result of the acquisition of a book of business from an investment agent affiliated with Valley Ridge.

The core deposit intangible is being amortized on a straight-line basis over ten years and other intangible assets are being amortized over periods ranging from two to ten years. Aggregate amortization expense was $498,000, $77,000 and $13,000 for 2007, 2006 and 2005, respectively. The estimated amortization expense for the next five years ending December 31 is as follows:

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)
	Core Deposit Intangible	Other Intangible Assets	Total
2008	$413	$85	$498
2009	413	52	465
2010	413	35	448
2011	413	35	448
2012	413	35	448
Thereafter	1,587	137	1,724
Total	$3,652	$379	$4,031

Note 9 - Other Real Estate Owned

Other real estate owned represents residential and commercial properties owned and is reported net of a valuation allowance. Activity within other real estate owned was as follows:

(Dollars in thousands)
	2007	2006
Balance, beginning of year	$1,774	$1,255
Transfers from loans	898	1,093
Reclassification from land and buildings	240	-
Acquisition of other real estate from VRFC	-	75
Capitalized improvements or purchased assets	-	15
Sales	(1,307)	(509)
Write-downs	(96)	(155)
Balance, end of year	$1,509	$1,774

The valuation allowance on other real estate owned totaled $30,000 and $223,000 at year-end 2007 and 2006, respectively.

Note 10 - Deposits

Scheduled maturities of certificates of deposit at December 31 were as follows:

(Dollars in thousands)

2008	$129,560
2009	36,185
2010	6,305
2011	6,107
2012	2,791
2013	117
Total	$181,065

The Bank had certificates of deposit issued in denominations of $100,000 or greater totaling $67.8 million and $88.5 million at December 31, 2007 and 2006, respectively. The Bank had brokered certificates of deposit totaling $17.7 million at December 31, 2007 compared to $41.1 million at December 31, 2006. As of December 31, 2007, the weighted average interest rate on these brokered certificates of deposit was 5.15% with maturities ranging from January 2008 to June 2010.

Note 11 - Repurchase Agreements

Securities sold under agreements to repurchase are advances to the Bank by customers or another bank. These agreements are direct obligations of the Bank and are secured by securities held in safekeeping at a correspondent bank. Most repurchase agreements with Bank customers mature daily. The Bank had $800,000 of term repurchase agreements with a Bank customer as of December 31, 2007 that mature in 2008 and 2010. At year-end 2007 the Bank had a $5 million structured repurchase agreement with a correspondent

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

bank maturing on July 31, 2012 with a fixed interest rate of 4.55%. The repurchase agreement is putable by the correspondent quarterly starting July 1, 2009. Information regarding repurchase agreements follows:

(Dollars in thousands)
	2007	2006
Outstanding balance at December 31	$21,710	$15,013
Average interest rate at December 31	3.79%	3.58%
Average balance during the year	$16,090	$6,492
Average interest rate during the year	3.50%	2.63%
Maximum month end balance during the year	$21,811	$15,013

Note 12 - Federal Home Loan Bank Advances

At December 31, advances from the Federal Home Loan Bank (the "FHLB") were as follows:

(Dollars in thousands)
	2007	2006
Maturities ranging from May 2008 to November 2012, fixed interest rates ranging from 4.00% to 5.95%, with an average rate of 4.88%	$30,933

Maturities ranging from January 2007 to December 2010, fixed interest rates ranging from 2.48% to 5.95%, with an average rate of 4.68%		$23,908

Maturity of March 2008, floating interest rate, with an average rate of 4.12%	5,000

Total advances outstanding at year-end	$35,933	$23,908

Penalties are charged on fixed rate advances that are paid prior to maturity. No fixed rate advances were paid prior to maturity in 2007, 2006 or 2005. An advance maturing in 2012 may be converted to a variable rate by the FHLB. If the FHLB exercises its option the Bank may prepay the advance without penalty. Advances were secured by residential real estate loans with a carrying value of approximately $62.7 million at December 31, 2007 and by residential real estate loans and U.S. Government agency securities with a carrying value of approximately $41.1 million at December 31, 2006. Based on this collateral, the Bank was eligible to borrow an additional $7.2 million at year-end 2007. The scheduled maturities of advances from the Federal Home Loan Bank at December 31, 2007 were as follows (dollars in thousands):
2008	$11,000
2009	6,500
2010	13,500
2011	-
2012	4,933
Total	$35,933

Note 13 - Income Taxes

Information as of December 31 and for the year follows:

(Dollars in thousands)
	2007	2006	2005
Provision for Income Taxes
Current federal income tax expense	$665	$780	$783
Deferred federal income tax expense (benefit)	274	(141)	(3)
Income tax expense	$939	$639	$780

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2007	2006	2005
Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$1,537	$927	$1,002
Tax exempt interest income	(569)	(323)	(245)
Tax exempt earnings on bank-owned life insurance	(124)	(51)	(30)
Nondeductible interest expense	86	49	32
Other items	9	37	21
Income tax expense	$939	$639	$780

Effective income tax rate	21%	23%	26%

Components of Deferred Tax Assets and Liabilities	2007	2006
Deferred tax assets:
Allowance for loan losses	$919	$888
Purchase accounting adjustments from merger with VRFC	621	515
Deferred compensation	593	895
Postretirement benefits obligation	68	183
Nonaccrual loan interest	60	59
Write downs on other real estate owned	10	98
Unrealized losses on securities available for sale	-	10
Other	86	71
Total deferred tax assets	2,357	2,719

Deferred tax liabilities:
Purchase accounting adjustments from merger with VRFC	2,457	2,418
Depreciation	297	310
Unrealized gains on securities available for sale	188	-
Loan servicing rights	178	213
Stock dividends from Federal Home Loan Bank stock	111	111
Prepaid expenses	88	56
Investment in West Shore Computer Services	47	46
Other	16	29
Total deferred tax liabilities	3,382	3,183
Net deferred tax assets (liabilities)	$(1,025)	$(464)

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 2007 and 2006.

Note 14 - Related Party Transactions

Loans to executive officers, directors and their affiliates were as follows at December 31:

(Dollars in thousands)
	2007	2006
Balance, beginning of year	$3,275	$3,257
New loans	2,734	546
Repayments	(687)	(797)
Effect of changes in related parties	-	269
Balance, end of year	$5,322	$3,275

Deposits from executive officers, directors, and their affiliates were $8.1 million and $7.5 million at December 31, 2007 and 2006, respectively.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Employee Benefit Plans

401(k) Plan:
The 401(k) plan allows employees to contribute up to 15% of their compensation. Matching company contributions to the plan are discretionary. Expense of this plan was $113,000, $94,000, and $95,000 in 2007, 2006, and 2005, respectively.

Employee Stock Ownership Plan:
Employees participate in an Employee Stock Ownership Plan (the "ESOP"). ChoiceOne makes discretionary contributions to the ESOP. Shares of ChoiceOne common stock are allocated to participants based on relative compensation earned and compensation expense is recorded when allocated. Dividends on allocated shares increase the participant accounts. Participants become fully vested upon completing six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased by ChoiceOne at any time. ChoiceOne did not contribute to the ESOP in 2007 or 2006; ChoiceOne contributed $12,000 to the ESOP in 2005. No expense was recorded by ChoiceOne in 2007 or 2006; the expense for 2005 was $6,000.

Shares held by the ESOP as of December 31 were as follows:

(Dollars in thousands)
	2007	2006	2005
Shares allocated to participants	5,355	5,355	5,355
Shares unallocated	-	-	-
Total shares of ChoiceOne stock held by ESOP	5,355	5,355	5,355

Fair value of allocated shares, subject to repurchase obligation, recorded in other liabilities	$67	$95	$99

Postretirement Benefits Plan:
ChoiceOne maintains an unfunded postretirement health care plan, which permits employees (and their dependents) the ability to participate upon retirement from ChoiceOne. ChoiceOne does not pay any portion of the premiums charged its retired participants on its health care plan. A liability has been accrued for the obligation under this plan. ChoiceOne incurred postretirement benefit expense of $25,000 in 2007 and $28,000 in 2006. The postretirement obligation liability was $201,000 as of December 31, 2007 and $273,000 as of December 31, 2006.

Deferred Compensation Plans:
A deferred director compensation plan covers former directors of Valley Ridge Bank. Under the plan, ChoiceOne pays each former director the amount of director fees deferred plus interest at rates ranging from 3.90% to 5.84% over various periods as elected by each director. The payout periods range from 1 month to 10 years beginning with the individual's termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $56,000 in 2007 and $11,000 in 2006. The deferred compensation liability was $1,106,000 as of December 31, 2007 and $1,996,000 as of December 31, 2006.

A supplemental retirement plan covers four former executive officers of Valley Ridge Bank. Under the plan, ChoiceOne pays these individuals a specific amount of compensation plus interest at 7.50% over a 15-year period commencing upon early retirement age (as defined in the plan) or normal retirement age (as defined in the plan). A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $10,000 in 2007 and $11,000 in 2006. Deferred compensation liabilities of $638,000 and $636,000 were outstanding as of December 31, 2007 and December 31, 2006, respectively.

Note 16 - Stock Options

Options to buy stock are granted to key employees under an incentive stock option plan to provide them with an additional equity interest in ChoiceOne. The plan provides for the issuance of up to 137,760 shares of common stock. ChoiceOne recognized compensation expense of $31,000 in 2007 and $24,000 in 2006 in connection with stock options that vested for current participants during these years. The maximum option term is 10 years and options vest over 3 years. At December 31, 2007, there were 100,028 options available for future grants.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the activity in the plan follows:
	2007		2006		2005
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of year	30,414	$17.27	23,714	$16.82	16,259	$14.65
Options granted	9,500	17.95	6,700	18.85	7,875	21.43
Options exercised	-	-	-	-	-	-
Options forfeited or expired	(2,182)	18.77	-	-	(420)	18.87
Options outstanding, end of year	37,732	$17.36	30,414	$17.27	23,714	$16.82

Options exercisable at December 31	25,901	$16.75	19,877	$16.15	13,424	$15.26

The range of prices for options outstanding and exercisable at the end of 2007 ranged from $13.04 to $21.43 per share. The weighted average remaining contractual life of options outstanding and exercisable at the end of 2007 was approximately 7.3 years. The numbers of options, weighted average exercise prices, and fair value of options granted have been adjusted for all stock dividends and splits. Information pertaining to options outstanding at December 31, 2007 was as follows:
Exercise price of stock options:	Number of options outstanding at year-end	Number of options exercisable at year-end	Average remaining contractual life (in years)
$ 13.04	3,857	3,857	4.14
$ 13.70	5,250	5,250	4.98
$ 16.31	6,299	6,299	6.06
$ 17.95	9,500	2,375	9.05
$ 18.85	6,000	3,000	8.05
$ 21.43	6,826	5,120	7.06

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

	2007	2006	2005
Expected stock price volatility	24.96%	24.79%	24.59%
Dividend yield	3.78%	3.39%	3.03%
Expected option life (in years)	7	7	7
Risk-free interest rate	4.75%	4.31%	4.50%
Fair value of options granted during year	$3.92	$4.18	$5.10

During 2007, 7,644 shares vested at an average exercise price of $18.66. As of December 31, 2007, there was approximately $52,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That cost is expected to be recognized by ChoiceOne through 2010.

Note 17 - Earnings Per Share

(Dollars in thousands, except per share)
	2007	2006	2005
Basic
Net income	$3,580	$2,088	$2,166

Weighted average common shares outstanding	3,238,837	1,918,659	1,647,264

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2007	2006	2005
Basic earnings per common share	$1.11	$1.09	$1.31

Diluted
Net income	$3,580	$2,088	$2,166

Weighted average common shares outstanding	3,238,837	1,918,659	1,647,264
Plus: dilutive effect of assumed exercises of stock options	1,178	2,986	4,194
Average shares and dilutive potential common shares	3,240,015	1,921,645	1,651,458

Diluted earnings per common share	$1.10	$1.09	$1.31

Weighted average common shares have been adjusted for the stock dividend in 2005. As of December 31, 2007, there were 28,625 stock options considered to be anti-dilutive to earnings per share and thus have been excluded from the calculation above. As of December 31, 2006, there were 14,365 stock options considered to be anti-dilutive to earnings per share and thus have been excluded from the calculation above.

Note 18 - Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes follow:

(Dollars in thousands)
	2007	2006	2005
Unrealized holding gains (losses) on available for sale securities	$595	$358	$(652)
Less: reclassification adjustments for gains (losses) included in net income	13	(66)	(28)
Net unrealized gains (losses)	582	424	(624)
Tax effect	198	(144)	213
Net-of-tax amount	384	280	(411)

Change in funded status of post retirement plan	237	-	-
Tax effect	81	-	-
Net-of-tax amount	156	-	-
Total	$540	$280	$(411)

Note 19 - Condensed Financial Statements of Parent Company

Condensed Balance Sheets
(Dollars in thousands)	December 31
	2007	2006
Assets
Cash	$68	$310
Securities available for sale	769	740
Land	-	116
Other assets	65	118
Investment in ChoiceOne Bank	52,324	50,330
Total assets	$53,226	$51,614

Liabilities
Mandatory redeemable shares under ESOP, at fair value	$67	$95
Other liabilities	17	-
Total liabilities	84	95

Shareholders' equity	53,142	51,519
Total liabilities and shareholders' equity	$53,226	$51,614

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Income
(Dollars in thousands)	Years Ended December 31
	2007	2006	2005
Interest and dividends from ChoiceOne Bank	$2,347	$4,395	$1,160
Interest and dividends from other securities	27	26	20
Total income	2,374	4,421	1,180
Other expenses	149	124	113
Income before income tax and equity in undistributed net
income of subsidiary	2,225	4,297	1,067
Income tax benefit	39	42	32
Income before equity in undistributed net income of subsidiary	2,264	4,339	1,099
Equity in undistributed net income (distributions in excess of net income) of subsidiary	1,316	(2,251)	1,067
Net income	$3,580	$2,088	$2,166

Condensed Statements of Cash Flows
(Dollars in thousands)	Years Ended December 31
	2007	2006	2005
Cash flows from operating activities:
Net income	$3,580	$2,088	$2,166
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income (distributions in excess
of net income) of subsidiary	(1,316)	2,251	(1,067)
Amortization	2	(2)	-
Changes in other assets	53	(27)	6
Changes in other liabilities	7	(10,090)	2
Net cash from (used in) operating activities	2,326	(5,780)	1,107

Cash flows from investing activities:
Capital contribution to subsidiary	-	(3,000)	-
Purchases of securities	-	(226)	-
Cash acquired from VRFC	-	10,330	-
Net cash from investing activities	-	7,104	-

Cash flows from financing activities:
Issuance of common stock	169	339	307
Repurchase of common stock	(537)	(84)	(322)
Cash dividends paid	(2,200)	(1,397)	(1,109)
Net cash used in financing activities	(2,568)	(1,142)	(1,124)

Net change in cash and cash equivalents	(242)	182	(17)
Beginning cash and cash equivalents	310	128	145
Ending cash and cash equivalents	$68	$310	$128

Supplemental disclosure of non-cash activities:
Land acquired from VRFC		$(116)
Other assets acquired from VRFC		(37)
Other liabilities assumed from VRFC		10,089
Common stock issued to VRFC shareholders		28,538

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - Financial Instruments

Financial instruments as of December 31 were as follows:
(Dollars in thousands)	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$10,923	$10,923	$9,936	$9,936
Federal funds sold	217	217	-	-
Securities available for sale	83,156	83,156	77,436	77,436
Federal Home Loan Bank and Federal Reserve Bank stock	4,569	4,569	3,981	3,981
Loans held for sale	100	100	236	236
Loans, net	324,758	327,605	328,062	327,787

Liabilities:
Demand, savings and money market deposits	170,779	170,779	167,704	167,704
Time deposits	181,065	185,120	198,676	198,696
Repurchase agreements	21,710	22,275	15,013	15,013
Federal funds purchased	-	-	460	460
Advances from Federal Home Loan Bank	35,933	36,229	23,908	23,957

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:
(Dollars in thousands)	2007		2006
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$8,313	$43,583	$12,518	$38,761
Commitments to fund loans (at market rates)	3,679	8,532	2,833	795

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 5.75% to 8.25% and maturities ranging from 5 years to 30 years.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22 - Regulatory Capital

ChoiceOne Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2007 and 2006, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's categories.

Actual capital levels and minimum required levels for ChoiceOne Bank were as follows:
(Dollars in thousands)	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007
Total capital (to risk weighted assets)	$37,416	11.4%	$26,162	8.0%	$32,702	10.0%
Tier 1 capital (to risk weighted assets)	34,068	10.4	13,081	4.0	19,621	6.0
Tier 1 capital (to average assets)	34,068	7.6	17,965	4.0	22,456	5.0

December 31, 2006
Total capital (to risk weighted assets)	$35,463	10.8%	$26,339	8.0%	$32,924	10.0%
Tier 1 capital (to risk weighted assets)	31,891	9.7	13,170	4.0	19,754	6.0
Tier 1 capital (to average assets)	31,891	11.0	11,644	4.0	14,555	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2007, approximately $132,000 was available for ChoiceOne Bank to pay dividends to ChoiceOne Financial Services, Inc. ChoiceOne's ability to pay dividends to shareholders is dependent on the Bank, which is restricted by state law and regulations. These regulations pose no practical restrictions to paying dividends at historical levels.

Note 23 - Quarterly Financial Data (Unaudited)
(Dollars in thousands)				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2007
First Quarter	$7,032	$3,773	$1,001	$ 0.31	$ 0.30
Second Quarter	7,236	3,831	901	0.28	0.28
Third Quarter	7,380	3,885	674	0.20	0.20
Fourth Quarter	7,117	3,654	1,004	0.32	0.32

2006
First Quarter	$3,658	$1,982	$535	$ 0.32	$ 0.32
Second Quarter	3,744	1,879	545	0.33	0.33
Third Quarter	3,902	1,798	450	0.27	0.27
Fourth Quarter	6,141	3,089	558	0.21	0.21

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
     Website: www.choiceone.com

Market Makers in ChoiceOne Financial
Services, Inc. Stock
Howe Barnes Hoefer & Arnett
     Chicago, Illinois
     (800) 800-4693

Kent King Securities, Division of Royal
Securities, Inc.
     Grand Rapids, Michigan
     (616) 459-3317
     (800) 321-9171

Stifel Nicolaus & Company, Inc.
     Grand Rapids, Michigan
     (616) 942-1717
     (800) 676-0477

Stock Registrar and Transfer Agent
Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     (800) 368-5948

Annual Shareholder Meeting
The 2008 Annual Shareholder Meeting of
ChoiceOne Financial Services, Inc., will
be held at 11:00 a.m. local time on Thursday,
April 24, 2008, at Moss Ridge Golf Club in
Ravenna, Michigan.

ChoiceOne Bank
Alpine Office
     5050 Alpine Avenue NW
     Comstock Park, Michigan 49321

Cedar Springs Office
     4170 - 17 Mile Road
     Cedar Springs, Michigan 49319

Coopersville Office
     661 West Randall
     Coopersville, Michigan 49404

Egelston Office
     5475 East Apple Avenue
     Muskegon, Michigan 49442

Fremont Office
     1423 West Main Street
     Fremont, Michigan 49412

Grant Office
     10 West Main Street
     Grant, Michigan 49327

Kent City Office
     450 West Muskegon
     Kent City, Michigan 49330

Newaygo Office
     246 West River Drive
     Newaygo, Michigan 49337

Ravenna Office
     3069 Slocum Road
     Ravenna, Michigan 49451

Rockford Office
     6795 Courtland Drive
     Rockford, Michigan 49341

Sparta - Main Office
     109 East Division Street
     Sparta, Michigan 49345

Sparta - Appletree Office
     416 West Division Street
     Sparta, Michigan 49345

White Cloud Office
     47 South Charles Street
     White Cloud, Michigan 49349

ChoiceOne Insurance Agencies, Inc.
Sparta Office
     109 East Division Street
     Sparta, Michigan 49345

ChoiceOne Mortgage Company of
Michigan
Sparta Office
     109 East Division Street
     Sparta, Michigan 49345

Kent City Office
     450 West Muskegon
     Kent City, Michigan 49330

ChoiceOne Financial Services, Inc.
DIRECTORS AND OFFICERS

Directors
ChoiceOne Financial Services, Inc.

Jerome B. Arends
   Former President and Chief Executive
   Officer of Ravenna Farm Equipment
   (Agricultural Equipment Supplier)

Frank G. Berris
   President and Chief Executive Officer,
   American Gas & Oil Co., Inc.
   (Distributor of Petroleum Products)

James A. Bosserd
   President and Chief Executive Officer,
   ChoiceOne Financial Services, Inc. and
   ChoiceOne Bank

K. Timothy Bull
   President, Moon Lake Orchards, Inc.
   (Fruit Producer)

William F. Cutler, Jr.
   Former Vice President, H. H. Cutler Co.
   (Apparel Manufacturer)

Richard L. Edgar
   Former President and Chief Executive
   Officer, Valley Ridge Financial Corp.
   and Valley Ridge Bank

Stuart Goodfellow
   Owner, Goodfellow Vending Services
   (Vending Company) and Goodfellow
   Blueberry Farms

Gary Gust
   President, Gust Construction Company
   (General Contractor)

Robert C. Humphreys
   Owner, Humphreys Orchards
   (Fruit Producer)

Paul L. Johnson
   President, Falcon Resources, Inc.
   (Automotive and Furniture Design)

Directors
ChoiceOne Financial Services, Inc.
(continued)

Dennis C. Nelson, DDS
   General Dentistry

Jon E. Pike
   CPA and Chairman, Beene Garter LLP
   (Certified Public Accountants)

Donald VanSingel
   Consultant, Governmental Consultant
   Services. Former Legislator,
   Michigan House of Representatives

Andrew W. Zamiara, R.Ph.
   Owner, Sparta Village Pharmacy, Inc.

Officers
ChoiceOne Financial Services, Inc.

James A. Bosserd
   President and Chief Executive Officer

Louis D. Knooihuizen
   Senior Vice President

Michael E. McHugh
   Senior Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen
   Treasurer

Officers
ChoiceOne Bank

James A. Bosserd
   President, Chief Executive Officer

Sheila R. Clark
   Senior Vice President,
     Human Resources

Louis D. Knooihuizen
   Senior Vice President,
     Chief Lending Officer

Michael E. McHugh
   Senior Vice President,
     Sales and Marketing

Linda R. Pitsch
   Senior Vice President, Cashier

Lee A. Braford
   Vice President, Commercial Loans

Amy S. Homich
   Vice President, Deposit Sales

Mary J. Johnson
   Vice President, Risk Management

Thomas L. Lampen, CPA
   Vice President, Chief Financial Officer

Daniel C. Wheat
   Vice President, Controller

Linda K. Anderson
   Assistant Vice President,
     Office Manager - Rockford

Brian R. Bacon
   Assistant Vice President,
     Commercial Loans

Rita A. Flintoff
   Assistant Vice President,
     Office Manager - Newaygo

Stephen P. Grey
   Assistant Vice President,
     Commercial Loans

Dean A. Hanson
   Assistant Vice President,
     Commercial Loans

Sara L. Hendrickson
   Assistant Vice President,
     Office Manager - Alpine

Officers
ChoiceOne Bank (continued)

Jason J. Herbig
   Assistant Vice President,
     Information Technology

Valerie J. Heyt
   Assistant Vice President,
     Retail Lending

Linda S. Nichols
   Assistant Vice President,
     Office Manager - Ravenna

Lori J. O'Brien
   Assistant Vice President,
     Commercial Loans

Peggy A. O'Dea
   Assistant Vice President,
     Office Manager - Coopersville

Paul E. Tucker
   Assistant Vice President,
     Information Technology

Cynthia J. Watson
   Assistant Vice President, Operations

Wayne F. Webster
   Assistant Vice President,
     Commercial Loans,
     Office Manager - Grant

Marva J. Zeldenrust
   Assistant Vice President,
     Office Manager - Fremont

Sally K. Anderson
   Credit Analyst

Candace J. Bouwkamp
   Administrative Services Manager

Erin M. Burdick-Bloom
   Office Manager - Sparta Appletree

Lee J. Decker
   Office Manager - Egelston

Gregory M. Goss
   Security Officer

Christine L. Steele
   Office Manager - White Cloud

Officers
ChoiceOne Insurance Agencies, Inc.

James A. Bosserd
   President

Kelly J. Potes, CFP
   Senior Vice President

Jack L. Draper
   Vice President

Randy A. Schmidt, CFP
   Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen, CPA
   Treasurer

Officers
ChoiceOne Mortgage Company of
Michigan

James A. Bosserd
   President

Louis D. Knooihuizen
   Senior Vice President

Janice M. Kimble
   Vice President

Marilyn B. Childress
   Assistant Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen, CPA
   Treasurer