Form 10-K, Exhibit 13
period 2008-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2009-03-31
CIK 803164

EXHIBIT 13

CHOICEONE FINANCIAL SERVICES, INC.

2008

ANNUAL REPORT TO SHAREHOLDERS

CHOICEONE FINANCIAL SERVICES, INC.

2008 Annual Report to Shareholders

Contents

To Our Shareholders	1

About ChoiceOne Financial Services, Inc	1

Stock Information	1

Selected Financial Data	3

Management's Discussion and Analysis of Financial Condition and Results of Operations	4

Management's Report on Internal Control Over Financial Reporting	17

Report of Independent Registered Public Accounting Firm	18

Consolidated Financial Statements	19

Notes to Consolidated Financial Statements	23

Corporate and Shareholder Information	45

Directors and Officers	46

TO OUR SHAREHOLDERS

This 2008 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2008 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2008 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

ABOUT CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan), primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through thirteen full-service offices. ChoiceOne Insurance Agencies, Inc. is a wholly-owned subsidiary of ChoiceOne Bank and sells insurance and investment products. ChoiceOne Mortgage Company of Michigan, a wholly-owned subsidiary of ChoiceOne Bank, was formed on January 1, 2002 and has been engaged in mortgage lending. As of December 31, 2008, ChoiceOne consolidated the operations of ChoiceOne Mortgage Company of Michigan into ChoiceOne Bank and eliminated the separate mortgage company subsidiary.

ChoiceOne's business is primarily concentrated in a single industry segment - banking. ChoiceOne Bank is a full-service banking institution that offers a variety of deposit, payment, credit and other financial services to all types of customers. These services include time, savings, and demand deposits, safe deposit services, and automated transaction machine services. Loans, both commercial and consumer, are extended primarily on a secured basis to corporations, partnerships and individuals. Commercial lending covers such categories as business, industry, agricultural, construction, inventory and real estate. ChoiceOne Bank's consumer loan department and ChoiceOne Mortgage Company of Michigan (through December 31, 2008) make direct loans to consumers and purchasers of residential property.

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 74%, 70%, and 73% of total revenues in 2008, 2007, and 2006, respectively. Interest from securities accounted for 12%, 11%, and 12% of total revenues in 2008, 2007, and 2006, respectively.

STOCK INFORMATION

Several brokers trade ChoiceOne's common shares in the over-the-counter bulletin board market. There is no well-established public trading market for the shares and trading activity is infrequent. ChoiceOne's trading volume and recent share price information can be viewed under the symbol 'COFS.OB' on certain financial websites.

The range of high and low bid prices for shares of common stock for each quarterly period during the past two years is as follows:
	2008		2007
	Low	High	Low	High
First Quarter	$ 10.65	$13.95	$ 16.25	$ 17.80
Second Quarter	9.00	13.25	15.05	17.25
Third Quarter	8.50	11.50	13.65	16.25
Fourth Quarter	7.10	10.75	11.05	16.00

The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 27, 2009, there were 3,247,430 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. As of February 27, 2009, there were 844 shareholders of record of ChoiceOne Financial Services, Inc. common stock.

The following table summarizes cash dividends declared per share of common stock during 2008 and 2007:
	2008	2007
First Quarter	$ 0.17	$ 0.17
Second Quarter	0.17	0.17
Third Quarter	0.17	0.17
Fourth Quarter	0.17	0.17
Total	$ 0.68	$ 0.68

ChoiceOne's principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current banking regulations. See Note 23 to the consolidated financial statements for a description of these restrictions. Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2009, although the amount of the quarterly dividends could be reduced depending upon market conditions and ChoiceOne's requirements for cash and capital, among other things.

ChoiceOne Financial Services, Inc.
SELECTED FINANCIAL DATA

(Dollars in thousands)
	2008	2007	2006	2005	2004
For the year
Net interest income	$15,331	$15,143	$8,748	$8,045	$7,672
Provision for loan losses	3,475	2,035	200	495	465
Noninterest income	4,083	6,481	2,877	2,580	2,570
Noninterest expense	14,711	15,070	8,698	7,184	7,228
Income before income taxes	1,228	4,519	2,727	2,946	2,549
Income tax expense/(benefit)	(207)	939	639	780	695
Net income	1,435	3,580	2,088	2,166	1,854
Cash dividends declared	2,202	2,200	1,397	1,105	1,065

Per share *
Basic earnings	$0.44	$1.11	$1.09	$1.31	$1.13
Diluted earnings	0.44	1.10	1.09	1.31	1.13
Cash dividends declared	0.68	0.68	0.68	0.67	0.65
Shareholders' equity (at year end)	16.08	16.45	15.85	13.16	12.77

Average for the year
Securities	$85,086	$84,059	$57,407	$44,741	$42,361
Gross loans	326,420	328,335	205,851	180,100	170,045
Deposits	347,190	358,244	222,287	173,419	156,837
Federal Home Loan Bank advances	38,803	27,061	26,073	32,765	36,652
Shareholders' equity	53,411	52,205	27,349	21,338	20,753
Assets	465,741	465,143	288,407	237,864	223,742

At year end
Securities	$81,941	$87,725	$81,417	$47,211	$47,858
Gross loans	325,977	328,358	331,631	185,832	173,559
Deposits	346,998	351,844	366,380	182,112	167,066
Federal Home Loan Bank advances	39,957	35,933	23,908	30,750	34,250
Shareholders' equity	52,185	53,142	51,519	21,717	21,069
Assets	463,551	470,155	466,650	248,110	232,285

Selected financial ratios
Return on average assets	0.31%	0.77%	0.72%	0.91%	0.83%
Return on average shareholders' equity	2.69	6.86	7.63	10.15	8.93
Cash dividend payout as a percentage
of net income	153.45	61.45	66.91	51.02	57.44
Shareholders' equity to assets (at year end)	11.26	11.30	11.04	8.75	9.07

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

ChoiceOne Financial Services, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is designed to provide a review of the consolidated financial condition and results of operations of ChoiceOne Financial Services, Inc. ("ChoiceOne" or the "Company"), and its wholly-owned subsidiaries, ChoiceOne Bank (the "Bank"), ChoiceOne Insurance Agencies, Inc. (the "Insurance Agency"), and ChoiceOne Mortgage Company of Michigan (the "Mortgage Company"). As of December 31, 2008, ChoiceOne consolidated the operations of the Mortgage Company into the Bank and eliminated the mortgage company subsidiary. This discussion should be read in conjunction with the consolidated financial statements and related footnotes.

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

Risk factors include, but are not limited to, the risk factors discussed in Item 1A of the Company's Annual Report on Form 10-K; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be realized in full or at all or within the expected time frames; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the annual report is to provide a narrative discussion about the Company's financial condition and results of operations during 2008. Management's discussion and analysis of financial condition and results of operations as well as disclosures found elsewhere in the annual report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and loan servicing rights. Actual results could differ from those estimates.

Securities
Securities available for sale may be sold prior to maturity due to changes in interest rate, prepayment risks, yield, availability of alternative investments, liquidity needs, credit rating changes, or other factors. Securities classified as available for sale are reported at their fair value. Declines in the fair value of securities below their cost that are considered to be "other than temporary" are recorded as losses in the income statement. In estimating whether a fair value decline is considered to be "other than temporary," management considers the length of time and extent that the security's fair value has been less than its carrying value, the financial condition and near term prospects of the issuer, and the Bank's ability and intent to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

Market values for securities available for sale are obtained from outside sources and applied to individual securities within the portfolio. The difference between the amortized cost and the fair value of securities is recorded as a valuation adjustment and reported net of tax effect in other comprehensive income.

Allowance for Loan Losses
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred losses inherent in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current economic conditions on the portfolio and historical loss experience of seasoned loan portfolios.

Management believes the accounting estimate related to the allowance for loan losses is a "critical accounting estimate" because (1) the estimate is highly susceptible to change from period to period because of assumptions concerning the changes in the types and volumes of the portfolios and current economic conditions and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Company's assets reported on the balance sheet as well as its net income.

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

Goodwill
Generally accepted accounting principles require that the fair value of the assets and liabilities of an acquired entity be recorded at their fair value on the date of acquisition. The fair values are determined using both internal computations and information obtained from outside parties when deemed necessary. The net difference between the price paid for the acquired company and the net value of its balance sheet is recorded as goodwill. Statement of Financial Accounting Standards Number 142, Goodwill and Other Intangible Assets (SFAS 142) requires that goodwill be evaluated for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Taxes
Income taxes includes both a current and deferred portion. Deferred tax assets and liabilities are recorded to account for differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. Statement of Financial Accounting Standards Number 109, Accounting for Income Taxes (SFAS 109) requires that deferred tax assets be reviewed to determine whether a valuation allowance should be established using a "more likely than not" standard. Based on its review of ChoiceOne's deferred tax assets as of December 31, 2008, management determined that no valuation allowance was necessary.

MERGER WITH VALLEY RIDGE FINANCIAL CORP.

On November 1, 2006, ChoiceOne merged with Valley Ridge Financial Corp. ("VRFC"). At the time of the merger, VRFC was roughly equal in size in terms of assets with ChoiceOne. The 2006 results of operations include two months of combined financial results after the close of the merger and the 2006 year-end balance sheet includes all of the assets acquired and all of the liabilities assumed from VRFC in the merger. Therefore, a comparison of 2008 and 2007 financial condition and results of operations to 2006 financial condition and results of operations is materially affected as a result of the merger. For more detailed information concerning the merger, see Note 2 to the consolidated financial statements.

RESULTS OF OPERATIONS

Summary
(Dollars in thousands)	Year ended December 31
	2008	2007	2006
Net interest income	$15,331	$15,143	$8,748
Provision for loan losses	(3,475)	(2,035)	(200)
Noninterest income	4,083	6,481	2,877
Noninterest expense	(14,711)	(15,070)	(8,698)
Income tax (expense)/benefit	207	(939)	(639)
Net income	$1,435	$3,580	$2,088

	2008	2007	2006
Return on average assets	0.31%	0.77%	0.72%
Return on average equity	2.69%	6.86%	7.63%

Net income for 2008 was $1,435,000, which represented a $2.1 million or 60% decrease from 2007. The decrease in net income was due to an elevated provision for loan losses in 2008 as well as a lower level of noninterest income compared to the prior year. The increased provision for loan losses was primarily due to a higher level of charge-offs in 2008 than in 2007. The reduction in noninterest income in 2008 compared to 2007 was principally due to nonrecurring events in both years. Noninterest income in 2007 included a gain of $875,000 from the sale of ChoiceOne's property and casualty lines of business in October 2007. As a result of the sale, insurance commission income was $522,000 lower in 2008 than in 2007. Noninterest income was affected in 2008 by a $435,000 loss recognized upon the conversion of a money market preferred security to preferred stock. Noninterest income was also affected by a $432,000 loss on a money market preferred security when its decline in market value was considered to be an other than temporary impairment. The effect of the increase in the provision for loan losses and the decrease in noninterest income was partially offset by a reduction in noninterest expense in 2008 compared to 2007. The noninterest expense change was caused by reduced expenses from the sale of the property and casualty lines of business in late 2007.

Net income for 2007 was $3,580,000 or $1.5 million higher than net income for 2006. The increase in net income from 2006 was primarily due to a complete year of combined results after the VRFC merger that was completed in November 2006. A contributing factor to the increase in noninterest income was a nonrecurring pre-tax gain of $875,000 recognized during 2007 from the sale of ChoiceOne's property and casualty insurance lines of business. Offsetting these increases was growth in expense for the provision for loan losses of $1.8 million compared to the prior year. The increased provision was a result of increased charge-offs experienced during 2007, deterioration in certain commercial credits, and continued concerns regarding the Michigan economy. Noninterest expense was impacted by a full year of amortization of the core deposit intangible and other intangible assets in 2007, which caused expense related to these assets to be $498,000 in 2007 compared to $77,000 in 2006.

Dividends
Cash dividends of $2,202,000 or $0.68 per common share were declared in 2008, compared to $2,200,000 or $0.68 per common share in 2007 and $1,397,000 or $0.68 per common share in 2006. The increase in dividend dollars from 2006 to 2007 was due to the 1.6 million shares of common stock issued in November 2006 in connection with the merger with VRFC. The dividend yield on ChoiceOne's common stock was 6.50% in 2008, compared to 4.38% in 2007 and 3.78% in 2006. The cash dividend payout as a percentage of net income was 153% in 2008, compared to 61% in 2007 and 67% in 2006.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2009 to shareholders based on the actual earnings of the Bank, which may be less than dividends paid in prior years.

Table 1 - Average Balances and Tax-Equivalent Interest Rates

(Dollars in thousands)
				Year ended December 31
	2008			2007			2006
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Loans (1) (2)	$ 326,420	$ 22,677	6.95%	$ 328,335	$ 24,839	7.57%	$ 205,851	$ 14,907	7.24%
Taxable securities (3)	39,160	2,105	5.38	43,525	2,237	5.14	36,032	1,598	4.43
Tax-exempt securities (1)	45,926	2,609	5.68	40,534	2,507	6.18	21,375	1,327	6.21
Other	2,527	66	2.61	1,472	79	5.39	1,752	97	5.54
Interest-earning assets	414,033	27,457	6.63	413,866	29,662	7.17	265,010	17,929	6.77
Noninterest-earning assets (4)	51,708			51,277			23,397
Total assets	$ 465,741			$ 465,143			$ 288,407

Liabilities and Shareholders' Equity Interest-bearing
demand deposits	$ 89,035	1,295	1.45%	$ 90,804	2,204	2.43%	$ 56,617	1,492	2.64%
Savings deposits	30,554	140	0.46	28,097	139	0.50	11,524	58	0.50
Certificates of deposit	173,963	7,497	4.31	187,648	9,113	4.86	126,535	5,637	4.45
Advances from FHLB	38,803	1,704	4.39	27,061	1,405	5.19	26,073	1,182	4.53
Other	19,928	567	2.85	20,069	761	3.79	9,750	328	3.36
Interest-bearing liabilities	352,283	11,203	3.18	353,679	13,622	3.85	230,499	8,697	3.77
Demand deposits	53,638			51,695			27,611
Other noninterest-bearing liabilities	6,409			7,564			2,948
Total liabilities	412,330			412,938			261,058
Shareholders' equity	53,411			52,205			27,349
Total liabilities and shareholders' equity	$ 465,741			$ 465,143			$ 288,407

Net interest income (tax-equivalent basis) - interest spread		16,254	3.45%		16,040	3.32%		9,232	3.00%
Tax-equivalent adjustment (1)		(923)			(897)			(484)
Net interest income		$ 15,331			$ 15,143			$ 8,748
Net interest income as a percentage of earning assets (tax-equivalent basis)			3.93%			3.88%			3.48%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $758,000, $739,000, and $402,000 in 2008, 2007, and 2006, respectively.
(3)	Interest on taxable securities includes dividends on Federal Home Loan Bank and Federal Reserve Bank stock.
(4)	Noninterest-earning assets include loans on a nonaccrual status, which averaged approximately $7,075,000, $6,063,000, and $1,844,000 in 2008, 2007, and 2006, respectively.

Net Interest Income
As shown in Tables 1 and 2, tax-equivalent net interest income increased $214,000 in 2008 compared to 2007. The reasons for the increase were evenly split between small amounts due to the relationship between average interest-earning assets and interest-bearing liabilities and a slightly larger net interest spread. Average interest-earning assets grew $167,000 in 2008 compared to 2007, while average interest-bearing liabilities declined $1,396,000 when comparing the two years. The growth in assets and reduction of liabilities caused an increase of $108,000 in net interest income in 2008 compared to 2007. ChoiceOne's net interest spread increased by 13 basis points in 2008 compared to 2007, which contributed $106,000 toward the increase in net interest income in 2008. The decline in general market interest rates in 2008 caused almost all of the rates earned on assets and paid on liabilities to be lower than in the prior year.

The average balance of loans declined $1.9 million in 2008 compared to 2007. This decline, coupled with a 62 basis point decrease in the average rate earned on loans, caused interest income on loans to fall $2.2 million in 2008 compared to 2007. Interest income from loans included $659,000 in 2008 of accretion income from purchase accounting adjustments on loans acquired from the merger with VRFC in November 2006, compared to $327,000 in 2007. The average balance of total securities rose by $1.0 million in 2008 compared to the prior year. Interest income from securities was virtually unchanged as the effect of the balance growth was offset by overall lower average rates earned. A decrease in the average rates earned on other interest-earning assets (primarily federal funds sold) was partially offset by average balance growth and resulted in a small decrease in interest income.

The average balance of interest-bearing demand deposits decreased $1.8 million in 2008 compared to 2007. The effect of this decrease along with a 98 basis point decrease in the average rate paid caused interest expense to be $909,000 lower in 2008 than in the prior year. The effect of growth in the average balance of savings deposits was virtually offset by a small decline in the average rate paid in 2008 compared to 2007. The average balance of certificates of deposit was $13.7 million lower in 2008 than in 2007. The certificates of deposit change was caused by a $15.8 million reduction in the average balance of brokered certificates of deposit from 2007 to 2008. ChoiceOne replaced the more expensive brokered funding with less costly local deposits and advances from the Federal Home Loan Bank. A decrease of $1,616,000 in interest expense from certificates of deposit was caused by the average balance decrease mentioned above as well as a 55 basis point reduction in the average rate paid from 2007 to 2008. Interest expense from Federal Home Loan Bank advances was $299,000 higher in 2008 than in 2007 due to growth of $11.7 million in the average balance of advances, which was partially offset by the effect of an 80 basis point drop in the average rate paid. Interest expense paid on other interest-bearing liabilities fell $194,000 in 2008 compared to 2007 due to both a small decrease in the average balance and a 94 basis point decline in the average rate paid.

ChoiceOne's net interest income spread was 3.45% (shown in Table 1) for 2008, compared to 3.32% in 2007. The average yield received on interest-earning assets in 2008 decreased 54 basis points to 6.63% while the average rate paid on interest-bearing liabilities in 2008 fell 67 basis points to 3.18%.

Table 2 - Changes in Tax-Equivalent Net Interest Income

(Dollars in thousands)
	Year ended December 31
	2008 Over 2007			2007 Over 2006
	Total	Volume	Rate	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$(2,162)	$(143)	$(2,019)	$9,932	$9,238	$694
Taxable securities	(132)	(231)	99	639	362	277
Tax-exempt securities (2)	102	315	(213)	1,180	1,185	(5)
Other	(13)	40	(53)	(18)	(15)	(3)
Net change in tax-equivalent income	(2,205)	(19)	(2,186)	11,733	10,770	963

Increase (decrease) in interest expense (1)
Interest-bearing transaction accounts	(909)	(42)	(867)	712	838	(126)
Savings deposits	1	13	(12)	81	82	(1)
Certificates of deposit	(1,616)	(633)	(983)	3,476	2,929	547
Advances from Federal Home Loan Bank	299	540	(241)	223	46	177
Other	(194)	(5)	(189)	433	387	46
Net change in interest expense	(2,419)	(127)	(2,292)	4,925	4,282	643
Net change in tax-equivalent net interest income	$214	$108	$106	$6,808	$6,488	$320

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

Tax-equivalent net interest income increased $6,808,000 in 2007 compared to 2006. Most of the income increase resulted from growth in earning assets of $149 million due to the merger with VRFC in November 2006. An improvement of 32 basis points in the net interest spread also contributed to the income expansion. A decreased reliance on brokered certificates of deposit during 2007 aided the interest spread. Interest income included $327,000 in 2007 of accretion income from purchase accounting adjustments on loans acquired from the merger with VRFC in November 2006, compared to $60,000 in 2006.

Management anticipates that the level of net interest income in 2009 will depend upon the Bank's ability to grow or maintain loan balances as well as its ability to do the same with its base of core deposits. Growth in earning assets may prove to be difficult in 2009 given the continued weakness in the Michigan economy. Additionally, if general market interest rates continue to remain at a relatively low level it may have an impact on ChoiceOne's net interest spread as new activity, maturities, and payments may have differing impacts on interest-earning assets and interest-bearing liabilities.

Allowance and Provision For Loan Losses
Information regarding the allowance and provision for loan losses can be found in Table 3 below:

Table 3 - Provision and Allowance For Loan Losses

(Dollars in thousands)
	2008	2007	2006	2005	2004
Allowance for loan losses at beginning of year	$3,600	$3,569	$1,963	$1,739	$1,974

Charge-offs:
Agricultural	-	33	-	-	-
Commercial and industrial	1,193	599	221	72	689
Real estate - commercial	816	841	-	25	66
Real estate - construction	-	-	-	20	-
Real estate - residential	1,252	191	92	120	41
Consumer	567	635	200	162	144
Total	3,828	2,299	513	399	940

Recoveries:
Agricultural	-	3	-	-	-
Commercial and industrial	60	27	51	47	58
Real estate - commercial	35	1	-	-	-
Real estate - construction	-	-	-	-	-
Real estate - residential	6	10	-	-	-
Consumer	252	254	117	81	182
Total	353	295	168	128	240

Net charge-offs	3,475	2,004	345	271	700

Provision for loan losses	3,475	2,035	200	495	465
Allowance for loan losses acquired from VRFC	-	-	1,751	-	-

Allowance for loan losses at end of year	$3,600	$3,600	$3,569	$1,963	$1,739

Allowance for loan losses as a percentage of:
Total loans as of year end	1.10%	1.10%	1.08%	1.06%	1.00%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	39%	62%	53%	203%	212%
Ratio of net charge-offs to average total loans
outstanding during the year	1.06%	0.61%	0.17%	0.15%	0.41%
Loan recoveries as a percentage of prior year's
charge-offs	15%	58%	42%	14%	24%

As shown in Table 3, the provision for loan losses was $1,440,000 higher in 2008 than in 2007. The higher provision level resulted from an increase of $1,471,000 in net charge-offs experienced in 2008 compared to 2007. Net charge-offs of commercial and industrial loans were $1,133,000 in 2008, which represented an increase of $561,000 from 2007. Approximately $417,000 of the commercial and industrial charge-offs in 2008 was related to one borrower who committed fraud. Residential real estate loan net charge-offs were $1,246,000 in 2008, which represented an increase of $1,065,000 from 2007. Residential charge-offs were comprised of a number of small loans with approximately 73% of charge-off dollars coming from first mortgage loans and 27% from second mortgage loans. None of the residential charge-offs in 2008 were related to sub-prime mortgage loans. The elevated residential charge-off level in 2008 was due to the deteriorating economic conditions in ChoiceOne's market areas and the impact upon borrowers' abilities to make their loan payments. The allowance for loan losses as a percentage of total loans was 1.10% at both the end of 2008 and 2007. The coverage ratio of the allowance for loan losses to nonperforming loans declined from 62% as of December 31, 2007 to 39% as of December 31, 2008. ChoiceOne had $545,000 of specific allowance allocations for problem loans as of the end of 2008, compared to $854,000 as of the prior year end. Management believes the specific reserves allocated to certain problem loans at the end of 2008 and 2007 are reasonable based on the circumstances surrounding each particular borrower.

The following schedule presents an allocation of the allowance for loan losses to the various loan categories as of the years ended December 31:

(Dollars in thousands)
	2008	2007	2006	2005	2004
Agricultural	$242	$397	$314	$202	$169
Commercial and industrial	616	873	1,160	1,060	939
Real estate - commercial	996	886	1,029	254	265
Real estate - construction	5	10	12	19	32
Real estate - residential	1,124	881	575	229	181
Consumer	351	489	289	195	123
Unallocated	266	64	190	4	30

Total allowance for loan losses	$3,600	$3,600	$3,569	$1,963	$1,739

The decrease in the allowance allocation to agricultural loans from 2007 to 2008 was based on the limited charge-off activity experienced by this loan category. The decrease in the allocation to commercial and industrial loans in 2008 was due to a reduction in specific allowance allocations to this loan category from $571,000 as of December 31, 2007 to $75,000 as of December 31, 2008. Approximately $425,000 of the decrease in specific allocations during 2008 was caused by loans that were charged off during 2008. The increase in the allocation to commercial real estate loans in 2008 was caused by an increase in specific allowance allocations from $283,000 at the end of 2007 to $470,000 at the end of 2008. The growth in the allowance allocation to residential real estate mortgage loans resulted from the increase in charge-offs in this loan category during 2008, which indicated a higher level of risk in this loan category than in prior years. The decrease in the allowance allocation to consumer loans in 2008 was based on the decline in net charge-offs during the year. The increase in the total allowance in 2006 was related to the allowance of $1,751,000 acquired from the merger with VRFC in November 2006.

Management maintains the allowance at a level at which it believes adequately provides for losses inherent in the loan portfolio. Such losses are estimated by a variety of factors, including specific examination of certain borrowing relationships and consideration of historical losses incurred on certain types of credits. Management focuses on early identification of problem credits through ongoing reviews by management and the independent loan review function. Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2008 is adequate. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank's management and adjusted as necessary.

Noninterest Income
Total noninterest income decreased $2,398,000 or 37% in 2008 compared to 2007. Insurance and investment commission income declined $368,000 in 2008 compared to 2007. The decrease in commission income was due to the sale of ChoiceOne's property and casualty insurance lines of business in October 2007, which caused insurance commission income to be $522,000 lower in 2008 than in the prior year. The sale of the insurance lines of business caused an $875,000 gain to be recorded in the fourth quarter of 2007. Gains on sales of loans decreased $72,000 in 2008 compared to 2007 due to a lower volume of residential mortgage loans sold into the secondary market. The $401,000 loss on sales of securities in 2008 was due to $435,000 loss recognized when a money market preferred security was converted to preferred stock. The $432,000 loss on other than temporary impairment of securities resulted when a decline in the market value of another money market preferred security was considered to be other than temporary. A decrease of $150,000 in other noninterest income in 2008 compared to 2007 was caused by a number of small items.

Total noninterest income increased $3.6 million or 125% in 2007 compared to 2006. Customer service charges on deposit accounts were up $1.9 million primarily due to a full year of combined results from the merger with VRFC. An expanded overdraft program was also offered to banking customers beginning in January 2007 which enhanced service charges for the last three quarters of 2007. Insurance and investment commissions increased by $306,000 in 2007 compared to 2006 primarily from the acquisition of a book of business from an investment agent affiliated with VRFC. This book of business was purchased from the agent in January 2007 and the premium paid is being amortized over a 10-year period. The gain on the sale of an insurance book of business was related to the sale of ChoiceOne's property and casualty insurance lines of business. The sale was recorded in October 2007 and a nonrecurring pre-tax gain of $875,000 was recognized. Gains on sales of loans were up slightly due to a higher volume of residential real estate loans originated for sale. Earnings on life insurance policies increased $215,000 in 2007 due to ChoiceOne acquiring $5.7 million of bank-owned life insurance policies in the merger with VRFC. Miscellaneous other noninterest income was up $194,000 in 2007 compared to 2006 as a result of increased check printing fees, ATM surcharge fees, safe deposit box fees, certificate of deposit withdrawal penalties and credit card fees resulting from more activity due to the merger with VRFC. These were offset by a $147,000 decrease in profit-sharing income resulting from the sale of the insurance lines of business.

Management estimates that noninterest income may increase in 2009 if losses on sales of securities are lower than the amount experienced in 2008. In addition, management plans to continue its emphasis of growth of checking and savings deposit accounts in 2009, which could cause an increase in deposit service charges.

Noninterest Expense
Total noninterest expense decreased $359,000 or 2% in 2008 compared to 2007. Salaries and benefits expense was $569,000 lower in 2008 than in 2007. Much of the reduction was due to the sale of ChoiceOne's property and casualty lines of business in October 2007, which eliminated the ongoing compensation costs related to this activity. Salaries and benefits expense was also impacted by a $175,000 decrease in bonus expense from 2007 to 2008. Data processing expense declined $84,000 in 2008 compared to 2007, which was primarily due to new contracts in 2008 for processing of automatic teller machine transactions. The increase in professional fees of $56,000 in 2008 compared to the prior year was due to higher levels of legal fees related to loan matters and higher audit and tax fees. Advertising and promotional expense was $154,000 lower in 2008 than in 2007 as ChoiceOne cut expenses in all advertising categories. An increase of $204,000 in FDIC insurance expense was caused by assessment credits from the FDIC that the Bank used in 2007 being fully utilized in January 2008. Other noninterest expense grew $187,000 in 2008 compared to the prior year. Foreclosed asset and loan collection expenses were up $209,000 in 2008 due to problem loans. Training expense was $109,000 higher in 2008 than in the prior year as an outside consultant was used for management, customer service, and sales training.

Total noninterest expense increased $6.4 million or 73% in 2007 compared to 2006. Growth in salaries and benefits expense of $3.0 million in 2007 compared to 2006 was due to the merger with VRFC. ChoiceOne added 80 full-time equivalent employees in November 2006. As a result, 2006 compensation expense included only two months of payroll cost for former VRFC personnel. Occupancy expense increased $889,000 in 2007 compared to 2006 due to a full year of combined operations after the VRFC merger. Nine offices were acquired in the merger with VRFC in November 2006. One of these offices was closed in early 2007 and sold due to its proximity to two other offices of ChoiceOne. Data processing costs were $758,000 higher in 2007 compared to 2006 which only included 2 months of combined results after the merger. The merger with VRFC more than doubled the number of loan and deposit accounts on the Bank's data processing system and other data processing costs such as amortization of software licenses, Internet banking charges, remote item capture costs and automated teller machine (ATM) costs have increased due to more customers, employees, and ATMs as a result of the merger. Professional fees were $156,000 higher in 2007 than in 2006, partly as a result of increased foreclosure related expenses. Supplies and postage expense increased $239,000 in 2007 over the prior year as a result of the VRFC merger. Stationary, envelopes, receipts, and other items were purchased to provide stock for the nine banking locations acquired in the merger with VRFC. Postage expense was higher due to the number of customer accounts more than doubling which increased the number of statements, notices and advices generated for customers. Advertising and promotional expense increased by $195,000 in 2007 compared to the prior year. ChoiceOne launched a detailed branding campaign in early 2007 and promoted a deposit switch campaign during 2007. Intangible asset amortization of $498,000 in 2007 represented twelve months of amortization of intangible assets acquired as part of the VRFC merger, compared to 2006 which included $77,000 of amortization for the last two months of the year. Other noninterest expenses such as insurance costs, correspondent bank charges, and courier expense increased in 2007 compared to the prior year as a result of the merger with VRFC. Foreclosed asset expenses also increased $74,000 in 2007 compared to 2006 as a result of an increase in the number of foreclosed real estate properties.

Management projects that future noninterest expense may increase due to projected increases in FDIC insurance premiums in 2009. ChoiceOne's FDIC insurance expense, which was $267,000 in 2008, is expected to more than double in 2009 due to current conditions in the banking industry and the FDIC's plan to recapitalize the insurance fund. Legal fees and foreclosed real estate costs may continue to increase if asset quality deteriorates and additional resources are necessary for collection and foreclosure.

Income Taxes
Income taxes produced a benefit of $207,000 in 2008, compared to expenses of $939,000 in 2007 and $639,000 in 2006. The decrease in tax expense in 2008 was caused by a $3,291,000 decline in income before income tax in 2008 compared to the prior year. Tax exempt interest income was also slightly higher in 2008 than in 2007. The increase in tax expense in 2007 compared to 2006 was due to increased income before income tax, which was partially offset by growth in tax exempt interest income and earnings on bank-owned life insurance.

FINANCIAL CONDITION

Securities
(Dollars in thousands)
	2008	2007
U.S. Government and federal agency	$14,221	$15,952
State and municipal	49,066	46,486
Mortgage-backed	11,902	14,423
Corporate	198	1,251
Equity securities	1,981	5,044
Total	$77,368	$83,156

The securities available for sale portfolio decreased $5.8 million or 7% from December 31, 2007 to December 31, 2008. ChoiceOne purchased a mix of government agency, municipal, and mortgage-backed securities totaling $20.6 million during 2008 to replace securities that matured or were called. Approximately $17.3 million in various securities were called or matured in 2008. Principal payments for municipal and mortgage-backed securities totaling $4.9 million were received during 2008. Various securities totaling approximately $2.5 million were sold during 2008 for net losses totaling $401,000. The Bank's Investment Committee continues to monitor the portfolio and purchases securities when deemed prudent. Also, certain securities are sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding.

Equity securities included Money Market Preferred Securities (MMPs) of $1,050,000, trust preferred securities of $500,000, and preferred stock of $431,000 as of December 31, 2008. Equity securities included MMPs of $4,500,000, trust preferred securities of $500,000, and common stock of $44,000 as of December 31, 2007. The decrease in the MMPs balance during 2008 was caused by sales of $1,700,000, a conversion from an MMP to preferred stock of $800,000, and write-downs of MMP market values of $950,000. A recognized loss of $435,000 was recorded upon the conversion of an MMP to preferred stock due to a reduction in its market value at the time of conversion. An other than temporary impairment adjustment of $432,000 comprised part of the MMP write-downs. This was related to an MMP that had a reduction in its market value and is expected to convert to preferred stock in early 2009. The remaining $518,000 of MMP write-downs in 2008 were recorded to other comprehensive income. It was related to an MMP for which auctions are still being held and its decline in market value is not considered to be other than temporary.

Management will continue to monitor its equity securities closely in 2009. All of the securities are still performing and regular interest payments are being received. However, the current economic climate may continue to have a depressing impact on the market values of these securities through 2009.

Loans
The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2008	2007
Agricultural	$23,408	$24,765
Commercial and industrial	57,587	51,242
Consumer	16,047	15,939
Real estate - commercial	123,952	125,960
Real estate - construction	2,026	4,048
Real estate - residential	102,957	106,404
Total loans	$325,977	$328,358

The loan portfolio (excluding loans held for sale) decreased approximately $2.4 million or 1% from December 31, 2007 to December 31, 2008. Overall loan demand was sluggish in 2008 as the uncertain economy in Michigan affected the willingness of borrowers to assume debt. Reduced real estate values also made it more difficult for borrowers to have the ability to qualify for loans. The balance of real estate loans in the commercial, construction, and residential categories fell a total of $7.5 million during 2008. Residential real estate loans were affected particularly by falling home values. The decline in real estate loans was partially offset by $6.3 million of growth in commercial and industrial loans. Growth in this loan category was primarily due to less competition from larger banks in certain ChoiceOne market areas.

Management anticipates loan demand in 2009 will depend upon the stability of the local and state economies and the confidence level of business and personal borrowers. The Bank intends to continue its calling program with commercial customers in its market areas.

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

The balances of these nonperforming loans as of December 31 were as follows:

(Dollars in thousands)
	2008	2007
Loans accounted for on a nonaccrual basis	$8,305	$5,605
Loans contractually past due 90 days
or more as to principal or interest payments	333	188
Loans considered troubled debt restructurings	605	-
Total	$9,243	$5,793

At December 31, 2008, nonaccrual loans included $5,836,000 in commercial and industrial and commercial real estate loans, $2,450,000 in residential real estate loans, and $19,000 in consumer loans. At the end of the prior year, nonaccrual loans were comprised of $3,003,000 in commercial and industrial and commercial real estate loans, $2,401,000 in residential real estate loans, and $201,000 in consumer loans. Approximately $2.4 million of the increase in nonaccrual commercial loans was comprised of two borrowers, of which $1.1 million was transferred out of nonaccrual loans to other real estate in January 2009. The overall increase in nonaccrual loans was due to the weakened economy and its impact on borrowers' abilities to make loan payments. Nonaccrual loans included $2.5 million of loans that had been foreclosed upon and were in process of redemption as of the end of 2008, compared to $1.6 million as of the end of 2007. Restructured loans include four commercial loans as of December 31, 2008 for which loan terms have been modified. These loans were in compliance with their modified terms as of the end of 2008.

Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers' abilities to comply with the original loan terms. These loans totaled $17.9 million as of December 31, 2008, compared to $14.5 million as of December 31, 2007.

Goodwill
Management normally performs a review of goodwill on an annual basis as of the end of June. The review was updated as of December 31, 2008 due to market conditions that had a downward impact on the market value of bank stocks. Management reviewed acquisition values of Midwest area banks during the year of 2008. The average acquisition value for this time period was 180% of tangible book value, compared to ChoiceOne's book value which was 149% of tangible book value as of the end of 2008. As a result, management believed that no impairment of ChoiceOne's goodwill existed as of December 31, 2008.

Deposits and Other Funding Sources
Total deposits decreased $4.8 million or 1% from December 31, 2007 to December 31, 2008. The balance of local deposits fell $6.8 million during 2008, while the balance of brokered certificates of deposit grew $2.0 million. The majority of the local deposit decrease was caused by a $5.4 million decline in local certificates of deposit in 2008. The decline was caused by the Bank's unwillingness to match interest rates offered by certain competitors in the Bank's market areas. A decrease of $7.5 million in checking account balances in 2008 was partially offset by growth of $6.1 million in savings deposits. The Bank developed a new saving product in 2008 that was very well received by depositors.

Securities sold under agreements to repurchase declined $2.9 million during 2008. The decline was due to a lower balance in sweep repurchase accounts used by the Bank's local customers. Advances from the Federal Home Loan Bank ("FHLB") increased $4.0 million in 2008 as the interest rates offered were lower than other alternative sources of funding. A blanket collateral agreement covering residential real estate loans was pledged against all outstanding advances at the end of 2008. Approximately $9.7 million of advances were available as of December 31, 2008 based on the collateral pledged.

In 2009, management will continue to focus its marketing efforts towards growing local deposits. If local deposit growth is insufficient to support asset growth during 2008, management believes that FHLB advances, repurchase agreements and brokered certificates of deposit can address corresponding funding needs.

Shareholders' Equity
Total shareholders' equity decreased $957,000 or 2% from December 31, 2007 to December 31, 2008. The reduction in equity resulted primarily from dividends paid and a decrease in accumulated other comprehensive income, offset by the current year's net income and proceeds from the issuance of ChoiceOne's stock. ChoiceOne did not repurchase any of its common stock in 2008, in contrast to 2007, when 32,700 shares were repurchased. Shares of common stock may be repurchased in the future if management deems it to be a prudent use of capital.

Note 23 to the consolidated financial statements presents regulatory capital information for the Bank at the end of 2008 and 2007. The Bank's capital ratios decreased slightly from December 31, 2007 to December 31, 2008 due to the reduction in the shareholders' equity balance during 2008. Management will monitor these capital ratios closely during 2009 as they relate to asset growth and earnings retention. ChoiceOne's Board of Directors and management do not plan to allow capital to decrease below those levels necessary to be considered "well capitalized" by regulatory guidelines. The Board of Directors and management believe that ChoiceOne's capital level as of December 31, 2008 is adequate for the foreseeable future.

Table 4 - Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne's contractual obligations at December 31, 2008:

(Dollars in thousands)
	Payment Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Time deposits	$177,611	$118,702	$47,455	$11,398	$56
Repurchase agreements	18,786	13,286	500	5,000	-
Advances from Federal Home Loan Bank	39,957	18,475	13,482	8,000	-
Operating leases	89	56	33	-	-
Total	$236,443	$150,519	$61,470	$24,398	$56

Liquidity and Interest Rate Risk
Net cash from operating activities was $7.2 million for 2008 compared to $6.5 million for 2007. The effect of the decline in net income in 2008 was offset by an increased provision for loan losses and a larger loss on sales and impairment of securities in 2008 than in 2007. The cash used in investing activities was $5.1 million less in 2008 than in 2007. The change was caused by a $9.3 million decrease in the funds used for net purchases of securities in 2008, partially offset by a $5.1 million decrease in net loan originations and payments. Net cash flows used in financing activities were $5.8 million in 2008, compared to $1.1 million provided by financing activities in 2007. The fluctuation was due to a decrease of $8.0 million in net proceeds less payments on FHLB advances. A smaller decrease in deposits in 2008 than in 2007 was offset by a decrease in repurchase agreements in 2008 compared to growth in 2007.

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

Management believes that the current level of liquidity is sufficient to meet the Bank's normal operating needs. This belief is based upon the availability of deposits from both the local and national markets, maturities of securities, normal loan repayments, income retention, federal funds purchased lines from correspondent banks, and advances available from the Federal Home Loan Bank. Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at four of the Bank's correspondent banks. As of December 31, 2008, the amount of federal funds available for purchase from the Bank's correspondent banks totaled approximately $24 million. ChoiceOne had no federal funds purchased at the end of 2008 or 2007. The Bank also has a line of credit secured by ChoiceOne's commercial loans with the Federal Reserve Bank of Chicago for $74 million, which is designated for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the Federal Home Loan Bank, brokered certificates of deposit, and income retention. Approximately $9.7 million of borrowing capacity was available from the Federal Home Loan Bank based on residential real estate loans pledged as collateral at year-end 2008. The acceptance of brokered certificates of deposit is not limited as long as the Bank's capital to assets ratio is considered to be "well capitalized" under regulatory guidelines.

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

Table 5 - Maturities and Repricing Schedule

(Dollars in thousands)
	As of December 31, 2008
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Federal funds sold	$1,908	$-	$-	$-	$1,908
Securities available for sale	3,445	6,843	24,499	42,581	77,368
Federal Home Loan Bank stock	-	3,304	-	-	3,304
Federal Reserve Bank stock	-	-	1,269	-	1,269
Loans held for sale	316	-	-	-	316
Loans	88,800	72,318	133,725	31,134	325,977
Cash surrender value of life insurance policies	-	-	8,873	-	8,873
Rate-sensitive assets	94,469	82,465	168,366	73,715	419,015

Liabilities
Interest-bearing checking deposits	35,213	-	-	-	35,213
Savings deposits	32,764	-	-	-	32,764
Money market deposits	46,899	-	-	-	46,899
Certificates of deposit	53,316	65,386	58,853	56	177,611
Repurchase agreements	13,338	-	5,448	-	18,786
Advances from Federal Home Loan Bank	9,620	8,880	21,457	-	39,957
Rate-sensitive liabilities	191,150	74,266	85,758	56	351,230
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(96,681)	$8,199	$82,608	$73,659	$67,785
Cumulative asset (liability) gap	$(96,681)	$(88,482)	$(5,874)	$67,785

Under this method, the ALCO measures interest rate sensitivity by focusing on the one-year repricing gap. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 67% at December 31, 2008, compared to 62% at December 31, 2007. Table 5 above shows the entire balance of interest-bearing demand deposits, savings deposits, money market deposits, and overnight repurchase agreements in the shortest repricing term. Although these categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these liabilities. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a quarterly basis in 2009. As interest rates change during 2009, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne's net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At December 31, 2008, management used a simulation model to subject its assets and liabilities to an immediate 300 basis point increase and an immediate 300 basis point decrease in interest rates. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of advances from the Federal Home Loan Bank were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of immediate interest rate changes on both net interest income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net interest income to decrease more than 10% if rates are instantaneously shocked 200 basis points upward or downward. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause the market value of shareholders' equity to decrease more than 20% if rates are instantaneously shocked 200 basis points upward or downward.

Table 6 provides an illustration of hypothetical interest rate changes as of December 31, 2008 and 2007, respectively:

Table 6 - Sensitivity to Changes in Interest Rates
	2008
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$16,279	+ 5%	$53,676	- 18%
200 basis point rise	16,040	+ 3%	57,190	- 12%
100 basis point rise	15,797	+ 2%	61,001	- 6%
Base rate scenario	15,552	-%	65,086	-%
100 basis point decline	14,796	- 5%	69,594	+ 6%
200 basis point decline	14,053	- 10%	74,283	+ 14%
300 basis point decline	14,053	- 10%	79,119	+ 22%

	2007
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$17,229	+ 7%	$49,997	- 20%
200 basis point rise	16,833	+ 5%	53,862	- 14%
100 basis point rise	16,436	+ 2%	58,070	- 7%
Base rate scenario	16,053	-%	62,686	-%
100 basis point decline	15,662	- 2%	66,585	+ 6%
200 basis point decline	15,229	- 5%	71,366	+ 14%
300 basis point decline	14,695	- 8%	76,445	+ 22%

As of both December 31, 2008 and December 31, 2007, the Bank was within its guidelines for immediate rate shocks up and down for both net interest income and the market value of shareholder's equity. The ALCO plans to continue to monitor the effect of changes in interest rates on both net interest income and shareholders' equity and will make changes in the duration of its rate-sensitive assets and rate-sensitive liabilities where necessary.

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

Management assessed the effectiveness of the Company's system of internal control over financial reporting as of December 31, 2008, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management's assessment is based on the criteria for effective internal control over financial reporting as described in "Internal Control - Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Based on this assessment, management has concluded that, as of December 31, 2008, its system of internal control over financial reporting was effective and meets the criteria of the "Internal Control - Integrated Framework." This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management's report in this annual report.

James A. Bosserd President and Chief Executive Officer	Thomas L. Lampen Treasurer

March 24, 2009	March 24, 2009

Plante & Moran, PLLC Suite 400 634 Front Avenue N.W. Grand Rapids, MI 49504 Tel: 616.774.8221 Fax: 616.774.0702 plantemoran.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc., Sparta, Michigan

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of ChoiceOne Financial Services, Inc. as of December 31, 2008, 2007, and 2006, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended appearing in the Annual Report enclosed with the proxy statement for the annual meeting of shareholders, not appearing herein; and in our audit report dated March 24, 2009, we expressed an unqualified opinion on those consolidated financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChoiceOne Financial Services, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008, 2007, and 2006, in conformity with U.S. generally accepted accounting principles.
Plante & Moran, PLLC

Grand Rapids, Michigan
March 24, 2009

ChoiceOne Financial Services, Inc.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
	December 31
	2008	2007
Assets
Cash and due from banks	$9,252	$10,923
Federal funds sold	1,908	217
Cash and cash equivalents	11,160	11,140

Securities available for sale	77,368	83,156
Federal Home Loan Bank stock	3,304	3,304
Federal Reserve Bank stock	1,269	1,265
Loans held for sale	316	100

Loans	325,977	328,358
Allowance for loan losses	(3,600)	(3,600)
Loans, net	322,377	324,758

Premises and equipment, net	11,745	11,865
Other real estate owned, net	3,692	1,509
Loan servicing rights, net	580	792
Cash value of life insurance policies	8,873	8,538
Intangible assets, net	3,537	4,031
Goodwill	13,728	13,728
Other assets	5,602	5,969
Total assets	$463,551	$470,155

Liabilities
Deposits - noninterest-bearing	$54,511	$54,355
Deposits - interest-bearing	292,487	297,489
Total deposits	346,998	351,844

Repurchase agreements	18,786	21,710
Advances from Federal Home Loan Bank	39,957	35,933
Other liabilities	5,625	7,526
Total liabilities	411,366	417,013

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	-	-
Common stock and paid-in capital, no par value; shares authorized: 7,000,000; shares outstanding: 3,246,109 in 2008 and 3,229,814 in 2007	46,171	45,956
Retained earnings	5,898	6,665
Accumulated other comprehensive income, net	116	521
Total shareholders' equity	52,185	53,142
Total liabilities and shareholders' equity	$463,551	$470,155

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)
	Years ended December 31
	2008	2007	2006
Interest income
Loans, including fees	$22,641	$24,794	$14,874
Securities
Taxable	2,105	2,237	1,598
Tax exempt	1,722	1,655	876
Other	66	79	97
Total interest income	26,534	28,765	17,445

Interest expense
Deposits	8,932	11,456	7,187
Advances from Federal Home Loan Bank	1,704	1,405	1,182
Other borrowings	567	761	328
Total interest expense	11,203	13,622	8,697

Net interest income	15,331	15,143	8,748
Provision for loan losses	3,475	2,035	200
Net interest income after provision for loan losses	11,856	13,108	8,548

Noninterest income
Customer service charges	3,280	3,321	1,450
Insurance and investment commissions	769	1,137	831
Gain on sale of insurance book of business	-	875	-
Gains on sales of loans	215	287	234
Gains (losses) on sales of securities	(401)	13	(66)
Loss on other than temporary impairment of securities	(432)	-	-
Gains (losses) on sales of other assets	(204)	(149)	(160)
Earnings on life insurance policies	373	364	149
Other income	483	633	439
Total noninterest income	4,083	6,481	2,877

Noninterest expense
Salaries and benefits	7,140	7,709	4,664
Occupancy and equipment	2,163	2,190	1,301
Data processing	1,386	1,470	712
Professional fees	645	589	433
Supplies and postage	537	505	266
Advertising and promotional	152	306	111
Intangible asset amortization	494	498	77
FDIC insurance	267	63	26
Other expense	1,927	1,740	1,108
Total noninterest expense	14,711	15,070	8,698

Income before income tax	1,228	4,519	2,727
Income tax expense/(benefit)	(207)	939	639

Net income	$1,435	$3,580	$2,088
Comprehensive income	$1,030	$4,120	$2,368

Basic earnings per common share	$0.44	$1.11	$1.09
Diluted earnings per common share	$0.44	$1.10	$1.09
Dividends declared per common share	$0.68	$0.68	$0.68

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in thousands, except per share data)
	Number of Shares	Common Stock and Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total

Balance, January 1, 2006	1,649,940	$ 17,422	$ 4,594	$ (299)	$ 21,717

Comprehensive income:
Net income			2,088		2,088
Net change in unrealized gain (loss) on
securities available for sale				280	280
Total comprehensive income					2,368

Shares issued	19,894	339			339
Shares issued in merger with Valley Ridge
Financial Corp.	1,585,482	28,538			28,538
Shares repurchased	(4,687)	(84)			(84)
Change in ESOP repurchase obligation		4			4
Effect of stock options granted		24			24
Effect of employee stock purchases		10			10
Cash dividends declared ($0.68 per share)			(1,397)		(1,397)

Balance, December 31, 2006	3,250,629	$ 46,253	$ 5,285	$ (19)	$ 51,519

Comprehensive income:
Net income			3,580		3,580
Net change in unrealized gain (loss) on
securities available for sale				384	384
Net change in funded status of post-
retirement benefit plan				156	156
Total comprehensive income					4,120

Shares issued	11,885	169			169
Shares repurchased	(32,700)	(537)			(537)
Change in ESOP repurchase obligation		28			28
Effect of stock options granted		31			31
Effect of employee stock purchases		12			12
Cash dividends declared ($0.68 per share)			(2,200)		(2,200)

Balance, December 31, 2007	3,229,814	$ 45,956	$ 6,665	$ 521	$ 53,142

Comprehensive income:
Net income			1,435		1,435
Net change in unrealized gain (loss) on
securities available for sale				(442)	(442)
Net change in funded status of post-
retirement benefit plan				37	37
Total comprehensive income					1,030

Shares issued	16,295	147			147
Change in ESOP repurchase obligation		23			23
Effect of stock options granted		33			33
Effect of employee stock purchases		12			12
Cash dividends declared ($0.68 per share)			(2,202)		(2,202)

Balance, December 31, 2008	3,246,109	$ 46,171	$ 5,898	$ 116	$ 52,185

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
	Years ended December 31
	2008	2007	2006
Cash flows from operating activities:
Net income	$1,435	$3,580	$2,088
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	3,475	2,035	200
Depreciation	844	832	587
Amortization	996	978	531
Compensation expense on stock options and employee purchases	45	43	34
Losses (gains) on sales of securities	401	(13)	66
Loss on other than temporary impairment of securities	432	-	-
Gains on sales of loans	(215)	(287)	(234)
Loans originated for sale	(12,249)	(15,700)	(15,187)
Proceeds from loan sales	12,198	16,015	15,386
Earnings on bank-owned life insurance	(373)	(364)	(149)
Losses on sales of other real estate owned	213	162	196
Proceeds from sales of other real estate owned	1,065	1,241	313
Net change in:
Other assets	577	141	(2,071)
Other liabilities	(1,614)	(2,149)	(8,926)
Net cash from operating activities	7,230	6,514	(7,166)

Cash flows from investing activities:
Sales of securities available for sale	2,540	3,897	16,982
Maturities, prepayments and calls of securities available for sale	22,206	23,196	7,156
Purchases of securities available for sale	(20,603)	(32,294)	(22,223)
Purchase of Federal Reserve Bank stock	(4)	(588)	-
Loan originations and payments, net	(4,760)	371	421
Additions to premises and equipment	(764)	(528)	(301)
Purchase of investment book of business	-	(347)	-
Purchase of bank-owned life insurance	-	(150)	-
Cash received in merger with Valley Ridge Financial Corp	-	-	19,995
Net cash from investing activities	(1,385)	(6,443)	22,030

Cash flows from financing activities:
Net change in deposits	(4,846)	(14,536)	14,104
Net change in repurchase agreements	(2,924)	6,697	(691)
Net change in federal funds purchased	-	(460)	(3,939)
Proceeds from Federal Home Loan Bank advances	50,000	31,000	68,000
Payments on Federal Home Loan Bank advances	(46,000)	(19,000)	(86,250)
Issuance of common stock	147	169	339
Repurchase of common stock	-	(537)	(84)
Cash dividends and fractional shares from stock dividends	(2,202)	(2,200)	(1,397)
Net cash from financing activities	(5,825)	1,133	(9,918)

Net change in cash and cash equivalents	20	1,204	4,946
Beginning cash and cash equivalents	11,140	9,936	4,990
Ending cash and cash equivalents	$11,160	$11,140	$9,936

Supplemental disclosures:
Cash paid for interest	$11,519	$13,971	$8,342
Cash paid for income taxes	575	945	910
Loans transferred to other real estate owned	3,666	898	1,093

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

ChoiceOne Mortgage Company of Michigan (the "Mortgage Company") originated and sold a full line of conventional type mortgage loans for 1-4 family and multi-family residential real estate properties. It also originated second mortgages on residential real estate with home equity term loans and lines of credit. Effective December 31, 2008, ChoiceOne consolidated the operations of the Mortgage Company into the Bank and eliminated the mortgage company subsidiary.

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

Use of Estimates
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, ChoiceOne's management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided. Actual results may differ from these estimates. Estimates associated with the allowance for loan losses, core deposit intangible assets, loan servicing rights, goodwill, and fair values of certain financial instruments are particularly susceptible to change.

Cash and Cash Equivalents
Cash and cash equivalents are defined to include cash on hand, demand deposits with other banks, and federal funds sold. Cash flows are reported on a net basis for customer loan and deposit transactions, deposits with other financial institutions, and short-term borrowings with original terms of 90 days or less.

Securities
Securities are classified as available for sale because they might be sold before maturity. Securities classified as available for sale are carried at fair value, with unrealized holding gains and losses reported separately in the accumulated other comprehensive income or loss section of shareholders' equity, net of tax effect. Restricted investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at cost. Equity securities consist of investments in preferred stock, trust-preferred securities, and investments in common stock of other financial institutions.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level-yield method without anticipating prepayments. Gains or losses on sales are recorded on the trade date based on the amortized cost of the security sold.

Declines in the fair value of securities below their cost that are other than temporary are reflected as recognized losses. In estimating other than temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near-term prospects of the issuer, and ChoiceOne's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

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

Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance is increased by the provision for loan losses and decreased by loans charged off less any recoveries of charged off loans. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the collectibility of a loan balance is not possible.

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

Employee Benefit Plans
ChoiceOne's 401(k) plan allows participants to contribute up to the IRS maximum. Contributions from ChoiceOne to its 401(k) plan are discretionary. ChoiceOne also allows retired employees to participate in its health insurance plan. Employees who have attained age 55 and completed at least ten years of service to ChoiceOne are eligible to participate as a retiree until they are eligible for Medicare. These postretirement benefits are accrued during the years in which the employee provides service.

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

Earnings Per Share
Basic earnings per common share ("EPS") is based on weighted-average common shares outstanding. The weighted-average number of shares used in the computation of basic and diluted EPS includes shares allocated to the ESOP. Diluted EPS further assumes issue of any dilutive potential common shares issuable under stock options. Earnings and dividends per share are restated for stock dividends and splits through the issue date of the financial statements.

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains and losses on securities available for sale, net of tax, and changes in the funded status of postretirement plans which are also recognized as a separate component of shareholders' equity.

Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there are any such matters that may have a material effect on the financial statements.

Cash Restrictions
Cash on hand or on deposit with the Federal Reserve Bank of $172,000 and $3,416,000 was required to meet regulatory reserve and clearing requirements at December 31, 2008 and 2007, respectively. The balance in excess of the amount required was interest-bearing as of December 31, 2008. The balance as of December 31, 2007 did not earn interest.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Dividends
Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional shares resulting from stock dividends are paid in cash.

Stock-Based Compensation
ChoiceOne records stock-based compensation cost using the fair value method. Compensation costs related to stock options granted is disclosed in Note 16.

Dividend Restrictions
Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends that may be paid by the Bank to ChoiceOne (see Note 23).

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

Adoption of New Accounting Standards
Statement of Financial Accounting Standards Number 157, Fair Value Measurements (SFAS 157)
SFAS 157 clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. ChoiceOne has determined that the impact of adopting SFAS 157 did not have a material impact on its consolidated financial statements. Disclosures required under SFAS 157 have been included as Note 21 to the consolidated financial statements.

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

The aggregate purchase price was $28.5 million including merger costs. The purchase price was determined using ChoiceOne's market price of common stock as of November 1, 2006. ChoiceOne issued a total of 1,585,482 shares of its common stock to former shareholders of VRFC.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The following pro forma disclosures, including the effect of purchase accounting adjustments, depict the results of operations for the year of 2006 as though the merger with VRFC had taken place as of January 1, 2006:

(Dollars in thousands, except per share data)
Net interest income	$15,833
Noninterest income	5,195
Total income	21,028

Provision for loan losses	350
Noninterest expense	15,954
Income taxes	1,166
Net income	$3,558

Basic earnings per common share	$1.02
Diluted earnings per common share	$1.02

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Securities

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at December 31 were as follows:
	2008
(Dollars in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government and federal agency	$14,221	$222	$-
State and municipal	49,066	529	(611)
Mortgage-backed	11,902	253	(56)
Corporate	198	-	(1)
Equity securities	1,981	66	(518)
Total	$77,368	$1,070	$(1,186)

	2007
(Dollars in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Government and federal agency	$15,952	$215	$(1)
State and municipal	46,486	372	(186)
Mortgage-backed	14,423	191	(35)
Corporate	1,251	-	(25)
Equity securities	5,044	22	-
Total	$83,156	$800	$(247)

Information regarding sales of securities available for sale follows:
(Dollars in thousands)
	2008	2007	2006
Proceeds from sales of securities	$2,540	$3,897	$16,982
Gross realized gains	39	23	102
Gross realized losses	440	10	168
Loss on other than temporary impairment	432	-	-

Contractual maturities of securities available for sale at December 31, 2008 were as follows:
(Dollars in thousands)	Fair Value
Due within one year	$25,127
Due after one year through five years	22,088
Due after five years through ten years	14,956
Due after ten years	1,314
Total debt securities	63,485
Mortgage-backed securities, not due at a specific date	11,902
Equity securities	1,981
Total	$77,368

Various securities were pledged as collateral for securities sold under agreements to repurchase and for Treasury, Tax, and Loan accounts. The carrying amount of securities pledged as collateral at December 31 was as follows:

(Dollars in thousands)
	2008	2007
Securities pledged for securities sold under agreements to repurchase	$19,309	$29,171
Securities pledged for Treasury, Tax, and Loan accounts	529	537
Total securities pledged as collateral	$19,838	$29,708

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with unrealized losses at year-end 2008 and 2007, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, were as follows:
(Dollars in thousands)	2008
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipal	$15,103	$(526)	$2,427	$(85)	$17,530	$(611)
Mortgage-backed	1,959	(47)	194	(9)	2,153	(56)
Corporate	-	-	198	(1)	198	(1)
Equity	482	(518)	-	-	482	(518)
Total temporarily impaired	$17,544	$(1,091)	$2,819	$(95)	$20,363	$(1,186)

(Dollars in thousands)	2007
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$1,000	$-	$999	$(1)	$1,999	$(1)
State and municipal	6,401	(143)	4,280	(43)	10,681	(186)
Mortgage-backed	-	-	2,531	(35)	2,531	(35)
Corporate	376	(2)	677	(23)	1,053	(25)
Total temporarily impaired	$7,777	$(145)	$8,487	$(102)	$16,264	$(247)

Equity securities as of December 31, 2008 included Money Market Preferred auction rate securities (MMP) of $1,050,000, trust preferred securities of $500,000, and preferred stock of $431,000. The preferred stock was obtained in November 2008 as the collateral supporting an MMP that was unwound. A loss of $435,000 was recorded upon the receipt of the preferred stock because its market value was less than the carrying value of the MMP. Its market value became the new cost basis of the preferred stock. As of December 31, 2008, an MMP with a fair value of $568,000 (par of $1,000,000) was expected to unwind in the first quarter of 2009, which will result in the receipt of additional preferred stock. Management recorded a $432,000 impairment loss on the MMP in December 2008 when the decline in its market value was deemed to be other than temporary. One remaining MMP had a write-down of $518,000 that was recorded to other comprehensive income in 2008. Auctions are still being held for this MMP and its decline in market value is not considered to be other than temporary.

ChoiceOne evaluates all securities for other than temporary impairment at least on a semi-annual basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of ChoiceOne to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value. Except for the impairment described in the previous paragraph, no other than temporary impairments were recorded in 2008 or 2007.

Note 4 - Loans

The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2008	2007
Agricultural	$23,408	$24,765
Commercial and industrial	57,587	51,242
Consumer	16,047	15,939
Real estate - commercial	123,952	125,960
Real estate - construction	2,026	4,048
Real estate - residential	102,957	106,404
Loans, gross	325,977	328,358
Allowance for loan losses	(3,600)	(3,600)
Loans, net	$322,377	$324,758

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Mortgage Banking

Activity during the year was as follows:

(Dollars in thousands)
	2008	2007	2006
Loans originated for resale, net of principal payments	$12,249	$15,700	$15,187
Proceeds from loan sales	12,198	16,015	15,386
Net gains on sales of loans held for sale	215	287	234
Loan servicing fees, net of amortization	67	85	53

Loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $120.6 million and $130.8 million at December 31, 2008 and 2007, respectively. The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2008 and 2007.

Activity for loan servicing rights was as follows:

(Dollars in thousands)
	2008	2007	2006
Balance, beginning of year	$792	$992	$445
Capitalized	51	108	63
Amortization	(263)	(308)	(151)
Acquisition of servicing rights from VRMC	-	-	635
Balance, end of year	$580	$792	$992

The fair value of loan servicing rights was $1,405,000 and $1,309,000 as of December 31, 2008 and 2007, respectively. Consequently, a valuation allowance was not necessary at year-end 2008 or 2007. The fair value of servicing rights at December 31, 2008 was determined using a discount rate of 7.9% and prepayment speeds ranging from 0% to 14%. The fair value of servicing rights at December 31, 2007 was determined using a discount rate of 8.3% and prepayment speeds ranging from 4% to 30%.

Note 6 - Allowance for Loan Losses

Activity in the allowance for loan losses was as follows:

(Dollars in thousands)
	2008	2007	2006
Balance, beginning of year	$3,600	$3,569	$1,963
Provision charged to expense	3,475	2,035	200
Recoveries credited to the allowance	353	295	168
Transfer of allowance from VRB and VRMC	-	-	1,751
Loans charged off	(3,828)	(2,299)	(513)
Balance, end of year	$3,600	$3,600	$3,569

Information regarding nonperforming loans for the years ended December 31 follows:

(Dollars in thousands)
	2008	2007
Nonaccrual loans	$8,305	$5,605
Loans past due over 90 days still on accrual	333	188
Restructured loans	605	-
Total	$9,243	$5,793

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nonperforming loans includes both smaller balance homogenous loans that are collectively evaluated for impairment and loans individually classified as impaired loans. Information regarding impaired loans as of and for the year ended December 31 follows:

(Dollars in thousands)
	2008	2007	2006
Loans with no allowance allocated at year end	$5,576	$7,381	$5,030
Loans with allowance allocated at year end	2,087	2,160	1,807
Amount of allowance for loan losses allocated at year end	520	854	942
Average balance during the year	5,540	7,026	2,627
Interest income recognized thereon	142	237	258
Cash-basis interest income recognized	1	12	31

Note 7 - Premises and Equipment

As of December 31, premises and equipment consisted of the following:

(Dollars in thousands)
	2008	2007
Land and land improvements	$3,576	$3,539
Leasehold improvements	47	47
Buildings	10,110	9,828
Furniture and equipment	3,650	3,244
Total cost	17,383	16,658
Accumulated depreciation	(5,638)	(4,793)
Premises and equipment, net	$11,745	$11,865

Depreciation expense was $844,000, $832,000, and $587,000 for 2008, 2007 and 2006, respectively.

The Bank leases certain branch properties and automated-teller machine locations in its normal course of business. Rent expense totaled $70,000, $69,000, and $49,000 for 2008, 2007 and 2006, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (dollars in thousands):
2009	$56
2010	33
Total	$89

Note 8 - Goodwill and Intangible Assets

Goodwill

The change in the balance for goodwill during the year was as follows:

(Dollars in thousands)
	2008	2007
Beginning of year	$13,728	$14,280
Adjustment of market value of land, buildings, and other real estate	-	(897)
Adjustment of taxes payable	-	446
Adjustment of accrued postretirement benefit obligation	-	(126)
Other	-	25
End of year	$13,728	$13,728

Changes in the other category above in 2007 were comprised of legal fees and other costs related to the merger with VRFC.

Statement of Financial Accounting Standards Number 142, Goodwill and Other Intangible Assets (SFAS 142) requires that goodwill be evaluated for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that the

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

carrying value may not be recoverable. ChoiceOne performed its annual evaluation of goodwill for impairment as of June 30, 2008 and determined that no impairment existed. As a result of market conditions that caused the market value of bank stocks to decline in the second half of 2008, the evaluation was updated as of December 31, 2008. Based on the testing performed, which included review of acquisition values of Midwest area banks during 2008, no impairment of goodwill was deemed to exist as of December 31, 2008.

Acquired Intangible Assets

Information for acquired intangible assets at December 31 follows:

(Dollars in thousands)
	2008		2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangible	$4,134	$896	$4,134	$483
Other intangible assets	473	174	473	93
Totals	$4,607	$1,070	$4,607	$576

Other intangible assets increased by $347,000 in 2007 as a result of the acquisition of a book of business from an investment agent affiliated with VRFC.

The core deposit intangible is being amortized on a straight-line basis over ten years and other intangible assets are being amortized over periods ranging from two to ten years. Aggregate amortization expense was $494,000, $498,000 and $77,000 for 2008, 2007 and 2006, respectively. The estimated amortization expense for the next five years ending December 31 is as follows:

(Dollars in thousands)
	Core Deposit Intangible	Other Intangible Assets	Total
2009	$413	$55	$468
2010	413	35	448
2011	413	35	448
2012	413	35	448
2013	413	35	448
Thereafter	1,173	104	1,277
Total	$3,238	$299	$3,537

Note 9 - Other Real Estate Owned

Other real estate owned represents residential and commercial properties owned and is reported net of a valuation allowance. Activity within other real estate owned was as follows:

(Dollars in thousands)
	2008	2007
Balance, beginning of year	$1,509	$1,774
Transfers from loans	3,666	898
Reclassification from land and buildings	-	240
Sales	(1,278)	(1,307)
Write-downs	(205)	(96)
Balance, end of year	$3,692	$1,509

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the valuation allowance on other real estate owned was as follows:

(Dollars in thousands)
	2008	2007	2006
Balance, beginning of year	$30	$223	$84
Write-downs charged to expense	196	106	155
Deletions from sales of other real estate owned	(20)	(299)	(16)
Balance, end of year	$206	$30	$223

Note 10 - Deposits

Scheduled maturities of certificates of deposit at December 31 were as follows:

(Dollars in thousands)
2009	$118,702
2010	39,515
2011	7,940
2012	7,540
2013	3,858
2014	56
Total	$177,611

The Bank had certificates of deposit issued in denominations of $100,000 or greater totaling $76.6 million and $67.8 million at December 31, 2008 and 2007, respectively. The Bank had brokered certificates of deposit totaling $19.7 million at December 31, 2008 compared to $17.7 million at December 31, 2007. As of December 31, 2008, the weighted average interest rate on these brokered certificates of deposit was 2.84% with maturities ranging from January 2009 to June 2010.

Note 11 - Repurchase Agreements

Securities sold under agreements to repurchase are advances to the Bank by customers or another bank. These agreements are direct obligations of the Bank and are secured by securities held in safekeeping at a correspondent bank. Most repurchase agreements with Bank customers mature daily. The Bank had $1,173,000 of term repurchase agreements with Bank customers as of December 31, 2008 that matures in 2009 and 2010. At year-end 2008 the Bank had a $5 million structured repurchase agreement with a correspondent bank maturing on July 31, 2012 with a fixed interest rate of 4.55%. The repurchase agreement is putable by the correspondent quarterly starting July 1, 2009. Information regarding repurchase agreements follows:

(Dollars in thousands)
	2008	2007
Outstanding balance at December 31	$18,786	$21,710
Average interest rate at December 31	2.13%	3.79%
Average balance during the year	$18,632	$16,090
Average interest rate during the year	2.93%	3.50%
Maximum month end balance during the year	$19,754	$21,811

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Federal Home Loan Bank Advances

At December 31, advances from the Federal Home Loan Bank (the "FHLB") were as follows:

(Dollars in thousands)
	2008	2007
Maturities ranging from March 2009 to January 2013, fixed interest rates ranging from 2.54% to 5.95%, with an average rate of 4.69%	$27,957

Maturities ranging from May 2008 to December 2010, fixed interest rates ranging from 2.48% to 5.95%, with an average rate of 4.68%		$30,933

Maturities ranging from February 2009 to June 2009, floating interest rates ranging from 0.46% to 0.65%, with an average rate of 0.60%	12,000

Maturity of March 2008, floating interest rate, with an average rate of 4.12%		5,000
Total advances outstanding at year-end	$39,957	$35,933

Penalties are charged on fixed rate advances that are paid prior to maturity. No fixed rate advances were paid prior to maturity in 2008, 2007 or 2006. An advance maturing in 2012 may be converted to a variable rate by the FHLB. If the FHLB exercises its option the Bank may prepay the advance without penalty. Advances were secured by residential real estate loans with a carrying value of approximately $77.5 million at December 31, 2008 and by residential real estate loans with a carrying value of approximately $62.7 million at December 31, 2007. Based on this collateral, the Bank was eligible to borrow an additional $9.7 million at year-end 2008. The scheduled maturities of advances from the Federal Home Loan Bank at December 31, 2008 were as follows (dollars in thousands):
2009	$18,475
2010	13,482
2012	5,000
2013	3,000
Total	$39,957

Note 13 - Income Taxes

Information as of December 31 and for the year follows:

(Dollars in thousands)
	2008	2007	2006
Provision for Income Taxes
Current federal income tax expense	$437	$665	$780
Deferred federal income tax expense/(benefit)	(644)	274	(141)
Income tax expense/(benefit)	$(207)	$939	$639

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2008	2007	2006
Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$418	$1,537	$927
Tax exempt interest income	(644)	(569)	(323)
Tax exempt earnings on bank-owned life insurance	(126)	(124)	(51)
Nondeductible interest expense	72	86	49
Other items	73	9	37
Income tax expense/(benefit)	$(207)	$939	$639

Effective income tax rate	(17)%	21%	23%

Components of Deferred Tax Assets and Liabilities	2008	2007
Deferred tax assets:
Allowance for loan losses	$908	$919
Capital losses on equity securities	295	-
Purchase accounting adjustments from merger with VRFC	328	621
Deferred compensation	522	593
Alternative minimum tax credit carryforward	241	-
Postretirement benefits obligation	47	68
Nonaccrual loan interest	128	60
Write downs on other real estate owned	70	10
Unrealized losses on securities available for sale	40	-
Other	113	86
Total deferred tax assets	2,692	2,357

Deferred tax liabilities:
Purchase accounting adjustments from merger with VRFC	1,236	2,457
Depreciation	1,252	297
Unrealized gains on securities available for sale	-	188
Loan servicing rights	138	178
Stock dividends from Federal Home Loan Bank stock	111	111
Prepaid expenses	84	88
Investment in West Shore Computer Services	45	47
Other	-	16
Total deferred tax liabilities	2,866	3,382
Net deferred tax assets (liabilities)	$(174)	$(1,025)

A deferred tax asset of $295,000 was recorded as a result of a losses recorded on two of ChoiceOne's Money Market Preferred auction rate securities (MMP) in 2008. If ChoiceOne sells these securities, any loss sustained would be considered a capital loss, which would need to be recovered through offsetting capital gains. ChoiceOne's management has identified tax strategies that could be used to generate capital gains to offset capital losses, if the value of these securities does not recover. Management has not decided if, or when, it would implement these tax strategies.

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 2008 and 2007.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Related Party Transactions

Loans to executive officers, directors and their affiliates were as follows at December 31:

(Dollars in thousands)
	2008	2007
Balance, beginning of year	$5,322	$3,275
New loans	2,190	2,734
Repayments	(1,246)	(687)
Balance, end of year	$6,266	$5,322

Deposits from executive officers, directors, and their affiliates were $9.9 million and $8.1 million at December 31, 2008 and 2007, respectively.

Note 15 - Employee Benefit Plans

401(k) Plan:
The 401(k) plan allows employees to contribute up to the IRS maximum. Matching company contributions to the plan are discretionary. Expense of this plan was $141,000, $113,000, and $94,000 in 2008, 2007, and 2006, respectively.

Employee Stock Ownership Plan:
Employees participate in an Employee Stock Ownership Plan (the "ESOP"). ChoiceOne makes discretionary contributions to the ESOP. Shares of ChoiceOne common stock are allocated to participants based on relative compensation earned and compensation expense is recorded when allocated. Dividends on allocated shares increase the participant accounts. Participants become fully vested upon completing six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased by ChoiceOne at any time. ChoiceOne did not contribute to the ESOP nor was any expense recorded in 2008, 2007, or 2006.

Shares held by the ESOP as of December 31 were as follows:

(Dollars in thousands)
	2008	2007	2006
Shares allocated to participants	5,355	5,355	5,355
Shares unallocated	-	-	-
Total shares of ChoiceOne stock held by ESOP	5,355	5,355	5,355

Fair value of allocated shares, subject to repurchase obligation, recorded in other liabilities	$44	$67	$95

Postretirement Benefits Plan:
ChoiceOne maintains an unfunded postretirement health care plan, which permits employees (and their dependents) the ability to participate upon retirement from ChoiceOne. ChoiceOne does not pay any portion of the health care premiums charged to its retired participants. A liability has been accrued for the obligation under this plan. ChoiceOne incurred postretirement benefit expense of negative $6,000 in 2008 and positive $25,000 in 2007. The postretirement obligation liability was $139,000 as of December 31, 2008 and $201,000 as of December 31, 2007.

Deferred Compensation Plans:
A deferred director compensation plan covers former directors of Valley Ridge Bank. Under the plan, ChoiceOne pays each former director the amount of director fees deferred plus interest at rates ranging from 3.90% to 5.84% over various periods as elected by each director. The payout periods range from 1 month to 10 years beginning with the individual's termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $49,000 in 2008 and $56,000 in 2007. The deferred compensation liability was $802,000 as of December 31, 2008 and $1,106,000 as of December 31, 2007.

A supplemental retirement plan covers four former executive officers of Valley Ridge Bank. Under the plan, ChoiceOne pays these individuals a specific amount of compensation plus interest at 7.50% over a 15-year period commencing upon early retirement age (as

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

defined in the plan) or normal retirement age (as defined in the plan). A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $104,000 in 2008 and $10,000 in 2007. Deferred compensation liabilities of $734,000 and $638,000 were outstanding as of December 31, 2008 and December 31, 2007, respectively.

Note 16 - Stock Options

Options to buy stock are granted to key employees under an incentive stock option plan to provide them with an additional equity interest in ChoiceOne. The plan provides for the issuance of up to 135,545 shares of common stock. ChoiceOne recognized compensation expense of $33,000 in 2008, $31,000 in 2007, and $24,000 in 2006 in connection with stock options that vested for current participants during these years. The maximum option term is 10 years and options vest over 3 years. At December 31, 2008, there were 86,313 options available for future grants.

A summary of the activity in the plan follows:
	2008		2007		2006
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of year	37,732	$17.36	30,414	$17.27	23,714	$16.82
Options granted	11,500	13.50	9,500	17.95	6,700	18.85
Options exercised	-	-	-	-	-	-
Options forfeited or expired	-	-	(2,182)	18.77	-	-
Options outstanding, end of year	49,232	$16.46	37,732	$17.36	30,414	$17.27

Options exercisable at December 31	34,357	$16.89	25,901	$16.75	19,877	$16.15

The range of prices for options outstanding and exercisable at the end of 2008 ranged from $13.04 to $21.43 per share. The weighted average remaining contractual life of options outstanding and exercisable at the end of 2008 was approximately 5.9 years. The exercise price of all options outstanding was higher than ChoiceOne's closing stock price as of the end of 2008. As a result, the aggregate intrinsic value of both options outstanding and options exercisable was $0 as of December 31, 2008. The numbers of options, weighted average exercise prices, and fair value of options granted have been adjusted for all stock dividends and splits. Information pertaining to options outstanding at December 31, 2008 was as follows:
Exercise price of stock options:	Number of options outstanding at year-end	Number of options exercisable at year-end	Average remaining contractual life (in years)
$ 13.04	3,857	3,857	3.14
$ 13.50	11,500	2,875	9.07
$ 13.70	5,250	5,250	3.99
$ 16.31	6,299	6,299	5.06
$ 17.95	9,500	4,750	8.05
$ 18.85	6,000	4,500	7.05
$ 21.43	6,826	6,826	6.05

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

	2008	2007	2006
Expected stock price volatility	21.96%	24.96%	24.79%
Dividend yield	4.41%	3.78%	3.39%
Expected option life (in years)	7	7	7
Risk-free interest rate	3.02%	4.75%	4.31%
Fair value of options granted during year	$1.91	$3.92	$4.18

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2008, shares totaling 8,456 were vested at an average exercise price of $17.30. As of December 31, 2008, there was approximately $42,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That cost is expected to be recognized by ChoiceOne through 2011.

Note 17 - Earnings Per Share

(Dollars in thousands, except per share data)
	2008	2007	2006
Basic
Net income	$1,435	$3,580	$2,088

Weighted average common shares outstanding	3,236,984	3,238,837	1,918,659

Basic earnings per common share	$0.44	$1.11	$1.09
Diluted
Net income	$1,435	$3,580	$2,088

Weighted average common shares outstanding	3,236,984	3,238,837	1,918,659
Plus: dilutive effect of assumed exercises of stock options	-	1,178	2,986
Average shares and dilutive potential common shares	3,236,984	3,240,015	1,921,645

Diluted earnings per common share	$0.44	$1.10	$1.09

There were 49,232 stock options as of December 31, 2008 and 28,625 stock options as of December 31, 2007 considered to be anti-dilutive to earnings per share and thus have been excluded from the calculations above.

Note 18 - Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes follow:

(Dollars in thousands)
	2008	2007	2006
Unrealized holding gains (losses) on available for sale securities	$(1,502)	$595	$358
Less reclassification adjustments for gains (losses) included in net income	(833)	13	(66)
Net unrealized gains (losses)	(669)	582	424
Less tax effect	(227)	198	144
Net-of-tax amount	(442)	384	280

Change in funded status of postretirement benefit plan	56	237	-
Tax effect	19	81	-
Net-of-tax amount	37	156	-
Total	$(405)	$540	$280

Accumulated other comprehensive income, a component of equity, was comprised of the following at December 31:

(Dollars in thousands)
	2008	2007
Unrealized holding gains (losses) on available for sale securities	$(116)	$553
Unrecognized actuarial gains on postretirement benefit plan	292	237
Tax effect	(60)	(269)
Net accumulated other comprehensive income	$116	$521

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Condensed Financial Statements of Parent Company

Condensed Balance Sheets
(Dollars in thousands)	December 31
	2008	2007
Assets
Cash	$54	$68
Securities available for sale	736	769
Other assets	62	65
Investment in ChoiceOne Bank	51,379	52,324
Total assets	$52,231	$53,226

Liabilities
Mandatory redeemable shares under ESOP, at fair value	$44	$67
Other liabilities	2	17
Total liabilities	46	84

Shareholders' equity	52,185	53,142
Total liabilities and shareholders' equity	$52,231	$53,226

Condensed Statements of Income
(Dollars in thousands)	Years Ended December 31
	2008	2007	2006
Interest and dividends from ChoiceOne Bank	$2,017	$2,347	$4,395
Interest and dividends from other securities	27	27	26
Gains on sales of securities	18	-	-
Total income	2,062	2,374	4,421
Other expenses	61	149	124
Income before income tax and equity in undistributed net
income of subsidiary	2,001	2,225	4,297
Income tax benefit	26	39	42
Income before equity in undistributed net income of subsidiary	2,027	2,264	4,339
Equity in undistributed net income (distributions in excess of net income) of subsidiary	(592)	1,316	(2,251)
Net income	$1,435	$3,580	$2,088

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Cash Flows
(Dollars in thousands)	Years Ended December 31
	2008	2007	2006
Cash flows from operating activities:
Net income	$1,435	$3,580	$2,088
Adjustments to reconcile net income to net cash from operating activities:
Equity in (undistributed net income) distributions in excess
of net income of subsidiary	592	(1,316)	2,251
Amortization	2	2	(2)
Gains on sales of securities	(18)	-	-
Changes in other assets	3	53	(27)
Changes in other liabilities	(13)	7	(10,090)
Net cash from (used in) operating activities	2,001	2,326	(5,780)

Cash flows from investing activities:
Capital contribution to subsidiary	-	-	(3,000)
Sales of securities	40	-	-
Purchases of securities	-	-	(226)
Cash acquired from VRFC	-	-	10,330
Net cash from investing activities	40	-	7,104

Cash flows from financing activities:
Issuance of common stock	147	169	339
Repurchase of common stock	-	(537)	(84)
Cash dividends paid	(2,202)	(2,200)	(1,397)
Net cash used in financing activities	(2,055)	(2,568)	(1,142)

Net change in cash and cash equivalents	(14)	(242)	182
Beginning cash and cash equivalents	68	310	128
Ending cash and cash equivalents	$54	$68	$310

Supplemental disclosure of non-cash activities:
Land acquired from VRFC			$(116)
Other assets acquired from VRFC			(37)
Other liabilities assumed from VRFC			10,089
Common stock issued to VRFC shareholders			28,538

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - Financial Instruments

Financial instruments as of December 31 were as follows:
(Dollars in thousands)	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$9,252	$9,252	$10,923	$10,923
Federal funds sold	1,908	1,908	217	217
Securities available for sale	77,368	77,368	83,156	83,156
Federal Home Loan Bank and Federal Reserve Bank stock	4,573	4,573	4,569	4,569
Loans held for sale	316	316	100	100
Loans, net	322,377	318,730	324,758	327,605
Accrued interest receivable	2,263	2,263	2,609	2,609

Liabilities:
Demand, savings and money market deposits	169,387	169,387	170,779	170,779
Time deposits	177,611	178,050	181,065	185,120
Repurchase agreements	18,786	18,811	21,710	22,275
Advances from Federal Home Loan Bank	39,957	40,759	35,933	36,229

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described later in this paragraph. The methodology for determining the estimated fair value for securities available for sale is described in Note 21. The estimated fair value for loans is based on the rates charged at December 31 for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns. The estimated fair values for time deposits and FHLB advances are based on the rates paid at December 31 for new deposits or FHLB advances, applied until maturity. The estimated fair values for other financial instruments and off-balance sheet loan commitments are considered nominal.

Note 21 - Fair Value Measurements

The following tables present information about the Bank's assets and liabilities measured at fair value on a recurring basis at December 31, 2008, and the valuation techniques used by the Bank to determine those fair values.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Bank has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Bank's assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

There were no liabilities measured at fair value as of December 31, 2008. Disclosures concerning assets measured at fair value are as follows:

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets Measured at Fair Value on a Recurring Basis at December 31, 2008
(Dollars in Thousands)
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
Assets
Investment securities, available for sale	$ 27,908	$ 46,230	$ 3,230	$ 77,368

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis
(Dollars in Thousands)
Investment Securities, Available for Sale
Balance at December 31, 2007	$1,748
Total realized and unrealized gains (losses) included in income	-
Total unrealized gains (losses) included in other comprehensive income	(2)
Net purchases, sales, calls, and maturities	646
Net transfers in (out) of Level 3	838

Balance at December 31, 2008	$3,230

Of the Level 3 assets that were still held by the Bank at December 31, 2008, the net unrealized gain for the twelve months ended December 31, 2008 was $10,000, which is recognized in other comprehensive income in the consolidated balance sheet. There were no sales of Level 3 securities in the year of 2008. There were purchases of $869,000 of Level 3 securities during the year of 2008.

Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets and liabilities. As a result, the unrealized gains and losses for these assets and liabilities presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

Available for sale investment securities categorized as Level 3 assets consist of bonds issued by local municipalities and a trust preferred security. The Bank estimates the fair value of these assets based on the present value of expected future cash flows using management's best estimate of key assumptions, including forecasted interest yield and payment rates, credit quality and a discount rate commensurate with the current market and other risks involved.

The Bank also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include loans which have been classified as impaired under the provisions of Statement of Financial Accounting Standards 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). The Bank has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.

Assets Measured at Fair Value on a Non-recurring Basis
(Dollars in Thousands)
	Balance at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for the Period Ended December 31, 2008
Assets
Impaired loans accounted for under SFAS 114	$ 7,663	$ -	$ -	$ 7,663	$ 1,200

Impaired loans accounted for under SFAS 114 categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Bank estimates the fair value of the loans based on the present value of expected future cash flows using management's best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

realizable values of available collateral (typically based on outside appraisals). The losses indicated for the period ended December 31, 2008 consisted of charge-downs that were posted to the allowance for loan losses.

Other assets, including other real estate, bank-owned life insurance, goodwill, intangible assets and other assets acquired in business combinations, may be carried at fair value or are subject to periodic impairment assessments under other accounting principles generally accepted in the United States of America that could result in reporting at fair value. These assets are not considered financial instruments. Effective February 12, 2008, the Financial Accounting Standards Board issued a staff position that delayed the applicability of Statement of Financial Accounting Standards 157, "Fair Value Measurements," to non-financial instruments. Accordingly, these assets have been omitted from the above disclosures.

Note 22 - Off-Balance Sheet Activities

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:
(Dollars in thousands)	2008		2007
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$7,087	$39,989	$8,313	$43,583
Commitments to fund loans (at market rates)	1,397	460	3,679	8,532

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 5.75% to 6.75% and maturities ranging from 8 years to 20 years.

Note 23 - Regulatory Capital

ChoiceOne Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2008 and 2007, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's categories.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Actual capital levels and minimum required levels for ChoiceOne Bank were as follows:
(Dollars in thousands)	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008
Total capital (to risk weighted assets)	$36,941	11.1%	$26,524	8.0%	$33,155	10.0%
Tier 1 capital (to risk weighted assets)	33,563	10.1	13,262	4.0	19,893	6.0
Tier 1 capital (to average assets)	33,563	7.5	17,914	4.0	22,392	5.0

December 31, 2007
Total capital (to risk weighted assets)	$37,416	11.4%	$26,162	8.0%	$32,702	10.0%
Tier 1 capital (to risk weighted assets)	34,068	10.4	13,081	4.0	19,621	6.0
Tier 1 capital (to average assets)	34,068	7.6	17,965	4.0	22,456	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2008, approximately $723,000 was available for ChoiceOne Bank to pay dividends to ChoiceOne Financial Services, Inc. ChoiceOne's ability to pay dividends to shareholders is dependent on the Bank, which is restricted by state law and regulations.

Note 24 - Quarterly Financial Data (Unaudited)
(Dollars in thousands)			Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2008
First Quarter	$6,928	$3,698	$759	$ 0.23	$ 0.23
Second Quarter	6,583	3,728	723	0.23	0.23
Third Quarter	6,600	3,986	612	0.19	0.19
Fourth Quarter	6,423	3,919	(659)	(0.21)	(0.21)

2007
First Quarter	$7,032	$3,773	$1,001	$ 0.31	$ 0.30
Second Quarter	7,236	3,831	901	0.28	0.28
Third Quarter	7,380	3,885	674	0.20	0.20
Fourth Quarter	7,117	3,654	1,004	0.32	0.32

The net loss and related negative earnings per share experienced in the fourth quarter of 2008 were due to a higher provision for loan losses and securities losses. The provision for loan losses in the fourth quarter of 2008 was $1,725,000, compared to a provision of $1,750,000 for the first three quarters of 2008 and $1,000,000 for the fourth quarter of 2007. The securities losses were comprised of a $435,000 loss when a money market preferred security converted to preferred stock and a $432,000 loss when the decline in a security's market value was considered to be an other than temporary impairment.

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
The 2009 Annual Shareholder Meeting of
ChoiceOne Financial Services, Inc., will
be held at 11:00 a.m. local time on Thursday,
April 30, 2009, at Moss Ridge Golf Club in
Ravenna, Michigan.

ChoiceOne Bank
Alpine Office
     5050 Alpine Avenue NW
     Comstock Park, Michigan 49321

Cedar Springs Office
     4170 - 17 Mile Road
     Cedar Springs, Michigan 49319

Coopersville Office
     661 West Randall Street
     Coopersville, Michigan 49404

Egelston Office
     5475 East Apple Avenue
     Muskegon, Michigan 49442

Fremont Office
     1423 West Main Street
     Fremont, Michigan 49412

Grant Office
     10 West Main Street
     Grant, Michigan 49327

Kent City Office
     450 West Muskegon Street
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

Nels W. Nyblad
   President, Nyblad Orchards
   (Fruit Producer)

Jon E. Pike
   CPA and Chairman, Beene Garter LLP
   (Certified Public Accountants)

Donald VanSingel
   Former Consultant, Governmental
   Consultant Services. Former Legislator,
   Michigan House of Representatives

Officers
ChoiceOne Financial Services, Inc.

James A. Bosserd
   President and Chief Executive Officer

Louis D. Knooihuizen
   Senior Vice President

Michael E. McHugh
   Senior Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen
   Treasurer

Officers
ChoiceOne Bank

James A. Bosserd
   President, Chief Executive Officer

Sheila R. Clark
   Senior Vice President,
     Human Resources Director

Louis D. Knooihuizen
   Senior Vice President,
     Chief Lending Officer

Michael E. McHugh
   Senior Vice President,
     Accounting, Sales and Marketing

Linda R. Pitsch
   Senior Vice President, Operations

Lee A. Braford
   Vice President,
     Commercial Loans and Credit Risk

Amy S. Homich
   Vice President, Retail Sales

Mary J. Johnson
   Vice President, Risk Management

Thomas L. Lampen, CPA
   Vice President, Chief Financial Officer

Daniel C. Wheat
   Vice President,
     Retail Loan Sales and Operations

Linda K. Anderson
   Assistant Vice President,
     Office Manager - Rockford

Brian R. Bacon
   Assistant Vice President,
     Commercial Loans

Marilyn B. Childress
   Assistant Vice President,
     Mortgage Loans

Rita A. Flintoff
   Assistant Vice President,
     Office Manager - Newaygo

Denise L. Gates
   Assistant Vice President,
     Office Manager - Cedar Springs

Gregory M. Goss
   Assistant Vice President,
     Security Officer

Officers
ChoiceOne Bank (continued)

Stephen P. Grey
   Assistant Vice President,
     Commercial Loans

Dean A. Hanson
   Assistant Vice President,
     Commercial Loans

Jason J. Herbig
   Assistant Vice President,
     Information Technology

Valerie J. Heyt
   Assistant Vice President,
     Retail Lending

Rebecca J. Johnson
   Assistant Vice President,
     Retail Banking

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

Marva J. Zeldenrust
   Assistant Vice President,
     Office Manager - Fremont

Sally K. Anderson
   Credit Analyst Officer

Candace J. Bouwkamp
   Administrative Services Manager

Erin M. Burdick-Bloom
   Office Manager - Alpine

Lee J. Decker
   Office Manager - Egelston

Officers
ChoiceOne Bank (continued)

Bonnie K. Koehn
   Office Manager - Kent City

Judy A. Schulz
   Collections Manager

Christine L. Steele
   Office Manager - White Cloud

Officers
ChoiceOne Insurance Agencies, Inc.

James A. Bosserd
   President

Kelly J. Potes, CFP
   Senior Vice President

Jack L. Draper
   Vice President

Randy A. Schmidt, CFP
   Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen, CPA
   Treasurer