Form 10-K, Exhibit 13
period 2009-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2010-03-30
CIK 803164

EXHIBIT 13

CHOICEONE FINANCIAL SERVICES, INC.

2009

ANNUAL REPORT TO SHAREHOLDERS

CHOICEONE FINANCIAL SERVICES, INC.

2009 Annual Report to Shareholders

Contents

To Our Shareholders	1

About ChoiceOne Financial Services, Inc	1

Stock Information	1

Selected Financial Data	3

Management's Discussion and Analysis of Financial Condition and Results of Operations	4

Management's Report on Internal Control Over Financial Reporting	18

Report of Independent Registered Public Accounting Firm	19

Consolidated Financial Statements	20

Notes to Consolidated Financial Statements	24

Corporate and Shareholder Information	43

Directors and Officers	44

TO OUR SHAREHOLDERS

This 2009 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2009 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2009 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

ABOUT CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan), primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where the Bank's offices are located and the areas immediately surrounding those communities. Currently the Bank serves those markets through thirteen full-service offices. ChoiceOne Insurance Agencies, Inc. is a wholly-owned subsidiary of ChoiceOne Bank and sells insurance and investment products. ChoiceOne Mortgage Company of Michigan, formerly a wholly-owned subsidiary of ChoiceOne Bank, was formed on January 1, 2002 and was engaged in mortgage lending. As of December 31, 2008, ChoiceOne consolidated the operations of ChoiceOne Mortgage Company of Michigan into ChoiceOne Bank and eliminated the separate mortgage company subsidiary.

ChoiceOne's business is primarily concentrated in a single industry segment - banking. ChoiceOne Bank is a full-service banking institution that offers a variety of deposit, payment, credit and other financial services to all types of customers. These services include time, savings, and demand deposits, safe deposit services, and automated transaction machine services. Loans, both commercial and consumer, are extended primarily on a secured basis to corporations, partnerships and individuals. Commercial lending covers such categories as business, industry, agricultural, construction, inventory and real estate. ChoiceOne Bank's consumer loan department (and ChoiceOne Mortgage Company of Michigan through December 31, 2008) makes direct loans to consumers and purchasers of residential property.

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 70%, 74%, and 70% of total revenues in 2009, 2008, and 2007, respectively. Interest from securities accounted for 11%, 12%, and 11% of total revenues in 2009, 2008, and 2007, respectively.

STOCK INFORMATION

Several brokers trade ChoiceOne's common shares in the over-the-counter bulletin board market. There is no well-established public trading market for the shares and trading activity is infrequent. ChoiceOne's trading volume and recent share price information can be viewed under the symbol 'COFS.OB' on certain financial websites.

The range of high and low bid prices for shares of common stock for each quarterly period during the past two years is as follows:
	2009		2008
	Low	High	Low	High
First Quarter	$ 4.25	$ 10.01	$ 10.65	$ 13.95
Second Quarter	5.65	8.00	9.00	13.25
Third Quarter	7.75	9.50	8.50	11.50
Fourth Quarter	7.50	9.00	7.10	10.75

The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 26, 2010, there were 3,266,948 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. As of February 26, 2010, there were 840 shareholders of record of ChoiceOne Financial Services, Inc. common stock.

The following table summarizes cash dividends declared per share of common stock during 2009 and 2008:
	2009	2008
First Quarter	$ 0.12	$ 0.17
Second Quarter	0.12	0.17
Third Quarter	0.12	0.17
Fourth Quarter	0.12	0.17
Total	$ 0.48	$ 0.68

ChoiceOne's principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current banking regulations. See Note 22 to the consolidated financial statements for a description of these restrictions. Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2010, although the amount of the quarterly dividends will be dependent on market conditions and ChoiceOne's requirements for cash and capital, among other things.

ChoiceOne Financial Services, Inc.
SELECTED FINANCIAL DATA

(Dollars in thousands)
	2009	2008	2007	2006	2005
For the year
Net interest income	$15,996	$15,331	$15,143	$8,748	$8,045
Provision for loan losses	4,875	3,475	2,035	200	495
Noninterest income	5,421	4,083	6,481	2,877	2,580
Noninterest expense	15,259	14,711	15,070	8,698	7,184
Income before income taxes	1,283	1,228	4,519	2,727	2,946
Income tax expense/(benefit)	(195)	(207)	939	639	780
Net income	1,478	1,435	3,580	2,088	2,166
Cash dividends declared	1,563	2,202	2,200	1,397	1,105

Per share *
Basic earnings	$0.45	$0.44	$1.11	$1.09	$1.31
Diluted earnings	0.45	0.44	1.10	1.09	1.31
Cash dividends declared	0.48	0.68	0.68	0.68	0.67
Shareholders' equity (at year end)	16.21	16.08	16.45	15.85	13.16

Average for the year
Securities	$76,934	$85,086	$84,059	$57,407	$44,741
Gross loans	320,328	326,420	328,335	205,851	180,100
Deposits	347,007	347,190	358,244	222,287	173,419
Federal Home Loan Bank advances	28,857	38,803	27,061	26,073	32,765
Shareholders' equity	53,115	53,411	52,205	27,349	21,338
Assets	453,876	465,741	465,143	288,407	237,864

At year end
Securities	$78,987	$81,941	$87,725	$81,417	$47,211
Gross loans	322,716	325,977	328,358	331,631	185,832
Deposits	365,010	346,998	351,844	366,380	182,112
Federal Home Loan Bank advances	21,980	39,957	35,933	23,908	30,750
Shareholders' equity	52,926	52,185	53,142	51,519	21,717
Assets	465,915	463,551	470,155	466,650	248,110

Selected financial ratios
Return on average assets	0.33%	0.31%	0.77%	0.72%	0.91%
Return on average shareholders' equity	2.78	2.69	6.86	7.63	10.15
Cash dividend payout as a percentage
of net income	105.75	153.45	61.45	66.91	51.02
Shareholders' equity to assets (at year end)	11.36	11.26	11.30	11.04	8.75

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

FORWARD-LOOKING STATEMENTS

This discussion and other sections of this annual report contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and ChoiceOne itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," variations of such words and similar expressions are intended to identify such forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. All of the information concerning interest rate sensitivity is forward-looking. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the annual report is to provide a narrative discussion about the Company's financial condition and results of operations during 2009. Management's discussion and analysis of financial condition and results of operations as well as disclosures found elsewhere in the annual report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and loan servicing rights. Actual results could differ from those estimates.

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

Goodwill
Generally accepted accounting principles require that the fair value of the assets and liabilities of an acquired entity be recorded at their fair value on the date of acquisition. The fair values are determined using both internal computations and information obtained from outside parties when deemed necessary. The net difference between the price paid for the acquired company and the net value of its balance sheet is recorded as goodwill. Accounting principles also require that goodwill be evaluated for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Management performed its annual review of goodwill as of June 30, 2009. Due to the impact of economic conditions on the market value of bank stocks, ChoiceOne engaged an outside consulting firm to perform a goodwill impairment analysis as of October 31, 2009. The following steps were used in the valuation: determination of the reporting unit, determination of the appropriate standard of value, determination of the appropriate level of value, calculation of fair value, and comparison of the fair value computed to the equity carrying value. It was determined that the relevant reporting unit to be valued was ChoiceOne Bank. The standard of value used in the valuation was fair value as determined by generally accepting accounting principles. The appropriate level of value was determined to be the controlling interest level. The appraisal methodology used to calculate the fair value included the following valuation approaches:

Income Approach: A discounted cash flow value was calculated based on earnings capacity. The discount rate used for the calculation was 12.50%. The growth assumption for assets was 0% for the first year and 2% in subsequent years. In addition, it was assumed that cost savings of 20% of noninterest expense would occur as a result of synergies and cost reductions from a change in control.
Market Approach: The analysis was based on price-to-earnings multiples, price-to-tangible-book value ratios, and core deposit premiums for selected bank sale transactions.

The Asset Approach was also an approach reviewed, but it was not used in determining the fair value since it did not render a control level indication of value. The results from the valuation approaches were used to calculate an estimate of the fair value of ChoiceOne's equity. The fair value was compared to the carrying value of equity to determine whether the Step 1 test under generally accepted accounting standards that govern the valuation of goodwill was passed. The goodwill analysis determined that the fair value of ChoiceOne's equity exceeded the carrying value by 3.5%. Based on this assessment, management believed that there was no indication of goodwill impairment.

Taxes
Income taxes include both a current and deferred portion. Deferred tax assets and liabilities are recorded to account for differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. Generally accepted accounting principles require that deferred tax assets be reviewed to determine whether a valuation allowance should be established using a "more likely than not" standard. Based on its review of ChoiceOne's deferred tax assets as of December 31, 2009, management determined that no valuation allowance was necessary.

MERGER WITH VALLEY RIDGE FINANCIAL CORP.

On November 1, 2006, ChoiceOne merged with Valley Ridge Financial Corp. ("VRFC"). At the time of the merger, VRFC was roughly equal in size in terms of assets with ChoiceOne. The 2006 results of operations include two months of combined financial results after the close of the merger and the 2006 year-end balance sheet includes all of the assets acquired and all of the liabilities assumed from VRFC in the merger. Therefore, a comparison of 2006 financial condition and results of operations to the financial condition and results of operations for any subsequent year is materially affected as a result of the merger. The increase in the total allowance for loan losses in 2006 was related to the allowance of $1,751,000 acquired from the merger with VRFC in November 2006.

RESULTS OF OPERATIONS

Summary
(Dollars in thousands)	Year ended December 31
	2009	2008	2007
Net interest income	$15,996	$15,331	$15,143
Provision for loan losses	(4,875)	(3,475)	(2,035)
Noninterest income	5,421	4,083	6,481
Noninterest expense	(15,259)	(14,711)	(15,070)
Income tax (expense)/benefit	195	207	(939)
Net income	$1,478	$1,435	$3,580

	2009	2008	2007
Return on average assets	0.33%	0.31%	0.77%
Return on average equity	2.78%	2.69%	6.86%

Net income for 2009 was $1,478,000, which represented a $43,000 or 3% increase from 2008. The increase in net income resulted from increased net interest income and noninterest income in 2009, which was offset by a higher provision for loan losses and higher noninterest expense in 2009 than in 2008. The growth in net interest income was due to an increase in ChoiceOne's net interest spread, which was partially offset by lower average earning assets in 2009 than in 2008. The expansion in noninterest income was due to an increase in gains on sales of loans and gains on sales of securities in 2009 compared to the prior year. Noninterest income was affected in 2008 by $867,000 of securities losses related to money market preferred securities. The increase in the provision for loan losses was caused by a higher level of charge-offs in 2009 than in 2008. The growth in noninterest expense was due to increased FDIC insurance expense and costs related to carrying other real estate properties and loan collection expenses.

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

Dividends
Cash dividends of $1,563,000 or $0.48 per common share were declared in 2009, compared to $2,202,000 or $0.68 per common share in 2008 and $2,200,000 or $0.68 per common share in 2007. Dividends declared were $0.12 per share in each quarter in 2009, compared to $0.17 per share in each quarter in 2008. The dividend reduction in 2009 was believed prudent based on ChoiceOne's earnings forecast for 2009 and the Board of Directors' desire to retain more capital due to the continued uncertainty of Michigan's economy. The dividend yield on ChoiceOne's common stock was 6.66% in 2009, compared to 6.50% in 2008 and 4.38% in 2007. The cash dividend payout as a percentage of net income was 106% in 2009, compared to 153% in 2008 and 61% in 2007.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2010 to shareholders based on the actual earnings of the Bank, although the amount of the quarterly dividends will be dependent on market conditions and ChoiceOne's requirements for cash and capital, among other things.

Table 1 - Average Balances and Tax-Equivalent Interest Rates

(Dollars in thousands)
	Year ended December 31
	2009			2008			2007
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Loans (1) (2)	$ 320,328	$ 19,944	6.23%	$ 326,420	$ 22,677	6.95%	$ 328,335	$ 24,839	7.57%
Taxable securities (3)	34,115	1,390	4.07	39,160	2,105	5.38	43,525	2,237	5.14
Tax-exempt securities (1)	42,819	2,669	6.23	45,926	2,609	5.68	40,534	2,507	6.18
Other	2,695	7	0.26	2,527	66	2.61	1,472	79	5.39
Interest-earning assets	399,957	24,010	6.00	414,033	27,457	6.63	413,866	29,662	7.17
Noninterest-earning assets (4)	53,919			51,708			51,277
Total assets	$ 453,876			$ 465,741			$ 465,143

Liabilities and Shareholders' Equity Interest-bearing
demand deposits	$ 85,154	520	0.61%	$ 89,035	1,295	1.45%	$ 90,804	2,204	2.43%
Savings deposits	36,371	113	0.31	30,554	140	0.46	28,097	139	0.50
Certificates of deposit	167,065	4,920	2.94	173,963	7,497	4.31	187,648	9,113	4.86
Advances from FHLB	28,857	1,186	4.11	38,803	1,704	4.39	27,061	1,405	5.19
Other	19,435	351	1.81	19,928	567	2.85	20,069	761	3.79
Interest-bearing liabilities	336,882	7,090	2.10	352,283	11,203	3.18	353,679	13,622	3.85
Demand deposits	58,417			53,638			51,695
Other noninterest-bearing liabilities	5,462			6,409			7,564
Total liabilities	400,761			412,330			412,938
Shareholders' equity	53,115			53,411			52,205
Total liabilities and shareholders' equity	$ 453,876			$ 465,741			$ 465,143

Net interest income (tax-equivalent basis) - interest spread		16,920	3.90%		16,254	3.45%		16,040	3.32%
Tax-equivalent adjustment (1)		(924)			(923)			(897)
Net interest income		$ 15,996			$ 15,331			$ 15,143
Net interest income as a percentage of earning assets (tax-equivalent basis)			4.23%			3.93%			3.88%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $783,000, $758,000, and $739,000 in 2009, 2008, and 2007, respectively.
(3)	Interest on taxable securities includes dividends on Federal Home Loan Bank and Federal Reserve Bank stock.
(4)	Noninterest-earning assets include loans on a nonaccrual status, which averaged approximately $8,961,000, $7,075,000, and $6,063,000 in 2009, 2008, and 2007, respectively.

Net Interest Income
As shown in Tables 1 and 2, tax-equivalent net interest income increased $666,000 in 2009 compared to 2008. The growth was due to a 45 basis point increase in ChoiceOne's net interest income spread in 2009 compared to 2008, partially offset by the effect of a decline of $14.1 million in average earning assets in the same time period. The growth in net interest income spread contributed an additional $765,000 in net interest income in 2009, while the effect of the decrease in average earning assets offset by a slightly larger decrease in average interest-bearing liabilities caused a reduction in net interest income of $99,000 in 2009 compared to the prior year.

The average balance of loans declined $6.1 million in 2009 compared to 2008. This decline, combined with a 72 basis point decrease in the average rate earned on loans, caused interest income on loans to fall $2.7 million in 2009 compared to 2008. Part of the decrease in interest income from loans resulted from a reduction in accretion income from purchase accounting adjustments on loans acquired from the merger with VRFC in November 2006 from $659,000 in 2008 to $229,000 in 2009. The average balance of total securities fell by $8.2 million in 2009 compared to the prior year. The average balance decline, coupled with a lower average rate earned on taxable securities, caused interest income from securities to decrease $655,000 in 2009 compared to 2008. A reduction in the average rate earned on other interest-earning assets resulted in a decline in interest income of $59,000 in 2009 compared to the prior year.

The average balance of interest-bearing demand deposits decreased $3.9 million in 2009 compared to 2008. The effect of this decrease along with an 84 basis point decline in the average rate paid caused interest expense to be $775,000 lower in 2009 than in the prior year. The effect of a 15 basis point decrease in the average rate paid on savings deposits in 2009 compared to 2008 was almost offset by the effect of growth of $5.8 million in the average balance as interest expense dropped $27,000. The average balance of certificates of deposit was $6.9 million lower in 2009 than in 2008. Approximately $3.8 million of the certificates of deposit decline was related to certificates from ChoiceOne's local markets, while the remaining $3.1 million was a lower level of brokered certificates. The average balance decrease plus the effect of a 137 basis point decline in the average rate paid caused interest expense on certificates of deposit to fall $2.6 million in 2009 compared to 2008. A $10.0 million decrease in the average balance of Federal Home Loan Bank advances combined with a 28 basis point reduction in the average rate paid caused interest expense to decline $518,000 in 2009 compared to 2008. Interest expense on other interest-bearing liabilities fell $216,000 in 2009 compared to 2008 due to a 104 basis point decrease in the average rate paid.

ChoiceOne's net interest income spread was 3.90% (shown in Table 1) for 2009, compared to 3.45% in 2008. The average yield received on interest-earning assets in 2009 decreased 63 basis points to 6.00% while the average rate paid on interest-bearing liabilities in 2009 fell 108 basis points to 2.10%. The decline in general market interest rates in both 2008 and 2009 caused the reduction in rates between the two time periods.

Table 2 - Changes in Tax-Equivalent Net Interest Income

(Dollars in thousands)
	Year ended December 31
	2009 Over 2008			2008 Over 2007
	Total	Volume	Rate	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$(2,733)	$(417)	$(2,316)	$(2,162)	$(143)	$(2,019)
Taxable securities	(715)	(248)	(467)	(132)	(231)	99
Tax-exempt securities (2)	60	(184)	244	102	315	(213)
Other	(59)	4	(63)	(13)	40	(53)
Net change in tax-equivalent income	(3,447)	(845)	(2,602)	(2,205)	(19)	(2,186)

Increase (decrease) in interest expense (1)
Interest-bearing demand deposits	(775)	(54)	(721)	(909)	(42)	(867)
Savings deposits	(27)	23	(50)	1	13	(12)
Certificates of deposit	(2,577)	(287)	(2,290)	(1,616)	(633)	(983)
Advances from Federal Home Loan Bank	(518)	(414)	(104)	299	540	(241)
Other	(216)	(14)	(202)	(194)	(5)	(189)
Net change in interest expense	(4,113)	(746)	(3,367)	(2,419)	(127)	(2,292)
Net change in tax-equivalent
net interest income	$666	$(99)	$765	$214	$108	$106

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

Management anticipates that the level of net interest income in 2010 will depend upon the Bank's ability to grow or maintain interest-earning assets in the form of loans and securities as well as its ability to do the same with its base of core deposits. Growth in earning assets may prove to be difficult in 2010 given the continued weakness in the Michigan economy. Additionally, if general market interest rates continue to remain at relatively low levels, they may have an impact on ChoiceOne's net interest spread as new activity, maturities, and payments may have differing impacts on interest-earning assets and interest-bearing liabilities.

Allowance and Provision For Loan Losses
Information regarding the allowance and provision for loan losses can be found in Table 3 below:

Table 3 - Provision and Allowance For Loan Losses

(Dollars in thousands)
	2009	2008	2007	2006	2005
Allowance for loan losses at beginning of year	$3,600	$3,600	$3,569	$1,963	$1,739

Charge-offs:
Agricultural	-	-	33	-	-
Commercial and industrial	1,558	1,193	599	221	72
Real estate - commercial	1,217	816	841	-	25
Real estate - construction	15	-	-	-	20
Real estate - residential	1,369	1,252	191	92	120
Consumer	535	567	635	200	162
Total	4,694	3,828	2,299	513	399

Recoveries:
Agricultural	-	-	3	-	-
Commercial and industrial	102	60	27	51	47
Real estate - commercial	58	35	1	-	-
Real estate - construction	29	-	-	-	-
Real estate - residential	106	6	10	-	-
Consumer	246	252	254	117	81
Total	541	353	295	168	128

Net charge-offs	4,153	3,475	2,004	345	271

Provision for loan losses	4,875	3,475	2,035	200	495
Allowance for loan losses acquired from VRFC	-	-	-	1,751	-

Allowance for loan losses at end of year	$4,322	$3,600	$3,600	$3,569	$1,963

Allowance for loan losses as a percentage of:
Total loans as of year end	1.34%	1.10%	1.10%	1.08%	1.06%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	31%	39%	62%	53%	203%
Ratio of net charge-offs to average total loans
outstanding during the year	1.30%	1.06%	0.61%	0.17%	0.15%
Loan recoveries as a percentage of prior year's
charge-offs	16%	15%	58%	42%	14%

As shown in Table 3, the provision for loan losses was $1,400,000 higher in 2009 than in 2008. The higher provision level resulted in part from an increase of $678,000 in net charge-offs experienced in 2009 compared to 2008. The elevated level of net charge-offs in 2009 was believed to be caused by the continued economic challenges affecting borrowers in ChoiceOne's market areas. Net charge-offs of commercial and industrial loans were $1,456,000 in 2009, which represented an increase of $323,000 from 2008. Approximately $737,000 of the commercial and industrial charge-offs in 2009 was related to an unsecured relationship with one borrower that was charged off in December 2009 due to the borrower's bankruptcy. Management reviewed the remaining unsecured commercial and industrial loans as of December 31, 2009 and did not find the same level of risk as the charged-off loan. Commercial real estate loan net charge-offs were $1,159,000 in 2009, an increase of $378,000 from 2008. Residential real estate loan net charge-offs were $1,263,000 in 2009, which was virtually equal to $1,246,000 of net charge-offs experienced in 2008. Consumer loan net charge-offs were $289,000 in 2009, which represented a small decline from $315,000 in 2008. The allowance for loan losses as a percentage of total loans increased from 1.10% as of the end of 2008 to 1.34% as of the end of 2009. The coverage ratio of the allowance for loan losses to nonperforming loans declined slightly from 39% as of December 31, 2008 to 31% as of December 31, 2009. ChoiceOne had $1,112,000 of specific allowance allocations for problem loans as of the end of 2009, compared to $545,000 as of the prior year end. Special allowance amounts have been allocated where the fair value of loans was considered to be less than their carrying value. ChoiceOne obtains valuations on collateral dependent loans when the loan is considered by management to be impaired and uses the valuation amounts in the determination of fair value. Management believes the specific reserves allocated to certain problem loans at the end of 2009 and 2008 were reasonable based on the circumstances surrounding each particular borrower.

The following schedule presents an allocation of the allowance for loan losses to the various loan categories as of the years ended December 31:

(Dollars in thousands)
	2009	2008	2007	2006	2005
Agricultural	$123	$242	$397	$314	$202
Commercial and industrial	735	616	873	1,160	1,060
Real estate - commercial	1,547	996	886	1,029	254
Real estate - construction	3	5	10	12	19
Real estate - residential	1,590	1,124	881	575	229
Consumer	306	351	489	289	195
Unallocated	18	266	64	190	4

Total allowance for loan losses	$4,322	$3,600	$3,600	$3,569	$1,963

The decrease in the allowance allocation to agricultural loans from 2008 to 2009 was based on the limited charge-off activity experienced by this loan category. The increase in the allocation to commercial and industrial loans in 2009 was due to the higher level of charge-off activity experienced in 2009 compared to 2008. The increase in the allocation to commercial real estate loans in 2009 was caused by an increase in specific allowance allocations from $420,000 at the end of 2008 to $1,031,000 at the end of 2009. The growth in the allowance allocation to residential real estate mortgage loans resulted from the continued high level of charge-offs in this loan category during 2009, along with an increase in nonaccrual loans in this loan category from $2.5 million as of the end of 2008 to $4.1 million as of the end of 2009. The increase in the total allowance in 2006 was related to the allowance of $1,751,000 acquired from the merger with VRFC in November 2006.

Management maintains the allowance at a level at which it believes adequately provides for losses inherent in the loan portfolio. Such losses are estimated by a variety of factors, including specific examination of certain borrowing relationships and consideration of historical losses incurred on certain types of credits. Current economic conditions and declining collateral values affect loss estimates. Management focuses on early identification of problem credits through ongoing reviews by management and the independent loan review function. In order to better identify the risk in total commercial loans, management created separate loan categories for agricultural loans, commercial leases, and unsecured commercial loans in the December 2009 allowance computation from the commercial real estate loan and commercial and industrial loan categories that existed previously. Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2009 is adequate. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank's management and adjusted as necessary.

Noninterest Income
Total noninterest income increased $1,338,000 in 2009 compared to 2008. Customer service charges were $103,000 less in 2009 compared to 2008 due to a $99,000 decrease in overdraft charges. Lower levels of life insurance commission income and mutual fund commission income in 2009 caused the decline in insurance and investment commission income from 2008. Gains on sales of loans increased $386,000 in 2009 compared to 2008 due to a higher level of mortgage refinancing activity stimulated by low interest rates for long-term fixed rate mortgage loans. ChoiceOne sold $28.0 million of mortgage loans in 2009 compared to $12.2 million in 2008.

If rates for long-term fixed rate mortgage loans rise in 2010, management believes that mortgage refinancing activity may slow and resulting gains on sales of loans may be lower than the prior year. ChoiceOne had $355,000 of net gains on sales of securities in 2009, compared to $833,000 of net losses in 2008. The net gains in 2009 included $245,000 of gains on sales of preferred stock that represented a recovery of losses recognized on money market preferred securities in 2008. Net losses from sales of securities in 2008 included a $435,000 loss recognized when a money market preferred security was converted to preferred stock. A $432,000 loss on other than temporary impairment of securities in 2008 resulted when a decline in the market value of another money market preferred security was considered to be other than temporary. The net loss on sales of other assets was $230,000 larger in 2009 than in 2008 due to the sale of more real estate properties. An increase of $184,000 in other noninterest income in 2009 compared to 2008 was caused in part by higher levels of check printing fees, rental income from foreclosed properties, and income from an investment in Michigan Bankers Title Company.

Total noninterest income decreased $2,398,000 or 37% in 2008 compared to 2007. Insurance and investment commission income declined $368,000 in 2008 compared to 2007. The decrease in commission income was due to the sale of ChoiceOne's property and casualty insurance lines of business in October 2007, which caused insurance commission income to be $522,000 lower in 2008 than in the prior year. The sale of the insurance lines of business caused an $875,000 gain to be recorded in the fourth quarter of 2007. Gains on sales of loans decreased $72,000 in 2008 compared to 2007 due to a lower volume of residential mortgage loans sold into the secondary market. The $401,000 loss on sales of securities in 2008 was due to a $435,000 loss recognized when a money market preferred security was converted to preferred stock. The $432,000 loss on other than temporary impairment of securities resulted when a decline in the market value of another money market preferred security was considered to be other than temporary. A decrease of $150,000 in other noninterest income in 2008 compared to 2007 was caused by a number of small items.

Management anticipates that noninterest income will be affected in 2010 by recent regulatory changes regarding overdraft fee income. The changes, which become effective July 1, 2010, will serve to restrict ChoiceOne's ability to charge overdraft fees for certain types of transactions, which include automatic teller machine or one-time debit card usage, unless the depositors opt in for overdraft coverage for these types of transactions. As a result, ChoiceOne believes that this may cause overdraft fee income to decrease in the second half of 2010. Management plans to continue its emphasis of growth of checking and savings deposit accounts in 2010, which may generate additional fee income from debit card usage and other deposit related fees.

Noninterest Expense
Total noninterest expense increased $548,000 in 2009 compared to 2008. The $238,000 decrease in salaries and benefits expense in 2009 compared to the prior year was partly due to a $141,000 reduction in 401(k) plan expense as no company contribution was made in 2009. Data processing expense grew $213,000 in 2009 compared to 2008 as a result of increased numbers of accounts and increased volumes, especially in the form of electronic banking. FDIC insurance expense was $518,000 higher in 2009 as a result of a special assessment of $204,000 levied in the second quarter of 2009 and a doubling of assessment rates in 2009 compared to 2008. An increase of $93,000 in other noninterest expense in 2009 included an increase of $355,000 in costs of carrying other real estate properties and loan collection expenses in 2009 compared to 2008.

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

Management believes that noninterest expense in 2010 will continue to be affected by higher than normal levels of FDIC insurance expense and expenses related to nonperforming loans and foreclosed properties.

Income Taxes
Income taxes produced a benefit of $195,000 in 2009, compared to a benefit of $207,000 in 2008 and expense of $939,000 in 2007. The significant decrease in tax expense in 2008 was caused by a $3,291,000 decline in income before income tax in 2008 compared to the prior year. The tax benefit realized in both 2009 and 2008 was due to the level of ChoiceOne's tax exempt interest income, which was larger than income before income tax in both years.

FINANCIAL CONDITION

Summary
Total assets were $465.9 million as of December 31, 2009, which represented an increase of $2.4 million or 1% during 2009. Securities available for sale declined $3.0 million or 4% in 2009 as purchases of new securities did not fully offset the effect of sales, maturities, payments, and calls. Loans decreased $3.3 million or 1% in 2009 as a result of reductions in the balances of commercial and residential real estate loans. Total deposits grew $18.0 million in 2009 due to increases in checking and savings deposits, which were partially offset by a decrease in certificates of deposit. Advances from the Federal Home Loan Bank of Indianapolis were reduced $18.0 million in 2009 as the deposit growth was used to pay off maturing advances.

Securities
The Bank's securities available for sale balances as of December 31 were as follows:

(Dollars in thousands)
	2009	2008
U.S. Government and federal agency	$18,571	$14,221
State and municipal	44,599	49,066
Mortgage-backed	8,929	11,902
Corporate	-	198
Equity securities	2,314	1,981
Total	$74,413	$77,368

The securities available for sale portfolio decreased $3.0 million from December 31, 2008 to December 31, 2009. ChoiceOne purchased a mix of government agency, municipal, and mortgage-backed securities totaling $31.3 million during 2009 to replace securities that matured or were called. Approximately $24.3 million in various securities were called or matured in 2009. Principal payments for municipal and mortgage-backed securities totaling $2.9 million were received during 2009. Various securities totaling approximately $8.2 million were sold during 2009 for net gains totaling $402,000. Approximately $3.3 million of the sales that occurred in 2009 were sales of municipal securities in the fourth quarter as ChoiceOne moved to lessen the exposure to this category. The proceeds from the sales were reinvested into government agency securities. The Bank's Investment Committee continues to monitor the portfolio and purchases securities when deemed prudent. Also, certain securities are sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding.

State and municipal securities as of the end of 2009 included a security that matured on September 1, 2009 and was not redeemed by the issuer. A principal payment of $29,000 was received in October 2009 on the par value of $500,000. No further payments have been received. Legal counsel was engaged in September 2009 by the bondholders to work with the issuer on their behalf. ChoiceOne's third party investment advisor is a member of the bondholder executive committee and is working closely with the legal counsel. Due to the uncertainty of the timing as to when ChoiceOne will receive value for the remaining principal balance of the bond, an other than temporary impairment of $47,000 or 10% of the remaining par value was recognized as of December 31, 2009.

Equity securities included preferred stock of $954,000, a money market preferred security (MMP) of $860,000, and a trust preferred security of $500,000 as of December 31, 2009. Equity securities included MMPs of $1,050,000, trust preferred securities of $500,000, and preferred stock of $431,000 as of December 31, 2008. A loss of $435,000 was recognized upon a conversion from an MMP to preferred stock in November 2008 due to a market value that was less than its carrying value at time of conversion. An other than temporary impairment of $432,000 was recorded in December 2008 for an MMP that converted to preferred stock in January 2009. Part of the losses that were recorded in 2008 were recovered in 2009 as approximately 40% of the par value of the two preferred stock issues were sold for a gain of $245,000. The remaining MMP as of December 31, 2009 had a $140,000 unrealized loss that was recorded to other comprehensive income. Auctions remain active for this security and interest continues to be received. Its decline in market value is not considered to be other than temporary as of the end of 2009.

Management will continue to monitor its equity securities closely in 2010. ChoiceOne plans to continue selling its preferred stock if certain pricing levels can be achieved.

Loans
The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2009	2008
Agricultural	$31,322	$23,408
Commercial and industrial	53,964	57,587
Consumer	16,285	16,047
Real estate - commercial	121,100	123,952
Real estate - construction	1,158	2,026
Real estate - residential	98,887	102,957
Total loans	$322,716	$325,977

The loan portfolio (excluding loans held for sale) decreased $3.3 million from December 31, 2008 to December 31, 2009. Growth in the agricultural loans portfolio in 2009 was caused by new borrower relationships and increased borrowings by existing clients. The decline in commercial and industrial loans and commercial real estate loans was primarily due to sluggish loan demand in 2009 as the uncertain economy in Michigan affected the willingness of borrowers to assume debt. The reduction in residential real estate loans in 2009 was caused by adjustable rate mortgages held in the portfolio that were refinanced into fixed rate loans and sold in the secondary market.

Management anticipates loan demand in 2010 will depend upon the stability of the local and state economies and the confidence level of business and personal borrowers. The Bank intends to continue its calling program with commercial customers in its market areas.

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

The balances of these nonperforming loans as of December 31 were as follows:

(Dollars in thousands)
	2009	2008
Loans accounted for on a nonaccrual basis	$11,881	$8,305
Loans contractually past due 90 days
or more as to principal or interest payments	202	333
Loans considered troubled debt restructurings
which are not included above	1,919	605
Total	$14,002	$9,243

At December 31, 2009, nonaccrual loans included $7,804,000 in commercial and industrial and commercial real estate loans, $4,060,000 in residential real estate loans, and $17,000 in consumer loans. At the end of the prior year, nonaccrual loans were comprised of $5,836,000 in commercial and industrial and commercial real estate loans, $2,450,000 in residential real estate loans, and $19,000 in consumer loans. Approximately $2.6 million of the increase in nonaccrual commercial loans was comprised of one borrower, of which the balance is 75% government guaranteed. The increase in nonaccrual residential real estate loans was comprised of a number of loans where the payment ability of the borrowers has been negatively affected by the current economic climate. Loans considered troubled debt restructurings which were not on a nonaccrual basis and were not 90 days or more past due on principal or interest payments consisted of $134,000 in commercial and industrial loans and $1,785,000 in residential real estate loans as of December 31, 2009, compared to $605,000 in commercial real estate loans as of December 31, 2008. The increase in residential real estate loans considered troubled debt restructurings was caused by loans where the terms had been modified to assist the borrowers in making their payments. The modifications included capitalization of interest onto the principal balance, reduction in interest rate, and extension of loan term. ChoiceOne began making the modifications for residential real estate loans in September 2009 and plans to continue this process in 2010.

Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers' abilities to comply with the original loan terms. These loans totaled $17.1 million as of December 31, 2009, compared to $17.9 million as of December 31, 2008.

Deposits and Other Funding Sources
The Bank's deposit balances as of December 31 were as follows:

(Dollars in thousands)
	2009	2008
Noninterest-bearing demand deposits	$60,802	$54,511
Interest-bearing demand deposits	43,731	35,213
Money market deposits	58,094	46,900
Savings deposits	36,791	32,764
Local certificates of deposit	159,217	157,892
Brokered certificates of deposit	6,375	19,718
Total loans	$365,010	$346,998

Total deposits increased $18.0 million from December 31, 2008 to December 31, 2009. The balance of local deposits grew $31.4 million during 2009, while the balance of brokered certificates of deposit declined $13.4 million. The balance in all local deposit categories grew in 2009 with money market deposits and interest-bearing demand deposits contributing more than 60% of the total increase. Management believes that the deposit growth was due in part to the attractiveness of FDIC-guaranteed deposits in contrast to the uncertainty of investments in the stock market. Deposit growth also resulted from new product offerings and calling efforts on business and municipal clients.

Securities sold under agreements to repurchase increased $1.9 million during 2009. The change was due to a higher balance in sweep repurchase accounts used by the Bank's local customers. Advances from the Federal Home Loan Bank of Indianapolis ("FHLB") decreased $18.0 million in 2009 as growth in deposits was used to replace maturing advances. A blanket collateral agreement covering residential real estate loans was pledged against all outstanding advances at the end of 2009. Approximately $26.1 million of additional advances were available as of December 31, 2009 based on the collateral pledged.

In 2010, management will continue to focus its marketing efforts towards growing local deposits. If local deposit growth is insufficient to support asset growth during 2009, management believes that FHLB advances, repurchase agreements and brokered certificates of deposit can address corresponding funding needs.

Shareholders' Equity
Total shareholders' equity increased $741,000 from December 31, 2008 to December 31, 2009. The growth in equity resulted primarily from an increase in accumulated other comprehensive income and proceeds from the issuance of ChoiceOne's stock. Dividends paid in 2009 exceeded net income by $85,000. ChoiceOne did not repurchase any of its common stock in 2008 or 2009, in contrast to 2007, when 32,700 shares were repurchased. Shares of common stock may be repurchased in the future if management deems it to be a prudent use of capital.

ChoiceOne applied for $9.6 million in a capital investment as part of the U.S. Treasury's Capital Purchase Program in November 2008. Approval of the investment was received from the U.S. Treasury in March 2009. After considering the cost of the investment, the restrictions connected with receipt of the funds, and the potential dilution of existing shareholders, management decided not to accept the capital investment.

Note 22 to the consolidated financial statements presents regulatory capital information for the Bank at the end of 2009 and 2008. The Bank's capital ratios increased slightly from December 31, 2008 to December 31, 2009 due to growth in the shareholders' equity balance during 2009. Management will monitor these capital ratios closely during 2010 as they relate to asset growth and earnings retention. ChoiceOne's Board of Directors and management do not plan to allow capital to decrease below those levels necessary to be considered "well capitalized" by regulatory guidelines. The Board of Directors and management believe that ChoiceOne's capital level as of December 31, 2009 is adequate for the foreseeable future.

Table 4 - Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne's contractual obligations at December 31, 2009:

(Dollars in thousands)
	Payment Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Time deposits	$165,592	$116,722	$41,777	$6,915	$178
Repurchase agreements	20,684	15,684	5,000	-	-
Advances from Federal Home Loan Bank	21,980	13,507	5,053	3,057	363
Operating leases	46	46	-	-	-
Other obligations	1,438	276	210	135	817
Total	$209,740	$146,235	$52,040	$10,107	$1,358

Liquidity and Interest Rate Risk
Net cash from operating activities was $9.2 million for 2009 compared to $7.2 million for 2008. The effect of the increased provision for loan losses and a higher level of proceeds from sales of other real estate owned were partially offset by the effect of gains on sales of securities in 2009 compared to losses on sales and impairment in 2008 and the net change in other assets and other liabilities. Cash used in investing activities was $0.3 million less in 2009 than in 2008. Net cash provided by financing activities was $0.5 million in 2009, compared to $5.8 million used in financing activities in 2008. Growth in deposits and repurchase agreements was partially offset by net payments of FHLB advances in 2009 compared to net borrowings in 2008.

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

Management believes that the current level of liquidity is sufficient to meet the Bank's normal operating needs. This belief is based upon the availability of deposits from both the local and national markets, maturities of securities, normal loan repayments, income retention, federal funds purchased lines from correspondent banks, and advances available from the FHLB. Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at three of the Bank's correspondent banks. As of December 31, 2009, the amount of federal funds available for purchase from the Bank's correspondent banks totaled approximately $18.5 million. ChoiceOne had no federal funds purchased at the end of 2009 or 2008. The Bank also has a line of credit secured by ChoiceOne's commercial loans with the Federal Reserve Bank of Chicago for $40 million, which is designated for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the FHLB, brokered certificates of deposit, and income retention. Approximately $26.1 million of borrowing capacity was available from the FHLB based on residential real estate loans pledged as collateral at year-end 2009. The acceptance of brokered certificates of deposit is not limited as long as the Bank's capital to assets ratio is considered to be "well capitalized" under regulatory guidelines.

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

Table 5 - Maturities and Repricing Schedule

(Dollars in thousands)
	As of December 31, 2009
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Federal funds sold	$9,793	$-	$-	$-	$9,793
Securities available for sale	9,507	12,215	22,978	29,713	74,413
Federal Home Loan Bank stock	-	3,304	-	-	3,304
Federal Reserve Bank stock	-	-	1,270	-	1,270
Loans held for sale	322	-	-	-	322
Loans	81,002	83,024	135,453	23,237	322,716
Cash surrender value of life insurance policies	-	-	9,201	-	9,201
Rate-sensitive assets	100,624	98,543	168,902	52,950	421,019

Liabilities
Interest-bearing demand deposits	43,731	-	-	-	43,731
Savings deposits	36,791	-	-	-	36,791
Money market deposits	58,094	-	-	-	58,094
Certificates of deposit	59,843	60,384	45,365	-	165,592
Repurchase agreements	15,513	-	5,171	-	20,684
Advances from FHLB	3,510	9,990	7,982	498	21,980
Rate-sensitive liabilities	217,482	70,374	58,518	498	346,872
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(116,858)	$28,169	$110,384	$52,452	$74,147
Cumulative asset (liability) gap	$(116,858)	$(88,689)	$21,695	$74,147

Under this method, the ALCO measures interest rate sensitivity by focusing on the one-year repricing gap. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 69% at December 31, 2009, compared to 67% at December 31, 2008. Table 5 above shows the entire balance of interest-bearing demand deposits, savings deposits, money market deposits, and overnight repurchase agreements in the shortest repricing term. Although these categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these liabilities. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a quarterly basis in 2010. As interest rates change during 2010, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne's net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At December 31, 2009, management used a simulation model to subject its assets and liabilities up to an immediate 300 basis point increase. Management limited the immediate interest rate decrease to a maximum of 25 basis points due to the very low general market rates that existed as of the end of 2009. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of advances from the FHLB were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of immediate interest rate changes on both net interest income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net interest income to decrease more than 10% if rates are instantaneously shocked 200 basis points upward or downward. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause the market value of shareholders' equity to decrease more than 20% if rates are instantaneously shocked 200 basis points upward or downward.

Table 6 provides an illustration of hypothetical interest rate changes as of December 31, 2009 and 2008, respectively:

Table 6 - Sensitivity to Changes in Interest Rates
	2009
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$16,620	+ 3%	$66,959	- 16%
200 basis point rise	16,467	+ 2%	70,620	- 11%
100 basis point rise	16,313	+ 1%	74,682	- 6%
Base rate scenario	16,147	-%	79,513	-%
15 basis point decline	16,056	- 1%	79,871	+ 1%
20 basis point decline	16,023	- 1%	80,086	+ 1%
25 basis point decline	15,986	- 1%	80,250	+ 1%

	2008
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$16,279	+ 5%	$53,676	- 18%
200 basis point rise	16,040	+ 3%	57,190	- 12%
100 basis point rise	15,797	+ 2%	61,001	- 6%
Base rate scenario	15,552	-%	65,086	-%
100 basis point decline	14,796	- 5%	69,594	+ 6%
200 basis point decline	14,053	- 10%	74,283	+ 14%
300 basis point decline	14,053	- 10%	79,119	+ 22%

As of both December 31, 2009 and December 31, 2008, the Bank was within its guidelines for immediate rate shocks up and down for both net interest income and the market value of shareholders' equity. The ALCO plans to continue to monitor the effect of changes in interest rates on both net interest income and shareholders' equity and will make changes in the duration of its rate-sensitive assets and rate-sensitive liabilities where necessary.

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

Management assessed the effectiveness of the Company's system of internal control over financial reporting as of December 31, 2009, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management's assessment is based on the criteria for effective internal control over financial reporting as described in "Internal Control - Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Based on this assessment, management has concluded that, as of December 31, 2009, its system of internal control over financial reporting was effective and meets the criteria of the "Internal Control - Integrated Framework." This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management's report in this annual report.

James A. Bosserd President and Chief Executive Officer	Thomas L. Lampen Treasurer

March 26, 2010	March 26, 2010

Plante & Moran, PLLC Suite 400 634 Front Avenue N.W. Grand Rapids, MI 49504 Tel: 616.774.8221 Fax: 616.774.0702 plantemoran.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc.

We have audited the accompanying consolidated balance sheet of ChoiceOne Financial Services, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders' equity, and cash flows for each year in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ChoiceOne Financial Services, Inc. as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each year in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
Plante & Moran, PLLC

Grand Rapids, Michigan
March 26, 2010

ChoiceOne Financial Services, Inc.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
	December 31
	2009	2008
Assets
Cash and due from banks	$9,957	$9,252
Federal funds sold	9,793	1,908
Cash and cash equivalents	19,750	11,160

Securities available for sale (Note 2)	74,413	77,368
Federal Home Loan Bank stock	3,304	3,304
Federal Reserve Bank stock	1,270	1,269
Loans held for sale	322	316

Loans (Note 3)	322,716	325,977
Allowance for loan losses (Note 5)	(4,322)	(3,600)
Loans, net	318,394	322,377

Premises and equipment, net (Note 6)	11,918	11,745
Other real estate owned, net (Note 8)	2,201	3,692
Loan servicing rights, net (Note 4)	491	580
Cash value of life insurance policies	9,201	8,873
Intangible assets, net (Note 7)	3,068	3,537
Goodwill (Note 7)	13,728	13,728
Other assets	7,855	5,602
Total assets	$465,915	$463,551

Liabilities
Deposits - noninterest-bearing (Note 9)	$60,802	$54,511
Deposits - interest-bearing (Note 9)	304,208	292,487
Total deposits	365,010	346,998

Repurchase agreements (Note 10)	20,684	18,786
Advances from Federal Home Loan Bank (Note 11)	21,980	39,957
Other liabilities (Notes 12 and 14)	5,315	5,625
Total liabilities	412,989	411,366

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	-	-
Common stock and paid-in capital, no par value; shares authorized: 7,000,000; shares outstanding: 3,265,714 in 2009 and 3,246,109 in 2008 (Note 15)	46,326	46,171
Retained earnings	5,813	5,898
Accumulated other comprehensive income, net (Note 17)	787	116
Total shareholders' equity	52,926	52,185
Total liabilities and shareholders' equity	$465,915	$463,551

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)
	Years ended December 31
	2009	2008	2007
Interest income
Loans, including fees	$19,915	$22,641	$24,794
Securities
Taxable	1,390	2,105	2,237
Tax exempt	1,774	1,722	1,655
Other	7	66	79
Total interest income	23,086	26,534	28,765

Interest expense
Deposits	5,553	8,932	11,456
Advances from Federal Home Loan Bank	1,186	1,704	1,405
Other borrowings	351	567	761
Total interest expense	7,090	11,203	13,622

Net interest income	15,996	15,331	15,143
Provision for loan losses (Note 5)	4,875	3,475	2,035
Net interest income after provision for loan losses	11,121	11,856	13,108

Noninterest income
Customer service charges	3,177	3,280	3,321
Insurance and investment commissions	690	769	1,137
Gain on sale of insurance book of business	-	-	875
Gains on sales of loans (Note 4)	601	215	287
Gains (losses) on sales of securities (Note 2)	402	(401)	13
Loss on other than temporary impairment of securities (Note 2)	(47)	(432)	-
Losses on sales of other assets (Note 8)	(434)	(204)	(149)
Earnings on life insurance policies	365	373	364
Other income	667	483	633
Total noninterest income	5,421	4,083	6,481

Noninterest expense
Salaries and benefits (Notes 14 and 15)	6,902	7,140	7,709
Occupancy and equipment (Note 6)	2,227	2,163	2,190
Data processing	1,599	1,386	1,470
Professional fees	629	645	589
Supplies and postage	504	537	505
Advertising and promotional	124	152	306
Intangible asset amortization (Note 7)	469	494	498
FDIC insurance	785	267	63
Other expense	2,020	1,927	1,740
Total noninterest expense	15,259	14,711	15,070

Income before income tax	1,283	1,228	4,519
Income tax expense/(benefit) (Note 12)	(195)	(207)	939

Net income	$1,478	$1,435	$3,580

Basic earnings per common share (Note 16)	$0.45	$0.44	$1.11
Diluted earnings per common share (Note 16)	$0.45	$0.44	$1.10
Dividends declared per common share	$0.48	$0.68	$0.68

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in thousands, except per share data)
	Number of Shares	Common Stock and Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total

Balance, January 1, 2007	3,250,629	$ 46,253	$ 5,285	$ (19)	$ 51,519

Comprehensive income:
Net income			3,580		3,580
Net change in unrealized gain (loss) on
securities available for sale, net of tax of $198				384	384
Net change in funded status of post-
retirement benefit plan				156	156
Total comprehensive income					4,120

Shares issued	11,885	169			169
Shares repurchased	(32,700)	(537)			(537)
Change in ESOP repurchase obligation		28			28
Effect of stock options granted		31			31
Effect of employee stock purchases		12			12
Cash dividends declared ($0.68 per share)			(2,200)		(2,200)

Balance, December 31, 2007	3,229,814	$ 45,956	$ 6,665	$ 521	$ 53,142

Comprehensive income:
Net income			1,435		1,435
Net change in unrealized gain (loss) on
securities available for sale, net of tax
of ($228)				(442)	(442)
Net change in funded status of post-
retirement benefit plan				37	37
Total comprehensive income					1,030

Shares issued	16,295	147			147
Change in ESOP repurchase obligation		23			23
Effect of stock options granted		33			33
Effect of employee stock purchases		12			12
Cash dividends declared ($0.68 per share)			(2,202)		(2,202)

Balance, December 31, 2008	3,246,109	$ 46,171	$ 5,898	$ 116	$ 52,185

Comprehensive income:
Net income			1,478		1,478
Net change in unrealized gain (loss) on
securities available for sale, net of tax of $343				665	665
Net change in funded status of post-
retirement benefit plan				6	6
Total comprehensive income					2,149

Shares issued	19,605	126			126
Change in ESOP repurchase obligation		(4)			(4)
Effect of stock options granted		22			22
Effect of employee stock purchases		11			11
Cash dividends declared ($0.48 per share)			(1,563)		(1,563)

Balance, December 31, 2009	3,265,714	$ 46,326	$ 5,813	$ 787	$ 52,926

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
	Years ended December 31
	2009	2008	2007
Cash flows from operating activities:
Net income	$1,478	$1,435	$3,580
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	4,875	3,475	2,035
Depreciation	974	844	832
Amortization	1,102	996	978
Compensation expense on stock options and employee purchases	33	45	43
Losses (gains) on sales of securities	(402)	401	(13)
Loss on other than temporary impairment of securities	47	432	-
Gains on sales of loans	(601)	(215)	(287)
Loans originated for sale	(27,598)	(12,249)	(15,700)
Proceeds from loan sales	27,983	12,198	16,015
Earnings on bank-owned life insurance	(365)	(373)	(364)
Losses on sales of other real estate owned	449	213	162
Write-downs of other real estate owned	442	205	96
Proceeds from sales of other real estate owned	3,758	1,065	1,241
Deferred federal income tax expense/(benefit)	(410)	(644)	274
Net change in:
Other assets	(2,289)	372	45
Other liabilities	(241)	(970)	(2,423)
Net cash from operating activities	9,235	7,230	6,514

Cash flows from investing activities:
Sales of securities available for sale	8,171	2,540	3,897
Maturities, prepayments and calls of securities available for sale	27,180	22,206	23,196
Purchases of securities available for sale	(31,269)	(20,603)	(32,294)
Purchase of Federal Reserve Bank stock	(1)	(4)	(588)
Loan originations and payments, net	(4,381)	(4,760)	371
Additions to premises and equipment	(816)	(764)	(528)
Purchase of investment book of business	-	-	(347)
Purchase of bank-owned life insurance	-	-	(150)
Net cash from investing activities	(1,116)	(1,385)	(6,443)

Cash flows from financing activities:
Net change in deposits	18,012	(4,846)	(14,536)
Net change in repurchase agreements	1,898	(2,924)	6,697
Net change in federal funds purchased	-	-	(460)
Proceeds from Federal Home Loan Bank advances	37,000	50,000	31,000
Payments on Federal Home Loan Bank advances	(55,002)	(46,000)	(19,000)
Issuance of common stock	126	147	169
Repurchase of common stock	-	-	(537)
Cash dividends and fractional shares from stock dividends	(1,563)	(2,202)	(2,200)
Net cash from financing activities	471	(5,825)	1,133

Net change in cash and cash equivalents	8,590	20	1,204
Beginning cash and cash equivalents	11,160	11,140	9,936
Ending cash and cash equivalents	$19,750	$11,160	$11,140

Supplemental disclosures:
Cash paid for interest	$7,288	$11,519	$13,971
Cash paid for income taxes	31	575	945
Loans transferred to other real estate owned	3,489	3,666	898
Other real estate owned transferred to premises and equipment	331	-	-

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include ChoiceOne Financial Services, Inc., its wholly-owned subsidiary, ChoiceOne Bank, and ChoiceOne Bank's wholly-owned subsidiary, ChoiceOne Insurance Agencies, Inc., and its former wholly-owned subsidiary, ChoiceOne Mortgage Company of Michigan, (together referred to as "ChoiceOne"). Intercompany transactions and balances have been eliminated in consolidation.

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

Together, the Bank, the former Mortgage Company, and the Insurance Agency, account for substantially all of ChoiceOne's assets, revenues and operating income.

Use of Estimates
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, ChoiceOne's management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided. Actual results may differ from these estimates. Estimates associated with the allowance for loan losses, other real estate owned, core deposit intangible assets, loan servicing rights, goodwill, and fair values of certain financial instruments are particularly susceptible to change.

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

Cash Restrictions
Cash on hand or on deposit with the Federal Reserve Bank of $221,000 and $172,000 was required to meet regulatory reserve and clearing requirements at December 31, 2009 and 2008, respectively. The balance in excess of the amount required was interest-bearing as of December 31, 2009 and December 31, 2008.

Stock Dividends
Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional shares resulting from stock dividends are paid in cash.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation
ChoiceOne records stock-based compensation cost using the fair value method. Compensation costs related to stock options granted is disclosed in Note 15.

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

Operating Segments
While ChoiceOne's management monitors the revenue streams of various products and services for the Bank and Insurance Agency, operations and financial performance are evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated into one reportable operating segment.

Recent Accounting Pronouncements
The Financial Accounting Standards Board issued new guidance in 2009 on the accounting for transfers of financial assets. The new guidance eliminates the concept of a qualifying special-purpose entity. Other changes from current accounting standards include new de-recognition criteria for a transfer to be accounted for as a sale, and a change to the amount of recognized gain/loss on transfers accounted for as a sale when beneficial interests are received by the transferor. This new standard will be applied prospectively to new transfers of financial assets and will be effective in the first quarter of 2010. Early application is prohibited. ChoiceOne believes that the impact of this new standard is not likely to have a material impact on its financial statements.

Reclassifications
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current year's presentation.

Note 2 - Securities

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at December 31 were as follows:
	2009
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government and federal agency	$18,550	$108	$(87)	$18,571
State and municipal	44,230	699	(330)	44,599
Mortgage-backed	8,672	285	(28)	8,929
Equity securities	2,069	385	(140)	2,314
Total	$73,521	$1,477	$(585)	$74,413

	2008
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government and federal agency	$13,999	$222	$-	$14,221
State and municipal	49,148	529	(611)	49,066
Mortgage-backed	11,705	253	(56)	11,902
Corporate	199	-	(1)	198
Equity securities	2,433	66	(518)	1,981
Total	$77,484	$1,070	$(1,186)	$77,368

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information regarding sales of securities available for sale follows:

(Dollars in thousands)
	2009	2008	2007
Proceeds from sales of securities	$8,171	$2,540	$3,897
Gross realized gains	414	39	23
Gross realized losses	12	440	10
Loss on other than temporary impairment	47	432	-

Contractual maturities of securities available for sale at December 31, 2009 were as follows:
(Dollars in thousands)	Fair Value
Due within one year	$21,282
Due after one year through five years	22,917
Due after five years through ten years	17,879
Due after ten years	1,092
Total debt securities	63,170
Mortgage-backed securities, not due at a specific date	8,929
Equity securities	2,314
Total	$74,413

Various securities were pledged as collateral for securities sold under agreements to repurchase and for Treasury, Tax, and Loan accounts. The carrying amount of securities pledged as collateral at December 31 was as follows:

(Dollars in thousands)
	2009	2008
Securities pledged for securities sold under agreements to repurchase	$24,800	$19,309
Securities pledged for Treasury, Tax, and Loan accounts	521	529
Total securities pledged as collateral	$25,321	$19,838

Securities with unrealized losses at year-end 2009 and 2008, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, were as follows:
(Dollars in thousands)	2009
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$8,033	$(87)	$-	$-	$8,033	$(87)
State and municipal	9,211	(244)	1,771	(86)	10,982	(330)
Mortgage-backed	1,465	(28)	-	-	1,465	(28)
Equity	-	-	860	(140)	860	(140)
Total temporarily impaired	$18,709	$(359)	$2,631	$(226)	$21,340	$(585)

(Dollars in thousands)	2008
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipal	$15,103	$(526)	$2,427	$(85)	$17,530	$(611)
Mortgage-backed	1,959	(47)	194	(9)	2,153	(56)
Corporate	-	-	198	(1)	198	(1)
Equity	482	(518)	-	-	482	(518)
Total temporarily impaired	$17,544	$(1,091)	$2,819	$(95)	$20,363	$(1,186)

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

One municipal security with a fair value of $325,000 was considered to be other than temporary impaired as of December 31, 2009. The security defaulted upon its maturity of September 1, 2009. An impairment loss of $47,000 was recorded in December 2009 due to uncertainty as to when principal repayment will be received. In the case of the remaining state and municipal securities, ChoiceOne does not intend to sell the securities prior to a recovery in their value nor is it likely that ChoiceOne would be forced to sell them. Equity securities included a Money Market Preferred auction rate security (MMP) with a fair value of $860,000 as of December 31, 2009. Auctions remain active for the MMP and interest payments have remained current.

An impairment loss of $432,000 was recorded in December 2008 when a decline in the market value of an MMP was considered to be other than temporary. The MMP was converted to 40,000 shares of preferred stock in January 2009 when auction activity ceased and the collateral supporting the MMP was unwound. A gain of $32,000 was recognized upon the conversion. Subsequent to the conversion, ChoiceOne sold 15,000 shares in 2009 for a gain of $92,000. An unrealized gain of $199,000 on the remaining shares was recorded as other comprehensive income as of December 31, 2009.

ChoiceOne evaluates all securities for other than temporary impairment at least on a semi-annual basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of ChoiceOne to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value. Except for the impairments described in the previous paragraphs, no other than temporary impairments were recorded in 2009 or 2008.

Note 3 - Loans

The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2009	2008
Agricultural	$31,322	$23,408
Commercial and industrial	53,964	57,587
Consumer	16,285	16,047
Real estate - commercial	121,100	123,952
Real estate - construction	1,158	2,026
Real estate - residential	98,887	102,957
Loans, gross	322,716	325,977
Allowance for loan losses	(4,322)	(3,600)
Loans, net	$318,394	$322,377

Note 4 - Mortgage Banking

Activity during the year was as follows:

(Dollars in thousands)
	2009	2008	2007
Loans originated for resale, net of principal payments	$27,598	$12,249	$15,700
Proceeds from loan sales	27,983	12,198	16,015
Net gains on sales of loans held for sale	601	215	287
Loan servicing fees, net of amortization	4	67	85

Loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $117 million and $121 million at December 31, 2009 and 2008, respectively. The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2009 and 2008.

Activity for loan servicing rights was as follows:

(Dollars in thousands)
	2009	2008	2007
Balance, beginning of year	$580	$792	$992
Capitalized	210	51	108
Amortization	(299)	(263)	(308)
Balance, end of year	$491	$580	$792

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of loan servicing rights was $1,048,000 and $1,405,000 as of December 31, 2009 and 2008, respectively. Consequently, a valuation allowance was not necessary at year-end 2009 or 2008. The fair value of servicing rights at December 31, 2009 was determined using a discount rate of 7.6% and prepayment speeds ranging from 0% to 17%. The fair value of servicing rights at December 31, 2008 was determined using a discount rate of 7.9% and prepayment speeds ranging from 0% to 14%.

Note 5 - Allowance for Loan Losses

Activity in the allowance for loan losses was as follows:

(Dollars in thousands)
	2009	2008	2007
Balance, beginning of year	$3,600	$3,600	$3,569
Provision charged to expense	4,875	3,475	2,035
Recoveries credited to the allowance	541	353	295
Loans charged off	(4,694)	(3,828)	(2,299)
Balance, end of year	$4,322	$3,600	$3,600

Information regarding nonperforming loans for the years ended December 31 follows:

(Dollars in thousands)
	2009	2008
Nonaccrual loans	$11,881	$8,305
Loans past due over 90 days still on accrual	202	333
Loans considered troubled debt restructurings which are not included above	1,919	605
Total	$14,002	$9,243

Nonperforming loans includes both smaller balance homogenous loans that are collectively evaluated for impairment and loans individually classified as impaired loans. Information regarding impaired loans as of and for the year ended December 31 follows:

(Dollars in thousands)
	2009	2008	2007
Loans with no allowance allocated at year end	$5,062	$5,576	$7,381
Loans with allowance allocated at year end	4,685	2,087	2,160
Amount of allowance for loan losses allocated at year end	1,096	520	854
Average balance during the year	8,248	5,540	7,026
Interest income recognized thereon	77	142	237
Cash-basis interest income recognized	-	1	12

Note 6 - Premises and Equipment

As of December 31, premises and equipment consisted of the following:

(Dollars in thousands)
	2009	2008
Land and land improvements	$3,918	$3,576
Leasehold improvements	37	47
Buildings	10,595	10,110
Furniture and equipment	3,312	3,650
Total cost	17,862	17,383
Accumulated depreciation	(5,944)	(5,638)
Premises and equipment, net	$11,918	$11,745

Depreciation expense was $974,000, $844,000, and $832,000 for 2009, 2008 and 2007, respectively.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank leases certain branch properties and automated-teller machine locations in its normal course of business. Rent expense totaled $71,000, $70,000, and $69,000 for 2009, 2008 and 2007, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (dollars in thousands):
2010	$46

Note 7 - Goodwill and Intangible Assets

Goodwill
There were no changes in the goodwill balance in 2009 or 2008. ChoiceOne performed its annual evaluation of goodwill for impairment as of June 30, 2009 and determined that no impairment existed. As a result of market conditions that caused the market value of bank stocks to decline in the second half of 2009, the evaluation was updated as of October 31, 2009. Based on the testing performed, which included review of acquisition values of Midwest area banks during 2009, no impairment of goodwill was deemed to exist as of December 31, 2009.

Acquired Intangible Assets
Information for acquired intangible assets at December 31 follows:

(Dollars in thousands)
	2009		2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangible	$4,134	$1,309	$4,134	$896
Other intangible assets	473	230	473	174
Totals	$4,607	$1,539	$4,607	$1,070

The core deposit intangible is being amortized on a straight-line basis over ten years and other intangible assets are being amortized over periods ranging from two to ten years. Aggregate amortization expense was $469,000, $494,000 and $498,000 for 2009, 2008 and 2007, respectively. The estimated amortization expense for the next five years ending December 31 is as follows:

(Dollars in thousands)
	Core Deposit Intangible	Other Intangible Assets	Total
2010	$413	$35	$448
2011	413	35	448
2012	413	35	448
2013	413	35	448
2014	413	35	448
Thereafter	760	68	828
Total	$2,825	$243	$3,068

Note 8 - Other Real Estate Owned

Other real estate owned represents residential and commercial properties owned and is reported net of a valuation allowance. Activity within other real estate owned was as follows:

(Dollars in thousands)
	2009	2008
Balance, beginning of year	$3,692	$1,509
Transfers from loans	3,489	3,666
Reclassification to buildings	(331)	-
Proceeds from sales	(3,758)	(1,065)
Losses on sales	(449)	(213)
Write-downs	(442)	(205)
Balance, end of year	$2,201	$3,692

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the valuation allowance on other real estate owned was as follows:

(Dollars in thousands)
	2009	2008	2007
Balance, beginning of year	$206	$30	$223
Write-downs charged to expense	442	205	96
Deletions from sales of other real estate owned	(210)	(29)	(289)
Balance, end of year	$438	$206	$30

Note 9 - Deposits

Deposit balances as of December 31 consisted of the following:

(Dollars in thousands)
	2009	2008
Noninterest-bearing demand deposits	$60,802	$54,511
Interest-bearing demand deposits	43,731	35,213
Money market deposits	58,094	46,900
Savings deposits	36,791	32,764
Local certificates of deposit	159,217	157,892
Brokered certificates of deposit	6,375	19,718
Total deposits	$365,010	$346,998

Scheduled maturities of certificates of deposit at December 31 were as follows:

(Dollars in thousands)
2010	$116,722
2011	30,226
2012	11,551
2013	3,926
2014	2,989
2015	178
Total	$165,592

The Bank had certificates of deposit issued in denominations of $100,000 or greater totaling $68.4 million and $76.6 million at December 31, 2009 and 2008, respectively. The Bank had brokered certificates of deposit totaling $6.4 million at December 31, 2009 compared to $19.7 million at December 31, 2008. As of December 31, 2009, the weighted average interest rate on these brokered certificates of deposit was 1.16% with maturities ranging from February 2010 to May 2011. In addition, the Bank had $20.0 million of certificates of deposit as of December 31, 2009 that had been issued through the Certificate of Deposit Account Registry Service (CDARS). Although certificates of deposit issued through CDARS are issued to local customers, this type of deposit is classified as brokered deposits for regulatory purposes.

Note 10 - Repurchase Agreements

Securities sold under agreements to repurchase are advances to the Bank by customers or another bank. These agreements are direct obligations of the Bank and are secured by securities held in safekeeping at a correspondent bank. Most repurchase agreements with Bank customers mature daily. The Bank had a $500,000 term repurchase agreement with a Bank customer as of December 31, 2009 that matures in 2010. As of December 31, 2009, the Bank had a $5 million structured repurchase agreement with a correspondent bank maturing on July 31, 2012 with a fixed interest rate of 4.55%. The repurchase agreement is putable by the correspondent quarterly starting July 1, 2009. Information regarding repurchase agreements follows:

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)
	2009	2008
Outstanding balance at December 31	$20,684	$18,786
Average interest rate at December 31	1.64%	2.13%
Average balance during the year	$18,419	$18,632
Average interest rate during the year	1.88%	2.93%
Maximum month end balance during the year	$20,684	$19,754

Note 11 - Federal Home Loan Bank Advances

At December 31, advances from the Federal Home Loan Bank (the "FHLB") were as follows:

(Dollars in thousands)
	2009	2008
Maturities ranging from January 2010 to November 2024, fixed interest rates ranging from 3.98% to 5.95%, with an average rate of 4.55%	$21,980

Maturities ranging from March 2009 to January 2013, fixed interest rates ranging from 2.54% to 5.95%, with an average rate of 4.69%		$27,957

Maturities ranging from February 2009 to June 2009, floating interest rates, ranging from 0.46% to 0.65%, with an average rate of 0.60%		12,000
Total advances outstanding at year-end	$21,980	$39,957

Penalties are charged on fixed rate advances that are paid prior to maturity. No fixed rate advances were paid prior to maturity in 2009, 2008 or 2007. An advance maturing in 2012 may be converted to a variable rate by the FHLB. If the FHLB exercises its option the Bank may prepay the advance without penalty. Advances were secured by residential real estate loans with a carrying value of approximately $83.3 million at December 31, 2009 and by residential real estate loans with a carrying value of approximately $77.5 million at December 31, 2008. Based on this collateral, the Bank was eligible to borrow an additional $26.1 million at year-end 2009. The scheduled maturities of advances from the FHLB at December 31, 2009 were as follows (dollars in thousands):
2010	$13,507
2011	26
2012	5,027
2013	3,028
2014	29
Thereafter	363
Total	$21,980

Note 12 - Income Taxes

Information as of December 31 and for the year follows:

(Dollars in thousands)
	2009	2008	2007
Provision for Income Taxes
Current federal income tax expense	$215	$437	$665
Deferred federal income tax expense/(benefit)	(410)	(644)	274
Income tax expense/(benefit)	$(195)	$(207)	$939

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2009	2008	2007
Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$436	$418	$1,537
Tax exempt interest income	(608)	(644)	(569)
Tax exempt earnings on bank-owned life insurance	(124)	(126)	(124)
Nondeductible interest expense	44	72	86
Other items	57	73	9
Income tax expense/(benefit)	$(195)	$(207)	$939

Effective income tax rate	(15)%	(17)%	21%

Components of Deferred Tax Assets and Liabilities	2009	2008
Deferred tax assets:
Allowance for loan losses	$1,214	$908
Deferred compensation	426	522
Alternative minimum tax credit carryforward	399	241
Purchase accounting adjustments from merger with VRFC	184	328
Capital losses on securities	179	295
Nonaccrual loan interest	154	128
Write downs on other real estate owned	113	70
Postretirement benefits obligation	-	47
Unrealized losses on securities available for sale	-	40
Other	121	113
Total deferred tax assets	2,790	2,692

Deferred tax liabilities:
Depreciation	1,132	1,252
Purchase accounting adjustments from merger with VRFC	1,057	1,236
Unrealized gains on securities available for sale	303	-
Loan servicing rights	140	138
Stock dividends from Federal Home Loan Bank stock	111	111
Postretirement benefits obligation	64	-
Other	90	129
Total deferred tax liabilities	2,897	2,866
Net deferred tax assets (liabilities)	$(107)	$(174)

A deferred tax asset of $295,000 was recorded in 2008 as a result of other than temporary impairment losses recorded on two of ChoiceOne's Money Market Preferred auction rate securities (MMP). If ChoiceOne sells these securities, any loss sustained would be considered a capital loss, which would need to be recovered through offsetting capital gains. Capital losses of $109,000 were incurred in 2009 upon the sale of the MMPs, of which $72,000 can be carried back to the 2007 tax year. ChoiceOne's management has identified tax strategies that could be used to generate capital gains to offset any remaining capital losses, if the value of these securities does not recover. Management has not decided if, or when, it would implement these tax strategies.

A valuation allowance related to deferred taxes is recognized when it is considered more likely than not that part or all of the deferred tax benefits will not be realized. Management has determined that no such allowance was required at December 31, 2009 and 2008.

Note 13 - Related Party Transactions

Loans to executive officers, directors and their affiliates were as follows at December 31:

(Dollars in thousands)
	2009	2008
Balance, beginning of year	$6,266	$5,322
New loans	574	2,190
Repayments	(1,054)	(1,246)
Balance, end of year	$5,786	$6,266

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deposits from executive officers, directors, and their affiliates were $11.1 million and $9.9 million at December 31, 2009 and 2008, respectively.

Note 14 - Employee Benefit Plans

401(k) Plan:
The 401(k) plan allows employees to contribute up to the IRS maximum. Matching company contributions to the plan are discretionary. Expense of this plan was $0, $141,000, and $113,000 in 2009, 2008, and 2007, respectively.

Employee Stock Ownership Plan:
Employees participate in an Employee Stock Ownership Plan (the "ESOP"). ChoiceOne makes discretionary contributions to the ESOP. Shares of ChoiceOne common stock are allocated to participants based on relative compensation earned and compensation expense is recorded when allocated. Dividends on allocated shares increase the participant accounts. Participants become fully vested upon completing six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased by ChoiceOne at any time. ChoiceOne did not contribute to the ESOP nor was any expense recorded in 2009, 2008, or 2007.

Shares held by the ESOP as of December 31 were as follows:

(Dollars in thousands)
	2009	2008	2007
Shares allocated to participants	5,355	5,355	5,355
Shares unallocated	-	-	-
Total shares of ChoiceOne stock held by ESOP	5,355	5,355	5,355

Fair value of allocated shares, subject to repurchase obligation, recorded in other liabilities	$48	$44	$67

Postretirement Benefits Plan:
ChoiceOne maintains an unfunded postretirement health care plan, which permits employees (and their dependents) the ability to participate upon retirement from ChoiceOne. ChoiceOne does not pay any portion of the health care premiums charged to its retired participants. A liability has been accrued for the obligation under this plan. ChoiceOne incurred negative postretirement benefit expense of $17,000 in 2009 and $6,000 in 2008. The postretirement obligation liability was $113,000 as of December 31, 2008 and $139,000 as of December 31, 2008.

Deferred Compensation Plans:
A deferred director compensation plan covers former directors of Valley Ridge Bank. Under the plan, ChoiceOne pays each former director the amount of director fees deferred plus interest at rates ranging from 2.00% to 5.84% over various periods as elected by each director. The payout periods range from 1 month to 10 years beginning with the individual's termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $28,000 in 2009 and $49,000 in 2008. The deferred compensation liability was $476,000 as of December 31, 2009 and $802,000 as of December 31, 2008.

A supplemental retirement plan covers four former executive officers of Valley Ridge Bank. Under the plan, ChoiceOne pays these individuals a specific amount of compensation plus interest at 7.50% over a 15-year period commencing upon early retirement age (as defined in the plan) or normal retirement age (as defined in the plan). A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $76,000 in 2009 and $104,000 in 2008. Deferred compensation liabilities of $778,000 and $734,000 were outstanding as of December 31, 2009 and December 31, 2008, respectively.

Note 15 - Stock Options

Options to buy stock are granted to key employees under an incentive stock option plan to provide them with an additional equity interest in ChoiceOne. The plan provides for the issuance of up to 147,376 shares of common stock. ChoiceOne recognized compensation expense of $22,000 in 2009, $33,000 in 2008, and $31,000 in 2007 in connection with stock options that vested for current participants during these years. The maximum option term is 10 years and options vest over 3 years. At December 31, 2009, there were 98,144 options available for future grants.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the activity in the plan follows:
	2009		2008		2007
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of year	49,232	$16.46	37,732	$17.36	30,414	$17.27
Options granted	-	-	11,500	13.50	9,500	17.95
Options exercised	-	-	-	-	-	-
Options forfeited or expired	-	-	-	-	(2,182)	18.77
Options outstanding, end of year	49,232	$16.46	49,232	$16.46	37,732	$17.36

Options exercisable at December 31	41,107	$16.78	34,357	$16.89	25,901	$16.75

The range of prices for options outstanding and exercisable at the end of 2009 ranged from $13.04 to $21.43 per share. The weighted average remaining contractual life of options outstanding and exercisable at the end of 2009 was approximately 5.3 years. The exercise price of all options outstanding was higher than ChoiceOne's closing stock price as of the end of 2009. As a result, the aggregate intrinsic value of both options outstanding and options exercisable was $0 as of December 31, 2009. The numbers of options, weighted average exercise prices, and fair value of options granted have been adjusted for all stock dividends and splits. Information pertaining to options outstanding at December 31, 2009 was as follows:
Exercise price of stock options:	Number of options outstanding at year-end	Number of options exercisable at year-end	Average remaining contractual life (in years)
$ 13.04	3,857	3,857	2.14
$ 13.50	11,500	5,750	8.07
$ 13.70	5,250	5,250	2.99
$ 16.31	6,299	6,299	4.06
$ 17.95	9,500	7,125	7.05
$ 18.85	6,000	6,000	6.05
$ 21.43	6,826	6,826	5.05

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

	2009	2008	2007
Expected stock price volatility	-	21.96%	24.96%
Dividend yield	-	4.41%	3.78%
Expected option life (in years)	-	7	7
Risk-free interest rate	-	3.02%	4.75%
Fair value of options granted during year	$-	$1.91	$3.92

During 2009, shares totaling 6,751 were vested at an average exercise price of $16.26. As of December 31, 2009, there was approximately $20,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That cost is expected to be recognized by ChoiceOne through 2011.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Earnings Per Share

(Dollars in thousands, except per share data)
	2009	2008	2007
Basic
Net income	$1,478	$1,435	$3,580

Weighted average common shares outstanding	3,255,984	3,236,984	3,238,837

Basic earnings per common share	$0.45	$0.44	$1.11
Diluted
Net income	$1,478	$1,435	$3,580

Weighted average common shares outstanding	3,255,984	3,236,984	3,238,837
Plus: dilutive effect of assumed exercises of stock options	-	-	1,178
Average shares and dilutive potential common shares	3,255,984	3,236,984	3,240,015

Diluted earnings per common share	$0.45	$0.44	$1.10

There were 49,232 stock options as of December 31, 2009 and December 31, 2008 considered to be anti-dilutive to earnings per share and thus have been excluded from the calculations above.

Note 17 - Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes follow:

(Dollars in thousands)
	2009	2008	2007
Unrealized holding gains (losses) on available for sale securities	$1,364	$(1,502)	$595
Less reclassification adjustments for gains (losses) included in net income	355	(833)	13
Net unrealized gains (losses)	1,009	(669)	582
Less tax effect	344	(227)	198
Net-of-tax amount	665	(442)	384

Change in funded status of postretirement benefit plan	9	56	237
Tax effect	3	19	81
Net-of-tax amount	6	37	156
Total	$671	$(405)	$540

Accumulated other comprehensive income, a component of equity, was comprised of the following at December 31:

(Dollars in thousands)
	2009	2008
Unrealized holding gains (losses) on available for sale securities	$892	$(116)
Unrecognized actuarial gains on postretirement benefit plan	301	292
Tax effect	(406)	(60)
Net accumulated other comprehensive income	$787	$116

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Condensed Financial Statements of Parent Company

Condensed Balance Sheets
(Dollars in thousands)	December 31
	2009	2008
Assets
Cash	$81	$54
Securities available for sale	202	736
Other assets	59	62
Investment in ChoiceOne Bank	52,655	51,379
Total assets	$52,997	$52,231

Liabilities
Mandatory redeemable shares under ESOP, at fair value	$48	$44
Other liabilities	23	2
Total liabilities	71	46

Shareholders' equity	52,926	52,185
Total liabilities and shareholders' equity	$52,997	$52,231

Condensed Statements of Income
(Dollars in thousands)	Years Ended December 31
	2009	2008	2007
Interest and dividends from ChoiceOne Bank	$938	$2,017	$2,347
Interest and dividends from other securities	17	27	27
Gains on sales of securities	17	18	-
Total income	972	2,062	2,374
Other expenses	67	61	149
Income before income tax and equity in undistributed net
income of subsidiary	905	2,001	2,225
Income tax benefit	17	26	39
Income before equity in undistributed net income of subsidiary	922	2,027	2,264
Equity in undistributed net income (distributions in excess of net income) of subsidiary	556	(592)	1,316
Net income	$1,478	$1,435	$3,580

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Cash Flows
(Dollars in thousands)	Years Ended December 31
	2009	2008	2007
Cash flows from operating activities:
Net income	$1,478	$1,435	$3,580
Adjustments to reconcile net income to net cash from operating activities:
Equity in (undistributed net income) distributions in excess
of net income of subsidiary	(556)	592	(1,316)
Amortization	2	2	2
Gains on sales of securities	(17)	(18)	-
Changes in other assets	3	3	53
Changes in other liabilities	30	(13)	7
Net cash from (used in) operating activities	940	2,001	2,326

Cash flows from investing activities:
Sales of securities	524	40	-
Net cash from investing activities	524	40	-

Cash flows from financing activities:
Issuance of common stock	126	147	169
Repurchase of common stock	-	-	(537)
Cash dividends paid	(1,563)	(2,202)	(2,200)
Net cash used in financing activities	(1,437)	(2,055)	(2,568)

Net change in cash and cash equivalents	27	(14)	(242)
Beginning cash and cash equivalents	54	68	310
Ending cash and cash equivalents	$81	$54	$68

Note 19 - Financial Instruments

Financial instruments as of December 31 were as follows:
(Dollars in thousands)	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$9,957	$9,957	$9,252	$9,252
Federal funds sold	9,793	9,793	1,908	1,908
Securities available for sale	74,413	74,413	77,368	77,368
Federal Home Loan Bank and Federal Reserve Bank stock	4,574	4,574	4,573	4,573
Loans held for sale	322	322	316	316
Loans, net	318,394	314,491	322,377	318,730
Accrued interest receivable	2,091	2,091	2,263	2,263

Liabilities:
Demand, savings and money market deposits	199,418	199,418	169,387	169,387
Time deposits	165,592	165,597	177,611	178,050
Repurchase agreements	20,684	20,686	18,786	18,811
Advances from Federal Home Loan Bank	21,980	21,986	39,957	40,759
Accrued interest payable	377	377	575	575

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described later in this paragraph. The methodology for determining the estimated fair value for securities available for sale is described in Note 20. The estimated fair value for loans is based on the rates charged at December 31 for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns. The estimated fair values for time deposits and FHLB advances are based on the rates paid at December 31 for new deposits or FHLB advances, applied until maturity. The estimated fair values for other financial instruments and off-balance sheet loan commitments are considered nominal.

Note 20 - Fair Value Measurements

The following tables present information about the Bank's assets and liabilities measured at fair value on a recurring basis at December 31, 2009 and December 31, 2008, and the valuation techniques used by the Bank to determine those fair values.

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

There were no liabilities measured at fair value as of December 31, 2009 or December 31, 2008. Disclosures concerning assets measured at fair value are as follows:

Assets Measured at Fair Value on a Recurring Basis
(Dollars in Thousands)
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Investment securities, available for sale
December 31, 2009	$ 30,358	$ 41,248	$ 2,807	$ 74,413
December 31, 2008	$ 27,908	$ 46,230	$ 3,230	$ 77,368

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis
(Dollars in Thousands)
Investment Securities, Available for Sale
Balance at December 31, 2008	$3,230
Total realized and unrealized gains (losses) included in income	-
Total unrealized gains (losses) included in other comprehensive income	12
Net purchases, sales, calls, and maturities	(273)
Net transfers in (out) of Level 3	(162)

Balance at December 31, 2009	$2,807

Of the Level 3 assets that were still held by the Bank at December 31, 2009, the net unrealized gain for the twelve months ended December 31, 2009 was $12,000, which is recognized in other comprehensive income in the consolidated balance sheet. There were no sales or purchases of Level 3 securities in 2009.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The Bank also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets are not normally measured at fair value, but can be subject to fair value adjustments in certain circumstances, such as impairment. Disclosures concerning assets measured at fair value on a non-recurring basis are as follows:

Assets Measured at Fair Value on a Non-recurring Basis
(Dollars in Thousands)
	Balance at End of Period	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Change in Fair Value for the Period Ended December 31,
Impaired loans December 31, 2009	$ 9,747	$ -	$ -	$ 9,747	$ 1,855
December 31, 2008	$ 7,663	$ -	$ -	$ 7,663	$ 1,200

Other real estate
December 31, 2009	$ 2,201	$ -	$ -	$ 2,201	$ 319

Impaired loans consist of non-homogeneous loans that are considered impaired. The Bank estimates the fair value of the loans based on the present value of expected future cash flows using management's best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals). The losses indicated for the periods ended December 31, 2009 and December 31, 2008 consisted of charge-downs that were posted to the allowance for loan losses and write-downs of other real estate that were posted to a valuation account.

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:
(Dollars in thousands)	2009		2008
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$4,246	$41,575	$7,087	$39,989
Commitments to fund loans (at market rates)	4,683	1,190	1,397	460

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 4.63% to 7.90% and maturities ranging from 1 year to 15 years.

Note 22 - Regulatory Capital

ChoiceOne Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2009 and 2008, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's categories.

Actual capital levels and minimum required levels for ChoiceOne Bank were as follows:
(Dollars in thousands)	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2009
Total capital (to risk weighted assets)	$39,130	11.9%	$26,278	8.0%	$32,847	10.0%
Tier 1 capital (to risk weighted assets)	35,073	10.7	13,139	4.0	19,708	6.0
Tier 1 capital (to average assets)	35,073	8.0	17,450	4.0	21,812	5.0

December 31, 2008
Total capital (to risk weighted assets)	$36,941	11.1%	$26,524	8.0%	$33,155	10.0%
Tier 1 capital (to risk weighted assets)	33,563	10.1	13,262	4.0	19,893	6.0
Tier 1 capital (to average assets)	33,563	7.5	17,914	4.0	22,392	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2009, approximately $1,279,000 was available for ChoiceOne Bank to pay dividends to ChoiceOne Financial Services, Inc. ChoiceOne's ability to pay dividends to shareholders is dependent on the Bank, which is restricted by state law and regulations.

Note 23 - Quarterly Financial Data (Unaudited)
(Dollars in thousands)			Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2009
First Quarter	$5,913	$3,898	$741	$ 0.23	$ 0.23
Second Quarter	5,816	4,018	305	0.09	0.09
Third Quarter	5,794	4,084	409	0.13	0.13
Fourth Quarter	5,563	3,996	23	0.00	0.00

2008
First Quarter	$6,928	$3,698	$759	$ 0.23	$ 0.23
Second Quarter	6,583	3,728	723	0.23	0.23
Third Quarter	6,600	3,986	612	0.19	0.19
Fourth Quarter	6,423	3,919	(659)	(0.21)	(0.21)

The low net income in the fourth quarter of 2009 resulted from a higher provision for loan losses. The provision for loan losses in the fourth quarter of 2009 was $1,700,000, compared to a provision of $3,175,000 for the first three quarters of 2009. The net loss and related negative earnings per share experienced in the fourth quarter of 2008 were due to a higher provision for loan losses and securities losses. The provision for loan losses in the fourth quarter of 2008 was $1,725,000, compared to a provision of $1,750,000 for the first three quarters of 2008 and $1,000,000 for the fourth quarter of 2007. The securities losses were comprised of a $435,000 loss when a money market preferred security converted to preferred stock and a $432,000 loss when the decline in a security's market value was considered to be an other than temporary impairment.

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
The 2010 Annual Shareholder Meeting of
ChoiceOne Financial Services, Inc., will
be held at 11:00 a.m. local time on Thursday,
April 29, 2010, at Moss Ridge Golf Club in
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

White Cloud Office
     47 South Charles Street
     White Cloud, Michigan 49349

ChoiceOne Insurance Agencies, Inc. Sparta Office 109 East Division Street Sparta, Michigan 49345

ChoiceOne Financial Services, Inc.
DIRECTORS AND OFFICERS

Directors
ChoiceOne Financial Services, Inc.

Jerome B. Arends
   Former President and Chief Executive
   Officer of Ravenna Farm Equipment
   (Agricultural Equipment Supplier)

Frank G. Berris
   President and Chief Executive Officer,
   American Gas & Oil Co., Inc.
   (Distributor of Petroleum Products)

James A. Bosserd
   President and Chief Executive Officer,
   ChoiceOne Financial Services, Inc. and
   ChoiceOne Bank

K. Timothy Bull
   President, Moon Lake Orchards, Inc.
   (Fruit Producer)

William F. Cutler, Jr.
   Former Vice President, H. H. Cutler Co.
   (Apparel Manufacturer)

Lewis G. Emmons
   President, Emmons Development;
   President, Brat Development
   (Real Estate Development)

Stuart Goodfellow
   Owner, Goodfellow Blueberry Farms
   and Former Owner, Goodfellow Vending
   Services (Vending Company)

Gary Gust
   Former President, Gust Construction
   Company (General Contractor)

Paul L. Johnson
   Former President, Falcon Resources, Inc.
   (Automotive and Furniture Design)

Directors
ChoiceOne Financial Services, Inc.
(continued)

Dennis C. Nelson, DDS
   General Dentistry

Nels W. Nyblad
   President, Nyblad Orchards
   (Fruit Producer)

Jon E. Pike
   CPA and Chairman, Beene Garter LLP
   (Certified Public Accountants)

Donald VanSingel
   Former Consultant, Governmental
   Consultant Services.  Former Legislator,
   Michigan House of Representatives

Director Emeritus
Richard L. Edgar
   Former Director and Chairman of the
   Board, ChoiceOne Financial Servies, Inc.
   and ChoiceOne Bank. Former President
   and Chief Executive Officer, Valley
   Ridge Financial Corp. and Valley
   Ridge Bank

Officers
ChoiceOne Financial Services, Inc.

James A. Bosserd
   President and Chief Executive Officer

Louis D. Knooihuizen
   Senior Vice President

Michael E. McHugh
   Senior Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen
   Treasurer

Officers
ChoiceOne Bank

James A. Bosserd
   President, Chief Executive Officer

Sheila R. Clark
   Senior Vice President,
     Human Resources Director

Louis D. Knooihuizen
   Senior Vice President,
     Chief Lending Officer

Michael E. McHugh
   Senior Vice President,
     Accounting, Sales and Marketing

Linda R. Pitsch
   Senior Vice President, Operations

Lee A. Braford
   Vice President,
     Commercial Loans and Credit Risk

Amy S. Homich
   Vice President, Business Development
     Officer

Mary J. Johnson
   Vice President, Risk Management

Thomas L. Lampen, CPA
   Vice President, Chief Financial Officer

Daniel C. Wheat
   Vice President,
     Retail Loan Sales and Operations

Linda K. Anderson
    Vice President,
     Office Manager - Rockford,
     Customer Service Center Manager

Brian R. Bacon
   Assistant Vice President,
     Commercial Loans

Marilyn B. Childress
   Assistant Vice President,
     Mortgage Loans

Rita A. Flintoff
   Assistant Vice President,
     Office Manager - Newaygo and
     White Cloud

Denise L. Gates
   Assistant Vice President,
     Office Manager - Cedar Springs

Officers
ChoiceOne Bank (continued)

Gregory M. Goss
   Assistant Vice President,
     Security Officer

Stephen P. Grey
   Assistant Vice President,
     Commercial Loans,
     Credit Department Manager

Dean A. Hanson
   Assistant Vice President,
     Commercial Loans

Jason J. Herbig
   Assistant Vice President,
     Information Technology

Rebecca J. Johnson
   Assistant Vice President,
     Retail Banking

Linda S. Nichols
   Assistant Vice President,
     Office Manager - Ravenna

Lori J. O'Brien
   Assistant Vice President,
     Commercial Loans

Peggy A. O'Dea
   Assistant Vice President,
     Office Manager - Coopersville

Paul E. Tucker
   Assistant Vice President,
     Information Technology

Cynthia J. Watson
   Assistant Vice President, Operations

Wayne F. Webster
   Assistant Vice President,
     Office Manager - Grant

Marva J. Zeldenrust
   Assistant Vice President,
     Office Manager - Fremont

Sally K. Anderson
   Credit Analyst Officer

Candace J. Bouwkamp
   Administrative Services Manager

Erin M. Burdick-Bloom
   Office Manager - Alpine

Officers
ChoiceOne Bank (continued)

Lee J. Decker
   Office Manager - Egelston

Bonnie K. Koehn
   Office Manager - Kent City

Judy A. Schulz
   Collections Manager

Officers
ChoiceOne Insurance Agencies, Inc.

James A. Bosserd
   President

Kelly J. Potes, CFP
   Senior Vice President

Randy A. Schmidt, CFP
   Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen, CPA
   Treasurer