Form 10-K, Exhibit 13
period 2010-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2011-03-28
CIK 803164

EXHIBIT 13

CHOICEONE FINANCIAL SERVICES, INC.

2010

ANNUAL REPORT TO SHAREHOLDERS

CHOICEONE FINANCIAL SERVICES, INC.

2010 Annual Report to Shareholders

TO OUR SHAREHOLDERS

This 2010 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2010 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2010 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2010, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

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

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 69%, 70%, and 74% of total revenues in 2010, 2009, and 2008, respectively. Interest from securities accounted for 10%, 11%, and 12% of total revenues in 2010, 2009, and 2008, respectively.

STOCK INFORMATION

Several brokers trade ChoiceOne's common shares in the over-the-counter bulletin board market. There is no well-established public trading market for the shares and trading activity is infrequent. ChoiceOne's trading volume and recent share price information can be viewed under the symbol 'COFS.OB' on certain financial websites.

The range of high and low bid prices for shares of common stock for each quarterly period during the past two years is as follows:
	2010		2009
	Low	High	Low	High
First Quarter	$ 7.75	$ 9.00	$ 4.25	$ 10.01
Second Quarter	8.30	10.10	5.65	8.00
Third Quarter	9.50	11.00	7.75	9.50
Fourth Quarter	10.25	12.25	7.50	9.00

The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of February 28, 2011, there were 3,281,944 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. As of February 28, 2011, there were 824 shareholders of record of ChoiceOne Financial Services, Inc. common stock.

The following table summarizes cash dividends declared per share of common stock during 2010 and 2009:
	2010	2009
First Quarter	$ 0.12	$ 0.12
Second Quarter	0.12	0.12
Third Quarter	0.12	0.12
Fourth Quarter	0.12	0.12
Total	$ 0.48	$ 0.48

ChoiceOne's principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current banking regulations. See Note 21 to the consolidated financial statements for a description of these restrictions. Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2011, although the amount of the quarterly dividends will be dependent on market conditions and ChoiceOne's requirements for cash and capital, among other things.

ChoiceOne Financial Services, Inc.
SELECTED FINANCIAL DATA

(Dollars in thousands)
	2010	2009	2008	2007	2006
For the year
Net interest income	$16,995	$15,996	$15,331	$15,143	$8,748
Provision for loan losses	3,950	4,875	3,475	2,035	200
Noninterest income	5,569	5,421	4,083	6,481	2,877
Noninterest expense	15,249	15,259	14,711	15,070	8,698
Income before income taxes	3,365	1,283	1,228	4,519	2,727
Income tax expense/(benefit)	654	(195)	(207)	939	639
Net income	2,711	1,478	1,435	3,580	2,088
Cash dividends declared	1,572	1,563	2,202	2,200	1,397
Per share *
Basic earnings	$0.83	$0.45	$0.44	$1.11	$1.09
Diluted earnings	0.83	0.45	0.44	1.10	1.09
Cash dividends declared	0.48	0.48	0.68	0.68	0.68
Shareholders' equity (at year end)	16.56	16.21	16.08	16.45	15.85
Average for the year
Securities	$86,437	$76,934	$85,086	$84,059	$57,407
Gross loans	315,031	320,328	326,420	328,335	205,851
Deposits	374,274	347,007	347,190	358,244	222,287
Federal Home Loan Bank advances	16,477	28,857	38,803	27,061	26,073
Shareholders' equity	54,012	53,115	53,411	52,205	27,349
Assets	469,484	453,876	465,741	465,143	288,407
At year end
Securities	$94,979	$78,987	$81,941	$87,725	$81,417
Gross loans	316,940	322,716	325,977	328,358	331,631
Deposits	389,884	365,010	346,998	351,844	366,380
Federal Home Loan Bank advances	8,473	21,980	39,957	35,933	23,908
Shareholders' equity	54,313	52,926	52,185	53,142	51,519
Assets	480,524	465,915	463,551	470,155	466,650
Selected financial ratios
Return on average assets	0.58%	0.33%	0.31%	0.77%	0.72%
Return on average shareholders' equity	5.02	2.78	2.69	6.86	7.63
Cash dividend payout as a percentage
of net income	57.99	105.75	153.45	61.45	66.91
Shareholders' equity to assets (at year end)	11.30	11.36	11.26	11.30	11.04

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

Risk factors include, but are not limited to, the risk factors discussed in Item 1A of the Company's Annual Report on Form 10-K; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be realized in full or at all or within the expected time frames; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the annual report is to provide a narrative discussion about the Company's financial condition and results of operations during 2010. Management's discussion and analysis of financial condition and results of operations as well as disclosures found elsewhere in the annual report are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and loan servicing rights. Actual results could differ from those estimates.

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

Goodwill
Generally accepted accounting principles require that the fair value of the assets and liabilities of an acquired entity be recorded at their fair value on the date of acquisition. The fair values are determined using both internal computations and information obtained from outside parties when deemed necessary. The net difference between the price paid for the acquired company and the net value of its balance sheet is recorded as goodwill. Generally accepted accounting principles also require that goodwill be evaluated for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Management performed its annual review of goodwill as of June 30, 2010. ChoiceOne engaged an outside consulting firm to perform a goodwill impairment analysis. The following steps were used in the valuation: determination of the reporting unit, determination of the appropriate standard of value, determination of the appropriate level of value, calculation of fair value, and comparison of the fair value computed to the equity carrying value. The standard of value used in the valuation was fair value as determined by generally accepting accounting principles. The appropriate level of value was determined to be the controlling interest level. The appraisal methodology used to calculate the fair value included the following valuation approaches:

Income Approach: A discounted cash flow value was calculated based on earnings capacity. The discount rate used for the calculation was 12.70%. The discount rate was based on a risk free rate adjusted for both external and internal risk factors. The growth assumption for assets was 0% for the first year and 2% in subsequent years. In addition, it was assumed that cost savings of 20% of noninterest expense would occur as a result of synergies and cost reductions from a change in control. The cost savings assumption percentage was based on estimated cost savings for bank and thrift merger and acquisition transactions that were announced from January 1, 2007 through June 30, 2010.

Market Approach: The analysis was based on price-to-earnings multiples, price-to-tangible-book-value ratios, and core deposit premiums for selected bank sale transactions.

The Asset Approach was also an approach reviewed, but it was not used in determining the fair value since it did not render a control level indication of value. The results from the valuation approaches were used to calculate an estimate of the fair value of ChoiceOne's equity. The fair value was compared to the carrying value of equity to determine whether the Step 1 test under generally accepted accounting principles that govern the valuation of goodwill was passed. The goodwill analysis determined that the fair value of ChoiceOne's equity exceeded the carrying value by 4.6%. Based on this assessment, management believed that there was no indication of goodwill impairment.

Taxes
Income taxes include both a current and deferred portion. Deferred tax assets and liabilities are recorded to account for differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. Generally accepted accounting principles require that deferred tax assets be reviewed to determine whether a valuation allowance should be established using a "more likely than not" standard. Based on its review of ChoiceOne's deferred tax assets as of December 31, 2010, management determined that a valuation allowance of $87,000 was necessary.

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

RESULTS OF OPERATIONS

Summary
(Dollars in thousands)	Year ended December 31
	2010	2009	2008
Net interest income	$16,995	$15,996	$15,331
Provision for loan losses	(3,950)	(4,875)	(3,475)
Noninterest income	5,569	5,421	4,083
Noninterest expense	(15,249)	(15,259)	(14,711)
Income tax (expense)/benefit	(654)	195	207
Net income	$2,711	$1,478	$1,435

	2010	2009	2008
Return on average assets	0.58%	0.33%	0.31%
Return on average equity	5.02%	2.78%	2.69%

Net income for 2010 was $2,711,000, which represented a $1,233,000 or 84% increase from 2009. The growth in net income resulted from increases in net interest income and noninterest income while decreases occurred in the provision for loan losses and noninterest expense in 2010 compared to 2009. The increase in net interest income was due to growth in average earning assets and an increase in ChoiceOne's net interest spread in 2010 compared to the prior year. The expansion in noninterest income was due to higher levels of gains on sales of loans and gains on sales of securities in 2010 than in 2009. The decrease in the provision for loan losses resulted from lower net charge-offs in 2010 than in 2009 and a $5.6 million reduction in nonperforming loans from December 31, 2009 to December 31, 2010. The small decline in noninterest expense was due to lower occupancy and equipment expense, loan and collection expense, and FDIC insurance expense, offset by increases in salaries and benefits and various other expenses in 2010 compared to the prior year.

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

Dividends
Cash dividends of $1,572,000 or $0.48 per common share were declared in 2010, compared to $1,563,000 or $0.48 per common share in 2009 and $2,202,000 or $0.68 per common share in 2008. Dividends declared were $0.12 per share in each quarter in 2010 and 2009, compared to $0.17 per share in each quarter in 2008. The dividend reduction in 2009 was believed prudent based on the Board of Directors' desire to retain more capital due to the uncertainty of Michigan's economy. The dividend yield on ChoiceOne's common stock was 4.79% in 2010, compared to 6.66% in 2009 and 6.50% in 2008. The cash dividend payout as a percentage of net income was 58% in 2010, compared to 106% in 2009 and 153% in 2008.

ChoiceOne's principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2011 to shareholders based on the actual earnings of the Bank, although the amount of the quarterly dividends will be dependent on market conditions and ChoiceOne's requirements for cash and capital, among other things.

Table 1 - Average Balances and Tax-Equivalent Interest Rates

(Dollars in thousands)
	Year ended December 31
	2010			2009			2008
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Loans (1) (2)	$ 315,031	$ 19,103	6.06%	$ 320,328	$ 19,944	6.23%	$ 326,420	$ 22,677	6.95%
Taxable securities (3)	50,997	1,460	2.86	34,115	1,390	4.07	39,160	2,105	5.38
Tax-exempt securities (1)	35,440	2,110	5.95	42,819	2,669	6.23	45,926	2,609	5.68
Other	6,498	22	0.34	2,695	7	0.26	2,527	66	2.61
Interest-earning assets	407,966	22,695	5.56	399,957	24,010	6.00	414,033	27,457	6.63
Noninterest-earning assets (4)	61,518			53,919			51,708
Total assets	$ 469,484			$ 453,876			$ 465,741
Liabilities and Shareholders' Equity Interest-bearing
demand deposits	$ 108,522	553	0.51%	$ 85,154	520	0.61%	$ 89,035	1,295	1.45%
Savings deposits	40,534	80	0.20	36,371	113	0.31	30,554	140	0.46
Certificates of deposit	160,390	3,281	2.05	167,065	4,920	2.94	173,963	7,497	4.31
Advances from FHLB	16,477	748	4.54	28,857	1,186	4.11	38,803	1,704	4.39
Other	19,273	304	1.58	19,435	351	1.81	19,928	567	2.85
Interest-bearing liabilities	345,196	4,966	1.44	336,882	7,090	2.10	352,283	11,203	3.18
Demand deposits	64,828			58,417			53,638
Other noninterest-bearing liabilities	5,448			5,462			6,409
Total liabilities	415,472			400,761			412,330
Shareholders' equity	54,012			53,115			53,411
Total liabilities and shareholders' equity	$ 469,484			$ 453,876			$ 465,741
Net interest income (tax-equivalent basis) - interest spread		17,729	4.12%		16,920	3.90%		16,254	3.45%
Tax-equivalent adjustment (1)		(734)			(924)			(923)
Net interest income		$ 16,995			$ 15,996			$ 15,331
Net interest income as a percentage of earning assets (tax-equivalent basis)			4.35%			4.23%			3.93%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $751,000, $783,000, and $758,000 in 2010, 2009, and 2008, respectively.
(3)	Interest on taxable securities includes dividends on Federal Home Loan Bank and Federal Reserve Bank stock.
(4)	Noninterest-earning assets include loans on a nonaccrual status, which averaged approximately $10,286,000, $8,961,000, and $7,075,000 in 2010, 2009, and 2008, respectively.

Net Interest Income
As shown in Tables 1 and 2, tax-equivalent net interest income increased $809,000 in 2010 compared to 2009. The growth was due to growth of $8.0 million in average interest-earning assets in 2010 compared to 2009 and a 22 basis point increase in ChoiceOne's net interest income spread compared to 2009. The higher level of average interest-earning assets contributed an additional $406,000 in net interest income in 2010 compared to 2009, while the growth in the net interest income spread caused an increase of $403,000 in net interest income in 2010 compared to the prior year.

The average balance of loans declined $5.3 million in 2010 compared to 2009. This decline, combined with a 17 basis point decrease in the average rate earned on loans, caused interest income on loans to fall $841,000 in 2010 compared to the prior year. The average balance of total securities increased by $9.5 million in 2010 compared to 2009. This growth in the average balance was offset by a lower average rate earned on securities, causing interest income from securities to decrease $489,000 in 2010 compared to the prior year. An increase in both the average balance and average rate earned on other interest-earning assets resulted in an increase in interest income of $15,000 in 2010 compared to 2009. The reduction in loans resulted from sluggish loan demand, which was caused by continued concerns about the Michigan economy. Growth in securities was due to ChoiceOne's desire to maintain earning assets.

The average balance of interest-bearing demand deposits increased $23.4 million in 2010 compared to 2009. The effect of this increase, partially offset by a 10 basis point decline in the average rate paid, caused interest expense to be $33,000 higher in 2010 than in the prior year. The effect of an 11 basis point decrease in the average rate paid on savings deposits in 2010 compared to 2009 was partially offset by the effect of growth of $4.2 million in the average balance as interest expense dropped $33,000. The average balance of certificates of deposit was $6.7 million lower in 2010 than in the prior year. Approximately $4.9 million of the certificates of deposit decline was related to certificates from ChoiceOne's local markets, while the remaining $1.8 million was a lower level of brokered certificates. The average balance decrease plus the effect of an 89 basis point decline in the average rate paid caused interest expense on certificates of deposit to fall $1.6 million in 2010 compared to 2009. A $12.4 million decrease in the average balance of Federal Home Loan Bank advances offset by a 43 basis point increase in the average rate paid caused interest expense to decline $438,000 in 2010 compared to the prior year. Interest expense on other interest-bearing liabilities fell $47,000 in 2010 compared to 2009 due to a small decline in the average balance and a 23 basis point decrease in the average rate paid. The growth experienced in interest-bearing demand deposits and savings deposits was primarily due to depositors choosing the liquidity and safety afforded by this type of deposit as compared to certificates of deposit or nonbank investments.

ChoiceOne's net interest income spread was 4.12% (shown in Table 1) for 2010, compared to 3.90% in 2009. The average yield received on interest-earning assets in 2010 decreased 44 basis points to 5.56% while the average rate paid on interest-bearing liabilities in 2010 fell 66 basis points to 1.44%. The decline in general market interest rates in both 2009 and 2010 caused the reduction in rates for both assets and liabilities in the two time periods.

Table 2 - Changes in Tax-Equivalent Net Interest Income

(Dollars in thousands)
	Year ended December 31
	2010 Over 2009			2009 Over 2008
	Total	Volume	Rate	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$(841)	$(326)	$(515)	$(2,733)	$(417)	$(2,316)
Taxable securities	70	560	(490)	(715)	(248)	(467)
Tax-exempt securities (2)	(559)	(444)	(115)	60	(184)	244
Other	15	12	3	(59)	4	(63)
Net change in tax-equivalent income	(1,315)	(198)	(1,117)	(3,447)	(845)	(2,602)
Increase (decrease) in interest expense (1)
Interest-bearing demand deposits	33	128	(95)	(775)	(54)	(721)
Savings deposits	(33)	12	(45)	(27)	23	(50)
Certificates of deposit	(1,639)	(189)	(1,450)	(2,577)	(287)	(2,290)
Advances from Federal Home Loan Bank	(438)	(552)	114	(518)	(414)	(104)
Other	(47)	(3)	(44)	(216)	(14)	(202)
Net change in interest expense	(2,124)	(604)	(1,520)	(4,113)	(746)	(3,367)
Net change in tax-equivalent
net interest income	$809	$406	$403	$666	$(99)	$765

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

Tax-equivalent net interest income increased $666,000 in 2009 compared to 2008. The increase was caused by a 45 basis point increase in the net interest spread, offset by a decline in average interest-earning assets. The growth in ChoiceOne's net interest spread was caused by a 108 basis point decrease in the average rate paid on interest-bearing liabilities compared to a 63 basis point decline in the average rate earned on interest-earning assets. The decline in general market interest rates in 2009 caused almost all of the rates earned on assets and paid on liabilities to be lower than in the prior year. Average interest-earning assets decreased $14.1 million while average interest-bearing liabilities fell $15.4 million in 2009 compared to 2008.

Management anticipates that the level of net interest income in 2011 will depend upon the Bank's ability to grow or maintain interest-earning assets in the form of loans and securities as well as its ability to do the same with its base of core deposits. Growth in earning assets will continue to be dependent on the Michigan economy. If growth in loans is difficult to obtain, the Bank can opt to invest in securities as it did in 2010. The Bank's ability to maintain or grow its net interest spread will be contingent on movement in general market interest rates and their effect on new and maturing assets and liabilities.

Allowance and Provision For Loan Losses
Information regarding the allowance and provision for loan losses can be found in Table 3 below:

Table 3 - Provision and Allowance For Loan Losses

(Dollars in thousands)
	2010	2009	2008	2007	2006
Allowance for loan losses at beginning of year	$4,322	$3,600	$3,600	$3,569	$1,963
Charge-offs:
Agricultural	-	-	-	33	-
Commercial and industrial	765	1,558	1,193	599	221
Real estate - commercial	1,523	1,218	816	841	-
Real estate - construction	-	14	-	-	-
Real estate - residential	1,152	1,369	1,252	191	92
Consumer	444	535	567	635	200
Total	3,884	4,694	3,828	2,299	513
Recoveries:
Agricultural	-	-	-	3	-
Commercial and industrial	68	102	60	27	51
Real estate - commercial	16	58	35	1	-
Real estate - construction	-	29	-	-	-
Real estate - residential	27	106	6	10	-
Consumer	230	246	252	254	117
Total	341	541	353	295	168
Net charge-offs	3,543	4,153	3,475	2,004	345
Provision for loan losses	3,950	4,875	3,475	2,035	200
Allowance for loan losses acquired from VRFC	-	-	-	-	1,751
Allowance for loan losses at end of year	$4,729	$4,322	$3,600	$3,600	$3,569
Allowance for loan losses as a percentage of:
Total loans as of year end	1.49%	1.34%	1.10%	1.10%	1.08%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	56%	31%	39%	62%	53%
Ratio of net charge-offs to average total loans
outstanding during the year	1.12%	1.30%	1.06%	0.61%	0.17%
Loan recoveries as a percentage of prior year's
charge-offs	9%	16%	15%	58%	42%

As shown in Table 3, the provision for loan losses was $925,000 lower in 2010 than in 2009. The reduction in the provision level resulted in part from a decrease of $610,000 in net charge-offs experienced in 2010 compared to 2009. Net charge-offs of commercial and industrial loans declined $759,000 in 2010 from the level experienced in 2009. Approximately $737,000 of the commercial and industrial charge-offs in 2009 was related to an unsecured relationship with one borrower that was charged off in December 2009 due to the borrower's bankruptcy. Commercial real estate loan net charge-offs increased $347,000 in 2010 compared to the prior year. Residential real estate loan net charge-offs declined $138,000 in 2010 compared to 2009. Consumer loan net charge-offs were down slightly in 2010 compared to the prior year. The allowance for loan losses as a percentage of total loans increased from 1.34% as of the end of 2009 to 1.49% as of the end of 2010. The coverage ratio of the allowance for loan losses to nonperforming loans increased from 31% as of December 31, 2009 to 56% as of December 31, 2010. This was primarily due to a reduction of nonperforming loans from $14.0 million as of the end of 2009 to $8.4 million as of the end of 2010. ChoiceOne had $582,000 of specific allowance allocations for problem loans as of the end of 2010, compared to $1,112,000 as of the prior year end. Special allowance amounts have been allocated where the fair value of loans was considered to be less than their carrying value. ChoiceOne obtains valuations on collateral dependent loans when the loan is considered by management to be impaired and uses the valuation amounts in the determination of fair value. Management believes the specific reserves allocated to certain problem loans at the end of 2010 and 2009 were reasonable based on the circumstances surrounding each particular borrower.

The following schedule presents an allocation of the allowance for loan losses to the various loan categories as of the years ended December 31:

(Dollars in thousands)
	2010	2009	2008	2007	2006
Agricultural	$181	$124	$242	$397	$314
Commercial and industrial	641	735	616	873	1,160
Real estate - commercial	1,729	1,546	996	886	1,029
Real estate - construction	2	3	5	10	12
Real estate - residential	1,554	1,590	1,124	881	575
Consumer	243	306	351	489	289
Unallocated	379	18	266	64	190
Total allowance for loan losses	$4,729	$4,322	$3,600	$3,600	$3,569

The increase in the allowance allocation to agricultural loans from 2009 to 2010 was based on the slightly higher perceived level of risk in this portfolio. The increase in the allocation to commercial real estate loans in 2010 was due to the higher level of charge-offs experienced in 2010 than in the prior year. The small decline in the allowance allocated to the other loan categories was due to lower charge-off levels in 2010 than the prior year. The growth in the unallocated allowance from 2009 to 2010 was believed prudent based on management's continued concerns regarding the economy and its impact on the ability of borrowers to make loan payments.

Management maintains the allowance at a level which it believes adequately provides for losses inherent in the loan portfolio. Such losses are estimated by a variety of factors, including specific examination of certain borrowing relationships and consideration of historical losses incurred on certain types of credits. Current economic conditions and declining collateral values affect loss estimates. Management focuses on early identification of problem credits through ongoing reviews by management and the independent loan review function. Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2010 is adequate. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank's management and adjusted as necessary.

Noninterest Income
Total noninterest income increased $148,000 in 2010 compared to 2009. Customer service charges were virtually unchanged as decreases in overdraft charges were offset by increases in fees from debit card usage. Gains on sales of loans grew $81,000 in 2010 compared to the prior year as mortgage refinancing activity continued to be stimulated by low interest rates for long-term fixed rate mortgages. ChoiceOne sold $28.1 million and $28.0 million of mortgage loans in 2010 and 2009, respectively. If rates for long-term fixed rate mortgage loans rise in 2011, management believes that mortgage refinancing activity may slow and resulting gains on sales of loans may be lower than in 2010. ChoiceOne's net gains on sales of securities grew $135,000 in 2010 compared to 2009. Gains on sales of preferred stock were $386,000 in 2010 compared to $245,000 in the prior year. These gains represented a recovery of losses recognized on money market preferred securities in 2008. The loss on other than temporary impairment of securities in 2010 and 2009 was related to a municipal security that defaulted upon its maturity in September 2009.

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

Management anticipates that regulatory changes in 2010 and proposed changes for 2011 will continue to have a negative impact on deposit-related fees in 2011. A change that became effective July 1, 2010 restricted ChoiceOne's ability to charge overdraft fees for certain types of transactions, which include automatic teller machine or one-time debit card usage, unless the depositors opted in for overdraft coverage for these types of transactions. This caused some decrease in overdraft fees in the second half of 2010 and will affect the full year of 2011. In addition, the Dodd-Frank Act passed in 2010 gave the Federal Reserve the authority to establish rules regarding interchange fees that are charged for electronic debit transactions. In December 2010, the Federal Reserve proposed a new regulation that would establish standards for determining whether an interchange fee related to an electronic debit transaction is reasonable. The new standards, which are scheduled to become effective on July 21, 2011, propose to set limits at one-third to one-half of the fees currently charged by banks. Although the standards are restricted to banks with assets of $10 billion or more, ChoiceOne believes that the potential restrictions for big banks may also affect community banks like ChoiceOne.

Noninterest Expense
Total noninterest expense decreased $10,000 in 2010 compared to 2009. Salaries and benefits increased $138,000 in 2010 compared to the prior year, partly due to an increase of $113,000 in 401(k) plan expense as ChoiceOne reinstated its company contribution in 2010. Occupancy and equipment expense was $70,000 lower in 2010 than in 2009 as depreciation expense and various other expenses declined from the prior year. The $52,000 increase in data processing expense in 2010 compared to the prior year resulted from higher costs related to electronic banking usage. Professional fees were $46,000 higher in 2010 than in 2009 due to increases in legal, accounting, and consulting costs. Advertising and promotional expense grew $44,000 in 2010 compared to the prior year as a result of more promotion of ChoiceOne's new and existing products. Loan and collection expense declined $99,000 in 2010 compared to 2009 due to lower collection costs for problem loans. FDIC insurance expense was $144,000 lower in 2010 than in the prior year due to a special assessment of $204,000 that was levied in the second quarter of 2009, the effect of which was partially offset by higher deposit balances in 2010 than in 2009. Other noninterest expense grew by $51,000 in 2010 compared to 2009 as a result of changes in a number of expense accounts.

Total noninterest expense increased $548,000 in 2009 compared to 2008. The $238,000 decrease in salaries and benefits expense in 2009 compared to the prior year was partly due to a $141,000 reduction in 401(k) plan expense as no company contribution was made in 2009. Data processing expense grew $213,000 in 2009 compared to 2008 as a result of increased numbers of accounts and increased volumes, especially in the form of electronic banking. Loan and collection expense increased $355,000 in 2009 compared to 2008 as a result of more costs related to other real estate owned and problem loans. FDIC insurance expense was $518,000 higher in 2009 as a result of a special assessment of $204,000 levied in the second quarter of 2009 and a doubling of assessment rates in 2009 compared to 2008. A decrease of $262,000 in other noninterest expense in 2009 compared to 2008 was caused by reductions in training and seminars, Michigan business tax, directors' fees, and various other expenses.

Management believes that loan and collection expense will continue to be affected by Michigan's economy in 2011. The FDIC passed a regulation in November 2010 that changed the deposit insurance assessment base from total domestic deposits to average total assets less average tangible equity. The change is effective with the quarter beginning April 1, 2011. Management anticipates that ChoiceOne's insurance expense may be lower under the adjusted total assets assessment base than it would have been under the total domestic deposits assessment base.

Income Taxes
Income taxes were $654,000 in 2010, compared to benefits of $195,000 in 2009 and $207,000 in 2008. The change in the income tax effect from 2009 to 2010 was caused by a $2.1 million increase in income before income tax in 2010 compared to the prior year. The tax benefit realized in both 2009 and 2008 was due to the level of ChoiceOne's tax-exempt interest income, which was larger than income before income tax in both years.

FINANCIAL CONDITION

Summary
Total assets were $480.5 million as of December 31, 2010, which represented an increase of $14.6 million or 3% from the end of 2009. Cash and cash equivalents grew $4.3 million in 2010 as excess funds from deposit growth were held at correspondent banks or sold as overnight federal funds. Securities available for sale increased $16.4 million during 2010 as management purchased securities to use funds that were provided by deposit growth. Loans declined $5.8 million in 2010 due to sluggish loan demand. Total deposits grew $24.9 million in 2010 due to increases in checking and savings deposits, which were partially offset by a decrease in certificates of deposit. Advances from the Federal Home Loan Bank of Indianapolis were reduced $13.5 million in 2010 as the deposit growth was used to pay off maturing advances.

Securities
The Bank's securities available for sale balances as of December 31 were as follows:

(Dollars in thousands)
	2010	2009
U.S. Government and federal agency	$29,066	$18,571
State and municipal	47,881	44,599
Mortgage-backed	7,599	8,929
Corporate	2,883	-
FDIC-guaranteed financial institution debt	2,053	-
Equity securities	1,338	2,314
Total	$90,820	$74,413

The securities available for sale portfolio increased $16.4 million from December 31, 2009 to December 31, 2010. ChoiceOne purchased a mix of government agency, municipal, mortgage-backed, corporate securities, and FDIC-guaranteed financial institution debt totaling $44.1 million during 2010 to replace securities that matured or were called and to provide growth in earning assets. Approximately $19.6 million in various securities were called or matured in 2010. Principal payments for municipal and mortgage-backed securities totaling $2.7 million were received during 2010. Various securities totaling approximately $6.1 million were sold during 2010 for net gains totaling $537,000. Approximately $3.7 million of the sales that occurred in 2010 were sales of municipal securities as ChoiceOne lessened its exposure to certain issuers. The Bank's Investment Committee continues to monitor the portfolio and purchases securities as it considers prudent. Also, certain securities are sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding.

State and municipal securities as of the end of 2010 included a security that matured on September 1, 2009 and was not redeemed by the issuer. A principal payment of $29,000 was received in October 2009 on the par value of $500,000. No further payments have been received. Legal counsel was engaged in September 2009 by the bondholders to work with the issuer on their behalf. ChoiceOne's third party investment advisor is a member of the bondholder executive committee and is working closely with the legal counsel. Due to the uncertainty as to when and how much value will be received for the remaining principal balance of the bond, other than temporary impairments were recorded in 2009 and 2010 to reduce the carrying value to 70% of the remaining par value as of December 31, 2010.

Equity securities included a money market preferred security (MMP) of $838,000 and a trust preferred security of $500,000 as of December 31, 2010 and preferred stock of $954,000, an MMP of $860,000, and a trust preferred security of $500,000 as of December 31, 2009. The preferred stock held as of the end of 2009 was sold in the first quarter of 2010 and a gain of $386,000 was recognized. The MMP had a $162,000 unrealized loss as of December 31, 2010 that was recorded to other comprehensive income. Auctions remain active for this security and interest continues to be received.

Management will continue to monitor its municipal and equity securities closely in 2011. Securities may be sold if believed prudent from a risk standpoint.

Loans
The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2010	2009
Agricultural	$29,681	$31,322
Commercial and industrial	55,947	53,964
Consumer	16,709	16,285
Real estate - commercial	116,351	121,100
Real estate - construction	853	1,158
Real estate - residential	97,399	98,887
Total loans	$316,940	$322,716

The loan portfolio (excluding loans held for sale) decreased $5.8 million from December 31, 2009 to December 31, 2010. Loan demand continued to be sluggish in 2010 as the uncertain economy in Michigan affected the willingness of borrowers to assume debt. Growth was achieved in commercial and industrial loans and consumer loans in 2010 through officer calling activities and marketing of consumer loan products. Loans secured by real estate continued to be affected by reduced collateral values, which impacted the ability to originate these loans. Residential real estate loans were also affected by portfolio loans that were refinanced into long-term fixed rate loans and sold in the secondary market.

Information regarding impaired loans can be found in Note 3 to the consolidated financial statements included in this report. In addition to its review of the loan portfolio for impaired loans, management also monitors various nonperforming loans. Nonperforming loans are comprised of (1) loans accounted for on a nonaccrual basis; (2) loans, not included in nonaccrual loans, which are contractually past due 90 days or more as to interest or principal payments; and (3) loans, not included in nonaccrual or past due 90 days or more, which are considered troubled debt restructurings.

The balances of these nonperforming loans as of December 31 were as follows:

(Dollars in thousands)
	2010	2009
Loans accounted for on a nonaccrual basis	$6,273	$11,882
Loans contractually past due 90 days
or more as to principal or interest payments	23	206
Loans considered troubled debt restructurings
which are not included above	2,141	1,919
Total	$8,437	$14,007

Nonaccrual loans included $3,621,000 in commercial and industrial and commercial real estate loans, $2,646,000 in residential real estate loans, and $6,000 in consumer loans as of December 31, 2010, compared to $7,805,000, $4,060,000, and $17,000, respectively, as of December 31, 2009. The decreases in nonaccrual loans in 2010 were caused by charge-offs, transfers to other real estate owned, and payments received on loans. Loans considered troubled debt restructurings which were not on a nonaccrual basis and were not 90 days or more past due as to principal or interest payments consisted of $2,141,000 in residential real estate loans as of December 31, 2010, compared to $134,000 in commercial and industrial loans and $1,785,000 in residential real estate loans as of December 31, 2009. Troubled debt restructurings consist of loans where the terms have been modified to assist the borrowers in making their payments. The modifications can include capitalization of interest onto the principal balance, reduction in interest rate, and extension of the loan term. ChoiceOne began making the modifications for residential real estate loans in September 2009 and plans to continue this process in 2011.

Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers' abilities to comply with the original loan terms. These loans totaled $21.2 million as of December 31, 2010, compared to $17.1 million as of December 31, 2009.

Deposits and Other Funding Sources
The Bank's deposit balances as of December 31 were as follows:

(Dollars in thousands)
	2010	2009
Noninterest-bearing demand deposits	$66,932	$60,802
Interest-bearing demand deposits	59,853	43,731
Money market deposits	59,021	58,094
Savings deposits	43,572	36,791
Local certificates of deposit	152,602	159,217
Brokered certificates of deposit	7,904	6,375
Total deposits	$389,884	$365,010

Total deposits increased $24.9 million from December 31, 2009 to December 31, 2010. Local deposits grew $23.4 million while brokered certificates of deposit grew $1.5 million since the end of 2009. Management believes that the local deposit growth was due in part to the attractiveness of FDIC-guaranteed deposits in contrast to the uncertainty of investments in the stock market. Deposit growth also resulted from new product offerings and calling efforts on business and municipal clients. The balance in all checking and savings account categories increased during the year while the balance of local certificates of deposit declined. Management believes that some of the local certificate of deposit decrease consisted of transfers into the other interest-bearing deposit accounts since the liquidity obtained offset the relatively small difference in the interest rate paid.

Securities sold under agreements to repurchase increased $1.6 million during 2010. The change was due to a higher balance in sweep repurchase accounts used by the Bank's local customers. Advances from the Federal Home Loan Bank of Indianapolis ("FHLB") decreased $13.5 million in 2010 as growth in deposits caused it to be unnecessary to replace maturing advances. A blanket collateral agreement covering residential real estate loans was pledged against all outstanding advances at the end of 2010. Approximately $35 million of additional advances were available as of December 31, 2010 based on the collateral pledged.

In 2011, management will continue to focus its marketing efforts toward growth in local deposits. If local deposit growth is insufficient to support asset growth, management believes that advances from the FHLB, repurchase agreements and brokered certificates of deposit can address corresponding funding needs.

Shareholders' Equity
Total shareholders' equity increased $1.4 million from December 31, 2009 to December 31, 2010. The growth in equity resulted primarily from the retention of earnings in 2010 as net income exceeded dividends paid by $1.1 million. Issuances of common stock and an increase in accumulated other comprehensive income also contributed to the growth in 2010.

Note 21 to the consolidated financial statements presents regulatory capital information for the Bank at the end of 2010 and 2009. The Bank's capital ratios for total risk-based capital and Tier 1 capital increased slightly in 2010 while the Tier 1 leverage capital ratio declined slightly. Management will monitor these capital ratios closely during 2011 as they relate to asset growth and earnings retention. ChoiceOne's Board of Directors and management do not plan to allow capital to decrease below those levels necessary to be considered "well capitalized" by regulatory guidelines. The Board of Directors and management believe that ChoiceOne's capital level as of December 31, 2010 is adequate for the foreseeable future.

Table 4 - Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne's contractual obligations at December 31, 2010:

(Dollars in thousands)
	Payment Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Time deposits	$160,506	$101,768	$50,858	$7,764	$116
Repurchase agreements	22,249	17,249	5,000	-	-
Advances from Federal Home Loan Bank	8,473	26	8,055	60	332
Operating leases	141	61	80	-	-
Other obligations	1,161	151	124	151	735
Total	$192,530	$119,255	$64,117	$7,975	$1,183

Liquidity and Interest Rate Risk
Net cash from operating activities was $9.2 million for both 2010 and 2009. The effect of higher net income and the positive change in other assets was offset by the effect of a lower provision for loan losses and lower proceeds from sales of other real estate owned in 2010 compared to 2009. Cash used in investing activities was $16.4 million in 2010 compared to $1.1 million in 2009. The increase was caused by higher net purchases of securities, which was partially offset by lower net loan originations. Cash flows from financing activities were $11.5 million in 2010 compared to $0.5 million in the prior year. The increase resulted from more growth in deposits in 2010 than in 2009 and lower net payments of FHLB advances.

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

Management believes that the current level of liquidity is sufficient to meet the Bank's normal operating needs. This belief is based upon the availability of deposits from both the local and national markets, maturities of securities, normal loan repayments, income retention, federal funds purchased lines from correspondent banks, and advances available from the FHLB. Liquidity risk deals with ChoiceOne's ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at three of the Bank's correspondent banks. As of December 31, 2010, the amount of federal funds available for purchase from the Bank's correspondent banks totaled approximately $23.5 million. ChoiceOne had no federal funds purchased at the end of 2010 or 2009. The Bank also has a line of credit secured by ChoiceOne's commercial loans with the Federal Reserve Bank of Chicago for $41 million, which is designated for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the FHLB, brokered certificates of deposit, and income retention. Approximately $35 million of borrowing capacity was available from the FHLB based on residential real estate loans pledged as collateral at year-end 2010. The acceptance of brokered certificates of deposit is not limited as long as the Bank's capital to assets ratio is considered to be "well capitalized" under regulatory guidelines.

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

Table 5 - Maturities and Repricing Schedule

(Dollars in thousands)
	As of December 31, 2010
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Federal funds sold	$5,000	$-	$-	$-	$5,000
Securities available for sale	14,280	12,049	37,215	27,276	90,820
Federal Home Loan Bank stock	-	2,889	-	-	2,889
Federal Reserve Bank stock	-	-	1,270	-	1,270
Loans held for sale	1,610	-	-	-	1,610
Loans	72,792	79,576	134,245	30,327	316,940
Cash surrender value of life insurance policies	-	-	9,520	-	9,520
Rate-sensitive assets	93,682	94,514	182,250	57,603	428,049
Liabilities
Interest-bearing demand deposits	59,853	-	-	-	59,853
Savings deposits	43,572	-	-	-	43,572
Money market deposits	59,021	-	-	-	59,021
Certificates of deposit	47,038	55,564	57,904	-	160,506
Repurchase agreements	17,249	-	5,000	-	22,249
Advances from FHLB	-	-	8,000	473	8,473
Rate-sensitive liabilities	226,733	55,564	70,904	473	353,674
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(133,051)	$38,950	$111,346	$57,130	$74,375
Cumulative asset (liability) gap	$(133,051)	$(94,101)	$17,245	$74,375

Under this method, the ALCO measures interest rate sensitivity by focusing on the one-year repricing gap. ChoiceOne's ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 67% at December 31, 2010, compared to 69% at December 31, 2009. Table 5 above shows the entire balance of interest-bearing demand deposits, savings deposits, money market deposits, and overnight repurchase agreements in the shortest repricing term. Although these categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these liabilities. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a quarterly basis in 2011. As interest rates change during 2011, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne's net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At December 31, 2010, management used a simulation model to subject its assets and liabilities up to an immediate 400 basis point increase. Management limited the immediate interest rate decrease to a maximum of 15 basis points due to the very low general market rates that existed as of the end of 2010. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of advances from the FHLB were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of immediate interest rate changes on both net interest income and shareholders' equity. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause net interest income to decrease more than 10% if rates are instantaneously shocked 200 basis points upward or downward. ChoiceOne's Interest Rate Risk Policy states that the changes in interest rates cannot cause the market value of shareholders' equity to decrease more than 20% if rates are instantaneously shocked 200 basis points upward or downward.

Table 6 provides an illustration of hypothetical interest rate changes as of December 31, 2010 and 2009, respectively:

Table 6 - Sensitivity to Changes in Interest Rates
	2010
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
400 basis point rise	$17,936	+ 2%	$68,278	- 15%
300 basis point rise	17,896	+ 2%	71,110	- 12%
200 basis point rise	17,853	+ 1%	74,274	- 8%
100 basis point rise	17,541	-%	77,547	- 4%
Base rate scenario	17,606	-%	80,508	-%
15 basis point decline	17,587	- 1%	80,698	-%

	2009
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
300 basis point rise	$16,620	+ 3%	$66,959	- 16%
200 basis point rise	16,467	+ 2%	70,620	- 11%
100 basis point rise	16,313	+ 1%	74,682	- 6%
Base rate scenario	16,147	-%	79,513	-%
15 basis point decline	16,056	- 1%	79,871	+ 1%
20 basis point decline	16,023	- 1%	80,086	+ 1%
25 basis point decline	15,986	- 1%	80,250	+ 1%

As of both December 31, 2010 and December 31, 2009, the Bank was within its guidelines for immediate rate shocks up and down for both net interest income and the market value of shareholders' equity. The ALCO plans to continue to monitor the effect of changes in interest rates on both net interest income and shareholders' equity and will make changes in the duration of its rate-sensitive assets and rate-sensitive liabilities where necessary.

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

Management assessed the effectiveness of the Company's system of internal control over financial reporting as of December 31, 2010, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management's assessment is based on the criteria for effective internal control over financial reporting as described in "Internal Control - Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Based on this assessment, management has concluded that, as of December 31, 2010, its system of internal control over financial reporting was effective and meets the criteria of the "Internal Control - Integrated Framework." This annual report is not required to include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting.

James A. Bosserd President and Chief Executive Officer	Thomas L. Lampen Treasurer

March 25, 2011	March 25, 2011

Plante & Moran, PLLC Suite 400 634 Front Avenue N.W. Grand Rapids, MI 49504 Tel: 616.774.8221 Fax: 616.774.0702 plantemoran.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc.

We have audited the accompanying consolidated balance sheet of ChoiceOne Financial Services, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders' equity, and cash flows for each year in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ChoiceOne Financial Services, Inc. as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each year in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
Plante & Moran, PLLC

Grand Rapids, Michigan
March 25, 2011

ChoiceOne Financial Services, Inc.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
	December 31
	2010	2009
Assets
Cash and due from banks	$19,074	$9,957
Federal funds sold	5,000	9,793
Cash and cash equivalents	24,074	19,750
Securities available for sale (Note 2)	90,820	74,413
Federal Home Loan Bank stock	2,889	3,304
Federal Reserve Bank stock	1,270	1,270
Loans held for sale	1,610	322
Loans (Note 3)	316,940	322,716
Allowance for loan losses (Note 3)	(4,729)	(4,322)
Loans, net	312,211	318,394
Premises and equipment, net (Note 5)	12,525	11,918
Other real estate owned, net (Note 7)	1,953	2,201
Loan servicing rights, net (Note 4)	347	491
Cash value of life insurance policies	9,520	9,201
Intangible assets, net (Note 6)	2,620	3,068
Goodwill (Note 6)	13,728	13,728
Other assets	6,957	7,855
Total assets	$480,524	$465,915
Liabilities
Deposits - noninterest-bearing (Note 8)	$66,932	$60,802
Deposits - interest-bearing (Note 8)	322,952	304,208
Total deposits	389,884	365,010
Repurchase agreements (Note 9)	22,249	20,684
Advances from Federal Home Loan Bank (Note 10)	8,473	21,980
Other liabilities (Notes 11 and 13)	5,605	5,315
Total liabilities	426,211	412,989
Shareholders' Equity (Note 21)
Preferred stock; shares authorized: 100,000; shares outstanding: none	-	-
Common stock and paid-in capital, no par value; shares authorized: 7,000,000; shares outstanding: 3,280,515 in 2010 and 3,265,714 in 2009 (Note 14)	46,461	46,326
Retained earnings	6,952	5,813
Accumulated other comprehensive income, net (Note 16)	900	787
Total shareholders' equity	54,313	52,926
Total liabilities and shareholders' equity	$480,524	$465,915

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)
	Years ended December 31
	2010	2009	2008
Interest income
Loans, including fees	$19,081	$19,915	$22,641
Securities
Taxable	1,460	1,390	2,105
Tax exempt	1,398	1,774	1,722
Other	22	7	66
Total interest income	21,961	23,086	26,534
Interest expense
Deposits	3,914	5,553	8,932
Advances from Federal Home Loan Bank	748	1,186	1,704
Other borrowings	304	351	567
Total interest expense	4,966	7,090	11,203
Net interest income	16,995	15,996	15,331
Provision for loan losses (Note 3)	3,950	4,875	3,475
Net interest income after provision for loan losses	13,045	11,121	11,856
Noninterest income
Customer service charges	3,160	3,177	3,280
Insurance and investment commissions	690	690	769
Gains on sales of loans (Note 4)	682	601	215
Gains (losses) on sales of securities (Note 2)	537	402	(401)
Loss on other than temporary impairment of securities (Note 2)	(94)	(47)	(432)
Losses on sales of other assets (Note 7)	(432)	(434)	(204)
Earnings on life insurance policies	360	365	373
Other income	666	667	483
Total noninterest income	5,569	5,421	4,083
Noninterest expense
Salaries and benefits (Notes 13 and 14)	7,040	6,902	7,140
Occupancy and equipment (Note 5)	2,157	2,227	2,163
Data processing	1,651	1,599	1,386
Professional fees	675	629	645
Supplies and postage	497	504	537
Advertising and promotional	168	124	152
Intangible asset amortization (Note 6)	448	469	494
Loan and collection expense	678	777	422
FDIC insurance	641	785	267
Other expense	1,294	1,243	1,505
Total noninterest expense	15,249	15,259	14,711
Income before income tax	3,365	1,283	1,228
Income tax expense/(benefit) (Note 11)	654	(195)	(207)
Net income	$2,711	$1,478	$1,435
Basic earnings per common share (Note 15)	$0.83	$0.45	$0.44
Diluted earnings per common share (Note 15)	$0.83	$0.45	$0.44
Dividends declared per common share	$0.48	$0.48	$0.68

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in thousands, except per share data)
	Number of Shares	Common Stock and Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total
Balance, January 1, 2008	3,229,814	$ 45,956	$ 6,665	$ 521	$ 53,142
Comprehensive income:
Net income			1,435		1,435
Net change in unrealized gain (loss) on
securities available for sale, net of tax
of ($228)				(442)	(442)
Net change in funded status of post-
retirement benefit plan				37	37
Total comprehensive income					1,030
Shares issued	16,295	147			147
Change in ESOP repurchase obligation		23			23
Effect of stock options granted		33			33
Effect of employee stock purchases		12			12
Cash dividends declared ($0.68 per share)			(2,202)		(2,202)
Balance, December 31, 2008	3,246,109	$ 46,171	$ 5,898	$ 116	$ 52,185
Comprehensive income:
Net income			1,478		1,478
Net change in unrealized gain (loss) on
securities available for sale, net of tax
of $343				665	665
Net change in funded status of post-
retirement benefit plan				6	6
Total comprehensive income					2,149
Shares issued	19,605	126			126
Change in ESOP repurchase obligation		(4)			(4)
Effect of stock options granted		22			22
Effect of employee stock purchases		11			11
Cash dividends declared ($0.48 per share)			(1,563)		(1,563)
Balance, December 31, 2009	3,265,714	$ 46,326	$ 5,813	$ 787	$ 52,926
Comprehensive income:
Net income			2,711		2,711
Net change in unrealized gain (loss) on
securities available for sale, net of tax of $65				127	127
Net change in funded status of post-
retirement benefit plan				(14)	(14)
Total comprehensive income					2,824
Shares issued	14,805	125			125
Shares cancelled	(4)	-			-
Change in ESOP repurchase obligation		(16)			(16)
Effect of stock options granted		15			15
Effect of employee stock purchases		11			11
Cash dividends declared ($0.48 per share)			(1,572)		(1,572)
Balance, December 31, 2010	3,280,515	$ 46,461	$ 6,952	$ 900	$ 54,313

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
	Years ended December 31
	2010	2009	2008
Cash flows from operating activities:
Net income	$2,711	$1,478	$1,435
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	3,950	4,875	3,475
Depreciation	903	974	844
Amortization	1,173	1,102	996
Compensation expense on stock options and employee purchases	26	33	45
Losses (gains) on sales of securities	(537)	(402)	401
Loss on other than temporary impairment of securities	94	47	432
Gains on sales of loans	(682)	(601)	(215)
Loans originated for sale	(28,816)	(27,598)	(12,249)
Proceeds from loan sales	28,088	27,983	12,198
Earnings on bank-owned life insurance	(360)	(365)	(373)
(Gains)/losses on sales of other real estate owned	(96)	7	9
Write-downs of other real estate owned	528	442	204
Proceeds from sales of other real estate owned	1,174	4,200	1,270
Deferred federal income tax benefit	(163)	(410)	(644)
Net change in:
Other assets	875	(2,289)	372
Other liabilities	357	(241)	(970)
Net cash from operating activities	9,225	9,235	7,230
Cash flows from investing activities:
Sales of securities available for sale	6,059	8,171	2,540
Maturities, prepayments and calls of securities available for sale	22,271	27,180	22,206
Purchases of securities available for sale	(44,063)	(31,269)	(20,603)
Purchase of Federal Reserve Bank stock	-	(1)	(4)
Loan originations and payments, net	875	(4,381)	(4,760)
Additions to premises and equipment	(1,510)	(816)	(764)
Net cash from investing activities	(16,368)	(1,116)	(1,385)
Cash flows from financing activities:
Net change in deposits	24,874	18,012	(4,846)
Net change in repurchase agreements	1,565	1,898	(2,924)
Proceeds from Federal Home Loan Bank advances	-	37,000	50,000
Payments on Federal Home Loan Bank advances	(13,525)	(55,002)	(46,000)
Issuance of common stock	125	126	147
Cash dividends and fractional shares from stock dividends	(1,572)	(1,563)	(2,202)
Net cash from financing activities	11,467	471	(5,825)
Net change in cash and cash equivalents	4,324	8,590	20
Beginning cash and cash equivalents	19,750	11,160	11,140
Ending cash and cash equivalents	$24,074	$19,750	$11,160
Supplemental disclosures:
Cash paid for interest	$5,112	$7,288	$11,519
Cash paid for income taxes	285	31	575
Loans transferred to other real estate owned	1,358	3,489	3,666
Other real estate owned transferred to premises and equipment	-	331	-

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include ChoiceOne Financial Services, Inc., its wholly-owned subsidiary, ChoiceOne Bank, and ChoiceOne Bank's wholly-owned subsidiary, ChoiceOne Insurance Agencies, Inc., and its former wholly-owned subsidiary, ChoiceOne Mortgage Company of Michigan (together referred to as "ChoiceOne"). Intercompany transactions and balances have been eliminated in consolidation.

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

Together, the Bank, the Insurance Agency, and the former Mortgage Company account for substantially all of ChoiceOne's assets, revenues and operating income.

Use of Estimates
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, ChoiceOne's management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided. Actual results may differ from these estimates. Estimates associated with securities available for sale, the allowance for loan losses, other real estate owned, core deposit intangible assets, loan servicing rights, goodwill, and fair values of certain financial instruments are particularly susceptible to change.

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

Cash Restrictions
Cash on hand or on deposit with the Federal Reserve Bank of $83,000 and $221,000 was required to meet regulatory reserve and clearing requirements at December 31, 2010 and 2009, respectively. The balance in excess of the amount required was interest-bearing as of December 31, 2010 and December 31, 2009.

Stock-Based Compensation
ChoiceOne records stock-based compensation cost using the fair value method. Compensation costs related to stock options granted is disclosed in Note 14.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Recent Accounting Pronouncements
In January 2010, the Financial Accounting Standards Board ("FASB") issued ASU No. 2010-06 "Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures about Fair Value Measurements." ASU 2010-06 amends the fair value disclosure guidance. The amendments include new disclosures and changes to clarify existing disclosure requirements. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The impact of ASU 2010-06 on ChoiceOne's disclosures is reflected in Note 19 of the consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20 "Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses." ASU 2010-20 requires expansion of the disclosure about the credit quality of ChoiceOne's loans and the related reserves against them. The additional disclosures will include details on past due loans and credit quality indicators. For public entities, ASU 2010-20 disclosures of period-end balances are effective for interim and annual reporting periods ending on or after December 15, 2010 and are included in Note 3 of the consolidated financial statements. Disclosures related to activity that occurs during the reporting period are required for interim and annual reporting periods beginning on or after December 15, 2010.

Reclassifications
Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current year's presentation.

Note 2 - Securities

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at December 31 were as follows:
	2010
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government and federal agency	$28,737	$382	$(53)	$29,066
State and municipal	47,319	935	(373)	47,881
Mortgage-backed	7,307	298	(6)	7,599
Corporate	2,854	36	(7)	2,883
FDIC-guaranteed financial institution debt	2,020	33	-	2,053
Equity securities	1,500	-	(162)	1,338
Total	$89,737	$1,684	$(601)	$90,820

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2009
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government and federal agency	$18,550	$108	$(87)	$18,571
State and municipal	44,230	699	(330)	44,599
Mortgage-backed	8,672	285	(28)	8,929
Equity securities	2,069	385	(140)	2,314
Total	$73,521	$1,477	$(585)	$74,413

Information regarding sales of securities available for sale follows:

(Dollars in thousands)
	2010	2009	2008
Proceeds from sales of securities	$6,059	$8,171	$2,540
Gross realized gains	540	414	39
Gross realized losses	3	12	440
Loss on other than temporary impairment	94	47	432

Contractual maturities of securities available for sale at December 31, 2010 were as follows:

(Dollars in thousands)	Fair Value
Due within one year	$15,389
Due after one year through five years	46,697
Due after five years through ten years	18,337
Due after ten years	1,460
Total debt securities	81,883
Mortgage-backed securities, not due at a specific date	7,599
Equity securities	1,338
Total	$90,820

Various securities were pledged as collateral for securities sold under agreements to repurchase and for Treasury, Tax, and Loan accounts. The carrying amount of securities pledged as collateral at December 31 was as follows:

(Dollars in thousands)
	2010	2009
Securities pledged for securities sold under agreements to repurchase	$27,509	$24,800
Securities pledged for Treasury, Tax, and Loan accounts	-	521
Total securities pledged as collateral	$27,509	$25,321

Securities with unrealized losses at year-end 2010 and 2009, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, were as follows:

(Dollars in thousands)	2010
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$4,663	$(53)	$-	$-	$4,663	$(53)
State and municipal	11,341	(297)	1,460	(76)	12,801	(373)
Mortgage-backed	938	(6)	-	-	938	(6)
Corporate	540	(7)	-	-	540	(7)
Equity securities	-	-	838	(162)	838	(162)
Total temporarily impaired	$17,482	$(363)	$2,298	$(238)	$19,780	$(601)

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)	2009
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$8,033	$(87)	$-	$-	$8,033	$(87)
State and municipal	9,211	(244)	1,771	(86)	10,982	(330)
Mortgage-backed	1,465	(28)	-	-	1,465	(28)
Equity securities	-	-	860	(140)	860	(140)
Total temporarily impaired	$18,709	$(359)	$2,631	$(226)	$21,340	$(585)

One municipal security with a fair value of $306,000 was considered to be other than temporarily impaired as of December 31, 2010. The issuer of the security defaulted upon its maturity of September 1, 2009. Impairment losses of $141,000 have been recorded through December 2010 due to uncertainty as to when principal repayment will be received. In the case of the remaining state and municipal securities, ChoiceOne does not intend to sell the securities prior to a recovery in their value nor is it likely that ChoiceOne would be forced to sell them. Equity securities included a Money Market Preferred auction rate security (MMP) with a fair value of $838,000 as of December 31, 2010. Auctions remain active for the MMP and interest payments have remained current.

An impairment loss of $432,000 was recorded in December 2008 when a decline in the market value of an MMP was considered to be other than temporary. The MMP was converted to 40,000 shares of preferred stock in January 2009 when auction activity ceased and the collateral supporting the MMP was unwound. A gain of $32,000 was recognized upon the conversion. Subsequent to the conversion, ChoiceOne sold 15,000 shares in 2009 for a gain of $92,000 and 25,000 shares in 2010 for a gain of $204,000.

ChoiceOne evaluates all securities on a quarterly basis for other than temporary impairment. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of ChoiceOne to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value. Except for the impairments described in the previous paragraphs, no other than temporary impairments were recorded in 2010 or 2009.

Note 3 - Loans and Allowance for Loan Losses

The Bank's loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2010	2009
Agricultural	$29,681	$31,322
Commercial and industrial	55,947	53,964
Consumer	16,709	16,285
Real estate - commercial	116,351	121,100
Real estate - construction	853	1,158
Real estate - residential	97,399	98,887
Loans, gross	316,940	322,716
Allowance for loan losses	(4,729)	(4,322)
Loans, net	$312,211	$318,394

Activity in the allowance for loan losses was as follows:

(Dollars in thousands)
	2010	2009	2008
Balance, beginning of year	$4,322	$3,600	$3,600
Provision charged to expense	3,950	4,875	3,475
Recoveries credited to the allowance	341	541	353
Loans charged off	(3,884)	(4,694)	(3,828)
Balance, end of year	$4,729	$4,322	$3,600

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ChoiceOne manages its credit risk through the use of its loan policy and its loan approval process and by monitoring of loan credit performance. The loan approval process for commercial loans involves individual and group approval authorities. Individual authority levels are based on the experience of the lender. Group authority approval levels can consist of an internal loan committee that includes the Bank's President or Senior Lender and other loan officers for loans that exceed individual approval levels, or a loan committee of the Board of Directors for larger commercial loans. Most consumer loans are approved by individual loan officers based on standardized underwriting criteria, with larger consumer loans subject to approval by the internal loan committee.

Ongoing credit review of commercial loans is the responsibility of the loan officers. ChoiceOne's internal credit committee meets at least monthly and reviews loans with payment issues and loans with a risk rating of 5, 6, or 7. Risk ratings of commercial loans are reviewed periodically and adjusted if needed. ChoiceOne's consumer loan portfolio is primarily monitored on an exception basis. Loans where payments are past due are turned over to the Bank's collection department, who works with the borrower to bring payments current or takes other actions when necessary. In addition to internal reviews of credit performance, ChoiceOne contracts with a third party for independent loan review that monitors the loan approval process and the credit quality of the loan portfolio.

Activity in the allowance for loan losses and balances in the loan portfolio were as follows:

(Dollars in thousands)
	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Unallocated	Total
2010
Allowance for Loan Losses
Beginning balance	$124	$735	$306	$1,546	$3	$1,590	$18	$4,322
Charge-offs	-	(765)	(444)	(1,523)	-	(1,152)	-	(3,884)
Recoveries	-	68	230	16	-	27	-	341
Provision	57	603	151	1,690	(1)	1,089	361	3,950
Ending balance	$181	$641	$243	$1,729	$2	$1,554	$379	$4,729
Individually evaluated for impairment	$-	$-	$-	$582	$-	$-	$-	$582
Collectively evaluated for impairment	$181	$641	$243	$1,147	$2	$1,554	$379	$4,147
Loans
Individually evaluated for impairment	$39	$272	$-	$3,529	$-	$2,733		$6,573
Collectively evaluated for impairment	29,642	55,675	16,709	112,822	853	94,666		310,367
Ending balance	$29,681	$55,947	$16,709	$116,351	$853	$97,399		$316,940
2009
Allowance for Loan Losses
Beginning balance	$-	$754	$351	$1,100	$5	$1,124	$266	$3,600
Charge-offs	-	(1,558)	(535)	(1,218)	(14)	(1,369)	-	(4,694)
Recoveries	-	102	246	58	29	106	-	541
Provision	124	1,437	244	1,606	(17)	1,729	(248)	4,875
Ending balance	$124	$735	$306	$1,546	$3	$1,590	$18	$4,322
Individually evaluated for impairment	$29	$52	$-	$1,031	$-	$-	$-	$1,112
Collectively evaluated for impairment	$95	$683	$306	$515	$3	$1,590	$18	$3,210

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Unallocated	Total
Loans
Individually evaluated for impairment	$378	$698	$-	$6,886	$-	$1,785		$9,747
Collectively evaluated for impairment	30,944	53,266	16,285	114,214	1,158	97,102		312,969
Ending balance	$31,322	$53,964	$16,285	$121,100	$1,158	$98,887		$322,716
2008
Allowance for Loan Losses
Beginning balance	$-	$1,211	$489	$945	$-	$891	$64	$3,600
Charge-offs	-	(1,193)	(568)	(815)	-	(1,252)	-	(3,828)
Recoveries	-	60	252	35	-	6	-	353
Provision	-	676	178	935	5	1,479	202	3,475
Ending balance	$-	$754	$351	$1,100	$5	$1,124	$266	$3,600
Individually evaluated for impairment	$-	$75	$-	$470	$-	$-	$-	$545
Collectively evaluated for impairment	$-	$679	$351	$630	$5	$1,124	$266	$3,055
Loans
Individually evaluated for impairment	$-	$273	$-	$1,845	$-	$-		$2,118
Collectively evaluated for impairment	23,408	57,314	16,047	122,107	2,026	102,957		323,859
Ending balance	$23,408	$57,587	$16,047	$123,952	$2,026	$102,957		$325,977

The process to monitor the credit quality of ChoiceOne's loan portfolio includes tracking (1) the risk ratings of business loans, (2) the level of classified business loans, and (3) delinquent and nonperforming consumer loans. Business loans are risk rated on a scale of 1 to 8. A description of the characteristics of the ratings follows:

Risk rating 1 through 3: These loans are considered pass credits. They exhibit acceptable to exceptional credit risk and demonstrate the ability to repay the loan from normal business operations.

Risk rating 4: These loans are considered watch credits. They have potential developing weaknesses that, if not corrected, may cause deterioration in the ability of the borrower to repay the loan. While a loss is possible for a loan with this rating, it is not anticipated.

Risk rating 5: These loans are considered special mention credits. Loans in this risk rating are considered to be inadequately protected by the net worth and debt service coverage of the borrower or of any pledged collateral. These loans have well defined weaknesses that may jeopardize the borrower's ability to repay the loan. If the weaknesses are not corrected, loss of principal and interest could be probable.

Risk rating 6: These loans are considered substandard credits. These loans have well defined weaknesses, the severity of which makes collection of principal and interest in full questionable. Loans in this category may be placed on nonaccrual status.

Risk rating 7: These loans are considered doubtful credits. Some loss of principal and interest has been determined to be probable. The estimate of the amount of loss could be affected by factors such as the borrower's ability to provide additional capital or collateral. Loans in this category are on nonaccrual status.

Risk rating 8: These loans are considered loss credits. They are considered uncollectible and will be charged off against the allowance for loan losses.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information regarding the Bank's credit exposure as of December was as follows:

(Dollars in thousands)
Corporate Credit Exposure - Credit Risk Profile By Creditworthiness Category
	Agricultural		Commercial and Industrial		Commercial Real Estate
	2010	2009	2010	2009	2010	2009
Risk rating 2	$1,901	$2,248	$2,818	$3,438	$6,755	$6,066
Risk rating 3	17,592	21,112	29,806	28,342	57,265	56,402
Risk rating 4	8,919	7,417	20,198	17,650	31,921	38,597
Risk rating 5	1,017	-	2,703	3,780	14,069	9,600
Risk rating 6	213	488	251	328	5,412	5,451
Risk rating 7	39	57	171	426	929	4,984
	$29,681	$31,322	$55,947	$53,964	$116,351	$121,100

Consumer Credit Exposure - Credit Risk Profile Based On Payment Activity
	Consumer		Construction Real Estate		Residential Real Estate
	2010	2009	2010	2009	2010	2009
Performing	$16,519	$16,267	$853	$1,158	$92,885	$93,177
Nonperforming	190	18	-	-	4,514	5,710
	$16,709	$16,285	$853	$1,158	$97,399	$98,887

Loans are classified as performing when they are current as to principal and interest payments or are past due on payments less than 90 days. Loans are classified as nonperforming when they are past due 90 days or more as to principal and interest payments or are considered a troubled debt restructuring.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans by loan category as of December 31 follow:

(Dollars in thousands)
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2010
With no related allowance recorded
Agricultural	$39	$44	$-	$165	$-
Commercial and industrial	222	229	-	211	(5)
Commercial real estate	1,914	2,385	-	1,951	(2)
Residential real estate	2,733	2,736	-	2,640	170
With an allowance recorded
Agricultural	-	-	-	65	-
Commercial and industrial	50	50	50	464	12
Commercial real estate	1,615	1,672	531	3,591	(3)
Residential real estate	-	-	-	-	-
Total
Agricultural	39	44	-	230	-
Commercial and industrial	272	279	50	675	7
Commercial real estate	3,529	4,057	531	5,542	(5)
Residential real estate	2,733	2,736	-	2,640	170
2009
With no related allowance recorded
Agricultural	$321	$321	$-	$174	$1
Commercial and industrial	535	1,304	-	550	21
Commercial real estate	2,287	2,549	-	3,728	67
Residential real estate	1,785	1,785	-	357	20
With an allowance recorded
Agricultural	57	58	28	48	-
Commercial and industrial	163	163	82	191	6
Commercial real estate	4,599	4,637	986	3,200	(17)
Residential real estate	-	-	-	-	-
Total
Agricultural	378	379	28	222	1
Commercial and industrial	698	1,467	82	741	27
Commercial real estate	6,886	7,186	986	6,928	50
Residential real estate	1,785	1,785	-	357	20

An aging analysis of loans by loan category as of December 31 follows:

(Dollars in thousands)
	30 to 59 Days	60 to 89 Days	Greater Than 90 Days (1)	Total	Loans Not Past Due	Total Loans	90 Days Past Due and Accruing
2010
Agricultural	$71	$7	$39	$117	$29,564	$29,681	$-
Commercial and industrial	133	175	142	450	55,497	55,947	-
Consumer	84	41	29	154	16,555	16,709	23
Commercial real estate	266	646	2,129	3,041	113,310	116,351	-
Construction real estate	-	-	-	-	853	853	-
Residential real estate	1,223	833	2,249	4,305	93,094	97,399	-
	$1,777	$1,702	$4,588	$8,067	$308,873	$316,940	$23

(1)	Includes nonaccrual loans.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nonaccrual loans by loan category as of December 31 follow:

(Dollars in thousands)
	2010	2009
Agricultural	$64	$387
Commercial and industrial	256	441
Consumer	5	17
Commercial real estate	3,302	6,977
Construction real estate	-	-
Residential real estate	2,646	4,060
	$6,273	$11,882

Note 4 - Mortgage Banking

Activity during the year was as follows:

(Dollars in thousands)
	2010	2009	2008
Loans originated for resale, net of principal payments	$28,816	$27,598	$12,249
Proceeds from loan sales	28,088	27,983	12,198
Net gains on sales of loans held for sale	682	601	215
Loan servicing fees, net of amortization	41	4	67

Loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $107 million and $117 million at December 31, 2010 and 2009, respectively. The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2010 and 2009.

Activity for loan servicing rights was as follows:

(Dollars in thousands)
	2010	2009	2008
Balance, beginning of year	$491	$580	$792
Capitalized	122	210	51
Amortization	(266)	(299)	(263)
Balance, end of year	$347	$491	$580

The fair value of loan servicing rights was $852,000 and $1,048,000 as of December 31, 2010 and 2009, respectively. Consequently, a valuation allowance was not necessary at year-end 2010 or 2009. The fair value of servicing rights at December 31, 2010 was determined using a discount rate of 7.7% and prepayment speeds ranging from 0% to 35%. The fair value of servicing rights at December 31, 2009 was determined using a discount rate of 7.6% and prepayment speeds ranging from 0% to 17%.

Note 5 - Premises and Equipment

As of December 31, premises and equipment consisted of the following:

(Dollars in thousands)
	2010	2009
Land and land improvements	$4,025	$3,918
Leasehold improvements	36	37
Buildings	10,950	10,595
Furniture and equipment	4,178	3,312
Total cost	19,189	17,862
Accumulated depreciation	(6,664)	(5,944)
Premises and equipment, net	$12,525	$11,918

Depreciation expense was $903,000, $974,000, and $844,000 for 2010, 2009 and 2008, respectively.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank leases certain branch properties and automated-teller machine locations in its normal course of business. Rent expense totaled $78,000, $71,000, and $70,000 for 2010, 2009 and 2008, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (dollars in thousands):
2011	$60
2012	46
2013	34
Total	$140

Note 6 - Goodwill and Intangible Assets

Goodwill
There were no changes in the goodwill balance in 2010 or 2009. ChoiceOne engaged an outside consulting firm to assist management in performing its annual evaluation of goodwill for impairment as of June 30, 2010. The appraisal methodology used to calculate the fair value included the income approach, which was a discounted cash flow value based on projected earnings capacity, and the market approach, which was based on price-to-earnings multiples, price-to-tangible book value ratios, and core deposit premiums for selected bank sale transactions. The results from the valuation approaches were used to calculate an estimate of the fair value of ChoiceOne's equity, which was compared to the carrying value of equity to determine whether the Step 1 test under generally accepted accounting principles that govern the valuation of goodwill was passed. The goodwill analysis determined that the fair value of ChoiceOne's equity exceeded the carrying value by 4.6%. Based on this assessment, management believed that there was no indication of goodwill impairment at June 30, 2010. Based on the testing performed and a review of factors that might impact ChoiceOne's stock value subsequent to the annual evaluation, no impairment of goodwill was deemed to exist as of December 31, 2010.

Acquired Intangible Assets
Information for acquired intangible assets at December 31 follows:

(Dollars in thousands)
	2010		2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangible	$4,134	$1,723	$4,134	$1,309
Other intangible assets	348	139	473	230
Totals	$4,482	$1,862	$4,607	$1,539

The core deposit intangible is being amortized on a straight-line basis over ten years and other intangible assets are being amortized over periods ranging from two to ten years. Aggregate amortization expense was $448,000, $469,000 and $494,000 for 2010, 2009 and 2008, respectively. The estimated amortization expense for the next five years ending December 31 is as follows:

(Dollars in thousands)
	Core Deposit Intangible	Other Intangible Assets	Total
2011	$413	$35	$448
2012	413	35	448
2013	413	35	448
2014	413	35	448
2015	413	35	448
Thereafter	345	35	380
Total	$2,410	$210	$2,620

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Other Real Estate Owned

Other real estate owned represents residential and commercial properties owned and is reported net of a valuation allowance. Activity within other real estate owned was as follows:

(Dollars in thousands)
	2010	2009
Balance, beginning of year	$2,201	$3,692
Transfers from loans	1,358	3,489
Reclassification to buildings	-	(331)
Proceeds from sales	(1,174)	(4,200)
(Gains)/losses on sales	96	(7)
Write-downs	(528)	(442)
Balance, end of year	$1,953	$2,201

Activity in the valuation allowance on other real estate owned was as follows:

(Dollars in thousands)
	2010	2009	2008
Balance, beginning of year	$438	$206	$30
Write-downs charged to expense	528	442	205
Deletions from sales of other real estate owned	(57)	(210)	(29)
Balance, end of year	$909	$438	$206

Note 8 - Deposits

Deposit balances as of December 31 consisted of the following:

(Dollars in thousands)
	2010	2009
Noninterest-bearing demand deposits	$66,932	$60,802
Interest-bearing demand deposits	59,853	43,731
Money market deposits	59,021	58,094
Savings deposits	43,572	36,791
Local certificates of deposit	152,602	159,217
Brokered certificates of deposit	7,904	6,375
Total deposits	$389,884	$365,010

Scheduled maturities of certificates of deposit at December 31 were as follows:

(Dollars in thousands)
2011	$101,768
2012	41,245
2013	9,613
2014	2,710
2015	5,054
2016	116
Total	$160,506

The Bank had certificates of deposit issued in denominations of $100,000 or greater totaling $72.6 million and $68.4 million at December 31, 2010 and 2009, respectively. The Bank had brokered certificates of deposit totaling $7.9 million at December 31, 2010 compared to $6.4 million at December 31, 2009. As of December 31, 2010, the weighted average interest rate on these brokered certificates of deposit was 1.26% with maturities ranging from May 2011 to May 2013. In addition, the Bank had $18.5 million of certificates of deposit as of December 31, 2010 and $20.0 million as of December 31, 2009 that had been issued through the

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certificate of Deposit Account Registry Service (CDARS). Although certificates of deposit issued through CDARS are issued to local customers, this type of deposit is classified as brokered deposits for regulatory purposes.

Note 9 - Repurchase Agreements

Securities sold under agreements to repurchase are advances to the Bank by customers or another bank. These agreements are direct obligations of the Bank and are secured by securities held in safekeeping at a correspondent bank. Most repurchase agreements with Bank customers mature daily. As of December 31, 2010, the Bank had a $5 million structured repurchase agreement with a correspondent bank maturing on July 31, 2012 with a fixed interest rate of 4.55%. The repurchase agreement became putable by the correspondent quarterly starting July 1, 2009. Information regarding repurchase agreements follows:

(Dollars in thousands)
	2010	2009
Outstanding balance at December 31	$22,249	$20,684
Average interest rate at December 31	1.33%	1.64%
Average balance during the year	$19,269	$18,419
Average interest rate during the year	1.58%	1.88%
Maximum month end balance during the year	$22,249	$20,684

Note 10 - Federal Home Loan Bank Advances

At December 31, advances from the Federal Home Loan Bank (the "FHLB") were as follows:

(Dollars in thousands)
	2010	2009
Maturities ranging from January 2011 to November 2024, fixed interest rates ranging from 2.54% to 4.16%, with an average rate of 3.58%	$8,473
Maturities ranging from January 2010 to November 2024, fixed interest rates ranging from 3.98% to 5.95%, with an average rate of 4.55%		$21,980
Total advances outstanding at year-end	$8,473	$21,980

Penalties are charged on fixed rate advances that are paid prior to maturity. No fixed rate advances were paid prior to maturity in 2010, 2009 or 2008. An advance maturing in 2012 may be converted to a variable rate by the FHLB. If the FHLB exercises its option, the Bank may prepay the advance without penalty. Advances were secured by residential real estate loans with a carrying value of approximately $66 million at December 31, 2010 and by residential real estate loans with a carrying value of approximately $83 million at December 31, 2009. Based on this collateral, the Bank was eligible to borrow an additional $35 million at year-end 2010. The scheduled maturities of advances from the FHLB at December 31, 2010 were as follows (dollars in thousands):

2011	$26
2012	5,027
2013	3,028
2014	29
2015	31
Thereafter	332
Total	$8,473

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Income Taxes

Information as of December 31 and for the year follows:

(Dollars in thousands)
	2010	2009	2008
Provision for Income Taxes
Current federal income tax expense	$817	$215	$437
Deferred federal income tax benefit	(163)	(410)	(644)
Income tax expense/(benefit)	$654	$(195)	$(207)

	2010	2009	2008
Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$1,144	$436	$418
Tax exempt interest income	(483)	(608)	(644)
Tax exempt earnings on bank-owned life insurance	(122)	(124)	(126)
Nondeductible interest expense	25	44	72
Other items	90	57	73
Income tax expense/(benefit)	$654	$(195)	$(207)
Effective income tax rate	19%	(15)%	(17)%

Components of Deferred Tax Assets and Liabilities	2010	2009
Deferred tax assets:
Allowance for loan losses	$773	$1,214
Deferred compensation	377	426
Write-downs on other real estate owned	309	113
Alternative minimum tax credit carryforward	154	399
Nonaccrual loan interest	124	154
Purchase accounting adjustments from merger with VRFC	83	184
Other	259	300
Total deferred tax assets	2,079	2,790
Deferred tax liabilities:
Depreciation	1,142	1,132
Purchase accounting adjustments from merger with VRFC	883	1,057
Unrealized gains on securities available for sale	369	303
Loan servicing rights	118	140
Postretirement benefits obligation	95	64
Other	116	201
Total deferred tax liabilities	2,723	2,897
Net deferred tax liabilities	$(644)	$(107)

ChoiceOne had a deferred tax asset of $69,000 as of December 31, 2010 that resulted from capital losses incurred on the sales of equity securities in 2009 and 2010. A capital loss of $72,000 can be carried back to 2007, which will utilize $24,000 of the deferred tax asset. A valuation allowance of $45,000 has been recorded for the remaining balance due to the uncertainty as to ChoiceOne's ability to generate capital gains in the future that can offset the capital loss carryforward. ChoiceOne also had a $42,000 deferred tax asset as of December 31, 2010 that was related to unexercised stock options. A valuation allowance for the entire balance has been recorded due to the fact that the exercise price of all of the options was higher than the market price of ChoiceOne's stock as of the end of 2010. The valuation allowance totaling $87,000 has been netted in the total deferred tax assets listed above. There was no valuation allowance related to deferred taxes as of December 31, 2009.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Related Party Transactions

Loans to executive officers, directors and their affiliates were as follows at December 31:

(Dollars in thousands)
	2010	2009
Balance, beginning of year	$5,786	$6,266
New loans	2,152	574
Repayments	(1,370)	(1,054)
Balance, end of year	$6,568	$5,786

Deposits from executive officers, directors and their affiliates were $13.5 million and $11.1 million at December 31, 2010 and 2009, respectively.

Note 13 - Employee Benefit Plans

401(k) Plan:
The 401(k) plan allows employees to contribute up to the IRS maximum. Matching company contributions to the plan are discretionary. Expense of this plan was $112,000, $0, and $141,000 in 2010, 2009, and 2008, respectively.

Employee Stock Ownership Plan:
Employees participate in an Employee Stock Ownership Plan (the "ESOP"). ChoiceOne makes discretionary contributions to the ESOP. Shares of ChoiceOne common stock are allocated to participants based on relative compensation earned and compensation expense is recorded when allocated. Dividends on allocated shares increase the participant accounts. Participants become fully vested upon completing six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased by ChoiceOne at any time. ChoiceOne did not contribute to the ESOP nor was any expense recorded in 2010, 2009, or 2008.

Shares held by the ESOP as of December 31 were as follows:

(Dollars in thousands)
	2010	2009	2008
Shares allocated to participants	5,355	5,355	5,355
Shares unallocated	-	-	-
Total shares of ChoiceOne stock held by ESOP	5,355	5,355	5,355
Fair value of allocated shares, subject to repurchase obligation, recorded in other liabilities	$64	$48	$44

Postretirement Benefits Plan:
ChoiceOne maintains an unfunded postretirement health care plan, which permits employees (and their dependents) the ability to participate upon retirement from ChoiceOne. ChoiceOne does not pay any portion of the health care premiums charged to its retired participants. A liability has been accrued for the obligation under this plan. ChoiceOne incurred negative postretirement benefit expense of $15,000 in 2010, $17,000 in 2009, and $6,000 in 2008. The postretirement obligation liability was $119,000 as of December 31, 2010 and $113,000 as of December 31, 2009.

Deferred Compensation Plans:
A deferred director compensation plan covers former directors of Valley Ridge Bank. Under the plan, ChoiceOne pays each former director the amount of director fees deferred plus interest at rates ranging from 0.90% to 5.84% over various periods as elected by each director. The payout periods range from 1 month to 10 years beginning with the individual's termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $20,000, $28,000, and $49,000 in 2010, 2009, and 2008, respectively. The deferred compensation liability was $357,000 as of December 31, 2010 and $476,000 as of December 31, 2009.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A supplemental retirement plan covers four former executive officers of Valley Ridge Bank. Under the plan, ChoiceOne pays these individuals a specific amount of compensation plus interest at 7.50% over a 15-year period commencing upon early retirement age (as defined in the plan) or normal retirement age (as defined in the plan). A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $41,000 in 2010, $76,000 in 2009, and $104,000 in 2008. Deferred compensation liabilities of $751,000 and $778,000 were outstanding as of December 31, 2010 and December 31, 2009, respectively.

Note 14 - Stock Options

Options to buy stock are granted to key employees under an incentive stock option plan to provide them with an additional equity interest in ChoiceOne. The plan provides for the issuance of up to 147,767 shares of common stock. ChoiceOne recognized compensation expense of $15,000 in 2010, $22,000 in 2009, and $33,000 in 2008 in connection with stock options that vested for current participants during these years. The maximum option term is 10 years and options vest over 3 years. At December 31, 2010, there were 98,535 options available for future grants.

A summary of the activity in the plan follows:
	2010		2009		2008
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of year	49,232	$16.46	49,232	$16.46	37,732	$17.36
Options granted	-	-	-	-	11,500	13.50
Options exercised	-	-	-	-	-	-
Options forfeited or expired	-	-	-	-	-	-
Options outstanding, end of year	49,232	$16.46	49,232	$16.46	49,232	$16.46
Options exercisable at December 31	46,357	$16.64	41,107	$16.78	34,357	$16.89

The range of prices for options outstanding and exercisable at the end of 2010 ranged from $13.04 to $21.43 per share. The weighted average remaining contractual life of options outstanding and exercisable at the end of 2010 was approximately 4.5 years. The exercise price of all options outstanding was higher than ChoiceOne's closing stock price as of the end of 2010. As a result, the aggregate intrinsic value of both options outstanding and options exercisable was $0 as of December 31, 2010. The number of options, weighted average exercise prices, and fair value of options granted has been adjusted for all stock dividends and splits. Information pertaining to options outstanding at December 31, 2010 is as follows:
Exercise price of stock options:	Number of options outstanding at year-end	Number of options exercisable at year-end	Average remaining contractual life (in years)
$ 13.04	3,857	3,857	1.14
$ 13.50	11,500	8,625	7.07
$ 13.70	5,250	5,250	2.04
$ 16.31	6,299	6,299	3.06
$ 17.95	9,500	9,500	6.05
$ 18.85	6,000	6,000	5.05
$ 21.43	6,826	6,826	4.05

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted average assumptions noted in the following table. ChoiceOne uses historical data to estimate the volatility of the option exercise price and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No options were granted in 2010 or 2009. Information regarding options granted in 2008 is as follows:

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2008
Expected stock price volatility	21.96%
Dividend yield	4.41%
Expected option life (in years)	7
Risk-free interest rate	3.02%
Fair value of options granted during year	$1.91

During 2010, shares totaling 5,250 were vested at an average exercise price of $15.51. As of December 31, 2010, there was approximately $5,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That cost is expected to be recognized by ChoiceOne in 2011.

Note 15 - Earnings Per Share

(Dollars in thousands, except per share data)
	2010	2009	2008
Basic
Net income	$2,711	$1,478	$1,435
Weighted average common shares outstanding	3,273,151	3,255,984	3,236,984
Basic earnings per common share	$0.83	$0.45	$0.44
Diluted
Net income	$2,711	$1,478	$1,435
Weighted average common shares outstanding	3,273,151	3,255,984	3,236,984
Plus: dilutive effect of assumed exercises of stock options	-	-	-
Average shares and dilutive potential common shares	3,273,151	3,255,984	3,236,984
Diluted earnings per common share	$0.83	$0.45	$0.44

There were 49,232 stock options as of December 31, 2010 and December 31, 2009 considered to be anti-dilutive to earnings per share and thus have been excluded from the calculations above.

Note 16 - Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes follow:

(Dollars in thousands)
	2010	2009	2008
Unrealized holding gains (losses) on available for sale securities	$635	$1,364	$(1,502)
Less reclassification adjustments for gains (losses) included in net income	443	355	(833)
Net unrealized gains (losses)	192	1,009	(669)
Less tax effect	65	344	(227)
Net-of-tax amount	127	665	(442)
Change in funded status of postretirement benefit plan	(21)	9	56
Tax effect	(7)	3	19
Net-of-tax amount	(14)	6	37
Total	$113	$671	$(405)

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated other comprehensive income, a component of equity, was comprised of the following at December 31:

(Dollars in thousands)
	2010	2009
Unrealized holding gains (losses) on available for sale securities	$1,084	$892
Unrecognized actuarial gains on postretirement benefit plan	280	301
Tax effect	(464)	(406)
Net accumulated other comprehensive income	$900	$787

Note 17 - Condensed Financial Statements of Parent Company

Condensed Balance Sheets
(Dollars in thousands)	December 31
	2010	2009
Assets
Cash	$201	$81
Securities available for sale	207	202
Other assets	76	59
Investment in ChoiceOne Bank	53,899	52,655
Total assets	$54,383	$52,997
Liabilities
Mandatory redeemable shares under ESOP, at fair value	$64	$48
Other liabilities	6	23
Total liabilities	70	71
Shareholders' equity	54,313	52,926
Total liabilities and shareholders' equity	$54,383	$52,997

Condensed Statements of Income
(Dollars in thousands)	Years Ended December 31
	2010	2009	2008
Interest and dividends from ChoiceOne Bank	$1,641	$938	$2,017
Interest and dividends from other securities	7	17	27
Gains on sales of securities	-	17	18
Total income	1,648	972	2,062
Other expenses	67	67	61
Income before income tax and equity in undistributed net
income of subsidiary	1,581	905	2,001
Income tax benefit	23	17	26
Income before equity in undistributed net income of subsidiary	1,604	922	2,027
Equity in undistributed net income (distributions in excess of net income) of subsidiary	1,107	556	(592)
Net income	$2,711	$1,478	$1,435

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Cash Flows
(Dollars in thousands)	Years Ended December 31
	2010	2009	2008
Cash flows from operating activities:
Net income	$2,711	$1,478	$1,435
Adjustments to reconcile net income to net cash from operating activities:
Equity in (undistributed net income) distributions in excess
of net income of subsidiary	(1,107)	(556)	592
Amortization	-	2	2
Gains on sales of securities	-	(17)	(18)
Changes in other assets	(17)	3	3
Changes in other liabilities	(18)	30	(13)
Net cash from operating activities	1,569	940	2,001
Cash flows from investing activities:
Sales of securities	-	524	40
Maturities of securities	200	-	-
Purchases of securities	(202)	-	-
Net cash from (used in) investing activities	(2)	524	40
Cash flows from financing activities:
Issuance of common stock	125	126	147
Cash dividends paid	(1,572)	(1,563)	(2,202)
Net cash used in financing activities	(1,447)	(1,437)	(2,055)
Net change in cash and cash equivalents	120	27	(14)
Beginning cash and cash equivalents	81	54	68
Ending cash and cash equivalents	$201	$81	$54

Note 18 - Financial Instruments

Financial instruments as of December 31 were as follows:
(Dollars in thousands)	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$19,074	$19,074	$9,957	$9,957
Federal funds sold	5,000	5,000	9,793	9,793
Securities available for sale	90,820	90,820	74,413	74,413
Federal Home Loan Bank and Federal Reserve Bank stock	4,159	4,159	4,574	4,574
Loans held for sale	1,610	1,610	322	322
Loans, net	312,211	314,781	318,394	314,491
Accrued interest receivable	2,000	2,000	2,091	2,091
Liabilities:
Demand, savings and money market deposits	229,378	229,378	199,418	199,418
Time deposits	160,506	159,616	165,592	165,597
Repurchase agreements	22,249	22,251	20,684	20,686
Advances from Federal Home Loan Bank	8,473	8,947	21,980	21,986
Accrued interest payable	231	231	377	377

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described later in this paragraph. The methodology for determining the estimated fair value for securities available for sale is described in Note 19. The estimated fair value for loans is based on the rates charged at December 31 for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns. The estimated fair values for time deposits and FHLB advances are based on the rates paid at December 31 for new deposits or FHLB advances, applied until maturity. The estimated fair values for other financial instruments and off-balance sheet loan commitments are considered nominal.

Note 19 - Fair Value Measurements

The following tables present information about the Bank's assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and December 31, 2009, and the valuation techniques used by the Bank to determine those fair values.

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

There were no liabilities measured at fair value as of December 31, 2010 or December 31, 2009. Disclosures concerning assets measured at fair value are as follows:

Assets Measured at Fair Value on a Recurring Basis
(Dollars in Thousands)
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at Date Indicated
Investment Securities, Available for
Sale - December 31, 2010
U.S. Government and federal agency	$29,066	$-	$-	$29,066
State and municipal	-	45,542	2,339	47,881
Mortgage-backed	-	7,599	-	7,599
Corporate	2,883	-	-	2,883
FDIC-guaranteed financial institution debt	2,053	-	-	2,053
Equity securities	-	838	500	1,338
Total	$34,002	$53,979	$2,839	$90,820
Investment Securities, Available for
Sale - December 31, 2009
U.S. Government and federal agency	$18,571	$-	$-	$18,571
State and municipal	1,904	40,388	2,307	44,599
Mortgage-backed	8,929	-	-	8,929
Equity securities	954	860	500	2,314
Total	$30,358	$41,248	$2,807	$74,413

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis
(Dollars in Thousands)
Investment Securities, Available for Sale
Balance at December 31, 2009	$2,807
Total realized and unrealized gains included in income	-
Total unrealized gains included in other comprehensive income	10
Net purchases, sales, calls, and maturities	(284)
Net transfers into Level 3	306
Balance at December 31, 2010	$2,839

Of the Level 3 assets that were still held by the Bank at December 31, 2010, the net unrealized gain for the twelve months ended December 31, 2010 was $10,000, which is recognized in other comprehensive income in the consolidated balance sheet. There were no sales or purchases of Level 3 securities in 2010. One security was reclassified from a Level 2 measurement of fair value to a Level 3 measurement in 2010 as a result of a change in the marketability of the security.

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

The Bank also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets are not normally measured at fair value, but can be subject to fair value adjustments in certain circumstances, such as impairment. Disclosures concerning assets measured at fair value on a non-recurring basis are as follows:

Assets Measured at Fair Value on a Non-recurring Basis
(Dollars in Thousands)
	Balance at Dates Indicated	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for the Period Ended
Impaired Loans
December 31, 2010	$ 6,573	$ -	$ -	$ 6,573	$ 164
December 31, 2009	$ 9,747	$ -	$ -	$ 9,747	$ 1,855
Other Real Estate
December 31, 2010	$ 1,953	$ -	$ -	$ 1,953	$ 528
December 31, 2009	$ 2,201	$ -	$ -	$ 2,201	$ 319

Impaired loans categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Bank estimates the fair value of the loans based on the present value of expected future cash flows using management's best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals). The changes in fair value consisted of charge-downs of impaired loans that were posted to the allowance for loan losses and write-downs of other real estate that were posted to a valuation account. The fair value of other real estate owned was based on appraisals or other reviews of property values, adjusted for estimated costs to sell.

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

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:
(Dollars in thousands)	2010		2009
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$5,370	$42,985	$4,246	$41,575
Commitments to fund loans (at market rates)	5,088	3,000	4,683	1,190

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 4.00% to 7.00% and maturities ranging from 2 years to 30 years.

Note 21 - Regulatory Capital

ChoiceOne Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2010 and 2009, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's categories.

Actual capital levels and minimum required levels for ChoiceOne Bank were as follows:
(Dollars in thousands)	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2010
Total capital (to risk weighted assets)	$40,588	12.1%	$26,787	8.0%	$33,483	10.0%
Tier 1 capital (to risk weighted assets)	36,654	10.9	13,393	4.0	20,090	6.0
Tier 1 capital (to average assets)	36,654	7.9	18,502	4.0	23,128	5.0
December 31, 2009
Total capital (to risk weighted assets)	$39,130	11.9%	$26,278	8.0%	$32,847	10.0%
Tier 1 capital (to risk weighted assets)	35,073	10.7	13,139	4.0	19,708	6.0
Tier 1 capital (to average assets)	35,073	8.0	17,450	4.0	21,812	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2010, approximately $1,071,000 was available for ChoiceOne Bank to pay dividends to ChoiceOne Financial Services, Inc. ChoiceOne's ability to pay dividends to shareholders is dependent on the Bank, which is restricted by state law and regulations.

ChoiceOne Financial Services, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22 - Quarterly Financial Data (Unaudited)
(Dollars in thousands)				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2010
First Quarter	$5,438	$4,060	$644	$ 0.20	$ 0.20
Second Quarter	5,494	4,210	669	0.20	0.20
Third Quarter	5,507	4,289	739	0.23	0.23
Fourth Quarter	5,522	4,436	659	0.20	0.20
2009
First Quarter	$5,913	$3,898	$741	$ 0.23	$ 0.23
Second Quarter	5,816	4,018	305	0.09	0.09
Third Quarter	5,794	4,084	409	0.13	0.13
Fourth Quarter	5,563	3,996	23	0.00	0.00

There were no significant fluctuations in the quarterly financial data in 2010. The low net income in the fourth quarter of 2009 resulted from a higher provision for loan losses. The provision for loan losses in the fourth quarter of 2009 was $1,700,000, compared to a provision of $3,175,000 for the first three quarters of 2009.

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
The 2011 Annual Shareholder Meeting of
ChoiceOne Financial Services, Inc., will
be held at 11:00 a.m. local time on Thursday,
April 28, 2011, at Moss Ridge Golf Club in
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
   Former President, Gust Construction Company
   (General Contractor)

Paul L. Johnson
   Former President, Falcon Resources, Inc.
   (Automotive and Furniture Design)

Dennis C. Nelson, DDS
   General Dentistry

Directors
ChoiceOne Financial Services, Inc.
(continued)

Nels W. Nyblad
   President, Nyblad Orchards
   (Fruit Producer)

Roxanne M. Page
   CPA and Partner, Beene Garter LLP
   (Certified Public Accountants)

Jon E. Pike
   CPA and Chairman, Beene Garter LLP
   (Certified Public Accountants)

Donald VanSingel
   Former Consultant, Governmental
   Consultant Services.  Former Legislator,
   Michigan House of Representatives

Director Emeritus
Richard L. Edgar
   Former Director and Chairman of the
   Board, ChoiceOne Financial Services, Inc.
   and ChoiceOne Bank. Former President
   and Chief Executive Officer, Valley
   Ridge Financial Corp. and Valley
   Ridge Bank

Officers
ChoiceOne Financial Services, Inc.

James A. Bosserd
   President and Chief Executive Officer

Louis D. Knooihuizen
   Senior Vice President

Michael E. McHugh
   Senior Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen
   Treasurer

Officers
ChoiceOne Bank

James A. Bosserd
   President
   Chief Executive Officer

Sheila R. Clark
   Senior Vice President
   Human Resources Director

Mary J. Johnson
   Senior Vice President
   Cashier

Louis D. Knooihuizen
   Senior Vice President
   Chief Lending Officer

Michael E. McHugh
   Senior Vice President
   Accounting, Sales and Marketing

Linda R. Pitsch
   Senior Vice President
   Operations

Kelly J. Potes
   Senior Vice President
   Retail Services

Linda K. Anderson
   Vice President
   Office Manager - Rockford
   Customer Service Center Manager

Lee A. Braford
   Vice President
   Commercial Loans and Credit Risk

Amy S. Homich
   Vice President
   Business Development Officer

Thomas L. Lampen, CPA
   Vice President
   Chief Financial Officer

Valerie F. VanKlompenberg
   Vice President
   Information Systems Officer

Daniel C. Wheat
   Vice President
   Consumer Loan Sales
   Office Manager - Grant

Brian R. Bacon
   Assistant Vice President
   Commercial Loans

Marilyn B. Childress
   Assistant Vice President
   Mortgage Loans

Officers
ChoiceOne Bank (continued)

Rita A. Flintoff
   Assistant Vice President
   Office Manager - Newaygo and
   White Cloud

Denise L. Gates
   Assistant Vice President
   Office Manager - Cedar Springs

Gregory M. Goss
   Assistant Vice President
   Security Officer

Stephen P. Grey
   Assistant Vice President
   Commercial Loans,
   Credit Department Manager

Jason J. Herbig
   Assistant Vice President
   Information Technology

Rebecca J. Johnson
   Assistant Vice President
   Retail Banking

Kevin T. Kelling
   Assistant Vice President
   Mortgage Loans Sales & Operations

Bonnie K. Koehn
   Assistant Vice President
   Office Manager - Sparta

Linda S. Nichols
   Assistant Vice President
   Office Manager - Ravenna

Lori J. O'Brien
   Assistant Vice President
   Commercial Loans

Peggy A. O'Dea
   Assistant Vice President
   Office Manager - Coopersville

Ryan F. Peacock
   Assistant Vice President
   Commercial Loan Officer

Maria J. Roossinck
   Assistant Vice President
   Risk Management

Paul E. Tucker
   Assistant Vice President
   Information Technology

Officers
ChoiceOne Bank (continued)

Judy A. Schulz
   Assistant Vice President
   Collections Manager

Cynthia J. Watson
   Assistant Vice President
   Operations

Marva J. Zeldenrust
   Assistant Vice President
   Office Manager - Fremont

Sally K. Anderson
   Credit Analyst Officer

Jennifer M. Bellamy
   Office Manager - Kent City

Candace J. Bouwkamp
   Administrative Services Manager

Erin M. Burdick-Bloom
   Office Manager - Alpine

Lee J. Decker
   Office Manager - Egelston

Officers
ChoiceOne Insurance Agencies, Inc.

James A. Bosserd
   President

Kelly J. Potes, CFP
   Senior Vice President

Randy A. Schmidt, CFP
   Vice President

Linda R. Pitsch
   Secretary

Thomas L. Lampen, CPA
   Treasurer