Form 10-K, Exhibit 13
period 2011-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2012-03-28
CIK 803164

Exhibit 13

CHOICEONE FINANCIAL SERVICES, INC.

2011

ANNUAL REPORT TO SHAREHOLDERS

CHOICEONE FINANCIAL SERVICES, INC.

2011 Annual Report to Shareholders

Contents

To Our Shareholders	1

About ChoiceOne Financial Services, Inc.	1

Stock Information	1

Selected Financial Data	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Management’s Report on Internal Control Over Financial Reporting	18

Report of Independent Registered Public Accounting Firm	19

Consolidated Financial Statements	20

Notes to Consolidated Financial Statements	24

Corporate and Shareholder Information	50

Directors and Officers	51

CHOICEONE FINANCIAL SERVICES, INC.

TO OUR SHAREHOLDERS

This 2011 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the “SEC”) require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2011 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2011 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2011, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

ABOUT CHOICEONE FINANCIAL SERVICES, INC.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan), primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where ChoiceOne’s offices are located and the areas immediately surrounding those communities. Currently ChoiceOne serves those markets through thirteen full-service offices. ChoiceOne Insurance Agencies, Inc. is a wholly-owned subsidiary of ChoiceOne Bank and sells insurance and investment products.

ChoiceOne’s business is primarily concentrated in a single industry segment – banking. ChoiceOne Bank is a full-service banking institution that offers a variety of deposit, payment, credit and other financial services to all types of customers. These services include time, savings, and demand deposits, safe deposit services, and automated transaction machine services. Loans, both commercial and consumer, are extended primarily on a secured basis to corporations, partnerships and individuals. Commercial lending covers such categories as business, industry, agricultural, construction, inventory and real estate. ChoiceOne Bank’s consumer loan department makes direct loans to consumers and purchasers of residential property.

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 67%, 69%, and 70% of total revenues in 2011, 2010, and 2009, respectively. Interest from securities accounted for 11%, 10%, and 11% of total revenues in 2011, 2010, and 2009, respectively.

STOCK INFORMATION

Several brokers trade ChoiceOne’s common shares in the over-the-counter bulletin board market. There is no well-established public trading market for the shares and trading activity is infrequent. ChoiceOne’s trading volume and recent share price information can be viewed under the symbol ‘COFS.OB’ on certain financial websites.

The range of high and low bid prices for shares of common stock for each quarterly period during the past two years is as follows:

	2011		2010

	Low	High	Low	High

First Quarter	$11.00	$20.00	$7.75	$9.00
Second Quarter	10.50	13.00	8.30	10.10
Third Quarter	10.60	12.75	9.50	11.00
Fourth Quarter	10.26	12.50	10.25	12.25

The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. As of February 29, the average bid price for shares of ChoiceOne common stock was $12.50.

As of February 29, 2012, there were 3,293,626 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. As of February 29, 2012, there were 806 shareholders of record of ChoiceOne Financial Services, Inc. common stock.

The following table summarizes cash dividends declared per share of common stock during 2011 and 2010:

	2011	2010

First Quarter	$0.12	$0.12
Second Quarter	0.12	0.12
Third Quarter	0.12	0.12
Fourth Quarter	0.12	0.12

Total	$0.48	$0.48

ChoiceOne’s principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current banking regulations. See Note 21 to the consolidated financial statements for a description of these restrictions. Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2012, although the amount of the quarterly dividends will be dependent on market conditions and ChoiceOne’s requirements for cash and capital, among other things.

ChoiceOne Financial Services, Inc.

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	2011	2010	2009	2008	2007

For the year
Net interest income	$17,922	$16,995	$15,996	$15,331	$15,143
Provision for loan losses	3,700	3,950	4,875	3,475	2,035
Noninterest income	6,139	5,569	5,421	4,083	6,481
Noninterest expense	15,788	15,249	15,259	14,711	15,070
Income before income taxes	4,573	3,365	1,283	1,228	4,519
Income tax expense/(benefit)	1,060	654	(195)	(207)	939
Net income	3,513	2,711	1,478	1,435	3,580
Cash dividends declared	1,578	1,572	1,563	2,202	2,200

Per share
Basic earnings	$1.07	$0.83	$0.45	$0.44	$1.11
Diluted earnings	1.07	0.83	0.45	0.44	1.10
Cash dividends declared	0.48	0.48	0.48	0.68	0.68
Shareholders’ equity (at year end)	17.58	16.56	16.21	16.08	16.45

Average for the year
Securities	$104,986	$86,437	$76,934	$85,086	$84,059
Gross loans	317,271	315,031	320,328	326,420	328,335
Deposits	396,474	374,274	347,007	347,190	358,244
Federal Home Loan Bank advances	8,461	16,477	28,857	38,803	27,061
Shareholders’ equity	56,098	54,012	53,115	53,411	52,205
Assets	486,478	469,484	453,876	465,741	465,143

At year end
Securities	$118,025	$94,979	$78,987	$81,941	$87,725
Gross loans	320,127	316,940	322,716	325,977	328,358
Deposits	403,365	389,884	365,010	346,998	351,844
Federal Home Loan Bank advances	8,447	8,473	21,980	39,957	35,933
Shareholders’ equity	57,904	54,313	52,926	52,185	53,142
Assets	495,914	480,524	465,915	463,551	470,155

Selected financial ratios
Return on average assets	0.72%	0.58%	0.33%	0.31%	0.77%
Return on average shareholders’ equity	6.26	5.02	2.78	2.69	6.86
Cash dividend payout as a percentage of net income	44.92	57.99	105.75	153.45	61.45
Shareholders’ equity to assets (at year end)	11.68	11.30	11.36	11.26	11.30

ChoiceOne Financial Services, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is designed to provide a review of the consolidated financial condition and results of operations of ChoiceOne Financial Services, Inc. (“ChoiceOne” or the “Company”), and its wholly-owned subsidiaries, ChoiceOne Bank (the “Bank”) and ChoiceOne Insurance Agencies, Inc. (the “Insurance Agency”). This discussion should be read in conjunction with the consolidated financial statements and related footnotes.

FORWARD-LOOKING STATEMENTS

This discussion and other sections of this annual report contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and ChoiceOne itself. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. All of the information concerning interest rate sensitivity is forward-looking. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors discussed in Item 1A of the Company’s Annual Report on Form 10-K; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The purpose of this section of the 2011 Annual Report to Shareholders is to provide a narrative discussion about the Company’s financial condition and results of operations during 2011. Management’s discussion and analysis of financial condition and results of operations as well as disclosures found elsewhere in the 2011 Annual Report to Shareholders are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and loan servicing rights. Actual results could differ from those estimates.

Securities

Securities available for sale may be sold prior to maturity due to changes in interest rate, prepayment risks, yield, availability of alternative investments, liquidity needs, credit rating changes, or other factors. Securities classified as available for sale are reported at their fair value. Declines in the fair value of securities below their cost that are considered to be “other than temporary” are recorded as losses in the income statement. In estimating whether a fair value decline is considered to be “other than temporary,” management considers the length of time and extent that the security’s fair value has been less than its carrying value, the financial condition and near-term prospects of the issuer, and the Bank’s ability and intent to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

Market values for securities available for sale are obtained from outside sources and applied to individual securities within the portfolio. The difference between the amortized cost and the fair value of securities is recorded as a valuation adjustment and reported net of tax effect in other comprehensive income.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred losses inherent in the consolidated loan portfolio. Management’s evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current economic conditions on the portfolio and historical loss experience of seasoned loan portfolios.

Management believes the accounting estimate related to the allowance for loan losses is a “critical accounting estimate” because (1) the estimate is highly susceptible to change from period to period because of assumptions concerning the changes in the types and volumes of the portfolios and current economic conditions and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Company’s assets reported on the balance sheet as well as its net income.

Loan Servicing Rights

Loan servicing rights represent the estimated value of servicing loans that are sold with servicing retained by ChoiceOne. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Management’s accounting treatment of loan servicing rights is estimated based on current prepayment speeds that are typically market driven.

Management believes the accounting estimate related to loan servicing rights is a “critical accounting estimate” because (1) the estimate is highly susceptible to change from period to period because of significant changes within long-term interest rates affecting the prepayment speeds for current loans being serviced and (2) the impact of recognizing an impairment loss could have a material effect on ChoiceOne’s net income. Management has obtained a third-party valuation of its loan servicing rights to corroborate its current carrying value at the end of each reporting period.

Goodwill

Generally accepted accounting principles require that the fair values of the assets and liabilities of an acquired entity be recorded at their fair value on the date of acquisition. The fair values are determined using both internal computations and information obtained from outside parties when deemed necessary. The net difference between the price paid for the acquired company and the net value of its balance sheet is recorded as goodwill. Accounting principles also require that goodwill be evaluated for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Management performed its annual review of goodwill as of June 30, 2011. ChoiceOne engaged an outside consulting firm to assist in the goodwill impairment analysis. The following steps were used in the valuation: determination of the reporting unit, determination of the appropriate standard of value, determination of the appropriate level of value, calculation of fair value, and comparison of the fair value computed to the equity carrying value. It was determined that the relevant reporting unit to be valued was ChoiceOne Bank. The standard of value used in the valuation was fair value as determined by generally accepted accounting principles. The appropriate level of value was determined to be the controlling interest level. The appraisal methodology used to calculate the fair value included the following valuation approaches:

Income Approach: A discounted cash flow value was calculated based on earnings capacity. The discount rate used for the calculation was 12.90%. The growth assumption for assets was 0.2% for the first year and 1.0% in subsequent years. In addition, it was assumed that cost savings of 20% of noninterest expense would occur as a result of synergies and cost reductions from a change in control.

Market Approach: The analysis was based on price-to-earnings multiples, price-to-tangible book value ratios, and core deposit premiums for selected bank sale transactions.

The Asset Approach was also an approach reviewed, but it was not used in determining the fair value since it did not render a control level indication of value. The results from the valuation approaches were used to calculate an estimate of the fair value of ChoiceOne’s equity. The fair value was compared to the carrying value of equity to determine whether the Step 1 test under generally accepted accounting principles that govern the valuation of goodwill was passed. The goodwill analysis determined that the fair value of ChoiceOne’s equity exceeded the carrying value by 7.8%. Based on this assessment, management believed that there was no indication of goodwill impairment.

Taxes

Income taxes include both a current and deferred portion. Deferred tax assets and liabilities are recorded to account for differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. Generally accepted accounting principles require that deferred tax assets be reviewed to determine whether a valuation allowance should be established using a

“more likely than not” standard. Based on its review of ChoiceOne’s deferred tax assets as of December 31, 2011, management determined that a valuation allowance of $89,000 was necessary.

RESULTS OF OPERATIONS

Summary

(Dollars in thousands)	Year ended December 31
	2011	2010	2009

Net interest income	$17,922	$16,995	$15,996
Provision for loan losses	(3,700)	(3,950)	(4,875)
Noninterest income	6,139	5,569	5,421
Noninterest expense	(15,788)	(15,249)	(15,259)
Income tax (expense)/benefit	(1,060)	(654)	195

Net income	$3,513	$2,711	$1,478

	2011	2010	2009

Return on average assets	0.72%	0.58%	0.33%
Return on average equity	6.26%	5.02%	2.78%

Net income for 2011 was $3,513,000, which represented an $802,000 or 30% increase from 2010. The growth in net income resulted from increases in net interest income and noninterest income and a decrease in the provision for loan losses, which was partially offset by an increase in noninterest expense in 2011 compared to 2010. The increase in net interest income was due to growth in average earning assets and an increase in ChoiceOne’s net interest spread in 2011 compared to the prior year. The expansion in noninterest income was due to growth in customer service charges and other noninterest income and an improvement in gains (losses) on sales of other assets in 2011 compared to 2010. The decrease in the provision for loan losses resulted from lower net charge-offs in 2011 than in 2010 and a $1.8 million reduction in nonperforming loans from December 31, 2010 to December 31, 2011. The increase in noninterest expense was due to higher salaries and benefits, professional fees, and other noninterest expense as well as smaller increases in other expense categories in 2011 compared to the prior year.

Net income for 2010 was $2,711,000, which represented a $1,233,000 or 84% increase from 2009. The growth in net income resulted from increases in net interest income and noninterest income while decreases occurred in the provision for loan losses and noninterest expense in 2010 compared to 2009. The increase in net interest income was due to growth in average earning assets and an increase in ChoiceOne’s net interest spread in 2010 compared to the prior year. The expansion in noninterest income was due to higher levels of gains on sales of loans and gains on sales of securities in 2010 than in 2009. The decrease in the provision for loan losses resulted from lower net charge-offs in 2010 than in 2009 and a $5.6 million reduction in nonperforming loans from December 31, 2009 to December 31, 2010. The small decline in noninterest expense was due to lower occupancy and equipment expense, loan and collection expense, and FDIC insurance expense, offset by increases in salaries and benefits and various other expenses in 2010 compared to the prior year.

Dividends

Cash dividends of $1,578,000 or $0.48 per common share were declared in 2011, compared to $1,572,000 or $0.48 per common share in 2010 and $1,563,000 or $0.48 per common share in 2009. Dividends declared were $0.12 per share in each quarter in 2011, 2010, and 2009. The dividend yield on ChoiceOne’s common stock was 4.05% in 2011, compared to 4.79% in 2010 and 6.66% in 2009. The cash dividend payout as a percentage of net income was 45% in 2011, compared to 58% in 2010 and 106% in 2009.

ChoiceOne’s principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2012 to shareholders based on the actual earnings of the Bank, although the amount of the quarterly dividends will be dependent on market conditions and ChoiceOne’s requirements for cash and capital, among other things.

Table 1 – Average Balances and Tax-Equivalent Interest Rates

(Dollars in thousands)

	Year ended December 31
	2011			2010			2009

	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Assets
Loans (1) (2)	$317,271	$18,417	5.80%	$315,031	$19,103	6.06%	$320,328	$19,944	6.23%
Taxable securities (3)	71,871	1,789	2.49	50,997	1,460	2.86	34,115	1,390	4.07
Tax-exempt securities (1)	33,115	1,913	5.78	35,440	2,110	5.95	42,819	2,669	6.23
Other	1,141	20	1.75	6,498	22	0.34	2,695	7	0.26

Interest-earning assets	423,398	22,139	5.23	407,966	22,695	5.56	399,957	24,010	6.00
Noninterest-earning assets (4)	63,080			61,518			53,919

Total assets	$486,478			$469,484			$453,876

Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$124,575	541	0.43%	$108,522	553	0.51%	$85,154	520	0.61%
Savings deposits	45,698	51	0.11	40,534	80	0.20	36,371	113	0.31
Certificates of deposit	153,494	2,364	1.54	160,390	3,281	2.05	167,065	4,920	2.94
Advances from FHLB	8,461	307	3.63	16,477	748	4.54	28,857	1,186	4.11
Other	21,179	290	1.37	19,273	304	1.58	19,435	351	1.81

Interest-bearing liabilities	353,407	3,553	1.01	345,196	4,966	1.44	336,882	7,090	2.10

Demand deposits	72,707			64,828			58,417
Other noninterest-bearing liabilities	4,266			5,448			5,462

Total liabilities	430,380			415,472			400,761
Shareholders’ equity	56,098			54,012			53,115

Total liabilities and shareholders’ equity	$486,478			$469,484			$453,876

Net interest income (tax-equivalent basis) – interest spread		18,586	4.22%		17,729	4.12%		16,920	3.90%

Tax-equivalent adjustment (1)		(664)			(734)			(924)

Net interest income		$17,922			$16,995			$15,996

Net interest income as a percentage of earning assets (tax-equivalent basis)			4.39%			4.35%			4.23%

(1)

Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Interest on loans included net origination fees charged on loans of approximately $831,000, $751,000, and $783,000 in 2011, 2010, and 2009, respectively.
(3)	Interest on taxable securities includes dividends on Federal Home Loan Bank and Federal Reserve Bank stock.
(4)	Noninterest-earning assets include loans on a nonaccrual status, which averaged approximately $6,256,000, $10,286,000, and $8,961,000 in 2011, 2010, and 2009, respectively.

Net Interest Income

As shown in Tables 1 and 2, tax-equivalent net interest income increased $857,000 in 2011 compared to 2010. The growth was due to growth of $15.4 million in average interest-earning assets in 2011 compared to 2010 and a 10 basis point increase in ChoiceOne’s net interest income spread compared to 2010. The higher level of average interest-earning assets contributed an additional $842,000 in net interest income in 2011 compared to 2010, while the growth in the net interest income spread caused an increase of $15,000 in net interest income in 2011 compared to the prior year.

The average balance of loans increased $2.2 million in 2011 compared to 2010. A 26 basis point decrease in the average rate earned on loans had a larger impact on interest income on loans as it declined $686,000 in 2011 compared to the prior year. The average balance of total securities increased by $18.5 million in 2011 compared to 2010. This growth in the average balance, partially offset by a lower average rate earned on securities, caused interest income from securities to increase $132,000 in 2011 compared to the prior year. A decrease in the average balance of other interest-earning assets, offset by an increase in the average rate earned resulted in a decrease in interest income of $2,000 in 2011 compared to 2010. Although the average balance of loans grew slightly in 2011 compared to 2010, loan demand continued to be sluggish due to continued concerns about the Michigan economy. Growth in securities was due to ChoiceOne’s desire to achieve growth in earning assets.

The average balance of interest-bearing demand deposits increased $16.1 million in 2011 compared to 2010. The effect of this increase, offset by an 8 basis point decline in the average rate paid, caused interest expense to be $12,000 lower in 2011 than in the prior year. The effect of a 9 basis point decrease in the average rate paid on savings deposits in 2011 compared to 2010 was partially offset by the effect of growth of $5.2 million in the average balance as interest expense dropped $29,000. The average balance of certificates of deposit was $6.9 million lower in 2011 than in the prior year. Approximately $5.3 million of the certificates of deposit decline was related to certificates from ChoiceOne’s local markets, while the remaining $1.6 million was a lower level of brokered certificates. The average balance decrease plus the effect of a 51 basis point decline in the average rate paid caused interest expense on certificates of deposit to fall $917,000 in 2011 compared to 2010. An $8.0 million decrease in the average balance of Federal Home Loan Bank advances and a 91 basis point decrease in the average rate paid caused interest expense to decline $441,000 in 2011 compared to the prior year. Interest expense on other interest-bearing liabilities fell $14,000 in 2011 compared to 2010 due to a reduction of 21 basis points in the average interest rate paid, which was partially offset by a $1.9 million increase in the average balance. The growth experienced in interest-bearing demand deposits and savings deposits was primarily due to depositors choosing the liquidity and safety afforded by this type of deposit as compared to certificates of deposit or nonbank investments.

ChoiceOne’s net interest income spread was 4.22% (shown in Table 1) for 2011, compared to 4.12% in 2010. The average yield received on interest-earning assets in 2011 decreased 33 basis points to 5.23% while the average rate paid on interest-bearing liabilities in 2011 fell 43 basis points to 1.01%. The decline in general market interest rates in both 2010 and 2011 caused the reduction in rates for both assets and liabilities in the two time periods.

Table 2 – Changes in Tax-Equivalent Net Interest Income

(Dollars in thousands)

	Year ended December 31
	2011 Over 2010			2010 Over 2009

	Total	Volume	Rate	Total	Volume	Rate

Increase (decrease) in interest income (1)
Loans (2)	$(686)	$135	$(821)	$(841)	$(326)	$(515)
Taxable securities	329	538	(209)	70	560	(490)
Tax-exempt securities (2)	(197)	(136)	(61)	(559)	(444)	(115)
Other	(2)	(30)	28	15	12	3

Net change in tax-equivalent income	(556)	507	(1,063)	(1,315)	(198)	(1,117)

Increase (decrease) in interest expense (1)
Interest-bearing demand deposits	(12)	76	(88)	33	128	(95)
Savings deposits	(29)	9	(38)	(33)	12	(45)
Certificates of deposit	(917)	(136)	(781)	(1,639)	(189)	(1,450)
Advances from Federal Home Loan Bank	(441)	(312)	(129)	(438)	(552)	114
Other	(14)	28	(42)	(47)	(3)	(44)

Net change in interest expense	(1,413)	(335)	(1,078)	(2,124)	(604)	(1,520)

Net change in tax-equivalent net interest income	$857	$842	$15	$809	$406	$403

(1)

The volume variance is computed as the change in volume (average balance) multiplied by the previous year’s interest rate. The rate variance is computed as the change in interest rate multiplied by the previous year’s volume (average balance). The change in interest due to both volume and rate has been allocated to the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)	Interest on tax-exempt securities and loans has been adjusted to a fully tax-equivalent basis using an incremental tax rate of 34% for the years presented.

Tax-equivalent net interest income increased $809,000 in 2010 compared to 2009. The increase was caused by $8.0 million growth in average earning assets and a 22 basis point increase in the net interest spread in 2010 compared to the prior year. The growth in average earning assets resulted from an increase of $9.5 million in securities, which was partially offset by a $5.3 million decline in loans. The growth in ChoiceOne’s net interest spread was caused by a 66 basis point decrease in the average rate paid on interest-bearing liabilities compared to a 44 basis point decline in the average rate earned on interest-earning assets.

Management anticipates that the level of net interest income in 2012 will depend upon the Bank’s ability to grow or maintain interest-earning assets in the form of loans and securities as well as its ability to do the same with its base of core deposits. Growth in earning assets will continue to be dependent on the Michigan economy. If growth in loans is difficult to obtain, the Bank can opt to invest in securities as it did in 2011. The Bank’s ability to maintain or grow its net interest spread will be contingent on movement in general market interest rates and their effect on new and maturing assets and liabilities.

Allowance and Provision For Loan Losses

Information regarding the allowance and provision for loan losses can be found in Table 3 below:

Table 3 – Provision and Allowance For Loan Losses

(Dollars in thousands)

	2011	2010	2009	2008	2007

Allowance for loan losses at beginning of year	$4,729	$4,322	$3,600	$3,600	$3,569

Charge-offs:
Agricultural	45	—	—	—	33
Commercial and industrial	228	765	1,558	1,193	599
Real estate - commercial	1,357	1,523	1,218	816	841
Real estate - construction	—	—	14	—	—
Real estate - residential	1,677	1,152	1,369	1,252	191
Consumer	361	444	535	567	635

Total	3,668	3,884	4,694	3,828	2,299

Recoveries:
Agricultural	10	—	—	—	3
Commercial and industrial	32	68	102	60	27
Real estate - commercial	89	16	58	35	1
Real estate - construction	—	—	29	—	—
Real estate - residential	104	27	106	6	10
Consumer	217	230	246	252	254

Total	452	341	541	353	295

Net charge-offs	3,216	3,543	4,153	3,475	2,004

Provision for loan losses	3,700	3,950	4,875	3,475	2,035

Allowance for loan losses at end of year	$5,213	$4,729	$4,322	$3,600	$3,600

Allowance for loan losses as a percentage of:
Total loans as of year end	1.63%	1.49%	1.34%	1.10%	1.10%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	78%	56%	31%	39%	62%
Ratio of net charge-offs to average total loans outstanding during the year	1.01%	1.12%	1.30%	1.06%	0.61%
Loan recoveries as a percentage of prior year’s charge-offs	12%	9%	16%	15%	15%

As shown in Table 3, the provision for loan losses was $250,000 lower in 2011 than in 2010. The reduction in the provision level resulted in part from a decrease of $327,000 in net charge-offs experienced in 2011 compared to 2010. Net charge-offs of commercial and industrial loans declined $501,000 and net charge-offs of commercial real estate loans decreased $239,000 in 2011 compared to 2010. Net charge-offs of residential real estate loans increased from $1.1 million in 2010 to $1.6 million in 2011. Both the continuing sluggish economy affecting the ability of borrowers to pay and declining property values were factors in the increase in 2011. Consumer loan net charge-offs were down slightly in 2011 compared to the prior year. The allowance for loan losses as a percentage of total loans increased from 1.49% as of the end of 2010 to 1.63% as of the end of 2011. The coverage ratio of the allowance for loan losses to nonperforming loans increased from 56% as of December 31, 2010 to 78% as of December 31, 2011. This was due to growth of $484,000 in the allowance balance and a reduction of nonperforming loans from $8.4 million as of the end of 2010 to $6.7 million as of the end of 2011. ChoiceOne had $431,000 of specific allowance allocations for problem loans as of the end of 2011, compared to $582,000 as of the prior year end. Special allowance amounts have been allocated where the fair values of loans were considered to be less than their carrying values. ChoiceOne obtains valuations on collateral dependent loans when the loan is considered by management to be impaired and uses the valuation amounts in the determination of fair value. Management believes the specific reserves allocated to certain problem loans at the end of 2011 and 2010 were reasonable based on the circumstances surrounding each particular borrower.

The following schedule presents an allocation of the allowance for loan losses to the various loan categories as of the years ended December 31:

(Dollars in thousands)

	2011	2010	2009	2008	2007

Agricultural	$55	$181	$124	$242	$397
Commercial and industrial	609	641	735	616	873
Real estate - commercial	2,299	1,729	1,546	996	886
Real estate - construction	34	2	3	5	10
Real estate - residential	1,847	1,554	1,590	1,124	881
Consumer	197	243	306	351	489
Unallocated	172	379	18	266	64

Total allowance for loan losses	$5,213	$4,729	$4,322	$3,600	$3,600

The decrease in the allowance allocation to agricultural loans was due to the limited charge-off activity in this loan category. Although net charge-offs of commercial real estate loans were lower in 2011 than in the prior year, management believed that the continuing risk of loans secured by real estate warranted an increase in the allowance allocation. The allowance allocation to residential real estate loans was increased for the same reason and in recognition of the higher net charge-off level experienced in 2011.

Management maintains the allowance at a level that it believes adequately provides for losses inherent in the loan portfolio. Such losses are estimated by a variety of factors, including specific examination of certain borrowing relationships and consideration of historical losses incurred on certain types of credits. Current economic conditions and declining collateral values affect loss estimates. Management focuses on early identification of problem credits through ongoing reviews by management and the independent loan review function. Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2011 is adequate. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank’s management and adjusted as necessary.

Noninterest Income

Total noninterest income increased $570,000 in 2011 compared to 2010. Customer service charges increased $294,000 in 2011 compared to the prior year as growth in debit card interchange fees and checking account fees were partially offset by a continued decline in overdraft fees. Gains on sales of securities declined $408,000 in 2011 compared to the prior year. Gains on sales of securities in 2010 included $386,000 from sales of preferred stock that represented a recovery of losses recognized on money market preferred securities in 2008. Gains (losses) on sales of other assets improved by $461,000 as write-downs of values of other real estate properties and losses on sales of properties were less in 2011 than in 2010. Most of the $163,000 increase in other noninterest income resulted from amortization of mark-to-market adjustment of mortgage servicing fees that ended in October 2010.

Total noninterest income increased $148,000 in 2010 compared to 2009. Customer service charges were virtually unchanged as decreases in overdraft charges were offset by increases in fees from debit card usage. Gains on sales of loans grew $81,000 in 2010 compared to the prior year as mortgage refinancing activity continued to be stimulated by low interest rates for long-term fixed rate mortgages. ChoiceOne’s net gains on sales of securities grew $135,000 in 2010 compared to 2009. Gains on sales of preferred stock were $386,000 in 2010 compared to $245,000 in the prior year. These gains represented a recovery of losses recognized on money market preferred securities in 2008. The loss on other than temporary impairment of securities in 2010 and 2009 was related to a municipal security that defaulted upon its maturity in September 2009.

Noninterest Expense

Total noninterest expense increased $539,000 in 2011 compared to 2010. Salaries and benefits increased $308,000 in 2011 compared to the prior year as a result of staffing additions and increased incentives. Occupancy and equipment expense was $90,000 higher in 2011 than in 2010 as depreciation expense, utilities, and various other expenses increased from the prior year. The $89,000 increase in data processing expense in 2011 compared to the prior year resulted from higher costs related to electronic banking usage. Professional fees were $118,000 higher in 2011 than in 2010 due to increases in legal, accounting, and consulting costs. Loan and collection expense declined $103,000 in 2011 compared to 2010 due to lower collection costs for problem loans, including amounts paid for outside collection services. FDIC insurance expense was $153,000 lower in 2011 than in the prior year due to a change in the assessment base for insurance beginning in the second quarter of 2011. Other noninterest expense grew by $178,000 in 2011 compared to 2010 as a result of increases in training and recruiting expenses, directors’ fees, loan-related expense, and a number of other expense accounts.

Total noninterest expense decreased $10,000 in 2010 compared to 2009. Salaries and benefits increased $138,000 in 2010 compared to the prior year, partly due to an increase of $113,000 in 401(k) plan expense as ChoiceOne reinstated its company contribution in 2010. Occupancy and equipment expense was $70,000 lower in 2010 than in 2009 as depreciation expense and various other expenses declined from the prior year. The $52,000 increase in data processing expense in 2010 compared to the prior year resulted from higher costs related to electronic banking usage. Professional fees were $46,000 higher in 2010 than in 2009 due to increases in legal, accounting, and consulting costs. Advertising and promotional expense grew $44,000 in 2010 compared to the prior year as a result of more promotion of ChoiceOne’s new and existing products. Loan and collection expense declined $99,000 in 2010 compared to 2009 due to lower collection costs for problem loans. FDIC insurance expense was $144,000 lower in 2010 than in the prior year due to a special assessment of $204,000 that was levied in the second quarter of 2009, the effect of which was partially offset by higher deposit balances in 2010 than in 2009. Other noninterest expense grew by $51,000 in 2010 compared to 2009 as a result of changes in a number of expense accounts.

Income Taxes

Income taxes were $1,060,000 in 2011, compared to tax expense of $654,000 in 2010 and a tax benefit of $195,000 in 2009. The change in the income tax effect from 2010 to 2011 was caused by a $1.2 million increase in income before income tax in 2011 compared to the prior year. The tax benefit realized in 2009 was due to the level of ChoiceOne’s tax-exempt interest income, which was larger than income before income tax.

Financial Condition

Summary

Total assets were $495.9 million as of December 31, 2011, which represented an increase of $15.4 million or 3% from the end of 2010. Cash and cash equivalents declined $6.9 million in 2011 as funds from deposit growth were invested into securities to build earning assets. Securities available for sale increased $23.5 million during 2011 as management purchased securities to use funds that were provided by deposit growth. Loans grew $3.2 million in 2011 with most of the growth coming from agricultural loans. Total deposits grew $13.5 million in 2011 due to increases in checking and savings deposits, which were partially offset by a decrease in certificates of deposit.

Securities

The Bank’s securities available for sale balances as of December 31 were as follows:

(Dollars in thousands)

	2011	2010

U.S. Government and federal agency	$40,413	$29,066
State and municipal	54,499	47,620
Mortgage-backed	9,780	7,599
Corporate	6,011	2,883
FDIC-guaranteed financial institution debt	2,038	2,053
Equity securities	1,535	1,599

Total	$114,276	$90,820

The securities available for sale portfolio increased $23.5 million from December 31, 2010 to December 31, 2011. ChoiceOne purchased a mix of government agency, municipal, mortgage-backed, and corporate securities totaling $43.7 million during 2011 to replace securities that matured or were called and to provide growth in earning assets. Approximately $16.6 million in various securities were called or matured in 2011. Principal payments for municipal and mortgage-backed securities totaling $2.1 million were received during 2011. Various securities totaling approximately $3.3 million were sold during 2011 for net gains totaling $129,000. Approximately $2.5 million of the sales that occurred in 2011 were sales of municipal securities as ChoiceOne lessened its exposure to certain issuers. The Bank’s Investment Committee continues to monitor the portfolio and purchases securities as it considers prudent. Also, certain securities are sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding.

State and municipal securities as of the end of 2011 included a security that matured on September 1, 2009 and was not redeemed by the issuer. A principal payment of $29,000 was received in October 2009 on the par value of $500,000. No further payments have been received. Impairment losses totaling $141,000 had been recorded in 2009 and 2010 due to uncertainty as to when or how much principal repayment would be received. Settlement was reached with the security’s issuer in December 2011 and ChoiceOne anticipates it will receive the remaining carrying value of its security in the first quarter of 2012.

Equity securities included a money market preferred security (MMP) of $768,000, a trust preferred security of $500,000, and preferred stock of $267,000 as of December 31, 2011 and an MMP of $838,000, a trust preferred security of $500,000, and preferred stock of $261,000 as of December 31, 2010. The MMP had a $232,000 unrealized loss as of December 31, 2011 that was recorded to other comprehensive income. Auctions remain active for this security and interest continues to be received.

Management will continue to monitor its municipal and equity securities closely in 2012. Securities may be sold if believed prudent from a risk standpoint.

Loans

The Bank’s loan portfolio as of December 31 was as follows:

(Dollars in thousands)

	2011	2010

Agricultural	$38,929	$29,681
Commercial and industrial	58,685	55,947
Consumer	18,657	16,709
Real estate - commercial	106,250	116,351
Real estate - construction	1,169	853
Real estate - residential	96,437	97,399

Total loans	$320,127	$316,940

The loan portfolio (excluding loans held for sale) increased $3.2 million from December 31, 2010 to December 31, 2011. Although loan growth occurred in 2011, loan demand continued to be challenging as the uncertain economy in Michigan affected the willingness of borrowers to assume debt. Growth of $9.2 million in agricultural loans and $2.7 million in commercial and industrial loans occurred as a result of officer calling activities. Marketing of consumer loan products contributed to the $1.9 million increase in the consumer loans balance. Commercial real estate loans declined $10.1 million in 2011 as reduced real estate collateral values impacted the ability to originate these loans.

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

The balances of these nonperforming loans as of December 31 were as follows:

(Dollars in thousands)

	2011	2010

Loans accounted for on a nonaccrual basis	$4,155	$6,273
Loans contractually past due 90 days or more as to principal or interest payments	70	23
Loans considered troubled debt restructurings which are not included above	2,448	2,141

Total	$6,673	$8,437

Nonaccrual loans included $26,000 in agricultural loans, $143,000 in commercial and industrial loans, $22,000 in consumer loans, $2,790,000 in commercial real estate loans, and $1,174,000 in residential real estate loans as of December 31, 2011. Nonaccrual loans included $64,000 in agricultural loans, $256,000 in commercial and industrial loans, $5,000 in consumer loans, $3,302,000 in commercial real estate loans, and $2,646,000 in residential real estate loans as of December 31, 2010. The decreases in nonaccrual loans in 2011 were caused by charge-offs, transfers to other real estate owned, and payments received on loans. Loans considered troubled debt restructurings which were not on a nonaccrual basis and were not 90 days or more past due as to principal or interest payments consisted of $1,197,000 in commercial real estate loans and $1,251,000 of residential real estate loans at December 31, 2011, compared to $2,141,000 in residential real estate loans as of December 31, 2010. Troubled debt restructurings consist of loans where the terms have been modified to assist the borrowers in making their payments. The modifications can include capitalization of interest onto the principal balance, reduction in interest rate, and extension of the loan term.

Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers’ abilities to comply with the original loan terms. These loans totaled $22.4 million as of December 31, 2011, compared to $21.2 million as of December 31, 2010.

Deposits and Other Funding Sources

The Bank’s deposit balances as of December 31 were as follows:

(Dollars in thousands)

	2011	2010

Noninterest-bearing demand deposits	$78,263	$66,932
Interest-bearing demand deposits	64,498	59,853
Money market deposits	63,007	59,021
Savings deposits	46,737	43,572
Local certificates of deposit	144,983	152,602
Brokered certificates of deposit	5,877	7,904

Total deposits	$403,365	$389,884

Total deposits increased $13.5 million from December 31, 2010 to December 31, 2011. Local deposits grew $15.5 million while brokered certificates of deposit declined $2.0 million since the end of 2010. Management believes that the local deposit growth was due in part to the attractiveness of FDIC-guaranteed deposits in contrast to the uncertainty of investments in the stock market. Deposit growth also resulted from new product offerings and calling efforts on business and municipal clients. The balances in all checking and savings account categories increased during the year while the balance of local certificates of deposit declined. Management believes that some of the local certificate of deposit decrease consisted of transfers into the other interest-bearing deposit accounts since the liquidity obtained offset the relatively small difference in the interest rate paid.

Securities sold under agreements to repurchase decreased $380,000 during 2011. The change was due to a slightly lower balance in sweep repurchase accounts used by the Bank’s local customers. Advances from the Federal Home Loan Bank of Indianapolis (“FHLB”) decreased $26,000 in 2011 due to payments on an amortizing advance. A blanket collateral agreement covering residential real estate loans was pledged against all outstanding advances at the end of 2011. Approximately $37 million of additional advances were available as of December 31, 2011 based on the collateral pledged.

In 2012, management will continue to focus its marketing efforts toward growth in local deposits. If local deposit growth is insufficient to support asset growth, management believes that advances from the FHLB, repurchase agreements and brokered certificates of deposit can address corresponding funding needs.

Shareholders’ Equity

Total shareholders’ equity increased $3.6 million from December 31, 2010 to December 31, 2011. The growth in equity resulted primarily from the retention of earnings in 2011 as net income exceeded dividends paid by $1.9 million and from an increase of $1.5 million in accumulated other comprehensive income. Issuances of common stock also contributed to the growth in 2011.

Note 21 to the consolidated financial statements presents regulatory capital information for the Bank at the end of 2011 and 2010. All three capital ratios presented increased slightly in 2011 as a result of more growth in capital than assets during the year. Management will monitor these capital ratios closely during 2012 as they relate to asset growth and earnings retention. ChoiceOne’s Board of Directors and management do not plan to allow capital to decrease below those levels necessary to be considered “well capitalized” by regulatory guidelines. The Board of Directors and management believe that ChoiceOne’s capital level as of December 31, 2011 is adequate for the foreseeable future.

Table 4 – Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne’s contractual obligations at December 31, 2011:

(Dollars in thousands)

	Payment Due By Period

Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years

Time deposits	$150,860	$107,117	$30,805	$11,935	$1,003
Repurchase agreements	21,869	21,869	–	–	–
Advances from Federal Home Loan Bank	8,447	5,027	3,057	62	301
Operating leases	111	73	38	–	–
Other obligations	1,002	56	134	164	648

Total	$182,289	$134,142	$34,034	$12,161	$1,952

Liquidity and Interest Rate Risk

Net cash from operating activities was $12.5 million for 2011 compared to $9.2 million for 2010. The effect of higher net income and higher proceeds from sales of other real estate owned caused the increase in 2011 compared to 2010. Cash used in investing activities was $31.1 million in 2011 compared to $16.4 million in 2010. The increase was caused by lower funds received from sales, maturities and payments received from securities and a higher usage of funds for loan growth. Cash flows from financing activities were $11.6 million in 2011 compared to $11.5 million in the prior year. The impact of less growth in deposits was offset by lower net payments of FHLB advances.

ChoiceOne’s primary market risk exposure occurs in the form of interest rate risk. Liquidity risk also can have an impact but to a lesser extent. ChoiceOne’s business is transacted in U.S. dollars with no foreign exchange risk exposure. Agricultural loans comprise a relatively small portion of ChoiceOne’s total assets. Management believes that ChoiceOne’s exposure to changes in commodity prices is insignificant.

Management believes that the current level of liquidity is sufficient to meet the Bank’s normal operating needs. This belief is based upon the availability of deposits from both the local and national markets, maturities of securities, normal loan repayments, income retention, federal funds purchased lines from correspondent banks, and advances available from the FHLB. Liquidity risk deals with ChoiceOne’s ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at three of the Bank’s correspondent banks. As of December 31, 2011, the amount of federal funds available for purchase from the Bank’s correspondent banks totaled approximately $23 million. ChoiceOne had no federal funds purchased at the end of 2011 or 2010. The Bank also has a line of credit secured by ChoiceOne’s commercial loans with the Federal Reserve Bank of Chicago for $36 million, which is designated for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the FHLB, brokered certificates of deposit, and income retention. Approximately $37 million of borrowing capacity was available from the FHLB based on residential real estate loans pledged as collateral at year-end 2011. The acceptance of brokered certificates of deposit is not limited as long as the Bank’s capital to assets ratio is considered to be “well capitalized” under regulatory guidelines.

Interest rate risk is related to liquidity because each is affected by maturing assets and sources of funds. ChoiceOne’s Asset/Liability Management Committee (the “ALCO”) attempts to stabilize the interest rate spread and avoid possible adverse effects when unusual or rapid changes in interest rates occur. The ALCO uses a simulation model to measure the Bank’s interest rate risk. The model incorporates changes in interest rates on rate-sensitive assets and liabilities. The degree of rate sensitivity is affected by prepayment assumptions that exist in the assets and liabilities. One method the ALCO uses of measuring interest rate sensitivity is the ratio of rate-sensitive assets to rate-sensitive liabilities. An asset or liability is considered to be rate-sensitive if it matures or otherwise reprices within a given time frame.

Table 5 documents the maturity or repricing schedule for ChoiceOne’s rate-sensitive assets and liabilities for selected time periods.

Table 5 – Maturities and Repricing Schedule

(Dollars in thousands)

	As of December 31, 2011

	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total

Assets
Securities available for sale	$18,671	$7,888	$62,779	$24,938	$114,276
Federal Home Loan Bank stock	–	2,478	–	–	2,478
Federal Reserve Bank stock	–	–	–	1,271	1,271
Loans held for sale	1,262	–	–	–	1,262
Loans	122,007	95,079	95,476	7,565	320,127
Cash surrender value of life insurance policies	–	–	–	9,834	9,834

Rate-sensitive assets	141,940	105,445	158,255	43,608	449,248

Liabilities
Interest-bearing demand deposits	64,498	–	–	–	64,498
Savings deposits	46,737	–	–	–	46,737
Money market deposits	63,007	–	–	–	63,007
Certificates of deposit	42,362	64,651	42,844	1,003	150,860
Repurchase agreements	16,869	5,000	–	–	21,869
Advances from FHLB	6	5,021	3,119	301	8,447

Rate-sensitive liabilities	233,479	74,672	45,963	1,304	355,418

Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(91,539)	$30,773	$112,292	$42,304	$93,830

Cumulative asset (liability) gap	$(91,539)	$(60,766)	$51,526	$93,830

Under this method, the ALCO measures interest rate sensitivity by focusing on the one-year repricing gap. ChoiceOne’s ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 80% at December 31, 2011, compared to 67% at December 31, 2010. Table 5 above shows the entire balance of interest-bearing demand deposits, savings deposits, money market deposits, and overnight repurchase agreements in the shortest repricing term. Although these categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these liabilities. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a quarterly basis in 2012. As interest rates change during 2012, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne’s net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At December 31, 2011, management used a simulation model to subject its assets and liabilities up to an immediate 400 basis point increase. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of advances from the FHLB were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of immediate interest rate changes on both net interest income and shareholders’ equity.

Table 6 provides an illustration of hypothetical interest rate changes as of December 31, 2011 and 2010, respectively:

Table 6 – Sensitivity to Changes in Interest Rates

	2011
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change

Change in Interest Rates
400 basis point rise	$18,346	+ 4%	$72,748	- 12%
300 basis point rise	18,229	+ 3%	76,878	- 7%
200 basis point rise	18,023	+ 2%	79,279	- 4%
100 basis point rise	17,787	+ 1%	81,377	- 1%
Base rate scenario	17,630	–%	82,249	–%
100 basis point decline	17,381	- 1%	77,911	- 5%
200 basis point decline	17,073	- 3%	70,812	- 14%
300 basis point decline	16,868	- 4%	70,806	- 14%
400 basis point decline	16,837	- 4%	70,766	- 14%

	2010
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change

Change in Interest Rates
400 basis point rise	$17,936	+ 2%	$68,278	- 15%
300 basis point rise	17,896	+ 2%	71,110	- 12%
200 basis point rise	17,853	+ 1%	74,274	-8%
100 basis point rise	17,541	–%	77,547	- 4%
Base rate scenario	17,606	–%	80,508	–%
15 basis point decline	17,587	- 1%	80,698	–%

As of both December 31, 2011 and December 31, 2010, the Bank was within its guidelines for immediate rate shocks up and down for both net interest income and the market value of shareholders’ equity. The ALCO plans to continue to monitor the effect of changes in interest rates on both net interest income and shareholders’ equity and will make changes in the duration of its rate-sensitive assets and rate-sensitive liabilities where necessary.

ChoiceOne Financial Services, Inc.

Management’s Report on Internal Control Over Financial Reporting

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

Management assessed the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2011, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management’s assessment is based on the criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management has concluded that, as of December 31, 2011, its system of internal control over financial reporting was effective and meets the criteria of the “Internal Control – Integrated Framework.” This annual report is not required to include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting.

James A. Bosserd President and Chief Executive Officer	Thomas L. Lampen Treasurer
March 28, 2012	March 28, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

of ChoiceOne Financial Services, Inc.

We have audited the accompanying consolidated balance sheet of ChoiceOne Financial Services, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for each year in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ChoiceOne Financial Services, Inc. as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each year in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Plante & Moran, PLLC

Auburn Hills, Michigan

March 28, 2012

ChoiceOne Financial Services, Inc.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31
	2011	2010

Assets
Cash and due from banks	$17,125	$19,074
Federal funds sold	–	5,000

Cash and cash equivalents	17,125	24,074

Securities available for sale (Note 2)	114,276	90,820
Federal Home Loan Bank stock	2,478	2,889
Federal Reserve Bank stock	1,271	1,270
Loans held for sale	1,262	1,610

Loans (Note 3)	320,127	316,940
Allowance for loan losses (Note 3)	(5,213)	(4,729)

Loans, net	314,914	312,211
Premises and equipment, net (Note 5)	12,080	12,525
Other real estate owned, net (Note 7)	1,934	1,953
Cash value of life insurance policies	9,834	9,520
Intangible assets, net (Note 6)	2,172	2,620
Goodwill (Note 6)	13,728	13,728
Other assets	4,840	7,304

Total assets	$495,914	$480,524

Liabilities
Deposits – noninterest-bearing (Note 8)	$78,263	$66,932
Deposits – interest-bearing (Note 8)	325,102	322,952

Total deposits	403,365	389,884

Repurchase agreements (Note 9)	21,869	22,249
Advances from Federal Home Loan Bank (Note 10)	8,447	8,473
Other liabilities (Notes 11 and 13)	4,329	5,605

Total liabilities	438,010	426,211

Shareholders’ Equity (Note 21)
Preferred stock; shares authorized: 100,000; shares outstanding: none	–	–
Common stock and paid-in capital, no par value; shares authorized: 7,000,000; shares outstanding: 3,293,269 in 2011 and 3,280,515 in 2010 (Note 14)	46,602	46,461
Retained earnings	8,887	6,952
Accumulated other comprehensive income, net (Note 16)	2,415	900

Total shareholders’ equity	57,904	54,313

Total liabilities and shareholders’ equity	$495,914	$480,524

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	Years ended December 31
	2011	2010	2009

Interest income
Loans, including fees	$18,398	$19,081	$19,915
Securities
Taxable	1,789	1,460	1,390
Tax exempt	1,268	1,398	1,774
Other	20	22	7

Total interest income	21,475	21,961	23,086
Interest expense
Deposits	2,956	3,914	5,553
Advances from Federal Home Loan Bank	307	748	1,186
Other borrowings	290	304	351

Total interest expense	3,553	4,966	7,090

Net interest income	17,922	16,995	15,996
Provision for loan losses (Note 3)	3,700	3,950	4,875

Net interest income after provision for loan losses	14,222	13,045	11,121

Noninterest income
Customer service charges	3,454	3,160	3,177
Insurance and investment commissions	672	690	690
Gains on sales of loans (Note 4)	672	682	601
Gains on sales of securities (Note 2)	129	537	402
Loss on other than temporary impairment of securities (Note 2)	–	(94)	(47)
Gains (losses) on sales and write-downs of other assets (Note 7)	29	(432)	(434)
Earnings on life insurance policies	354	360	365
Other income	829	666	667

Total noninterest income	6,139	5,569	5,421

Noninterest expense
Salaries and benefits (Notes 13 and 14)	7,348	7,040	6,902
Occupancy and equipment (Note 5)	2,247	2,157	2,227
Data processing	1,740	1,651	1,599
Professional fees	793	675	629
Supplies and postage	517	497	504
Advertising and promotional	160	168	124
Intangible asset amortization (Note 6)	448	448	469
Loan and collection expense	575	678	777
FDIC insurance	488	641	785
Other expense	1,472	1,294	1,243

Total noninterest expense	15,788	15,249	15,259

Income before income tax	4,573	3,365	1,283
Income tax expense/(benefit) (Note 11)	1,060	654	(195)

Net income	$3,513	$2,711	$1,478

Basic earnings per common share (Note 15)	$1.07	$0.83	$0.45

Diluted earnings per common share (Note 15)	$1.07	$0.83	$0.45

Dividends declared per common share	$0.48	$0.48	$0.48

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Dollars in thousands, except per share data)

	Number of Shares	Common Stock and Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income, Net	Total

Balance, January 1, 2009	3,246,109	$46,171	$5,898	$116	$52,185

Comprehensive income:
Net income			1,478		1,478
Net change in unrealized gain on securities available for sale				665	665
Net change in funded status of post- retirement benefit plan				6	6

Total comprehensive income					2,149

Shares issued	19,605	126			126
Change in ESOP repurchase obligation		(4)			(4)
Stock-based compensation		22			22
Effect of employee stock purchases		11			11
Cash dividends declared ($0.48 per share)			(1,563)		(1,563)

Balance, December 31, 2009	3,265,714	$46,326	$5,813	$787	$52,926

Comprehensive income:
Net income			2,711		2,711
Net change in unrealized gain on securities available for sale				127	127
Net change in funded status of post- retirement benefit plan				(14)	(14)

Total comprehensive income					2,824

Shares issued	14,805	125			125
Shares cancelled	(4)	–			–
Change in ESOP repurchase obligation		(16)			(16)
Stock-based compensation		15			15
Effect of employee stock purchases		11			11
Cash dividends declared ($0.48 per share)			(1,572)		(1,572)

Balance, December 31, 2010	3,280,515	$46,461	$6,952	$900	$54,313

Comprehensive income:
Net income			3,513		3,513
Net change in unrealized gain on securities available for sale				1,530	1,530
Net change in funded status of post- retirement benefit plan				(15)	(15)

Total comprehensive income					5,028

Shares issued	12,754	127			127
Change in ESOP repurchase obligation		(1)			(1)
Stock-based compensation		5			5
Effect of employee stock purchases		10			10
Cash dividends declared ($0.48 per share)			(1,578)		(1,578)

Balance, December 31, 2011	3,293,269	$46,602	$8,887	$2,415	$57,904

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years ended December 31
	2011	2010	2009

Cash flows from operating activities:
Net income	$3,513	$2,711	$1,478
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	3,700	3,950	4,875
Depreciation	944	903	974
Amortization	1,300	1,173	1,102
Compensation expense on stock options and employee purchases	15	26	33
Gains on sales of securities	(129)	(537)	(402)
Loss on other than temporary impairment of securities	—	94	47
Gains on sales of loans	(672)	(682)	(601)
Loans originated for sale	(25,685)	(28,816)	(27,598)
Proceeds from loan sales	26,611	28,088	27,983
Earnings on bank-owned life insurance	(354)	(360)	(365)
(Gains)/losses on sales of other real estate owned	(279)	(96)	7
Write-downs of other real estate owned	255	528	442
Proceeds from sales of other real estate owned	3,015	1,174	4,200
Deferred federal income tax expense/(benefit)	378	(163)	(410)
Net change in:
Other assets	2,391	875	(2,289)
Other liabilities	(2,458)	357	(241)

Net cash from operating activities	12,545	9,225	9,235

Cash flows from investing activities:
Sales of securities available for sale	3,310	6,059	8,171
Maturities, prepayments and calls of securities available for sale	18,687	22,271	27,180
Purchases of securities available for sale	(43,651)	(44,063)	(31,269)
Purchase of Federal Reserve Bank stock	(1)	—	(1)
Sale of Federal Home Loan Bank stock	411	—	—
Loan originations and payments, net	(9,375)	875	(4,381)
Additions to premises and equipment	(499)	(1,510)	(816)

Net cash from investing activities	(31,118)	(16,368)	(1,116)

Cash flows from financing activities:
Net change in deposits	13,481	24,874	18,012
Net change in repurchase agreements	(380)	1,565	1,898
Proceeds from Federal Home Loan Bank advances	250	—	37,000
Payments on Federal Home Loan Bank advances	(276)	(13,525)	(55,002)
Issuance of common stock	127	125	126
Cash dividends	(1,578)	(1,572)	(1,563)

Net cash from financing activities	11,624	11,467	471

Net change in cash and cash equivalents	(6,949)	4,324	8,590
Beginning cash and cash equivalents	24,074	19,750	11,160

Ending cash and cash equivalents	$17,125	$24,074	$19,750

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,608	$5,112	$7,288
Cash paid for income taxes	765	285	31
Loans transferred to other real estate owned	2,972	1,358	3,489
Other real estate owned transferred to premises and equipment	—	—	331

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include ChoiceOne Financial Services, Inc., its wholly-owned subsidiary, ChoiceOne Bank, and ChoiceOne Bank’s wholly-owned subsidiary, ChoiceOne Insurance Agencies, Inc. (together referred to as “ChoiceOne”). Intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

ChoiceOne Bank (the “Bank”) is a full-service community bank that offers commercial, consumer, and real estate loans as well as traditional demand, savings and time deposits to both commercial and consumer clients in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from the cash flows from operations of businesses. Real estate loans are collateralized by either residential or commercial real estate.

ChoiceOne Insurance Agencies, Inc. (the “Insurance Agency”) is a wholly-owned subsidiary of the Bank. The Insurance Agency sells insurance policies such as life and health for both commercial and consumer clients. The Insurance Agency also offers alternative investment products such as annuities and mutual funds through a registered broker.

Together, the Bank and the Insurance Agency account for substantially all of ChoiceOne’s assets, revenues and operating income.

Use of Estimates

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, ChoiceOne’s management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided. Actual results may differ from these estimates. Estimates associated with securities available for sale, the allowance for loan losses, other real estate owned, core deposit intangible assets, loan servicing rights, goodwill, and fair values of certain financial instruments are particularly susceptible to change.

Cash and Cash Equivalents

Cash and cash equivalents are defined to include cash on hand, demand deposits with other banks, and federal funds sold. Cash flows are reported on a net basis for customer loan and deposit transactions, deposits with other financial institutions, and short-term borrowings with original terms of 90 days or less.

Securities

Securities are classified as available for sale because they might be sold before maturity. Securities classified as available for sale are carried at fair value, with unrealized holding gains and losses reported separately in the accumulated other comprehensive income or loss section of shareholders’ equity, net of tax effect. Restricted investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at cost. Equity securities consist of investments in preferred stock, trust-preferred securities, and investments in common stock of other financial institutions.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level-yield method without anticipating prepayments. Gains or losses on sales are recorded on the trade date based on the amortized cost of the security sold.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The evaluation of securities includes consideration given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, whether the market decline was affected by macroeconomic conditions and whether ChoiceOne has the intent to sell the security or more likely than not will be required to sell the security before its anticipated recovery. In analyzing an issuer’s financial condition, management may consider whether the securities are issued by the federal government or its agencies, or U.S. Government sponsored enterprises, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether ChoiceOne intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis. If ChoiceOne intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment. If a security is determined to be other-than-temporarily impaired, but ChoiceOne does not intend to sell the security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

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

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance is increased by the provision for loan losses and decreased by loans charged off less any recoveries of charged off loans. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance when management believes the collectibility of a loan balance is not possible.

The allowance consists of general and specific components. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.

A loan is impaired when full payment under the loan terms is not expected. Commercial loans are evaluated for impairment on an individual loan basis. If a loan is considered impaired, a portion of the allowance for loan losses is allocated to the loan so that it is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans such as consumer and real estate mortgage loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

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

Employee Benefit Plans

ChoiceOne’s 401(k) plan allows participants to contribute up to the IRS maximum. Contributions from ChoiceOne to its 401(k) plan are discretionary. ChoiceOne also allows retired employees to participate in its health insurance plan. Employees who have attained age 55 and completed at least ten years of service to ChoiceOne are eligible to participate as a retiree until they are eligible for Medicare. These postretirement benefits are accrued during the years in which the employee provides service.

Employee Stock Ownership Plan

The cost of shares issued to the Employee Stock Ownership Plan (the “ESOP”) but not yet allocated to participants is presented as a reduction of shareholders’ equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings while dividends on unallocated ESOP shares are reflected as a reduction of debt and accrued interest. Upon distribution of shares to a participant, the participant has the right to require the Company to purchase his or her shares at fair value in accordance with the terms and conditions of the ESOP. As such, these shares are not classified in shareholders’ equity as permanent equity.

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

Earnings Per Share

Basic earnings per common share (“EPS”) is based on weighted-average common shares outstanding. The weighted-average number of shares used in the computation of basic and diluted EPS includes shares allocated to the ESOP. Diluted EPS further assumes issue of any dilutive potential common shares issuable under stock options.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains and losses on securities available for sale, net of tax, and changes in the funded status of postretirement plans which are also recognized as a separate component of shareholders’ equity.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there are any such matters that may have a material effect on the financial statements.

Cash Restrictions

Cash on hand or on deposit with the Federal Reserve Bank of $111,000 and $83,000 was required to meet regulatory reserve and clearing requirements at December 31, 2011 and 2010, respectively. The balance in excess of the amount required was interest-bearing as of December 31, 2011 and December 31, 2010.

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

Operating Segments

While ChoiceOne’s management monitors the revenue streams of various products and services for the Bank and Insurance Agency, operations and financial performance are evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated into one reportable operating segment.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-08”). The standard clarifies existing fair value measurement and disclosure requirements and changes existing principles and disclosure guidance. Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholder’s equity and disclosure of quantitative information about the unobservable inputs for level 3 fair value measurements. Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and will be applied prospectively. The adoption of this standard is not expected to have a material effect on ChoiceOne’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). This standard requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but continuous statements. This standard eliminates the option to present the components of other comprehensive income (OCI) as part of the statement of equity. This standard is effective for fiscal years ending after December 15, 2012. The implementation of this standard will only change the presentation of comprehensive income; it will not have an impact on ChoiceOne’s consolidated financial position or results of operations. In December 2011, the FASB issued ASU 2011-12. This standard defers the requirement to present reclassification adjustments for each component of OCI in both net income and OCI on the face of the financial statements.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles – Goodwill and Other: Testing Goodwill for Impairment (“ASU 2011-08”), to simplify how entities test goodwill for impairment. Prior to ASU 2011-08, an entity was required to perform a two-step test to assess goodwill for impairment. The first step compared the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit was less than its carrying value, the second step was used to measure the amount of the impairment loss, if any. ASU 2011-08 permits an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing appropriate events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then it is not required to perform the two-step impairment test for the reporting unit. ASU 2011-08 applies to both an entity’s annual and interim goodwill impairment tests. ASU 2011-08 is effective for fiscal years beginning after December 15, 2011 and early adoption is permitted. ChoiceOne plans to adopt ASU 2011-08 as of January 1, 2012. The adoption of ASU 2011-08 is not expected to have a material impact on ChoiceOne’s consolidated financial condition or results of operations.

Reclassifications

Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current year’s presentation.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Securities

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at December 31 were as follows:

(Dollars in thousands)

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government and federal agency	$39,829	$584	$—	$40,413
State and municipal	51,859	2,729	(89)	54,499
Mortgage-backed	9,511	276	(7)	9,780
Corporate	5,914	100	(3)	6,011
FDIC-guaranteed financial institution debt	2,010	28	—	2,038
Equity securities	1,751	16	(232)	1,535

Total	$110,874	$3,733	$(331)	$114,276

(Dollars in thousands)	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government and federal agency	$28,737	$382	$(53)	$29,066
State and municipal	47,067	926	(373)	47,620
Mortgage-backed	7,307	298	(6)	7,599
Corporate	2,854	36	(7)	2,883
FDIC-guaranteed financial institution debt	2,020	33	—	2,053
Equity securities	1,752	9	(162)	1,599

Total	$89,737	$1,684	$(601)	$90,820

Information regarding sales of securities available for sale follows:

(Dollars in thousands)

	2011	2010	2009

Proceeds from sales of securities	$3,310	$6,059	$8,171
Gross realized gains	133	540	414
Gross realized losses	4	3	12
Loss on other than temporary impairment	—	94	47

Contractual maturities of securities available for sale at December 31, 2011 were as follows:

(Dollars in thousands)

Fair Value
Due within one year	$22,840
Due after one year through five years	56,661
Due after five years through ten years	22,872
Due after ten years	588

Total debt securities	102,961
Mortgage-backed securities, not due at a specific date	9,780
Equity securities	1,535

Total	$114,276

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Various securities were pledged as collateral for securities sold under agreements to repurchase. The carrying amount of securities pledged as collateral at December 31 was as follows:

(Dollars in thousands)

	2011	2010

Securities pledged for securities sold under agreements to repurchase	$27,421	$27,509

Securities with unrealized losses at year-end 2011 and 2010, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, were as follows:

(Dollars in thousands)

	2011

	Less than 12 months		More than 12 months		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and municipal	$2,938	$ (28)	$1,245	$ (61)	$4,183	$ (89)
Mortgage-backed	2,045	(7)	–	–	2,045	(7)
Corporate	1,023	(3)	–	–	1,023	(3)
Equity securities	–	–	768	(232)	768	(232)

Total temporarily impaired	$6,006	$ (38)	$2,013	$ (293)	$8,019	$ (331)

(Dollars in thousands)	2010

	Less than 12 months		More than 12 months		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government and federal agency	$4,663	$(53)	$–	$–	$4,663	$(53)
State and municipal	11,341	(297)	1,460	(76)	12,801	(373)
Mortgage-backed	938	(6)	–	–	938	(6)
Corporate	540	(7)	–	–	540	(7)
Equity securities	–	–	838	(162)	838	(162)

Total temporarily impaired	$17,482	$(363)	$2,298	$(238)	$19,780	$(601)

One municipal security with a fair value of $306,000 was considered to be other than temporarily impaired as of December 31, 2011. The issuer of the security defaulted upon its maturity of September 1, 2009. Impairment losses of $47,000 in 2009 and $94,000 in 2010 had been recorded due to uncertainty as to when principal repayment would be received. Settlement was reached with the security’s issuer in December 2011 and ChoiceOne anticipates it will receive the remaining carrying value of its security in the first quarter of 2012. In the case of the remaining state and municipal securities, ChoiceOne does not intend to sell the securities prior to a recovery in their value nor is it likely that ChoiceOne would be forced to sell them. Equity securities included a Money Market Preferred auction rate security (MMP) with a fair value of $768,000 as of December 31, 2011. Auctions remain active for the MMP and interest payments have remained current.

ChoiceOne evaluates all securities on a quarterly basis for other than temporary impairment. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of ChoiceOne to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value. No other than temporary impairments were recorded in 2011 and the impairment described in the previous paragraph was the only other than temporary impairment recorded in 2010.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Loans and Allowance for Loan Losses

The Bank’s loan portfolio as of December 31 was as follows:

(Dollars in thousands)

	2011	2010

Agricultural	$38,929	$29,681
Commercial and industrial	58,685	55,947
Consumer	18,657	16,709
Real estate – commercial	106,250	116,351
Real estate - construction	1,169	853
Real estate - residential	96,437	97,399

Loans, gross	320,127	316,940
Allowance for loan losses	(5,213)	(4,729)

Loans, net	$314,914	$312,211

Activity in the allowance for loan losses was as follows:

(Dollars in thousands)

	2011	2010	2009

Balance, beginning of year	$4,729	$4,322	$3,600
Provision charged to expense	3,700	3,950	4,875
Recoveries credited to the allowance	452	341	541
Loans charged off	(3,668)	(3,884)	(4,694)

Balance, end of year	$5,213	$4,729	$4,322

ChoiceOne manages its credit risk through the use of its loan policy and its loan approval process and by monitoring of loan credit performance. The loan approval process for commercial loans involves individual and group approval authorities. Individual authority levels are based on the experience of the lender. Group authority approval levels can consist of an internal loan committee that includes the Bank’s President or Senior Lender and other loan officers for loans that exceed individual approval levels, or a loan committee of the Board of Directors for larger commercial loans. Most consumer loans are approved by individual loan officers based on standardized underwriting criteria, with larger consumer loans subject to approval by the internal loan committee.

Ongoing credit review of commercial loans is the responsibility of the loan officers. ChoiceOne’s internal credit committee meets at least monthly and reviews loans with payment issues and loans with a risk rating of 5, 6, or 7. Risk ratings of commercial loans are reviewed periodically and adjusted if needed. ChoiceOne’s consumer loan portfolio is primarily monitored on an exception basis. Loans where payments are past due are turned over to the Bank’s collection department, who works with the borrower to bring payments current or takes other actions when necessary. In addition to internal reviews of credit performance, ChoiceOne contracts with a third party for independent loan review that monitors the loan approval process and the credit quality of the loan portfolio.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the allowance for loan losses and balances in the loan portfolio were as follows:

(Dollars in thousands)

	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Unallocated	Total

2011
Allowance for Loan Losses
Beginning balance	$181	$641	$243	$1,729	$2	$1,554	$379	$4,729
Charge-offs	(45)	(228)	(361)	(1,357)	–	(1,677)	–	(3,668)
Recoveries	10	32	217	89	–	104	–	452
Provision	(91)	164	98	1,838	32	1,866	(207)	3,700

Ending balance	$55	$609	$197	$2,299	$34	$1,847	$172	$5,213

Individually evaluated for impairment	$–	$7	$–	$424	$–	$–	$–	$431

Collectively evaluated for impairment	$55	$602	$197	$1,875	$34	$1,847	$172	$4,782

Loans
Individually evaluated for impairment	$–	$163	$–	$2,758	$–	$1,580		$4,501
Collectively evaluated for impairment	38,929	58,522	18,657	103,492	1,169	94,857		315,626

Ending balance	$38,929	$58,685	$18,657	$106,250	$1,169	$96,437		$320,127

2010
Allowance for Loan Losses
Beginning balance	$124	$735	$306	$1,546	$3	$1,590	$18	$4,322
Charge-offs	–	(765)	(444)	(1,523)	–	(1,152)	–	(3,884)
Recoveries	–	68	230	16	–	27	–	341
Provision	57	603	151	1,690	(1)	1,089	361	3,950

Ending balance	$181	$641	$243	$1,729	$2	$1,554	$379	$4,729

Individually evaluated for impairment	$–	$50	$–	$531	$–	$–	$–	$581

Collectively evaluated for impairment	$181	$591	$243	$1,198	$2	$1,554	$379	$4,148

Loans
Individually evaluated for impairment	$39	$272	$–	$3,529	$–	$2,733		$6,573
Collectively evaluated for impairment	29,642	55,675	16,709	112,822	853	94,666		310,367

Ending balance	$29,681	$55,947	$16,709	$116,351	$853	$97,399		$316,940

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Unallocated	Total

2009
Allowance for Loan Losses
Beginning balance	$–	$754	$351	$1,100	$5	$1,124	$266	$3,600
Charge-offs	–	(1,558)	(535)	(1,218)	(14)	(1,369)	–	(4,694)
Recoveries	–	102	246	58	29	106	–	541
Provision	124	1,437	244	1,606	(17)	1,729	(248)	4,875

Ending balance	$124	$735	$306	$1,546	$3	$1,590	$18	$4,322

Individually evaluated for impairment	$29	$52	$–	$1,031	$–	$–	$–	$1,112

Collectively evaluated for impairment	$95	$683	$306	$515	$3	$1,590	$18	$3,210

Loans
Individually evaluated for impairment	$378	$698	$–	$6,886	$–	$1,785		$9,747
Collectively evaluated for impairment	30,944	53,266	16,285	114,214	1,158	97,102		312,969

Ending balance	$31,322	$53,964	$16,285	$121,100	$1,158	$98,887		$322,716

The process to monitor the credit quality of ChoiceOne’s loan portfolio includes tracking (1) the risk ratings of business loans, (2) the level of classified business loans, and (3) delinquent and nonperforming consumer loans. Business loans are risk rated on a scale of 1 to 8. A description of the characteristics of the ratings follows:

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

Risk rating 5: These loans are considered special mention credits. Loans in this risk rating are considered to be inadequately protected by the net worth and debt service coverage of the borrower or of any pledged collateral. These loans have well defined weaknesses that may jeopardize the borrower’s ability to repay the loan. If the weaknesses are not corrected, loss of principal and interest could be probable.

Risk rating 6: These loans are considered substandard credits. These loans have well defined weaknesses, the severity of which makes collection of principal and interest in full questionable. Loans in this category may be placed on nonaccrual status.

Risk rating 7: These loans are considered doubtful credits. Some loss of principal and interest has been determined to be probable. The estimate of the amount of loss could be affected by factors such as the borrower’s ability to provide additional capital or collateral. Loans in this category are on nonaccrual status.

Risk rating 8: These loans are considered loss credits. They are considered uncollectible and will be charged off against the allowance for loan losses.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information regarding the Bank’s credit exposure as of December 31 was as follows:

(Dollars in thousands)

Corporate Credit Exposure - Credit Risk Profile By Creditworthiness Category

	Agricultural		Commercial and Industrial		Commercial Real Estate

	2011	2010	2011	2010	2011	2010

Risk ratings 1 to 3	$26,697	$19,493	$34,258	$32,624	$51,437	$64,020
Risk rating 4	9,499	8,919	21,993	20,198	33,462	31,921
Risk rating 5	2,672	1,017	1,669	2,703	14,313	14,069
Risk rating 6	57	213	680	251	5,009	5,412
Risk rating 7	4	39	85	171	2,029	929

	$38,929	$29,681	$58,685	$55,947	$106,250	$116,351

Consumer Credit Exposure - Credit Risk Profile Based On Payment Activity

	Consumer		Construction Real Estate		Residential Real Estate

	2011	2010	2011	2010	2011	2010

Performing	$18,634	$16,519	$1,169	$853	$95,732	$92,885
Nonperforming	23	190	—	—	705	4,514

	$18,657	$16,709	$1,169	$853	$96,437	$97,399

The following schedule provides information on loans that were considered troubled debt restructurings (“TDRs”) as of December 31, 2011 that were modified during the year ended December 31, 2011:

(Dollars in thousands)	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Commercial and industrial	1	$48	$48
Commercial real estate	7	1,789	1,789
Residential real estate	5	639	639

	13	$2,476	$2,476

The pre-modification and post-modification outstanding recorded investment represents amounts as of the date of loan modification. If a difference exists between the pre-modification and post-modification outstanding recorded investment, it represents impairment recognized through the provision for loan losses computed based on a loan’s post-modification present value of expected future cash flows discounted at the loan’s original effective interest rate. If no difference exists, a loss is not expected to be incurred based on an assessment of the borrower’s expected cash flows.

The following schedule provides information on TDRs as of December 31, 2011 where the borrower was past due with respect to principal and/or interest for 30 days or more during the year ended December 31, 2011 that had been modified during the year prior to the default:

(Dollars in thousands)	Number of Loans	Recorded Investment

Commercial and industrial	1	$48
Commercial real estate	3	1,135
Residential real estate	7	865

	11	$2,048

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans are classified as performing when they are current as to principal and interest payments or are past due on payments less than 90 days. Loans are classified as nonperforming when they are past due 90 days or more as to principal and interest payments or are considered a troubled debt restructuring.

Impaired loans by loan category as of December 31 follow:

(Dollars in thousands)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

2011
With no related allowance recorded
Agricultural	$—	$—	$—	$45	$—
Commercial and industrial	102	105	—	167	—
Commercial real estate	1,122	1,538	—	2,369	15
Residential real estate	1,580	1,580	—	1,620	50

Subtotal	2,804	3,223	—	4,201	65

With an allowance recorded
Agricultural	—	—	—	—	—
Commercial and industrial	61	63	7	85	—
Commercial real estate	1,636	2,120	424	1,490	6
Residential real estate	—	—	—	—	—

Subtotal	1,697	2,183	431	1,575	6

Total
Agricultural	—	—	—	45	—
Commercial and industrial	163	168	7	252	—
Commercial real estate	2,758	3,658	424	3,859	21
Residential real estate	1,580	1,580	—	1,620	50

Total	$4,501	$5,406	$431	$5,776	$71

2010
With no related allowance recorded
Agricultural	$39	$44	$—	$165	$—
Commercial and industrial	222	229	—	211	(5)
Commercial real estate	1,914	2,385	—	1,951	(2)
Residential real estate	2,733	2,736	—	2,640	170

Subtotal	4,908	5,394	—	4,967	163

With an allowance recorded
Agricultural	—	—	—	65	—
Commercial and industrial	50	50	50	464	12
Commercial real estate	1,615	1,672	531	3,591	(3)
Residential real estate	—	—	—	—	—

Subtotal	1,665	1,722	581	4,120	9

Total
Agricultural	39	44	—	230	—
Commercial and industrial	272	279	50	675	7
Commercial real estate	3,529	4,057	531	5,542	(5)
Residential real estate	2,733	2,736	—	2,640	170

Total	$6,573	$7,116	$581	$9,087	$172

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An aging analysis of loans by loan category as of December 31 follows:

(Dollars in thousands)

	30 to 59 Days (1)	60 to 89 Days (1)	Greater Than 90 Days (1)	Total (1)	Loans Not Past Due	Total Loans	90 Days Past Due and Accruing

2011
Agricultural	$151	$–	$22	$173	$38,756	$38,929	$–
Commercial and industrial	541	143	97	781	57,904	58,685	–
Consumer	104	52	23	179	18,478	18,657	2
Commercial real estate	1,752	713	1,816	4,281	101,969	106,250	–
Construction real estate	–	–	–	–	1,169	1,169	–
Residential real estate	1,320	1,015	705	3,040	93,397	96,437	68

	$3,868	$1,923	$2,663	$8,454	$311,673	$320,127	$70

2010
Agricultural	$71	$7	$39	$117	$29,564	$29,681	$–
Commercial and industrial	133	175	142	450	55,497	55,947	–
Consumer	84	41	29	154	16,555	16,709	23
Commercial real estate	266	646	2,129	3,041	113,310	116,351	–
Construction real estate	–	–	–	–	853	853	–
Residential real estate	1,223	833	2,249	4,305	93,094	97,399	–

	$1,777	$1,702	$4,588	$8,067	$308,873	$316,940	$23

(1)	Includes nonaccrual loans.

Nonaccrual loans by loan category as of December 31 follow:

(Dollars in thousands)

	2011	2010

Agricultural	$26	$64
Commercial and industrial	143	256
Consumer	22	5
Commercial real estate	2,790	3,302
Construction real estate	–	–
Residential real estate	1,174	2,646

	$4,155	$6,273

Note 4 – Mortgage Banking

Activity during the year was as follows:

(Dollars in thousands)

	2011	2010	2009

Loans originated for resale, net of principal payments	$25,685	$28,816	$27,598
Proceeds from loan sales	26,611	28,088	27,983
Net gains on sales of loans held for sale	672	682	601
Loan servicing fees, net of amortization	161	41	4

Loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $96 million and $107 million at December 31, 2011 and 2010, respectively. The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2011 and 2010.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity for loan servicing rights was as follows:

(Dollars in thousands)

	2011	2010	2009

Balance, beginning of year	$347	$491	$580
Capitalized	95	122	210
Amortization	(121)	(266)	(299)

Balance, end of year	$321	$347	$491

The fair value of loan servicing rights was $797,000 and $852,000 as of December 31, 2011 and 2010, respectively. Consequently, a valuation allowance was not necessary at year-end 2011 or 2010. The fair value of servicing rights at December 31, 2011 was determined using a discount rate of 7.7% and prepayment speeds ranging from 7% to 26%. The fair value of servicing rights at December 31, 2010 was determined using a discount rate of 7.7% and prepayment speeds ranging from 0% to 35%.

Note 5 – Premises and Equipment

As of December 31, premises and equipment consisted of the following:

(Dollars in thousands)

	2011	2010

Land and land improvements	$4,084	$4,025
Leasehold improvements	36	36
Buildings	11,080	10,950
Furniture and equipment	3,768	4,178

Total cost	18,968	19,189
Accumulated depreciation	(6,888)	(6,664)

Premises and equipment, net	$12,080	$12,525

Depreciation expense was $944,000, $903,000, and $974,000 for 2011, 2010 and 2009, respectively.

The Bank leases certain branch properties and automated-teller machine locations in its normal course of business. Rent expense totaled $75,000, $78,000, and $71,000 for 2011, 2010 and 2009, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (dollars in thousands):

2012	$58
2013	35

Total	$93

Note 6 – Goodwill and Intangible Assets

Goodwill

There were no changes in the goodwill balance in 2011 or 2010. ChoiceOne engaged an outside consulting firm to assist management in performing its annual evaluation of goodwill for impairment as of June 30, 2011. The following steps were used in the valuation: determination of the reporting unit, determination of the appropriate standard of value, determination of the appropriate level of value, calculation of fair value, and comparison of the fair value computed to the equity carrying value. It was determined that the relevant reporting unit to be valued was ChoiceOne Bank. The standard of value used in the valuation was fair value as determined by generally accepted accounting principles. The appropriate level of value was determined to be the controlling interest level. The appraisal methodology used to calculate the fair value included the income approach, which was a discounted cash flow value based on projected earnings capacity. The income approach used a discount rate of 12.90%, a growth assumption of 0.2% for assets for the

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

first year and 1.0% in subsequent years, and an assumption of cost savings of 20% of noninterest expense as a result of synergies and cost reductions from a change in control. The appraisal methodology also included the market approach, which was based on price-to-earnings multiples, price-to-tangible book value ratios, and core deposit premiums for selected bank sale transactions. The asset approach was also an approach that was reviewed, but it was not used in determining the fair value since it did not render a control level indication of value. The results from the valuation approaches were used to calculate an estimate of the fair value of ChoiceOne’s equity, which was compared to the carrying value of equity to determine whether the Step 1 test under generally accepted accounting principles that govern the valuation of goodwill was passed. The goodwill analysis determined that the fair value of ChoiceOne’s equity exceeded the carrying value by 7.8%. Based on this assessment, management believed that there was no indication of goodwill impairment at June 30, 2011. Based on the testing performed and a review of factors that might impact ChoiceOne’s stock value subsequent to the annual evaluation, no impairment of goodwill was deemed to exist as of December 31, 2011.

Acquired Intangible Assets

Information for acquired intangible assets at December 31 follows:

(Dollars in thousands)

	2011		2010

	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangible	$4,134	$2,136	$4,134	$1,723
Other intangible assets	348	174	348	139

Totals	$4,482	$2,310	$4,482	$1,862

The core deposit intangible and other intangible assets are being amortized on a straight-line basis over ten years. Aggregate amortization expense was $448,000, $448,000 and $469,000 for 2011, 2010 and 2009, respectively. The estimated amortization expense for the next five years ending December 31 is as follows:

(Dollars in thousands)

	Core Deposit Intangible	Other Intangible Assets	Total

2012	$414	$35	$449
2013	413	35	448
2014	413	35	448
2015	413	35	448
2016	345	34	379

Total	$1,998	$174	$2,172

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Other Real Estate Owned

Other real estate owned represents residential and commercial properties primarily owned as a result of loan collection activities and is reported net of a valuation allowance. Activity within other real estate owned was as follows:

(Dollars in thousands)

	2011	2010	2009

Balance, beginning of year	$1,953	$2,201	$3,692
Transfers from loans	2,972	1,358	3,489
Reclassification to buildings	—	—	(331)
Proceeds from sales	(3,015)	(1,174)	(4,200)
Gains/(losses) on sales	279	96	(7)
Write-downs	(255)	(528)	(442)

Balance, end of year	$1,934	$1,953	$2,201

Activity in the valuation allowance on other real estate owned was as follows:

(Dollars in thousands)

	2011	2010	2009

Balance, beginning of year	$909	$438	$206
Write-downs charged to expense	255	528	442
Deletions from sales of other real estate owned	(167)	(57)	(210)

Balance, end of year	$997	$909	$438

Note 8 – Deposits

Deposit balances as of December 31 consisted of the following:

(Dollars in thousands)

	2011	2010

Noninterest-bearing demand deposits	$78,263	$66,932
Interest-bearing demand deposits	64,498	59,853
Money market deposits	63,007	59,021
Savings deposits	46,737	43,572
Local certificates of deposit	144,983	152,602
Brokered certificates of deposit	5,877	7,904

Total deposits	$403,365	$389,884

Scheduled maturities of certificates of deposit at December 31 were as follows:

(Dollars in thousands)

2012	$107,117
2013	26,084
2014	4,721
2015	5,180
2016	6,755
Thereafter	1,003

Total	$150,860

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank had certificates of deposit issued in denominations of $100,000 or greater totaling $70.9 million and $72.6 million at December 31, 2011 and 2010, respectively. The Bank had brokered certificates of deposit totaling $5.9 million at December 31, 2011 compared to $7.9 million at December 31, 2010. As of December 31, 2011, the weighted average interest rate on these brokered certificates of deposit was 1.19% with maturities ranging from June 2012 to May 2013. In addition, the Bank had $18.3 million of certificates of deposit as of December 31, 2011 and $18.5 million as of December 31, 2010 that had been issued through the Certificate of Deposit Account Registry Service (CDARS). Although certificates of deposit issued through CDARS are issued to local customers, this type of deposit is classified as brokered deposits for regulatory purposes.

Note 9 – Repurchase Agreements

Securities sold under agreements to repurchase are advances to the Bank by customers or another bank. These agreements are direct obligations of the Bank and are secured by securities held in safekeeping at a correspondent bank. Repurchase agreements with Bank customers mature daily. As of December 31, 2011 and December 31, 2010, the Bank had a $5 million structured repurchase agreement with a correspondent bank maturing on July 31, 2012 with a fixed interest rate of 4.55%. The repurchase agreement became putable by the correspondent quarterly starting July 1, 2009. Information regarding repurchase agreements follows:

(Dollars in thousands)

	2011	2010

Outstanding balance at December 31	$21,869	$22,249
Average interest rate at December 31	1.27%	1.33%
Average balance during the year	$20,815	$19,269
Average interest rate during the year	1.38%	1.58%
Maximum month end balance during the year	$22,249	$22,249

Note 10 – Federal Home Loan Bank Advances

At December 31, advances from the Federal Home Loan Bank (the “FHLB”) were as follows:

(Dollars in thousands)

	2011	2010

Maturities ranging from November 2012 to November 2024, fixed interest rates ranging from 2.54% to 4.16%, with an average rate of 3.58%	$8,447

Maturities ranging from January 2011 to November 2024, fixed interest rates ranging from 2.54% to 4.16%, with an average rate of 3.58%		$8,473

Total advances outstanding at year-end	$8,447	$8,473

Penalties are charged on fixed rate advances that are paid prior to maturity. No fixed rate advances were paid prior to maturity in 2011, 2010 or 2009. Advances maturing in 2012 and 2013 may be converted to a variable rate by the FHLB. If the FHLB exercises its option, the Bank may prepay the advance without penalty. Advances were secured by residential real estate loans with a carrying value of approximately $69 million at December 31, 2011 and $66 million at December 31, 2010. Based on this collateral, the Bank was eligible to borrow an additional $37 million at year-end 2011. The scheduled maturities of advances from the FHLB at December 31, 2011 were as follows (dollars in thousands):

2012	$5,027
2013	3,028
2014	29
2015	30
2016	32
Thereafter	301

Total	$8,447

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Income Taxes

Information as of December 31 and for the year follows:

(Dollars in thousands)

	2011	2010	2009

Provision for Income Taxes
Current federal income tax expense	$682	$817	$215
Deferred federal income tax expense/(benefit)	378	(163)	(410)

Income tax expense/(benefit)	$1,060	$654	$(195)

	2011	2010	2009

Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$1,555	$1,144	$436
Tax exempt interest income	(437)	(483)	(608)
Tax exempt earnings on bank-owned life insurance	(121)	(122)	(124)
Nondeductible interest expense	16	25	44
Other items	47	90	57

Income tax expense/(benefit)	$1,060	$654	$(195)

Effective income tax rate	23%	19%	(15)%

Components of Deferred Tax Assets and Liabilities	2011	2010

Deferred tax assets:
Allowance for loan losses	$779	$773
Deferred compensation	341	377
Write-downs on other real estate owned	339	309
Alternative minimum tax credit carryforward	75	154
Nonaccrual loan interest	57	124
Purchase accounting adjustments from merger	39	83
Other	231	259

Total deferred tax assets	1,861	2,079

Deferred tax liabilities:
Depreciation	1,382	1,142
Unrealized gains on securities available for sale	1,157	369
Purchase accounting adjustments from merger	743	883
Loan servicing rights	108	118
Post-retirement benefits obligation	87	95
Other	186	116

Total deferred tax liabilities	3,663	2,723

Net deferred tax liabilities	$(1,802)	$(644)

ChoiceOne had a deferred tax asset of $45,000 as of December 31, 2011 and $69,000 as of December 31, 2010 that resulted from capital losses incurred on the sales of equity securities in 2009 and 2010. A capital loss of $72,000 was carried back to 2007 during 2011 which utilized $24,000 of the deferred tax asset. A valuation allowance of $45,000 had been recorded as of December 31, 2011 and December 31, 2010 due to the uncertainty as to ChoiceOne’s ability to generate capital gains in the future that can offset the capital loss carryforward. ChoiceOne also had a deferred tax asset of $44,000 as of December 31, 2011 and $42,000 as of December 31, 2010 that was related to unexercised stock options. A valuation allowance for the entire balance had been recorded due to the fact that the exercise price of all of the options was higher than the market price of ChoiceOne’s stock as of the end of both 2011 and 2010. The valuation allowances totaling $89,000 as of December 31, 2011 and $87,000 as of December 31, 2010 have been netted against the total deferred tax assets listed above.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Related Party Transactions

Loans to executive officers, directors and their affiliates were as follows at December 31:

(Dollars in thousands)

	2011	2010

Balance, beginning of year	$6,568	$5,786
New loans	948	2,152
Repayments	(1,262)	(1,370)

Balance, end of year	$6,254	$6,568

Deposits from executive officers, directors and their affiliates were $14.8 million and $13.5 million at December 31, 2011 and 2010, respectively.

Note 13 – Employee Benefit Plans

401(k) Plan:

The 401(k) plan allows employees to contribute up to the IRS maximum. Matching company contributions to the plan are discretionary. Expense of this plan was $115,000, $112,000, and $0 in 2011, 2010, and 2009, respectively.

Employee Stock Ownership Plan:

Employees participate in an Employee Stock Ownership Plan (the “ESOP”). ChoiceOne may make discretionary contributions to the ESOP. Shares of ChoiceOne common stock are allocated to participants based on relative compensation earned and compensation expense is recorded when allocated. Dividends on allocated shares increase the participant accounts. Participants become fully vested upon completing six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased by ChoiceOne at any time. ChoiceOne did not contribute to the ESOP nor was any expense recorded in 2011, 2010, or 2009.

Shares held by the ESOP as of December 31 were as follows:

(Dollars in thousands)

	2011	2010	2009

Shares allocated to participants	5,355	5,355	5,355
Shares unallocated	–	–	–

Total shares of ChoiceOne stock held by ESOP	5,355	5,355	5,355

Fair value of allocated shares, subject to repurchase obligation, recorded in other liabilities	$66	$64	$48

Post-retirement Benefits Plan:

ChoiceOne maintains an unfunded post-retirement health care plan, which permits employees (and their dependents) the ability to participate upon retirement from ChoiceOne. ChoiceOne does not pay any portion of the health care premiums charged to its retired participants. A liability has been accrued for the obligation under this plan. ChoiceOne incurred negative post-retirement benefit expense of $11,000 in 2011, $15,000 in 2010, and $17,000 in 2009. The post-retirement obligation liability was $131,000 as of December 31, 2011 and $119,000 as of December 31, 2010.

Deferred Compensation Plans:

A deferred director compensation plan covers former directors of Valley Ridge Bank, which was acquired by ChoiceOne in 2006. Under the plan, ChoiceOne pays each former director the amount of director fees deferred plus interest at rates ranging from 0.90% to 5.84% over various periods as elected by each director. The payout periods range from one month to ten years beginning with the individual’s termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $17,000, $20,000, and $28,000 in 2011, 2010, and 2009, respectively. The deferred compensation liability was $287,000 as of December 31, 2011 and $357,000 as of December 31, 2010.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A supplemental retirement plan covers four former executive officers of Valley Ridge Bank. Under the plan, ChoiceOne pays these individuals a specific amount of compensation plus interest at 7.50% over a 15-year period commencing upon early retirement age (as defined in the plan) or normal retirement age (as defined in the plan). A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $32,000 in 2011, $41,000 in 2010, and $76,000 in 2009. Deferred compensation liabilities of $715,000 and $751,000 were outstanding as of December 31, 2011 and December 31, 2010, respectively.

Note 14 – Stock Options

Options to buy stock are granted to key employees under an incentive stock option plan to provide them with an additional equity interest in ChoiceOne. The plan provides for the issuance of up to 147,767 shares of common stock. ChoiceOne recognized compensation expense of $5,000 in 2011, $15,000 in 2010, and $22,000 in 2009 in connection with stock options that vested for current participants during these years. The maximum option term is 10 years and options vest over 3 years. At December 31, 2011, there were 98,835 options available for future grants.

A summary of the activity in the plan follows:

	2011		2010		2009

	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price

Options outstanding, beginning of year	49,232	$16.46	49,232	$16.46	49,232	$16.46
Options granted	–	–	–	–	–	–
Options exercised	2,576	$13.44	–	–	–	–
Options forfeited or expired	–	–	–	–	–	–

Options outstanding, end of year	46,656	$16.62	49,232	$16.46	49,232	$16.46

Options exercisable at December 31	46,656	$16.62	46,357	$16.64	41,107	$16.78

The range of prices for options outstanding and exercisable at the end of 2011 ranged from $13.04 to $21.43 per share. The weighted average remaining contractual life of options outstanding and exercisable at the end of 2011 was approximately 3.7 years. The exercise price of all options outstanding was higher than ChoiceOne’s closing stock price as of the end of 2011. As a result, the aggregate intrinsic value of both options outstanding and options exercisable was $0 as of December 31, 2011. The number of options, weighted average exercise prices, and fair value of options granted has been adjusted for all stock dividends and splits. Information pertaining to options outstanding at December 31, 2011 is as follows:

Exercise price of stock options:	Number of options outstanding at year-end	Number of options exercisable at year-end	Average remaining contractual life (in years)
$13.04	3,306	3,306	0.14
$13.50	10,000	10,000	6.07
$13.70	4,725	4,725	1.04
$16.31	6,299	6,299	2.06
$17.95	9,500	9,500	5.05
$18.85	6,000	6,000	4.05
$21.43	6,826	6,826	3.05

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. ChoiceOne uses historical data to estimate the volatility of the market price of ChoiceOne stock and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No options were granted in 2011, 2010, or 2009.

During 2011, 2,875 shares were vested at an average exercise price of $13.50. As of December 31, 2011, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Earnings Per Share

(Dollars in thousands, except per share data)

	2011	2010	2009

Basic
Net income	$3,513	$2,711	$1,478

Weighted average common shares outstanding	3,286,969	3,273,151	3,255,984

Basic earnings per common share	$1.07	$0.83	$0.45

Diluted
Net income	$3,513	$2,711	$1,478

Weighted average common shares outstanding	3,286,969	3,273,151	3,255,984
Plus: dilutive effect of assumed exercises of stock options	–	–	–

Average shares and dilutive potential common shares	3,286,969	3,273,151	3,255,984

Diluted earnings per common share	$1.07	$0.83	$0.45

There were 46,656 stock options as of December 31, 2011 and 49,232 as of December 31, 2010 and December 31, 2009 considered to be anti-dilutive to earnings per share and thus have been excluded from the calculations above.

Note 16 – Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes follow:

(Dollars in thousands)

	2011	2010	2009

Unrealized holding gains on available for sale securities	$2,448	$635	$1,364
Less reclassification adjustments for gains included in net income	129	443	355

Net unrealized gains	2,319	192	1,009
Less tax effect	789	65	344

Net-of-tax amount	1,530	127	665

Change in funded status of post-retirement benefit plan	(23)	(21)	9
Tax effect	(8)	(7)	3

Net-of-tax amount	(15)	(14)	6

Total	$1,515	$113	$671

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated other comprehensive income, a component of equity, was comprised of the following at December 31:

(Dollars in thousands)

	2011	2010

Unrealized holding gains on available for sale securities	$3,402	$1,083
Unrecognized actuarial gains on post-retirement benefit plan	258	281
Tax effect	(1,245)	(464)

Net accumulated other comprehensive income	$2,415	$900

Note 17 – Condensed Financial Statements of Parent Company

Condensed Balance Sheets

(Dollars in thousands)

	December 31
	2011	2010

Assets
Cash	$487	$201
Securities available for sale	218	207
Other assets	26	76
Investment in ChoiceOne Bank	57,264	53,899

Total assets	$57,995	$54,383

Liabilities
Mandatory redeemable shares under ESOP, at fair value	$65	$64
Other liabilities	26	6

Total liabilities	91	70

Shareholders’ equity	57,904	54,313

Total liabilities and shareholders’ equity	$57,995	$54,383

Condensed Statements of Income

(Dollars in thousands)

	Years Ended December 31
	2011	2010	2009

Interest and dividends from ChoiceOne Bank	$1,695	$1,641	$938
Interest and dividends from other securities	7	7	17
Gains on sales of securities	—	—	17
Other income	33	—	—

Total income	1,735	1,648	972
Other expenses	81	67	67

Income before income tax and equity in undistributed net income of subsidiary	1,654	1,581	905
Income tax benefit	16	23	17

Income before equity in undistributed net income of subsidiary	1,670	1,604	922
Equity in undistributed net income of subsidiary	1,843	1,107	556

Net income	$3,513	$2,711	$1,478

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31
	2011	2010	2009

Cash flows from operating activities:
Net income	$3,513	$2,711	$1,478
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of subsidiary	(1,843)	(1,107)	(556)
Amortization	—	—	2
Gains on sales of securities	—	—	(17)
Changes in other assets	50	(17)	3
Changes in other liabilities	17	(18)	30

Net cash from operating activities	1,737	1,569	940

Cash flows from investing activities:
Sales of securities	—	—	524
Maturities of securities	—	200	—
Purchases of securities	—	(202)	—

Net cash from investing activities	—	(2)	524

Cash flows from financing activities:
Issuance of common stock	127	125	126
Cash dividends paid	(1,578)	(1,572)	(1,563)

Net cash from financing activities	(1,451)	(1,447)	(1,437)

Net change in cash and cash equivalents	286	120	27
Beginning cash and cash equivalents	201	81	54

Ending cash and cash equivalents	$487	$201	$81

Note 18 – Financial Instruments

Financial instruments as of December 31 were as follows:

(Dollars in thousands)

	2011		2010

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets:
Cash and due from banks	$17,125	$17,125	$19,074	$19,074
Federal funds sold	—	—	5,000	5,000
Securities available for sale	114,276	114,276	90,820	90,820
Federal Home Loan Bank and Federal Reserve Bank stock	3,749	3,749	4,159	4,159
Loans held for sale	1,262	1,262	1,610	1,610
Loans, net	314,914	319,017	312,211	314,781
Accrued interest receivable	2,106	2,106	2,000	2,000

Liabilities:
Demand, savings and money market deposits	252,505	252,505	229,378	229,378
Time deposits	150,860	151,881	160,506	159,616
Repurchase agreements	21,869	21,083	22,249	22,251
Advances from Federal Home Loan Bank	8,447	8,664	8,473	8,947
Accrued interest payable	176	176	231	231

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

Note 19 – Fair Value Measurements

The following tables present information about the Bank’s assets and liabilities measured at fair value on a recurring basis at December 31, 2011 and December 31, 2010, and the valuation techniques used by the Bank to determine those fair values.

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

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Bank’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

There were no liabilities measured at fair value as of December 31, 2011 or December 31, 2010. Disclosures concerning assets measured at fair value are as follows:

Assets Measured at Fair Value on a Recurring Basis

(Dollars in Thousands)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at Date Indicated
Investment Securities, Available for Sale – December 31, 2011
U.S. Government and federal agency	$—	$40,413	$—	$40,413
State and municipal	—	52,228	2,271	54,499
Mortgage-backed	—	9,780	—	9,780
Corporate	—	6,011	—	6,011
FDIC-guaranteed financial institution debt	—	2,038	—	2,038
Equity securities	—	1,035	500	1,535

Total	$—	$111,505	$2,771	$114,276

Investment Securities, Available for Sale – December 31, 2010
U.S. Government and federal agency	$—	$29,066	$—	$29,066
State and municipal	—	45,281	2,339	47,620
Mortgage-backed	—	7,599	—	7,599
Corporate	—	2,883	—	2,883
FDIC-guaranteed financial institution debt	—	2,053	—	2,053
Equity securities	—	1,099	500	1,599

Total	$—	$87,981	$2,839	$90,820

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities classified as available for sale are generally reported at fair value utilizing Level 2 inputs. ChoiceOne’s external investment advisor obtained fair value measurements from an independent pricing service that uses matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). The fair value measurements considered observable data that may include dealer quotes, market spreads, cash flows and the bonds’ terms and conditions, among other things. Securities classified in Level 2 included U.S. Government and federal agency securities, state and municipal securities, mortgage-backed securities, corporate bonds, FDIC- guaranteed financial institution debt, and equity securities. The Company classified certain state and municipal securities and privately issued trust preferred securities as Level 3. Based on the lack of observable market data, estimated fair values were based on the observable data available and reasonable unobservable market data.

ChoiceOne reviewed the methodologies used to estimate the fair values of all securities in 2010. Based on an updated analysis, it was determined that the fair values of U.S. Government and federal agency securities, corporate securities, and FDIC-guaranteed financial institution debt were based upon Level 2 inputs. These securities classes, which were previously disclosed as based on Level 1 inputs, have been adjusted accordingly.

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis

(Dollars in Thousands)

	2011	2010

Investment Securities, Available for Sale
Balance, January 1	$2,839	$2,807
Total realized and unrealized gains included in income	—	—
Total unrealized gains included in other comprehensive income	164	10
Net purchases, sales, calls, and maturities	(299)	(284)
Net transfers into Level 3	67	306

Balance, December 31	$2,771	$2,839

Of the Level 3 assets that were still held by the Bank at December 31, 2011, the net unrealized gain for the twelve months ended December 31, 2011 was $164,000, which is recognized in other comprehensive income in the consolidated balance sheet. There were no sales or purchases of Level 3 securities in 2011. One security was reclassified from a Level 2 measurement of fair value to a Level 3 measurement in both 2010 and 2011 as a result of a change in the marketability of the security.

Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets and liabilities. As a result, the unrealized gains and losses for these assets and liabilities presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

Available for sale investment securities categorized as Level 3 assets consist of bonds issued by local municipalities and a trust-preferred security. The Bank estimates the fair value of these assets based on the present value of expected future cash flows using management’s best estimate of key assumptions, including forecasted interest yield and payment rates, credit quality and a discount rate commensurate with the current market and other risks involved.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets are not normally measured at fair value, but can be subject to fair value adjustments in certain circumstances, such as impairment. Disclosures concerning assets measured at fair value on a non-recurring basis are as follows:

Assets Measured at Fair Value on a Non-recurring Basis

(Dollars in Thousands)

	Balance at Dates Indicated	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for the Period Ended
Impaired Loans
December 31, 2011	$4,501	$–	$–	$4,501	$501
December 31, 2010	$6,573	$–	$–	$6,573	$164

Other Real Estate
December 31, 2011	$1,934	$–	$–	$1,934	$255
December 31, 2010	$1,953	$–	$–	$1,953	$528

Impaired loans categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Bank estimates the fair value of the loans based on the present value of expected future cash flows using management’s best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals). The changes in fair value consisted of charge-downs of impaired loans that were posted to the allowance for loan losses and write-downs of other real estate owned that were posted to a valuation account. The fair value of other real estate owned was based on appraisals or other reviews of property values, adjusted for estimated costs to sell.

Note 20 – Off-Balance Sheet Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customers’ financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:

(Dollars in thousands)

	2011		2010

	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Unused lines of credit and letters of credit	$2,868	$47,217	$5,370	$42,985
Commitments to fund loans (at market rates)	3,610	1,919	5,088	3,000

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 3.63% to 7.25% and maturities ranging from 1 year to 30 years.

Note 21 – Regulatory Capital

ChoiceOne Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2011 and 2010, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s categories.

ChoiceOne Financial Services, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Actual capital levels and minimum required levels for ChoiceOne Bank were as follows:

(Dollars in thousands)

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2011
Total capital (to risk weighted assets)	$43,042	12.5%	$27,510	8.0%	$34,387	10.0%
Tier 1 capital (to risk weighted assets)	38,960	11.3	13,755	4.0	20,632	6.0
Tier 1 capital (to average assets)	38,960	8.3	18,801	4.0	23,502	5.0

December 31, 2010
Total capital (to risk weighted assets)	$40,588	12.1%	$26,787	8.0%	$33,483	10.0%
Tier 1 capital (to risk weighted assets)	36,654	10.9	13,393	4.0	20,090	6.0
Tier 1 capital (to average assets)	36,654	7.9	18,502	4.0	23,128	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2011, approximately $3,506,000 was available for ChoiceOne Bank to pay dividends to ChoiceOne Financial Services, Inc. ChoiceOne’s ability to pay dividends to shareholders is dependent on the Bank, which is restricted by state law and regulations.

Note 22 – Quarterly Financial Data (Unaudited)

(Dollars in thousands)

				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted

2011
First Quarter	$5,282	$4,345	$704	$0.21	$0.21
Second Quarter	5,386	4,472	904	0.28	0.28
Third Quarter	5,399	4,523	886	0.27	0.27
Fourth Quarter	5,408	4,582	1,019	0.31	0.31

2010
First Quarter	$5,438	$4,060	$644	$0.20	$0.20
Second Quarter	5,494	4,210	669	0.20	0.20
Third Quarter	5,507	4,289	739	0.23	0.23
Fourth Quarter	5,522	4,436	659	0.20	0.20

There were no significant fluctuations in the quarterly financial data in 2010 or 2011. The growth in net income that occurred in 2011 was due to increased net interest income and noninterest income.

ChoiceOne Financial Services, Inc.

CORPORATE AND SHAREHOLDER INFORMATION

Corporate Headquarters

ChoiceOne Financial Services, Inc.

109 East Division Street

Sparta, Michigan 49345

Phone: (616) 887-7366

Fax: (616) 887-7990

Website: www.choiceone.com

Market Makers in ChoiceOne Financial Services, Inc. Stock

Boenning & Scattergood, Inc.

Powell, Ohio

(866) 326-8113

Kent King Securities, Division of Royal Securities, Inc.

Grand Rapids, Michigan

(616) 459-3317

(800) 321-9171

Stifel Nicolaus & Company, Inc.

Grand Rapids, Michigan

(616) 942-1717

(800) 676-0477

Stock Registrar and Transfer Agent Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

(800) 368-5948

Annual Shareholder Meeting

The 2012 Annual Shareholder Meeting of ChoiceOne Financial Services, Inc., will be held at 11:00 a.m. local time on Thursday,

April 25, 2012, at Moss Ridge Golf Club in Ravenna, Michigan.

ChoiceOne Bank

Alpine Office

5050 Alpine Avenue NW

Comstock Park, Michigan 49321

Cedar Springs Office

4170 – 17 Mile Road

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

White Cloud Office

47 South Charles Street

White Cloud, Michigan 49349

ChoiceOne Insurance Agencies, Inc. Sparta Office 109 East Division Street Sparta, Michigan 49345

ChoiceOne Financial Services, Inc.

DIRECTORS AND OFFICERS

Directors

ChoiceOne Financial Services, Inc.

Jerome B. Arends

Former President and Chief Executive

Officer of Ravenna Farm Equipment

(Agricultural Equipment Supplier)

Frank G. Berris

President and Chief Executive Officer,

American Gas & Oil Co., Inc.

(Distributor of Petroleum Products)

James A. Bosserd

President and Chief Executive Officer,

ChoiceOne Financial Services, Inc. and

ChoiceOne Bank

K. Timothy Bull

President, Moon Lake Orchards, Inc.

(Fruit Producer)

William F. Cutler, Jr.

Former Vice President, H. H. Cutler Co.

(Apparel Manufacturer)

Lewis G. Emmons

President, Emmons Development

(Real Estate Development)

Stuart Goodfellow

Chairman of The Board, ChoiceOne Financial

Services, Inc. and ChoiceOne Bank

Former Owner, Goodfellow Blueberry Farms

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

(Fruit Producer)

Roxanne M. Page

CPA and Partner, Beene Garter LLP

(Certified Public Accountants)

Donald VanSingel

Vice Chairman of The Board,

ChoiceOne

Financial Services, Inc. and

ChoiceOne Bank

Former Consultant, Governmental

Consultant Services, Inc.

Former Legislator, Michigan House of

Representatives

Director Emeritus

Richard L. Edgar

Former Director and Chairman of The

Board, ChoiceOne Financial Services,

Inc., and ChoiceOne Bank

Former President and Chief Executive

Officer, Valley Ridge Financial Corp.

and Valley Ridge Bank

Officers

ChoiceOne Financial Services, Inc.

James A. Bosserd

President and Chief Executive

Officer

Louis D. Knooihuizen

Senior Vice President

Michael E. McHugh

Senior Vice President

Mary J. Johnson

Secretary

Thomas L. Lampen

Treasurer

Officers

ChoiceOne Bank

James A. Bosserd

President

Chief Executive Officer

Sheila R. Clark

Senior Vice President

Human Resources Director

Mary J. Johnson

Senior Vice President

Operations/Cashier

Louis D. Knooihuizen

Senior Vice President

Chief Lending Officer

Thomas L. Lampen, CPA

Senior Vice President

Chief Financial Officer

Michael E. McHugh

Senior Vice President

Accounting, Sales & Marketing

Kelly J. Potes

Senior Vice President

Retail Services & GM Investments/Ins.

Linda K. Anderson

Vice President

Call Center & Regional/Branch

Sales Manager, Rockford

Brian R. Bacon

Vice President

Commercial Loan Officer

Lee A. Braford

Vice President

Commercial Loans Officer/Credit

Risk Manager

Gregory M. Goss

Vice President

Security/BSA Officer

Amy S. Homich

Vice President

Marketing & Business Development

Daniel C. Wheat

Vice President

Regional/Branch Sales Manager, Grant

Marilyn B. Childress

Assistant Vice President

Loan Originator

Officers

ChoiceOne Bank (continued)

Rita A. Flintoff

Assistant Vice President

Branch Sales Manager –

Newaygo & White Cloud

Kent G. Gagnon

Assistant Vice President

Business Development

Denise L. Gates

Assistant Vice President

Regional/Branch Sales Manager,

Cedar Springs

Stephen P. Grey

Assistant Vice President

Credit Department Manager &

Loan Officer

Jason J. Herbig

Assistant Vice President

Network Administrator

Rebecca J. Johnson

Assistant Vice President

Retail Banking

Kevin T. Kelling

Assistant Vice President

Mortgage Loans Sales &

Operations Officer

Bonnie K. Koehn

Assistant Vice President

Branch Sales Manager – Sparta

Main & Appletree

Linda S. Nichols

Assistant Vice President

Branch Sales Manager, Ravenna

Lori J. O’Brien

Assistant Vice President

Loan Operations

Peggy A. O’Dea

Assistant Vice President

Regional/Branch Sales Manager,

Coopersville

Ryan F. Peacock

Assistant Vice President

Commercial Loan Officer

Maria J. Roossinck

Assistant Vice President

Risk Management

Nicole N. Sakowski

Assistant Vice President

Collections Manager

Officers

ChoiceOne Bank (continued)

Paul E. Tucker

Assistant Vice President

Network Administrator

Cynthia J. Watson

Assistant Vice President

Operations

Marva J. Zeldenrust

Assistant Vice President

Branch Sales Manager, Fremont

Sally K. Anderson

Credit Analyst Officer

Jennifer M. Bellamy

Branch Sales Manager, Kent City

Candace J. Bouwkamp

Administrative Services Manager

Patricia J. Brown

Branch Sales Manager, Egelston

Erin M. Burdick-Bloom

Branch Sales Manager, Alpine

Lee J. Decker

Consumer Loan Manager/

IT Specialist

Gary B. Hall

Mortgage Sales Manager

John K. Harpst

Mortgage Operations Manager

Veronica M. Meyer

Assistant Call Center Manager

Officers

ChoiceOne Insurance Agencies, Inc.

James A. Bosserd

President

Kelly J. Potes, CFP

Senior Vice President

Randy A. Schmidt, CFP

Vice President

Investment Advisor/Agent

Thomas L. Lampen, CPA

Treasurer