Form 10-K, Exhibit 13
period 2012-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2013-03-29
CIK 803164

ChoiceOne Fiancial Services Inc. ,10-K

Exhibit 13

ChoiceOne Financial Services, Inc.

2012

Annual Report to Shareholders

ChoiceOne Financial Services, Inc.

2012 Annual Report to Shareholders

ChoiceOne Financial Services, Inc.

To Our Shareholders

This 2012 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the “SEC”) require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2012 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2012 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2012, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

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

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 62%, 67%, and 69% of total revenues in 2012, 2011, and 2010, respectively. Interest from securities accounted for 12%, 11%, and 10% of total revenues in 2012, 2011, and 2010, respectively.

Stock Information

Several brokers trade ChoiceOne’s common shares in the over-the-counter bulletin board market. There is no well-established public trading market for the shares and trading activity is infrequent. ChoiceOne’s trading volume and recent share price information can be viewed under the symbol ‘COFS.OB’ on certain financial websites.

The range of high and low bid prices for shares of common stock for each quarterly period during the past two years is as follows:

	2012		2011
	Low	High	Low	High
First Quarter	$11.25	$14.14	$11.00	$20.00
Second Quarter	13.01	15.38	10.50	13.00
Third Quarter	13.50	16.50	10.60	12.75
Fourth Quarter	14.30	15.50	10.26	12.50

The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. As of February 28, 2013, the average bid price for shares of ChoiceOne common stock was $16.05.

As of February 28, 2013, there were 3,299,120 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. As of February 28, 2013, there were 777 shareholders of record of ChoiceOne Financial Services, Inc. common stock.

The following table summarizes cash dividends declared per share of common stock during 2012 and 2011:

	2012	2011
First Quarter	$0.12	$0.12
Second Quarter	0.12	0.12
Third Quarter	0.13	0.12
Fourth Quarter	0.13	0.12
Total	$0.50	$0.48

ChoiceOne’s principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current banking regulations. See Note 21 to the consolidated financial statements for a description of these restrictions. Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2013, although the amount of the quarterly dividends will be dependent on market conditions and ChoiceOne’s requirements for cash and capital, among other things.

ChoiceOne Financial Services, Inc.

Selected Financial Data

(Dollars in thousands, except per share data)

	2012	2011	2010	2009	2008
For the year
Net interest income	$17,675	$17,922	$16,995	$15,996	$15,331
Provision for loan losses	2,515	3,700	3,950	4,875	3,475
Noninterest income	6,889	6,139	5,569	5,421	4,083
Noninterest expense	16,444	15,788	15,249	15,259	14,711
Income before income taxes	5,605	4,573	3,365	1,283	1,228
Income tax expense/(benefit)	1,343	1,060	654	(195)	(207)
Net income	4,262	3,513	2,711	1,478	1,435
Cash dividends declared	1,648	1,578	1,572	1,563	2,202

Per share
Basic earnings	$1.29	$1.07	$0.83	$0.45	$0.44
Diluted earnings	1.29	1.07	0.83	0.45	0.44
Cash dividends declared	0.50	0.48	0.48	0.48	0.68
Shareholders’ equity (at year end)	18.35	17.58	16.56	16.21	16.08

Average for the year
Securities	$129,337	$104,986	$86,437	$76,934	$85,086
Gross loans	307,639	317,271	315,031	320,328	326,420
Deposits	408,785	396,474	374,274	347,007	347,190
Federal Home Loan Bank advances	6,130	8,461	16,477	28,857	38,803
Shareholders’ equity	59,431	56,098	54,012	53,115	53,411
Assets	500,636	486,478	469,484	453,876	465,741

At year end
Securities	$138,242	$118,025	$94,979	$78,987	$81,941
Gross loans	311,468	320,127	316,940	322,716	325,977
Deposits	424,199	403,365	389,884	365,010	346,998
Federal Home Loan Bank advances	420	8,447	8,473	21,980	39,957
Shareholders’ equity	60,506	57,904	54,313	52,926	52,185
Assets	508,913	495,914	480,524	465,915	463,551

Selected financial ratios
Return on average assets	0.85%	0.72%	0.58%	0.33%	0.31%
Return on average shareholders’ equity	7.17	6.26	5.02	2.78	2.69
Cash dividend payout as a percentage of net income	38.67	44.92	57.99	105.75	153.45
Shareholders’ equity to assets (at year end)	11.89	11.68	11.30	11.36	11.26

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

Critical Accounting Policies And Estimates

The purpose of this section of the 2012 Annual Report to Shareholders is to provide a narrative discussion about the Company’s financial condition and results of operations during 2012. Management’s discussion and analysis of financial condition and results of operations as well as disclosures found elsewhere in the 2012 Annual Report to Shareholders are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the market value of securities, allowance for loan losses and loan servicing rights. Actual results could differ from those estimates.

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

Management performed its annual review of goodwill as of June 30, 2012. ChoiceOne engaged an outside consulting firm to assist in the goodwill impairment analysis. The following steps were used in the valuation: determination of the reporting unit, determination of the appropriate standard of value, determination of the appropriate level of value, calculation of fair value, and comparison of the fair value computed to the equity carrying value. It was determined that the relevant reporting unit to be valued was ChoiceOne Bank. The standard of value used in the valuation was fair value as determined by generally accepted accounting principles. The appropriate level of value was determined to be the controlling interest level. The appraisal methodology used to calculate the fair value included the following valuation approaches:

Income Approach: A discounted cash flow value was calculated based on earnings capacity. The discount rate used for the calculation was 12.50%. The growth assumption for assets was 1.8% for the first year and 2.0% in subsequent years. In addition, it was assumed that cost savings of 20% of noninterest expense would occur as a result of synergies and cost reductions from a change in control.

Market Approach: The analysis was based on price-to-earnings multiples, price-to-tangible book value ratios, and core deposit premiums for selected bank sale transactions.

The Asset Approach was also an approach reviewed, but it was not used in determining the fair value since it did not render a control level indication of value. The results from the valuation approaches were used to calculate an estimate of the fair value of ChoiceOne’s equity. The fair value was compared to the carrying value of equity to determine whether the Step 1 test under generally accepted accounting principles that govern the valuation of goodwill was passed. The goodwill analysis determined that the fair value of ChoiceOne’s equity exceeded the carrying value by 10.8%. Based on this assessment, management believed that there was no indication of goodwill impairment.

Taxes

Income taxes include both a current and deferred portion. Deferred tax assets and liabilities are recorded to account for differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. Generally accepted accounting principles require that deferred tax assets be reviewed to determine whether a valuation allowance should be established using a “more likely than not” standard. Based on its review of ChoiceOne’s deferred tax assets as of December 31, 2012, management determined that a valuation allowance of $89,000 was necessary.

RESULTS OF OPERATIONS

Summary

(Dollars in thousands)	Year ended December 31
	2012	2011	2010
Net interest income	$17,675	$17,922	$16,995
Provision for loan losses	(2,515)	(3,700)	(3,950)
Noninterest income	6,889	6,139	5,569
Noninterest expense	(16,444)	(15,788)	(15,249)
Income tax expense	(1,343)	(1,060)	(654)
Net income	$4,262	$3,513	$2,711

	2012	2011	2010
Return on average assets	0.85%	0.72%	0.58%
Return on average equity	7.17%	6.26%	5.02%

Net income for 2012 was $4,262,000, which represented a $749,000 or 21% increase from 2011. The growth in net income resulted from an increase in noninterest income and a decrease in the provision for loan losses, which was partially offset by a decrease in net interest income and an increase in noninterest expense in 2012 compared to 2011. The increase in noninterest income was due primarily to increases in gains on sales of loans and gains on sales of securities. The decrease in the provision for loan losses resulted from lower net charge-offs in 2012 than in 2011. The decrease in net interest income was primarily due to a lower average rate on average earning assets resulting in a decrease in ChoiceOne’s net interest spread in 2012 compared to the prior year. The increase in noninterest expense was due to higher salaries and benefits, data processing, professional fees, and other noninterest expense as well as smaller increases in other expense categories in 2012 compared to the prior year offset by decreases in supplies and postage and FDIC insurance expenses.

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

Dividends

Cash dividends of $1,648,000 or $0.50 per common share were declared in 2012, compared to $1,578,000 or $0.48 per common share in 2011 and $1,572,000 or $0.48 per common share in 2010. Dividends declared were $0.13 per share for the last two quarters and $0.12 per share for the first two quarters in 2012. Dividends declared were $0.12 for each quarter in 2011 and 2010. The dividend yield on ChoiceOne’s common stock was 3.53% in 2012, compared to 4.05% in 2011 and 4.79% in 2010. The cash dividend payout as a percentage of net income was 39% in 2012, compared to 45% in 2011 and 58% in 2010.

ChoiceOne’s principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2013 to shareholders based on the actual earnings of the Bank, although the amount of the quarterly dividends will be dependent on market conditions and ChoiceOne’s requirements for cash and capital, among other things.

Table 1 – Average Balances and Tax-Equivalent Interest Rates

(Dollars in thousands)

	Year ended December 31
	2012			2011			2010
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Loans (1) (2)	$307,639	$16,891	5.49%	$317,271	$18,417	5.80%	$315,031	$19,103	6.06%
Taxable securities (3)	90,783	1,958	2.16	71,871	1,789	2.49	50,997	1,460	2.86
Tax-exempt securities (1)	38,554	2,053	5.32	33,115	1,913	5.78	35,440	2,110	5.95
Other	10,021	25	0.25	8,426	20	0.25	6,498	22	0.34
Interest-earning assets	446,997	20,927	4.68	430,683	22,139	5.14	407,966	22,695	5.56
Noninterest-earning assets (4)	53,639			55,795			61,518
Total assets	$500,636			$486,478			$469,484

Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$136,118	364	0.27%	$124,575	541	0.43%	$108,522	553	0.51%
Savings deposits	50,252	59	0.12	45,698	51	0.11	40,534	80	0.20
Certificates of deposit	138,805	1,664	1.20	153,494	2,364	1.54	160,390	3,281	2.05
Advances from FHLB	6,130	271	4.42	8,461	307	3.63	16,477	748	4.54
Other	22,282	186	0.83	21,179	290	1.37	19,273	304	1.58
Interest-bearing liabilities	353,587	2,544	0.72	353,407	3,553	1.01	345,196	4,966	1.44
Demand deposits	83,810			72,707			64,828
Other noninterest-bearing liabilities	3,808			4,266			5,448
Total liabilities	441,205			430,380			415,472
Shareholders’ equity	59,431			56,098			54,012
Total liabilities and shareholders’ equity	$500,636			$486,478			$469,484

Net interest income (tax-equivalent basis) – interest spread		18,383	3.96%		18,586	4.13%		17,729	4.12%
Tax-equivalent adjustment (1)		(708)			(664)			(734)
Net interest income		$17,375			$17,922			$16,995
Net interest income as a percentage of earning assets (tax-equivalent basis)			4.11%			4.32%			4.35%

(1)	Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.
(2)	Interest on loans included net origination fees charged on loans of approximately $885,000, $831,000, and $751,000 in 2012, 2011, and 2010, respectively.
(3)	Interest on taxable securities includes dividends on Federal Home Loan Bank and Federal Reserve Bank stock.
(4)	Noninterest-earning assets include loans on a nonaccrual status, which averaged approximately $4,364,000, $6,256,000, and $10,286,000 in 2012, 2011, and 2010, respectively.

Net Interest Income

As shown in Tables 1 and 2, tax-equivalent net interest income decreased $203,000 in 2012 compared to 2011. The decrease was attributed to a 46 basis point decline in the average rate on interest bearing assets offset by a 29 basis point decline in average interest bearing liabilities. The effect of the reduction in ChoiceOne’s net interest spread was partially offset by growth of $16.3 million in average interest-earning assets in 2012 compared to 2011.

The average balance of loans increased $9.6 million in 2012 compared to 2011. Combined with a 31 basis point decrease in the average rate earned on loans, interest income on loans declined $1,526,000 in 2012 compared to the prior year. The average balance of total securities increased by $24.4 million in 2012 compared to 2011. This growth in the average balance, partially offset by a lower average rate earned on securities, caused interest income from securities to increase $169,000 in 2012 compared to the prior year. A small increase in the average balance of other interest-earning assets resulted in an increase of $5,000 in 2012 compared to 2011. As average loans experienced a decline in 2012 compared to 2011, growth in securities was ChoiceOne’s method to achieve growth in earning assets in 2012.

The average balance of interest-bearing demand deposits increased $11.5 million in 2012 compared to 2011. The effect of this increase, offset by a 16 basis point decline in the average rate paid, caused interest expense to be $177,000 lower in 2012 than in the prior year. The effect of $4.6 million of growth in average savings deposits caused an $8,000 increase in interest expense in 2012 compared to the prior year. The average balance of certificates of deposit was $14.7 million lower in 2012 than in the prior year. Approximately $12.1 million of the certificates of deposit decline was related to certificates from ChoiceOne’s local markets, while the remaining $2.6 million resulted from a lower level of brokered certificates. The average balance decrease plus the effect of a 34 basis point decline in the average rate paid caused interest expense on certificates of deposit to fall $700,000 in 2012 compared to 2011. A $2.3 million decrease in the average balance of Federal Home Loan Bank advances, partially offset by a 79 basis point increase in the average rate paid, caused interest expense to decline $36,000 in 2012 compared to the prior year. The increase in the rate paid on FHLB advances in 2012 compared to 2011 was caused by the payoff of a $3 million advance with an interest rate of 2.54% in June 2012. Interest expense on other interest-bearing liabilities fell $104,000 in 2012 compared to 2011 due to a reduction of 54 basis points in the average interest rate paid, which was partially offset by a $1.1 million increase in the average balance. The growth experienced in interest-bearing demand deposits and savings deposits was primarily due to depositors choosing the liquidity and safety afforded by this type of deposit as compared to certificates of deposit or nonbank investments.

ChoiceOne’s net interest income spread was 3.96% (shown in Table 1) for 2012, compared to 4.13% in 2011. The average yield received on interest-earning assets in 2012 decreased 46 basis points to 4.68% while the average rate paid on interest-bearing liabilities in 2012 fell 29 basis points to 0.72%. The decline in general market interest rates in both 2011 and 2012 caused the reduction in rates for both assets and liabilities in the two time periods.

Table 2 – Changes in Tax-Equivalent Net Interest Income

(Dollars in thousands)

	Year ended December 31
	2012 Over 2011			2011 Over 2010
	Total	Volume	Rate	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$(1,526)	$(548)	$(978)	$(686)	$135	$(821)
Taxable securities	169	429	(260)	329	538	(209)
Tax-exempt securities (2)	140	297	(157)	(197)	(136)	(61)
Other	5	4	1	(2)	(30)	28
Net change in tax-equivalent income	(1,212)	182	(1,394)	(556)	507	(1,063)

Increase (decrease) in interest expense (1)
Interest-bearing demand deposits	(177)	46	(223)	(12)	76	(88)
Savings deposits	8	5	3	(29)	9	(38)
Certificates of deposit	(700)	(211)	(489)	(917)	(136)	(781)
Advances from Federal Home Loan Bank	(36)	(95)	59	(441)	(312)	(129)
Other	(104)	15	(119)	(14)	28	(42)
Net change in interest expense	(1,009)	(240)	(769)	(1,413)	(335)	(1,078)
Net change in tax-equivalent
net interest income	$(203)	$422	$(625)	$857	$842	$15

(1)	The volume variance is computed as the change in volume (average balance) multiplied by the previous year’s interest rate. The rate variance is computed as the change in interest rate multiplied by the previous year’s volume (average balance). The change in interest due to both volume and rate has been allocated to the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(2)	Interest on tax-exempt securities and loans has been adjusted to a fully tax-equivalent basis using an incremental tax rate of 34% for the years presented.

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

Allowance and Provision For Loan Losses

Information regarding the allowance and provision for loan losses can be found in Table 3 below:

Table 3 – Provision and Allowance For Loan Losses

(Dollars in thousands)

	2012	2011	2010	2009	2008
Allowance for loan losses at beginning of year	$5,213	$4,729	$4,322	$3,600	$3,600

Charge-offs:
Agricultural	—	45	—	—	—
Commercial and industrial	405	228	765	1,558	1,193
Real estate - commercial	869	1,357	1,523	1,218	816
Real estate - construction	—	—	—	14	—
Real estate - residential	887	1,677	1,152	1,369	1,252
Consumer	338	361	444	535	567
Total	2,499	3,668	3,884	4,694	3,828

Recoveries:
Agricultural	5	10	—	—	—
Commercial and industrial	61	32	68	102	60
Real estate - commercial	224	89	16	58	35
Real estate - construction	—	—	—	29	—
Real estate - residential	119	104	27	106	6
Consumer	214	217	230	246	252
Total	623	452	341	541	353

Net charge-offs	1,876	3,216	3,543	4,153	3,475

Provision for loan losses	2,515	3,700	3,950	4,875	3,475

Allowance for loan losses at end of year	$5,852	$5,213	$4,729	$4,322	$3,600

Allowance for loan losses as a percentage of:
Total loans as of year end	1.88%	1.63%	1.49%	1.34%	1.10%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	86%	78%	56%	31%	39%
Ratio of net charge-offs to average total loans outstanding during the year	0.61%	1.01%	1.12%	1.30%	1.06%
Loan recoveries as a percentage of prior year’s charge-offs	17%	12%	7%	14%	15%

As shown in Table 3, the provision for loan losses was $1,185,000 lower in 2012 than in 2011. The reduction in the provision level resulted from a decrease of $1,341,000 in net charge-offs experienced in 2012 compared to 2011. Net charge-offs of residential real estate loans declined $805,000 and net charge-offs of commercial real estate loans decreased $623,000 in 2012 compared to 2011, while net charge-offs of commercial and industrial loans increased $148,000. Agricultural loans and consumer loans net charge-offs both decline slightly in 2012 compared to 2011. Management believes that the lower net charge-off levels are due in part to the improving economy in the bank’s market areas. The allowance for loan losses as a percentage of total loans increased from 1.63% as of the end of 2011 to 1.88% as of the end of 2012. The coverage ratio of the allowance for loan losses to nonperforming loans increased from 78% as of December 31, 2011 to 86% as of December 31, 2012. This was due to growth of $639,000 in the allowance balance during 2012. ChoiceOne had $700,000 of specific allowance allocations for problem loans as of the end of 2012, compared to $431,000 as of the prior year end. Special allowance amounts have been allocated where the fair values of loans were considered to be less than their carrying values. ChoiceOne obtains valuations on collateral dependent loans when the loan is considered by management to be impaired and uses the valuation amounts in the determination of fair value. Management believes the specific reserves allocated to certain problem loans at the end of 2012 and 2011 were reasonable based on the circumstances surrounding each particular borrower.

The following schedule presents an allocation of the allowance for loan losses to the various loan categories as of the years ended December 31:

(Dollars in thousands)

	2012	2011	2010	2009	2008
Agricultural	$140	$55	$181	$124	$242
Commercial and industrial	381	609	641	735	616
Real estate - commercial	2,596	2,299	1,729	1,546	996
Real estate - construction	15	34	2	3	5
Real estate - residential	1,923	1,847	1,554	1,590	1,124
Consumer	250	197	243	306	351
Unallocated	547	172	379	18	266

Total allowance for loan losses	$5,852	$5,213	$4,729	$4,322	$3,600

The increase in the allowance allocation to agricultural loans was due in part to weather conditions that affected certain agricultural borrowers in 2012. The decrease in the allowance allocation to commercial and industrial loans and the increase in the allocation to commercial real estate loans were based on the perceived risk level in these loan categories.

Management maintains the allowance at a level that it believes adequately provides for losses inherent in the loan portfolio. Such losses are estimated by a variety of factors, including specific examination of certain borrowing relationships and consideration of historical losses incurred on certain types of credits. Current economic conditions and declining collateral values affect loss estimates. Management focuses on early identification of problem credits through ongoing reviews by management and the independent loan review function. Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2012 is adequate. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank’s management and adjusted as necessary.

Noninterest Income

Total noninterest income increased $750,000 in 2012 compared to 2011. Customer service charges decreased $89,000 in 2012 compared to the prior year as lower income from overdraft fees was partially offset by growth in debit card interchange fees. Gains on sales of loans grew $962,000 in 2012 compared to 2011 as proceeds from loan sales totaled $46 million in 2012 compared to $27 million in 2011. An increase of $290,000 in gains on sales of securities was caused by sales of $9.4 million of securities in 2012 compared to $3.3 million in the prior year. Losses on sales of other assets were $387,000 higher in 2012 than in the prior year as write-downs of values of other real estate properties and losses on sales of properties were more in 2012 than in 2011. Earnings on life insurance policies were $93,000 higher in 2012 than the prior year as a result of a death benefit received. The $158,000 decrease in other noninterest income in 2012 compared to 2011 was primarily due to lower ATM surcharge fees.

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

Noninterest Expense

Total noninterest expense increased $656,000 in 2012 compared to 2011. Salaries and benefits increased $525,000 in 2012 compared to the prior year as a result of higher commission expense related to mortgage originations, performance bonuses, and supplemental retirement expense. Data processing expense was $112,000 higher in 2012 than in 2011 due to higher software maintenance costs. Professional fees grew $94,000 higher in 2012 than in 2011 due to increased use of outside consultants. Supplies and postage expense was $87,000 lower in 2012 than in 2011 as a result of postage savings from increased electronic statement usage. The $52,000 increase in advertising and promotional expense in 2012 compared to the prior year was caused by higher radio and television advertising and website development expenses. FDIC insurance expense declined $111,000 in 2012 compared to 2011 due to a change in the insurance assessment base beginning in the second quarter of 2011.

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

Income Taxes

Income taxes were $1,343,000 in 2012, compared to tax expense of $1,060,000 in 2011 and a tax expense of $654,000 in 2010. The increase in income tax expense from 2010 to 2011 and from 2011 to 2012 was caused by higher income before income tax compared to the prior year in 2011 and 2012. In addition, the portion of income before income tax comprised of nontaxable income declined in both 2011 and 2012, which caused the effective tax rate to be higher.

Financial Condition

Summary

Total assets were $508.9 million as of December 31, 2012, which represented an increase of $13.0 million or 3% from the end of 2011. Securities available for sale increased $20.2 million during 2012 as management purchased securities to use funds that were provided by a decline in loans and deposit growth. Loans declined $8.7 million in 2012 with most of the decrease occurring in commercial real estate and agricultural loans. Total deposits grew $20.8 million in 2012 due to increases in checking and savings deposits, which were partially offset by a decrease in local and brokered certificates of deposit.

Securities

The Bank’s securities available for sale balances as of December 31 were as follows:

(Dollars in thousands)

	2012	2011
U.S. Government and federal agency	$40,268	$40,413
U.S. Treasury notes and bonds	7,398	—
State and municipal	64,678	54,499
Mortgage-backed	12,526	9,780
Corporate	6,712	6,011
Foreign debt	1,001	—
FDIC-guaranteed financial institution debt	—	2,038
Equity securities	1,909	1,535
Total	$134,492	$114,276

The securities available for sale portfolio increased $20.2 million from December 31, 2011 to December 31, 2012. ChoiceOne purchased $69.6 million of securities during 2012 to replace securities that matured or were called and to provide growth in earning assets. Approximately $34.9 million in various securities were called or matured in 2012. Principal payments for municipal and mortgage-backed securities totaling $4.2 million were received during 2012. Various securities totaling approximately $9.4 million were sold during 2012 for net gains totaling $419,000. The Bank’s Investment Committee continues to monitor the portfolio and purchases securities as it considers prudent. Also, certain securities are sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding.

State and municipal securities as of the end of 2011 included a security that matured on September 1, 2009 and was not redeemed by the issuer. A principal payment of $29,000 was received in October 2009 on the par value of $500,000. Impairment losses totaling $141,000 had been recorded in 2009 and 2010 due to uncertainty as to when or how much principal repayment would be received. Settlement was reached with the security’s issuer in December 2011 and ChoiceOne received the remaining carrying value of the security in the first quarter of 2012.

Equity securities included a money market preferred security (MMP) of $1,000,000, a trust preferred security of $500,000, preferred stock of $263,000, and common stock of $146,000 as of December 31, 2012 and an MMP of $768,000, a trust preferred security of $500,000, and preferred stock of $267,000 as of December 31, 2011.

Management will continue to monitor its securities in 2013. Securities may be sold if believed prudent from a risk standpoint.

Loans

The Bank’s loan portfolio as of December 31 was as follows:

(Dollars in thousands)

	2012	2011
Agricultural	$31,791	$38,929
Commercial and industrial	67,365	58,685
Consumer	19,367	18,657
Real estate - commercial	93,312	106,250
Real estate - construction	1,056	1,169
Real estate - residential	98,577	96,437
Total loans	$311,468	$320,127

The loan portfolio (excluding loans held for sale) decreased $8.7 million from December 31, 2011 to December 31, 2012. Economic concerns in ChoiceOne’s market areas continued to affect loan demand in 2012. The decline in agricultural loans was caused by increased competition for this type of loan as well as the impact of weather conditions in the second quarter of 2012. The growth in commercial and industrial loans resulted from calling efforts by ChoiceOne’s loan officers. Commercial real estate loans continued to be affected by reduced real estate collateral values in 2012. The increase in residential real estate loans resulted from management’s decision to hold certain longer term fixed-rates loans in portfolio instead of selling them in the secondary market.

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

The balances of these nonperforming loans as of December 31 were as follows:

(Dollars in thousands)

	2012	2011
Loans accounted for on a nonaccrual basis	$2,331	$4,155
Loans contractually past due 90 days or more as to principal or interest payments	30	70
Loans considered troubled debt restructurings which are not included above	4,405	2,448
Total	$6,766	$6,673

Nonaccrual loans included $94,000 in agricultural loans, $220,000 in commercial and industrial loans, $33,000 in consumer loans, $1,230,000 in commercial real estate loans, and $754,000 in residential real estate loans as of December 31, 2012. Nonaccrual loans included $26,000 in agricultural loans, $143,000 in commercial and industrial loans, $22,000 in consumer loans, $2,790,000 in commercial real estate loans, and $1,174,000 in residential real estate loans as of December 31, 2011. The decreases in nonaccrual loans in 2012 were caused by charge-offs, transfers to other real estate owned, and payments received on loans. Loans considered troubled debt restructurings which were not on a nonaccrual basis and were not 90 days or more past due as to principal or interest payments consisted of $72,000 in agricultural loans, $32,000 in consumer loans, $2,581,000 in commercial real estate loans, and $1,720,000 in residential real estate loans at December 31, 2012, compared to $1,197,000 in commercial real estate loans and $1,251,000 of residential real estate loans at December 31, 2011. Troubled debt restructurings consist of loans where the terms have been modified to assist the borrowers in making their payments. The modifications can include capitalization of interest onto the principal balance, reduction in interest rate, and extension of the loan term.

Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers’ abilities to comply with the original loan terms. These loans totaled $14.2 million as of December 31, 2012, compared to $22.4 million as of December 31, 2011.

Deposits and Other Funding Sources

The Bank’s deposit balances as of December 31 were as follows:

(Dollars in thousands)

	2012	2011
Noninterest-bearing demand deposits	$101,861	$78,263
Interest-bearing demand deposits	66,569	64,498
Money market deposits	60,806	63,007
Savings deposits	63,406	46,737
Local certificates of deposit	130,057	144,983
Brokered certificates of deposit	1,500	5,877
Total deposits	$424,199	$403,365

Total deposits increased $20.8 million from December 31, 2011 to December 31, 2012. Local deposits grew $25.2 million while brokered certificates of deposit declined $4.4 million during 2012. Management believes that the local deposit growth was due in part to the attractiveness of FDIC-guaranteed deposits in contrast to the uncertainty of alternative investments. Deposit growth also resulted from new product offerings and calling efforts on business and municipal clients. Management believes that some of the local certificate of deposit decrease consisted of transfers into the other interest-bearing deposit accounts since the liquidity obtained offset the relatively small difference in the interest rate paid.

Securities sold under agreements to repurchase decreased $2.3 million during 2012. The reduction was due to a maturity of a $5 million structured repurchase agreement with a correspondent bank, which was partially offset by growth in sweep repurchase accounts used by the Bank’s local customers. Advances from the Federal Home Loan Bank of Indianapolis decreased $8.0 million in 2012 due to maturities and payments on advances. A blanket collateral agreement covering residential real estate loans was pledged against all outstanding advances at the end of 2012. Approximately $46 million of additional advances were available as of December 31, 2012 based on the collateral pledged.

In 2013, management will continue to focus its marketing efforts toward growth in local deposits. If local deposit growth is insufficient to support asset growth, management believes that advances from the FHLB, repurchase agreements and brokered certificates of deposit can address corresponding funding needs.

Shareholders’ Equity

Total shareholders’ equity increased $2.6 million from December 31, 2011 to December 31, 2012. The growth in equity resulted from the retention of earnings in 2012 as net income exceeded dividends paid by $2.6 million. Funds provided by issuances of common stock were offset by a small decrease in other comprehensive income in 2012.

Note 21 to the consolidated financial statements presents regulatory capital information for the Bank at the end of 2012 and 2011. All three capital ratios presented increased in 2012 as a result of more growth in capital than assets during the year. Management will monitor these capital ratios closely during 2013 as they relate to asset growth and earnings retention. ChoiceOne’s Board of Directors and management do not plan to allow capital to decrease below those levels necessary to be considered “well capitalized” by regulatory guidelines. The Board of Directors and management believe that ChoiceOne’s capital level as of December 31, 2012 is adequate for the foreseeable future.

Table 4 – Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne’s contractual obligations at December 31, 2012:

(Dollars in thousands)

	Payment Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Time deposits	$131,557	$86,086	$32,117	$12,819	$535
Repurchase agreements	19,572	19,572	—	—	—
Advances from Federal Home Loan Bank	420	28	60	64	268
Operating leases	36	36	—	—	—
Other obligations	1,027	71	171	191	594
Total	$152,612	$105,793	$32,348	$13,074	$1,397

Liquidity and Interest Rate Risk

Net cash from operating activities was $9.6 million for 2012 compared to $12.5 million for 2011. Lower proceeds from sales of other real estate owned and net changes in other assets and liabilities contributed to the change in 2012. Cash used in investing activities was $16.6 million in 2012 compared to $31.1 million in 2011. The decrease was caused by a reduction in loan balances in 2012 in contrast to growth in 2011. Cash flows from financing activities were $8.9 million in 2012 compared to $11.6 million in the prior year. A higher level of maturities and payments on Federal Home Loan Bank advances and a decline in the balance of repurchase agreements was partially offset by more growth in deposits in 2012 than in 2011.

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

Management believes that the current level of liquidity is sufficient to meet the Bank’s normal operating needs. This belief is based upon the availability of deposits from both the local and national markets, maturities of securities, normal loan repayments, income retention, federal funds purchased lines from correspondent banks, and advances available from the FHLB. Liquidity risk deals with ChoiceOne’s ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at four of the Bank’s correspondent banks. As of December 31, 2012, the amount of federal funds available for purchase from the Bank’s correspondent banks totaled approximately $33 million. ChoiceOne had no federal funds purchased at the end of 2012 or 2011. The Bank also has a line of credit secured by ChoiceOne’s commercial loans with the Federal Reserve Bank of Chicago for $57 million, which is designated for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the FHLB, brokered certificates of deposit, and income retention. Approximately $46 million of borrowing capacity was available from the FHLB based on residential real estate loans pledged as collateral at year-end 2012. The acceptance of brokered certificates of deposit is not limited as long as the Bank’s capital to assets ratio is considered to be “well capitalized” under regulatory guidelines.

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

Table 5 – Maturities and Repricing Schedule

(Dollars in thousands)

	As of December 31, 2012
	0-3 Months	3-12 Months	1-5 Years	Over 5 Years	Total
Assets
Securities available for sale	$7,968	$27,957	$63,551	$35,016	$134,492
Federal Home Loan Bank stock	2,478	—	—	—	2,478
Federal Reserve Bank stock	—	—	—	1,272	1,272
Loans held for sale	1,874	—	—	—	1,874
Loans	109,286	88,979	103,628	9,575	311,468
Cash surrender value of life insurance policies	—	—	—	9,970	9,970
Rate-sensitive assets	121,606	116,936	167,179	55,833	461,554

Liabilities
Interest-bearing demand deposits	66,569	—	—	—	66,569
Money market deposits	60,806	—	—	—	60,806
Savings deposits	63,406	—	—	—	63,406
Certificates of deposit	37,801	47,956	45,265	535	131,557
Repurchase agreements	19,572	—	—	—	19,572
Advances from FHLB	7	21	125	267	420
Rate-sensitive liabilities	248,161	47,977	45,390	802	342,330
Rate-sensitive assets less rate-sensitive liabilities:
Asset (liability) gap for the period	$(126,555)	$68,959	$121,789	$55,031	$119,224
Cumulative asset (liability) gap	$(126,555)	$(57,596)	$64,193	$119,224

Under this method, the ALCO measures interest rate sensitivity by focusing on the one-year repricing gap. ChoiceOne’s ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 81% at December 31, 2012, compared to 80% at December 31, 2011. Table 5 above shows the entire balance of interest-bearing demand deposits, savings deposits, money market deposits, and overnight repurchase agreements in the shortest repricing term. Although these categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these liabilities. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a quarterly basis in 2013. As interest rates change during 2013, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne’s net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At December 31, 2012, management used a simulation model to subject its assets and liabilities up to an immediate 400 basis point increase. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of advances from the FHLB were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of immediate interest rate changes on both net interest income and shareholders’ equity.

Table 6 provides an illustration of hypothetical interest rate changes as of December 31, 2012 and 2011, respectively:

Table 6 – Sensitivity to Changes in Interest Rates

	2012
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
400 basis point rise	$17,057	-3%	$71,148	-15%
300 basis point rise	17,262	-2%	76,058	-9%
200 basis point rise	17,391	-2%	79,555	-5%
100 basis point rise	17,488	-1%	82,396	-2%
Base rate scenario	17,657	—%	83,731	—%
100 basis point decline	17,226	-2%	77,256	-8%
200 basis point decline	16,851	-5%	71,641	-14%
300 basis point decline	16,550	-6%	72,430	-13%
400 basis point decline	16,489	-7%	72,335	-14%

	2011
(Dollars in thousands)	Net Interest Income	Percent Change	Market Value of Equity	Percent Change
Change in Interest Rates
400 basis point rise	$18,346	+4%	$72,748	-12%
300 basis point rise	18,229	+3%	76,878	-7%
200 basis point rise	18,023	+2%	79,279	-4%
100 basis point rise	17,787	+1%	81,377	-1%
Base rate scenario	17,630	—%	82,249	—%
100 basis point decline	17,381	-1%	77,911	-5%
200 basis point decline	17,073	-3%	70,812	-14%
300 basis point decline	16,868	-4%	70,806	-14%
400 basis point decline	16,837	-4%	70,766	-14%

As of both December 31, 2012 and December 31, 2011, the Bank was within its guidelines for immediate rate shocks up and down for both net interest income and the market value of shareholders’ equity. The ALCO plans to continue to monitor the effect of changes in interest rates on both net interest income and shareholders’ equity and will make changes in the duration of its rate-sensitive assets and rate-sensitive liabilities where necessary.

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

Management assessed the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2012, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management’s assessment is based on the criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management has concluded that, as of December 31, 2012, its system of internal control over financial reporting was effective and meets the criteria of the “Internal Control – Integrated Framework.” This annual report is not required to include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting.

James A. Bosserd	Thomas L.
President and Chief Executive Officer	Lampen Treasurer

March 27, 2013	March 27, 2013

Plante & Moran, PLLC Suite 400 634 Front Avenue N.W. Grand Rapids, MI 49504 Tel: 616.774.8221 Fax: 616.774.0702 plantemoran.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
of ChoiceOne Financial Services, Inc.

We have audited the accompanying consolidated balance sheet of ChoiceOne Financial Services, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each year in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ChoiceOne Financial Services, Inc. as of December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each year in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Plante & Moran, PLLC

Grand Rapids, Michigan

March 27, 2013

ChoiceOne Financial Services, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

	December 31
	2012	2011
Assets
Cash and due from banks	$19,034	$17,125
Federal funds sold	—	—
Cash and cash equivalents	19,034	17,125

Securities available for sale (Note 2)	134,492	114,276
Federal Home Loan Bank stock	2,478	2,478
Federal Reserve Bank stock	1,272	1,271
Loans held for sale	1,874	1,262

Loans (Note 3)	311,468	320,127
Allowance for loan losses (Note 3)	(5,852)	(5,213)
Loans, net	305,616	314,914

Premises and equipment, net (Note 5)	12,121	12,080
Other real estate owned, net (Note 7)	2,019	1,934
Cash value of life insurance policies	9,970	9,834
Intangible assets, net (Note 6)	1,724	2,172
Goodwill (Note 6)	13,728	13,728
Other assets	4,585	4,840
Total assets	$508,913	$495,914

Liabilities
Deposits – noninterest-bearing (Note 8)	$101,861	$78,263
Deposits – interest-bearing (Note 8)	322,338	325,102
Total deposits	424,199	403,365

Repurchase agreements (Note 9)	19,572	21,869
Advances from Federal Home Loan Bank (Note 10)	420	8,447
Other liabilities (Notes 11 and 13)	4,216	4,329
Total liabilities	448,407	438,010

Shareholders’ Equity (Note 21)
Preferred stock; shares authorized: 100,000; shares outstanding: none	—	—
Common stock and paid-in capital, no par value; shares authorized: 7,000,000; shares outstanding: 3,298,081 in 2012 and 3,293,269 in 2011 (Note 14)	46,649	46,602
Retained earnings	11,501	8,887
Accumulated other comprehensive income, net (Note 16)	2,356	2,415
Total shareholders’ equity	60,506	57,904
Total liabilities and shareholders’ equity	$508,913	$495,914

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Years ended December 31
	2012	2011	2010
Interest income
Loans, including fees	$16,875	$18,398	$19,081
Securities
Taxable	1,958	1,789	1,460
Tax exempt	1,361	1,268	1,398
Other	25	20	22
Total interest income	20,219	21,475	21,961

Interest expense
Deposits	2,087	2,956	3,914
Advances from Federal Home Loan Bank	271	307	748
Other borrowings	186	290	304
Total interest expense	2,544	3,553	4,966

Net interest income	17,675	17,922	16,995
Provision for loan losses (Note 3)	2,515	3,700	3,950
Net interest income after provision for loan losses	15,160	14,222	13,045

Noninterest income
Customer service charges	3,365	3,454	3,160
Insurance and investment commissions	711	672	690
Gains on sales of loans (Note 4)	1,634	672	682
Gains on sales of securities (Note 2)	419	129	537
Loss on other than temporary impairment of securities (Note 2)	—	—	(94)
Gains (losses) on sales and write-downs of other assets (Note 7)	(358)	29	(432)
Earnings on life insurance policies	447	354	360
Other income	671	829	666
Total noninterest income	6,889	6,139	5,569

Noninterest expense
Salaries and benefits (Notes 13 and 14)	7,873	7,348	7,040
Occupancy and equipment (Note 5)	2,256	2,247	2,157
Data processing	1,852	1,740	1,651
Professional fees	887	793	675
Supplies and postage	430	517	497
Advertising and promotional	212	160	168
Intangible asset amortization (Note 6)	448	448	448
Loan and collection expense	589	575	678
FDIC insurance	377	488	641
Other expense	1,520	1,472	1,294
Total noninterest expense	16,444	15,788	15,249

Income before income tax	5,605	4,573	3,365
Income tax expense (Note 11)	1,343	1,060	654

Net income	$4,262	$3,513	$2,711

Basic earnings per common share (Note 15)	$1.29	$1.07	$0.83
Diluted earnings per common share (Note 15)	$1.29	$1.07	$0.83
Dividends declared per common share	$0.50	$0.48	$0.48

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	Years ended December 31
	2012	2011	2010
Net income	$4,262	$3,513	$2,711
Other comprehensive income, net of tax:
Unrealized holding gains on available for sale securities	240	1,615	419
Funded status of post-retirement benefit plan	(22)	(15)	(14)
	218	1,600	405
Less: Reclassification adjustment for gain recognized in earnings, net of tax (Note 2)	277	85	292
Other comprehensive income/(loss), net of tax	(59)	1,515	113

Comprehensive income	$4,203	$5,028	2,824

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands, except per share data)

	Number of Shares	Common Stock and Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income, Net	Total

Balance, January 1, 2010	3,265,714	$46,326	$5,813	$787	$52,926

Net income			2,711		2,711
Other comprehensive income				113	113
Shares issued	14,805	125			125
Shares cancelled	(4)	—			—
Change in ESOP repurchase obligation		(16)			(16)
Stock-based compensation		15			15
Effect of employee stock purchases		11			11
Cash dividends declared ($0.48 per share)			(1,572)		(1,572)

Balance, December 31, 2010	3,280,515	$46,461	$6,952	$900	$54,313

Net income			3,513		3,513
Other comprehensive income				1,515	1,515
Shares issued	12,754	127			127
Change in ESOP repurchase obligation		(1)			(1)
Stock-based compensation		5			5
Effect of employee stock purchases		10			10
Cash dividends declared ($0.48 per share)			(1,578)		(1,578)

Balance, December 31, 2011	3,293,269	$46,602	$8,887	$2,415	$57,904

Net income			4,262		4,262
Other comprehensive (loss)				(59)	(59)
Shares issued	9,812	123			123
Shares repurchased	(5,000)	(75)			(75)
Change in ESOP repurchase obligation		(12)			(12)
Effect of employee stock purchases		11			11
Cash dividends declared ($0.50 per share)			(1,648)		(1,648)

Balance, December 31, 2012	3,298,081	$46,649	$11,501	$2,356	$60,506

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years ended December 31
	2012	2011	2010
Cash flows from operating activities:
Net income	$4,262	$3,513	$2,711
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	2,515	3,700	3,950
Depreciation	900	944	903
Amortization	1,569	1,300	1,173
Compensation expense on stock options and employee purchases	11	15	26
Gains on sales of securities	(419)	(129)	(537)
Loss on other than temporary impairment of securities	—	—	94
Gains on sales of loans	(1,634)	(672)	(682)
Loans originated for sale	(44,889)	(25,685)	(28,816)
Proceeds from loan sales	45,622	26,611	28,088
Earnings on bank-owned life insurance	(447)	(354)	(360)
(Gains)/losses on sales of other real estate owned	(51)	(279)	(96)
Write-downs of other real estate owned	405	255	528
Proceeds from sales of other real estate owned	1,259	3,015	1,174
Deferred federal income tax expense/(benefit)	(132)	378	(163)
Net change in:
Other assets	667	2,391	875
Other liabilities	4	(2,458)	357
Net cash from operating activities	9,642	12,545	9,225

Cash flows from investing activities:
Sales of securities available for sale	9,369	3,310	6,059
Maturities, prepayments and calls of securities available for sale	39,098	18,687	22,271
Purchases of securities available for sale	(69,564)	(43,651)	(44,063)
Purchase of Federal Reserve Bank stock	(1)	(1)	—
Sale of Federal Home Loan Bank stock	—	411	—
Loan originations and payments, net	5,065	(9,375)	875
Proceeds from life insurance	311	—	—
Additions to premises and equipment	(921)	(499)	(1,510)
Net cash from investing activities	(16,643)	(31,118)	(16,368)

Cash flows from financing activities:
Net change in deposits	20,834	13,481	24,874
Net change in repurchase agreements	(2,297)	(380)	1,565
Proceeds from Federal Home Loan Bank advances	—	250	—
Payments on Federal Home Loan Bank advances	(8,027)	(276)	(13,525)
Issuance of common stock	123	127	125
Repurchase of common stock	(75)	—	—
Cash dividends	(1,648)	(1,578)	(1,572)
Net cash from financing activities	8,910	11,624	11,467

Net change in cash and cash equivalents	1,909	(6,949)	4,324
Beginning cash and cash equivalents	17,125	24,074	19,750
Ending cash and cash equivalents	$19,034	$17,125	$24,074

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,625	$3,608	$5,112
Cash paid for income taxes	1,425	765	285
Loans transferred to other real estate owned	1,718	2,972	1,358
Other real estate owned transferred to premises and equipment	20	—	—

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

Interest income on loans is reported on the interest method and includes amortization of net deferred loan fees and costs over the estimated loan term. Interest on loans is accrued based upon the principal balance outstanding. The accrual of interest is discontinued at the time at which commercial loans are 90 days past due unless the loan is secured by sufficient collateral and is in the process of collection. Interest on consumer or real estate secured loans is discontinued at the time at which the loan is 120 days past due unless the credit is secured by sufficient collateral and is in the process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed into nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful. Interest accrued but not received is reversed against interest income when the loans are placed into nonaccrual status. Interest received on such loans is applied to principal until qualifying for return to accrual. Loans are returned to accrual basis when all the principal and interest amounts contractually due are brought current and future payment is reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance is increased by the provision for loan losses and decreased by loans charged off less any recoveries of charged off loans. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance when management believes the collectability of a loan balance is not possible.

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

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Land is carried at cost. Land improvements are depreciated using the straight-line method with useful lives ranging from 7 to 15 years. Building and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Leasehold improvements are depreciated over the shorter of the estimated life or the lease term. Furniture and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years. Fixed assets are periodically reviewed for impairment. If impaired, the assets are recorded at fair value.

Other Real Estate Owned

Real estate properties acquired in the collection of a loan are initially recorded at the lower of our basis in the loans or fair value at acquisition establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses to repair or maintain properties are included within other noninterest expenses. Gains and losses upon disposition and changes in the valuation allowance are reported net within other noninterest income.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

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

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Cash Restrictions

Cash on hand or on deposit with the Federal Reserve Bank of $318,000 and $111,000 was required to meet regulatory reserve and clearing requirements at December 31, 2012 and 2011, respectively. The balance in excess of the amount required was interest-bearing as of December 31, 2012 and December 31, 2011.

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

Recent Accounting Pronouncements

During 2012, ChoiceOne adopted new guidance related to the presentation of comprehensive income in the financial statements. Among other changes, the new guidance eliminated the option to only present comprehensive income in the statement of equity. ChoiceOne has elected to report comprehensive income in a separate statement of comprehensive income that begins with net income. The change in presentation has been applied retrospectively and the 2011 and 2010 financial statements have been restated to conform to the new presentation method. Other than the change in presentation of comprehensive income and related disclosures, the new guidance did not have a material effect on the financial statements.

In 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“ASU 2011-02”). This update applies to all creditors, both public and non-public, and was introduced to provide clarification surrounding troubled debt restructurings (“TDR”). The primary characteristics that previously caused a restructuring to quality as a TDR still exist: (1) the restructuring constitutes a concession to the borrower and (2) the borrower is experiencing financial difficulties. The update provides additional details and examples to provide clarity surrounding these items. The update also prohibits the use of the effective interest rate test when determining whether the restructuring constitutes a concession. The update is effective for annual reporting periods ending on or after December 15, 2012 (therefore, December 31, 2012, for ChoiceOne). Lastly the disclosure requirements set forth by ASU 2010-20 regarding TDRs, and later deferred by ASU 2011-01 until December 31, 2012 for ChoiceOne, are included in Note 3. Other than the additional disclosures, these updates did not have a significant impact on the financial statements.

In 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”). This update to Fair Value Measurement (Topic 820) results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. The amendments in this update explain how to measure fair value. The do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. However, this update does require expanding disclosure related to the nature and significance of inputs that are used in estimating and measuring the fair value of financial instruments. The amendments in this update are to be applied prospectively and are effective for annual reporting periods beginning after December 15, 2011 (therefore, December 31, 2012, for ChoiceOne). This update did not have a significant impact on the financial statements.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”) to reduce the cost and complexity of testing indefinite-lived intangible assets for impairment. ASU 2012-02 gives an entity the option of first assessing qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Subtopic 350-30. An entity also has the option to bypass the qualitative assessment for any indefinite-lived asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. ASU 2012-02 is effective for fiscal years beginning after September 15, 2012 and early adoption is permitted. The adoption of ASU 2012-02 is not expected to have a material impact on ChoiceOne’s consolidated financial condition or results of operations.

Reclassifications

Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current year’s presentation.

Note 2 – Securities

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at December 31 were as follows:

	2012
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government and federal agency	$39,815	$455	$(2)	$40,268
U.S. Treasury notes and bonds	7,362	45	(9)	7,398
State and municipal	62,248	2,668	(238)	64,678
Mortgage-backed	12,218	308	—	12,526
Corporate	6,600	113	(1)	6,712
Foreign debt	1,000	1	—	1,001
Equity securities	1,902	12	(5)	1,909
Total	$131,145	$3,602	$(255)	$134,492

	2011
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government and federal agency	$39,829	$584	$—	$40,413
State and municipal	51,859	2,729	(89)	54,499
Mortgage-backed	9,511	276	(7)	9,780
Corporate	5,914	100	(3)	6,011
FDIC-guaranteed financial institution debt	2,010	28	—	2,038
Equity securities	1,751	16	(232)	1,535
Total	$110,874	$3,733	$(331)	$114,276

Information regarding sales of securities available for sale follows:

(Dollars in thousands)

	2012	2011	2010
Proceeds from sales of securities	$9,369	$3,310	$6,059
Gross realized gains	421	133	540
Gross realized losses	2	4	3
Loss on other than temporary impairment	—	—	94

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Contractual maturities of securities available for sale at December 31, 2012 were as follows:

(Dollars in thousands)	Fair Value
Due within one year	$31,817
Due after one year through five years	53,249
Due after five years through ten years	32,565
Due after ten years	2,426
Total debt securities	120,057
Mortgage-backed securities, not due at a specific date	12,526
Equity securities	1,909
Total	$134,492

Various securities were pledged as collateral for securities sold under agreements to repurchase. The carrying amount of securities pledged as collateral at December 31 was as follows:

(Dollars in thousands)

	2012	2011
Securities pledged for securities sold under agreements to repurchase	$27,085	$27,421

Securities with unrealized losses at year-end 2012 and 2011, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, were as follows:

(Dollars in thousands)	2012
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$1,997	$(2)	$—	$—	$1,997	$(2)
U.S. Treasury notes and bonds	2,187	(9)	—	—	2,187	(9)
State and municipal	7,623	(203)	811	(35)	8,434	(238)
Corporate	768	(1)	—	—	768	(1)
Equity securities	146	(5)	—	—	146	(5)
Total temporarily impaired	$12,721	$(220)	$811	$(35)	$13,532	$(255)

(Dollars in thousands)	2011
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipal	$2,938	$(28)	$1,245	$(61)	$4,183	$(89)
Mortgage-backed	2,045	(7)	—	—	2,045	(7)
Corporate	1,023	(3)	—	—	1,023	(3)
Equity securities	—	—	768	(232)	768	(232)
Total temporarily impaired	$6,006	$(38)	$2,013	$(293)	$8,019	$(331)

One municipal security with a fair value of $306,000 was considered to be other than temporarily impaired as of December 31, 2011. The issuer of the security defaulted upon its maturity of September 1, 2009. Impairment losses totaling $141,000 had been recorded through the end of 2010 due to uncertainty as to how much and when principal repayment would be received. Settlement was reached with the security’s issuer in December 2011 and the bond’s carrying value was reclassified from securities to other assets in January 2012 upon termination of the bond’s contractual agreement. ChoiceOne received the carrying value of the security in the second quarter of 2012.

ChoiceOne evaluates all securities on a quarterly basis to determine whether unrealized losses are temporary or other than temporary. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of ChoiceOne to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value. Management believed that unrealized losses as of December 31, 2012 were temporary in nature and were caused primarily by changes in interest rates, increased credit spreads, and reduced market liquidity and were not caused by the credit status of the issuer. No other than temporary impairments were recorded in 2012 or 2011.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 3 – Loans and Allowance for Loan Losses

The Bank’s loan portfolio as of December 31 was as follows:

(Dollars in thousands)

	2012	2011
Agricultural	$31,790	$38,929
Commercial and industrial	67,365	58,685
Consumer	19,367	18,657
Real estate – commercial	93,312	106,250
Real estate - construction	1,056	1,169
Real estate - residential	98,578	96,437
Loans, gross	311,468	320,127
Allowance for loan losses	(5,852)	(5,213)
Loans, net	$305,616	$314,914

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

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Activity in the allowance for loan losses and balances in the loan portfolio were as follows:

(Dollars in thousands)

	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Unallocated	Total
2012
Allowance for Loan Losses
Beginning balance	$55	$609	$197	$2,299	$34	$1,847	$172	$5,213
Charge-offs	—	(405)	(338)	(869)	—	(887)	—	(2,499)
Recoveries	5	61	214	224	—	119	—	623
Provision	80	116	177	942	(19)	844	375	2,515
Ending balance	$140	$381	$250	$2,596	$15	$1,923	$547	$5,852

Individually evaluated for impairment	$1	$112	$—	$449	$—	$138	$—	$700

Collectively evaluated for impairment	$139	$269	$250	$2,147	$15	$1,785	$547	$5,152

Loans
Individually evaluated for impairment	$166	$198	$32	$3,723	$—	$1,820		$5,939
Collectively evaluated for impairment	31,624	67,167	19,335	89,589	1,056	96,758		305,529
Ending balance	$31,790	$67,365	$19,367	$93,312	$1,056	$98,578		$311,468

2011
Allowance for Loan Losses
Beginning balance	$181	$641	$243	$1,729	$2	$1,554	$379	$4,729
Charge-offs	(45)	(228)	(361)	(1,357)	—	(1,677)	—	(3,668)
Recoveries	10	32	217	89	—	104	—	452
Provision	(91)	164	98	1,838	32	1,866	(207)	3,700
Ending balance	$55	$609	$197	$2,299	$34	$1,847	$172	$5,213

Individually evaluated for impairment	$—	$7	$—	$424	$—	$—	$—	$431

Collectively evaluated for impairment	$55	$602	$197	$1,875	$34	$1,847	$172	$4,782

Loans
Individually evaluated for impairment	$—	$163	$—	$2,758	$—	$1,580		$4,501
Collectively evaluated for impairment	38,929	58,522	18,657	103,492	1,169	94,857		315,626
Ending balance	$38,929	$58,685	$18,657	$106,250	$1,169	$96,437		$320,127

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Unallocated	Total
2010
Allowance for Loan Losses
Beginning balance	$124	$735	$306	$1,546	$3	$1,590	$18	$4,322
Charge-offs	—	(765)	(444)	(1,523)	—	(1,152)	—	(3,884)
Recoveries	—	68	230	16	—	27	—	341
Provision	57	603	151	1,690	(1)	1,089	361	3,950
Ending balance	$181	$641	$243	$1,729	$2	$1,554	$379	$4,729

Individually evaluated for impairment	$—	$50	$—	$531	$—	$—	$—	$581
Collectively evaluated for impairment	$181	$591	$243	$1,198	$2	$1,554	$379	$4,148

Loans
Individually evaluated for impairment	$39	$272	$—	$3,529	$—	$2,733		$6,573
Collectively evaluated for impairment	29,642	55,675	16,709	112,822	853	94,666		310,367
Ending balance	$29,681	$55,947	$16,709	$116,351	$853	$97,399		$316,940

The process to monitor the credit quality of ChoiceOne’s loan portfolio includes tracking (1) the risk ratings of business loans, (2) the level of classified business loans, and (3) delinquent and nonperforming consumer loans. Business loans are risk rated on a scale of 1 to 8. A description of the characteristics of the ratings follows:

Risk ratings 1 and 2: These loans are considered pass credits. They exhibit good to exceptional credit risk and demonstrate the ability to repay the loan from normal business operations.

Risk rating 3: These loans are considered pass credits. They exhibit acceptable credit risk and demonstrate the ability to repay the loan from normal business operations.

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

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Information regarding the Bank’s credit exposure as of December 31 was as follows:

(Dollars in thousands)

Corporate Credit Exposure - Credit Risk Profile By Creditworthiness Category

	Agricultural		Commercial and Industrial		Commercial Real Estate
	2012	2011	2012	2011	2012	2011
Risk ratings 1 and 2	$8,615	$6,486	$9,040	$4,149	$2,711	$6,403
Risk rating 3	16,173	20,211	43,549	30,109	45,295	45,034
Risk rating 4	5,040	9,499	13,417	21,993	30,223	33,462
Risk rating 5	1,939	2,672	855	1,669	7,847	14,313
Risk rating 6	19	57	361	680	6,960	5,009
Risk rating 7	4	4	143	85	276	2,029
	$31,790	$38,929	$67,365	$58,685	$93,312	$106,250

Consumer Credit Exposure - Credit Risk Profile Based On Payment Activity

	Consumer		Construction Real Estate		Residential Real Estate
	2012	2011	2012	2011	2012	2011
Performing	$19,334	$18,634	$1,056	$1,169	$98,018	$95,732
Nonperforming	33	23	—	—	560	705
	$19,367	$18,657	$1,056	$1,169	$98,578	$96,437

The following schedule provides information on loans that were considered troubled debt restructurings (“TDRs”) that were modified during the twelve months ended December 31, 2012 and December 31, 2011:

	December 31, 2012			December 31, 2011
(Dollars in thousands)	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Agricultural	1	$72	$72	—	$—	$—
Commercial and industrial	2	159	149	1	48	48
Consumer	1	32	32	—	—	—
Commercial real estate	5	1,990	1,990	7	1,789	1,789
Residential real estate	3	353	353	5	639	639
	12	$2,606	$2,596	13	$2,476	$2,476

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

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

The following schedule provides information on TDRs as of December 31, 2012 where the borrower was past due with respect to principal and/or interest for 30 days or more during the twelve months ended December 31, 2012 and December 31, 2011 that had been modified during the 12-month period prior to the default:

	With Payment Defaults During the Following Periods:
	December 31, 2012		December 31, 2011
(Dollars in thousands)	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Agricultural	1	$72	—	$—
Commercial and industrial	2	149	1	48
Consumer	1	32	—	—
Commercial real estate	1	68	3	1,135
Residential real estate	—	—	7	865
	5	$321	11	$2,048

Loans are classified as performing when they are current as to principal and interest payments or are past due on payments less than 90 days. Loans are classified as nonperforming when they are past due 90 days or more as to principal and interest payments or are considered a troubled debt restructuring.

Impaired loans by loan category as of December 31 follow:

(Dollars in thousands)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2012
With no related allowance recorded
Agricultural	$94	$441	$—	$19	$—
Commercial and industrial	49	49	—	223	6
Consumer	—	—	—	—	—
Commercial real estate	577	848	—	1,586	—
Residential real estate	—	—	—	1,366	48
Subtotal	720	1,338	—	3,194	54
With an allowance recorded
Agricultural	72	72	1	14	1
Commercial and industrial	149	169	112	112	—
Consumer	32	32	—	6	—
Commercial real estate	3,146	3,193	449	1,576	24
Residential real estate	1,820	1,820	138	364	20
Subtotal	5,219	5,286	700	2,072	45
Total
Agricultural	166	513	1	33	1
Commercial and industrial	198	218	112	335	6
Consumer	32	32	—	6	—
Commercial real estate	3,723	4,041	449	3,162	24
Residential real estate	1,820	1,820	138	1,730	68
Total	$5,939	$6,624	$700	$5,266	$99

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2011
With no related allowance recorded
Agricultural	$—	$—	$—	$45	$—
Commercial and industrial	102	105	—	167	—
Commercial real estate	1,122	1,538	—	2,369	15
Residential real estate	1,580	1,580	—	1,620	50
Subtotal	2,804	3,223	—	4,201	65
With an allowance recorded
Agricultural	—	—	—	—	—
Commercial and industrial	61	63	7	85	—
Commercial real estate	1,636	2,120	424	1,490	6
Residential real estate	—	—	—	—	—
Subtotal	1,697	2,183	431	1,575	6
Total
Agricultural	—	—	—	45	—
Commercial and industrial	163	168	7	252	—
Commercial real estate	2,758	3,658	424	3,859	21
Residential real estate	1,580	1,580	—	1,620	50
Total	$4,501	$5,406	$431	$5,776	$71

An aging analysis of loans by loan category as of December 31 follows:

(Dollars in thousands)

	30 to 59 Days (1)	60 to 89 Days (1)	Greater Than 90 Days (1)	Total (1)	Loans Not Past Due	Total Loans	90 Days Past Due and Accruing
2012
Agricultural	$262	$—	$—	$262	$31,529	$31,790	$—
Commercial and industrial	102	4	198	304	67,061	67,365	—
Consumer	173	28	33	234	19,133	19,367	1
Commercial real estate	64	68	339	471	92,841	93,312	—
Construction real estate	—	—	—	—	1,056	1,056	—
Residential real estate	1,438	691	559	2,688	95,889	98,578	29
	$2,039	$791	$1,129	$3,959	$307,509	$311,468	$30

2011
Agricultural	$151	$—	$22	$173	$38,756	$38,929	$—
Commercial and industrial	541	143	97	781	57,904	58,685	—
Consumer	104	52	23	179	18,478	18,657	2
Commercial real estate	1,752	713	1,816	4,281	101,969	106,250	—
Construction real estate	—	—	—	—	1,169	1,169	—
Residential real estate	1,320	1,015	705	3,040	93,397	96,437	68
	$3,868	$1,923	$2,663	$8,454	$311,673	$320,127	$70

(1)	Includes nonaccrual loans.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Nonaccrual loans by loan category as of December 31 follow:

(Dollars in thousands)

	2012	2011
Agricultural	$94	$26
Commercial and industrial	220	143
Consumer	33	22
Commercial real estate	1,230	2,790
Construction real estate	—	—
Residential real estate	754	1,174
	$2,331	$4,155

Note 4 – Mortgage Banking

Activity in secondary market loans during the year was as follows:

(Dollars in thousands)

	2012	2011	2010
Loans originated for resale, net of principal payments	$44,889	$25,685	$28,816
Proceeds from loan sales	45,622	26,611	28,088
Net gains on sales of loans held for sale	1,634	672	682
Loan servicing fees, net of amortization	131	161	41

Loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $97 million and $96 million at December 31, 2012 and 2011, respectively. The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2012 and 2011.

Activity for loan servicing rights (included in other assets) was as follows:

(Dollars in thousands)

	2012	2011	2010
Balance, beginning of year	$318	$347	$491
Capitalized	289	94	122
Amortization	(134)	(123)	(266)
Balance, end of year	$473	$318	$347

The fair value of loan servicing rights was $807,000 and $797,000 as of December 31, 2012 and 2011, respectively. Consequently, a valuation allowance was not necessary at year-end 2012 or 2011. The fair value of servicing rights at December 31, 2012 was determined using a discount rate of 7.7% and prepayment speeds ranging from 14% to 34%. The fair value of servicing rights at December 31, 2011 was determined using a discount rate of 7.7% and prepayment speeds ranging from 7% to 26%.

Note 5 – Premises and Equipment

As of December 31, premises and equipment consisted of the following:

(Dollars in thousands)

	2012	2011
Land and land improvements	$4,108	$4,084
Leasehold improvements	38	36
Buildings	11,190	11,080
Furniture and equipment	4,556	3,768
Total cost	19,892	18,968
Accumulated depreciation	(7,771)	(6,888)
Premises and equipment, net	$12,121	$12,080

Depreciation expense was $900,000, $944,000, and $903,000 for 2012, 2011 and 2010, respectively.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

The Bank leases certain branch properties and automated-teller machine locations in its normal course of business. Rent expense totaled $98,000, $75,000, and $78,000 for 2012, 2011 and 2010, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (dollars in thousands):

2013	$36

Note 6 - Goodwill and Intangible Assets

Goodwill

There were no changes in the goodwill balance in 2012 or 2011. ChoiceOne engaged an outside consulting firm to assist management in performing its annual evaluation of goodwill for impairment as of June 30, 2012. The following steps were used in the valuation: determination of the reporting unit, determination of the appropriate standard of value, determination of the appropriate level of value, calculation of fair value, and comparison of the fair value computed to the equity carrying value. It was determined that the relevant reporting unit to be valued was ChoiceOne Bank. The standard of value used in the valuation was fair value as determined by generally accepted accounting principles. The appropriate level of value was determined to be the controlling interest level. The appraisal methodology used to calculate the fair value included the income approach, which was a discounted cash flow value based on projected earnings capacity. The income approach used a discount rate of 12.50%, a growth assumption of 1.8% for assets for the first year and 2.0% in subsequent years, and an assumption of cost savings of 20% of noninterest expense as a result of synergies and cost reductions from a change in control. The appraisal methodology also included the market approach, which was based on price-to-earnings multiples, price-to-tangible book value ratios, and core deposit premiums for selected bank sale transactions. The asset approach was also an approach that was reviewed, but it was not used in determining the fair value since it did not render a control level indication of value. The results from the valuation approaches were used to calculate an estimate of the fair value of ChoiceOne’s equity, which was compared to the carrying value of equity to determine whether the Step 1 test under generally accepted accounting principles that govern the valuation of goodwill was passed. The goodwill analysis determined that the fair value of ChoiceOne’s equity exceeded the carrying value by 10.8%. Based on this assessment, management believed that there was no indication of goodwill impairment at June 30, 2012. Based on the testing performed and a review of factors that might impact ChoiceOne’s stock value subsequent to the annual evaluation, no impairment of goodwill was deemed to exist as of December 31, 2012.

Acquired Intangible Assets

Information for acquired intangible assets at December 31 follows:

(Dollars in thousands)

	2012		2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangible	$4,134	$2,549	$4,134	$2,136
Other intangible assets	347	208	347	173
Totals	$4,481	$2,757	$4,481	$2,309

The core deposit intangible and other intangible assets are being amortized on a straight-line basis over ten years. Aggregate amortization expense was $448,000 for 2012, 2011 and 2010. The estimated amortization expense for the next four years ending December 31 is as follows:

(Dollars in thousands)

	Core Deposit Intangible	Other Intangible Assets	Total
2013	$413	35	448
2014	413	35	448
2015	413	35	448
2016	346	34	380
Total	$1,585	$139	$1,724

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 7 – Other Real Estate Owned

Other real estate owned represents residential and commercial properties primarily owned as a result of loan collection activities and is reported net of a valuation allowance. Activity within other real estate owned was as follows:

(Dollars in thousands)

	2012	2011	2010
Balance, beginning of year	$1,934	$1,953	$2,201
Transfers from loans	1,718	2,972	1,358
Reclassification to buildings	(20)	—	—
Proceeds from sales	(1,259)	(3,015)	(1,174)
Gains/(losses) on sales	51	279	96
Write-downs	(405)	(255)	(528)
Balance, end of year	$2,019	$1,934	$1,953

Note 8 – Deposits

Deposit balances as of December 31 consisted of the following:

(Dollars in thousands)

	2012	2011
Noninterest-bearing demand deposits	$101,861	$78,263
Interest-bearing demand deposits	66,569	64,498
Money market deposits	60,806	63,007
Savings deposits	63,406	46,737
Local certificates of deposit	130,057	144,983
Brokered certificates of deposit	1,500	5,877
Total deposits	$424,199	$403,365

Scheduled maturities of certificates of deposit at December 31 were as follows:

(Dollars in thousands)

2013	$86,086
2014	21,923
2015	10,194
2016	7,769
2017	5,050
2018	535
Total	$131,557

The Bank had certificates of deposit issued in denominations of $100,000 or greater totaling $66.9 million and $70.9 million at December 31, 2012 and 2011, respectively. The Bank had brokered certificates of deposit totaling $1.5 million at December 31, 2012 compared to $5.9 million at December 31, 2011. As of December 31, 2012, the weighted average interest rate on the brokered certificate of deposit was 1.40%. In addition, the Bank had $14.2 million of certificates of deposit as of December 31, 2012 and $18.3 million as of December 31, 2011 that had been issued through the Certificate of Deposit Account Registry Service (CDARS). Although certificates of deposit issued through CDARS are issued to local customers, this type of deposit is classified as brokered deposits for regulatory purposes.

Note 9 – Repurchase Agreements

Securities sold under agreements to repurchase are advances to the Bank by customers or another bank. These agreements are direct obligations of the Bank and are secured by securities held in safekeeping at a correspondent bank. Repurchase agreements with Bank customers mature daily. As of December 31, 2011, the Bank had a $5 million structured repurchase agreement with a correspondent bank maturing on July 31, 2012 with a fixed interest rate of 4.55%. Information regarding repurchase agreements follows:

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

	2012	2011
Outstanding balance at December 31	$19,572	$21,869
Average interest rate at December 31	0.25%	1.27%
Average balance during the year	$22,185	$20,815
Average interest rate during the year	0.84%	1.38%
Maximum month end balance during the year	$24,662	$22,249

Note 10 – Federal Home Loan Bank Advances

At December 31, advances from the Federal Home Loan Bank (the “FHLB”) were as follows:

(Dollars in thousands)

	2012	2011
Maturity of November 2024 with a fixed interest rate of 3.98%	$420
Maturities ranging from November 2012 to November 2024, fixed interest rates ranging from 2.54% to 4.16%, with an average rate of 3.58%		$8,447
Total advances outstanding at year-end	$420	$8,447

Penalties are charged on fixed rate advances that are paid prior to maturity. A $3,000,000 advance was paid prior to its maturity in June 2012 and a $37,000 prepayment penalty was charged. No fixed rate advances were paid prior to maturity in 2011 or 2010. Advances were secured by residential real estate loans with a carrying value of approximately $74 million at December 31, 2012 and $69 million at December 31, 2011. Based on this collateral, the Bank was eligible to borrow an additional $46 million at year-end 2012. The scheduled maturities of advances from the FHLB at December 31, 2012 were as follows (dollars in thousands):

2013	$28
2014	29
2015	30
2016	32
2017	33
Thereafter	268
Total	$420

Note 11 – Income Taxes

Information as of December 31 and for the year follows:

(Dollars in thousands)

	2012	2011	2010
Provision for Income Taxes
Current federal income tax expense	$1,475	$682	$817
Deferred federal income tax expense/(benefit)	(132)	378	(163)
Income tax expense	$1,343	$1,060	$654

	2012	2011	2010
Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$1,906	$1,555	$1,144
Tax exempt interest income	(466)	(437)	(483)
Tax exempt earnings on bank-owned life insurance	(152)	(121)	(122)
Nondeductible interest expense	13	16	25
Other items	42	47	90
Income tax expense	$1,343	$1,060	$654

Effective income tax rate	24%	23%	19%

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Components of Deferred Tax Assets and Liabilities	2012	2011
Deferred tax assets:
Allowance for loan losses	$920	$779
Deferred compensation	349	341
Write-downs on other real estate owned	255	339
Alternative minimum tax credit carryforward	—	75
Other	294	327
Total deferred tax assets	1,818	1,861

Deferred tax liabilities:
Depreciation	1,396	1,382
Unrealized gains on securities available for sale	1,138	1,157
Purchase accounting adjustments from merger	602	743
Loan servicing rights	161	108
Stock dividends received from Federal Home Loan Bank	83	83
Post-retirement benefits obligation	75	87
Other	112	103
Total deferred tax liabilities	3,567	3,663
Net deferred tax liabilities	$(1,749)	$(1,802)

ChoiceOne had a deferred tax asset of $45,000 as of December 31, 2012 and December 31, 2011 that resulted from capital losses incurred on the sales of equity securities in 2009 and 2010. A capital loss of $72,000 was carried back to 2007 during 2011 which utilized $24,000 of the deferred tax asset. A valuation allowance of $45,000 had been recorded as of December 31, 2012 and December 31, 2011 due to the uncertainty as to ChoiceOne’s ability to generate capital gains in the future that can offset the capital loss carryforward. ChoiceOne also had a deferred tax asset of $44,000 as of December 31, 2012 and December 31, 2011 that was related to unexercised stock options. A valuation allowance for the entire balance had been recorded due to the fact that the exercise price of most of the options was higher than the market price of ChoiceOne’s stock as of the end of 2012 and the exercise price of all of the options was higher than the market price of ChoiceOne’s stock as of the end of 2011. The valuation allowances totaling $89,000 as of December 31, 2012 and December 31, 2011 have been netted against the total deferred tax assets listed above.

Note 12 – Related Party Transactions

Loans to executive officers, directors and their affiliates were as follows at December 31:

(Dollars in thousands)

	2012	2011
Balance, beginning of year	$6,254	$6,568
New loans	669	948
Repayments	(1,087)	(1,262)
Balance, end of year	$5,836	$6,254

Deposits from executive officers, directors and their affiliates were $12.5 million and $14.8 million at December 31, 2012 and 2011, respectively.

Note 13 – Employee Benefit Plans

401(k) Plan:

The 401(k) plan allows employees to contribute up to the IRS maximum. Matching company contributions to the plan are discretionary. Expense of this plan was $178,000, $115,000, and $112,000 in 2012, 2011, and 2010, respectively.

Employee Stock Ownership Plan:

Employees participate in an Employee Stock Ownership Plan (the “ESOP”). ChoiceOne may make discretionary contributions to the ESOP. Shares of ChoiceOne common stock are allocated to participants based on relative compensation earned and compensation expense is recorded when allocated. Dividends on allocated shares increase the participant accounts. Participants become fully vested upon completing six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased by ChoiceOne at any time. ChoiceOne did not contribute to the ESOP nor was any expense recorded in 2012, 2011, or 2010.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Shares held by the ESOP as of December 31 were as follows:

(Dollars in thousands)

	2012	2011	2010
Shares allocated to participants	5,355	5,355	5,355
Shares unallocated	—	—	—
Total shares of ChoiceOne stock held by ESOP	5,355	5,355	5,355

Fair value of allocated shares, subject to repurchase obligation, recorded in other liabilities	$77	$64	$64

Post-retirement Benefits Plan:

ChoiceOne maintains an unfunded post-retirement health care plan, which permits employees (and their dependents) the ability to participate upon retirement from ChoiceOne. ChoiceOne does not pay any portion of the health care premiums charged to its retired participants. A liability has been accrued for the obligation under this plan. ChoiceOne incurred negative post-retirement benefit expense of $10,000 in 2012, $11,000 in 2011, and $15,000 in 2010. The post-retirement obligation liability was $158,000 as of December 31, 2012 and $131,000 as of December 31, 2011.

Deferred Compensation Plans:

A deferred director compensation plan covers former directors of Valley Ridge Bank, which was acquired by ChoiceOne in 2006. Under the plan, ChoiceOne pays each former director the amount of director fees deferred plus interest at rates ranging from 5.50% to 5.84% over various periods as elected by each director. The payout periods range from one month to ten years beginning with the individual’s termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $15,000, $17,000, and $20,000 in 2012, 2011, and 2010, respectively. The deferred compensation liability was $261,000 as of December 31, 2012 and $287,000 as of December 31, 2011.

A supplemental retirement plan covers four former executive officers of Valley Ridge Bank. Under the plan, ChoiceOne pays these individuals a specific amount of compensation plus interest at 7.50% over a 15-year period commencing upon early retirement age (as defined in the plan) or normal retirement age (as defined in the plan). A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $120,000 in 2012, $32,000 in 2011, and $41,000 in 2010. Deferred compensation liabilities of $766,000 and $715,000 were outstanding as of December 31, 2012 and December 31, 2011, respectively.

Note 14 - Stock Options

Options to buy stock have been granted to key employees under an incentive stock option plan to provide them with additional equity interest in ChoiceOne. ChoiceOne recognized compensation expense of $0 in 2012, $5,000 in 2011, and $15,000 in 2010 in connection with stock options that vested for current participants during these years. The Amended and Restated Executive Stock Incentive Plan under which the stock options were granted expired in 2012. A new Stock Incentive Plan was approved by the Registrant’s shareholders at the Annual Meeting held on April 25, 2012. The new plan provides for the issuance of up to 100,000 shares of common stock. At December 31, 2012, there were 100,000 shares available for future grants.

A summary of the activity in the plan follows:

	2012		2011		2010
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of year	46,656	$16.62	49,232	$16.46	49,232	$16.46
Options granted	—	—	—	—	—	—
Options exercised	2,625	$13.70	2,576	$13.44	—	—
Options forfeited or expired	7,131	$15.97	—	—	—	—
Options outstanding, end of year	36,900	$16.95	46,656	$16.62	49,232	$16.46

Options exercisable at December 31	36,900	$16.95	46,656	$16.62	46,357	$16.64

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

The range of prices for options outstanding and exercisable at the end of 2012 ranged from $13.50 to $21.43 per share. The weighted average remaining contractual life of options outstanding and exercisable at the end of 2012 was approximately 3.2 years. A total of 12,100 options had an exercise price lower than ChoiceOne’s closing stock price as of the end of 2012, while 24,800 options had an exercise price higher than the closing stock price. Information pertaining to options outstanding at December 31, 2012 is as follows:

Exercise price of stock options:	Number of options outstanding at year-end	Number of options exercisable at year-end	Average remaining contractual life (in years)
$13.50	10,000	10,000	5.07
$13.70	2,100	2,100	0.04
$16.31	5,512	5,512	1.06
$17.95	8,000	8,000	4.05
$18.85	5,250	5,250	3.05
$21.43	6,038	6,038	2.05

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. ChoiceOne uses historical data to estimate the volatility of the market price of ChoiceOne stock and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No options were granted in 2012, 2011, or 2010.

There were no shares that were vested during 2012. As of December 31, 2012, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan.

Note 15 - Earnings Per Share

(Dollars in thousands, except per share data)

	2012	2011	2010
Basic
Net income	$4,262	$3,513	$2,711

Weighted average common shares outstanding	3,296,462	3,286,969	3,273,151

Basic earnings per common share	$1.29	$1.07	$0.83
Diluted
Net income	$4,262	$3,513	$2,711

Weighted average common shares outstanding	3,296,462	3,286,969	3,273,151
Plus: dilutive effect of assumed exercises of stock options	436	—	—
Average shares and dilutive potential common shares	3,296,898	3,286,969	3,273,151

Diluted earnings per common share	$1.29	$1.07	$0.83

There were 28,625 stock options as of December 31, 2012, 46,656 as of December 31, 2011, and 49,232 as of December 31, 2010 considered to be anti-dilutive to earnings per share and thus have been excluded from the calculations above.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 16 - Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes follow:

(Dollars in thousands)

	2012	2011	2010
Unrealized holding gains on available for sale securities	$363	$2,448	$635
Less reclassification adjustments for gains included in net income	419	129	443
Net unrealized gains	(56)	2,319	192
Less tax effect	(19)	789	65
Net-of-tax amount	(37)	1,530	127

Change in funded status of post-retirement benefit plan	(34)	(23)	(21)
Tax effect	(12)	(8)	(7)
Net-of-tax amount	(22)	(15)	(14)
Total	$(59)	$1,515	$113

Accumulated other comprehensive income, a component of equity, was comprised of the following at December 31:

(Dollars in thousands)

	2012	2011
Unrealized holding gains on available for sale securities	$3,347	$3,402
Unrecognized actuarial gains on post-retirement benefit plan	223	258
Tax effect	(1,214)	(1,245)
Net accumulated other comprehensive income	$2,356	$2,415

Note 17 – Condensed Financial Statements of Parent Company

Condensed Balance Sheets

(Dollars in thousands)	December 31
	2012	2011
Assets
Cash	$135	$487
Securities available for sale	628	218
Other assets	27	26
Investment in ChoiceOne Bank	59,810	57,264
Total assets	$60,600	$57,995

Liabilities
Mandatory redeemable shares under ESOP, at fair value	$77	$65
Other liabilities	17	26
Total liabilities	94	91

Shareholders’ equity	60,506	57,904
Total liabilities and shareholders’ equity	$60,600	$57,995

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Condensed Statements of Income

(Dollars in thousands)	Years Ended December 31
	2012	2011	2010
Interest and dividends from ChoiceOne Bank	$1,710	$1,695	$1,641
Interest and dividends from other securities	16	7	7
Other income	—	33	—
Total income	1,726	1,735	1,648
Other expenses	89	81	67
Income before income tax and equity in undistributed net income of subsidiary	1,637	1,654	1,581
Income tax benefit	29	16	23
Income before equity in undistributed net income of subsidiary	1,666	1,670	1,604
Equity in undistributed net income of subsidiary	2,596	1,843	1,107
Net income	$4,262	$3,513	$2,711

Condensed Statements of Cash Flows

(Dollars in thousands)	Years Ended December 31
	2012	2011	2010
Cash flows from operating activities:
Net income	$4,262	$3,513	$2,711
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of subsidiary	(2,596)	(1,843)	(1,107)
Amortization	2	—	—
Changes in other assets	(1)	50	(17)
Changes in other liabilities	(10)	17	(18)
Net cash from operating activities	1,657	1,737	1,569

Cash flows from investing activities:
Maturities of securities	—	—	200
Purchases of securities	(409)	—	(202)
Net cash from investing activities	(409)	—	(2)

Cash flows from financing activities:
Issuance of common stock	123	127	125
Repurchase of common stock	(75)	—	—
Cash dividends paid	(1,648)	(1,578)	(1,572)
Net cash from financing activities	(1,600)	(1,451)	(1,447)

Net change in cash	(352)	286	120
Beginning cash	487	201	81
Ending cash	$135	$487	$201

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 18 – Financial Instruments

Financial instruments as of the dates indicated were as follows (dollars in thousands):

	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2012
Assets:
Cash and due from banks	$19,034	$19,034	$19,034	$—	$—
Securities available for sale	134,492	134,492	—	131,893	2,599
Federal Home Loan Bank and Federal
Reserve Bank stock	3,750	3,750	—	3,750	—
Loans held for sale	1,874	1,933	—	1,933	—
Loans, net	305,616	310,175	—	—	310,175

Liabilities:
Noninterest-bearing deposits	101,861	101,861	—	101,861	—
Interest-bearing deposits	322,338	323,457	—	323,457	—
Repurchase agreements	19,572	19,573	—	19,573	—
Federal Home Loan Bank advances	420	485	—	485	—

	Carrying Amount	Estimated Fair Value
December 31, 2011
Assets:
Cash and due from banks	$17,125	$17,125
Securities available for sale	114,276	114,276
Federal Home Loan Bank and Federal
Reserve Bank stock	3,749	3,749
Loans held for sale	1,262	1,262
Loans, net	314,914	319,017

Liabilities:
Noninterest-bearing deposits	78,263	78,263
Interest-bearing deposits	325,102	326,123
Repurchase agreements	21,869	21,083
Federal Home Loan Bank advances	8,447	8,664

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

Note 19 – Fair Value Measurements

The following tables present information about the Bank’s assets and liabilities measured at fair value on a recurring basis at December 31, 2012 and December 31, 2011, and the valuation techniques used by the Bank to determine those fair values.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Bank has the ability to access.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

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

There were no liabilities measured at fair value as of December 31, 2012 or December 31, 2011. Disclosures concerning assets measured at fair value are as follows:

Assets Measured at Fair Value on a Recurring Basis
(Dollars in Thousands)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at Date Indicated
Investment Securities, Available for Sale – December 31, 2012
U.S. Government and federal agency	$—	$40,268	$—	$40,268
U.S. Treasury notes and bonds	—	7,398	—	7,398
State and municipal	—	62,579	2,099	64,678
Mortgage-backed	—	12,526	—	12,526
Corporate	—	6,712	—	6,712
Foreign debt	—	1,001	—	1,001
Equity securities	—	1,409	500	1,909
Total	$—	$131,893	$2,599	$134,492

Investment Securities, Available for Sale – December 31, 2011
U.S. Government and federal agency	$—	$40,413	$—	$40,413
State and municipal	—	52,228	2,271	54,499
Mortgage-backed	—	9,780	—	9,780
Corporate	—	6,011	—	6,011
FDIC-guaranteed financial institution debt	—	2,038	—	2,038
Equity securities	—	1,035	500	1,535
Total	$—	$111,505	$2,771	$114,276

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

ChoiceOne reviewed the methodologies used to estimate the fair values of all securities in 2012. Based on an updated analysis, it was determined that the fair values of U.S. Government and federal agency securities, corporate securities, and FDIC-guaranteed financial institution debt were based upon Level 2 inputs. These securities classes, which were previously disclosed as based on Level 1 inputs, have been adjusted accordingly.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis

(Dollars in Thousands)

	2012	2011
Investment Securities, Available for Sale
Balance, January 1	$2,771	$2,839
Total realized and unrealized gains included in income	—	—
Total unrealized gains (losses) included in other comprehensive income	(9)	164
Net purchases, sales, calls, and maturities	(163)	(299)
Net transfers into Level 3	—	67
Balance, December 31	$2,599	$2,771

Of the Level 3 assets that were still held by the Bank at December 31, 2012, the net unrealized loss for the twelve months ended December 31, 2012 was $9,000, which is recognized in other comprehensive income in the consolidated balance sheet. A total of $564,000 of Level 3 securities were purchased in 2012. One security was reclassified from a Level 2 measurement of fair value to a Level 3 measurement in 2011 as a result of a change in the marketability of the security.

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

The Bank also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets are not normally measured at fair value, but can be subject to fair value adjustments in certain circumstances, such as impairment. Disclosures concerning assets measured at fair value on a non-recurring basis are as follows:

Assets Measured at Fair Value on a Non-recurring Basis

(Dollars in Thousands)

	Balance at Dates Indicated	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired Loans
December 31, 2012	$5,939	$—	$—	$5,939
December 31, 2011	$4,501	$—	$—	$4,501

Other Real Estate
December 31, 2012	$2,019	$—	$—	$2,019
December 31, 2011	$1,934	$—	$—	$1,934

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

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:

(Dollars in thousands)	2012		2011
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Unused lines of credit and letters of credit	$2,474	$49,196	$2,868	$47,217
Commitments to fund loans (at market rates)	5,145	5,798	3,610	1,919

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 1.00% to 4.35% and maturities ranging from 1 year to 30 years.

Note 21 – Regulatory Capital

ChoiceOne Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2012 and 2011, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s categories.

Actual capital levels and minimum required levels for ChoiceOne Bank were as follows:

(Dollars in thousands)	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2012
Total capital (to risk weighted assets)	$46,004	13.7%	$26,856	8.0%	$33,570	10.0%
Tier 1 capital (to risk weighted assets)	42,015	12.5	13,428	4.0	20,142	6.0
Tier 1 capital (to average assets)	42,015	8.8	19,191	4.0	23,988	5.0

December 31, 2011
Total capital (to risk weighted assets)	$43,042	12.5%	$27,510	8.0%	$34,387	10.0%
Tier 1 capital (to risk weighted assets)	38,960	11.3	13,755	4.0	20,632	6.0
Tier 1 capital (to average assets)	38,960	8.3	18,801	4.0	23,502	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2012, approximately $5,546,000 was available for ChoiceOne Bank to pay dividends to ChoiceOne Financial Services, Inc. ChoiceOne’s ability to pay dividends to shareholders is dependent on the Bank, which is restricted by state law and regulations.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 22 – Quarterly Financial Data (Unaudited)

(Dollars in thousands)				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2012
First Quarter	$5,175	$4,419	$1,015	$0.31	$0.31
Second Quarter	5,004	4,290	1,021	0.31	0.31
Third Quarter	5,103	4,512	1,122	0.34	0.34
Fourth Quarter	4,937	4,454	1,104	0.33	0.33

2011
First Quarter	$5,282	$4,345	$704	$0.21	$0.21
Second Quarter	5,386	4,472	904	0.28	0.28
Third Quarter	5,399	4,523	886	0.27	0.27
Fourth Quarter	5,408	4,582	1,019	0.31	0.31

There were no significant fluctuations in the quarterly financial data in 2011 or 2012. The growth in net income that occurred in 2012 was due to reduced provision for loan losses and increased noninterest income, which was partially offset by a decline in net interest income and growth in noninterest expenses.

ChoiceOne Financial Services, Inc.

Corporate and Shareholder information

Corporate Headquarters
ChoiceOne Financial Services, Inc.
109 East Division Street
Sparta, Michigan 49345
Phone: (616) 887-7366
Fax: (616) 887-7990
Website: www.choiceone.com

Market Makers in ChoiceOne Financial
Services, Inc. Stock
Boenning & Scattergood
Powell, Ohio
(866) 326-8113

Stock Registrar and Transfer Agent
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948

Annual Shareholder Meeting
The 2013 Annual Shareholder Meeting of
ChoiceOne Financial Services, Inc., will
be held at 11:00 a.m. local time on Wednesday, May 1, 2013, at Moss Ridge Golf Club in Ravenna, Michigan.	ChoiceOne Bank
Alpine Office
5050 Alpine Avenue NW
Comstock Park, Michigan 49321

Cedar Springs Office
4170 – 17 Mile Road
Cedar Springs, Michigan 49319

Coopersville Office
661 West Randall Street
Coopersville, Michigan 49404

Egelston Office
5475 East Apple Avenue
Muskegon, Michigan 49442

Fremont Office
1423 West Main Street
Fremont, Michigan 49412

Grant Office
10 West Main Street
Grant, Michigan 49327

Kent City Office
450 West Muskegon Street
Kent City, Michigan 49330

Newaygo Office
246 West River Valley
Newaygo, Michigan 49337

Ravenna Office
3069 Slocum Road
Ravenna, Michigan 49451

Rockford Office
6795 Courtland Drive
Rockford, Michigan 49341

Sparta - Main Office
109 East Division Street
Sparta, Michigan 49345

Sparta - Appletree Office
416 West Division Street
Sparta, Michigan 49345	ChoiceOne Insurance Agencies, Inc. Sparta Office 109 East Division Street Sparta, Michigan 49345

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
ChoiceOne Financial Services, Inc.

James A. Bosserd
President and Chief Executive Officer

Louis D. Knooihuizen
Senior Vice President

Michael E. McHugh
Senior Vice President

Mary J. Johnson
Secretary

Thomas L. Lampen
Treasurer

Officers ChoiceOne Bank	Officers ChoiceOne Bank (continued)	Officers ChoiceOne Bank (continued)

James A. Bosserd
President
Chief Executive Officer

Lee A. Braford
Senior Vice President
Chief Credit Officer

Sheila R. Clark
Senior Vice President
Human Resources Director

Mary J. Johnson
Senior Vice President
Operations/Cashier

Louis D. Knooihuizen
Senior Vice President
Chief Lending Officer

Thomas L. Lampen, CPA
Senior Vice President
Chief Financial Officer

Michael E. McHugh
Senior Vice President
Accounting, Sales & Marketing

Kelly J. Potes
Senior Vice President
Retail Banking & GM Investments/Ins.

Linda K. Anderson
Vice President
Call Center & Regional/Branch
Sales Manager, Rockford

Brian R. Bacon
Vice President
Commercial Loan Officer

Kent G. Gagnon
Vice President
Business Development

Denise L. Gates
Vice President
Regional/Branch Sales Manager,
Cedar Springs

Gregory M. Goss
Vice President
Security/BSA Officer

Amy S. Homich
Vice President
Marketing & Business Development	Kevin T. Kelling
Vice President
Mortgage Loan Sales &
Operations Officer

Peggy A. O’Dea
Vice President
Regional/Branch Sales Manager,
Coopersville

Nicole N. Sakowski
Vice President
Collections Department Manager

Daniel C. Wheat
Vice President
Regional/Branch Sales Manager,
Grant

Lisa R. Beard
Assistant Vice President
Branch Sales Manager - Fremont

Rita A. Flintoff
 Assistant Vice President
Branch Sales Manager – Newaygo

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

Jason A. Parker
Assistant Vice President
Commercial Loan Officer

Maria J. Roossinck
Assistant Vice President
Risk Management	Paul E. Tucker
Assistant Vice President
Network Administrator

Cynthia J. Watson
Assistant Vice President
Operations

Jennifer M. Bellamy
Commercial Loan Officer

Veronica M. Bishop
Call Center Manager

Candace J. Bouwkamp
Administrative Services Manager

Patricia J. Brown
Branch Sales Manager, Egelston

Susan Compton
Branch Sales Manager, Kent City

Lee J. Decker
Consumer Loan Manager/
IT Specialist

Gary B. Hall
Mortgage Sales Manager

John K. Harpst
Mortgage Operations Manager

Carrie J. Olson
Branch Sales Manager, Alpine

Officers
ChoiceOne Insurance Agencies, Inc.

James A. Bosserd
President

Kelly J. Potes, CFP
Senior Vice President

Randy A. Schmidt, CFP
Vice President
Investment Advisor/Agent

Thomas L. Lampen, CPA
Treasurer

