Form 10-K, Exhibit 13
period 2013-12-31
CHOICEONE FINANCIAL SERVICES INC
filed 2014-03-31
CIK 803164

ChoiceOne Financial Services, Inc. 10-K

Exhibit 13

ChoiceOne Financial Services, Inc.

2013

Annual Report to Shareholders

ChoiceOne Financial Services, Inc.

2013 Annual Report to Shareholders

Contents

To Our Shareholders	3

About ChoiceOne Financial Services, Inc	3

Stock Information	3

Selected Financial Data	5

Management’s Discussion and Analysis of Financial Condition and Results of Operations	6

Management’s Report on Internal Control Over Financial Reporting	20

Report of Independent Registered Public Accounting Firm	21

Consolidated Financial Statements	22

Notes to Consolidated Financial Statements	27

Corporate and Shareholder Information	55

Directors and Officers	56
2

ChoiceOne Financial Services, Inc.

To Our Shareholders

This 2013 Annual Report to Shareholders contains our audited financial statements, detailed financial review and all of the information that regulations of the Securities and Exchange Commission (the “SEC”) require to be presented in annual reports to shareholders. For legal purposes, this is the ChoiceOne Financial Services, Inc. 2013 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not considered to be soliciting material and is not considered to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC. Shareholders who would like to receive even more detailed information than that contained in this 2013 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K for the year ended December 31, 2013, including the financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Mr. Thomas Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division Street, Sparta, Michigan 49345.

About ChoiceOne Financial Services, Inc.

ChoiceOne Financial Services, Inc. is a single-bank holding company. Its principal banking subsidiary, ChoiceOne Bank (Sparta, Michigan), primarily serves communities in portions of Kent, Muskegon, Newaygo, and Ottawa counties in Michigan where ChoiceOne’s offices are located and the areas immediately surrounding those communities. Currently ChoiceOne serves those markets through twelve full-service offices. ChoiceOne Insurance Agencies, Inc. is a wholly-owned subsidiary of ChoiceOne Bank and sells insurance and investment products.

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

The principal source of revenue for ChoiceOne is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 62%, 62%, and 67% of total revenues in 2013, 2012, and 2011, respectively. Interest from securities accounted for 13%, 12%, and 11% of total revenues in 2013, 2012, and 2011, respectively.

Stock Information

Several brokers trade ChoiceOne’s common shares in the over-the-counter bulletin board market. There is no well-established public trading market for the shares and trading activity is infrequent. ChoiceOne’s trading volume and recent share price information can be viewed under the symbol ’COFS.OB’ on certain financial websites.

The range of high and low bid prices for shares of common stock for each quarterly period during the past two years is as follows:

	2013		2012
	Low	High	Low	High
First Quarter	$14.21	$16.47	$11.25	$14.14
Second Quarter	15.00	17.00	13.01	15.38
Third Quarter	16.40	17.09	13.50	16.50
Fourth Quarter	16.25	17.10	14.30	15.50

The prices listed above are over-the-counter market quotations reported to ChoiceOne by its market makers listed in this annual report. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. As of February 28, 2014, the average bid price for shares of ChoiceOne common stock was $17.50.

As of February 28, 2014, there were 3,296,537 shares of ChoiceOne Financial Services, Inc. common stock issued and outstanding. As of February 28, 2014, there were 761 shareholders of record of ChoiceOne Financial Services, Inc. common stock.

The following table summarizes cash dividends declared per share of common stock during 2013 and 2012:

	2013	2012
First Quarter	$0.13	$0.12
Second Quarter	0.13	0.12
Third Quarter	0.14	0.13
Fourth Quarter	0.14	0.13
Total	$0.54	$0.50

ChoiceOne’s principal source of funds to pay cash dividends is the earnings and dividends paid by ChoiceOne Bank. ChoiceOne Bank is restricted in its ability to pay cash dividends under current banking regulations. See Note 21 to the consolidated financial statements for a description of these restrictions. Based on information presently available, management expects ChoiceOne to declare and pay regular quarterly cash dividends in 2014, although the amount of the quarterly dividends will be dependent on market conditions and ChoiceOne’s requirements for cash and capital, among other factors.

ChoiceOne Financial Services, Inc.

Selected Financial Data

(Dollars in thousands, except per share data)

	2013	2012	2011	2010	2009
For the year
Net interest income	$17,596	$17,675	$17,922	$16,995	$15,996
Provision for loan losses	300	2,515	3,700	3,950	4,875
Noninterest income	6,402	6,889	6,139	5,569	5,421
Noninterest expense	16,821	16,444	15,788	15,249	15,259
Income before income taxes	6,877	5,605	4,573	3,365	1,283
Income tax expense/(benefit)	1,783	1,343	1,060	654	(195)
Net income	5,094	4,262	3,513	2,711	1,478
Cash dividends declared	1,780	1,648	1,578	1,572	1,563

Per share
Basic earnings	$1.55	$1.29	$1.07	$0.83	$0.45
Diluted earnings	1.54	1.29	1.07	0.83	0.45
Cash dividends declared	0.54	0.50	0.48	0.48	0.48
Shareholders’ equity (at year end)	18.68	18.35	17.58	16.56	16.21

Average for the year
Securities	$133,704	$129,337	$104,986	$86,437	$76,934
Gross loans	312,798	307,639	317,271	315,031	320,328
Deposits	410,462	408,785	396,474	374,274	347,007
Federal Home Loan Bank advances	7,415	6,130	8,461	16,477	28,857
Shareholders’ equity	61,317	59,431	56,098	54,012	53,115
Assets	502,333	500,636	486,478	469,484	453,876

At year end
Securities	$139,832	$138,242	$118,025	$94,979	$78,987
Gross loans	315,966	311,468	320,127	316,940	322,716
Deposits	418,127	424,199	403,365	389,884	365,010
Federal Home Loan Bank advances	6,392	420	8,447	8,473	21,980
Shareholders’ equity	61,558	60,506	57,904	54,313	52,926
Assets	514,575	508,913	495,914	480,524	465,915

Selected financial ratios
Return on average assets	1.01%	0.85%	0.72%	0.58%	0.33%
Return on average shareholders’ equity	8.31	7.17	6.26	5.02	2.78
Cash dividend payout as a percentage of net income	34.93	38.67	44.92	57.99	105.75
Shareholders’ equity to assets (at year end)	11.96	11.89	11.68	11.30	11.36
5

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

Critical Accounting Policies And Estimates

The purpose of this section of the 2013 Annual Report to Shareholders is to provide a narrative discussion about the Company’s financial condition and results of operations during 2013. Management’s discussion and analysis of financial condition and results of operations as well as disclosures found elsewhere in the 2013 Annual Report to Shareholders are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the market value of securities, the amount of the allowance for loan losses, loan servicing rights, and goodwill valuation. Actual results could differ from those estimates.

Securities

Securities available for sale may be sold prior to maturity due to changes in interest rates, prepayment risks, yield, availability of alternative investments, liquidity needs, credit rating changes, or other factors. Securities classified as available for sale are reported at their fair value. Declines in the fair value of securities below their cost that are considered to be “other than temporary” are recorded as losses in the income statement. In estimating whether a fair value decline is considered to be “other than temporary,” management considers the length of time and extent that the security’s fair value has been less than its carrying value, the financial condition and near-term prospects of the issuer, and the Bank’s ability and intent to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

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

Goodwill

Generally accepted accounting principles require that the fair values of the assets and liabilities of an acquired entity be recorded at their fair value on the date of acquisition. The fair values are determined using both internal computations and information obtained from outside parties when deemed necessary. The net difference between the price paid for the acquired company and the net value of its balance sheet is recorded as goodwill. Accounting principles also require that goodwill be evaluated for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under recently issued accounting pronouncements, ChoiceOne is permitted to first perform a qualitative assessment to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of equity is less than its carrying value. If the conclusion is that it is more likely than not that the fair value of equity is more than its carrying value, no further testing in the form of a quantitative assessment is necessary. If the conclusion is that it is more likely than not that the fair value of equity is less than its carrying value, then a two-step quantitative assessment test is performed to identify any potential goodwill impairment.

Prior to 2013, ChoiceOne was required to perform a quantitative assessment and engaged an outside consulting firm to assist in the goodwill impairment analysis. The following steps were used in the valuation: determination of the reporting unit, determination of the appropriate standard of value, determination of the appropriate level of value, calculation of fair value, and comparison of the fair value computed to the equity carrying value. It was determined that the relevant reporting unit to be valued was ChoiceOne Bank. The standard of value used in the valuation was fair value as determined by generally accepted accounting principles. The appropriate level of value was determined to be the controlling interest level. The appraisal methodology used to calculate the fair value included the following valuation approaches:

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

The Asset Approach was also an approach reviewed, but it was not used in determining the fair value since it did not render a control level indication of value. The results from the valuation approaches were used to calculate an estimate of the fair value of ChoiceOne’s equity. The fair value was compared to the carrying value of equity to determine whether the Step 1 test under generally accepted accounting principles that govern the valuation of goodwill was passed. The goodwill analysis determined that the fair value of ChoiceOne’s equity exceeded the carrying value by 10.8% in 2012. Based on this assessment, management believed that there was no indication of goodwill impairment.

Management performed a qualitative assessment of goodwill as of June 30, 2013 and December 31, 2013. The analysis was performed including evaluation of the share price, book value, and financial results of ChoiceOne as compared to the previous year. Additionally, industry and market conditions were evaluated and compared to 2011 and 2012. Average deal prices in the Midwest of closed transactions have indicated increases in deal values to tangible common equity, deal values to earnings, and core deposit premiums when compared to the observed prices used in the 2012 quantitative assessment. Further, macro-economic trends have been on a positive trajectory recently and there have been no adverse legal, regulatory, contractual, political or other factors that have materially impacted ChoiceOne. Upon completion of the qualitative assessment, ChoiceOne believed that it was more likely than not that the fair value of equity exceeded the carrying value at the assessment dates and there was no further quantitative assessment necessary.

Taxes

Income taxes include both a current and deferred portion. Deferred tax assets and liabilities are recorded to account for differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. Generally accepted accounting principles require that deferred tax assets be reviewed to determine whether a valuation allowance should be established using a “more likely than not” standard. Based on its review of ChoiceOne’s deferred tax assets as of December 31, 2013, management determined that a valuation allowance of $85,000 was necessary.

RESULTS OF OPERATIONS

Summary

(Dollars in thousands)	Year ended December 31,
	2013	2012	2011
Net interest income	$17,596	$17,675	$17,922
Provision for loan losses	(300)	(2,515)	(3,700)
Noninterest income	6,402	6,889	6,139
Noninterest expense	(16,821)	(16,444)	(15,788)
Income tax expense	(1,783)	(1,343)	(1,060)
Net income	$5,094	$4,262	$3,513

	2013	2012	2011
Return on average assets	1.01%	0.85%	0.72%
Return on average shareholders’ equity	8.31	7.17	6.26

Net income for 2013 was $5,094,000, which represented an $832,000 or 20% increase from 2012. The growth in net income resulted primarily from a lower provision for loan losses, which was partially offset by a decrease in net interest income and an increase in noninterest expense in 2013 compared to 2012. Net charge-offs were lower in 2013 than 2012, which caused the need for less provision expense. Although average earning assets grew $4.3 million in 2013, net interest income decreased $79,000 in 2013 compared to the prior year as a 31 basis point decrease in the rate earned on earning assets was applied to a larger dollar volume than the 31 basis point reduction in the rate paid on interest-bearing liabilities. The increase in noninterest expense was due to higher salaries and benefits and other noninterest expense in 2013 compared to the prior year.

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

Dividends

Cash dividends of $1,780,000 or $0.54 per common share were declared in 2013, compared to $1,648,000 or $0.50 per common share in 2012 and $1,578,000 or $0.48 per common share in 2011. Dividends declared were $0.14 per share for the last two quarters and $0.13 per share for the first two quarters in 2013. Dividends declared were $0.13 per share for the last two quarters and $0.12 per share for the first two quarters in 2012. Dividends declared were $0.12 for each quarter in 2011. The dividend yield on ChoiceOne’s common stock was 3.16% in 2013, compared to 3.42% in 2012 and 3.84% in 2011. The cash dividend payout as a percentage of net income was 35% in 2013, compared to 39% in 2012 and 45% in 2011.

ChoiceOne’s principal source of funds to pay cash dividends is the earnings of the Bank. The availability of these earnings is dependent upon the capital needs, regulatory constraints and other factors involving the Bank. Regulatory constraints include the maintenance of minimum capital ratios and limits based on net income and retained earnings of the Bank for the past three years. ChoiceOne expects to pay quarterly cash dividends in 2014 to shareholders based on the actual earnings of the Bank, although the amount of the quarterly dividends will be dependent on market conditions and ChoiceOne’s requirements for cash and capital, among other things.

Table 1 – Average Balances and Tax-Equivalent Interest Rates

(Dollars in thousands)	Year ended December 31,
	2013			2012			2011
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans (1) (2)	$312,798	$15,814	5.06%	$307,639	$16,891	5.49%	$317,271	$18,417	5.80%
Taxable securities (3)	91,083	1,812	1.99	90,783	1,958	2.16	71,871	1,789	2.49
Nontaxable securities (1)	42,621	2,099	4.92	38,554	2,053	5.32	33,115	1,913	5.78
Other	4,817	12	0.25	10,021	25	0.25	8,426	20	0.25
Interest-earning assets	451,319	19,737	4.37	446,997	20,927	4.68	430,683	22,139	5.14
Noninterest-earning assets (4)	51,014			53,639			55,795
Total assets	$502,333			$500,636			$486,478

Liabilities and Shareholders’ Equity:
Interest-bearing demand deposits	$132,053	$261	0.20%	$136,118	$364	0.27%	$124,575	$541	0.43%
Savings deposits	65,484	40	0.06	50,252	59	0.12	45,698	51	0.11
Certificates of deposit	119,072	1,027	0.86	138,805	1,664	1.20	153,494	2,364	1.54
Advances from Federal Home Loan Bank	7,415	45	0.61	6,130	271	4.42	8,461	307	3.63
Other	20,034	46	0.23	22,282	186	0.83	21,179	290	1.37
Interest-bearing liabilities	344,058	1,419	0.41	353,587	2,544	0.72	353,407	3,553	1.01
Demand deposits	93,853			83,810			72,707
Other noninterest-bearing liabilities	3,105			3,808			4,266
Total liabilities	441,016			441,205			430,380
Shareholders’ equity	61,317			59,431			56,098
Total liabilities and shareholders’ equity	$502,333			$500,636			$486,478

Net interest income (tax-equivalent basis) - interest spread		18,318	3.96%		18,383	3.96%		18,586	4.13%
Tax-equivalent adjustment (1)		(722)			(708)			(664)
Net interest income		$17,596			$17,675			$17,922
Net interest income as a percentage of earning assets (tax-equivalent basis)			4.06%			4.11%			4.32%

(1)	Interest on nontaxable securities and loans has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.
(2)	Interest on loans included net origination fees charged on loans of approximately $909,000, $885,000, and $831,000 in 2013, 2012, and 2011, respectively.
(3)	Interest on taxable securities includes dividends on Federal Home Loan Bank and Federal Reserve Bank stock.
(4)	Noninterest-earning assets include loans on a nonaccrual status, which averaged approximately $2,132,000, $4,364,000, and $6,256,000 in 2013, 2012, and 2011, respectively.

Net Interest Income

As shown in Tables 1 and 2, tax-equivalent net interest income decreased $65,000 in 2013 compared to 2012. The decrease was attributed to a 31 basis point decline in the average rate on interest-earning assets offset by a 31 basis point decline in the average rate on interest-bearing liabilities. ChoiceOne’s net interest spread remained constant in 2013 compared to 2012 as growth of $4.3 million in average interest-earning assets was offset by a decline of $9.5 million in average interest-bearing liabilities.

The average balance of loans increased $5.2 million in 2013 compared to 2012. $4.0 million of the growth came from loans to businesses in ChoiceOne’s markets as calling efforts were emphasized in 2013. The remaining $1.2 million resulted from retail lending, which was bolstered by marketing and ChoiceOne’s referral program. Combined with a 43 basis point decrease in the average rate earned on loans, interest income on loans declined $1,077,000 in 2013 compared to the prior year. The average balance of total securities increased by $4.4 million in 2013 compared to 2012 as securities were purchased to provide earning assets growth. This growth in the average balance was offset by a lower average rate earned on securities, which caused interest income from securities to decrease $100,000 in 2013 compared to the prior year. The average balance of other interest-earning assets decreased $5.2 million as excess funds were deployed toward loan and securities growth, resulting in a decrease of $13,000 in interest income for 2013 compared to 2012.

The average balance of interest-bearing demand deposits decreased $4.1 million in 2013 compared to 2012. The effect of this decrease, combined with a 7 basis point decline in the average rate paid, caused interest expense to be $103,000 lower in 2013 than in the prior year. The effect of $15.2 million of growth in average savings deposits offset by a decrease in average rate paid of 6 basis points caused a $19,000 decrease in interest expense in 2013 compared to the prior year. The average balance of certificates of deposit was $19.7 million lower in 2013 than in the prior year. Approximately $16 million of the certificates of deposit decline was related to certificates from ChoiceOne’s local markets, while the remaining $3.7 million resulted from a lower level of brokered certificates. The average balance decrease plus the effect of a 34 basis point decline in the average rate paid caused interest expense on certificates of deposit to fall $637,000 in 2013 compared to 2012. A $1.3 million increase in the average balance of Federal Home Loan Bank advances, offset by a 381 basis point decrease in the average rate paid, caused interest expense to decline $226,000 in 2013 compared to the prior year. Interest expense on other interest-bearing liabilities fell $140,000 in 2013 compared to 2012 due to a reduction of 60 basis points in the average interest rate paid, plus the effect of a $2.2 million decrease in the average balance. The growth experienced in savings deposits was primarily due to depositors choosing the liquidity and safety afforded by this type of deposit as compared to certificates of deposit or nonbank investments.

ChoiceOne’s net interest income spread was 3.96% (shown in Table 1) for both 2013 and 2012. The average yield received on interest-earning assets in 2013 decreased 31 basis points to 4.37% while the average rate paid on interest-bearing liabilities in 2013 fell 31 basis points to 0.41%. The decline in general market interest rates in both 2012 and 2013 caused the reduction in rates for both assets and liabilities in the two time periods.

Table 2 – Changes in Tax-Equivalent Net Interest Income

(Dollars in thousands)	Year ended December 31,
	2013 Over 2012			2012 Over 2011
	Total	Volume	Rate	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$(1,077)	$279	$(1,356)	$(1,526)	$(548)	$(978)
Taxable securities	(146)	7	(153)	169	429	(260)
Nontaxable securities (2)	46	207	(161)	140	297	(157)
Other	(13)	(13)	—	5	4	1
Net change in tax-equivalent income	(1,190)	480	(1,670)	(1,212)	182	(1,394)

Increase (decrease) in interest expense (1)
Interest-bearing demand deposits	(103)	(11)	(92)	(177)	46	(223)
Savings deposits	(19)	15	(34)	8	5	3
Certificates of deposit	(637)	(214)	(423)	(700)	(211)	(489)
Advances from Federal Home Loan Bank	(226)	47	(273)	(36)	(95)	59
Other	(140)	(17)	(123)	(104)	15	(119)
Net change in interest expense	(1,125)	(180)	(945)	(1,009)	(240)	(769)
Net change in tax-equivalent net interest income	$(65)	$660	$(725)	$(203)	$422	$(625)

(1)	The volume variance is computed as the change in volume (average balance) multiplied by the previous year’s interest rate. The rate variance is computed as the change in interest rate multiplied by the previous year’s volume (average balance). The change in interest due to both volume and rate has been allocated to the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(2)	Interest on tax-exempt securities and loans has been adjusted to a fully tax-equivalent basis using an incremental tax rate of 34% for the years presented.

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

The average balance of loans decreased $9.6 million in 2012 compared to 2011. Combined with a 31 basis point decrease in the average rate earned on loans, interest income on loans declined $1,526,000 in 2012 compared to the prior year. The average balance of total securities increased by $24.4 million in 2012 compared to 2011. This growth in the average balance, partially offset by a lower average rate earned on securities, caused interest income from securities to increase $309,000 in 2012 compared to the prior year. A small increase in the average balance of other interest-earning assets resulted in an increase of $5,000 in 2012 compared to 2011. As average loans experienced a decline in 2012 compared to 2011, growth in securities was ChoiceOne’s method to achieve growth in earning assets in 2012.

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

Allowance and Provision For Loan Losses

Information regarding the allowance and provision for loan losses can be found in Table 3 below:

Table 3 – Provision and Allowance For Loan Losses

(Dollars in thousands)
	2013	2012	2011	2010	2009
Allowance for loan losses at beginning of year	$5,852	$5,213	$4,729	$4,322	$3,600
Charge-offs:
Agricultural	88	—	45	—	—
Commercial and industrial	122	405	228	765	1,558
Real estate - commercial	858	869	1,357	1,523	1,218
Real estate - construction	—	—	—	—	14
Real estate - residential	732	887	1,677	1,152	1,369
Consumer	351	338	361	444	535
Total	2,151	2,499	3,668	3,884	4,694

Recoveries:
Agricultural	6	5	10	—	—
Commercial and industrial	337	61	32	68	102
Real estate - commercial	84	224	89	16	58
Real estate - construction	—	—	—	—	29
Real estate - residential	132	119	104	27	106
Consumer	175	214	217	230	246
Total	734	623	452	341	541

Net charge-offs	1,417	1,876	3,216	3,543	4,153

Provision for loan losses	300	2,515	3,700	3,950	4,875

Allowance for loan losses at end of year	$4,735	$5,852	$5,213	$4,729	$4,322

Allowance for loan losses as a percentage of:
Total loans as of year end	1.52%	1.88%	1.63%	1.49%	1.34%
Nonaccrual loans, accrual loans past due 90 days or more and troubled debt restructurings	62%	86%	78%	56%	31%
Ratio of net charge-offs to average total loans outstanding during the year	0.45%	0.61%	1.01%	1.12%	1.30%
Loan recoveries as a percentage of prior year’s charge-offs	29%	17%	12%	7%	14%

As shown in Table 3, the provision for loan losses was $2,215,000 lower in 2013 than in 2012. The reduction in the provision level resulted from a decrease of $459,000 in net charge-offs experienced in 2013 compared to 2012. Net charge-offs of residential real estate loans declined $168,000 and net charge-offs of commercial real estate loans increased $129,000 in 2013 compared to 2012, while net charge-offs of commercial and industrial loans decreased $559,000. Agricultural loan and consumer loan net charge-offs both increased slightly in 2013 compared to 2012. Management believes that the lower net charge-off levels are due in part to the improving economy in the Bank’s market areas. The allowance for loan losses as a percentage of total loans decreased from 1.88% as of the end of 2012 to 1.52% as of the end of 2013. The coverage ratio of the allowance for loan losses to nonperforming loans decreased from 86% as of December 31, 2012 to 62% as of December 31, 2013. This was due to a decline of $1,117,000 in the allowance balance during 2013. ChoiceOne had $1,063,000 of specific allowance allocations for problem loans as of the end of 2013, compared to $700,000 as of the prior year end. Special allowance amounts have been allocated where the fair values of loans were considered to be less than their carrying values. ChoiceOne obtains valuations on collateral dependent loans when the loan is considered by management to be impaired and uses the valuation amounts in the determination of fair value. Management believes the specific reserves allocated to certain problem loans at the end of 2013 and 2012 were reasonable based on the circumstances surrounding each particular borrower.

The following schedule presents an allocation of the allowance for loan losses to the various loan categories as of the years ended December 31:

(Dollars in thousands)

	2013	2012	2011	2010	2009
Agricultural	$178	$140	$55	$181	$124
Commercial and industrial	562	381	609	641	735
Real estate - commercial	1,842	2,596	2,299	1,729	1,546
Real estate - construction	12	15	34	2	3
Real estate - residential	1,626	1,923	1,847	1,554	1,590
Consumer	192	250	197	243	306
Unallocated	323	547	172	379	18

Total allowance for loan losses	$4,735	$5,852	$5,213	$4,729	$4,322

The increase in the allowance allocation to commercial and industrial loans was caused by an increase in loans rated 5, 6, or 7 from $1,359,000 as of December 31, 2012 to $1,697,000 as of December 31, 2013. The decrease in the allowance allocation to commercial real estate loans was due to a decrease in loans rated 5, 6, or 7 from $15,083,000 as of December 31, 2012 to $12,696,000 as of December 31, 2013. The decline in the allowance allocation to residential real estate loans occurred as a result of a reduction in historical charge-off levels in this loan category.

Management maintains the allowance at a level that it believes adequately provides for losses inherent in the loan portfolio. Such losses are estimated by a variety of factors, including specific examination of certain borrowing relationships and consideration of historical losses incurred on certain types of credits. Current economic conditions and declining collateral values affect loss estimates. Management focuses on early identification of problem credits through ongoing reviews by management and the independent loan review function. Based on the current state of the economy and a recent review of the loan portfolio, management believes that the allowance for loan losses as of December 31, 2013 is adequate. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur, the provision and allowance for loan losses will be reviewed by the Bank’s management and adjusted as necessary.

Noninterest Income

Total noninterest income decreased $487,000 in 2013 compared to 2012. Customer service charges increased $312,000 in 2013 compared to the prior year due to growth in overdraft fees and debit card volume. An increase in insurance and investment commissions of $115,000 in 2013 compared to 2012 was due to overall higher volumes including brokerage fees for investment transactions for customers, including REIT sales. Gains on sales of securities decreased $282,000 primarily due to the rise in interest rates during 2013, which negated any gains securities had built up. Losses on sales of other assets were $464,000 higher in 2013 than in the prior year as write-downs of values of other real estate properties and losses on sales of properties were significantly higher in 2013 than in 2012. Earnings on life insurance policies decreased $148,000 in 2013 compared to 2012 as the prior year included a death benefit received.

Total noninterest income increased $750,000 in 2012 compared to 2011. Customer service charges decreased $89,000 in 2012 compared to the prior year as lower income from overdraft fees was partially offset by growth in debit card interchange fees. Gains on sales of loans grew $962,000 in 2012 compared to 2011 as proceeds from loan sales totaled $46 million in 2012 compared to $27 million in 2011. An increase of $290,000 in gains on sales of securities was caused by sales of $9.4 million of securities in 2012 compared to $3.3 million in the prior year. Losses on sales of other assets were $387,000 higher in 2012 than in the prior year as write-downs of values of other real estate properties and losses on sales of properties were higher in 2012 than in 2011. Earnings on life insurance policies were $93,000 higher in 2012 than the prior year as a result of a death benefit received. The $158,000 decrease in other noninterest income in 2012 compared to 2011 was primarily due to lower ATM surcharge fees.

Noninterest Expense

Total noninterest expense increased $377,000 in 2013 compared to 2012. Salaries and benefits increased $367,000 in 2013 compared to the prior year as a result of higher commission expense related to investment sales, performance bonuses, and the hiring of several new employees. Occupancy and equipment expense increased $85,000 from 2012 to 2013 primarily due to several small remodeling projects and information technology related equipment purchases. Supplies and postage expense was $63,000 higher in 2013 than in 2012 as a result of a postage increase and additional supplies purchased to build stock. The $212,000 decrease in collection expense in 2013 compared to the prior year was caused by a lower level of other real estate properties. FDIC insurance expense declined $47,000 in 2013 compared to 2012 due to 2013 benefiting from a full year under a lower insurance assessment base changed during 2012.

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

Income Taxes

Income taxes were $1,783,000 in 2013, compared to tax expense of $1,343,000 in 2012 and a tax expense of $1,060,000 in 2011. The increase in income tax expense from 2011 to 2012 and from 2012 to 2013 was caused by higher income before income tax compared to the prior year in 2012 and 2013. The effective tax rate was 26% in 2013, compared to 24% in 2012 and 23% in 2011. The increase in the effective tax rate was caused by the portion of income before income tax comprised of nontaxable income declining in both 2012 and 2013.

Financial Condition

Summary

Total assets were $514.6 million as of December 31, 2013, which represented an increase of $5.7 million or 1.1% from the end of 2012. Securities available for sale increased $1.6 million during 2013 as management purchased securities to support asset growth. Loans increased $4.5 million in 2013, with most of the increase occurring in commercial non-real estate and agricultural loans. The allowance for loan losses decreased $1.1 million as the quality of loans continued to improve allowing for lower net charge-offs and minimal provision expense. Net other real estate owned decreased $1.5 million in 2013 with increased effort of the bank to reduce this balance and therefore collection expenses. Total deposits fell $6.1 million in 2013 due to decreases in checking deposits and local certificates of deposit, which were partially offset by an increase in savings deposits.

Securities

The Bank’s securities available for sale balances as of December 31 were as follows:

(Dollars in thousands)

	2013	2012
U.S. Government and federal agency	$43,722	$40,268
U.S. Treasury notes and bonds	7,224	7,398
State and municipal	64,775	64,678
Mortgage-backed	8,470	12,526
Corporate	8,815	6,712
Foreign debt	990	1,001
Equity securities	1,603	1,909
Asset-backed securities	483	—
Total	$136,082	$134,492

The securities available for sale portfolio increased $1.6 million from December 31, 2012 to December 31, 2013. ChoiceOne purchased $40.7 million of securities during 2013 to replace securities that matured or were called and to provide growth in earning assets. Approximately $22 million in various securities were called or matured in 2013. Principal payments for municipal and mortgage-backed securities totaling $4 million were received during 2013. Various securities totaling approximately $8.8 million were sold during 2013 for net gains totaling $136,000. The Bank’s Investment Committee continues to monitor the portfolio and purchases securities as it considers prudent. Also, certain securities are sold under agreements to repurchase and management plans to continue this practice as a low-cost source of funding.

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

Equity securities included a money market preferred security (MMP) and a trust preferred security totaling $1,389,000, and common stock of $214,000 as of December 31, 2013. As of December 31, 2012, equity securities included an MMP of $1,000,000, a trust preferred security of $500,000, preferred stock of $263,000, and common stock of $146,000.

Management will continue to monitor its securities in 2013. Securities may be sold if believed prudent from a risk standpoint.

Loans

The Bank’s loan portfolio as of December 31 was as follows:

(Dollars in thousands)

	2013	2012
Agricultural	$37,048	$31,790
Commercial and industrial	68,530	67,365
Consumer	19,931	19,367
Real estate - commercial	96,987	93,312
Real estate - construction	890	1,056
Real estate - residential	92,580	98,578
Total loans	$315,966	$311,468

The loan portfolio (excluding loans held for sale) increased $4.5 million from December 31, 2012 to December 31, 2013. Economic factors in ChoiceOne’s market areas show signs of improvement, which affected loan demand in 2013. The significant increase in agricultural loans was caused by ideal weather conditions and record crops in 2013. The growth in commercial and industrial loans as well as commercial real estate loans resulted from calling efforts by ChoiceOne’s loan officers. The decrease in residential real estate loans resulted from a continued low interest rate environment for most of 2013 with high competition in the market to refinance higher interest rate loans.

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

The balances of these nonperforming loans as of December 31 were as follows:

(Dollars in thousands)

	2013	2012
Loans accounted for on a nonaccrual basis	$3,123	$2,331
Loans contractually past due 90 days or more as to principal or interest payments	11	30
Loans considered troubled debt restructurings which are not included above	4,523	4,405
Total	$7,657	$6,766

Nonaccrual loans included $452,000 in agricultural loans, $372,000 in commercial and industrial loans, $2,000 in consumer loans, $1,606,000 in commercial real estate loans, and $691,000 in residential real estate loans as of December 31, 2013. Nonaccrual loans included $94,000 in agricultural loans, $220,000 in commercial and industrial loans, $33,000 in consumer loans, $1,230,000 in commercial real estate loans, and $754,000 in residential real estate loans as of December 31, 2012. The increase in nonaccrual loans in 2013 was caused by loans experiencing payment difficulties where management believed it was prudent to cease the accrual of interest. Loans considered troubled debt restructurings which were not on a nonaccrual basis and were not 90 days or more past due as to principal or interest payments consisted of $29,000 in consumer loans, $2,576,000 in commercial real estate loans, and $1,918,000 in residential real estate loans at December 31, 2013, compared to $72,000 in agricultural loans, $32,000 in consumer loans, $2,581,000 in commercial real estate loans and $1,720,000 of residential real estate loans at December 31, 2012. Troubled debt restructurings consist of loans where the terms have been modified to assist the borrowers in making their payments. The modifications can include capitalization of interest onto the principal balance, reduction in interest rate, and extension of the loan term.

Management also maintains a list of loans that are not classified as nonperforming loans but where some concern exists as to the borrowers’ abilities to comply with the original loan terms. These loans totaled $14.0 million as of December 31, 2013, compared to $14.2 million as of December 31, 2012.

Deposits and Other Funding Sources

The Bank’s deposit balances as of December 31 were as follows:

(Dollars in thousands)

	2013	2012
Noninterest-bearing demand deposits	$102,243	$101,861
Interest-bearing demand deposits	64,560	66,569
Money market deposits	75,110	60,806
Savings deposits	63,681	63,406
Local certificates of deposit	112,533	130,057
Brokered certificates of deposit	—	1,500
Total deposits	$418,127	$424,199

Total deposits decreased $6.1 million from December 31, 2012 to December 31, 2013. Local deposits fell $17.5 million and brokered certificates of deposit declined $1.5 million during 2013. Management believes that the decline in both local deposits and brokered deposits is in part due to the customer base both reentering the stock market and wanting more liquid funds available as seen in the increase in money market deposits of $14.3 million.

Securities sold under agreements to repurchase increased $6.5 million during 2013. The increase was due to growth in sweep repurchase accounts used by the Bank’s local customers. Advances from the Federal Home Loan Bank of Indianapolis increased $6 million in 2013 due to additional advances taken to offset the deposit decline. A blanket collateral agreement covering residential real estate loans was pledged against all outstanding advances at the end of 2013. Approximately $40.2 million of additional advances were available as of December 31, 2013 based on the collateral pledged.

In 2014, management will continue to focus its marketing efforts toward growth in local deposits. If local deposit growth is insufficient to support asset growth, management believes that advances from the FHLB, repurchase agreements and brokered certificates of deposit can address corresponding funding needs.

Shareholders’ Equity

Total shareholders’ equity increased $1.1 million from December 31, 2012 to December 31, 2013. The growth in equity resulted from the retention of earnings in 2013 as net income exceeded dividends paid by $3.3 million. Other comprehensive income declined $2.2 million in 2013 primarily due to rising interest rates affecting the gains held on the portfolio of securities.

Note 21 to the consolidated financial statements presents regulatory capital information for the Bank at the end of 2013 and 2012. All three capital ratios presented increased in 2013 as a result of more growth in capital than assets during the year. Management will monitor these capital ratios closely during 2014 as they relate to asset growth and earnings retention. ChoiceOne’s Board of Directors and management do not plan to allow capital to decrease below those levels necessary to be considered “well capitalized” by regulatory guidelines. The Board of Directors and management believe that ChoiceOne’s capital level as of December 31, 2013 is adequate for the foreseeable future.

Table 4 – Contractual Obligations

The following table discloses information regarding the maturity of ChoiceOne’s contractual obligations at December 31, 2013:

(Dollars in thousands)	Payment Due by Period
		Less			More
		than	1 - 3	3 - 5	than
	Total	1 year	Years	Years	5 Years

Time deposits	$112,533	$66,783	$33,717	$11,461	$572
Repurchase agreements	26,033	26,033	—	—	—
Advances from Federal Home Loan Bank	6,392	6,029	62	67	234
Operating leases	137	49	88	—	—
Other obligations	936	82	177	181	496
Total	$146,031	$98,976	$34,044	$11,709	$1,302

Liquidity and Interest Rate Risk

Net cash from operating activities was $10.4 million for 2013 compared to $9.6 million for 2012. Lower loan originations for sale, lower provision for loan losses and net changes in other assets and liabilities contributed to the change in 2013. Cash used in investing activities was $13.4 million in 2013 compared to $16.6 million in 2012. The decrease was caused by a reduction in the purchases of securities offset by loan origination and payment activity in 2013 in contrast to 2012. Cash flows from financing activities were $4.5 million in 2013 compared to $8.9 million in the prior year. Proceeds from the Federal Home Loan Bank and the change in repurchase agreements was offset by less deposits in 2013 than in 2012.

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

Management believes that the current level of liquidity is sufficient to meet the Bank’s normal operating needs. This belief is based upon the availability of deposits from both the local and national markets, maturities of securities, normal loan repayments, income retention, federal funds purchased lines from correspondent banks, and advances available from the FHLB. Liquidity risk deals with ChoiceOne’s ability to meet its cash flow requirements. These requirements include depositors desiring to withdraw funds and borrowers seeking credit. Relatively short-term liquid funds exist in the form of lines of credit to purchase federal funds at four of the Bank’s correspondent banks. As of December 31, 2013, the amount of federal funds available for purchase from the Bank’s correspondent banks totaled approximately $34 million. ChoiceOne had no federal funds purchased at the end of 2013 or 2012. The Bank also has a line of credit secured by ChoiceOne’s commercial loans with the Federal Reserve Bank of Chicago for $67 million, which is designated for nonrecurring short-term liquidity needs. Longer-term liquidity needs may be met through local deposit growth, maturities of securities, normal loan repayments, advances from the FHLB, brokered certificates of deposit, and income retention. Approximately $40.2 million of borrowing capacity was available from the FHLB based on residential real estate loans pledged as collateral at year-end 2013. The acceptance of brokered certificates of deposit is not limited as long as the Bank’s capital to assets ratio is considered to be “well capitalized” under regulatory guidelines.

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

Table 5 documents the maturity or repricing schedule for ChoiceOne’s rate-sensitive assets and liabilities for selected time periods.

Table 5 – Maturities and Repricing Schedule

(Dollars in thousands)	As of December 31, 2013
	0 - 3	3 - 12	1 - 5	Over
	Months	Months	Years	5 Years	Total
Assets
Securities available for sale	$2,694	$16,426	$84,517	$32,445	$136,082
Federal Home Loan Bank stock	2,478	—	—	—	2,478
Federal Reserve Bank stock	—	—	—	1,272	1,272
Loans held for sale	931	—	—	—	931
Loans	101,579	79,064	126,644	8,679	315,966
Cash surrender value of life insurance policies	—	—	—	10,269	10,269
Rate-sensitive assets	$107,682	$95,490	$211,161	$52,665	$466,998

Liabilities
Interest-bearing demand deposits	$64,560	$—	$—	$—	$64,560
Money market deposits	75,110	—	—	—	75,110
Savings deposits	63,681	—	—	—	63,681
Certificates of deposits	21,892	44,666	45,403	572	112,533
Repurchase agreements	26,033	—	—	—	26,033
Advances from FHLB	3,007	3,022	129	234	6,392
Rate-sensitive liabilities	$254,283	$47,688	$45,532	$806	$348,309
Rate-sensitive assets less rate-sensitve liabilities:
Asset (liability) gap for the period	$(146,601)	$47,802	$165,629	$51,859	$118,689
Cumulative asset (liability) gap	$(146,601)	$(98,799)	$66,830	$118,689

Under this method, the ALCO measures interest rate sensitivity by focusing on the one-year repricing gap. ChoiceOne’s ratio of rate-sensitive assets to rate-sensitive liabilities that matured or repriced within a one-year time frame was 67% at December 31, 2013, compared to 81% at December 31, 2012. Table 5 above shows the entire balance of interest-bearing demand deposits, savings deposits, money market deposits, and overnight repurchase agreements in the shortest repricing term. Although these categories have the ability to reprice immediately, management has some control over the actual timing or extent of the changes in interest rates on these liabilities. The ALCO plans to continue to monitor the ratio of rate-sensitive assets to rate-sensitive liabilities on a quarterly basis in 2014. As interest rates change during 2014, the ALCO will attempt to match its maturing assets with corresponding liabilities to maximize ChoiceOne’s net interest income.

Another method the ALCO uses to monitor its interest rate sensitivity is to subject rate-sensitive assets and liabilities to interest rate shocks. At December 31, 2013, management used a simulation model to subject its assets and liabilities up to an immediate 400 basis point increase. The maturities of loans and mortgage-backed securities were affected by certain prepayment assumptions. Maturities for interest-bearing core deposits were based on an estimate of the period over which they would be outstanding. The maturities of advances from the FHLB were based on their contractual maturity dates. In the case of variable rate assets and liabilities, repricing dates were used to determine their values. The simulation model measures the effect of immediate interest rate changes on both net interest income and shareholders’ equity.

Table 6 provides an illustration of hypothetical interest rate changes as of December 31, 2013 and 2012:

Table 6 – Sensitivity to Changes in Interest Rates

	2013
	Net		Market
	Interest	Percent	Value of	Percent
	Income	Change	Equity	Change
Change in Interest Rate
400 basis point rise	$17,910	-5%	$85,498	-15%
300 basis point rise	18,108	-4%	90,365	-10%
200 basis point rise	18,277	-3%	95,034	-6%
100 basis point rise	18,458	-2%	98,997	-2%
Base rate scenario	18,830	-%	100,573	-%
100 basis point decline	18,214	-3%	94,075	-6%
200 basis point decline	17,748	-6%	82,563	-18%
300 basis point decline	17,376	-8%	73,398	-27%
400 basis point decline	17,279	-8%	72,943	-27%

	2012
	Net		Market
	Interest	Percent	Value of	Percent
	Income	Change	Equity	Change
Change in Interest Rate
400 basis point rise	$17,057	-3%	$71,148	-15%
300 basis point rise	17,262	-2%	76,058	-9%
200 basis point rise	17,391	-2%	79,555	-5%
100 basis point rise	17,488	-1%	82,396	-2%
Base rate scenario	17,657	-%	83,731	-%
100 basis point decline	17,226	-2%	77,256	-8%
200 basis point decline	16,851	-5%	71,641	-14%
300 basis point decline	16,550	-6%	72,430	-13%
400 basis point decline	16,489	-7%	72,335	-14%

As of both December 31, 2013 and December 31, 2012, the Bank was within its guidelines for immediate rate shocks up and down for both net interest income and the market value of shareholders’ equity. The ALCO plans to continue to monitor the effect of changes in interest rates on both net interest income and shareholders’ equity and will make changes in the duration of its rate-sensitive assets and rate-sensitive liabilities where necessary.

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

Management assessed the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2013, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management’s assessment is based on the criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in 1992. Based on this assessment, management has concluded that, as of December 31, 2013, its system of internal control over financial reporting was effective and meets the criteria of the “Internal Control – Integrated Framework.” This annual report is not required to include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting.

James A. Bosserd President and Chief Executive Officer	Thomas L. Lampen Treasurer

March 27 , 2014	March 27, 2014
20

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

of ChoiceOne Financial Services, Inc.

We have audited the accompanying consolidated balance sheet of ChoiceOne Financial Services, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each year in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ChoiceOne Financial Services, Inc. as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each year in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Plante & Moran, PLLC

Grand Rapids, Michigan

March 31, 2014

ChoiceOne Financial Services, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	December 31,
	2013	2012
Assets
Cash and due from banks	$20,479	$19,034

Securities available for sale (Note 2)	136,082	134,492
Federal Home Loan Bank stock	2,478	2,478
Federal Reserve Bank stock	1,272	1,272
Loans held for sale	931	1,874
Loans (Note 3)	315,966	311,468
Allowance for loan losses (Note 3)	(4,735)	(5,852)
Loans, net	311,231	305,616

Premises and equipment, net (Note 5)	11,995	12,121
Other real estate owned, net (Note 7)	508	2,019
Cash value of life insurance policies	10,269	9,970
Intangible assets, net (Note 6)	1,275	1,724
Goodwill (Note 6)	13,728	13,728
Other assets	4,327	4,585
Total assets	$514,575	$508,913

Liabilities
Deposits – noninterest-bearing (Note 8)	$102,243	$101,861
Deposits – interest-bearing (Note 8)	315,884	322,338
Total deposits	418,127	424,199

Repurchase agreements (Note 9)	26,033	19,572
Advances from Federal Home Loan Bank (Note 10)	6,392	420
Other liabilities (Notes 11 and 13)	2,465	4,216
Total liabilities	453,017	448,407

Shareholders’ Equity (Note 21)
Preferred stock; shares authorized: 100,000; shares outstanding: none	—	—
Common stock and paid-in capital, no par value; shares authorized: 7,000,000; shares outstanding: 3,295,463 in 2013 and 3,298,081 in 2012 (Note 14)	46,595	46,649
Retained earnings	14,815	11,501
Accumulated other comprehensive income, net (Note 16)	148	2,356
Total shareholders’ equity	61,558	60,506
Total liabilities and shareholders’ equity	$514,575	$508,913

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
Consolidated Statements of Income

(Dollars in thousands, except per share data)
	Years ended December 31,
	2013	2012	2011
Interest income
Loans, including fees	$15,801	$16,875	$18,398
Securities:
Taxable	1,812	1,958	1,789
Tax exempt	1,390	1,361	1,268
Other	12	25	20
Total interest income	19,015	20,219	21,475

Interest expense
Deposits	1,328	2,087	2,956
Advances from Federal Home Loan Bank	45	271	307
Other	46	186	290
Total interest expense	1,419	2,544	3,553

Net interest income	17,596	17,675	17,922
Provision for loan losses (Note 3)	300	2,515	3,700
Net interest income after provision for loan losses	17,296	15,160	14,222

Noninterest income
Customer service charges	3,677	3,365	3,454
Insurance and investment commissions	826	711	672
Gains on sales of loans (Note 4)	1,566	1,634	672
Gains on sales of securities (Note 2)	137	419	129
Gains (losses) on sales and write-downs of other assets (Note 7)	(822)	(358)	29
Earnings on life insurance policies	299	447	354
Other	719	671	829
Total noninterest income	6,402	6,889	6,139

Noninterest expense
Salaries and benefits (Notes 13 and 14)	8,240	7,873	7,348
Occupancy and equipment (Note 5)	2,341	2,256	2,247
Data processing	1,832	1,852	1,740
Professional fees	887	887	793
Supplies and postage	493	430	517
Advertising and promotional	239	212	160
Intangible assets amortization (Note 6)	449	448	448
Loan and collection expense	377	589	575
FDIC insurance	330	377	488
Other	1,633	1,520	1,472
Total noninterest expense	16,821	16,444	15,788

Income before income tax	6,877	5,605	4,573
Income tax expense (Note 11)	1,783	1,343	1,060

Net income	$5,094	$4,262	$3,513

Basic earnings per common share (Note 15)	$1.55	$1.29	$1.07
Diluted earnings per common share (Note 15)	$1.54	$1.29	$1.07
Dividends declared per common share	$0.54	$0.50	$0.48

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	Years ended December 31,
	2013	2012	2011
Net income	$5,094	$4,262	$3,513

Other comprehensive income:
Unrealized holding gains/(losses) on available for sale securities	(3,226)	363	2,448
Less reclassification adjustments for gains included in net income	137	419	129
Net unrealized gains/(losses)	(3,363)	(56)	2,319
Less tax effect	(1,143)	(19)	789
Net-of-tax amount	(2,220)	(37)	1,530

Change in funded status of post-retirement benefit plan	19	(34)	(23)
Less tax effect	7	(12)	(8)
Net-of-tax amount	12	(22)	(15)
Other comprehensive income/(loss), net of tax	(2,208)	(59)	1,515

Comprehensive income	$2,886	$4,203	$5,028

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands, except per share data)
	Number of Shares	Common Stock and Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss), Net	Total

Balance, January 1, 2011	3,280,515	$46,461	$6,952	$900	$54,313

Net income			3,513		3,513
Other comprehensive income				1,515	1,515
Shares issued	12,754	127			127
Change in ESOP repurchase obligation		(1)			(1)
Stock-based compensation		5			5
Effect of employee stock purchases		10			10
Cash dividends declared ($0.48 per share)			(1,578)		(1,578)

Balance, December 31, 2011	3,293,269	$46,602	$8,887	$2,415	$57,904

Net income			4,262		4,262
Other comprehensive loss				(59)	(59)
Shares issued	9,812	123			123
Shares repurchased	(5,000)	(75)			(75)
Change in ESOP repurchase obligation		(12)			(12)
Effect of employee stock purchases		11			11
Cash dividends declared ($0.50 per share)			(1,648)		(1,648)

Balance, December 31, 2012	3,298,081	$46,649	$11,501	$2,356	$60,506

Net income			5,094		5,094
Other comprehensive loss				(2,208)	(2,208)
Shares issued	8,850	130			130
Shared repurchased	(11,468)	(192)			(192)
Change in ESOP repurchase obligation		(14)			(14)
Effect of employee stock purchases		11			11
Restricted stock units issued		11			11
Cash dividends declared ($0.54 per share)			(1,780)		(1,780)

Balance, December 31, 2013	3,295,463	$46,595	$14,815	$148	$61,558

See accompanying notes to consolidated financial statements.

ChoiceOne Financial Services, Inc.
Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$5,094	$4,262	$3,513
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	300	2,515	3,700
Depreciation	927	900	944
Amortization	1,636	1,569	1,300
Compensation expense on employee stock purchases and restricted stock units	22	11	15
Gains on sales of securities	(137)	(419)	(129)
Gains on sales of loans	(1,566)	(1,634)	(672)
Loans originated for sale	(42,906)	(44,889)	(25,685)
Proceeds from loan sales	45,204	45,622	26,611
Earnings on bank-owned life insurance	(299)	(447)	(354)
Gains on sales of other real estate owned	(122)	(51)	(279)
Write-downs of other real estate owned	926	405	255
Proceeds from sales of other real estate owned	1,604	1,259	3,015
Deferred federal income tax (benefit)/expense	59	(132)	378
Net change in:
Other assets	289	667	2,391
Other liabilities	(667)	4	(2,458)
Net cash from operating activities	10,364	9,642	12,545

Cash flows from investing activities:
Sales of securities available for sale	8,790	9,369	3,310
Maturities, prepayments and calls of securities available for sale	26,072	39,098	18,687
Purchases of securities available for sale	(40,687)	(69,564)	(43,651)
Purchase of Federal Reserve Bank stock	—	(1)	(1)
Sale of Federal Reserve Bank stock	—	—	411
Loan originations and payments, net	(6,812)	5,065	(9,375)
Proceeds from life insurance	—	311	—
Additions to premises and equipment	(801)	(921)	(499)
Net cash from investing activities	(13,438)	(16,643)	(31,118)

Cash flows from financing activities:
Net change in deposits	(6,072)	20,834	13,481
Net change in repurchase agreements	6,461	(2,297)	(380)
Proceeds from Federal Home Loan Bank advances	7,000	—	250
Payments on Federal Home Loan Bank advances	(1,028)	(8,027)	(276)
Issuance of common stock	130	123	127
Repurchase of common stock	(192)	(75)	—
Cash dividends	(1,780)	(1,648)	(1,578)
Net cash from financing activities	4,519	8,910	11,624

Net change in cash and cash equivalents	1,445	1,909	(6,949)
Beginning cash and cash equivalents	19,034	17,125	24,074

Ending cash and cash equivalents	$20,479	$19,034	$17,125

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,456	$2,625	$3,608
Cash paid for income taxes	2,000	1,425	765
Loans transferred to other real estate owned	897	1,718	2,972
Other real estate owned transferred to premises and equipment	—	20	—

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

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance is increased by the provision for loan losses and decreased by loans charged off less any recoveries of charged off loans. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance when management believes that collection of a loan balance is not possible.

The allowance consists of general and specific components. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.

A loan is impaired when full payment under the loan terms is not expected. Commercial loans are evaluated for impairment on an individual loan basis. If a loan is considered impaired, a portion of the allowance for loan losses is allocated to the loan so that it is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller-balance homogeneous loans such as consumer and residential real estate mortgage loans are collectively evaluated for impairment and, accordingly, they are not separately identified for impairment disclosures.

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

Other Real Estate Owned

Real estate properties acquired in the collection of a loan are initially recorded at the lower of the Bank’s basis in the loans or fair value at acquisition establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses to repair or maintain properties are included within other noninterest expenses. Gains and losses upon disposition and changes in the valuation allowance are reported net within noninterest income.

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

Employee Benefit Plans

ChoiceOne’s 401(k) plan allows participants to make contributions to their individual accounts under the plan in amounts up to the IRS maximum. Contributions from ChoiceOne to its 401(k) plan are discretionary. ChoiceOne also allows retired employees to participate in its health insurance plan. Employees who have attained age 55 and completed at least ten years of service to ChoiceOne are eligible to participate as a retiree until they are eligible for Medicare. These post-retirement benefits are accrued during the years in which the employee provides service.

Employee Stock Ownership Plan

Dividends on Employee Stock Ownership Plan (the “ESOP”) shares are recorded as a reduction of retained earnings. Upon distribution of shares to a participant, the participant has the right to require the Company to purchase his or her shares at fair value in accordance with the terms and conditions of the ESOP. As such, these shares are not classified in shareholders' equity as permanent equity.

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

Earnings Per Share

Basic earnings per common share (“EPS”) is based on weighted-average common shares outstanding. The weighted-average number of shares used in the computation of basic and diluted EPS includes shares allocated to the ESOP. Diluted EPS further assumes issue of any dilutive potential common shares issuable under stock options or restricted stock units granted.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains and losses on securities available for sale, net of tax, and changes in the funded status of post-retirement plans, which are also recognized as a separate component of shareholders’ equity.

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

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Cash Restrictions

Cash on hand or on deposit with the Federal Reserve Bank of $352,000 and $318,000 was required to meet regulatory reserve and clearing requirements at December 31, 2013 and 2012, respectively. The balance in excess of the amount required was interest-bearing as of December 31, 2013 and December 31, 2012.

Stock-Based Compensation

The Company values share-based stock option awards granted using the Black-Scholes option-pricing model. The Company recognizes compensation expense for its awards on a straight-line basis over the requisite service period for the entire award (straight-line attribution method), ensuring that the amount of compensation cost recognized at any date at least equals the portion of the grant-date fair value of the award that is vested at that time. Compensation costs related to stock options granted is disclosed in Note 14.

Effective July 1, 2013, ChoiceOne granted Restricted Stock Units to a select group of employees under the Stock Incentive Plan of 2012. All of the Restricted Stock Units are initially unvested and vest in three annual installments on each of the next three anniversaries of the grant date. Certain additional vesting provisions apply. Each unit, once vested, is settled by delivery of one share of ChoiceOne common stock.

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

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”), to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 requires that an entity report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (“GAAP”) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about these amounts. ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2012. ChoiceOne adopted ASU 2013-02 as of January 1, 2013. The adoption of ASU 2013-02 did not have a material impact on ChoiceOne's consolidated financial condition or results of operations.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”) to reduce the cost and complexity of testing indefinite-lived intangible assets for impairment. ASU 2012-02 gives an entity the option of first assessing qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that an indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that an indefinite-lived asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of an indefinite-lived asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Subtopic 350-30. An entity also has the option to bypass the qualitative assessment for any indefinite-lived asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. ASU 2012-02 is effective for fiscal years beginning after September 15, 2012 and early adoption is permitted. ChoiceOne adopted ASU 2012-02 as of January 1, 2013. The adoption of ASU 2012-02 did not have a material impact on ChoiceOne’s consolidated financial condition or results of operations.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Reclassifications

Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the current year’s presentation.

Note 2 – Securities

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at December 31 were as follows:

	2013
(Dollars in thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Government and federal agency	$44,059	$166	$(503)	$43,722
U.S. Treasury notes and bonds	7,285	17	(78)	7,224
State and municipal	64,215	1,622	(1,062)	64,775
Mortgage-backed	8,541	95	(166)	8,470
Corporate	8,805	61	(51)	8,815
Foreign debt	1,000	—	(10)	990
Equity securities	1,707	7	(111)	1,603
Asset-backed securities	486	—	(3)	483
Total	$136,098	$1,968	$(1,984)	$136,082

	2012
(Dollars in thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Government and federal agency	$39,815	$455	$(2)	$40,268
U.S. Treasury notes and bonds	7,362	45	(9)	7,398
State and municipal	62,248	2,668	(238)	64,678
Mortgage-backed	12,218	308	—	12,526
Corporate	6,600	113	(1)	6,712
Foreign debt	1,000	1	—	1,001
Equity securities	1,902	12	(5)	1,909
Total	$131,145	$3,602	$(255)	$134,492

Information regarding sales of securities available for sale follows:

(Dollars in thousands)
	2013	2012	2011
Proceeds from sales of securities	$8,790	$9,369	$3,310
Gross realized gains	197	421	133
Gross realized losses	60	2	4
31

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Contractual maturities of securities available for sale at December 31, 2013 were as follows:

(Dollars in thousands)	Fair
Value
Due within one year	$24,680
Due after one year through five years	67,387
Due after five years through ten years	31,240
Due after ten years	2,702
Total debt securities	126,009
Mortgage-backed securities, not due at a specific date	8,470
Equity securities	1,603
Total	$136,082

Various securities were pledged as collateral for securities sold under agreements to repurchase. The carrying amount of securities pledged as collateral at December 31 was as follows:

(Dollars in thousands)

	2013	2012
Securities pledged for securities sold under agreements to repurchase	$31,919	$27,085

Securities with unrealized losses at year-end 2013 and 2012, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, were as follows:

(Dollars in thousands)	2013
	Less than 12 months		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government agencies	$25,104	$(503)	$—	$—	$25,104	$(503)
U.S. Treasury notes and bonds	5,190	(78)	—	—	5,190	(78)
State and municipal	19,532	(740)	5,030	(322)	24,562	(1,062)
Mortgage-backed	6,380	(166)	—	—	6,380	(166)
Corporate	2,823	(51)	398	—	3,221	(51)
Foreign debt	990	(10)	—	—	990	(10)
Equity securities	1,096	(111)	—	—	1,096	(111)
Asset-backed securities	—	—	483	(3)	483	(3)
Total temporarily impaired	$61,115	$(1,659)	$5,911	$(325)	$67,026	$(1,984)

(Dollars in thousands)	2012
	Less than 12 months		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government agencies	$1,997	$(2)	$—	$—	$1,997	$(2)
U.S. Treasury notes and bonds	2,187	(9)	—	—	2,187	(9)
State and municipal	7,623	(203)	811	(35)	8,434	(238)
Corporate	768	(1)	—	—	768	(1)
Equity securities	146	(5)	—	—	146	(5)
Total temporarily impaired	$12,721	$(220)	$811	$(35)	$13,532	$(255)

ChoiceOne evaluates all securities on a quarterly basis to determine whether unrealized losses are temporary or other than temporary. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of ChoiceOne to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value. Management believed that unrealized losses as of December 31, 2013 were temporary in nature and were caused primarily by changes in interest rates, increased credit spreads, and reduced market liquidity and were not caused by the credit status of the issuer. No other than temporary impairments were recorded in 2013 or 2012.

During 2013, a security formerly classified as a state and municipal security was reclassified as an asset-backed security. There were no other reclassifications during 2013 or 2012.

At December 31, 2013, there were 113 securities with an unrealized loss, compared to 28 securities with an unrealized loss as of December 31, 2012. The increase in the number of securities in an unrealized loss position was caused by a rise in longer-term market interest rates that began in the second quarter of 2013.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 3 – Loans and Allowance for Loan Losses

The Bank’s loan portfolio as of December 31 was as follows:

(Dollars in thousands)
	2013	2012
Agricultural	$37,048	$31,790
Commercial and industrial	68,530	67,365
Consumer	19,931	19,367
Real estate - commercial	96,987	93,312
Real estate - construction	890	1,056
Real estate - residential	92,580	98,578
Loans, gross	315,966	311,468
Allowance for loan losses	(4,735)	(5,852)
Loans, net	$311,231	$305,616

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

Ongoing credit review of commercial loans is the responsibility of the loan officers. ChoiceOne’s internal credit committee meets at least monthly and reviews loans with payment issues and loans with a risk rating of 5, 6, or 7. Risk ratings of commercial loans are reviewed periodically and adjusted if needed. ChoiceOne’s consumer loan portfolio is primarily monitored on an exception basis. Loans where payments are past due are turned over to the Bank’s collection department, which works with the borrower to bring payments current or takes other actions when necessary. In addition to internal reviews of credit performance, ChoiceOne contracts with a third party for independent loan review that monitors the loan approval process and the credit quality of the loan portfolio.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Activity in the allowance for loan losses and balances in the loan portfolio were as follows:

(Dollars in thousands)

	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Unallocated	Total
2013
Allowance for Loan Losses
Beginning balance	$140	$381	$250	$2,596	$15	$1,923	$547	$5,852
Charge-offs	(88)	(122)	(351)	(858)	—	(732)	—	(2,151)
Recoveries	6	337	175	84	—	132	—	734
Provision	120	(34)	118	20	(3)	303	(224)	300
Ending balance	$178	$562	$192	$1,842	$12	$1,626	$323	$4,735

Individually evaluated for impairment	$—	$53	$3	$699	$—	$308	$—	$1,063

Collectively evaluated for impairment	$178	$509	$189	$1,143	$12	$1,318	$323	$3,672

Loans
Individually evaluated for impairment	$452	$776	$37	$4,195	$—	$2,827		$8,287
Collectively evaluated for impairment	36,596	67,754	19,894	92,792	890	89,753		307,679
Ending balance	$37,048	$68,530	$19,931	$96,987	$890	$92,580		$315,966

	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Unallocated	Total
2012
Allowance for Loan Losses
Beginning balance	$55	$609	$197	$2,299	$34	$1,847	$172	$5,213
Charge-offs	—	(405)	(338)	(869)	—	(887)	—	(2,499)
Recoveries	5	61	214	224	—	119	—	623
Provision	80	116	177	942	(19)	844	375	2,515
Ending balance	$140	$381	$250	$2,596	$15	$1,923	$547	$5,852

Individually evaluated for impairment	$1	$112	$—	$449	$—	$138	$—	$700

Collectively evaluated for impairment	$139	$269	$250	$2,147	$15	$1,785	$547	$5,152

Loans
Individually evaluated for impairment	$166	$198	$32	$3,723	$—	$1,820		$5,939
Collectively evaluated for impairment	31,624	67,167	19,335	89,589	1,056	96,758		305,529
Ending balance	$31,790	$67,365	$19,367	$93,312	$1,056	$98,578		$311,468
34

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Unallocated	Total
2011
Allowance for Loan Losses
Beginning balance	$181	$641	$243	$1,729	$2	$1,554	$379	$4,729
Charge-offs	(45)	(228)	(361)	(1,357)	—	(1,677)	—	(3,668)
Recoveries	10	32	217	89	—	104	—	452
Provision	(91)	164	98	1,838	32	1,866	(207)	3,700
Ending balance	$55	$609	$197	$2,299	$34	$1,847	$172	$5,213

Individually evaluated for impairment	$—	$7	$—	$424	$—	$—	$—	$431

Collectively evaluated for impairment	$55	$602	$197	$1,875	$34	$1,847	$172	$4,782

Loans
Individually evaluated for impairment	$—	$163	$—	$2,758	$—	$1,580		$4,501
Collectively evaluated for impairment	38,929	58,522	18,657	103,492	1,169	94,857		315,626
Ending balance	$38,929	$58,685	$18,657	$106,250	$1,169	$96,437		$320,127

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

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Information regarding the Bank’s credit exposure as of December 31 was as follows:

Corporate Credit Exposure - Credit Risk Profile By Creditworthiness Category

(Dollars in thousands)	Agricultural		Commercial and Industrial		Commercial Real Estate
	2013	2012	2013	2012	2013	2012
Risk ratings 1 and 2	$8,339	$8,615	$7,333	$9,040	$3,000	$2,711
Risk rating 3	23,036	16,173	46,943	43,549	53,681	45,295
Risk rating 4	4,330	5,040	12,557	13,417	27,610	30,223
Risk rating 5	1,193	1,939	1,025	855	6,813	7,847
Risk rating 6	150	19	608	361	5,818	6,960
Risk rating 7	—	4	64	143	65	276
	$37,048	$31,790	$68,530	$67,365	$96,987	$93,312

Consumer Credit Exposure - Credit Risk Profile Based On Payment Activity

	Consumer		Construction Real Estate		Residential Real Estate
	2013	2012	2013	2012	2013	2012
Performing	$19,931	$19,334	$890	$1,056	$92,568	$98,018
Nonperforming	—	33	—	—	12	560
	$19,931	$19,367	$890	$1,056	$92,580	$98,578

The following schedule provides information on loans that were considered troubled debt restructurings (“TDRs”) that were modified during the twelve months ended December 31, 2013 and December 31, 2012:

	December 31, 2013			December 31, 2012
		Pre-	Post-		Pre-	Post-
		Modification	Modification		Modification	Modification
	Number	Outstanding	Outstanding	Number	Outstanding	Outstanding
(Dollars in thousands)	of	Recorded	Recorded	of	Recorded	Recorded
	Loans	Investment	Investment	Loans	Investment	Investment
Agricultural	—	$—	$—	1	$72	$72
Commercial and industrial	1	216	216	2	159	149
Consumer	—	—	—	1	32	32
Commercial real estate	4	948	948	5	1,990	1,990
Residential real estate	2	112	112	3	353	353
	7	$1,276	$1,276	12	$2,606	$2,596

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

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

The following schedule provides information on TDRs as of December 31, 2013 and December 31, 2012 where the borrower was past due with respect to principal and/or interest for 30 days or more during the twelve months ended December 31, 2013 and December 31, 2012 that had been modified during the 12-month period prior to the default:

	With Payment Defaults During the Following Periods
	December 31, 2013		December 31, 2012
(Dollars in thousands)	Number	Recorded	Number	Recorded
	of Loans	Investment	of Loans	Investment
Agricultural	—	$—	1	$72
Commercial and industrial	—	—	2	149
Consumer	1	29	1	32
Commercial real estate	3	573	1	68
Residential real estate	1	71	—	—
	5	$673	5	$321

Loans are classified as performing when they are current as to principal and interest payments or are past due on payments less than 90 days. Loans are classified as nonperforming when they are past due 90 days or more as to principal and interest payments or are considered a troubled debt restructuring.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Impaired loans by loan category as of December 31 follow:

(Dollars in thousands)

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
2013
With no related allowance recorded
Agricultural	$452	$455	$—	$204	$7
Commercial and industrial	229	300	—	85	—
Consumer	2	3	—	3	—
Commercial real estate	782	843	—	693	25
Residential real estate	891	1,128	—	456	7
Subtotal	2,356	2,729	—	1,441	39
With an allowance recorded
Agricultural	—	—	—	112	1
Commercial and industrial	547	554	53	377	11
Consumer	35	35	3	43	3
Commercial real estate	3,413	3,997	699	4,126	217
Residential real estate	1,936	1,936	308	2,207	81
Subtotal	5,931	6,522	1,063	6,865	313
Total
Agricultural	452	455	—	316	8
Commercial and industrial	776	854	53	462	11
Consumer	37	38	3	46	3
Commercial real estate	4,195	4,840	699	4,819	242
Residential real estate	2,827	3,064	308	2,663	88
Total	$8,287	$9,251	$1,063	$8,306	$352

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
2012
With no related allowance recorded
Agricultural	$94	$441	$—	$19	$—
Commercial and industrial	49	49	—	223	6
Consumer	—	—	—	—	—
Commercial real estate	577	848	—	1,586	—
Residential real estate	—	—	—	1,366	48
Subtotal	720	1,338	—	3,194	54
With an allowance recorded
Agricultural	72	72	1	14	1
Commercial and industrial	149	169	112	112	—
Consumer	32	32	—	6	—
Commercial real estate	3,146	3,193	449	1,576	24
Residential real estate	1,820	1,820	138	364	20
Subtotal	5,219	5,286	700	2,072	45
Total
Agricultural	166	513	1	33	1
Commercial and industrial	198	218	112	335	6
Consumer	32	32	—	6	—
Commercial real estate	3,723	4,041	449	3,162	24
Residential real estate	1,820	1,820	138	1,730	68
Total	$5,939	$6,624	$700	$5,266	$99
38

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

An aging analysis of loans by loan category as of December 31 follows:

(Dollars in thousands)

			Greater				90 Days Past
	30 to 59	60 to 89	Than 90		Loans Not	Total	Due and
	Days (1)	Days (1)	Days (1)	Total (1)	Past Due	Loans	Accruing
2013
Agricultural	$9	$1	$428	$438	$36,610	$37,048	$—
Commercial and industrial	93	352	73	518	68,012	68,530	—
Consumer	60	7	—	67	19,864	19,931	—
Commercial real estate	901	884	242	2,027	94,960	96,987	—
Construction real estate	—	—	—	—	890	890	—
Residential real estate	673	186	167	1,026	91,554	92,580	11
	$1,736	$1,430	$910	$4,076	$311,890	$315,966	$11
2012
Agricultural	$261	$—	$—	$261	$31,529	$31,790	$—
Commercial and industrial	102	4	198	304	67,061	67,365	—
Consumer	173	28	33	234	19,133	19,367	1
Commercial real estate	64	68	339	471	92,841	93,312	—
Construction real estate	—	—	—	—	1,056	1,056	—
Residential real estate	1,439	691	559	2,689	95,889	98,578	29
	$2,039	$791	$1,129	$3,959	$307,509	$311,468	$30

(1)	Includes nonaccrual loans

Nonaccrual loans by loan category as of December 31 follow:

(Dollars in thousands)

	2013	2012
Agricultural	$452	$94
Commercial and industrial	372	220
Consumer	2	33
Commercial real estate	1,606	1,230
Construction real estate	—	—
Residential real estate	691	754
	$3,123	$2,331

Note 4 – Mortgage Banking

Activity in secondary market loans during the year was as follows:

(Dollars in thousands)
	2013	2012	2011
Loans originated for resale, net of principal payments	$42,906	$44,889	$25,685
Proceeds from loan sales	45,204	45,622	26,611
Net gains on sales of loans held for sale	1,566	1,634	672
Loan servicing fees, net of amortization	167	131	161

Loans serviced for others are not reported as assets in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $98 million and $97 million at December 31, 2013 and 2012, respectively. The Bank maintains custodial escrow balances in connection with these serviced loans; however, such escrows were immaterial at December 31, 2013 and 2012.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Activity for loan servicing rights (included in other assets) was as follows:

(Dollars in thousands)
	2013	2012	2011
Balance, beginning of year	$473	$318	$347
Capitalized	211	289	94
Amortization	(140)	(134)	(123)
Balance, end of year	$544	$473	$318

The fair value of loan servicing rights was $958,000 and $807,000 as of December 31, 2013 and 2012, respectively. Consequently, a valuation allowance was not necessary at year-end 2013 or 2012. The fair value of servicing rights at December 31, 2013 was determined using a discount rate of 8.25% and prepayment speeds ranging from 7% to 23%. The fair value of servicing rights at December 31, 2012 was determined using a discount rate of 7.7% and prepayment speeds ranging from 14% to 34%.

Note 5 – Premises and Equipment

As of December 31, premises and equipment consisted of the following:

(Dollars in thousands)
	2013	2012
Land and land improvements	$4,221	$4,108
Leasehold improvements	38	38
Buildings	11,838	11,190
Furniture and equipment	4,517	4,556
Total cost	20,614	19,892
Accumulated depreciation	(8,619)	(7,771)
Premises and equipment, net	$11,995	$12,121

Depreciation expense was $927,000, $900,000, and $944,000 for 2013, 2012 and 2011, respectively.

The Bank leases certain branch properties and automated-teller machine locations in its normal course of business. Rent expense totaled $56,000, $98,000, and $75,000 for 2013, 2012 and 2011, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (dollars in thousands):

2014	$49
2015	50
2016	38
$137

Note 6 – Goodwill and Intangible Assets

Goodwill

There were no changes in the goodwill balance in 2013 or 2012. ChoiceOne evaluates goodwill annually for impairment. Recently issued accounting pronouncements allow a company to first perform a qualitative assessment for goodwill prior to a quantitative assessment (Step 1 assessment). If the results of the qualitative assessment indicate that it is more likely than not that goodwill is impaired, then a quantitative assessment must be performed. If not, there is no further assessment required.

Prior to 2013, ChoiceOne was required to perform a quantitative assessment and engaged an outside consulting firm to assist management in performing its annual evaluation of goodwill for impairment as of June 30, 2012. The following steps were used in the valuation: determination of the reporting unit, determination of the appropriate standard of value, determination of the appropriate level of value, calculation of fair value, and comparison of the fair value computed to the equity carrying value. It was determined that the relevant reporting unit to be valued was ChoiceOne Bank. The standard of value used in the valuation was fair value as determined by generally accepted accounting principles. The appropriate level of value was determined to be the controlling interest level. The appraisal methodology used to calculate the fair value included the income approach, which was a discounted cash flow value based on projected earnings capacity. The income approach used a discount rate of 12.50%, a growth assumption of 1.8% for assets for the first year and 2.0% in subsequent years, and an assumption of cost savings of 20% of noninterest expense as a result of synergies and cost reductions from a change in control. The appraisal methodology also included the market approach, which was based on price-to-earnings multiples, price-to-tangible book value ratios, and core deposit premiums for selected bank sale transactions. The asset approach was also an approach that was reviewed, but it was not used in determining the fair value since it did not render a control level indication of value. The results from the valuation approaches were used to calculate an estimate of the fair value of ChoiceOne’s equity, which was compared to the carrying value of equity to determine whether the Step 1 test under generally accepted accounting principles that govern the valuation of goodwill was passed. The goodwill analysis determined that the fair value of ChoiceOne’s equity exceeded the carrying value by 10.8%. Based on this assessment, management believed that there was no indication of goodwill impairment at June 30, 2012.

Management performed a qualitative assessment of goodwill as of June 30, 2013 and December 31, 2013. The analysis was performed including evaluation of the share price, book value, and financial results of ChoiceOne as compared to the previous year. Additionally, industry and market conditions were evaluated and compared to 2011 and 2012. Average deal prices in the Midwest of closed transactions have indicated increases in deal values to tangible common equity, deal values to earnings, and core deposit premiums when compared to the observed prices used in the 2012 quantitative assessment. Further, macro-economic trends have been on a positive trajectory recently and there have been no adverse legal, regulatory, contractual, political or other factors that have materially impacted ChoiceOne. Upon completion of the qualitative assessment, ChoiceOne believed that was more likely than not that the fair value of ChoiceOne’s equity exceeded the carrying value at the assessment dates and there was not further quantitative assessment necessary for 2013.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Acquired Intangible Assets

Information for acquired intangible assets at December 31 follows:

(Dollars in thousands)

	2013		2012
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Core deposit intangible	$4,134	$2,963	$4,134	$2,549
Other intangible assets	347	243	347	208
Totals	$4,481	$3,206	$4,481	$2,757

The core deposit intangible and other intangible assets are being amortized on a straight-line basis over ten years. Intangible assets are reviewed for impairment on a quarterly basis. No impairment was indicated as of December 31, 2013 or December 31, 2012. Aggregate amortization expense was $449,000 for 2013 and $448,000 for both 2012 and 2011. The estimated amortization expense for the next three years ending December 31 is as follows:

(Dollars in thousands)	Core	Other
	Deposit	Intangible
	Intangible	Assets	Total

2014	$413	$35	$448
2015	413	35	448
2016	345	34	379
Totals	$1,171	$104	$1,275

Note 7 – Other Real Estate Owned

Other real estate owned represents residential and commercial properties primarily owned as a result of loan collection activities and is reported net of a valuation allowance. Activity within other real estate owned was as follows:

(Dollars in thousands)

	2013	2012	2011

Balance, beginning of year	$2,019	$1,934	$1,953
Transfers from loans	897	1,718	2,972
Reclassification to buildings	—	(20)	—
Proceeds from sales	(1,604)	(1,259)	(3,015)
Gains on sales	122	51	279
Write-downs	(926)	(405)	(255)
Balance, end of year	$508	$2,019	$1,934
41

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 8 – Deposits

Deposit balances as of December 31 consisted of the following:

(Dollars in thousands)

	2013	2012

Noninterest-bearing demand deposits	$102,243	$101,861
Interest-bearing demand deposits	64,560	66,569
Money market deposits	75,110	60,806
Savings deposits	63,681	63,406
Local certificates of deposit	112,533	130,057
Brokered certificates of deposit	—	1,500
Total deposits	$418,127	$424,199

Scheduled maturities of certificates of deposit at December 31 were as follows:

(Dollars in thousands)	2013

2014	$66,783
2015	23,663
2016	10,054
2017	5,037
2018	6,424
2019	572
Total	$112,533

The Bank had certificates of deposit issued in denominations of $100,000 or greater totaling $45.8 million and $66.9 million at December 31, 2013 and 2012, respectively. The Bank had no brokered certificates of deposit at December 31, 2013 compared to $1.5 million at December 31, 2012. In addition, the Bank had $4.1 million of certificates of deposit as of December 31, 2013 and $14.2 million as of December 31, 2012 that had been issued through the Certificate of Deposit Account Registry Service (CDARS). Although certificates of deposit issued through CDARS are issued to local customers, this type of deposit is classified as brokered deposits for regulatory purposes.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 9 – Repurchase Agreements

Securities sold under agreements to repurchase are advances to the Bank by customers or another bank. These agreements are direct obligations of the Bank and are secured by securities held in safekeeping at a correspondent bank. Repurchase agreements with Bank customers mature daily. Information regarding repurchase agreements follows:

(Dollars in thousands)

	2013	2012
Outstanding balance at December 31	$26,033	$19,572
Average interest rate at December 31	0.22%	0.25%
Average balance during the year	$19,456	$22,185
Average interest rate during the year	0.23%	0.84%
Maximum month end balance during the year	$26,995	$24,662

Note 10 – Federal Home Loan Bank Advances

At December 31, advances from the Federal Home Loan Bank (the “FHLB”) were as follows:

(Dollars in thousands)

	2013	2012

Maturity of November 2024 with fixed interest rate of 3.98%	$392	$420
Maturities ranging from February 2014 to May 2014, fixed interest rates ranging from 0.39% to 0.41%, with an average rate of 0.40%	6,000	—
Total advances outstanding at year-end	$6,392	$420

Penalties are charged on fixed rate advances that are paid prior to maturity. A $3,000,000 advance was paid prior to its maturity in June 2012 and a $37,000 prepayment penalty was charged. No fixed rate advances were paid prior to maturity in 2013 or 2011. Advances were secured by residential real estate loans with a carrying value of approximately $71 million at December 31, 2013 and $74 million at December 31, 2012. Based on this collateral, the Bank was eligible to borrow an additional $40.2 million at year-end 2013. The scheduled maturities of advances from the FHLB at December 31, 2013 were as follows:

(Dollars in thousands)

2014	$6,029
2015	30
2016	32
2017	33
2018	34
Thereafter	234
Total	$6,392

Note 11 – Income Taxes

Information as of December 31 and for the year follows:

(Dollars in thousands)

	2013	2012	2011
Provision for Income Taxes
Current federal income tax expense	$1,724	$1,475	$682
Deferred federal income tax expense/(benefit)	59	(132)	378
Income tax expense	$1,783	$1,343	$1,060

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

	2013	2012	2011
Reconciliation of Income Tax Provision to Statutory Rate
Income tax computed at statutory federal rate of 34%	$2,338	$1,906	$1,555
Tax exempt interest income	(476)	(466)	(437)
Tax exempt earnings on bank-owned life insurance	(101)	(152)	(121)
Nondeductible interest expense	8	13	16
Other items	14	42	47
Income tax expense	$1,783	$1,343	$1,060

Effective income tax rate	26%	24%	23%

Components of Deferred Tax Assets and Liabilities	2013	2012
Deferred tax assets:
Allowance for loan losses	$1,075	$920
Deferred compensation	316	349
Write-downs on other real estate owned	119	255
Other	214	294
Total deferred tax assets	1,724	1,818

Deferred tax liabilities:
Depreciation	1,279	1,396
Unrealized gains on securities available for sale	—	1,138
Purchase accounting adjustments from merger	462	602
Loan servicing rights	185	161
Stock dividends received from Federal Home Loan Bank	83	83
Post-retirement benefits obligation	82	75
Other	132	112
Total deferred tax liabilities	2,223	3,567
Net deferred tax liabilities	$499	$1,749

ChoiceOne had a deferred tax asset of $42,000 as of December 31, 2013 and December 31, 2012 that resulted from capital losses incurred on the sales of equity securities in 2009 and 2010. A valuation allowance of $42,000 had been recorded as of December 31, 2013 and December 31, 2012 due to the uncertainty as to ChoiceOne’s ability to generate capital gains in the future that can offset the capital loss carryforward. ChoiceOne also had a deferred tax asset of $44,000 as of December 31, 2013 and December 31, 2012 that was related to unexercised stock options. A valuation allowance for the entire balance had been recorded due to the fact that the exercise price of most of the options was higher than the market price of ChoiceOne’s stock as of the end of 2013 and 2012. The valuation allowances totaling $86,000 as of December 31, 2013 and December 31, 2012 have been netted against the total deferred tax assets listed above.

Note 12 – Related Party Transactions

Loans to executive officers, directors and their affiliates were as follows at December 31:

(Dollars in thousands)	2013	2012

Balance, beginning of year	$5,836	$6,254
New loans	612	669
Repayments	(1,286)	(1,087)
Balance, end of year	$5,162	$5,836

Deposits from executive officers, directors and their affiliates were $11.4 million and $12.5 million at December 31, 2013 and 2012, respectively.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 13 – Employee Benefit Plans

401(k) Plan:

The 401(k) plan allows employees to contribute to their individual accounts under the plan amounts up to the IRS maximum. Matching company contributions to the plan are discretionary. Expense of this plan was $91,000, $178,000, and $115,000 in 2013, 2012, and 2011, respectively.

Employee Stock Ownership Plan:

Employees participate in an Employee Stock Ownership Plan (the “ESOP”). ChoiceOne may make discretionary contributions to the ESOP. Shares of ChoiceOne common stock are allocated to participants based on relative compensation earned and compensation expense is recorded when allocated. Dividends on allocated shares increase the participant accounts. Participants become fully vested upon completing six years of qualifying service. Participants receive the shares at the end of employment. A participant may require stock received to be repurchased by ChoiceOne at any time. ChoiceOne did not contribute to the ESOP nor was any expense recorded in 2013, 2012, or 2011.

Shares held by the ESOP as of December 31 were as follows:

(Dollars in thousands)	2013	2012	2011

Shares allocated to participants	5,355	5,355	5,355
Shares unallocated	—	—	—
Total shares of ChoiceOne stock held by ESOP	5,355	5,355	5,355

Fair value of allocated shares, subject to repurchase obligation, recorded in other liabilities	$91	$77	$65

Post-retirement Benefits Plan:

ChoiceOne maintains an unfunded post-retirement health care plan, which permits employees (and their dependents) the ability to participate upon retirement from ChoiceOne. ChoiceOne does not pay any portion of the health care premiums charged to its retired participants. A liability has been accrued for the obligation under this plan. ChoiceOne incurred negative post-retirement benefit expense of $11,000 in 2013, $10,000 in 2012, and $11,000 in 2011. The post-retirement obligation liability was $125,000 as of December 31, 2013 and $158,000 as of December 31, 2012.

Deferred Compensation Plans:

A deferred director compensation plan covers former directors of Valley Ridge Bank, which was acquired by ChoiceOne in 2006. Under the plan, ChoiceOne pays each former director the amount of director fees deferred plus interest at rates ranging from 5.50% to 5.84% over various periods as elected by each director. The payout periods range from one month to ten years beginning with the individual’s termination of service. A liability has been accrued for the obligation under this plan. ChoiceOne incurred deferred compensation plan expense of $14,000, $15,000, and $17,000 in 2013, 2012, and 2011, respectively. The deferred compensation liability was $233,000 as of December 31, 2013 and $261,000 as of December 31, 2012.

A supplemental retirement plan covers four former executive officers of Valley Ridge Bank. Under the plan, ChoiceOne pays these individuals a specific amount of compensation plus interest at 7.50% over a 15-year period commencing upon early retirement age (as defined in the plan) or normal retirement age (as defined in the plan). A liability has been accrued for the obligation under this plan. The effective interest rate used for the accrual for the retirement liability is based on long-term interest rates. As a result, an increase in long-term interest rates during 2013 caused a decrease in plan expense in 2013 while a decline in long-term interest rates during 2012 caused an increase in plan expense. ChoiceOne incurred negative deferred compensation plan expense of $1,000 in 2013 and positive deferred compensation plan expense of $120,000 and $32,000 in 2012 and 2011, respectively. Deferred compensation liabilities of $696,000 and $766,000 were outstanding as of December 31, 2013 and December 31, 2012, respectively.

Note 14 - Stock Based Compensation

Options to buy stock have been granted to key employees under an incentive stock option plan to provide them with additional equity interests in ChoiceOne. ChoiceOne recognized compensation expense of $0 in 2013, $0 in 2012, and $5,000 in 2011 in connection with stock options during these years. The Amended and Restated Executive Stock Incentive Plan under which the stock options were granted expired in 2012. A new Stock Incentive Plan was approved by the Registrant’s shareholders at the Annual Meeting held on April 25, 2012. The new plan provides for the issuance of up to 100,000 shares of common stock. At December 31, 2013, there were 100,000 shares available for future grants.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

A summary of the activity in the plan follows:

	2013		2012		2011
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price

Options outstanding, beginning of year	40,725	$16.99	46,656	$16.62	49,232	$16.46
Options granted	—	—	—	—	—	—
Options exercised	2,100	$13.70	2,625	$13.70	2,576	$13.44
Options forfeited or expired	—	—	3,306	$13.04	—	—
Options outstanding, end of year	38,625	$17.29	40,725	$16.99	46,656	$16.62

Options exercisable at December 31	38,625	$17.29	40,725	$16.99	46,656	$16.62

The range of prices for options outstanding and exercisable at the end of 2013 ranged from $13.50 to $21.43 per share. The weighted average remaining contractual life of options outstanding and exercisable at the end of 2013 was approximately 2.32 years. A total of 10,000 options had an exercise price lower than ChoiceOne’s closing stock price as of the end of 2013, while 28,625 options had an exercise price higher than the closing stock price. Information pertaining to options outstanding at December 31, 2013 is as follows:

Exercise price of stock options:	Number of options outstanding at year-end	Number of options exercisable at year-end	Average remaining contractual life (in years)
$13.50	10,000	10,000	4.07
$16.31	6,299	6,299	0.06
$17.95	9,500	9,500	3.05
$18.85	6,000	6,000	2.05
$21.43	6,826	6,826	1.05

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. ChoiceOne uses historical data to estimate the volatility of the market price of ChoiceOne stock and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No options were granted in 2013, 2012, or 2011.

There were no shares that were vested during 2013. As of December 31, 2013, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan.

ChoiceOne granted Restricted Stock Units effective July 1, 2013 to a select group of employees under the Stock Incentive Plan of 2012. All of the Restricted Stock Units are initially unvested and vest in three annual installments on each of the next three anniversaries of the grant date. Certain additional vesting provisions apply. Each unit, once vested, is settled by delivery of one share of ChoiceOne common stock. ChoiceOne recognized compensation expense of $11,000 in 2013 in connection with restricted stock units for current participants during these years. At December 31, 2013 there were 3,300 units issued with an approximate stock value of $62,000.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 15 - Earnings Per Share

(Dollars in thousands, except per share data)

	2013	2012	2011
Basic
Net income	$5,094	$4,262	$3,513

Weighted average common shares outstanding	3,296,408	3,296,462	3,286,969

Basic earnings per common share	$1.55	$1.29	$1.07

Diluted
Net income	$5,094	$4,262	$3,513

Weighted average common shares outstanding	3,296,408	3,296,462	3,286,969
Plus dilutive stock options and restricted stock units	5,653	436	—

Weighted average common shares outstanding and potentially dilutive shares	3,302,061	3,296,898	3,286,969

Diluted earnings per common share	$1.54	$1.29	$1.07

There were 28,625 stock options as of both December 31, 2013 and December 31, 2012, and 46,656 as of December 31, 2011 considered to be anti-dilutive to earnings per share and thus have been excluded from the calculations above.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 16 - Accumulated Other Comprehensive Income

Accumulated other comprehensive income, a component of equity, was comprised of the following at December 31:

(Dollars in thousands)

	2013	2012
Unrealized holding gains/(losses) on available for sale securities	$(16)	$3,347
Unrecognized actuarial gains on post-retirement benefit plan	242	223
Tax effect	(78)	(1,214)
Net accumulated other comprehensive income	$148	$2,356

Note 17 – Condensed Financial Statements of Parent Company

Condensed Balance Sheets
(Dollars in thousands)	December 31,
	2013	2012
Assets
Cash	$637	$135
Securities available for sale	684	628
Other assets	29	27
Investment in ChoiceOne Bank	60,354	59,810
Total assets	$61,704	$60,600

Liabilities
Mandatory redeemable shares under ESOP, at fair value	$91	$77
Other liabilities	55	17
Total liabilities	146	94

Shareholders’ equity	61,558	60,506
Total liabilities and shareholders’ equity	$61,704	$60,600
48

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Condensed Statements of Income
(Dollars in thousands)	Years Ended December 31,
	2013	2012	2011
Interest and dividends from ChoiceOne Bank	$2,399	$1,710	$1,695
Interest and dividends from other securities	19	16	7
Other income	1	—	33
Total income	2,419	1,726	1,735
Other expenses	98	89	81

Income before income tax and equity in undistributed net income of subsidiary	2,321	1,637	1,654
Income tax benefit	31	29	16
Income before equity in undistributed net income of subsidiary	2,352	1,666	1,670
Equity in undistributed net income of subsidiary	2,742	2,596	1,843
Net income	$5,094	$4,262	$3,513

Condensed Statements of Cash Flows
(Dollars in thousands)	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$5,094	$4,262	$3,513
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of subsidiary	(2,742)	(2,596)	(1,843)
Amortization	2	2	—
Expense of restricted stock units	10	—	—
Changes in other assets	(2)	(1)	50
Changes in other liabilities	37	(10)	17
Net cash from operating activities	2,399	1,657	1,737

Cash flows from investing activities:
Sale of securities	70	—	—
Purchases of securities	(125)	(409)	—
Net cash from investing activities	(55)	(409)	—

Cash flows from financing activities:
Issuance of common stock	130	123	127
Repurchase of common stock	(192)	(75)	—
Cash dividends paid	(1,780)	(1,648)	(1,578)
Net cash from financing activities	(1,842)	(1,600)	(1,451)

Net change in cash	502	(352)	286
Beginning cash	135	487	201
Ending cash	$637	$135	$487
49

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Note 18 – Financial Instruments

Financial instruments as of the dates indicated were as follows:

(Dollars in thousands)

			Quoted Prices
			In Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Carrying	Estimated	Assets	Inputs	Inputs
	Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2013
Assets
Cash and due from banks	$20,479	$20,479	$20,479	$—	$—
Securities available for sale	136,082	136,082	214	124,540	11,328
Federal Home Loan Bank and Federal
Reserve Bank stock	3,750	3,750	—	3,750	—
Loans held for sale	931	957	—	957	—
Loans, net	311,231	313,659	—	—	313,659

Liabilities
Noninterest-bearing deposits	102,243	102,243	—	102,243	—
Interest-bearing deposits	315,884	316,222	—	316,222	—
Repurchase agreements	26,033	26,034	—	26,034	—
Federal Home Loan Bank advances	6,392	6,428	—	6,428	—

December 31, 2012
Assets
Cash and due from banks	$19,034	$19,034	$19,034	$—	$—
Securities available for sale	134,492	134,492	—	131,893	2,599
Federal Home Loan Bank and Federal
Reserve Bank stock	3,750	3,750	—	3,750	—
Loans held for sale	1,874	1,933	—	1,933	—
Loans, net	305,616	310,175	—	—	310,175

Liabilities
Noninterest-bearing deposits	101,861	101,861	—	101,861	—
Interest-bearing deposits	322,338	323,457	—	323,457	—
Repurchase agreements	19,572	19,573	—	19,573	—
Federal Home Loan Bank advances	420	485	—	485	—

The estimated fair values approximate the carrying amounts for all assets and liabilities except those described later in this paragraph. The methodology for determining the estimated fair value for securities available for sale is described in Note 19. The estimated fair value for loans is based on the rates charged at December 31 for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns. The estimated fair value of deposits is based on comparing the average rate paid on deposits compared to the three month Libor rate which is assumed to be the replacement value of these deposits. At December 31, 2013, all average rates were lower than the three month Libor rate causing fair values to be significantly less than carrying amounts. The estimated fair values for time deposits and FHLB advances are based on the rates paid at December 31 for new deposits or FHLB advances, applied until maturity. The estimated fair values for other financial instruments and off-balance sheet loan commitments are considered nominal.

Note 19 – Fair Value Measurements

The following tables present information about the Bank’s assets and liabilities measured at fair value on a recurring basis at December 31, 2013 and December 31, 2012, and the valuation techniques used by the Bank to determine those fair values.

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

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

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

There were no liabilities measured at fair value as of December 31, 2013 or December 31, 2012. Disclosures concerning assets measured at fair value are as follows:

Assets Measured at Fair Value on a Recurring Basis

(Dollars in Thousands)

	Quoted Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable	Balance at
	Assets	Inputs	Inputs	Date
	(Level 1)	(Level 2)	(Level 3)	Indicated
Investment Securities, Available for Sale - December 31, 2013
U. S. Government and federal agency	$—	$43,722	$—	$43,722
U. S. Treasury notes and bonds	—	7,224	—	7,224
State and municipal	—	55,234	9,541	64,775
Mortgage-backed	—	8,470	—	8,470
Corporate	—	8,417	398	8,815
Foreign debt	—	990	—	990
Equity securities	214	—	1,389	1,603
Asset backed securities	—	483	—	483
Total	$214	$124,540	$11,328	$136,082

Investment Securities, Available for Sale - December 31, 2012
U. S. Government and federal agency	$—	$40,268	$—	$40,268
U. S. Treasury notes and bonds	—	7,398	—	7,398
State and municipal	—	62,579	2,099	64,678
Mortgage-backed	—	12,526	—	12,526
Corporate	—	6,712	—	6,712
Foreign debt	—	1,001	—	1,001
Equity securities	—	1,409	500	1,909
Total	$—	$131,893	$2,599	$134,492

Securities classified as available for sale are generally reported at fair value utilizing Level 2 inputs. ChoiceOne’s external investment advisor obtained fair value measurements from an independent pricing service that uses matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). The fair value measurements considered observable data that may include dealer quotes, market spreads, cash flows and the bonds’ terms and conditions, among other things. Securities classified in Level 2 included U.S. Government and federal agency securities, state and municipal securities, mortgage-backed securities, corporate bonds, FDIC-guaranteed financial institution debt, and equity securities. The Company classified certain state and municipal securities and privately issued trust preferred securities as Level 3. Based on the lack of observable market data, estimated fair values were based on the observable data available and reasonable unobservable market data.

ChoiceOne reviewed the methodologies used to estimate the fair values of all securities in 2013 and 2012. Based on further analysis, it was determined that the fair values of several local municipal securities were based upon Level 3 inputs. These securities classes, which were previously disclosed as based on Level 2 inputs, have been adjusted accordingly.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis

(Dollars in Thousands)

	2013	2012
Investment Securities, Available for Sale
Balance, January 1	$2,599	$2,771
Total realized and unrealized gains included in income	—	—
Total unrealized gains (losses) included in other comprehensive income	125	(9)
Net purchases, sales, calls, and maturities	3,890	(163)
Net transfers into Level 3	4,714	—
Balance, December 31	$11,328	$2,599

Of the Level 3 assets that were still held by the Bank at December 31, 2013, the net unrealized gain (loss) for the twelve months ended December 31, 2013 and 2012 was $4,000 and ($9,000), respectfully, which is recognized in other comprehensive income in the consolidated balance sheets. A total of $2,540,000 and $564,000 of Level 3 securities were purchased in 2013 and 2012, respectively.

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

The Bank also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets are not normally measured at fair value, but can be subject to fair value adjustments in certain circumstances, such as impairment. Disclosures concerning assets measured at fair value on a non-recurring basis are as follows:

Assets Measured at Fair Value on a Non-recurring Basis

(Dollars in Thousands)

		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
	Balances at	Identical	Observable	Unobservable
	Dates	Assets	Inputs	Inputs
	Indicated	(Level 1)	(Level 2)	(Level 3)
Impaired Loans
December 31, 2013	$8,288	$—	$—	$8,288
December 31, 2012	$5,939	$—	$—	$5,939

Other Real Estate
December 31, 2013	$508	$—	$—	$508
December 31, 2012	$2,019	$—	$—	$2,019

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

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31:

(Dollars in thousands)	2013		2012
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Unused lines of credit and letters of credit	$3,495	$66,421	$2,474	$49,196
Commitments to fund loans (at market rates)	7,464	1,899	5,145	5,798

Commitments to fund loans are generally made for periods of 180 days or less. The fixed rate loan commitments have interest rates ranging from 3.75% to 7.25% and maturities ranging from 1 year to 30 years.

Note 21 – Regulatory Capital

ChoiceOne and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. At year-end 2013 and 2012, the most recent regulatory notifications categorized ChoiceOne and the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed ChoiceOne or the Bank’s categories.

ChoiceOne Financial Services, Inc.

Notes to Consolidated Financial Statements

Actual capital levels and minimum required levels for ChoiceOne and the Bank were as follows:

					Minimum Required
					to be Well
(Dollars in thousands)			Minimum Required		Capitalized Under
			for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
ChoiceOne Financial Services Inc.
Total capital (to risk weighted assets)	$50,530	14.4%	$28,077	8.0%	$35,097	10.0%
Tier 1 capital (to risk weighted assets)	46,406	13.2	14,039	4.0	21,058	6.0
Tier 1 capital (to average assets)	46,406	9.5	19,517	4.0	24,396	5.0

ChoiceOne Bank
Total capital (to risk weighted assets)	$49,340	14.1%	$28,048	8.0%	$35,060	10.0%
Tier 1 capital (to risk weighted assets)	45,216	12.9	14,024	4.0	21,036	6.0
Tier 1 capital (to average assets)	45,216	9.3	19,489	4.0	24,361	5.0

December 31, 2012
ChoiceOne Financial Services Inc.
Total capital (to risk weighted assets)	$46,670	13.9%	$26,880	8.0%	$33,600	10.0%
Tier 1 capital (to risk weighted assets)	42,698	12.7	13,440	4.0	20,160	6.0
Tier 1 capital (to average assets)	42,698	8.9	19,216	4.0	24,021	5.0

ChoiceOne Bank
Total capital (to risk weighted assets)	$46,004	13.7%	$26,856	8.0%	$33,570	10.0%
Tier 1 capital (to risk weighted assets)	42,015	12.5	13,428	4.0	20,142	6.0
Tier 1 capital (to average assets)	42,015	8.8	19,191	4.0	23,988	5.0

Banking regulations limit capital distributions by state-chartered banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2013, approximately $7,180,000 was available for ChoiceOne Bank to pay dividends to ChoiceOne Financial Services, Inc. ChoiceOne’s ability to pay dividends to shareholders is dependent on the Bank, which is restricted by state law and regulations.

Note 22 – Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per share)

				Earnings Per Share
	Interest	Net Interest	Net		Fully
	Income	Income	Income	Basic	Diluted
2013
First Quarter	$4,816	$4,427	$1,235	$0.37	$0.37
Second Quarter	4,807	4,448	1,312	0.40	0.40
Third Quarter	4,735	4,391	1,201	0.37	0.36
Fourth Quarter	4,657	4,330	1,346	0.41	0.41

2012
First Quarter	$5,175	$4,419	$1,015	$0.31	$0.31
Second Quarter	5,004	4,290	1,021	0.31	0.31
Third Quarter	5,103	4,512	1,122	0.34	0.34
Fourth Quarter	4,937	4,454	1,104	0.33	0.33

There were no significant fluctuations in the quarterly financial data in 2012 or 2013. The growth in net income that occurred in 2013 was due to a reduced provision for loan losses, which was partially offset by a decline in noninterest income and increase in noninterest expenses.

ChoiceOne Financial Services, Inc.

Corporate and Shareholder information

Corporate Headquarters
ChoiceOne Financial Services, Inc.
  109 East Division Street
  Sparta, Michigan 49345
  Phone: (616) 887-7366
  Fax: (616) 887-7990
  Website: www.choiceone.com

Market Makers in ChoiceOne Financial
Services, Inc. Stock
Boenning & Scattergood

  9916 Brewster Lane

  Powell, Ohio
  (866) 326-8113

Stock Registrar and Transfer Agent
Registrar and Transfer Company
  10 Commerce Drive
  Cranford, New Jersey 07016
  (800) 368-5948

Annual Shareholder Meeting

The 2014 Annual Shareholder Meeting of
ChoiceOne Financial Services, Inc., will
be held at 11:00 a.m. local time on Wednesday,
April 30, 2014, at
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
55

ChoiceOne Financial Services, Inc.

Directors and Officers

Directors
ChoiceOne Financial Services, Inc.

Jerome B. Arends

Former President and Chief Executive

Officer of Ravenna Farm Equipment
(Agricultural Equipment Supplier)

Frank G. Berris

Chief Executive Officer,

American Gas & Oil Co., Inc.
(Distributor of Petroleum Products)

James A. Bosserd

President and Chief Executive

Officer ChoiceOne Financial Services, Inc.
and ChoiceOne Bank

K. Timothy Bull

President, Moon Lake Orchards, Inc.
(Fruit Producer)

William F. Cutler, Jr.

Former Vice President, H. H. Cutler Co. .
(Apparel Manufacturer)

Lewis G. Emmons

President, Emmons Development
(Real Estate Development)

Gary D. Gust

Former President, Gust Construction Company
(General Contractor)

Jack G. Hendon

Cofounder and Partner, H&S Companies

(CPAs and Business Consultants)

Paul L. Johnson

Chairman of The Board, ChoiceOne Financial Services, Inc. and

ChoiceOne Bank

Former President, Falcon Resources, Inc.
(Automotive and Furniture Design)

Dennis C. Nelson, DDS

President, Nelson Family Dentistry

(General Dentistry)

Directors
ChoiceOne Financial Services, Inc.
(continued)

Nels W. Nyblad
     President, Nyblad Orchards
     (Fruit Producer)

Roxanne M. Page

Vice Chairman of The Board,
ChoiceOne Financial Services, Inc. and
ChoiceOne Bank

Certified Public Accountant and Partner,
Beene Garter LLP

(Certified Public Accountants)

Officers ChoiceOne Financial Services, Inc. James A. Bosserd President and Chief Executive Officer Mary J. Johnson Secretary Louis D. Knooihuizen Senior Vice President Thomas L. Lampen Treasurer

ChoiceOne Financial Services, Inc.

Directors and Officers (continued)

Officers

ChoiceOne Bank

James A. Bosserd

    President

    Chief Executive Officer

Lee A. Braford

    Senior Vice President

    Chief Credit Officer

Sheila R. Clark

    Senior Vice President

    Human Resources Director

Mary J. Johnson

    Senior Vice President

    Operations/Cashier

Louis D. Knooihuizen

    Senior Vice President

    Chief Lending Officer

Thomas L. Lampen

    Senior Vice President

    Chief Financial Officer

Kelly J. Potes

    Senior Vice President

    Retail Banking & GM Investments/Ins.

Linda K. Anderson

    Vice President

    Retail Banking &

    Consumer Loans

Brian R. Bacon

    Vice President

    Commercial Loan Office

Kent G. Gagnon

    Vice President

    Business Development

Denise L. Gates

    Vice President

    Regional/Branch Sales Manager,

    Cedar Springs

Gregory M. Goss

    Vice President

    Security/BSA Officer

Adom Greeland

    Vice President

    Operations/IT

Amy S. Homich

    Vice President

    Marketing & Business Development

Officers

ChoiceOne Bank (continued)

Bonnie K. Koehn

    Vice President

    Regional Branch Sales Manager

Peggy A. O’Dea

    Vice President

    Business Development/Branch Sales Manager

    Coopersville

Nicole N. Sakowski

    Vice President

    Collections Manager

Daniel C. Wheat

    Vice President

    Commercial Loan Officer/Branch

    Sales Manager-Grant

Lisa R. Beard

    Assistant Vice President

    Branch Sales Manager – Fremont

Jennifer M. Bellamy

    Assistant Vice President

    Commercial Loan Officer

Veronica M. Bishop

    Assistant Vice President

    Call Center Manager

Patricia J. Brown

    Assistant Vice President

    Branch Sales Manager, Egelston

Lee J. Decker

    Assistant Vice President

    Consumer Loan Manager

Rita A. Flintoff

    Assistant Vice President

    Branch Sales Manager – Newaygo

Gary B. Hall

    Assistant Vice President

    Mortgage Sales Manager

John K. Harpst

    Assistant Vice President

    Mortgage Operations Manager

Jason J. Herbig

    Assistant Vice President

    Network Administrator

Rebecca J. Johnson

    Assistant Vice President

    Retail Operations

Officers

ChoiceOne Bank (continued)

Linda S. Nichols

    Assistant Vice President

    Branch Sales Manager, Ravenna

Lori J. O’Brien

    Assistant Vice President

    Loan Operations

Jason A. Parker

    Assistant Vice President

    Commercial Loan Officer

Kyle R. Purdy, CPA

    Assistant Vice President

    Controller

Maria J. Roossinck

    Assistant Vice President

    Risk Management

Paul E. Tucker

    Assistant Vice President

    Network Administrator

Cynthia J. Watson

    Assistant Vice President

    Operations

Candace J. Bouwkamp

    Assistant Controller

Susan Compton

    Branch Sales Manager, Kent City

Josh Hucul

    Credit Manager

Carrie J. Olson

    Branch Sales Manager, Alpine

Officers

ChoiceOne Insurance Agencies, Inc.

James A. Bosserd

    President

Mary J. Johnson

    Secretary

Thomas L. Lampen

    Treasurer

Kelly J. Potes, CFP

    Senior Vice President

Randy A. Schmidt, CFP

    Vice President

    Investment Advisor/Agent

